As filed with the Securities and Exchange Commission on February 2, 2017
Registration No.
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________________
CASTLIGHT HEALTH, INC.
(Exact name of Registrant as specified in its charter)
____________________________________

Delaware	7374	26-1989091
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
150 Spear Street, Suite 400
San Francisco, California 94105
(415) 829-1400
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
____________________________________
Siobhan Nolan Mangini
Chief Financial Officer
Castlight Health, Inc.
150 Spear Street, Suite 400
San Francisco, California 94105
(415) 829-1400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
____________________________________

Copies to:
Matthew S. Rossiter, Esq. Robert A. Freedman, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, California 94041 (650) 988-8500	Jennifer W. Chaloemtiarana, Esq. General Counsel and Corporate Secretary Castlight Health, Inc. 150 Spear Street, Suite 400 San Francisco, California 94105 (415) 829-1400	Andrew Y. Luh, Esq. Robin M. Stenerson, Esq. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 1200 Seaport Boulevard Redwood City, California 94063 (650) 321-2400
____________________________________
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the mergers described in the enclosed joint proxy statement/prospectus/information statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
____________________________________
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Class B Common Stock, $0.0001 par value per share	31,000,000(1)(2)	N/A	$2,107(3)	$1

(1)
Reflects the estimated maximum number of shares of Class B common stock, $0.0001 par value per share, of Registrant to be issued to holders of capital stock of Jiff, Inc. in connection with the proposed merger of Neptune Acquisition Subsidiary, Inc., a wholly owned subsidiary of Registrant, with and into Jiff, Inc., as described herein. Includes up to approximately 27,000,000 shares of the Registrant’s Class B common stock to be issued to holders of outstanding common stock, starter stock and preferred stock of Jiff, Inc. immediately prior to the effective time of the merger as merger consideration at the effective time of the merger plus up to an additional 4,000,000 shares of the Registrant’s Class B common stock representing the maximum number of shares that may be issued as contingent consideration in the merger upon the occurrence of certain future events as described herein.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Class B Common Stock that may be issued because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and similar transactions.

(3)
Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”). Jiff, Inc. is a private company and no market exists for its equity securities and Jiff, Inc. has accumulated a capital deficit; therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum offering price is one-third of the aggregate par value of Jiff’s capital stock being acquired in the proposed merger, which is calculated by taking one-third of the product of the par value of $0.0001 and the maximum number of shares of Jiff, Inc. capital stock that may be exchanged in the merger, or 63,204,960 shares of Jiff, Inc. capital stock (computed as of January 31, 2017, the latest practicable date prior to the date of filing this registration statement, and inclusive of all shares of Jiff, Inc. capital stock issuable upon conversion of any securities convertible into or exercisable for shares of Jiff, Inc. capital stock).

(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $115.90 per $1,000,000 of the proposed maximum aggregate offering price.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. No securities may be sold until a registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus/information statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.

PRELIMINARY – SUBJECT TO COMPLETION – DATED FEBRUARY 1, 2017

TO THE STOCKHOLDERS OF CASTLIGHT HEALTH, INC. AND JIFF, INC. — MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT
[●], 2017
To the stockholders of Castlight Health, Inc. and Jiff, Inc.,
On January 4, 2017, the boards of each of Castlight Health, Inc. (“Castlight”) and Jiff, Inc. (“Jiff”) have approved the merger of a wholly owned subsidiary of Castlight with and into Jiff, with Jiff surviving as a wholly owned subsidiary of Castlight, pursuant to which, at the completion of the merger and subject to the terms of the merger agreement entered into between Castlight and Jiff, (i) all outstanding Jiff common stock, Jiff starter stock and Jiff preferred stock (collectively, “Jiff Capital Stock”) and vested options to purchase shares of Jiff common stock held by an employee who, immediately following the completion of the merger, shall be an employee of Jiff, Castlight or any subsidiary of Castlight (a “Continuing Employee”) will be exchanged for the right to receive an aggregate of approximately 27,000,000 shares of Castlight Class B common stock and options exercisable to purchase shares of Castlight Class B common stock, as applicable, subject to certain adjustments and, in the case of the holders of Jiff Capital Stock, contributions to an escrow fund and expense fund and (ii) all unvested outstanding options to purchase shares of Jiff common stock and all Jiff restricted stock units, in each case, held by Continuing Employees will be converted into options to purchase shares of Castlight Class B common stock and restricted stock units relating to shares of Castlight Class B common stock, respectively. All outstanding capital stock (other than the Jiff Series A preferred stock) and options of Jiff held by Continuing Employees will receive the right to receive up to an aggregate of approximately 4,000,000 shares of Castlight Class B common stock as contingent consideration.
Based on the number of shares of Castlight and Jiff Capital Stock outstanding on [●], Jiff stockholders are expected to hold approximately 20% of the fully diluted shares of Castlight Class A and Class B common stock, combined, following the completion of the merger. Castlight stockholders will continue to own their existing shares, which will not be adjusted by the merger. Following the merger, Giovanni M. Colella, the current Chief Executive Officer of Castlight, will become the Executive Chairman of the Castlight board of directors (the “Castlight Board”), John C. Doyle, the current President and Chief Operating Officer of Castlight will become the Chief Executive Officer of Castlight and member of the Castlight Board, Derek Newell, the current Chief Executive Officer of Jiff will become the President of Castlight, and the Castlight Board will consist of seven directors from the current Castlight Board, including Giovanni M. Colella, John C. Doyle and two directors from the current Jiff board of directors (the “Jiff Board”), Derek Newell and James Currier.
Castlight Class B common stock trades on the New York Stock Exchange under the ticker symbol “CSLT.” As of [●], 2017, the last trading day before the date of this joint proxy statement/prospectus/information statement, the last reported sales price of Castlight Class B common stock at the end of regular trading hours, as reported on the New York Stock Exchange, was $[●].
Castlight and Jiff cannot complete the merger unless Castlight stockholders approve the issuance of shares of Castlight Class B common stock in connection with the merger and Jiff stockholders adopt the merger agreement and approve the principal terms of the merger. The obligations of Castlight and Jiff to complete the merger are also subject to the satisfaction or waiver of several other conditions to the merger. More information about Castlight, Jiff and the merger is contained in this joint proxy statement/prospectus/information statement. Castlight and Jiff encourage you to read carefully this joint proxy statement/prospectus/information statement before voting, including the section entitled “Risk Factors” beginning on page 18 of this joint proxy statement/prospectus/information statement.
Castlight is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the transaction and related matters. At the Castlight special meeting, Castlight will ask its stockholders to approve the issuance of Castlight Class B common stock in connection with the merger (the “Issuance Proposal”) and to approve the adjournment of Castlight’s special meeting in the event that there are not sufficient votes at the time of the special meeting to approve the Issuance Proposal as described in this joint proxy statement/prospectus/information statement (the “Adjournment Proposal”). The Castlight special meeting will be held on [●], 2017 at [9]:00 a.m., Pacific Time, at [●].

Jiff will solicit its stockholders’ approval by written consent. The Jiff Board has set [●], 2017 as the record date for determining holders of Jiff Capital Stock entitled to execute and deliver written consents with respect to the adoption of the merger agreement and the approval of the principal terms of the merger (the “Jiff Merger Proposal”). If you are a record holder of outstanding Jiff Capital Stock on that date, you are urged to complete, date and sign the enclosed written consent and promptly return it to Jiff. See the section entitled “The Jiff Solicitation of Written Consents—Submission of Consents”. The Jiff Board has set [●], 2017 as the target final date for receipt of written consents. Jiff reserves the right to extend the final date for receipt of written consents without any prior notice to stockholders.
As described in this joint proxy statement/prospectus/information statement, certain 5% stockholders, directors and executive officers of Castlight holding approximately 45.5% of the outstanding Castlight Class A and Class B common stock have entered into support agreements with Jiff to vote in favor of the issuance of Castlight Class B common stock in connection with the merger and separately entered into lock-up agreements whereby such Castlight stockholders agreed not to sell any shares of Castlight Class B common stock held by such Castlight stockholders for a period ending on the earlier of (a) 90 days following the completion of the merger or (b) July 2, 2017.
As described in this joint proxy statement/prospectus/information statement, certain 5% stockholders, directors and executive officers of Jiff, holding approximately (a) 74.3% of Jiff Capital Stock (voting together as a single class on an as converted basis), (b) 22.2% of the outstanding shares of Jiff common stock, and (c) 75.2% of the outstanding shares of Jiff preferred stock and Jiff starter stock (voting together as a single class on an as converted basis), entered into stockholder agreements with Castlight, pursuant to which such Jiff stockholders have agreed, among other things, to execute and deliver a written consent with respect to their respective shares of Jiff Capital Stock in favor of the adoption of the merger agreement and approval of the principal terms of the merger and separately entered into lock-up agreements whereby such Jiff stockholders agreed not to sell any shares of Castlight Class B common stock received in the merger for a period ending on the earlier of (a) 90 days following the completion of the merger or (b) July 2, 2017. Jiff expects that the delivery of the written consents by Jiff stockholders with respect to the shares of Jiff Capital Stock covered by the stockholder agreements will be sufficient to adopt the merger agreement and approve the principal terms of the merger.
After careful consideration, each of the Castlight Board and the Jiff Board has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the Castlight and Jiff stockholders, respectively, and each of the Castlight Board and Jiff Board has approved the merger agreement.
The Special Committee of the Castlight Board (the “Special Committee”) recommends that Castlight stockholders vote “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal. Each of the Share Issuance Proposal and the Adjournment Proposal is an independent proposal; none of the foregoing is conditioned upon the approval of any other proposal. The approval of the Share Issuance Proposal is required to consummate the transaction.
The Jiff Board recommends that Jiff stockholders vote “FOR” the Jiff Merger Proposal. The approval of the Jiff Merger Proposal is required to consummate the transaction.
Your vote is very important. For Castlight stockholders, whether or not you plan to attend the special meeting, please take the time to vote by completing and returning the enclosed proxy card or by granting your proxy electronically over the Internet or by telephone. If your shares are held in “street name,” you must instruct your broker in order to vote.
Sincerely,

Giovanni M. Colella	Derek Newell

Chief Executive Officer	Chief Executive Officer
Castlight Health, Inc.	Jiff, Inc.

None of the Securities and Exchange Commission, any state securities regulator or any regulatory authority has approved or disapproved of these transactions or the securities to be issued under this joint proxy statement/prospectus/information statement or determined if the disclosure in this joint proxy statement/prospectus/information statement is accurate or adequate. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus/information statement is dated [●], 2017, and is first being mailed to stockholders of Castlight and Jiff on or about [●], 2017.

Castlight Health, Inc.
150 Spear Street, Suite 400
San Francisco, California 94105
(415) 829-1400
NOTICE OF SPECIAL MEETING OF CASTLIGHT STOCKHOLDERS
To the Stockholders of Castlight Health, Inc.:
Castlight Health, Inc. (“Castlight”) will hold its special meeting of stockholders at [●], on [●] at [9 a.m.], local time. Castlight is holding the meeting to consider the following matters:

1.
to approve the issuance of shares of Castlight Class B common stock in connection with the merger of Neptune Acquisition Subsidiary, Inc., a wholly owned subsidiary of Castlight, with and into Jiff, Inc. (“Jiff”), with Jiff surviving as a wholly owned subsidiary of Castlight, as contemplated by the Agreement and Plan of Merger and Reorganization, dated as of January 4, 2017 (which is referred to as the merger agreement), by and among Castlight, Jiff and Neptune Acquisition Subsidiary, Inc. (the “Share Issuance Proposal”);

2.
to approve the adjournment of the Castlight special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of the shares of Castlight Class B common stock in connection with the merger (the “Adjournment Proposal”); and

3.	to transact such other business as may properly come before the special meeting.
The Special Committee has approved the merger agreement and the transactions contemplated by the merger agreement by unanimous vote of the directors present, and recommends that you vote “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal. Each of the Share Issuance Proposal and the Adjournment Proposal is an independent proposal; none of the foregoing is conditioned upon the approval of any other proposal. The approval of the Share Issuance Proposal is required to consummate the transaction.
Only stockholders of record at the close of business on [●], are entitled to notice of, and to vote at, the special meeting and any adjournments thereof. For ten days prior to the special meeting, a complete list of the stockholders entitled to vote at the special meeting will be available during ordinary business hours at Castlight’s San Francisco offices for examination by any Castlight stockholder for any purpose relating to the special meeting.
Your vote as a Castlight stockholder is very important. With respect to all matters that will come before the special meeting, each holder of shares of Castlight Class A and Class B common stock is entitled to one vote for each share held as of the close of business on [●], the record date. Holders of Castlight Class A and Class B common stock will vote together as a single class. For questions regarding your stock ownership, if you are a registered holder, you can contact the Castlight transfer agent, American Stock Transfer & Trust Company, LLC, through their website at http://www.amstock.com, by mail at 6201 15th Avenue, Brooklyn NY, 11219 or by phone at (800) 937-5449.
You can vote your shares by completing and returning a proxy card. Most stockholders can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying the joint proxy statement/prospectus/information statement. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed joint proxy statement/prospectus/information statement. Even if you plan to attend the Castlight special meeting in person, Castlight requests that you sign and return the enclosed proxy, or vote over the internet or by telephone, to ensure that your shares will be represented at the Castlight special meeting if you are unable to attend.
By Order of the Castlight Board of Directors,
Jennifer W. Chaloemtiarana
General Counsel and Corporate Secretary
[●], 2017
San Francisco, California

-i-

-ii-

-iii-

QUESTIONS AND ANSWERS ABOUT THE MERGER
General Questions and Answers
The following questions and answers briefly address some commonly asked questions about the Castlight special meeting, the solicitation of the approval of Jiff stockholders by written consent, and the merger, and may not include all the information that is important to stockholders of Castlight and Jiff. Castlight and Jiff urge their stockholders to read carefully this entire joint proxy statement/prospectus/information statement, including the annexes and the other documents referred to herein.

Q:	Why am I receiving this joint proxy statement/prospectus/information statement?

A:
Castlight and Jiff have agreed to combine their businesses in accordance with terms of a merger agreement that is described in this joint proxy statement/prospectus/information statement. A copy of the merger agreement is attached to this joint proxy statement/prospectus/information statement as Annex A and is incorporated herein by reference.

In order to complete the merger, Castlight stockholders must approve the issuance of shares of Castlight Class B common stock in connection with the merger and Jiff stockholders must adopt the merger agreement and approve the principal terms of the merger. Castlight will hold a special meeting of its stockholders and Jiff will solicit its stockholders’ approval by written consent. Castlight is also asking its stockholders to approve other matters in connection with its special meeting that are described in this joint proxy statement/prospectus/information statement. This joint proxy statement/prospectus/information statement contains important information about the merger, the stockholder meeting of Castlight and the written consent of Jiff stockholders, and you should read it carefully. For Castlight stockholders, the enclosed voting materials for the Castlight special meeting allow Castlight stockholders to vote shares of Castlight Class A and Class B common stock without attending the Castlight special meeting. For Jiff stockholders, the enclosed written consent allows Jiff stockholders to vote shares of Jiff Capital Stock in lieu of holding a special meeting.
Stockholder votes are important. Castlight and Jiff encourage stockholders of each company to vote as soon as possible. For more specific information on how to vote, please see the questions and answers for each of the Castlight and Jiff stockholders below.

Q	Why are Castlight and Jiff proposing the merger?

A:
After reviewing strategic alternatives to address the opportunities and challenges facing both Castlight and Jiff, both the Castlight Board and the Jiff Board reached the same conclusion — this merger represents the best strategic alternative for Castlight and Jiff.

Specifically, Castlight and Jiff believe the merger will provide certain strategic and financial benefits, including the following:

•	each of Castlight’s and Jiff’s business, operations, financial condition, asset quality, earnings and prospects;

•	the strategic fit of the businesses of the two companies;

•	the opportunity to leverage complementary customer bases and sales channels;

•	the amounts and timing of the cost savings, related expenses and revenue synergies;

•
the ability to create additional growth opportunities by leveraging the respective strengths of each business and expanding the combined company’s development pipeline and research and development activities; and

•	the potential for expansion in the growing market for health benefit platform solutions.

-iv-

Q:	When do Castlight and Jiff expect to complete the merger?

A:
Castlight and Jiff currently expect to complete the merger in the first half of 2017. However, neither Castlight nor Jiff can predict the exact timing of the completion of the merger because the merger is subject to governmental and regulatory review processes and other conditions.

Q:	What effects will the merger have on Castlight and Jiff?

A:
Upon completion of the merger, Jiff will be wholly owned by Castlight, which means that Castlight will be the only stockholder of Jiff. As a result, Jiff stockholders will own shares in Castlight only and will not directly own any shares in Jiff. Unless sold or otherwise transferred, Castlight stockholders will continue to own shares in Castlight upon completion of the merger.

Q:	What happens if the merger is not completed?

A:
If the merger is not completed for any reason, Jiff stockholders will not receive any shares of Castlight Class B common stock for their shares of Jiff Capital Stock pursuant to the merger agreement or otherwise. Instead, Castlight and Jiff will remain separate companies.

Q:	How does the Castlight Board and the Jiff Board recommend that I vote?

A:
The Special Committee of the Castlight Board (the “Special Committee”) recommends that Castlight stockholders vote “FOR” the proposal to issue shares of Castlight Class B common stock in connection with the merger and “FOR” the proposal to approve the adjournment of the Castlight special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of the shares of Castlight Class B common stock in connection with the merger.

The Jiff Board recommends that the Jiff stockholders vote “FOR” the proposal to adopt the merger agreement and approve the principal terms of the merger.

Q:	What should I do now?

A:
Please review this joint proxy statement/prospectus/information statement carefully and vote as soon as possible. Most Castlight stockholders may vote over the Internet or by telephone. Castlight stockholders may also vote by signing, dating and returning each proxy card and voting instruction card received. In the case of Jiff stockholders, please execute and return your written consent as soon as possible.

Q:	What should I do if I receive more than one set of voting materials?

A:
Please vote each proxy card and voting instruction card or execute and return each written consent that you receive. You may receive more than one set of voting materials or written consent, including multiple copies of this joint proxy statement/prospectus/information statement and multiple proxy cards, voting instruction cards or written consents. For example, stockholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held. If shares are held in more than one name, stockholders will receive more than one proxy, voting instruction card or written consent. In addition, if you are a stockholder of both Castlight and Jiff, you may receive one or more proxy cards or voting instruction cards for Castlight and one or more written consents for Jiff. If you are a stockholder of both Castlight and Jiff, please note that a vote for the issuance of shares of Castlight Class B common stock in connection with the merger for the Castlight special meeting will not constitute a vote for the proposal to adopt the merger agreement and approve the principal terms of the merger for the Jiff written consent, and vice versa. Therefore, please vote each proxy and voting instruction card or execute and return each written consent you receive, whether from Castlight or Jiff.

-v-

Questions and Answers for Castlight Stockholders

Q:	When and where is the Castlight special meeting?

A:	The special meeting of Castlight stockholders will be held at [9 a.m.], local time, on [●], at [●]. Check-in will begin at [●], local time. Please allow ample time for the check-in procedures.

Q:	How can I attend the Castlight special meeting?

A:
Castlight stockholders as of the close of business on [●], and those who hold a valid proxy for the special meeting are entitled to attend the Castlight special meeting. Castlight stockholders should be prepared to present photo identification for admittance. In addition, names of record holders will be verified against the list of record holders on the record date prior to being admitted to the special meeting. Castlight stockholders who are not record holders but who hold shares through a broker or nominee (i.e., in street name), should provide proof of beneficial ownership on the record date, such as most recent account statement prior to [●], or other similar evidence of ownership. If Castlight stockholders do not provide photo identification or do not comply with the other procedures outlined above upon request, they will not be admitted to the Castlight special meeting.

The Castlight special meeting will begin promptly at [9] a.m., local time. Check-in will begin at [●], local time, and you should allow ample time for the check-in procedures.

Q:	What matters will Castlight stockholders vote on at the special meeting?

A:	Castlight stockholders will vote on the following proposals:

•	to approve the issuance of shares of Castlight Class B common stock in connection with the merger (the “Share Issuance Proposal”);

•
to approve the adjournment of the Castlight special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of the shares of Castlight Class B common stock in connection with the merger (the “Adjournment Proposal”); and

•	to transact such other business as may properly come before the special meeting.

Q:	How many votes are needed for the proposals considered by Castlight stockholders at the Castlight special meeting?

A:
Assuming a quorum of Castlight stockholders are present in person or represented by proxy at the Castlight special meeting, with respect to each proposal separately, an affirmative vote of the majority of shares present in person or represented by proxy at the Castlight special meeting are required to approve the Share Issuance Proposal and the Adjournment Proposal. Holders of Castlight Class A and Class B common stock will vote together as a single class. Thus, the failure to submit a proxy card or vote in person will have no effect on the Share Issuance and Adjournment Proposal. Any abstentions or the failure to instruct your bank or broker how to vote if you hold your shares in “street name” with respect to any of these proposals will be counted for the purpose of establishing a quorum for the meeting but have the effect of a vote against each applicable proposal.

Q:	What is the quorum requirement for the Castlight special meeting?

A:
A quorum of Castlight stockholders will be present at the Castlight special meeting if holders of a majority of Castlight stock issued and outstanding and entitled to vote thereat are present in person or represented by proxy. Your shares will be counted towards such quorum only if you submit a valid proxy (or one is submitted on your behalf by your bank or broker) or if you vote in person at the Castlight special meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Castlight special meeting or holders of a majority of the votes present at the Castlight special meeting may adjourn the Castlight special meeting to another time or date. If you do not vote, it will be more difficult for Castlight to obtain the necessary quorum to approve the proposals to be considered by Castlight stockholders at the Castlight special meeting.

-vi-

Q:	As a Castlight stockholder, how can I vote?

A:
Castlight stockholders of record as of the record date may vote in person by attending the Castlight special meeting or by mail by completing, signing and dating a proxy card or, if you hold your shares in street name, a voting instruction form. Proxies and voting instruction forms submitted by mail must be received no later than [●] at 5:00 p.m. Pacific Time to be voted at the Castlight special meeting. Most Castlight stockholders can also vote over the Internet or by telephone. Castlight stockholders can find voting instructions in the materials accompanying this joint proxy statement/prospectus/information statement. The Internet and telephone voting facilities will close at [●], Pacific Time, on [●]. Please be aware that Castlight stockholders who vote over the Internet may incur costs such as telephone and Internet access charges for which they will be responsible.

The method by which Castlight stockholders vote will in no way limit the right to vote at the meeting if you later decide to attend in person. If shares are held in street name, Castlight stockholders must obtain a proxy, executed in their favor, from their broker or other holder of record, to be able to vote at the meeting.
If shares are held through a broker, such shares may be voted even if holders of such shares do not vote or attend the special meeting with regard to “routine” matters. Broker “non-votes,” if any, will not be counted in determining the final vote with respect to any particular proposal.
All shares entitled to vote and represented by properly completed proxies received prior to the Castlight special meeting and not revoked will be voted at the meeting in accordance with your instructions. If a signed proxy card is returned without indicating how shares should be voted on a matter and the proxy is not revoked, the shares represented by such proxy will be voted as the Special Committee recommends and therefore “FOR” the Share Issuance Proposal and the Adjournment Proposal. See the section entitled “The Castlight Special Meeting—Voting Instructions; Voting of Proxies.”

Q:	As a Castlight stockholder, may I change my vote after I have submitted a proxy card or voting instruction card?

A:	Yes. Castlight stockholders may revoke a previously granted proxy or voting instruction at any time prior to the special meeting by:

•	signing and returning a later dated proxy or voting instruction card for the Castlight special meeting;

•	voting again online or by telephone, as more fully described on your notice or proxy card; or

•	attending the Castlight special meeting and voting in person. See the section entitled “The Castlight Special Meeting.”
If your shares are held by a bank or broker, you may change your vote by submitting new voting instructions to your bank, broker, trustee or agent, or, if you have obtained a legal proxy from your bank or broker giving you the right to vote your shares, by attending the Castlight special meeting and voting in person.
Only the last submitted proxy or voting instruction card will be considered. Please submit a proxy or voting instruction card for the Castlight special meeting as soon as possible.

Q:	What do Castlight stockholders need to do now?

A:
Carefully read and consider the information contained in this joint proxy statement/prospectus/information statement, including its annexes. In order for Castlight shares to be represented at the special meeting, Castlight stockholders can (1) vote through the Internet or by telephone by following the instructions included on their proxy card, (2) indicate on the enclosed proxy card how they would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope, or (3) attend the Castlight special meeting in person.

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Q:	Who can answer questions?

A:
Castlight stockholders with questions about the merger or the other matters to be voted on at the Castlight special meeting or who desire additional copies of this joint proxy statement/prospectus/information statement or additional proxy cards should contact:

Castlight Health, Inc.
150 Spear Street, Suite 400
San Francisco, California 94105
Attention: Investor Relations
(415) 829-1680
ir@castlighthealth.com
Questions and Answers for Jiff Stockholders

Q:	What will Jiff stockholders receive in the merger?

A:
If the merger is completed, the holders of outstanding Jiff common stock, Jiff starter stock and Jiff preferred stock (collectively, “Jiff Capital Stock”) and Jiff employees who, immediately following the completion of the merger, shall be an employee of Jiff, Castlight or any subsidiary of Castlight (a “Continuing Employee”) and hold options to purchase shares of Jiff common stock will initially receive at the completion of the merger a pro rata portion of an aggregate of approximately 27,000,000 shares of Castlight Class B common stock to be distributed to such holders, subject to (where applicable) vesting in such options and further subject to certain adjustments and, in the case of holders of Jiff Capital Stock, escrow and expense fund holdbacks. In addition, holders of Jiff Capital Stock (other than the Jiff Series A preferred stock) and Continuing Employees who hold options of Jiff, subject to (where applicable) vesting in such options will have the right to receive certain future contingent payments of up to an aggregate of approximately 4,000,000 shares of Castlight Class B common stock, subject to the terms and conditions set forth in the merger agreement. See the section entitled “The Merger Agreement—Merger Consideration.”

Q:	Will the value of the stock consideration change between the date of this joint proxy statement/prospectus/information statement and the time the merger is completed?

A:
Yes. Because Castlight will issue a fixed number of shares of Castlight Class B common stock at the completion of the merger, the value of the merger consideration that holders of Jiff Capital Stock and Continuing Employees who hold vested options to purchase shares of Jiff common stock (together, “Jiff Equity Holders”) will receive in the merger will depend on the market price of shares of Castlight Class B common stock at the time the merger is completed. The market price of shares of Castlight Class B common stock when Jiff Equity Holders receive such shares after the merger is completed could be greater than, less than or the same as the market price of shares of Castlight Class B common stock on the date of this joint proxy statement/prospectus/information statement.

Q:	What will happen to Jiff options, restricted stock units and warrants in the merger?

A:
Prior to the effective time of the merger and pursuant to the terms of the merger agreement, if Castlight so directs Jiff, Jiff may adopt a new equity plan and may grant restricted stock units relating to Jiff common stock (“Jiff RSUs”) to certain Jiff employees under such plan, in amounts and allocations as determined by Castlight. As of the date of this joint proxy statement/prospectus/information statement and prospectus, there were no Jiff RSUs outstanding.

At the effective time of the merger, (i) each outstanding Jiff option whether vested or unvested, that is held by a Continuing Employee after the completion of the merger who timely executes an Equity Waiver (as defined below) will be assumed by Castlight and converted into an option to purchase Castlight Class B common stock and (ii) each outstanding Jiff RSU will be converted into a Castlight RSU that settles for Castlight Class B common stock, as applicable, with such conversion to be done according to an exchange ratio intended to generally preserve the economic value, at the effective time, of the Jiff options and Jiff RSUs. In general, each outstanding Jiff option and Jiff RSU that is so assumed shall continue to have, and be subject to, the same terms and conditions (including the vesting schedule) set forth in the existing Jiff equity plan and the form of award agreement evidencing such Jiff option or Jiff RSU;

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provided, however that each assumed Jiff option shall not be exercisable until 2018 (even if such assumed Jiff option vested prior to such exercisable date). See the section entitled “The Merger Agreement—Conversion of Jiff Capital Stock—Conversion of Jiff Options and Restricted Stock Units.”
At the effective time of the merger, each outstanding Jiff option, whether vested or unvested, that is held by any person (i) who will not become an employee of Castlight after the completion of the merger or (ii) who did not execute an Equity Waiver will be canceled for no consideration.
At the effective time, each outstanding Jiff warrant that is not exercised at or prior to the Effective Time, or automatically exercised pursuant to its terms immediately prior to the Effective Time, whether vested or unvested, will be canceled and extinguished for no consideration.

Q:	What are the material United States federal income tax consequences of the merger to Jiff stockholders?

A:
The transaction is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Assuming the merger qualifies as a reorganization, Jiff stockholders generally will not recognize any gain or loss, for federal income tax purposes, with respect to the shares of Castlight Class B common stock they receive in the merger. However, Jiff stockholders will recognize gain or loss on any fractional shares of Castlight Class B common stock for which cash is received in lieu of a fractional share. Tax matters are very complicated and the tax consequences of the merger to each Jiff stockholder may depend on such stockholder’s particular facts and circumstances. Jiff stockholders are urged to consult their tax advisors to understand fully the tax consequences of the merger. See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	What matters are Jiff stockholders being asked to approve?

A:	Jiff stockholders are being asked to adopt the merger agreement and approve the principal terms of the merger.

Q:	What is the record date and what does it mean?

A:
The record date to determine the Jiff stockholders entitled to sign and deliver written consents with respect to the Jiff Merger Proposal is the close of business on [•], 2017. The record date was established by the Jiff Board as required by Delaware law.

Q:	Who is entitled to give a written consent?

A:
Only holders of outstanding shares of Jiff Capital Stock as of the close of business on the Jiff record date are entitled to sign and deliver written consents with respect to the Jiff Merger Proposal. As of the close of business on the Jiff record date, there were an aggregate of [•] shares of Jiff Capital Stock issued and outstanding and entitled to sign and deliver written consents with respect to the Jiff Merger Proposal. Each share of Jiff Capital Stock is entitled to one vote.

Q:	What stockholder consent is required to approve the Jiff Merger Proposal?

A:
The merger cannot be completed unless Jiff stockholders adopt and approve the Jiff Merger Proposal. Adoption and approval of the Jiff Merger Proposal requires the approval of (i) the holders of a majority of the outstanding shares of Jiff Capital Stock (voting together as a single class on an as converted basis) and (ii) the holders of at least two-thirds (2/3) of the outstanding shares of Jiff preferred stock and Jiff starter stock (voting together as a single class on an as converted basis).

Certain 5% stockholders, directors and executive officers of Jiff, holding approximately (a) 74.3% of Jiff Capital Stock (voting together as a single class on an as converted basis), (b) 22.2% of the outstanding shares of Jiff common stock, and (c) 75.2% of the outstanding shares of Jiff preferred stock and Jiff starter stock (voting together as a single class on an as converted basis), entered into stockholder agreements with Castlight, pursuant to which such Jiff stockholders have agreed, among other things, to execute and deliver a written consent with respect to their respective shares of Jiff Capital Stock in favor of the adoption of the merger agreement and approval of the principal terms of the merger. Therefore, Jiff expects that the delivery of the written consents by Jiff stockholders with respect to the shares of Jiff

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Capital Stock covered by the stockholder agreements will be sufficient to adopt and approve the Jiff Merger Proposal. See the section entitled “The Merger Agreement—Jiff Stockholder Agreements and Lock-Up Agreements.”

Q:	What options to I have with respect to the merger?

A:
With respect to the shares of Jiff Capital Stock that you hold, you may execute a written consent to approve the Jiff Merger Proposal (which is equivalent to a vote for the proposal) or disapprove the Jiff Merger Proposal (which is equivalent to a vote against the proposal). If you fail to execute and return your written consent, or otherwise withhold your written consent or abstain, it has the same effect as voting against the Jiff Merger Proposal.

Q:	Can I dissent and require appraisal of my shares?

A:
Yes, if you do not approve the Jiff Merger Proposal via written consent, you may, by strictly complying with Section 262 of the Delaware General Corporation Law (the “DGCL”), be entitled to the appraisal rights described therein. Section 262 of the DGCL is attached to this joint proxy statement/prospectus/information statement as Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in the loss or waiver of appraisal rights under Delaware law. Delaware law requires that, among other things, you send a demand for appraisal to the surviving company in the merger after receiving a notice from Castlight or Jiff that appraisal rights are available to you, which notice will be sent to non-consenting Jiff stockholders in the future. This joint proxy statement/prospectus/information statement is not intended to constitute such a notice. Do not send in your demand prior to mailing of such notice because any demand for appraisal made prior to your receipt of such notice may not be effective to perfect your rights.

Pursuant to the terms of the voting agreement, dated March 1, 2016, among Jiff and certain holders of Jiff Capital Stock, should the holders of a majority of the Jiff Capital Stock (voting together as a single class on an as converted basis) who are party to the voting agreement approve the merger, the holders of such shares may require all of the holders party to the voting agreement to consent to the merger and to waive any appraisal rights. See the section entitled “The Merger—Appraisal Rights.”

Q:	How do I return my written consent?

A:
You may return your written consent to Jiff by faxing it to (650) 330-8425 Attention: Jack Donahoe, by emailing a .pdf copy of your written consent to jdonahoe@gunder.com or by mailing your written consent to Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, at 1200 Seaport Boulevard, Redwood City, CA 94063, Attention: Jack Donahoe.

Q:	What is the deadline for returning the written consent?

A:	The Jiff Board has set [•], 2017 as the final date for receipt of written consents. Any such extension may be made without notice to you.

Q:	What if I am a Jiff stockholder as of the Jiff record date and return my signed written consent without indicating a decision with respect to the Jiff Merger Proposal?

A:
If you are a Jiff stockholder as of the Jiff record date and you return a signed written consent without indicating your decision on the Jiff Merger Proposal, you will have given your consent to the adoption and approval of the Jiff Merger Proposal.

Q:	Can I change or revoke my written consent?

A:
Yes. If you are a Jiff stockholder on the Jiff record date, you may change or revoke your consent to the Jiff Merger Proposal, subject to any contractual obligation you may have, at any time prior to [•], 2017 or, if earlier, at any time before the consents of a sufficient number of shares to approve the Jiff Merger Proposal have been filed with the corporate secretary of Jiff. If you wish to change or revoke your consent before that time, you may do so by sending in a new written consent with a later date or delivering a notice of revocation to the corporate secretary of Jiff. See the section entitled “The Jiff Solicitation of Written Consents—Revocation of Consents.”

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Q:	Should I send in my Jiff stock certificates now?

A:
No. Please do not send in your Jiff stock certificates with your written consent. After the completion of the merger, Castlight (or the designated exchange agent) will send you a letter of transmittal with instructions for exchanging Jiff stock certificates for the merger consideration.

Q:	Whom may I contact if I cannot locate my Jiff stock certificate(s)?

A:
If you cannot locate you certificates representing the shares of Jiff Capital Stock and believe them to be lost, stolen or destroyed, please follow the instructions in the letter of transmittal you will receive from Castlight (or the designated exchange agent) dealing with lost, stolen or destroyed certificates. You will then be provided with an affidavit of lost stock certificate to complete and return to Jiff, or if you provide such affidavit after the completion of the merger, to the designated exchange agent.

Q:	Who can help answer my questions?

A:
The information provided above in this “Question and Answer” for is for your convenience only and is merely a summary of the information contained in this joint proxy statement/prospectus/information statement. Jiff urges you to carefully read this entire joint proxy statement/prospectus/information statement , including the documents referred to herein or otherwise incorporated by reference. If you have any questions, or need additional material, please contact:

Jiff, Inc.
215 Castro Street, 2nd Floor
Mountain View, California 94041
(650) 323-3500
Attention: Aileen Casanave
aileen.casanave@jiff.com

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SUMMARY
The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you. For a more complete description of the merger, Castlight and Jiff encourage you to read carefully this entire joint proxy statement/prospectus/information statement, including the attached annexes. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain additional information about Castlight without charge by following the instructions in the section entitled “Where You Can Find More Information.”
Capitalized terms not otherwise defined in this joint proxy statement/prospectus/information statement shall have the meaning as set forth in the merger agreement.
The Companies (Page 50)
Castlight Health, Inc.
150 Spear Street, Suite 400
San Francisco, California 94105
(415) 829-1400
Castlight Health, Inc., a Delaware corporation (“Castlight”) offers a health benefits platform that engages employees to make better health care decisions and enables employers to communicate and measure their benefit programs. Castlight provides a simple, personalized and powerful experience that allows employees to shop for and manage their health care. At the same time, Castlight enables employers to understand their employees’ needs and guide them to the right care, right providers and right programs at the right time. Castlight’s comprehensive technology offering aggregates complex, large-scale data and applies sophisticated analytics to make health care data transparent and useful. Castlight’s products deliver strong employee engagement and enable employers to integrate disparate benefit programs into a single platform available to employees and their families. Ultimately, Castlight enables organizations and their employees to improve outcomes, lower health care costs, and increase benefits satisfaction.
Castlight was incorporated in Delaware in January 2008. Castlight’s stock is listed on the New York Stock Exchange under the ticker symbol “CSLT.”
Jiff, Inc.
215 Castro Street, 2nd Floor
Mountain View, California 94041
(650) 323-3500
Jiff, Inc., a Delaware corporation (“Jiff”) redefined the wellbeing industry with an exceptional, mobile-first user experience and a large ecosystem of health partnerships available in the market. Jiff serves as a central hub for wellbeing and other benefit programs, with a single point of access for employees. Jiff’s app-store approach integrates more than 50 health solutions that sync seamlessly with its back-end system. In addition, an employer can allow virtually any vendor to connect to the platform, whether or not Jiff has integrated with them in the past. Jiff then personalizes recommendations for each employee based on the most relevant tools for their health needs and preferences. This is all delivered through a user experience that brings together the latest advancements in incentive design, social theory, and game mechanics - optimizing engagement.
Jiff was incorporated in Delaware in December 2010. Jiff is a private company and Jiff Capital Stock is not publicly traded.

Neptune Acquisition Subsidiary, Inc.
150 Spear Street, Suite 400
San Francisco, California 94105
(415) 829-1400
Neptune Acquisition Subsidiary, Inc., a newly formed, wholly owned subsidiary of Castlight, is a Delaware corporation formed on January 3, 2017 for the sole purpose of effecting the merger.
The Merger (Page 57)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus/information statement. Castlight and Jiff encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger. Capitalized terms not otherwise defined in this joint proxy statement/prospectus/information statement shall have the meaning set forth in the merger agreement.
At the completion of the merger, Neptune Acquisition Subsidiary, Inc., a wholly owned subsidiary of Castlight will merge with and into Jiff, with Jiff surviving as a wholly owned subsidiary of Castlight.
Based on the number of shares of Castlight capital stock and Jiff Capital Stock outstanding on December 31, 2016, Jiff stockholders are expected to hold approximately 20% of the fully diluted shares of Castlight Class A and Class B common stock, combined, following the completion of the merger. Castlight stockholders will continue to own their existing shares, which will not be adjusted by the merger.
Castlight and Jiff anticipate that the completion of the merger will occur promptly after the Castlight special meeting. However, because the merger is subject to a number of conditions, neither Castlight nor Jiff can predict exactly when the completion will occur or if it will occur at all.
Castlight’s Reasons for the Merger; Recommendation of the Special Committee of the Castlight Board (Page 63)
In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Castlight Class B common stock in the merger, the Special Committee (the “Special Committee”) of the Castlight board of directors (the “Castlight Board”) consulted with Castlight’s senior management and legal and financial advisors and, in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that Castlight’s stockholders approve the Castlight Share Issuance Proposal and the Castlight Adjournment Proposal, the Special Committee considered a number of factors, which are described in greater detail in the section entitled “The Merger—Castlight’s Reasons for the Merger; Recommendation of the Special Committee of the Castlight Board.”
Jiff’s Reasons for the Merger; Recommendation of the Jiff Board (Page 64)
In evaluating the merger agreement and the merger, the Jiff board of directors (the “Jiff Board”) consulted with Jiff’s senior management, legal advisors at Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”) and financial advisors at Piper Jaffray & Co. (“Piper Jaffray”) and considered, analyzed and relied upon a wide and complex range of factors. Based on these consultations, considerations and analyses, the Jiff Board unanimously determined that entering into the merger agreement would yield the highest value reasonably available for the Jiff stockholders and that is fair to and in the best interests of the Jiff stockholders. In making its determination and recommendation that that the Jiff stockholders adopt the merger agreement and approve the principal terms of the merger, the Jiff Board considered a number of factors, which are described in greater detail in the section entitled “The Merger—Jiff’s Reasons for the Merger; Recommendation of the Jiff Board.”

Opinion of Castlight’s Financial Advisor (Page 67)
Castlight has engaged Allen & Company LLC (“Allen & Company”) as its financial advisor in connection with the proposed merger. In connection with this engagement, Allen & Company delivered a written opinion, dated January 4, 2017, to the Special Committee as to the fairness, from a financial point of view and as of the date of the opinion, to Castlight of the aggregate base consideration of 27,000,000 shares of Castlight Class B common stock to be paid by Castlight pursuant to the merger agreement upon the completion of the merger. The full text of Allen & Company’s written opinion, dated January 4, 2017, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached to this joint proxy statement/prospectus/information statement as Annex B. The description of Allen & Company’s opinion set forth in this joint proxy statement/prospectus/information statement is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion was intended for the benefit and use of the Special Committee (in its capacity as such) in connection with its evaluation of the aggregate base consideration from a financial point of view to Castlight and did not address any other terms, aspects or implications of the merger. Allen & Company’s opinion did not constitute a recommendation as to the course of action that Castlight (or the Castlight Board or the Special Committee) should pursue in connection with the merger or otherwise address the merits of the underlying decision by Castlight to engage in the merger, including in comparison to other strategies or transactions that might be available to Castlight or in which Castlight might engage or consider. Allen & Company’s opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger or otherwise.
The Merger Agreement
Merger Consideration (Page 90)
The merger agreement provides that at the effective time of the merger each share of issued and outstanding Jiff Capital Stock and each vested Jiff option held by a Continuing Employee (calculated on a treasury stock basis) (together, the “Jiff Securities”), shall be canceled and automatically converted into the right to receive, in the aggregate, (a)(i) 27,000,000 shares of Castlight Class B common stock less (ii) a number of shares of Castlight Class B common stock equal to (1) 50% of Jiff’s transactions expenses in connection with the proposed merger divided by (2) $4.455 plus (b) for the Jiff common stock, Jiff starter stock, Jiff Series B preferred stock and Jiff Series C preferred stock and Jiff options held by Continuing Employees, their proportional share of (1) 3,000,000 shares of Castlight Class B common stock upon the achievement of $25 million in Net New Bookings, as set forth in Annex A of the merger agreement, and (2) 1,000,000 shares of Castlight Class B common stock upon the achievement of $25 million in New Revenue, as set forth in Annex A of the merger agreement (together (1) and (2), the “Earnout”).
Conversion of Jiff Capital Stock (Page 91)
Pursuant to the terms of the merger agreement, and any applicable dissenters’ rights’ under the DGCL, the Jiff Capital Stock shall convert as follows:
Each share of Jiff Series A preferred stock held by a Converting Holder immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive a number of shares of Castlight Class B common stock equal to the Jiff Series A preferred stock liquidation preference of $35.545 divided by $4.455 or approximately 7.98 shares of Castlight Class B common stock.
Each share of Jiff Series B preferred stock and Jiff Series C preferred stock held by a Converting Holder immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, a number of shares of Castlight Class B common stock equal to (a)(i)(1) the Stock Consideration less (2) the aggregate amount of Castlight Class B common stock issued to the holders of Jiff Series A preferred stock in satisfaction of their liquidation preference (as set forth above) divided by (ii) the number of shares of Jiff common stock, Jiff starter stock, Jiff Series B preferred stock and Jiff Series C preferred stock, including any such shares underlying outstanding vested Jiff options and Jiff warrants, which is currently estimated to be approximately 0.50 shares of Castlight Class B common stock and (ii) as and to the extent payable pursuant to the terms and conditions set forth in Annex A of the merger agreement, the right to receive a proportional share of the Earnout Payments (collectively, the “Per Share Common Consideration”).

Each share of Jiff common stock held by a Converting Holder immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive the Per Share Common Consideration.
Each share of Jiff starter stock held by a Converting Holder immediately prior to the Effective Time shall be canceled and automatically converted into the right to the Per Share Common Consideration.
Jiff Warrants will not be assumed by Castlight. Each Jiff Warrant that is not exercised at or prior to the Effective Time, or automatically exercised pursuant to its terms immediately prior to the Effective Time, whether vested or unvested, shall, without any further action on the part of any holder thereof, will be canceled and extinguished and shall not be assumed by Castlight in the merger. Shares of Jiff Capital Stock received by a holder of a Jiff Warrant pursuant to any exercise or automatic exercise thereof at or prior to the Effective Time shall be canceled and automatically converted into the right to receive Castlight Class B common stock as described above.
Conversion of Jiff Options and Restricted Stock Units (Page 92)
Pursuant to the terms of the merger agreement, at the Effective Time, each Jiff option and Jiff RSU, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time and that is held by a Continuing Employee shall be converted into (1) an option to purchase Castlight Class B common stock or (2) a restricted stock unit that settles for Castlight Class B common stock, respectively, and, in the case of the Jiff Options, subject to and conditioned upon the Continuing Employee agreeing to the terms and conditions set forth in an Equity Waiver. All Jiff options, whether vested or unvested, and all unvested Jiff RSUs that are held by a non-Continuing Employee and all Jiff options held by a Continuing Employee who did not timely execute an Equity Waiver shall be canceled at the Effective Time without the payment of any consideration.
Jiff Options (Page 93)
Each assumed Jiff option (each, an “Assumed Jiff Option”) shall continue to have, and be subject to, the same terms and conditions set forth in the 2010 Jiff Stock Plan and the Jiff option agreement relating thereto, except that (A) such Assumed Jiff Option shall be exercisable for that number of whole shares of Castlight Class B common stock equal to the product obtained by multiplying the number of shares of Jiff common stock that were issuable upon exercise of such Jiff option immediately prior to the Effective Time by the Equity Exchange Ratio (and as generally described below), rounded down to the nearest whole number of shares of Castlight Class B common stock; (B) the per share exercise price for the shares of Castlight Class B common stock issuable upon exercise of such Assumed Jiff Option shall be equal to the per share exercise price set forth in such Continuing Employee’s Equity Waiver (initially determined by dividing the exercise price by the initial Equity Exchange Ratio); and (C) each such Assumed Jiff Option held by a Continuing Employee shall be subject to the other terms and conditions set forth in the Equity Waiver, including the requirement that each such Assumed Jiff Option shall not be exercisable until 2018.
The Equity Exchange Ratio is generally equal to (i) the quotient of (A) the Stock Consideration less the aggregate Jiff Series A preferred stock liquidation preference (B) divided by the sum of (x) the aggregate number of shares of Jiff Capital Stock outstanding immediately prior to the Effective Time (other than shares of Jiff Series A preferred stock) and (y) the aggregate number of shares of Jiff common stock that are issuable upon the exercise of vested Jiff options (or other direct or indirect rights of acquire shares of Jiff common stock) that are “in the money” and outstanding immediately prior to the Effective Time plus, for the Jiff options only, (ii) the rights to receive the Earnout, when and if earned.
Pursuant to the terms of the Equity Waiver for Assumed Jiff Options, for purposes of determining the number of shares of Castlight Class B common stock subject to each Assumed Jiff Option and the exercise price of the Assumed Jiff Options immediately following the Effective Time, the Equity Exchange Ratio at the Effective Time will be calculated assuming that the maximum contingent consideration relating to the Earnout will be earned. This initial Equity Exchange Ratio for Jiff Assumed Options is currently estimated to be approximately 0.57. The final Equity Exchange Ratio with respect to the Assumed Jiff Options will be determined in 2018 when the achievement of the Earnout is determined and the contingent consideration is issuable. At such time, the number of shares of Castlight Class B common stock and the exercise price applicable to each Assumed Jiff Option will be adjusted to reflect the final Equity Exchange Ratio, with any such adjustments being made to the exercise prices as much as possible before adjusting the number of shares of Castlight Class B common stock applicable to such Assumed Jiff Options (with such adjustments intended to maintain the economic equivalence of the Assumed Jiff Options). The Assumed

Jiff Options will not be exercisable until the final Equity Exchange Ratio, the final exercise price and the final number of shares of Castlight Class B common stock subject to the Assumed Jiff Options are determined, and the Assumed Jiff Options, to the extent vested, will remain exercisable for (i) 3 months following such date of determination (unless the original expiration date of such options occurs earlier), if the holder has ceased employment or service prior to such determination date (and, in certain circumstances, the Assumed Jiff Option may be exercisable earlier than the date of determination upon a change in control of Castlight, pursuant to the terms of the Equity Waiver) or (ii) for the remainder of the option term (subject to earlier expiration upon a termination of employment, pursuant to the terms and conditions of the Assumed Jiff Options), if the holder remains employed on such date of determination.
Jiff RSUs (Page 93)
Each assumed Jiff RSU, if any, shall continue to have, and be subject to, the same terms and conditions set forth in the Jiff equity plan and the restricted stock unit agreement evidencing such Jiff RSU as in effect immediately prior to the Effective Time, except that such Jiff RSUs shall settle for that number of whole shares of Castlight Class B common stock equal to the product obtained by multiplying the number of shares of Jiff common stock subject to such Jiff RSU by the Equity Exchange Ratio, rounded down to the nearest whole number of shares of Castlight Class B common stock. As noted above in the section entitled “Jiff Options,” the Equity Exchange Ratio for Jiff RSUs does not include the right to receive contingent consideration and therefore the Equity Exchange Ratio for Jiff RSUs (currently estimated to be approximately 0.50) is less than the initial Equity Exchange Ratio for Jiff Assumed Options (currently estimated to be approximately 0.57).
All Jiff Options, whether vested or unvested, and all unvested Jiff RSUs held by a non-Continuing Employee shall be canceled without the payment of any consideration at the effective time of the merger.
As of the date of this joint proxy statement/prospectus/information statement and prospectus, there were no Jiff RSUs outstanding.
Agreement Not to Solicit Other Offers (Page 98)
Each of Castlight and Jiff agreed that, except as described below, Jiff will not, and Jiff will not authorize or permit any of its Representatives to, directly or indirectly:

•
solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined in the section entitled “The Merger Agreement—Agreement Not to Solicit Other Offers”);

•
enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•	agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal;

•	enter into any letter of intent or any other Contract contemplating or otherwise relating to, or that would reasonably be expected to lead to, any Acquisition Proposal;

•	submit any Acquisition Proposal to the vote of any Jiff stockholders; or

•
enter into any other transaction or series of transactions not in the ordinary course of business consistent with past practice, the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the completion of the merger or the other transactions.

Jiff shall immediately (but in any event, within 24 hours) notify Castlight in writing after receipt by Jiff (or, to the knowledge of Jiff, by any of Jiff’s Representatives), of:

•	any Acquisition Proposal;

•	any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•	other notice that any Person is considering making an Acquisition Proposal; or

•
any request for non-public information relating to Jiff or for access to any of the properties, books or records of Jiff by any Person or Persons other than Castlight and its Representatives that would reasonably be expected to lead to, an Acquisition Proposal.

Jiff shall provide Castlight with at least 48 hours prior notice (or such lesser prior notice as is provided to the members of the Jiff Board) of any meeting of the Jiff Board at which the Jiff Board is reasonably expected to discuss any Acquisition Proposal.
Indemnification (Page 94)
Castlight will withhold 2,700,000 shares of Castlight Class B common stock from the consideration which would otherwise be delivered to holders of Jiff Capital Stock as a result of the merger and deposit these shares in escrow to be held as security for the indemnification obligations of Jiff stockholders.
Conditions to Completion of the Merger (Page 99)
To consummate the merger, Castlight stockholders must approve the issuance of shares of Castlight Class B common stock in the merger. Moreover, the Jiff stockholders must adopt the merger agreement and approve the principal terms of the merger. In addition to obtaining such stockholder approvals, each of the other closing conditions set forth in the merger agreement must be satisfied or waived.
Termination of the Merger Agreement (Page 101)
Either Castlight or Jiff can terminate the merger agreement under certain circumstances, which would prevent the merger from being consummated.
Effect of Termination (Page 102)
If the merger is terminated, the merger agreement will be void and there shall be no Liability on the part of Castlight, Neptune Acquisition Subsidiary, Inc., Jiff or their respective officers, directors, stockholders or Affiliates, except that for certain designated provisions of the merger agreement, including with respect to confidentiality, public announcements, fees and expenses, and any related definition provisions in or referenced in Exhibit A of the merger agreement and the Confidentiality Agreement, and nothing will relieve either party from liability for any intentional misrepresentation or willful breach of the merger agreement prior to termination.
Stockholders’ Agent; Expense Fund (Page 103)
Upon the completion of the merger, Fortis Advisors LLC will be appointed as the Stockholders’ Agent to act for and on behalf of the Jiff stockholders in connection with disputes related to the merger agreement.
Castlight will deliver to the Stockholders’ Agent 50,000 shares of Castlight Class B common stock from the consideration which would otherwise be delivered to holders of Jiff Capital Stock as a result of the merger, which will be used for the purposes of paying directly or reimbursing the Stockholders’ Agent for any reasonable out-of-pocket costs and expenses and legal fees and other legal and stilled professionals’ costs reasonably incurred by the Stockholders’ Agent in connection with the administration of its duties under the merger agreement.
Castlight Support Agreements and Lock-Up Agreements (Page 104)
As a condition and inducement to, and in consideration for Jiff’s willingness to enter into the merger agreement, certain stockholders of Castlight entered into Support Agreements pursuant to which, among other things, such parties have agreed to vote all of its shares of Castlight capital stock (a) in favor of (i) the approval of the issuance of shares of Castlight Class B common stock in connection with the merger; and (ii) approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes for approval of the issuance of shares of Castlight Class B common stock in connection with the merger; and (b) in favor of any other matter considered at any such meeting of the Castlight stockholders that the Castlight Board has (A) determined is necessary or desirable for the completion of the merger; (B) disclosed in this joint proxy statement/prospectus/information statement or other written materials distributed to all Castlight stockholders and (C) recommended that the Castlight stockholders adopt.
As a condition and inducement to, and in consideration for Jiff’s willingness to enter into the merger agreement, certain stockholders of Castlight entered into Lock-up Agreements pursuant to which, among other things, such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to any shares of Castlight Class B common stock or any securities exercisable or exchangeable for Castlight Class B common stock including, as applicable, until the earlier of (i) 90 days following the date of completion of the merger or (ii) July 2, 2017.
Jiff Stockholder Agreements and Lock-Up Agreements (Page 104)
As a condition and inducement to, and in consideration for Castlight’s willingness to enter into the merger agreement, certain stockholders of Jiff entered into Stockholder Agreements with Castlight pursuant to which, among other things, each of these stockholders agreed, solely in their respective capacities as a Jiff stockholder, to vote all of its shares of Jiff Capital Stock in favor of the approval and adoption of the merger agreement and any other matter necessary to consummate the transactions contemplated by the merger agreement that are considered and voted upon by Jiff’s stockholders.
As a condition and inducement to, and in consideration for Castlight’s willingness to enter into the merger agreement, certain stockholders of Jiff entered into Lock-up Agreements pursuant to which, among other things, such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to any shares of Jiff Capital Stock or any securities exercisable or exchangeable for Jiff Capital Stock including, as applicable, until the earlier of (i) 90 days following the date of completion of the merger or (ii) July 2, 2017.
The Castlight Special Meeting (Page 51)
The Castlight special meeting will be held [•], 2017 at [9]:00 a.m., Pacific Time, at [•]. Castlight is holding the special meeting to consider the following matters:

•
to approve the issuance of shares of Castlight Class B common stock in connection with the merger of Neptune Acquisition Subsidiary, Inc., a wholly owned subsidiary of Castlight, with and into Jiff, with Jiff surviving as a wholly owned subsidiary of Castlight, as contemplated by the Agreement and Plan of Merger and Reorganization, dated as of January 4, 2017 (which is referred to as the merger agreement), by and among Castlight, Jiff and Neptune Acquisition Subsidiary, Inc. (the “Share Issuance Proposal”);

•
to approve the adjournment of the Castlight special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of the shares of Castlight Class B common stock in connection with the merger (the “Adjournment Proposal”); and

•	to transact such other business as may properly come before the special meeting.
Completion of the merger is conditioned on the approval of the Share Issuance Proposal.

Only holders of record of Castlight Class A and Class B common stock at the close of business on [•], the record date, will be entitled to vote at the special meeting. At the close of business on [•], Castlight had [•] shares of Class A and Class B common stock outstanding and entitled to vote. The holders of a majority of the voting power of the shares of Castlight stock entitled to vote at the special meeting as of the record date must be present at the special meeting in order to hold the special meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the special meeting if you are present and vote in person at the special meeting or if you have properly submitted a proxy. Abstentions and broker non-votes will be counted towards the quorum requirement.
With respect to all matters that will come before the special meeting, each holder of shares of Castlight Class A and Class B common stock is entitled to one vote for each share of Castlight Class A and Class B common stock held as of the close of business on [•], the record date. Holders of Castlight Class A and Class B common stock will vote together as a single class. You may vote all shares owned by you as of [•], including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.
Assuming a quorum of Castlight stockholders are present in person or represented by proxy at the Castlight special meeting, with respect to each proposal separately, an affirmative vote of the majority of shares present in person or represented by proxy at the Castlight special meeting are required to approve the Share Issuance Proposal and the Adjournment Proposal. Thus, the failure to submit a proxy card or vote in person, by telephone, or through the Internet, will have no effect on the Share Issuance and Adjournment Proposal. Any abstentions or the failure to instruct your bank or broker how to vote if you hold your shares in “street name” with respect to any of these proposals will be counted for the purpose of establishing a quorum for the special meeting and have the effect of a vote against each applicable proposal. Accordingly, Castlight encourages you to provide voting instructions to your broker, whether or not you plan to attend the special meeting.
The Jiff Solicitation of Written Consents (Page 55)
The Jiff Board is providing these consent solicitation materials to Jiff stockholders. Jiff stockholders are being asked to adopt the merger agreement and approve the principal terms of the merger (the “Jiff Merger Proposal”) by executing and delivering the written consent furnished with this joint proxy statement/prospectus/information statement. The approval of the Jiff Merger Proposal is required to consummate the transaction.
Only holders of record of Jiff Capital Stock as of the close of business on [•], the record date, are entitled to execute and deliver written consents with respect to the Jiff Merger Proposal. As of the close of business on [•], Jiff had [•] shares of Jiff Capital Stock outstanding and entitled to execute and deliver written consents.
Each holder of Jiff Capital Stock is entitled to one vote for each share of Jiff Capital Stock held as of the close of business on [•], the record date. Holders of Jiff Capital Stock will vote together as a single class on an as converted basis, and separately, holders of Jiff preferred stock and Jiff starter stock will vote together as a single class on an as converted basis.
With respect to the Jiff Merger Proposal, an affirmative vote of (i) the holders of a majority of the outstanding shares of Jiff Capital Stock (voting together as a single class on an as converted basis) and (ii) the holders of at least two-thirds (2/3) of the outstanding shares of Jiff preferred stock and Jiff starter stock (voting together as a single class on an as converted basis) are required to approve the Jiff Merger Proposal.
The failure to execute and deliver a written consent will have the effect of a vote against the Jiff Merger Proposal.
Jiff stockholders may consent to the Jiff Merger Proposal with respect to their shares of Jiff Capital Stock by dating and executing the written consent enclosed with this joint proxy statement/prospectus/information statement and returning it to Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”), Jiff’s outside legal counsel.
Once you have dated and executed the written consent, you may deliver it to Gunderson Dettmer by faxing it to (650) 330-8425 Attention: Jack Donahoe, by emailing a .pdf copy of your written consent to jdonahoe@gunder.com or by mailing your written consent to Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, at 1200 Seaport Boulevard, Redwood City, CA 94063, Attention: Jack Donahoe.

A Jiff stockholder of record who has executed and delivered its consent may revoke it any time before the time that the requisite number of outstanding shares of Jiff Capital Stock have delivered unrevoked written consents to Jiff as described above be delivering to Jiff a written notice stating that the consent is revoked. If you wish to revoke your consent before that time, you may do so by emailing to Jiff a .pdf copy of your written consent to aileen.casanave@Jiff.com or by mailing your written consent to Jiff, Inc. at 215 Castro Street, 2nd Floor, Mountain View, CA 94041, Attention: Aileen Casanave.
Interests of Castlight and Jiff Persons in the Merger (Pages 76 and 77)
In considering the recommendation of the Special Committee of the Castlight Board with respect to issuing shares of Castlight Class B common stock pursuant to the merger agreement and the other matters to be acted upon by Castlight stockholders at the Castlight special meeting, Castlight stockholders should be aware that certain members of the Castlight Board, directors and executive officers of Castlight have interests in the merger that may be different from, or in addition to, interests they have as Castlight stockholders. For example, in connection with the completion of the merger, Giovanni Colella, the Chief Executive Officer of Castlight will become the Executive Chairman of Castlight and John C. Doyle, the President and Chief Operating Officer of Castlight, will become the Chief Executive Officer of Castlight and a member of the Castlight Board. In addition, Bryan Roberts, Chairman of the Castlight Board prior to the completion of the merger, is Partner at Venrock, which beneficially owns approximately 16% of Castlight’s total issued and outstanding capital stock. Venrock also owns approximately 18% of the total issued and outstanding Jiff Capital Stock. The Castlight Board appointed a Special Committee (comprised solely of disinterested directors) to which it delegated the full and exclusive power, authority and discretion of the Castlight Board to evaluate, assess, and approve the Jiff transaction on its behalf.
In considering the recommendation of the Jiff Board with respect to approving the merger and the principal terms of the merger by written consent, Jiff stockholders should be aware that certain members of the Jiff Board and executive officers of Jiff have interests in the merger that may be different from, or in addition to, interests they have as Jiff stockholders. For example, all of Jiff’s executive officers and certain of its directors have options, subject to vesting, to purchase shares of Jiff common stock which shall be converted into and become options to purchase shares of Castlight Class B common stock. Derek Newell, a member of the Jiff Board and the Chief Executive Officer of Jiff, will become the President of Castlight and a member of the Castlight Board, and James Currier, a member of the Jiff Board, will become a member of the Castlight Board. Other interests of the Jiff directors and officers include, among others, arrangements that provide for severance payments to certain of Jiff’s executive officers upon a change of control pursuant to the terms of their respective employment agreements or offer letters; payments to certain of the Jiff directors entitled to receive a pro rata portion of the Jiff Series A preferred stock liquidation preference upon the completion of the merger; and rights to indemnification that will survive the completion of the merger.
Appraisal Rights of Jiff Stockholders (Page 85)
Jiff stockholders are entitled to appraisal rights in connection with the merger under Delaware law. For more information about such rights, see the provisions of Section 262 of the Delaware General Corporation Law (the “DGCL”), attached hereto as Annex C and the section entitled “The Merger—Appraisal Rights” in this joint proxy statement/prospectus/information statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This joint proxy statement/prospectus/information statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including with respect to the anticipated timing, completion and effects of the merger between Castlight and Jiff. These statements are based on management’s current expectations and beliefs, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include statements about future financial and operating results; benefits of the transaction to customers, stockholders and employees; potential synergies and cost savings; the ability of the combined company to drive growth and expand customer and partner relationships; and statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans, the anticipated timing of any filings and approvals related to the merger or the completion of the merger, likelihood of the satisfaction of certain conditions to the completion of the merger and whether and when the merger will be consummated, statements regarding future economic conditions or performance; and other statements regarding the proposed transaction. Forward-looking statements may contain words such as “will be,” “will,” “expect,” “anticipate,” “continue,” “project,” “believe,” “plan,” “could,” “estimate,” “forecast,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “pursue,” “should,” “target” or similar expressions, and include the assumptions that underlie such statements.
For a discussion of the factors that may cause Castlight’s, Jiff’s or the combined company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Castlight and Jiff to complete the merger and the effect of the merger on the business of Castlight, Jiff and the combined company, see “Risk Factors” beginning on page 18.
Any forward-looking statements made in this joint proxy statement/prospectus/information statement are qualified in their entirety by the cautionary statements contained or referred to in this section, and there is no assurance that the actual results or developments anticipated by it will be realized or that, even if substantially realized, they will have the expected consequences to, or effects on, Castlight, Jiff, or either of their business or operations. All subsequent written and oral forward-looking statements concerning Castlight, Jiff, the transactions contemplated by the merger agreement or other matters attributable to Castlight or Jiff or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Except to the extent required by applicable law, Castlight and Jiff are under no obligation (and expressly disclaim any such obligation) to update or revise their forward-looking statements whether as a result of new information, future events, or otherwise.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CASTLIGHT
The following tables present Castlight’s selected historical consolidated financial data for its business. The data presented below should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Castlight” and the consolidated financial statements and related notes and other information included elsewhere in this joint proxy statement/prospectus/information statement.
Castlight derived the consolidated statements of operations data for 2014 and 2015 and the consolidated balance sheet data as of December 31, 2014 and 2015 from Castlight’s audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus/information statement. The audited consolidated statement of operations data for 2011, 2012 and 2013 and the audited consolidated balance sheet data as of December 31, 2011, 2012 and 2013 are derived from Castlight’s audited consolidated financial statements not included in this joint proxy statement/prospectus/information statement. The unaudited consolidated statement of operations data for the nine months ended September 30, 2015 and 2016 and the unaudited consolidated balance sheet data as of September 30, 2016 are derived from Castlight’s condensed consolidated financial statements included elsewhere in this joint proxy statement/prospectus/information statement. Castlight’s unaudited consolidated financial statements have been prepared on the same basis as its audited consolidated financial statements and, in the opinion of its management, reflect all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of those unaudited consolidated financial statements. Castlight’s historical results are not necessarily indicative of the results to be expected in the future, and the results for the nine months ended September 30, 2016 are not necessarily indicative of operating results to be expected for the full year ending December 31, 2016 or any other period.

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(in thousands, except per share data)
	(unaudited)
Consolidated Statements of Operations Data:
Revenue:
Subscription	$66,859	$50,417	$70,350	$41,602	$11,655	$3,395	$1,569
Professional services	4,944	3,583	4,965	4,003	1,318	759	306
Total revenue	71,803	54,000	75,315	45,605	12,973	4,154	1,875
Cost of revenue(1):
Cost of subscription	12,218	8,532	12,417	10,472	6,246	3,242	1,210
Cost of professional services	13,941	15,581	21,351	17,300	11,058	5,286	1,068
Total cost of revenue	26,159	24,113	33,768	27,772	17,304	8,528	2,278
Gross profit (loss)	45,644	29,887	41,547	17,833	(4,331)	(4,374)	(403)
Operating expenses:
Sales and marketing(1)	44,877	50,835	67,414	62,065	33,742	15,829	5,978
Research and development(1)	30,619	21,853	30,077	22,917	15,219	9,718	10,157
General and administrative(1)	19,902	18,291	24,274	19,009	9,047	5,212	3,563
Total operating expenses	95,398	90,979	121,765	103,991	58,008	30,759	19,698
Operating loss	(49,754)	(61,092)	(80,218)	(86,158)	(62,339)	(35,133)	(20,101)
Other income, net	304	230	298	218	157	129	181
Net loss	$(49,450)	$(60,862)	$(79,920)	$(85,940)	$(62,182)	$(35,004)	$(19,920)
Net loss per share, basic and diluted(2)	$(0.50)	$(0.65)	$(0.85)	$(1.16)	$(6.28)	$(4.44)	$(3.27)
Weighted-average shares used to compute basic and diluted net loss per share(2)	99,734	93,343	93,753	74,381	9,895	7,885	6,093

_____________________

(1)	Includes stock-based compensation expense as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(in thousands)
	(unaudited)
Cost of revenue	$1,835	$1,718	$2,458	$1,400	$125	$107	$12
Sales and marketing	6,644	5,883	7,705	5,933	919	551	335
Research and development	4,300	2,344	3,498	2,556	603	242	302
General and administrative	3,476	3,100	4,169	4,312	780	411	333

(2)
Net loss per share is computed by dividing net loss by the weighted-average number of shares of Castlight’s common stock outstanding during the period, less the weighted-average unvested shares of common stock subject to repurchase.

	As of September 30,	As of December 31,
	2016	2015	2014	2013	2012
	(in thousands)
	(unaudited)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$55,108	$19,150	$17,425	$25,154	$42,534
Marketable securities, current	61,326	101,274	175,057	42,017	77,612
Working capital	97,579	96,384	170,559	54,944	115,389
Property and equipment, net	5,912	6,896	3,630	2,631	1,136
Total assets	159,416	173,274	223,274	83,517	128,148
Total deferred revenue	37,430	34,112	27,360	11,473	4,205
Total liabilities	54,328	54,920	47,084	27,444	13,113
Convertible preferred stock	—	—	—	180,423	180,423
Total stockholders’ equity (deficit)	105,088	118,354	176,190	(124,350)	(65,388)

SELECTED HISTORICAL FINANCIAL DATA OF JIFF
The following tables present Jiff’s selected historical financial data for its business. The data presented below should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Jiff” and the financial statements and related notes and other information included elsewhere in this joint proxy statement/prospectus/information statement.
Jiff derived the statements of operations data for 2015 and 2014 and the balance sheet data as of December 31, 2014 and 2015 from Jiff’s audited financial statements included elsewhere in this joint proxy statement/prospectus/information statement. The unaudited statement of operations data for the nine months ended September 30, 2016 and 2015 and the unaudited balance sheet data as of September 30, 2016 are derived from Jiff’s unaudited financial statements included elsewhere in this joint proxy statement/prospectus/information statement. Jiff’s unaudited financial statements have been prepared on the same basis as its audited financial statements and, in the opinion of its management, reflect all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of those unaudited financial statements. Jiff’s historical results are not necessarily indicative of the results to be expected in the future, and the results for the nine months ended September 30, 2016 are not necessarily indicative of operating results to be expected for the full year ending December 31, 2016 or any other period.

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014
	(in thousands)
	(unaudited)
Statements of Operations Data:
Revenue, net	$5,367	$1,569	$2,832	$595
Cost of revenue[1]	4,765	2,252	3,451	1,337
Gross profit (loss)	602	(683)	(619)	(742)
Operating expenses
Research and development[1]	10,169	7,483	11,053	4,182
Sales and marketing[1]	7,165	4,678	6,688	1,555
General and administrative[1]	2,350	2,685	4,078	1,720
Total operating expenses	19,684	14,846	21,819	7,457
Loss from operations	(19,082)	(15,529)	(22,438)	(8,199)
Other income (expense)
Other income	(25)	3	4	1
Interest expense	(466)	(28)	(66)	(200)
Income tax expense	(24)	(3)	(1)	(5)
Net Loss	$(19,597)	$(15,557)	$(22,501)	$(8,403)

(1)	Includes stock-based compensation expense as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014
			(in thousands)
	(unaudited)
Cost of revenue	$89	$54	$60	$3
Sales and marketing	100	60	75	7
Research and development	228	187	248	53
General and administrative	30	332	422	121

	As of September 30,	As of December 31,
	2016	2015	2014
	(in thousands)
	(unaudited)
Balance Sheets Data:
Cash and cash equivalents	$16,121	$15,721	$8,873
Working capital	12,403	12,914	8,365
Property and equipment, net	574	429	66
Total assets	23,233	19,387	9,190
Total deferred revenue	3,815	1,464	265
Total liabilities	14,071	8,892	619
Convertible preferred stock	4	3	2
Total stockholders’ equity	9,162	10,495	8,571

SELECTED UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL DATA
The following selected unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the merger. The unaudited pro forma condensed combined balance sheet information gives effect to the merger as if it occurred on September 30, 2016. The unaudited pro forma condensed combined income statement information for the nine months ended September 30, 2016 and the year ended December 31, 2015 gives effect to the merger as if it occurred on January 1, 2015.
This unaudited pro forma condensed combined financial information is for informational purposes only. It does not purport to indicate the results that would actually have been obtained had the merger been completed on the assumed date or for the periods presented, or which may be realized in the future. A final determination of the fair value of Jiff’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Jiff that exist as of the date of completion of the merger and, therefore, cannot be made prior to that date. Additionally, the value of the portion of the merger consideration to be paid in shares of Castlight Class B common stock will be determined based on the trading price of Castlight Class B common stock at the time of the completion of the merger.
The selected unaudited pro forma condensed combined financial information (i) has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial statements and the related notes included elsewhere in this joint proxy statement/prospectus/information statement and (ii) should be read in conjunction with the historical consolidated financial statements of Castlight and Jiff included elsewhere in this joint proxy statement/prospectus/information statement. The selected unaudited pro forma condensed combined consolidated financial information is not necessarily indicative of the financial position or operating results that would have been achieved had the merger been completed as of the dates indicated, nor is it necessarily indicative of future financial position or operating results.
Statement of Operations Data:

(in thousands, except per share data)	Nine Months Ended September 30, 2016	Year Ended December 31, 2015

Revenue	$77,170	$78,147
Gross profit	44,293	38,635
Operating loss	(72,080)	(108,105)
Net loss	(71,825)	(107,804)
Net loss per share:
Basic and diluted	$(0.58)	$(0.91)
Balance Sheet Data:

(in thousands)	As of September 30, 2016

Cash and cash equivalents	$65,192
Working capital	97,024
Total assets	264,062
Total stockholder’s equity (deficit)	188,036

UNAUDITED COMPARATIVE PER SHARE DATA
The following table presents Castlight’s historical per share data for the nine months ended September 30, 2016 and the year ended December 31, 2015 and unaudited pro forma combined per share data for the nine months ended September 30, 2016 and the year ended December 31, 2015. This information should be read together with the consolidated financial statements and related notes of Castlight and Jiff that are included elsewhere in this joint proxy statement/prospectus/information statement and with the unaudited pro forma condensed combined financial statements and the related notes included elsewhere in this joint proxy statement/prospectus/information statement. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

	Nine Months Ended September 30, 2016	Year Ended December 31, 2015

Castlight Historical Data
Historical diluted per common share
Net loss per share	$(0.50)	$(0.85)
Book value per share	$1.01	$1.24
	Nine Months Ended September 30, 2016	Year Ended December 31, 2015
Combined Company Pro Forma data
Unaudited diluted pro forma per common share
Net loss per share	$(0.58)	$(0.91)
Book value per share	$1.47	N/A

COMPARATIVE PER SHARE MARKET PRICE DATA
Castlight Class B common stock is listed on the New York Stock Exchange under the symbol “CSLT.” The following table presents, for the periods indicated, the range of high and low per share sales prices for Castlight Class B common stock as reported on the New York Stock Exchange for each of the periods set forth below. Jiff is a private company and Jiff Capital Stock is not publicly traded.

	High	Low
Fiscal Year ended December 31, 2015
First Fiscal Quarter	$11.99	$6.52
Second Fiscal Quarter	$10.36	$6.96
Third Fiscal Quarter	$8.42	$4.02
Fourth Fiscal Quarter	$5.39	$3.59
Fiscal Year ended December 31, 2016
First Fiscal Quarter	$4.18	$2.54
Second Fiscal Quarter	$4.97	$3.15
Third Fiscal Quarter	$4.71	$3.36
Fourth Fiscal Quarter	$5.50	$3.60
Fiscal Year ending December 31, 2017
First Fiscal Quarter (through January 31, 2017)	$5.10	$3.05
The last reported sale price for Castlight’s common stock on January 31, 2017 was $3.10 per share.
Because the market price of Castlight Class B common stock is subject to fluctuation, the market value of the shares of Castlight Class B common stock that Jiff’s stockholders will be entitled to receive in the merger may increase or decrease.
As of [●], the record date for the Castlight special meeting, Castlight had approximately [●] holders of record of Castlight Class A and Class B common stock. As of [●], the record date for the written consent, Jiff had [●] holders of record of Jiff Capital Stock.
Dividends
Castlight
Castlight has never declared or paid any cash dividends on its capital stock, and it does not currently anticipate declaring or paying cash dividends on its capital stock in the foreseeable future. Castlight intends to retain all future earnings, if any, to finance the operation and expansion of Castlight’s business. Any future determination relating to Castlight’s dividend policy will be made at the discretion of the Castlight Board and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants and other factors that the Castlight Board may deem relevant.
Jiff
Jiff has never declared or paid any cash dividends on its capital stock, and it does not currently anticipate declaring or paying cash dividends on its capital stock in the foreseeable future. Jiff intends to retain all future earnings, if any, to finance the operation and expansion of Jiff’s business.

RISK FACTORS
In addition to the other information included in, and found in the annexes attached to, this joint proxy statement/prospectus/information statement, including the matters addressed under the section entitled “Cautionary Statement Regarding Forward-Looking Information” beginning on page 10 of this joint proxy statement/prospectus/information statement, Castlight stockholders should carefully consider the following risks before deciding whether to vote for approval of the issuance of the shares of Castlight Class B common stock in connection with the merger and Jiff stockholders should carefully consider the following risks before deciding whether to vote for adoption of the merger agreement and approval of the principal terms of the merger. You should also consider the other information in this joint proxy statement/prospectus/information statement and the accompanying annexes. See the section entitled “Where You Can Find More Information” beginning on page 192 of this joint proxy statement/prospectus/information statement.
Risks related to Castlight’s Business
Castlight has a history of significant losses, which it expects to continue for the foreseeable future, and it may never achieve or sustain profitability in the future.
Castlight has incurred significant net losses in each year since its incorporation in 2008 and expect to continue to incur net losses for the foreseeable future. Castlight experienced net losses of $79.9 million, $85.9 million and $62.2 million, during the years ended December 31, 2015, 2014 and 2013, respectively and $49.5 million for the nine months ended September 30, 2016. As of September 30, 2016, Castlight had an accumulated deficit of $346.5 million. The losses and accumulated deficit were primarily due to the substantial investments Castlight made to grow its business, enhance its technology and offering through research and development and acquire and support customers. Castlight anticipates that cost of revenue and operating expenses will increase substantially in the foreseeable future as it seeks to continue to grow its business, enhance its offering and acquire customers. These efforts may prove more expensive than it currently anticipates, and Castlight may not succeed in increasing its revenue sufficiently to offset these higher expenses. Many of Castlight’s efforts to generate revenue from its business are new and unproven, and any failure to increase its revenue or generate revenue from new products and services could prevent it from achieving or maintaining profitability. Furthermore, to the extent Castlight is successful in increasing its customer base, it could also incur increased losses because costs associated with entering into customer agreements are generally incurred up front, while customers are generally billed over the term of the agreement. Castlight’s prior losses, combined with its expected future losses, have had and will continue to have an adverse effect on its stockholders’ equity and working capital. Castlight expects to continue to incur operating losses for the foreseeable future and may never become profitable on a quarterly or annual basis, or if it does, it may not be able to sustain profitability in subsequent periods. As a result of these factors, Castlight may need to raise additional capital through debt or equity financings in order to fund its operations, which could be dilutive to stockholders, and such capital may not be available on reasonable terms, if at all.
Castlight’s limited operating history makes it difficult to evaluate its current business and future prospects.
Castlight was founded in 2008, began building the first version of its core Castlight platform in 2009, did not complete its first customer sale and implementation until 2010 and did not make substantial investments in sales and marketing until 2012. Castlight’s limited operating history limits its ability to forecast its future operating results and such forecasts are subject to a number of uncertainties, including its ability to plan for and model future growth.
Castlight has encountered and will continue to encounter risks and uncertainties frequently experienced by new and growing companies in rapidly changing industries, such as determining appropriate investments of its limited resources, market adoption of its existing and future offerings, competition from other companies, acquiring and retaining customers, managing customer deployments, hiring, integrating, training and retaining skilled personnel, developing new products and services, determining prices for its products, unforeseen expenses and challenges in forecasting accuracy. If Castlight’s assumptions regarding these and other similar risks and uncertainties, which it uses to plan its business, are incorrect or change as it gains more experience operating its business or due to changes in its industry, or if Castlight does not address these risks and uncertainties successfully, its operating and financial results could differ materially from its expectations and its business could suffer.
In addition, Castlight may need to change its current operations infrastructure in order for it to achieve profitability and scale its operations efficiently, which makes its future prospects even more difficult to evaluate. For example, in order to grow sales of its health benefits platform to smaller customers in a financially sustainable manner, Castlight may need to further automate implementations, tailor its offering and modify its go-to-market approaches to reduce its service delivery and customer acquisition costs. If Castlight fail to implement these changes on a timely basis or are unable to implement them effectively, its business may suffer.
The market for Castlight’s offering is immature and volatile, and if it does not develop, if it develops more slowly than it expects, or if its offering does not drive employee engagement, the growth of its business will be harmed.
Castlight’s market is new and unproven, and it is uncertain whether it will achieve and sustain high levels of demand and market adoption. Castlight’s success depends to a substantial extent on the willingness of employers to increase their use of its health benefits platform, the ability of its products to increase employee engagement, as well as on its ability to demonstrate the value of its offering to customers and their employees and to develop new products that provide value to customers and users. If employers do not perceive the benefits of its offering or its offering does not drive employee engagement, then its market might develop more slowly than Castlight expects or even shrink, which could significantly adversely affect its operating results. In addition, Castlight has limited insight into trends that might develop and affect its business. Castlight might make errors in predicting and reacting to relevant business, legal and regulatory trends, which could harm its business. If any of these events occur, it could materially adversely affect its business, financial condition or results of operations.
If Castlight’s security measures are breached and unauthorized access to a customer’s data are obtained, its offering may be perceived as insecure, it may incur significant liabilities, its reputation may be harmed and it could lose sales and customers.
Castlight’s offering involves the storage and transmission of customers’ proprietary information, personally identifiable information, and protected health information of its customers’ employees and their dependents, which is regulated under the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, collectively HIPAA. Because of the extreme sensitivity of this information, the security features of its offering are very important. If Castlight’s security measures, some of which are managed by third parties, are breached or fail, unauthorized persons may be able to obtain access to sensitive customer or employee data, including HIPAA-regulated protected health information. A security breach or failure could result from a variety of circumstances and events, including third-party action, employee negligence or error, malfeasance, computer viruses, attacks by computer hackers, failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, telecommunication failures, user errors, and catastrophic events.
If Castlight’s security measures were to be breached or fail, its reputation could be severely damaged, adversely affecting customer or investor confidence, customers may curtail their use of or stop using its offering and its business may suffer. In addition, Castlight could face litigation, damages for contract breach, penalties and regulatory actions for violation of HIPAA and other laws or regulations applicable to data protection and significant costs for remediation and for measures to prevent future occurrences. In addition, any potential security breach could result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, incentives offered to customers or other business partners in an effort to maintain the business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants. While Castlight maintains insurance covering certain security and privacy damages and claim expenses it may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.
Castlight outsources important aspects of the storage and transmission of customer information, and thus relies on third parties to manage functions that have material cyber-security risks. These outsourced functions include services such as software design and product development, software engineering, database consulting, call center operations, co-location data centers, data-center security, IT, network security and Web application firewall services. Castlight attempts to address these risks by requiring outsourcing subcontractors who handle customer information to sign business associate agreements contractually requiring those subcontractors to adequately safeguard personal health data and in some cases by requiring such outsourcing subcontractors to undergo third-party security examinations. However, Castlight cannot assure you that these contractual measures and other safeguards will adequately protect it from the risks associated with the storage and transmission of customers proprietary and protected health information.

Castlight may experience cyber-security and other breach incidents that may remain undetected for an extended period. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against it, Castlight may be unable to anticipate these techniques or to implement adequate preventive measures. In addition, in the event that its customers authorize or enable third parties to access their data or the data of their employees on its systems, Castlight cannot ensure the complete integrity or security of such data in its systems as it would not control access. If an actual or perceived breach of its security occurs, or if Castlight is unable to effectively resolve such breaches in a timely manner, the market perception of the effectiveness of its security measures could be harmed and Castlight could lose sales and customers or suffer other reputational harm.
Castlight’s errors and omissions insurance may be inadequate or may not be available in the future on acceptable terms, or at all. In addition, its policy may not cover all claims made against it and defending a suit, regardless of its merit, could be costly and divert management’s attention from leading its business.
Castlight’s quarterly results may fluctuate significantly, which could adversely impact the value of its Class B common stock.
Castlight’s quarterly results of operations, including its revenue, gross margin, net loss and cash flows, may vary significantly in the future, and period-to-period comparisons of its operating results may not be meaningful. Accordingly, its quarterly results should not be relied upon as an indication of future performance. Castlight’s quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of its control, including, without limitation, those listed elsewhere in this “Risk Factors” section and those listed below:

•	the addition or loss of large customers, including through acquisitions or consolidations of such customers;

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seasonal and other variations in the timing of the sales of its offering, as a significantly higher proportion of its customers enter into new subscription agreements with it or renew previous agreements in the third and fourth quarters of the year compared to the first and second quarters;

•	the timing of recognition of revenue, including possible delays in the recognition of revenue due to lengthy and sometimes unpredictable implementation timelines;

•	failure to meet its contractual commitments under service-level agreements with its customers;

•	the amount and timing of operating expenses related to the maintenance and expansion of its business, operations and infrastructure;

•	its access to pricing and claims data managed by health plans and other third parties, or changes to the fees Castlight pay for that data;

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the timing and success of introductions of new products, services and pricing by it or its competitors or any other change in the competitive dynamics of its industry, including consolidation among competitors, customers or strategic partners;

•	its ability to attract new customers;

•	customer renewal rates and the timing and terms of customer renewals;

•	network outages or security breaches;

•	the mix of products and services sold or renewed during a period;

•	general economic, industry and market conditions;

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired companies; and

•	impact of new accounting pronouncements.
Castlight is particularly subject to fluctuations in its quarterly results of operations since the costs associated with entering into customer agreements and implementing its offerings are generally incurred prior to launch, while Castlight generally recognizes revenue over the term of the agreement beginning at launch. In addition, some of its contracts with customers provide for one-time bonus payments if its offering achieves certain metrics, such as a certain rate of employee engagement, which may lead to additional fluctuations in its quarterly operating results. In certain contracts, employee engagement may refer to the number of first time registrations by employees of its customers and in other cases it may refer to return usage of its products by employees. Any fluctuations in its quarterly results may not accurately reflect the underlying performance of its business and could cause a decline in the trading price of its Class B common stock.
If Castlight fails to manage its growth effectively, its expenses could increase more than expected, its revenue may not increase and it may be unable to implement its business strategy.
Castlight has experienced rapid growth in recent periods, which puts strain on its business, operations and employees. For example, its revenue has increased from $54.0 million for the nine months ended September 30, 2015 to $71.8 million for the nine months ended September 30, 2016. To manage its current and anticipated future growth effectively, Castlight must continue to maintain and enhance its IT infrastructure, financial and accounting systems and controls. Moreover, Castlight may from time to time decide to undertake cost savings initiatives, such as the reduction in workforce it implemented in 2016, or disposing of, or otherwise discontinuing certain products, in an effort to focus its resources on key strategic initiatives and streamline its business. Castlight must also attract, train and retain a significant number of qualified personnel in key areas such as, sales and marketing, customer support, professional services, engineering and management, and the availability of such personnel, in particular software engineers, may be constrained. These and similar challenges, and the related costs, may be exacerbated by the fact that its headquarters are located in the San Francisco Bay Area.
A key aspect to managing Castlight’s growth is its ability to scale its capabilities to implement its offering satisfactorily with respect to both large and demanding enterprise customers, who currently comprise the substantial majority of its customer base, as well as smaller customers. Large customers often require specific features or functions unique to their particular business processes, which at a time of rapid growth or during periods of high demand, may strain its implementation capacity and hinder its ability to successfully implement its offering to its customers in a timely manner. Castlight may also need to make further investments in its technology and automate portions of its offering or services to decrease its costs, particularly as it grows sales of its health benefits platform to smaller customers. If Castlight is unable to address the needs of its customers or their employees, or its customers or their employees are unsatisfied with the quality of its offering or services, they may not renew their agreements, seek to cancel or terminate their relationship with it or renew on less favorable terms. In addition, many of its customers adjust their benefit plan designs, benefits providers and eligibility criteria at the start of each new benefits plan year, requiring additional configurations for those customers. As its customer base grows, the complexity of these activities can increase. If Castlight fails to automate these operations sufficiently and implement these changes on a timely basis or are unable to implement them effectively, its business may suffer.
Failure to effectively manage its growth could also lead it to over-invest or under-invest in development and operations, result in weaknesses in its infrastructure, systems or controls, give rise to operational mistakes, financial losses, loss of productivity or business opportunities and result in loss of employees and reduced productivity of remaining employees. Its growth is expected to require significant capital expenditures and might divert financial resources from other projects such as the development of new products and services. In addition, data and content fees, which are one of its primary operational costs, are not fixed as they vary based on the source and condition of the data Castlight receives from third parties, and if they remain variable or increase over time, Castlight would not be able to realize the economies of scale that it expects as it grows renewals and implementation of new customers, which would negatively impact its gross margin. If its management is unable to effectively manage its growth, its expenses might increase more than expected, its revenue may not increase or might grow more slowly than expected and Castlight might be unable to implement its business strategy. The quality of its offering might also suffer, which could negatively affect its reputation and harm its ability to retain and attract customers.

Castlight incurs significant upfront costs in its customer relationships, and if Castlight is unable to maintain and grow these customer relationships over time, it is likely to fail to recover these costs and its operating results will suffer.
Castlight devotes significant resources and incurs significant upfront costs to establish relationships with its customers and implement its offering and related services, particularly in the case of large enterprises that, often request or require specific features or functions unique to their particular business processes. Accordingly, its operating results will depend in substantial part on its ability to deliver a successful customer experience and persuade its customers to maintain and grow their relationship with it over time. For example, if Castlight is not successful in implementing its offering or delivering a successful customer experience, a customer could terminate or fail to renew their agreement with it, Castlight would lose or be unable to recoup the significant upfront costs that it had expended on such customer and its operating results would suffer. As Castlight grows, its customer acquisition costs could outpace its build-up of recurring revenue, and it may be unable to reduce its total operating costs through economies of scale such that Castlight is unable to achieve profitability.
Castlight’s ability to deliver its full offering to customers depends in substantial part on its ability to access pricing and claims data managed by a limited number of health plans and other third parties.
In order to deliver the full functionality offered by its health benefits platform, Castlight needs continued access, on behalf of its customers, to sources of pricing and claims data, much of which is managed by a limited number of health plans and other third parties. Castlight has developed various long-term and short-term processes to obtain data from certain health plans and other third parties. Castlight is limited in its ability to offer the full functionality of its offering to customers of health plans with whom it does not have a data-sharing or joint customer support process or arrangement.
The terms of the arrangements under which Castlight has access to data managed by health plans and other third parties vary, which can impact the offering Castlight is able to deliver. Many of its arrangements with health plans and third parties have terms that limit its access to and permitted uses of claims or pricing data to the data associated with its mutual customers. Also, some agreements, processes, or arrangements may be terminated if the underlying customer contracts do not continue, or may otherwise be subject to termination or non-renewal in whole or in part.
The health plans and other third parties that Castlight currently works with may, in the future, change their position and limit or eliminate its access to pricing and claims data, increase the costs for access to data, provide data to it in more limited or less useful formats, or restrict its permitted uses of data. Furthermore, some health plans have developed or are developing their own proprietary price and quality estimation tools and may perceive continued cooperation with Castlight as a competitive disadvantage and choose to limit or discontinue its access to pricing and claims data. Failure to continue to maintain and expand its access to pricing and claims data may adversely impact its ability to continue to serve existing customers and expand its offering to new customers.
If Castlight’s access to pricing and claims data is reduced or becomes more costly to it, its ability to compete in the marketplace or to grow its revenue could be impaired and its operating results would suffer.
Castlight is investing in and expect to increasingly rely on channel partners for a portion of its sales, and if its channel partner relationships are unsuccessful then its sales results will be adversely affected and the growth of its business will be harmed.
Castlight’s sales strategy relies in part on relationships Castlight has developed with health plans, benefits consultants, brokers and other industry participants, and Castlight is continuing to invest in, and expect to increase its reliance on, these relationships with channel partners to access additional customer segments and grow its overall sales. However, Castlight cannot be certain that it will be able to identify suitable channel partners and, if it identifies such channel partners, there can be no assurance that its channel partner relationships will be successful, or will result in access to additional customers or growth in sales. Its channel partnerships could fail for a variety of reasons, including changes in its partners’ business priorities, insufficient or misaligned incentives for its partners’ to assist it with sales, competition, or other factors.
In addition, its reliance on sales through channel partners could put downward pressure on the total revenue Castlight is able to generate, and could result in existing customers electing to use alternative or lower-functionality versions of its products that Castlight may elect to provide through channel partners. The concentration of a material portion of business with any given channel partner could also create tensions with other companies Castlight does business with, including health plans on whom Castlight relies to receive data and offer its services.
Certain relationships Castlight will enter or have entered into with channel partners will require substantial investments of its resources to support these initiatives.  There can be no assurance that the investments Castlight makes to develop and support these channel relationships, or the effort required to do so, will provide a positive return on its investment in the near term, or at all.  If any of these events materialize, its business and results of operations could be materially adversely affected.
If Castlight’s existing customers do not continue or renew their agreements with it, renew at lower fee levels or decline to purchase additional products and services from Castlight, its business and operating results will suffer.
Castlight expects to derive a significant portion of its revenue from renewal of existing customer agreements and sales of additional products and services to existing customers. Revenue recognized in any quarter is largely derived from customer agreements signed in prior quarters. As a result, achieving a high renewal rate of its customer agreements and selling additional products and services is critical to its future operating results.
However, Castlight has a limited operating history and does not yet have enough experience with customer renewals to predict its customer renewal rate. It may experience significantly more difficulty than it anticipates in renewing existing customer agreements or in renewing them upon favorable terms. Factors that may affect the renewal rate for its offering, terms of those renewals and its ability to sell additional products and services include:

•	the price, performance and functionality of its offering;

•	its customers’ user counts and benefit design features;

•	the availability, price, performance and functionality of competing or alternative solutions;

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the potential for customers that are able to access lower-functionality versions of its offering that Castlight provides through health plans or other channel partners to opt to use the lower-functionality versions of its offering;

•	its ability to develop complementary products and services;

•	its continued ability to access the pricing and claims data necessary to enable it to deliver reliable data in its cost estimation and price transparency offering to customers;

•	the stability, performance and security of its hosting infrastructure and hosting services;

•	changes in health care laws, regulations or trends; and

•	the business environment of its customers, in particular, headcount reductions by its customers.
Castlight enters into master services agreements with its customers. These agreements generally have stated terms of three years. Its customers have no obligation to renew their subscriptions for its offering after the term expires. In addition, its customers may negotiate terms less advantageous to it upon renewal, which may reduce its revenue from these customers. Factors that are not within its control may contribute to a reduction in its contract revenue. For instance, its customers may reduce their number of employees, which would result in a corresponding reduction in the number of employee users eligible for its offering and thus a lower aggregate monthly services fee. Its future operating results also depend, in part, on its ability to sell new products and services to its existing customers. If its customers fail to renew their agreements, renew their agreements upon less favorable terms or at lower fee levels, or fail to purchase new products and services from it, its revenue may decline or its future revenue may be constrained.
In addition, a significant number of its customer agreements allow customers to terminate such agreements for convenience at certain times, typically with one to three months advance notice. Castlight typically incurs the expenses associated with integrating a customer’s data into its health care database and related training and support prior to recognizing meaningful revenue from such customer. Customer subscription revenue is not recognized until its products are implemented for launch, which is generally from three to twelve months from contract signing. If a customer terminates its agreement early and revenue and cash flows expected from a customer are not realized in the time period expected or not realized at all, its business, operating results and financial condition could be adversely affected.
A significant portion of its revenue comes from a limited number of customers, the loss of which would adversely affect its financial results.
Historically, Castlight has relied on a limited number of customers for a substantial portion of its total revenue. For the year ended December 31, 2015, its top 10 customers by revenue accounted for 35% of its total revenue and no single customer accounted for 10% or more of its total revenue. Castlight relies on its reputation and recommendations from key customers in order to promote its offering to potential customers. The loss of any of its key customers, or a failure of some of them to renew or expand user subscriptions, could have a significant impact on the growth rate of its revenue, reputation and its ability to obtain new customers. In addition, mergers and acquisitions involving its customers could lead to cancellation or non-renewal of its agreements with those customers or by the acquiring or combining companies, thereby reducing the number of its existing and potential customers.
Because Castlight generally bills its customers and recognizes revenue over the term of the contract, near term declines in new or renewed agreements may not be reflected immediately in its operating results and may be difficult to discern.
Most of Castlight’s revenue in each quarter is derived from agreements entered into with its customers during previous quarters. Consequently, a decline in new or renewed agreements in any one quarter may not be fully reflected in its revenue for that quarter. Such declines, however, would negatively affect its revenue in future periods and the effect of significant downturns in sales of and market demand for its offering, and potential changes in its rate of renewals or renewal terms, may not be fully reflected in its results of operations until future periods. Accordingly, management measures sales performance and forecasts future subscription revenue based on signed annual recurring revenue, or ARR. ARR is a forward-looking metric based on contractual terms in existence as of the end of a reporting period and is subject to change resulting from a number of factors including, but not limited to, addition of new customers, changes in user counts, terminations or non-renewals, as well as upsells and cross-sells. For all of these reasons, the amount of subscription revenue Castlight actually recognizes may be different from ARR at the end of a period in which it was recorded. In addition, Castlight may be unable to adjust its cost structure rapidly, or at all, to take account of reduced revenue. Castlight’s subscription model also makes it difficult for it to rapidly increase its total revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable term of the agreement. Accordingly, the effect of changes in the industry impacting its business or changes Castlight experiences in its new sales may not be reflected in its short-term results of operations.
Castlight’s sales and implementation cycle can be long and unpredictable and require considerable time and expense, which may cause operating results to fluctuate.
The sales cycle for Castlight’s health benefits platform, from initial contact with a potential lead to contract execution and implementation, varies widely by customer, ranging from three to 24 months. Some of its customers undertake a significant and prolonged evaluation process, including whether its offering meets a customer’s unique benefits program needs, that frequently involves not only the review of its offering but also of its competitors, which has in the past resulted in extended sales cycles. Castlight’s sales efforts involve educating its customers about the use, technical capabilities and benefits of its offering. Moreover, its large enterprise customers often begin to deploy its service on a limited basis, but nevertheless demand extensive configuration, integration services and pricing concessions, which increase its upfront investment in the sales effort with no guarantee that these customers will deploy its offering widely enough across their organization to justify its substantial upfront investment. It is possible that in the future Castlight may experience even longer sales cycles, more complex customer needs, higher upfront sales costs and less predictability in completing some of its sales as Castlight continues to expand its direct sales force and thereby increase the percentage of its sales personnel with less experience in selling its service, expands into new territories and add additional products and services. In addition, even after contracts are signed, its implementation timelines can delay recognition of related revenue for several periods. If its sales cycle lengthens or its substantial upfront sales and implementation investments do not result in sufficient sales or revenue to justify its investments, Castlight’s operating results may be harmed.

The health care industry is heavily regulated. Castlight’s failure to comply with regulatory requirements could create liability for it, result in adverse publicity and otherwise negatively affect its business.
The health care industry is heavily regulated and is constantly evolving due to the changing political, legislative and regulatory landscape and other factors. Many health care laws are complex, and their application to specific services and relationships may not be clear. Further, some health care laws differ from state to state and it is difficult to ensure its business complies with evolving laws in all states. Its operations may be adversely affected by enforcement initiatives. Castlight’s failure to accurately anticipate the application of these laws and regulations to its business, or any other failure to comply with regulatory requirements, could create liability for it, result in adverse publicity and negatively affect its business. For example, failure to comply with these requirements could result in the unwillingness of current and potential customers to work with it. Federal and state legislatures and agencies periodically consider proposals to revise aspects of the legal rules applicable to the health care industry, or to revise or create additional statutory and regulatory requirements. Such proposals, if implemented, could impact its operations, the use of its offering and its ability to market new products and services, or could create unexpected liabilities for Castlight. Castlight cannot predict what changes to laws or regulations might be made in the future or how those changes could affect its business or its operating costs.
If Castlight fails to comply with applicable health information privacy and security laws and other state and federal privacy and security laws, it may be subject to significant liabilities, reputational harm and other negative consequences, including decreasing the willingness of current and potential customers to work with it.
Castlight is subject to data privacy and security regulation by both the federal government and the states in which it conducts its business; these regulations address matters central to its business, including privacy and data protection, personal information, content, data security, data retention and deletion, and user communications. The introduction of new products or expansion of its activities may subject it to additional laws and regulations. In particular, Castlight is subject to the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, collectively HIPAA, which established uniform federal standards for certain “covered entities,” which include health care providers and health plans, governing the conduct of specified electronic health care transactions and protecting the security and privacy of protected health information, or PHI. The Health Information Technology for Economic and Clinical Health Act, or HITECH, which became effective on February 17, 2010, makes HIPAA’s privacy and security standards directly applicable to “business associates,” which are independent contractors or agents of covered entities that create, receive, maintain, or transmit PHI in connection with providing a service for or on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA’s requirements and seek attorney’s fees and costs associated with pursuing federal civil actions.
A portion of the data that Castlight obtains and handles for or on behalf of its customers is considered PHI, subject to HIPAA. Under HIPAA and its contractual agreements with its HIPAA covered entity health plan customers, Castlight is considered a “business associate” to those customers, and are required to maintain the privacy and security of PHI in accordance with HIPAA and the terms of its business associate agreements with customers, including by implementing HIPAA-required administrative, technical and physical safeguards. Castlight has incurred, and will continue to incur, significant costs to establish and maintain these safeguards and, if additional safeguards are required to comply with HIPAA regulations or its customers’ requirements, its costs could increase further, which would negatively affect its operating results. Furthermore, if Castlight fails to maintain adequate safeguards, or Castlight or its agents and subcontractors use or disclose PHI in a manner prohibited or not permitted by HIPAA or its business associate agreements with its customers, or if the privacy or security of PHI that it obtains and handles is otherwise compromised, Castlight could be subject to significant liabilities and consequences, including, without limitation:

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breach of its contractual obligations to customers, which may cause its customers to terminate their relationship with it and may result in potentially significant financial obligations to its customers;

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investigation by the federal and state regulatory authorities empowered to enforce HIPAA, which include the U.S. Department of Health and Human Services and state attorneys general, and the possible imposition of civil penalties;

•	private litigation by individuals adversely affected by any violation of HIPAA, HITECH or comparable state laws for which Castlight is responsible; and

•	negative publicity, which may decrease the willingness of current and potential future customers to work with it and negatively affect its sales and operating results.
Further, Castlight publishes statements to end users of its services that describe how it handles and protects personal information. If federal or state regulatory authorities or private litigants consider any portion of these statements to be untrue, Castlight may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including, without limitation, costs of responding to investigations, defending against litigation, settling claims and complying with regulatory or court orders.
Castlight also sends SMS text messages to potential end users who are eligible to use its service through certain customers and partners. While Castlight gets consent from or on behalf of these individuals to send text messages, federal or state regulatory authorities or private litigants may claim that the notices and disclosures Castlight provides, form of consents it obtains or its SMS texting practices are not adequate. These SMS texting campaigns are potential sources of risk for class action lawsuits and liability for Castlight. Numerous class-action suits under federal and state laws have been filed in recent years against companies who conduct SMS texting programs. Many of those suits have resulted in multi-million dollar settlements to the plaintiffs.
If Castlight’s new products and services are not adopted by its customers, or if it fails to continue to innovate and develop new products and services that are adopted by customers, then its revenue and operating results will be adversely affected.
To date Castlight has derived a substantial majority of its revenue from sales of its core Castlight platform, and its longer-term operating results and continued growth depend in part on its ability to successfully develop and sell new products and services that its new and existing customers want and are willing to purchase. In addition to its core Castlight platform, Castlight has introduced a number of product cross-sells, such as its Castlight Pharmacy, Castlight Dental, Castlight Action, Castlight Elevate, Castlight Protect, and Castlight Rewards, but it is uncertain whether these products and services will result in significant revenue or comprise a significant portion of its total revenue. In addition, Castlight has invested, and will continue to invest, significant resources in research and development to enhance its existing offering and introduce new high quality products and services. If existing customers are not willing to make additional payments for such new products, or if new customers do not value such new products, its business and operating results will be harmed. If Castlight is unable to predict user preferences or its industry changes, or if Castlight is unable to modify its offering and services on a timely basis, it might lose customers. Castlight’s operating results would also suffer if its innovations are not responsive to the needs of its customers, appropriately timed with market opportunity or effectively communicated and brought to market.
Castlight operates in a competitive industry, and if it is not able to compete effectively, its business and operating results will be harmed.
The market for Castlight’s products and services is competitive, and Castlight expects the market to attract increased competition, which could make it hard for it to succeed. Castlight currently faces competition for sub-components of its offering from a range of companies, including specialized software and solution providers that offer similar solutions, often at substantially lower prices, and that are continuing to develop additional products and becoming more sophisticated and effective. These competitors include but are not limited to Change Healthcare Corporation,, Healthcare Bluebook, HealthSparq Inc. and MDX Medical. In addition to traditional competitors, Castlight is also beginning to encounter competitive pressure during sales opportunities in which a single platform, high touch concierge services, or employee communications is the primary focus for the customer. Vendors in this category include Evive Health, Compass and Health Advocate. In addition, large, well-financed health plans, with whom Castlight cooperates and on whom it depends in order to obtain the pricing and claims data Castlight needs to deliver its offering to customers, have in some cases developed their own cost and quality estimation tools and provide these solutions to their customers at discounted prices or often for free. These health plans include, for example, Aetna Inc., Cigna Corporation, and UnitedHealth Group, Inc. Competition from specialized software and solution providers, health plans and other parties may result in pricing pressure, which may lead to price decline in certain product segments, which could negatively impact its sales, profitability and market share. In addition, if health plans perceive continued cooperation with Castlight as a threat to their business interests, they may take steps that impair its access to pricing and claims data, or that otherwise make it more difficult or costly for Castlight to deliver its offering to customers.

Some of Castlight’s competitors, in particular health plans, have greater name recognition, longer operating histories and significantly greater resources than it does. Furthermore, its current or potential competitors may be acquired by third parties with greater available resources. As a result, Castlight’s competitors might be able to respond more quickly and effectively than Castlight can to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, current and potential competitors have established, and might in the future establish, cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. Accordingly, new competitors or alliances might emerge that have greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise, greater financial resources and larger sales forces than Castlight has, which could put it at a competitive disadvantage. Its competitors could also be better positioned to serve certain segments of its market, such as customers that desire a more narrow solution, which could create additional price pressure. In light of these factors, even if its offering is more effective than those of its competitors, current or potential customers might accept competitive offerings in lieu of purchasing its offerings.
Shifts in health care benefits trends, including any potential decline in the number of self-insured employers, or the emergence of new technologies may render Castlight’s offering obsolete or require Castlight to expend significant resources in order to remain competitive.
The U.S. health care industry is massive, with a number of large market participants with conflicting agendas, is subject to significant government regulation and is currently undergoing significant change. Changes in Castlight’s industry, for example, towards private health care exchanges or away from high deductible health plans, or the emergence of new technologies as more competitors enter its market, could result in its offering being less desirable or relevant.
For example, Castlight currently derives substantially all of its revenue from sales to customers that are self-insured employers. The demand for its offering depends on the need of self-insured employers to manage the costs of health care services that they pay on behalf of their employees. While the percentage of employers who are self-insured has been increasing over the past decade, there is no assurance that this trend will continue. Various factors, including changes in the health care insurance market or in government regulation of the health care industry, could cause the percentage of self-insured employers to decline, which would adversely affect the market for its offering and would negatively affect its business and operating results. Furthermore, such trends and its business could be affected by changes in health care spending resulting from the Patient Protection and Affordable Care Act, or the ACA, which was enacted in March 2010 and is currently being implemented. For example, under the ACA the federal government and several state governments established public exchanges in which consumers can purchase health insurance. In the event that the implementation of the ACA causes its customers to change their health care benefits plans or move to use of exchanges such that it reduces the need for its offering, or if the number of self-insured employers otherwise declines, Castlight would be forced to compete on additional product and service attributes or to expend significant resources in order to alter its offering to remain competitive.
If health care benefits trends shift or entirely new technologies are developed that replace existing offerings, Castlight’s existing or future offerings could be rendered obsolete and its business could be adversely affected. In addition, Castlight may experience difficulties with software development, industry standards, design or marketing that could delay or prevent its development, introduction or implementation of new products and enhancements.
Castlight may require additional capital to support business growth, and this capital might not be available to it on acceptable terms or at all.
Castlight’s operations have consumed substantial amounts of cash since inception and it intends to continue to make significant investments to support its business growth, respond to business challenges or opportunities, develop new products and services, enhance its existing offering and services, enhance its operating infrastructure and potentially acquire complementary businesses and technologies. For the nine months ended September 30, 2016 and 2015, Castlight’s net cash used in operating activities was $35.3 million and $44.9 million, respectively. Castlight’s future capital requirements may be significantly different from its current estimates and will depend on many factors including its growth rate, new customer acquisitions, subscription renewal activity, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced services offerings and the continuing market acceptance of its cloud-based subscription services. Accordingly, Castlight might need to engage in equity or debt financings or collaborative arrangements to secure additional funds. If Castlight raises additional funds through further issuances of equity or convertible debt securities, its existing stockholders could suffer significant dilution, and any new equity securities Castlight issues could have rights, preferences and privileges superior to those of holders of its Class B common stock. Any debt financing secured by it in the future could involve restrictive covenants relating to its capital-raising activities and other financial and operational matters, which might make it more difficult for it to obtain additional capital and to pursue business opportunities, including potential acquisitions. Castlight might have to obtain funds through arrangements with collaborative partners or others that may require it to relinquish rights to its technologies or offering that Castlight otherwise would not relinquish. In addition, during the recent economic instability, it has been difficult for many companies to obtain financing in the public markets or to obtain debt financing, and Castlight might not be able to obtain additional financing on commercially reasonable terms, if at all. If Castlight is unable to obtain adequate financing or financing on terms satisfactory to it when it requires it, its ability to continue to support its business growth and to respond to business challenges could be significantly limited.
Castlight’s proprietary software may not operate properly, which could damage its reputation, give rise to claims against it or divert application of its resources from other purposes, any of which could harm its business and operating results.
Proprietary software development is time-consuming, expensive and complex, and may involve unforeseen difficulties. Castlight may encounter technical obstacles, and it is possible that it will discover additional problems that prevent its proprietary products from operating properly. In addition to its core Castlight platform, the company is currently implementing software with respect to a number of new products and services, including its Castlight Pharmacy, Castlight Dental, Castlight Action, Castlight Elevate, Castlight Protect and Castlight Rewards. If Castlight’s offering does not function reliably or fails to achieve customer expectations in terms of performance, customers could assert liability claims against it or attempt to cancel their contracts with it. This could damage its reputation and impair its ability to attract or maintain clients which would adversely affect its operating results.
Moreover, data services that are as complex as those Castlight offers have in the past contained, and may in the future develop or contain, undetected defects or errors. Material performance problems, defects or errors in its existing or new software and products and services may arise in the future and may result from interface of its offering with systems and data that Castlight did not develop and the function of which is outside of its control or undetected in its testing. These defects and errors and any failure by it to identify and address them could result in loss of revenue or market share, diversion of development resources, injury to its reputation and increased service and maintenance costs. Defects or errors in its health benefits platform might discourage existing or potential customers from purchasing its offering from it. Correction of defects or errors could prove to be impossible or impracticable. The costs incurred in correcting any defects or errors may be substantial and could adversely affect its operating results.
If Castlight cannot implement its offering for customers in a timely manner, it may lose customers and its reputation may be harmed.
Castlight’s customers have a variety of different data formats, enterprise applications and infrastructure and its offering must support its customers’ data formats and integrate with complex enterprise applications and infrastructures. If its platform does not currently support a customer’s required data format or appropriately integrate with a customer’s applications and infrastructure, or if an existing customer switches to unsupported infrastructure, then Castlight must configure its platform to do so, which increases its expenses. Additionally, Castlight does not control its customers’ implementation schedules. As a result, if its customers do not allocate internal resources necessary to meet their implementation responsibilities or if Castlight faces unanticipated implementation difficulties, the implementation may be delayed. Further, its implementation capacity has at times constrained its ability to successfully implement its offering for its customers in a timely manner, particularly during periods of high demand. If the customer implementation process is not executed successfully or if execution is delayed, Castlight could incur significant costs, customers could become dissatisfied and decide not to increase usage of its offering, or not to use its offering beyond an initial period prior to their term commitment or, in some cases, revenue recognition could be delayed. Castlight’s data dependencies and implementation procedures differ for each new product that it launches. Accordingly, Castlight’s ability to convert sales of new products into billings and revenue depends on its ability to create a scalable launch infrastructure in each case. In addition, competitors with more efficient operating models with lower implementation costs could penetrate its customer relationships.
Additionally, large and demanding enterprise customers, who currently comprise the majority of its customer base, may request or require specific features or functions unique to their particular business processes, which increase its upfront investment in sales and deployment efforts and the revenue resulting from the customers under its typical contract length may not cover the upfront investments. If prospective large customers require specific features or functions that Castlight does not offer, then the market for its offering will be more limited and its business could suffer.
In addition, supporting large customers could require Castlight to devote significant development services and support personnel and strain its personnel resources and infrastructure. Furthermore, if Castlight is unable to address the needs of these customers in a timely fashion or further develop and enhance its offering, or if a customer or its employees are not satisfied with its quality of work, its offering or professional services then Castlight could incur additional costs to address the situation. In addition, Castlight may be required to issue credits or refunds for pre-paid amounts related to unused services, the timing of recognition of revenue for, and the profitability of, that work might be impaired and the customer’s dissatisfaction with its offering could damage its ability to expand the number of products and services purchased by that customer. These customers may not renew their agreements, seek to terminate their relationship with Castlight or renew on less favorable terms. Moreover, negative publicity related to its customer relationships, regardless of its accuracy, may further damage its business by affecting its ability to retain or compete for new business with current and prospective customers. If any of these were to occur, its revenue may fail to grow at historical rates or at all, or may even decline, and its operating results could be adversely affected.
Any failure to offer high-quality technical support services may adversely affect Castlight’s relationships with its customers and harm its financial results.
Castlight’s customers depend on its support organization to resolve any technical issues relating to its offering. In addition, its sales process is highly dependent on the quality of its offering, its business reputation and on strong recommendations from its existing customers. Any failure to maintain high-quality and highly-responsive technical support, or a market perception that Castlight does not maintain high-quality and highly-responsive support, could harm its reputation, adversely affect its ability to sell its offering to existing and prospective customers, and harm its business, operating results and financial condition.
Castlight offers technical support services with its offering and may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services, particularly as it increases the size of its customer base. Castlight also may be unable to modify the format of its support services to compete with changes in support services provided by competitors. It is difficult to predict customer demand for technical support services and if customer demand increases significantly, Castlight may be unable to provide satisfactory support services to its customers and their employees. Additionally, increased customer demand for these services, without corresponding revenue, could increase costs and adversely affect its operating results.
Castlight depends on data centers operated by third parties for its offering, and any disruption in the operation of these facilities could adversely affect its business.
Castlight provides its health benefits platform through computer hardware that is currently located in two third-party data centers in Colorado and Arizona, each of which are operated by the same IT hosting company. While Castlight controls and has access to its servers and all of the components of its network that are located in these external data centers, it does not control the operation of these facilities. The owner of its data centers has no obligation to renew the agreements with Castlight on commercially reasonable terms, or at all. If Castlight is unable to renew these types of agreements on commercially reasonable terms, or if its data center operator is acquired or ceases operations, Castlight may be required to transfer its servers and other infrastructure to new data center facilities, and Castlight may incur significant costs and possible service interruption in connection with doing so.
Problems faced by Castlight’s third-party data center locations could adversely affect the experience of its customers. The operator of the data centers could decide to close the facilities without adequate notice. In addition, any financial difficulties, such as bankruptcy, faced by the operator of the data centers or any of the service providers with whom Castlight or they contract may have negative effects on its business, the nature and extent of which are difficult to predict. Additionally, if its data centers are unable to keep up with its growing needs for capacity, this could have an adverse effect on its business. For example, a rapid expansion of its business could affect the service levels at its data centers or cause such data centers and systems to fail. Any changes in third-party service levels at its data centers or any disruptions or other performance problems with its product offering could adversely affect its reputation and may damage its customers’ stored files or result in lengthy interruptions in its services. Interruptions in Castlight’s services might reduce its revenue, increase its costs associated with remediation or cause Castlight to issue refunds to customers for prepaid and unused subscriptions, subject it to potential liability or adversely affect its renewal rates.
The information that Castlight provides to its customers, and their employees and families, could be inaccurate or incomplete, which could harm its business, financial condition and results of operations.
Castlight provides price, quality and other health care-related information for use by its customers, and their employees and families, to search and compare options for health care services. Third-party health plans and its customers provide Castlight with most of these data. Because data in the health care industry is fragmented in origin, inconsistent in format and often incomplete, the overall quality of data in the health care industry is poor, and Castlight frequently discover data issues and errors. If the data that Castlight provides to its customers are incorrect or incomplete or if it makes mistakes in the capture or input of these data, its reputation may suffer and its ability to attract and retain customers may be harmed.
In addition, a court or government agency may take the position that its storage and display of health information exposes Castlight to personal injury liability or other liability for wrongful delivery or handling of health care services or erroneous health information. While Castlight maintains insurance coverage, this coverage may prove to be inadequate or could cease to be available to it on acceptable terms, if at all. Even unsuccessful claims could result in substantial costs, harm to its reputation and diversion of management resources. A claim brought against Castlight that is uninsured or under-insured could harm its business, financial condition and results of operations.
Castlight depends on its senior management team, and the loss of one or more of its executive officers or key employees or an inability to attract and retain highly skilled employees or key subcontractor services could adversely affect its business.
Castlight’s success depends largely upon the continued services of its key executive officers. These executive officers are at-will employees and therefore may terminate employment with Castlight at any time with no advance notice. Castlight does not maintain “key person” insurance for any of these executive officers or any of its other key employees. Castlight also relies on its leadership team in the areas of research and development, marketing, services and general and administrative functions. From time to time, there may be changes in its executive management team resulting from the hiring or departure of executives, which could disrupt its business. The replacement of one or more of its executive officers or other key employees would likely involve significant time and costs and may significantly delay or prevent the achievement of its business objectives.
To continue to execute its growth strategy, Castlight also must attract and retain highly skilled personnel. Competition is intense for engineers with high levels of experience in designing and developing software and Internet-related services, particularly in the San Francisco Bay Area where Castlight is located. Castlight might not be successful in maintaining its unique culture and continuing to attract and retain qualified personnel. Castlight has from time to time in the past experienced, and it expects to continue to experience in the future, difficulty in hiring and retaining highly skilled personnel with appropriate qualifications. The pool of qualified personnel with Software-as-a-Service, or SaaS, experience or experience working with the health care market is limited overall. In addition, many of the companies with which Castlight competes for experienced personnel have greater resources than Castlight has. It supplements its hired skilled personnel through the use of subcontractors, particularly in the area of research and development, a significant portion of which perform services outside of the United States. If these subcontractors cease to perform services for Castlight for any reason, its ability to meet its development goals may be impaired, and its business and future growth prospects could be severely harmed.
In addition, in making employment decisions, particularly in the Internet and high-technology industries, job candidates often consider the value of the stock options or other equity instruments they are to receive in connection with their employment. Volatility or performance trends in the price of its stock might, therefore, adversely affect its ability to attract or retain highly skilled personnel. Furthermore, the requirement to expense stock options and other equity instruments might discourage Castlight from granting the size or type of stock option or equity awards that job candidates require to join its company. If Castlight fails to attract new personnel or fails to retain and motivate its current personnel, its business and future growth prospects could be severely harmed.

If Castlight cannot maintain its corporate culture as it grows, it could lose the elements of its culture that it believes contribute to its success and its business may be harmed.
Castlight believes that a critical asset for its business, and a source of its competitive strength, is its unique company culture, which it believes fosters a high level of cross-functional collaboration and desire for excellence in its performance and product. As Castlight grows and changes, it may find it difficult to maintain these important aspects of its corporate culture. Any failure to preserve Castlight’s culture could also negatively affect its ability to attract and retain personnel, its reputation and its ability to continue to build and advance its offering and may otherwise adversely affect its future success.
If Castlight fails to develop widespread brand awareness cost-effectively, its business may suffer.
Castlight believes that developing and maintaining widespread awareness of its brand in a cost-effective manner is critical to achieving widespread adoption of its offering and attracting new customers. Brand promotion activities may not generate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses Castlight incurs in building its brand. If Castlight fails to successfully promote and maintain its brand, or incur substantial expenses, it may fail to attract or retain customers necessary to realize a sufficient return on its brand-building efforts, or to achieve the widespread brand awareness that is critical for broad customer adoption of its offering.
Castlight’s marketing efforts depend significantly on its ability to receive positive references from its existing customers.
Castlight’s marketing efforts depend significantly on its ability to call on its current customers to provide positive references to new, potential customers. Given its limited number of long-term customers, the loss or dissatisfaction of any customer could substantially harm its brand and reputation, inhibit the market adoption of its offering and impair its ability to attract new customers and maintain existing customers. Any of these consequences could have a material adverse effect on Castlight’s business, financial condition and results of operations.
Any failure to protect its intellectual property rights could impair Castlight’s ability to protect its proprietary technology and its brand.
Castlight’s success depends in part on its ability to enforce its intellectual property and other proprietary rights. Castlight relies upon a combination of patent, trademark, copyright and trade secret laws, as well as license and access agreements and other contractual provisions, to protect its intellectual property and other proprietary rights. In addition, Castlight attempts to protect its intellectual property and proprietary information by requiring certain of its employees, consultants and contractors to enter into confidentiality, noncompetition and assignment of inventions agreements. These laws, procedures and restrictions provide only limited protection and any of its intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. While Castlight has three U.S. patent applications pending, and currently has one issued U.S. patent, Castlight cannot ensure that any of its pending patent applications will be granted or that its issued patent will adequately protect its intellectual property. In addition, if any patents are issued in the future, they may not provide Castlight with any competitive advantages, or may be successfully challenged by third parties. To the extent that its intellectual property and other proprietary rights are not adequately protected, third parties might gain access to Castlight’s proprietary information, develop and market solutions similar to Castlight’s, or use trademarks similar to Castlight’s, each of which could materially harm its business. Further, unauthorized parties may attempt to copy or obtain and use its technology to develop products with the same functionality as its offering, and policing unauthorized use of its technology and intellectual property rights is difficult and may not be effective. The failure to adequately protect its intellectual property and other proprietary rights could materially harm its business.
Castlight could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.
In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Companies in the Internet and technology industries are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights, particularly patent rights, and Castlight’s competitors and other third parties may hold patents or have pending patent applications, which could be related to its business. These risks have been amplified by the increase in third parties, which Castlight refers to as non-practicing entities, whose sole primary business is to assert such claims. Castlight expect that it may receive in the future notices that claim Castlight or its customers using its offering have misappropriated or misused other parties’ intellectual property rights, particularly as the number of competitors in its market grows and the functionality of products amongst competitors overlaps. If Castlight is sued by a third party that claims that its technology infringes its rights, the litigation, whether or not successful, could be extremely costly to defend, divert its management’s time, attention and resources, damage its reputation and brand and substantially harm its business. Castlight does not currently have an extensive patent portfolio of its own, which may limit the defenses available to it in any such litigation.
In addition, in most instances, Castlight has agreed to indemnify its customers against certain third-party claims, which may include claims that its offering infringes the intellectual property rights of such third parties. Castlight’s business could be adversely affected by any significant disputes between it and its customers as to the applicability or scope of its indemnification obligations to them. The results of any intellectual property litigation to which Castlight might become a party, or for which it is required to provide indemnification, may require it to do one or more of the following:

•	cease offering or using technologies that incorporate the challenged intellectual property;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms, to sell or use the relevant technology; or

•	incur substantial costs and reallocate resources to redesign its technology to avoid infringement.
If Castlight is required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against it or any obligation to indemnify its customers for such claims, such payments or costs could have a material adverse effect upon its business and financial results.
Castlight’s use of open source technology could impose limitations on its ability to commercialize its software platform.
Castlight’s offering incorporates open source software components that are licensed to it under various public domain licenses. Some open source software licenses require users who distribute open source software as part of their software to publicly disclose all or part of the source code to such software or make available any derivative works of the open source code on unfavorable terms or at no cost. There is little or no legal precedent governing the interpretation of many of the terms of these licenses and therefore the potential impact of such terms on its business is somewhat unknown. There is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on its ability to market its software platform. While Castlight monitors its use of open source software and try to ensure that none is used in a manner that would require it to disclose its source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur and Castlight may be required to release its proprietary source code, pay damages for breach of contract, re-engineer its offering, discontinue sales of its offering in the event re-engineering cannot be accomplished on a timely basis or take other remedial action that may divert resources away from its development efforts, any of which could cause Castlight to breach customer contracts, harm its reputation, result in customer losses or claims, increase its costs or otherwise adversely affect its business and operating results.
Castlight may face risks related to securities litigation that could result in significant legal expenses and settlement or damage awards.
Castlight has been in the past and may in the future become subject to claims and litigation alleging violations of the securities laws or other related claims, which could harm its business and require it to incur significant costs. For example, in April and May, 2015, a series of purported securities class action lawsuits was filed in the Superior Court of the State of California, County of San Mateo, against Castlight, certain of its current and former directors, executive officers, significant stockholders, and underwriters associated with its IPO. These lawsuits were brought by purported stockholders of Castlight seeking to represent a class consisting of all those who purchased Castlight’s stock pursuant and/or traceable to the Registration Statement and Prospectus issued in connection with its IPO. Castlight is generally obliged, to the extent permitted by law, to indemnify its current and former directors and officers who are named as defendants in these types of lawsuits. On March 28, 2016, the parties to the consolidated actions reached a mutually acceptable resolution by way of a mediated cash settlement. The aggregate amount of the settlement under the agreement in principle is $9.5 million. The Court entered final approval of the settlement on October 28, 2016. As a result of the settlement the Company recorded a net charge of $2.9 million to general and administrative expense in 2016, which was paid out by Castlight in the third quarter of 2016. This amount represents the portion of settlement that was not covered by insurance and legal fees incurred in 2016 regarding this matter. Funds representing Castlight’s portion of the settlement amount were moved to escrow in the third quarter of 2016. Future litigation may require significant attention from management and could result in significant legal expenses, settlement costs or damage awards that could have a material impact on its financial position, results of operations and cash flows.
Castlight may acquire other companies or technologies, which could divert its management’s attention, result in dilution to its stockholders and otherwise disrupt its operations and adversely affect its operating results.
Castlight may in the future seek to acquire or invest in businesses, products and services or technologies that it believes could complement or expand its offering, enhance its technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause Castlight to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.
In addition, Castlight has limited experience in acquiring other businesses. If Castlight acquires additional businesses, it may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. Castlight also may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

•	inability to integrate or benefit from acquired technologies or services in a profitable manner;

•	unanticipated costs or liabilities associated with the acquisition;

•	difficulty integrating the accounting systems, operations and personnel of the acquired business;

•	difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

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difficulty converting the customers of the acquired business onto its platform and contract terms, including disparities in the revenue, licensing, support or professional services model of the acquired company;

•	diversion of management’s attention from other business concerns;

•	adverse effects to its existing business relationships with business partners and customers as a result of the acquisition;

•	the potential loss of key employees;

•	use of resources that are needed in other parts of its business; and

•	use of substantial portions of its available cash to consummate the acquisition.
In addition, a significant portion of the purchase price of companies Castlight acquires may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if its acquisitions do not yield expected returns, Castlight may be required to take charges to its operating results based on this impairment assessment process, which could adversely affect its results of operations.
Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect its operating results. In addition, if an acquired business fails to meet its expectations, its operating results, business and financial position may suffer.

If Castlight is unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of its financial reports and the market price of its Class B common stock may be negatively affected.
As a public company, Castlight is required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires that Castlight evaluate and determine the effectiveness of its internal control over financial reporting and provide a management report on the internal control over financial reporting. Castlight’s independent registered public accounting firm is not required to audit the effectiveness of its internal control over financial reporting until after Castlight is no longer an “emerging growth company”, as defined in the JOBS Act. At such time, its independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its internal control over financial reporting is documented, designed or operating. If Castlight has a material weakness in its internal control over financial reporting, it may not detect errors on a timely basis and its financial statements may be materially misstated. Castlight is in the process of designing and implementing the internal control over financial reporting required to comply with this obligation, which process will be time consuming, costly and complicated. If Castlight identifies material weaknesses in its internal control over financial reporting, if it is unable to comply with the requirements of Section 404 in a timely manner, if it is unable to assert that its internal control over financial reporting is effective, or if its independent registered public accounting firm concludes Castlight has a material weakness in its internal control over financial reporting, investors may lose confidence in the accuracy and completeness of its financial reports, the market price of its Class B common stock could be negatively affected and Castlight could become subject to investigations by the New York Stock Exchange, on which its securities are listed, the SEC or other regulatory authorities, which could require Castlight to obtain additional financial and management resources.
Castlight incurs significantly increased costs and devote substantial management time as a result of operating as a public company.
As a public company, Castlight incurs significant legal, accounting and other expenses that it did not incur as a private company. For example, it is subject to the reporting requirements of the Exchange Act and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC and the New York Stock Exchange, including the establishment and maintenance of effective disclosure and financial controls, changes in corporate governance practices and required filing of annual, quarterly and current reports with respect to its business and operating results. Compliance with these requirements increases its legal and financial compliance costs and makes some activities more time consuming and costly. In addition, Castlight’s management and other personnel divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, it incurs significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when Castlight is no longer an emerging growth company, as defined by the JOBS Act.
Operating as a public company makes it more expensive for Castlight to obtain director and officer liability insurance, and in the future it may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This could also make it more difficult for Castlight to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.
Castlight is an emerging growth company and the reduced disclosure requirements applicable to emerging growth companies may make its Class B common stock less attractive to investors.
Castlight is an emerging growth company, as defined under the JOBS Act. For as long as Castlight continue to be an emerging growth company, it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Castlight cannot predict if investors will find its Class B common stock less attractive because it will rely on these exemptions. If some investors find its Class B common stock less attractive as a result, there may be a less active trading market for its Class B common stock and its stock price may be more volatile.

Castlight will remain an emerging growth company until the earliest of (i) the end of the year in which the market value of its Class B common stock that is held by non-affiliates exceeds $700 million as of June 30, (ii) the end of the year in which Castlight has total annual gross revenue of $1 billion or more during such year, (iii) the date on which Castlight issues more than $1 billion in non-convertible debt in a three-year period or (iv) December 31, 2019.
Castlight may not be able to utilize a significant portion of its net operating loss or research tax credit carryforwards, which could adversely affect its profitability.
Castlight’s primary tax jurisdiction is the United States. All of its tax years are open to examination by U.S. federal and state tax authorities due to its history of tax losses. Castlight has provided a full valuation allowance for its deferred tax assets due to the uncertainty surrounding the future realization of such assets. Therefore, no benefit has been recognized for the net operating loss carryforwards and other deferred tax assets. The net operating loss could expire unused and be unavailable to reduce future income tax liabilities, which could adversely affect its profitability.
Economic uncertainties or downturns in the general economy or the industries in which Castlight’s customers operate could disproportionately affect the demand for its offering and negatively impact its results of operations.
General worldwide economic conditions have experienced a significant downturn, and market volatility and uncertainty remain widespread, making it extremely difficult for its customers and Castlight to accurately forecast and plan future business activities. For example, in June 2016, the decision by referendum to withdraw the United Kingdom (U.K.) from the European Union caused significant volatility in global stock markets, including those in the U.S., and fluctuations in currency exchange rates. The results of this referendum, or other global events, may continue to create global economic uncertainty not only in the U.K., but in other regions, including where Castlight does business. In addition, these conditions could cause Castlight’s customers or prospective customers to decrease headcount, benefits or human resources budgets, which could decrease corporate spending on its products and services, resulting in delayed and lengthened sales cycles, a decrease in new customer acquisition and loss of customers. Furthermore, during challenging economic times, its customers may have difficulty gaining timely access to sufficient credit or obtaining credit on reasonable terms, which could impair their ability to make timely payments to Castlight and adversely affect its revenue. If that were to occur, Castlight’s financial results could be harmed. Further, challenging economic conditions might impair the ability of its customers to pay for the products and services they already have purchased from Castlight and, as a result, its write-offs of accounts receivable could increase. Castlight cannot predict the timing, strength, or duration of any economic slowdown or recovery. If the condition of the general economy or markets in which Castlight operates worsens, its business could be harmed.
Castlight’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which it competes achieves the forecasted growth, its business could fail to grow at similar rates, if at all.
Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Castlight’s estimates and forecasts relating to the size and expected growth of the market for its products and services may prove to be inaccurate. Even if the market in which Castlight competes meets its size estimates and forecasted growth, its business could fail to grow at similar rates, if at all.
Natural or man-made disasters and other similar events may significantly disrupt Castlight’s business and negatively impact its results of operations and financial condition.
Castlight’s offices may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, power outages, fires, floods, nuclear disasters and acts of terrorism or other criminal activities, which may render it difficult or impossible for Castlight to operate its business for some period of time. For example, Castlight’s headquarters are located in the San Francisco Bay Area, a region known for seismic activity. Any disruptions in its operations related to the repair or replacement of its office could negatively impact its business and results of operations and harm its reputation. In addition, Castlight may not carry business insurance sufficient to compensate for losses that may occur. Any such losses or damages could have a material adverse effect on its business, results of operations and financial condition. In addition, the facilities of significant customers, health plans or major strategic partners may be harmed or rendered inoperable by such natural or man-made disasters, which may cause disruptions, difficulties or material adverse effects on its business.

Risks related to Jiff’s Business
Jiff continues to incur losses and may never achieve or sustain profitability in the future.
Jiff was incorporated in December 2010 and since that time has incurred net losses each year. As of September 30, 2016, Jiff had an accumulated deficit of approximately $60.6 million. The losses and accumulated deficit were primarily due to the substantial investments Jiff made to grow its business, enhance its technology and product offerings through research and development and acquire and support customers. Jiff anticipates that cost of revenue and operating expenses will increase substantially in the foreseeable future as it seeks to continue to grow its business, enhance its product offerings and acquire customers. These efforts may prove more expensive than currently anticipated, and Jiff may not succeed in increasing its revenue sufficiently to offset these higher expenses. Any failure by Jiff to increase its revenue or generate revenue from new or existing products and services could prevent it from achieving or maintaining profitability. Jiff’s prior losses, combined with its expected future losses, have had and will continue to have an adverse effect on its financial results. Jiff expects to continue to incur operating losses for the foreseeable future and may never become profitable on a quarterly or annual basis, or if it does, may not be able to sustain profitability in subsequent periods.
If Jiff fails to retain its existing customers or to acquire new customers in a cost-effective manner, Jiff’s revenue may decrease and its business may be harmed.
Jiff believes that growth of its business and revenue is dependent upon Jiff’s ability to continue to grow its network in existing geographic markets by retaining its existing customers and adding new customers, as well as achieving sales through its online marketplace to those customers’ users. This network takes time to build and may grow more slowly than Jiff expects or than it has grown in the past. Although Jiff’s growth rate may slow during certain periods as its business increases in size, if Jiff fails to retain its existing customers, its brand, business, results of operations and financial condition could be harmed. Jiff cannot assure you that the revenue from the customers it acquires will ultimately exceed the cost of acquisition.
While a key part of Jiff’s business strategy is to add customers in its existing geographic markets, Jiff may also expand its operations into new geographic markets. In doing so, Jiff may incur losses or otherwise fail to enter new markets successfully. Jiff’s expansion into new markets may place it in unfamiliar competitive environments and involve various risks, including the need to invest significant resources and the possibility that returns on such investments will not be achieved for several years or at all.
Jiff’s sales and implementation cycle can be long and unpredictable and require considerable time and expense, which may cause operating results to fluctuate.
The sales cycle for Jiff’s platform, from initial contact with a potential lead to contract execution and implementation, varies widely by customer. Some of its customers undertake a significant and prolonged evaluation process, including whether its offering meets a customer’s unique benefits program needs, that frequently involves not only the review of its offering but also of its competitors, which has in the past resulted in extended sales cycles. Jiff’s sales efforts involve educating its customers about the use, technical capabilities and benefits of its platform. It is possible that in the future Jiff may experience even longer sales cycles, more complex customer needs, higher upfront sales costs and less predictability in completing some of its sales as Jiff expands into new territories and adds additional products and services.
In addition, even after contracts are signed with some customers, Jiff’s implementation timelines can delay recognition of related revenue for several periods. As a result, this could cause fluctuations in Jiff’s quarterly results of operations since the costs associated with entering into customer agreements and implementing its offerings are generally incurred prior to launch, while in some cases, Jiff may recognize revenue over the term of the agreement beginning at launch. If Jiff’s sales cycle lengthens or its substantial upfront sales and implementation investments do not result in sufficient sales or revenue to justify its investments, Jiff’s operating results may be harmed.

Security breaches and other disruptions could compromise Jiff’s information and expose it to liability, which would cause its business and reputation to suffer.

In the ordinary course of Jiff’s business, it stores and transmits sensitive data, including its proprietary business information and that of its customers, and personally identifiable information of its customers’ employees and their dependents. The secure processing, maintenance and transmission of this information is critical to Jiff’s operations. Despite Jiff’s security measures, its information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise Jiff’s networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disrupt Jiff’s operations and the services it provides to customers, damage its reputation, and cause a loss of confidence in its products and services, which could adversely affect its operating margins, revenues and competitive position.
If Jiff fails to comply with applicable privacy, security and data laws, regulations and standards, its business, reputation and results of operations may be harmed.
The collection, maintenance, protection, use, transmission, disclosure and disposal of sensitive personal information are regulated at the federal, state, international and industry levels and requirements are imposed on Jiff by contracts with its customers. These laws, rules and requirements are subject to change. Compliance with new privacy and security laws, regulations and requirements may result in increased operating costs, and may constrain or require Jiff to alter its business model or operations.
HIPAA requires business associates as well as covered entities to comply with certain privacy and security requirements. While Jiff provides for appropriate protections through its contracts with third-parties, it has limited oversight or control over their actions and practices. The U.S. Department of Health and Human Services has announced that it will continue to audit its program to assess HIPAA compliance efforts by covered entities and expand it to include business associates. An audit resulting in findings or allegations of noncompliance could have a material adverse effect on Jiff’s business, reputation and results of operations.
Failure to adequately protect Jiff’s intellectual property could harm its business and results of operations.
Jiff’s business depends on its intellectual property, the protection of which is crucial to the success of its business. Jiff relies on a combination of trademark, trade secret and copyright law and contractual restrictions to protect its intellectual property. In addition, Jiff attempts to protect its intellectual property, technology and confidential information by requiring its employees and consultants who develop intellectual property on Jiff’s behalf to enter into confidentiality and assignment of inventions agreements, and third parties to enter into nondisclosure agreements. These agreements may not effectively prevent unauthorized use or disclosure of Jiff’s confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of Jiff’s confidential information, intellectual property or technology. Despite Jiff’s efforts to protect its proprietary rights, unauthorized parties may copy aspects of its software and functionality or obtain and use information that Jiff considers proprietary.
Jiff has registered, among other trademarks, the term “Jiff”. Competitors may adopt service names similar to Jiff’s, thereby harming its ability to build brand identity and possibly leading to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks that are similar to Jiff’s trademarks. Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States and abroad may be necessary in the future to enforce Jiff’s intellectual property rights and to determine the validity and scope of the proprietary rights of others. Jiff’s efforts to enforce or protect its proprietary rights may be ineffective and could result in substantial costs and diversion of resources, which could harm its business and results of operations.
Risks related to the Merger
The exchange ratio is not adjustable based on the market price of Castlight Class B common stock, so the merger consideration at the time of the completion of the merger may have a greater or lesser value than at the time the merger agreement was signed.
The merger agreement has set the exchange ratio for the Jiff Securities, and the exchange ratio is only adjustable upward or downward if the outstanding Jiff Securities changes based upon certain events, prior to completion of the merger. See the section entitled “The Merger Agreement—Merger Consideration.” However, the estimated exchange ratio calculation contained herein is based upon Jiff’s capitalization immediately prior to the date of this joint proxy statement/prospectus/information statement, and will be adjusted to account for the issuance of any additional shares of Jiff Capital Stock prior to the completion of the merger. Any changes in the market price of Castlight Class B common stock before the completion of the merger will not affect the number of shares Jiff Equity Holders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the merger the market price of Castlight Class B common stock declines from the market price on the date the merger agreement was executed, Jiff Equity Holders could receive merger consideration with substantially lower value. Similarly, if before the completion of the merger the market price of Castlight Class B common stock increases from the market price on the date the merger agreement was executed, Jiff Equity Holders could receive merger consideration with considerably more value for their shares of Jiff Capital Stock than the parties had negotiated for in the establishment of the exchange ratio. The merger agreement does not include a price-based termination right. Because the exchange ratio does not adjust as a result of changes in the value of Castlight Class B common stock, for each one percentage point that the market value of Castlight Class B common stock rises or declines, there is a corresponding 1.0% rise or decline, respectively, in the value of the total merger consideration issued to Jiff Equity Holders.
Some Castlight and Jiff officers and directors have interests in the merger that are different from yours and that may influence them to support or approve the merger without regard to your interests.
Certain officers and directors of Castlight and Jiff have interests in the merger that are different from yours.
In connection with the completion of the merger, Giovanni Colella, the Chief Executive Officer of Castlight will become the Executive Chairman of Castlight and John C. Doyle, the President and Chief Operating Officer of Castlight, will become the Chief Executive Officer of Castlight and a member of the Castlight Board. In addition, Bryan Roberts, Chairman of the Castlight Board prior to the completion of the merger, is Partner at Venrock, which beneficially owns approximately 16% of Castlight’s total issued and outstanding capital stock. Venrock also owns approximately 18% of the total issued and outstanding Jiff Capital Stock. The Castlight Board appointed a Special Committee (comprised solely of disinterested directors) to which it delegated the full and exclusive power, authority and discretion of the Castlight Board to evaluate, assess, and approve the Jiff transaction on its behalf.
All of Jiff’s executive officers and certain of its directors have options, subject to vesting, to purchase shares of Jiff common stock which shall be converted into and become options to purchase shares of Castlight Class B common stock. Derek Newell, a member of the Jiff Board and the Chief Executive Officer of Jiff, will become the President of Castlight and a member of the Castlight Board, and James Currier, a member of the Jiff Board, will become a member of the Castlight Board. Other interests of the Jiff directors and officers include, among others, arrangements that provide for severance payments to certain of Jiff’s executive officers upon a change of control pursuant to the terms of their respective employment agreements or offer letters; payments to certain of the Jiff officers and directors entitled to receive a pro rata portion of the Jiff Series A preferred stock liquidation preference upon the completion of the merger; and rights to indemnification that will survive the completion of the merger.
These interests, among others, may influence the officers and directors of Castlight and Jiff to support or approve the merger. See the section entitled “The Merger—Interests of Certain Castlight Persons in the Merger” and “The Merger—Interests of Certain Jiff Persons in the Merger.”
There is no assurance when or if the merger will be completed. Any delay in completing the merger may substantially reduce the benefits that Castlight and Jiff expect to obtain from the merger.
Completion of the merger is subject to the satisfaction or waiver of a number of conditions as set forth in the merger agreement. There can be no assurance that Castlight and Jiff will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger.” If the merger and the integration of the companies’ respective businesses are not completed within the expected timeframe, such delay may materially and adversely affect the synergies and other benefits that Castlight and Jiff expect to achieve as a result of the merger and could result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the merger.

Castlight and Jiff can agree at any time to terminate the merger agreement, even if Castlight stockholders have already adopted the merger agreement and thereby approved the merger and the other transactions contemplated by the merger agreement. Castlight and Jiff can also terminate the merger agreement under other specified circumstances. See the section entitled “The Merger Agreement—Termination of the Merger Agreement.”
Castlight is expected to incur substantial expenses related to the merger and the integration of Jiff.
Castlight is expected to incur substantial expenses in connection with the merger and the integration of Jiff. Additionally, in connection with the plan to integrate the operations of Castlight and Jiff, Castlight expects to incur various nonrecurring expenses, such as costs associated with systems implementation, retention bonuses, severance, early termination penalties related to retiring debt and other costs related to exit or disposal activities. Castlight is not able to determine the exact timing, nature and amount of these expenses as of the date of this joint proxy statement/prospectus/information statement. However, these expenses could have an adverse effect on the financial condition or results of operations of Castlight and Jiff during the period in which they are recorded, as well as those of the combined company following the completion of the merger. Although Castlight and Jiff expect that the realization of efficiencies related to the integration of the businesses may offset incremental transaction, merger-related and restructuring costs over time, Castlight and Jiff cannot give any assurance that this net benefit will be achieved in the near term, or at all.
Covenants in the merger agreement place certain restrictions on Jiff’s conduct of business prior to the completion of the merger.
The merger agreement restricts Jiff from taking certain specified actions with respect to the conduct of its business without Castlight’s consent while the merger is pending. These restrictions may prevent Jiff from pursuing otherwise attractive business opportunities or other capital structure alternatives and making other changes to its business or executing certain of its business strategies prior to the completion of the merger.
The announcement and pendency of the merger could have an adverse effect on Castlight’s and/or Jiff’s business, financial condition, results of operations or business prospects.
The announcement and pendency of the merger could disrupt Castlight’s and/or Jiff’s businesses in the following ways, among others:

•
 Castlight’s and/or Jiff’s employees may experience uncertainty regarding their future roles in the combined company, which might adversely affect Castlight’s and/or Jiff’s ability to retain, recruit and motivate key employees and executives;

•
the attention of Castlight’s and/or Jiff’s management may be directed towards the completion of the merger and other transaction-related considerations and may be diverted from the day-to-day business operations of Castlight and/or Jiff, as applicable, and matters related to the merger may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Castlight and/or Jiff, as applicable; and

•
customers, partners and other third parties with business relationships with Castlight and/or Jiff may decide not to renew or may decide to seek to terminate, change and/or renegotiate their relationships with Castlight and/or Jiff as a result of the merger, whether pursuant to the terms of their existing agreements with Castlight and/or Jiff or otherwise.

Any of these matters could adversely affect the businesses of, or harm the financial condition, results of operations or business prospects of, Castlight and/or Jiff.
The merger agreement contains provisions that limit Jiff’s ability to pursue alternatives to the merger, which could discourage a potential acquirer of Jiff from making an alternative transaction proposal.

The merger agreement contains provisions that make it more difficult for Jiff to sell its business to a party other than Castlight. These provisions include a general prohibition on Jiff soliciting any acquisition proposal or offer for a competing transaction. See the section entitled “The Merger Agreement—Agreement Not to Solicit Other Offers.”
While Jiff believes these provisions and agreement are reasonable and customary, the provisions might discourage a third party that has an interest in acquiring all or a significant part of Jiff from considering or proposing an acquisition, even if that party were prepared to pay consideration with a higher per-share value than the currently proposed merger consideration
In addition, certain 5% stockholders, directors and executive officers of Jiff, holding approximately (a) 74.3% of Jiff Capital Stock (voting together as a single class on an as converted basis), (b) 22.2% of the outstanding shares of Jiff common stock, and (c) 75.2% of the outstanding shares of Jiff preferred stock and Jiff starter stock (voting together as a single class on an as converted basis), entered into stockholder agreements with Castlight, pursuant to which such holders have agreed to vote in favor of the adoption of the merger agreement and approval of the principal terms of the merger, and against or, in the case of a written consent, to withhold their consent with respect to any competing transaction.
The current ownership and voting interests of Jiff stockholders and Castlight stockholders will be diluted by the merger.
The completion of the merger and the issuance of Castlight Class B common stock as part of the merger consideration will dilute the ownership position of current Castlight stockholders and result in Jiff stockholders having an ownership stake in Castlight that is smaller than their current stake in Jiff. Upon completion of the merger, it is estimated that current continuing Castlight stockholders will own approximately 80% and former Jiff stockholders will own approximately 20% of the fully diluted shares of Castlight Class A and Class B common stock immediately after the transaction. The estimated ownership position of continuing Castlight stockholders may be further diluted by the potential issuance of additional shares of Castlight Class B common stock as part of the contingent consideration upon the occurrence of certain future events. Consequently, Castlight stockholders and Jiff stockholders, as a general matter, will have less influence over the management and policies of Castlight after the effective time of the merger than they currently exercise now over the management and policies of Castlight and Jiff, respectively.
Failure to complete the merger could negatively affect the value of Castlight Class B common stock and the future business and financial results of both Castlight and Jiff.
If the merger is not completed, the ongoing businesses of Castlight and Jiff could be adversely affected and each of Castlight and Jiff will be subject to a variety of risks associated with the failure to complete the mergers, including without limitation the following:

•	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

•	reputational harm due to the adverse perception of any failure to successfully complete the merger; and

•	having to pay certain costs relating to the merger, such as legal, accounting, financial advisory, filing and printing fees.
If the merger is not completed, these risks could materially affect the market price of Castlight Class B common stock and the business and financial results of both Castlight and Jiff.
There has been no public market for Jiff common stock and the lack of a public market makes it difficult to determine the fair market value of Jiff.
The outstanding Jiff Capital Stock is privately held and is not traded on any public market. The lack of a public market may make it more difficult to determine the fair market value of Jiff than if Jiff common stock were traded publicly. The value ascribed to Jiff’s securities in other contexts may not be indicative of the price at which Jiff common stock may have traded if it were traded on a public market. Because the merger consideration to be paid to Jiff Equity Holders was determined based on negotiations between the parties, it may not be indicative of the price at which Jiff common stock may have traded if it were traded on a public market, and it is possible that the value of the Castlight Class B common stock to be received by Jiff stockholders will be less than the fair market value of Jiff, or Castlight may pay more than the aggregate fair market value for Jiff.
The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes or other causes.
In general, Castlight may refuse to complete the merger if there is a material adverse effect (as defined in the merger agreement) affecting Jiff prior to the completion of the merger. Likewise, Jiff may refuse to complete the merger if there is a material adverse effect (as defined in the merger agreement) affecting Castlight prior to the completion of the merger. However, some types of changes do not permit either party to refuse to complete the merger, even if such changes would have a material adverse effect on Castlight or Jiff. If adverse changes occur but Castlight and Jiff must still complete the merger, the market price of Castlight Class B common stock may suffer. For a more complete discussion of what constitutes a material adverse effect on Castlight or Jiff under the merger agreement. Likewise, Jiff may refuse to complete the merger if there is a material adverse effect (as defined in the merger agreement) affecting Castlight prior to the completion of the merger. See the section entitled “The Merger Agreement—Representations and Warranties.”
A portion of the merger consideration is contingent on the occurrence of certain events in the future.
Castlight has agreed to pay certain additional consideration to holders of outstanding Jiff Capital Stock (other than Jiff Series A preferred stock) and employees who, immediately following the completion of the merger, shall be an employee of Jiff, Castlight or any subsidiary of Castlight and hold outstanding options to purchase shares of Jiff common stock that is contingent upon the occurrence of certain events in the future, subject to the terms and conditions set forth in the merger agreement. These holders will receive their proportional share of an aggregate of 1,000,000 shares of Castlight Class B common stock if the Jiff business achieves at least $25 million in revenue in 2017 and an aggregate of 3,000,000 shares of Castlight Class B common stock if the Jiff business achieves at least $25 million in net new bookings during 2017 for their Jiff Securities other than Jiff Series A preferred stock. There can be no assurance that any of the foregoing contingencies or future events will occur or be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these contingencies or future events from occurring or being satisfied.
In addition, for a period of 12 months after the completion of the merger, Castlight has the right to setoff certain indemnification claims against the contingent consideration in certain circumstances. See the section entitled “The Merger Agreement—Indemnification.” Accordingly, there can be no guarantee with respect to whether or when any of the contingent consideration will be paid to the applicable Jiff stockholders and holders of vested Jiff options, if at all. As a result, the exact amounts of shares of Castlight Class B common stock that such Jiff stockholders and holders of vested Jiff options will be entitled to receive as part of the total merger consideration will not be determined until subsequent to the completion of the merger.
The consideration payable in connection with the merger is subject to indemnification claims, an escrow fund and an expense fund.
Pursuant to the merger agreement, the Jiff stockholders shall severally (according to their respective pro rata shares) but not jointly, indemnify and hold harmless Castlight and its related parties for certain indemnifiable matters provided in the merger agreement. In connection with the merger, an escrow amount, as well as an expense fund, will be withheld from the consideration to be paid at the completion of the merger to serve as partial security for such indemnification obligations of the Jiff stockholders. The escrow amount not already used to satisfy indemnification claims resolved in favor of Castlight and its related parties shall be distributed on the date that is 12 months after the completion of the merger, subject to amounts held in reserve for indemnification claims which remain pending, if any, and except as otherwise provided in the merger agreement. See the section entitled “The Merger Agreement—Indemnification.”
The market price of Castlight Class B common stock following the merger may decline as a result of the merger.
The market price of Castlight Class B common stock may decline as a result of the merger for a number of reasons including if:

•	investors react negatively to the prospects of the combined company’s business and prospects from the merger;

•	the effect of the merger on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts.
Castlight stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.
If the combined company is unable to realize the full strategic and financial benefits currently anticipated from the merger, Castlight stockholders will have experienced substantial dilution of their ownership interests in Castlight without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the merger.
Risks related to the Combined Company
In determining whether you should approve the merger agreement, the principal terms of the merger, the issuance of shares of Castlight Class B common stock and other matters related to the merger, as the case may be, you should carefully read the following risk factors in addition to the risks described under “Risk Factors—Risks Related to the Merger,” “Risk Factors—Risks Related to Castlight” and “Risk Factors—Risks Related to Jiff,” which will also apply to the combined company.
The combined company will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.
The combined company will incur significant legal, accounting and other expenses that Jiff did not incur as a private company, including costs associated with public company reporting requirements. The combined company will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as new rules implemented by the SEC and the New York Stock Exchange. Executive officers and other personnel of the combined company will need to devote substantial time to these rules and regulations. These rules and regulations are expected to increase the combined company’s legal and financial compliance costs and to make some other activities more time-consuming and costly. These rules and regulations may also make it difficult and expensive for the combined company to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for the combined company to attract and retain qualified individuals to serve on the combined company’s board of directors or as executive officers of the combined company, which may adversely affect investor confidence in the combined company and could cause the combined company’s business or stock price to suffer.

The unaudited pro forma condensed combined financial data for the combined company included in this joint proxy statement/prospectus/information statement is preliminary, and the combined company’s actual financial position and operations after the merger may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus/information statement.
The unaudited pro forma financial data for the combined company included in this joint proxy statement/prospectus/information statement is presented for illustrative purposes only and is not necessarily indicative of the combined company’s actual financial position or operations. The combined company’s actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma financial data included in this joint proxy statement/prospectus/information statement. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record Jiff identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Jiff as of the date of the completion of the merger. Further, the combined company expects to recognize a significant amount of additional goodwill in the merger. The goodwill and intangible assets acquired will be subject to annual impairment assessments and a material charge may be necessary if the results of operations and cash flows are unable to support the goodwill and intangible asset values subsequent to the merger. In addition, following the completion of the merger, a more comprehensive review of Jiff’s accounting policies will be performed, which may identify differences among the accounting policies of Castlight and Jiff that, when conformed, could have an impact on the unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus/information statement. For more information see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
The prospective financial forecasts for Jiff and Castlight included in this joint proxy statement/prospectus/information statement reflect Jiff’s and Castlight’s management estimates and Jiff’s and Castlight’s actual performance may differ materially from the prospective financial forecasts included in this joint proxy statement/prospectus/information statement.
The prospective financial forecasts for Jiff and Castlight included in this joint proxy statement/prospectus/information statement are based on assumptions of, and information available to, Jiff and Castlight at the time such prospective financial forecasts were prepared and may not be realized. Such information can be adversely affected by known or unknown risks and uncertainties, many of which are beyond Jiff’s and Castlight’s control. Further, prospective financial forecasts of this type are based on estimates and assumptions that are inherently subject to factors such as company performance, industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Jiff and Castlight, including the factors described in this section and the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” which factors and changes may cause the prospective financial forecasts or the underlying assumptions not to be realized. As a result of these contingencies, there can be no assurance that the prospective financial forecasts of Jiff and Castlight will be realized or that actual results will not be significantly higher or lower than projected. In view of these uncertainties, the inclusion of the prospective financial forecasts of Jiff and Castlight in this joint proxy statement/prospectus/information statement should not be regarded as an indication that Jiff, Castlight, their respective affiliates or representatives or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.
The prospective financial forecasts were not prepared with a view toward public disclosure or toward compliance with U.S. GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.
Following the merger, the combined company may be unable to integrate successfully the businesses of Castlight and Jiff and realize the anticipated benefits of the merger.
The merger involves the combination of two companies which currently operate as independent companies. Following the merger, the combined company will be required to devote significant management attention and resources to integrating its business practices and operations. The combined company may fail to realize some or all of the anticipated benefits of the merger if the integration process takes longer than expected or is more costly than expected. Potential difficulties the combined company may encounter in the integration process include the following:

•
the inability to successfully combine the businesses of Castlight and Jiff in a manner that permits the combined company to achieve the synergies anticipated to result from the merger, which would result in the anticipated benefits of the merger not being realized partly or wholly in the time frame currently anticipated or at all;

•	lost sales and customers as a result of certain customers of either of the two companies deciding not to do business with the combined company;

•	complexities associated with managing the combined businesses;

•	integrating personnel from the two companies;

•	creation of uniform standards, controls, procedures, policies and information systems;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger; and

•	performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations.
In addition, Castlight and Jiff have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect the combined company’s ability to maintain relationships with customers, partners and employees or its ability to achieve the anticipated benefits of the merger, or could reduce the earnings or otherwise adversely affect the business and financial results of the combined company. Moreover, in addition to the combined company’s failure to realize the anticipated benefits of any acquisition, including its revenues or return on investment assumptions, the combined company may be exposed to unknown liabilities or impairment charges as a result of acquisitions it does complete.
Anti-takeover provisions in the combined company’s charter documents and under Delaware law could make an acquisition of the combined company more difficult and may prevent attempts by the combined company’s stockholders to replace or remove the combined company’s management.
Provisions in the combined company’s certificate of incorporation and bylaws may delay or prevent an acquisition or a change in management. These provisions include a prohibition on actions by written consent of the combined company’s stockholders and the ability of the board of directors to issue preferred stock without stockholder approval. In addition, because Castlight, the parent company of the combined company, is incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding combined company voting stock from merging or combining with the combined company. Although Castlight and Jiff believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with the combined company’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the combined company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.
Castlight and Jiff do not anticipate that the combined company will pay any cash dividends in the foreseeable future.
The current expectation is that the combined company will retain its future earnings to fund the operations and expansion of the combined company’s business. As a result, capital appreciation, if any, of the Castlight Class B common stock of the combined company will be your sole source of gain, if any, for the foreseeable future.

Future sales of shares by existing stockholders could cause the combined company stock price to decline.
If existing stockholders of Castlight and Jiff sell, or indicate an intention to sell, substantial amounts of the Class B common stock of the combined company in the public market after the post-merger legal restrictions on resale discussed in this joint proxy statement/prospectus/information statement lapse, the trading price of the Castlight Class B common stock of the combined company could decline. Based on shares outstanding as of [●] and shares expected to be issued upon completion of the merger, the combined company is expected to have outstanding a total of approximately [●] million shares of Castlight Class B common stock immediately following the completion of the merger. Approximately [●] million of such shares of Castlight Class B common stock shall be subject to lock-up agreements and will become freely tradeable on the date that is the earlier of (i) 90 days following the completion of the merger or (ii) July 2, 2017. Approximately [●] million of such shares of Castlight Class B common stock will be freely tradable, without restriction, in the public market immediately following the completion of the merger. Approximately [●] million of such shares of Castlight Class B common stock will be held by directors and executive officers of the combined company and other affiliates, and will be subject to volume limitations under Rule 144 under the Securities Act. In addition, shares of Castlight Class B common stock that are subject to outstanding Jiff options will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and Rules 144 and 701 under the Securities Act. If these additional shares of Castlight Class B common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of Castlight Class B common stock of the combined company could decline.
The ownership of Castlight Class A and Class B common stock of the combined company will be initially highly concentrated, and may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause the combined company stock price to decline.
Executive officers and directors of the combined company and their affiliates are expected to beneficially own or control approximately [●]% of the outstanding shares of the Castlight Class A and Class B common stock of the combined company following the completion of the merger (after giving effect to the exercise of all outstanding vested and unvested options and warrants). Accordingly, these executive officers, directors and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of the combined company, even if such a change of control would benefit the other stockholders of the combined company. The significant concentration of stock ownership may adversely affect the trading price of Castlight Class B common stock of the combined company due to investors’ perception that conflicts of interest may exist or arise.
Because the merger will result in an ownership change under Section 382 of the Code for Jiff, Jiff’s pre-merger net operating loss carryforwards and certain other tax attributes will be subject to limitation or elimination. The net operating loss carryforwards and certain other tax attributes of Castlight and of the combined company may also be subject to limitations as a result of ownership changes.

If a corporation undergoes an “ownership change” within the meaning of Section 382 of the Code, the corporation’s net operating loss carryforwards and certain other tax attributes arising from before the ownership change are subject to limitations on use after the ownership change. In general, an ownership change occurs if there is a cumulative change in the corporation’s equity ownership by certain stockholders that exceeds fifty percentage points by value over a rolling three-year period. Similar rules may apply under state tax laws. The merger will result in an ownership change for Jiff and, accordingly, Jiff’s net operating loss carryforwards and certain other tax attributes will be subject to limitation after the merger.  In addition, the merger, taken into account together with other transactions during a three-year “testing period” under Section 382 (including the public offering of Castlight’s stock), may result in an ownership change with respect to Castlight, and as a result, the net operating loss carryforwards and certain other tax attributes of Castlight may also be subject to limitation under Section 382 following the merger.

Risks related to Castlight Class B Common Stock Following the Merger
The stock price of Castlight Class B common stock may be volatile or may decline regardless of its operating performance.
The market price of Castlight Class B common stock has fluctuated significantly since its public offering and may continue to fluctuate. These fluctuations could cause you to lose all or part of your investment in Castlight Class B common stock. Factors, many of which are beyond Castlight’s control, that could cause additional fluctuations in the market price of Castlight Class B common stock include the following:

•	overall performance of the equity markets;

•	Castlight’s operating performance and the performance of other similar companies;

•	changes in the estimates of its operating results that Castlight provides to the public or its failure to meet these projections;

•
failure of securities analysts to maintain coverage of Castlight, changes in financial estimates by securities analysts who follow Castlight or its failure to meet these estimates or the expectations of investors or changes in recommendations by securities analysts that elect to follow Castlight Class B common stock;

•	sales of shares of Castlight Class B common stock by Castlight or its stockholders;

•	announcements of technological innovations, new products or enhancements to services, acquisitions, strategic alliances or significant agreements by Castlight or by its competitors;

•	disruptions in its services due to computer hardware, software or network problems;

•	announcements of customer additions and customer cancellations or delays in customer purchases;

•	recruitment or departure of key personnel;

•	the economy as a whole, market conditions in its industry and the industries of its customers;

•	litigation involving Castlight, its industry or both, or investigations by regulators into its operations or those of its competitors;

•	developments or disputes concerning its intellectual property or other proprietary rights;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to its business; and

•	the size of Castlight’s market float.
In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If Castlight was to become involved in new securities litigation, it could subject Castlight to substantial costs, divert resources and the attention of management from its business and adversely affect its business.
If there are substantial sales of shares of Castlight Class B common stock, the price of Castlight Class B common stock could decline.
The price of Castlight Class B common stock could decline if there are substantial sales of Castlight Class B common stock, particularly sales by Castlight’s directors, executive officers and significant stockholders, or the perception in the market that the holders of a large number of shares of Castlight Class B common stock intend to sell their shares, and may make it more difficult for stockholders to sell Castlight Class B common stock at a time and price that they deem appropriate. Castlight is unable to predict the effect that sales may have on the prevailing market price of Castlight Class B common stock.
In addition, certain of Castlight’s stockholders have rights, subject to some conditions, to require Castlight to file registration statements covering their shares and to include their shares in registration statements that Castlight may file for ourselves or its stockholders. Registration of the resale of these shares under the Securities Act would generally result in the shares becoming freely tradable without restriction. Any sales of securities by existing stockholders could adversely affect the trading price of Castlight Class B common stock. Castlight also registered shares of Castlight Class B common stock that Castlight has issued and may issue under its employee equity incentive and employee stock purchase plans. These shares may be sold freely in the public market upon issuance.
The dual class structure of Castlight Class A and Class B common stock will have the effect of concentrating voting control with its executive officers (including its Executive Chairman), directors and their affiliates; this will limit or preclude a stockholder’s ability to influence corporate matters.
Each share of Castlight Class A and Class B common stock has one vote per share, except on the following matters (in which each share of Castlight Class A common stock has ten votes per share and each share of Castlight Class B common stock has one vote per share):

•	adoption of a merger or consolidation agreement involving Castlight;

•	a sale, lease or exchange of all or substantially all of Castlight’s property and assets;

•	a dissolution or liquidation of Castlight; or

•
every matter, if and when any individual, entity or “group” (as such term is used in Regulation 13D of the Exchange Act) has, or has publicly disclosed (through a press release or a filing with the SEC) an intent to have, beneficial ownership of 30% or more of the number of outstanding shares of Castlight Class A and Class B common stock, combined.

Because of Castlight’s dual class common stock structure, the holders of Castlight Class A common stock, who consist of its founders, directors, executives, employees, will continue to be able to control the corporate matters listed above if any such matter is submitted to its stockholders for approval even if they come to own less than 50% of the outstanding shares of Castlight Class A and Class B common stock. As of December 31, 2016, its executive officers and directors and their affiliates own 43.9% of outstanding Castlight Class A and Class B common stock, combined. However, because of Castlight’s dual class common stock structure its executive officers and directors and their affiliates have 70.8% of the total votes in each of the matters identified in the list above. This concentrated control by holders of Castlight Class A common stock will limit or preclude the ability of a holder of Castlight Class B common stock to influence those corporate matters for the foreseeable future and, as a result, Castlight may take actions that its stockholders do not view as beneficial. The market price of Castlight Class B common stock could be adversely affected by the structure. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for capital stock that a stockholder may feel are in its best interests.
Transfers by holders of Castlight Class A common stock will generally result in those shares converting to Castlight Class B common stock, subject to limited exceptions, such as certain transfers effected for estate planning purposes. The conversion of Castlight Class A common stock to Castlight Class B common stock will have the effect, over time, of increasing the relative voting power of those holders of Class A common stock who retain their shares in the long term. If, for example, Castlight’s executive officers (including its Chief Executive Officer), directors and their affiliates retain a significant portion of their holdings of Castlight Class A common stock for an extended period of time, they could continue to control a majority of the combined voting power of Castlight Class A and Class B common stock with respect to each of the matters identified in the list above.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about Castlight’s business, its stock price and trading volume could decline.
The trading market for Castlight Class B common stock depends in part on the research and reports that securities or industry analysts publish about Castlight or its business. If one or more of the analysts who cover Castlight downgrade Castlight Class B common stock or publish inaccurate or unfavorable research about its business, Castlight Class B common stock price would likely decline. If one or more of these analysts cease coverage of Castlight or fail to publish reports on it regularly, demand for Castlight Class B common stock could decrease, which might cause Castlight Class B common stock price and trading volume to decline.
Anti-takeover provisions under Delaware law and in Castlight’s restated certificate of incorporation and restated bylaws could make a merger, tender offer, or proxy contest difficult, limit attempts by its stockholders to replace or remove members of the Castlight Board or current management and depress the trading price of Castlight Class B common stock.
Castlight’s status as a Delaware corporation and the anti-takeover provisions of the DGCL may discourage, delay, or prevent a change in control by prohibiting it from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to its existing stockholders.
In addition, Castlight’s restated certificate of incorporation and restated bylaws contain provisions that may make the acquisition of Castlight or changes in the Castlight Board or management more difficult, including the following:

•
the Castlight Board is classified into three classes of directors with staggered three-year terms and directors are only able to be removed from office for cause, which may delay the replacement of a majority of the Castlight Board or impede an acquirer from rapidly replacing Castlight’s existing directors with its own slate of directors;

•
subject to the rights of the holders of any series of Castlight preferred stock to elect directors under specified circumstances, only the Castlight Board has the right to fill a vacancy created by the expansion of the Castlight Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Castlight Board;

•
Castlight’s stockholders may not act by written consent or call special stockholders’ meetings; as a result, a holder, or holders, controlling a majority of Castlight Class A and Class B common stock are not be able to take certain actions other than at annual stockholders’ meetings or special stockholders’ meetings, which special meetings may only be called by the chairman of the Castlight Board, its chief executive officer, its president, or a majority of the Castlight Board;

•	certain litigation against Castlight can only be brought in Delaware;

•
Castlight’s restated certificate of incorporation authorizes undesignated Castlight preferred stock, the terms of which may be established and shares of which may be issued, by the Castlight Board without the approval of the holders of Castlight Class B common stock, which makes it possible for the Castlight Board to issue Castlight preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire Castlight;

•
advance notice procedures and additional disclosure requirements apply for stockholders to nominate candidates for election as directors or to bring matters before a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Castlight;

•	Castlight’s restated certificate of incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•
amendment of the anti-takeover provisions of Castlight’s restated certificate of incorporation require super majority approval by holders of at least two-thirds of Castlight’s outstanding Class A and Class B common stock, combined; and

•
in certain circumstances pertaining to change in control, the sale of all or substantially all of Castlight’s assets and liquidation matters, and on all matters if and when any individual, entity or group has, or has publicly disclosed an intent to have, beneficial ownership of 30% or more of the number of outstanding shares of Castlight Class A and Class B common stock, combined, holders of Castlight Class A common stock are entitled to ten votes per share and holders of Castlight Class B common stock are entitled to one vote per share. As of December 31, 2016, holders of Castlight Class A common stock owned 52.1% and the holders of Castlight Class B common stock owned 47.9% of the outstanding shares of Castlight Class A and Class B common stock, combined. However, because of Castlight’s dual class common stock structure these holders of Castlight Class A common stock have 91.6% and holders of Castlight Class B common stock have 8.4% of the total votes with respect to the matters specified above. In all other circumstances, holders of Castlight Class A and Class B common stock are each entitled to one vote per share, and in these other circumstances the holders of Castlight Class A common stock have 52.1% and holders of Castlight Class B common stock have 47.9% of the total votes.

ABOUT THE COMPANIES
Castlight Health, Inc.
150 Spear Street, Suite 400
San Francisco, California 94105
(415) 829-1400
Castlight Health, Inc., a Delaware corporation and referred to in this joint proxy statement/prospectus/information statement as “Castlight,” offers a health benefits platform that engages employees to make better health care decisions and enables employers to communicate and measure their benefit programs. Castlight provides a simple, personalized and powerful experience that allows employees to shop for and manage their health care. At the same time, Castlight enables employers to understand their employees’ needs and guide them to the right care, right providers and right programs at the right time. Castlight’s comprehensive technology offering aggregates complex, large-scale data and applies sophisticated analytics to make health care data transparent and useful. Castlight’s products deliver strong employee engagement and enable employers to integrate disparate benefit programs into a single platform available to employees and their families. Ultimately, Castlight enables organizations and their employees to improve outcomes, lower health care costs, and increase benefits satisfaction.
Castlight was incorporated in Delaware in January 2008. Castlight’s stock is listed on the New York Stock Exchange under the ticker symbol “CSLT.”
Castlight’s corporate headquarters are located at 150 Spear Street, Suite 400, San Francisco, California 94105, and Castlight’s main telephone number at that location is (415) 829-1400. Castlight’s home page on the Internet is www.castlighthealth.com. The contents of Castlight’s website are not incorporated into, or otherwise to be regarded as part of, this joint proxy statement/prospectus/information statement. Castlight’s fiscal year ends on December 31.
Jiff, Inc.
215 Castro Street, 2nd Floor
Mountain View, California 94041
(650) 323-3500
Jiff, Inc., a Delaware corporation and referred to in this joint proxy statement/prospectus/information statement as “Jiff,” redefined the wellbeing industry with an exceptional, mobile-first user experience and a large ecosystem of health partnerships available in the market. Jiff serves as a central hub for wellbeing and other benefit programs, with a single point of access for employees. Jiff’s app-store approach integrates more than 50 health solutions that sync seamlessly with its back-end system. In addition, an employer can allow virtually any vendor to connect to the platform, whether or not Jiff has integrated with them in the past. Jiff then personalizes recommendations for each employee based on the most relevant tools for their health needs and preferences. This is all delivered through a user experience that brings together the latest advancements in incentive design, social theory, and game mechanics - optimizing engagement.
Jiff was incorporated in Delaware in December 2010. Jiff is a private company and Jiff Capital Stock is not publicly traded.
Jiff’s corporate headquarters are located at 215 Castro Street, 2nd Floor, Mountain View, CA 94041, and Jiff’s main telephone number at that location is (650) 323-3500. Jiff’s home page on the Internet is www.jiff.com. The contents of Jiff’s website are not incorporated into, or otherwise to be regarded as part of, this joint proxy statement/prospectus/information statement. Jiff’s fiscal year ends on December 31.
Neptune Acquisition Subsidiary, Inc.
150 Spear Street, Suite 400
San Francisco, California 94105
(415) 829-1400
Neptune Acquisition Subsidiary, Inc., a newly formed, wholly owned subsidiary of Castlight, is a Delaware corporation formed on January 3, 2017 for the sole purpose of effecting the merger. In the merger, Neptune Acquisition Subsidiary, Inc. will merge with and into Jiff, the separate corporate existence of Neptune Acquisition Subsidiary, Inc. will cease and Jiff will survive the merger as a wholly owned subsidiary of Castlight. Neptune Acquisition Subsidiary, Inc. has not conducted and will not conduct any business during any period of its existence, other than those that are incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.
THE CASTLIGHT SPECIAL MEETING
Date, Time and Place of the Castlight Special Meeting
The accompanying proxy is solicited on behalf of the Board of Directors of Castlight Health, Inc. for use at Castlight’s Special Meeting of Stockholders to be held [●], 2017 at [9]:00 a.m., Pacific Time, at [●].
Matters to be Considered at the Castlight Special Meeting
Castlight is holding the special meeting to consider the following matters:

1.
to approve the issuance of shares of Castlight Class B common stock in connection with the merger of Neptune Acquisition Subsidiary, Inc., a wholly owned subsidiary of Castlight, with and into Jiff, with Jiff surviving as a wholly owned subsidiary of Castlight, as contemplated by the Agreement and Plan of Merger and Reorganization, dated as of January 4, 2017 (which is referred to as the merger agreement), by and among Castlight, Jiff and Neptune Acquisition Subsidiary, Inc. (the “Share Issuance Proposal”);

2.
to approve the adjournment of the Castlight special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of the shares of Castlight Class B common stock in connection with the merger (the “Adjournment Proposal”); and

3.	to transact such other business as may properly come before the special meeting.
Recommendations of the Special Committee of the Castlight Board (the “Special Committee”) on Each of the Proposals Scheduled to be Voted on at the Meeting
The Special Committee has approved the merger agreement and the transactions contemplated by the merger agreement by unanimous vote of the directors present, and recommends that you vote “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal. Each of the Share Issuance Proposal and the Adjournment Proposal is an independent proposal; none of the foregoing is conditioned upon the approval of any other proposal. The approval of the Share Issuance Proposal is required to consummate the transaction.
Record Date; Quorum
Only holders of record of Castlight Class A and Class B common stock at the close of business on [●], the record date, will be entitled to vote at the special meeting. At the close of business on [●], Castlight had [●] shares of Class A and Class B common stock outstanding and entitled to vote. The holders of a majority of the voting power of the shares of stock entitled to vote at the special meeting as of the record date must be present at the special meeting in order to hold the special meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the special meeting if you are present and vote in person at the special meeting or if you have properly submitted a proxy. Abstentions and broker non-votes will be counted towards the quorum requirement.
Required Stockholder Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
With respect to all matters that will come before the special meeting, each holder of shares of Castlight Class A and Class B common stock is entitled to one vote for each share of Castlight Class A and Class B common stock held as of the close of business on [●], the record date. Holders of Castlight Class A and Class B common stock will vote together as a single class. You may vote all shares owned by you as of [●], including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.

Stockholder of Record: Shares Registered in Your Name. If on [●] your shares were registered directly in your name with Castlight’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the special meeting or vote by telephone, through the Internet, or if you request or receive paper proxy materials by mail, by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on [●] your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the special meeting. Because you are not the stockholder of record, you may not vote your shares at the special meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the special meeting.
Assuming a quorum of Castlight stockholders are present in person or represented by proxy at the Castlight special meeting, with respect to each proposal separately, an affirmative vote of the majority of shares present in person or represented by proxy at the Castlight special meeting are required to approve the Share Issuance Proposal and the Adjournment Proposal. Thus, the failure to submit a proxy card or vote in person, by telephone, or through the Internet, will have no effect on the Share Issuance and Adjournment Proposal. Any abstentions or the failure to instruct your bank or broker how to vote if you hold your shares in “street name” with respect to any of these proposals will be counted for the purpose of establishing a quorum for the special meeting and have the effect of a vote against each applicable proposal. Accordingly, Castlight encourages you to provide voting instructions to your broker, whether or not you plan to attend the special meeting.
Voting Instructions; Voting of Proxies
If you are a stockholder of record, you may:

•	vote in person - Castlight will provide a ballot to stockholders who attend the special meeting and wish to vote in person; or

•
vote by mail - if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the special meeting in the envelope provided.

Submitting your proxy by mail will not affect your right to vote in person should you decide to attend the special meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. For each of the proposals you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the special meeting, Castlight urges you to vote by proxy to ensure that your vote is counted.
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the special meeting, your shares will be voted in accordance with the recommendations of the Special Committee stated above.
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the special meeting.
Revocability of Proxies
A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the special meeting by:

•	delivering to Castlight’s Corporate Secretary (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date; or

•	attending and voting at the special meeting (although attendance at the special meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Expenses of Soliciting Proxies
The expenses of soliciting proxies will be paid by Castlight. Following the original mailing of the soliciting materials, Castlight and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Castlight’s directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. Following the original mailing of the soliciting materials, Castlight will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials or vote through the Internet, you are responsible for any Internet access charges you may incur.
Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the special meeting. The final results will be tallied by the inspector of elections and filed with the Securities and Exchange Commission in a Current Report on Form 8-K within four business days of the special meeting.

PROPOSALS SUBMITTED TO CASTLIGHT STOCKHOLDERS
Proposal 1: The Share Issuance Proposal
As discussed elsewhere in this joint proxy statement/prospectus/information statement, Castlight stockholders are considering and voting to approve the issuance of shares of Castlight Class B common stock in connection with the merger of Neptune Acquisition Subsidiary, Inc. with and into Jiff as contemplated by the merger agreement. Castlight stockholders should read carefully this joint proxy statement/prospectus/information statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, Castlight stockholders are directed to the merger agreement which is attached as Annex A to this joint proxy statement/prospectus/information statement.
The Special Committee recommends a vote “FOR” the proposal to issue shares of Castlight Class B common stock in connection with the merger.
Proposal 2: The Adjournment Proposal
The Castlight special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate, to obtain additional proxies if there are not sufficient votes to approve to approve the issuance of the shares of Castlight Class B common stock in connection with the merger.
Castlight is asking you to vote in favor of any adjournment of the Castlight special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of the shares of Castlight Class B common stock in connection with the merger.
The Special Committee unanimously recommends that Castlight stockholders vote “FOR” the approval of the adjournment of the Castlight special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of the shares of Castlight Class B common stock in connection with the merger.

THE JIFF SOLICITATION OF WRITTEN CONSENTS
Purpose of the Consent Solicitation
The Jiff Board is providing these consent solicitation materials to Jiff stockholders. Jiff stockholders are being asked to adopt the merger agreement and approve the principal terms of the merger (the “Jiff Merger Proposal”) by executing and delivering the written consent furnished with this joint proxy statement/prospectus/information statement.
Recommendation of the Jiff Board
The Jiff Board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, and recommends that Jiff stockholders consent to the Jiff Merger Proposal. The approval of the Jiff Merger Proposal is required to consummate the transaction.
Record Date; Jiff Stockholders Entitled to Vote
Only holders of record of Jiff Capital Stock as of the close of business on [●], the record date, are entitled to execute and deliver written consents with respect to the Jiff Merger Proposal. As of the close of business on [●], Jiff had [●] shares of Jiff Capital Stock outstanding and entitled to execute and deliver written consents.
Required Stockholder Vote; Failure to Vote
Each holder of Jiff Capital Stock is entitled to one vote for each share of Jiff Capital Stock held as of the close of business on [●], the record date. Holders of Jiff Capital Stock will vote together as a single class on an as converted basis, and separately, holders of Jiff preferred stock and Jiff starter stock will vote together as a single class on an as converted basis.
With respect to the Jiff Merger Proposal, an affirmative vote of (i) the holders of a majority of the outstanding shares of Jiff Capital Stock (voting together as a single class on an as converted basis) and (ii) the holders of at least two-thirds (2/3) of the outstanding shares of Jiff preferred stock and Jiff starter stock (voting together as a single class on an as converted basis) are required to approve the Jiff Merger Proposal.
The failure to execute and deliver a written consent will have the effect of a vote against the Jiff Merger Proposal.
Submission of Consents
Jiff stockholders may consent to the Jiff Merger Proposal with respect to their shares of Jiff Capital Stock by dating and executing the written consent enclosed with this joint proxy statement/prospectus/information statement and returning it to Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”), Jiff’s outside legal counsel.
Once you have dated and executed the written consent, you may deliver it to Gunderson Dettmer by faxing it to (650) 330-8425 Attention: Jack Donahoe, by emailing a .pdf copy of your written consent to jdonahoe@gunder.com or by mailing your written consent to Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, at 1200 Seaport Boulevard, Redwood City, CA 94063, Attention: Jack Donahoe.
Revocation of Consents
A Jiff stockholder of record who has executed and delivered its consent may revoke it any time before the time that the requisite number of outstanding shares of Jiff Capital Stock have delivered unrevoked written consents to Jiff as described above be delivering to Jiff a written notice stating that the consent is revoked. If you wish to revoke your consent before that time, you may do so by emailing to Jiff a .pdf copy of your written consent to aileen.casanave@Jiff.com or by mailing your written consent to Jiff, Inc. at 215 Castro Street, 2nd Floor, Mountain View, CA 94041, Attention: Aileen Casanave.
Expenses of Soliciting Consents
The expense of preparing, printing and mailing these consent solicitation materials will paid by Jiff. Jiff and its agents may solicit consents by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Jiff’s directors, officers, and other employees, without compensation, may solicit consents by mail, electronic mail, telephone, facsimile, by other similar means, or in person.

PROPOSALS SUBMITTED TO JIFF STOCKHOLDERS
Proposal 1: The Merger and the Merger Agreement
As discussed elsewhere in this joint proxy statement/prospectus/information statement, Jiff is asking its stockholders to adopt the merger agreement and approve the principal terms of the merger. Jiff stockholders should read carefully this joint proxy statement/prospectus/information statement in its entirety for more detailed information concerning the merger agreement and the principal terms of the merger. In particular, Jiff stockholders are directed to the merger agreement which is attached as Annex A to this joint proxy statement/prospectus/information statement.
In connection with the merger, Jiff Securities that are issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration described herein. Adoption of the merger agreement and approval of the principal terms of the merger requires the affirmative vote of (i) the holders of a majority of the outstanding shares of Jiff Capital Stock (voting together as a single class on an as converted basis) and (ii) the holders of at least two-thirds (2/3) of the outstanding shares of Jiff preferred stock and Jiff starter stock (voting together as a single class on an as converted basis).
The Jiff Board recommends a vote “FOR” the adoption of the merger agreement and approval of the principal terms of the merger.

THE MERGER
The following is a description of the material aspects of the merger, including the merger agreement. While Castlight and Jiff believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. Castlight and Jiff encourage you to read carefully this entire joint proxy statement/prospectus/information statement, including the merger agreement attached to this joint proxy statement/prospectus/information statement as Annex A, for a more complete understanding of the merger. Capitalized terms not otherwise defined in this joint proxy statement/prospectus/information statement shall have the meaning set forth in the merger agreement.
Background of the Merger
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus/information statement. Castlight and Jiff urge you to read carefully this entire joint proxy statement/prospectus/information statement, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
General
Each of the Castlight Board and the Jiff Board has approved the merger agreement and the transactions contemplated therein, including the merger. Pursuant to the merger agreement, Merger Sub will merge with and into Jiff, with Jiff as the surviving corporation.
Background of the Merger
The Castlight Board and senior management team regularly review Castlight’s performance and future growth prospects, the overall competitive landscape of the industry in which Castlight operates and Castlight’s overall strategic direction, and consider potential opportunities to strengthen Castlight’s business and enhance stockholder value, including through potential mergers, acquisitions, corporate structuring, capitalization strategies and reorganizations. These reviews have included from time to time consideration of potential and/or proposed transactions with third parties that would further Castlight’s strategic objectives and the potential benefits and risks of those transactions in light of, among other things, the business environment facing Castlight, including economic, industry, market competitive and other conditions and developments. In addition, from time to time, members of Castlight’s senior management team meet with the senior management of other companies to discuss industry developments and potential strategic transactions.
The Jiff Board and senior management periodically have evaluated Jiff’s long-term strategic options, including capital-raising or other investment transactions, potential strategic alliances or partnerships, prospects for mergers and acquisitions, as well as its continued operations as an independent company, each with a view toward enhancing stockholder value. In assessing the available alternatives, the Jiff Board and senior management have considered various relevant factors, including Jiff’s financial performance and economic, industry, market, competitive and other conditions and developments.
In June 2016, Castlight began exploring potential acquisitions in the wellbeing and engagement space to further its overall strategic objectives and growth plan. In connection with such process, Castlight senior management met with a number of potential partners to gauge their interest in a potential strategic transaction.
On June 17, 2016, Bob Kocher, a member of the Jiff Board, introduced Derek Newell, Jiff’s Chief Executive Officer,to John Doyle, Castlight’s President and Chief Operating Officer. On June 28, 2016, Mr. Newell and Mr. Doyle held introductory telephone calls to assess mutual interest in exploring ways for the companies to work together.
On July 1, 16, 21 and 29, 2016 and August 5, 2016, Mr. Newell and Mr. Doyle held additional in-person meetings or telephone calls to continue discussions of the respective businesses of Jiff and Castlight and the ways in which such respective businesses complemented each other. Mr. Newell and Mr. Doyle were joined by Nita Sommers, Castlight’s Chief Strategy Officer, at certain of these meetings or telephone calls.

In light of the ongoing discussions between the parties, on July 19, 2016, Jiff and Castlight entered into a non-disclosure agreement.
On August 24, 2016, members of both senior management teams met to exchange information on their respective product offerings, market position and go-to-market strategies. Mr. Doyle and Mr. Newell were joined by Ms. Sommers and Maeve O’Meara, Castlight’s Senior Vice President, Products, Jonathan Rende, Chief Research and Development Officer and Johnathan Hodge, Castlight’s Executive Vice President of Product, primarily to discuss product offerings. In the week following this meeting, Jiff provided Castlight additional financial information.
On September 10, 2016, Mr. Newell met with Mr. Doyle at Castlight’s offices in San Francisco, California to discuss different potential strategic opportunities. On September 19 and 24, 2016, Mr. Newell and Mr. Doyle, and additional members of Jiff and Castlight senior management, held telephone calls to further discuss different potential strategic opportunities. On September 24, 2016 and September 26, 2016, Mr. Newell met with Mr. Doyle to continue discussions regarding the different forms that a potential partnership might take.
On September 27, 2016, the Castlight Board held a meeting at which Mr. Doyle and other members of senior management of Castlight provided an update on Castlight’s exploration of potential strategic opportunities, including the status of ongoing discussions with Jiff and other potential strategic acquisition targets, and the advantages of a transaction with Jiff relative to other potential strategic opportunities. At such meeting, the Castlight Board directed Castlight senior management to engage a financial advisor and to continue discussions of a potential acquisition of Jiff. Additionally, in light of the fact that Mr. Roberts was affiliated with Venrock, an investment fund that is a significant stockholder of both Castlight and Jiff and Ann Lamont, a member of the Castlight Board, is affiliated with Oak Investment Partners, an investment fund that has investment interests in other companies in the engagement and wellness space, the Castlight Board created a special committee of disinterested directors, comprised of Giovanni M. Colella, MD, Michael Eberhard, David Ebersman, Ed Park, David B. Singer and Kenny Van Zant, to oversee the ongoing discussions with Jiff and other potential strategic acquisition targets (the “Special Committee”). Castlight subsequently engaged Allen & Company LLC (“Allen & Company”), as financial advisor, and Fenwick & West LLP (“Fenwick”), as legal advisor, in connection with its potential strategic transaction with Jiff.
On October 2, 6, 7 and 8, 2016, Mr. Newell met with Mr. Doyle to discuss various aspects of a potential strategic transaction, including the potential for an acquisition of Jiff by Castlight.
On October 9, 2016, the Special Committee held a meeting with Castlight’s senior management and legal and financial advisors at which potential transaction structures for an acquisition of Jiff and preliminary financial considerations for such acquisition were discussed.
On October 12, 2016, the Jiff Board held a regularly-scheduled meeting to discuss matters pertaining to Jiff’s business. As part of that discussion, Mr. Newell presented an overview of Jiff’s industry, including other industry participants and competitors and potential opportunities and challenges facing Jiff. The Jiff Board then discussed the prospects for Jiff to be a target for acquisition by another company. Representatives of Piper Jaffray and another investment bank and Gunderson Dettmer were invited to the meeting to introduce their firms and describe their capabilities and experience in acting as outside financial advisor and legal counsel, respectively, for mergers and acquisitions transactions. Prior to the October 12 Jiff Board meeting, the Jiff Board coordinated outreach to other investment banks as well and Mr. Newell and/or members of the Jiff Board had introductory calls or meetings with such other investment banks. Subsequent to the October 12 Jiff Board meeting, the Jiff Board instructed Mr. Newell to proceed to engage Piper Jaffray to serve as outside financial advisor and Gunderson Dettmer to serve as outside legal counsel should Jiff decide to pursue a potential sale of the company. The Jiff Board also instructed Mr. Newell to assess interest from outside investors in an equity financing of Jiff.
On October 14, 2016, the Special Committee authorized Mr. Doyle to present to Jiff a preliminary term sheet for the potential acquisition of Jiff by Castlight in an all-stock transaction, which Mr. Doyle then delivered to Mr. Newell. Mr. Newell, James Currier, a member of the Jiff Board, Mr. Doyle and Giovanni Colella subsequently attended an industry conference and had several conversations regarding potential changes to the proposed terms, primarily focused on potential leadership structure of a combined company.

On October 16, 2016, Mr. Doyle and other members of Castlight senior management continued discussions with Jiff regarding the preliminary term sheet for a potential acquisition of Jiff by Castlight.
On October 17, 2016, Mr. Newell met with John McCracken, Castlight’s Chief Revenue Officer, and Maeve O’Meara, Castlight’s Senior Vice President, Product, and representatives from a key Castlight customer, at Castlight’s offices in San Francisco, California to discuss Castlight’s relationship with such key customer and a potential combined offering from Jiff and Castlight.
On October 19, 2016, the Jiff Board held a meeting to discuss the status of discussions with Castlight regarding a potential acquisition of Jiff. Representatives of Piper Jaffray gave the Jiff Board a preliminary valuation analysis of Jiff as well as selected data and analytics regarding Castlight’s Class B common stock. A representative of Gunderson Dettmer gave the Jiff Board an overview of the commonly negotiated terms in a potential acquisition of a privately held company. Following these discussions, the Jiff Board instructed Mr. Newell to continue discussions with Castlight regarding a potential acquisition of Jiff and to request adjustments to the terms and conditions that the Jiff Board believed would be more reflective of the fact that Jiff stockholders would own a significant percentage of the stock of the combined company. The Jiff Board also directed Piper Jaffray to contact potential strategic investors to gauge their interest in a potential investment transaction.
During November 2016, Piper Jaffray contacted on Jiff’s behalf to a number of potential strategic investors regarding a potential investment in Jiff. Four potential strategic investors entered into non-disclosure agreements with Jiff and commenced due diligence investigations.
During November 2016, Mr. Newell and John Kemmerer, Jiff’s Vice President, Finance, had multiple telephone calls with representatives of Piper Jaffray to discuss preparation of a financial model for the Jiff business.
On November 5, 2016, Mr. Newell met with Mr. Doyle at Castlight’s offices in San Francisco, California to discuss changes to the proposed terms of a potential acquisition, including the potential addition of contingent consideration upon achieving certain milestones (the “Earnout”). On November 13, 2016, Mr. Newell met with Mr. Doyle to discuss preparation of a revised term sheet from Castlight.
On November 15, 2016, the Jiff Board held a meeting to discuss the status of the ongoing discussions with Castlight regarding a potential acquisition of Jiff. Representatives of Piper Jaffray led a discussion regarding valuation of Castlight, trends in the trading price of Castlight Class B common stock and development of a valuation model for Jiff.
On November 16, 2016, the Jiff Board held a meeting to discuss the status of the ongoing discussions with Castlight regarding a potential acquisition of Jiff. The Jiff Board discussed potential differences between how Castlight might value Jiff and Jiff’s internal valuation of Jiff.
On November 17, 21, 22 and 23, in accordance with the directives of Jiff and Castlight, representatives of Piper Jaffray and Allen & Company discussed certain financial aspects of Castlight’s revised term sheet, including the milestones for the Earnout.
On November 18, 2016, the Jiff Board held a meeting to discuss the status of the ongoing discussions with Castlight regarding a potential acquisition of Jiff. The Jiff Board discussed potential key issues for negotiation, including earn-out structure, indemnification structure, Jiff representation on the board of directors of the combined company and Mr. Newell’s role and responsibilities at the combined company.
On November 19, 2016, Mr. Doyle delivered a revised term sheet to Mr. Newell.
On November 20, 2016, the Special Committee, together with Castlight’s senior management and legal and financial advisors, met to discuss the status of ongoing negotiations with Jiff. At the meeting, representatives from Fenwick summarized the key economic and legal terms of the proposed acquisition and the changes from the October 14 term sheet, including the Earnout, the agreement to add two directors selected by Jiff to the Castlight Board and certain changes to the indemnification provisions. Following discussion by the Special Committee, the Special Committee approved the execution of the revised term sheet by Castlight.

On November 21, 2016, Jiff provided comments on the term sheet and Mr. Newell and Mr. Doyle had several telephone calls to discuss the term sheet. Between that date and November 27, 2016, representatives of Fenwick and Gunderson Dettmer negotiated the provisions of the term sheet based on input from their respective constituencies.
On November 22, 2016, Mr. Newell and representatives from Piper Jaffray and Gunderson Dettmer had a telephone call to discuss the term sheet and which provisions warranted further discussion and negotiation with Castlight.
On November 27, 2016, the Jiff Board held a meeting to discuss the proposed term sheet for the potential acquisition of Jiff by Castlight. Representatives of Piper Jaffray gave the Jiff Board an updated valuation analysis regarding Jiff. A representative of Gunderson Dettmer summarized the key terms and conditions of the term sheet and the negotiation history of the term sheet. Following discussion, the Jiff Board approved the term sheet and directed Mr. Newell, Piper Jaffray and Gunderson Dettmer to proceed with the due diligence process and the preparation and negotiation of definitive agreements for the potential acquisition of Jiff by Castlight.
On November 28, 2016, Jiff and Castlight executed the term sheet and Jiff agreed to provide an exclusive negotiation period of at least 45 days to Castlight during which time Castlight would conduct due diligence on Jiff and definitive agreements would be negotiated. Commencing on such date, representatives of Castlight and its advisors engaged with Jiff and its advisors in connection with Castlight’s due diligence review.
From the execution of the term sheet on November 28, 2016 until the execution of the merger agreement, the Jiff Board held weekly update calls to discuss the status of the transaction and the state of negotiations between Castlight and Jiff.
Given Jiff’s execution of the term sheet on November 28, 2016, which provided for an exclusive negotiating period with Castlight, Jiff suspended further activity with each of the four potential strategic investors that were conducting due diligence investigations on Jiff in connection with a potential strategic investment transaction. However, while the exclusive negotiation provision precluded Jiff from continuing discussions with potential strategic investors, it permitted Jiff to have discussions with potential financial investors, and Jiff commenced such discussions in December 2016.
On November 29, 2016, Fenwick delivered a first draft of the merger agreement to Gunderson Dettmer. Between that date and January 4, 2017, representatives of Fenwick and Gunderson Dettmer negotiated the merger agreement and related agreements based on input from their respective constituencies.
On November 30, 2016, Mr. Newell and Mr. Kemmerer had a telephone call with representatives of Piper Jaffray to discuss the process for responding to Castlight’s due diligence investigation into Jiff. These discussions continued regularly during December 2016.
Throughout the month of December 2016, members of Jiff and Castlight management participated in several meetings and telephone calls to discuss each company’s due diligence investigation into the other. Topics for discussion included, among other things, research and development, product engineering, intellectual property, human resources, finance, accounting, tax, customer and corporate matters. Representatives of Jiff’s and Castlight’s respective legal and financial advisors also attended these meetings and calls.
On December 1, 2016, Mr. Newell and Pierce Graham-Jones, Jiff’s Vice President of Growth, met with Mr. McCracken to discuss product marketing initiatives.
On December 7, 2016, Mr. Newell, Mr. Kemmerer and Mike Leonard, Jiff’s Executive Vice President of Sales, met with Mr. Doyle and Mr. McCracken at Castlight’s offices in San Francisco, California to discuss Jiff’s due diligence investigation into Castlight, including Castlight’s sales organization and sales pipeline.
On December 9, 2016, Mr. Newell had a telephone call with representatives of Gunderson Dettmer and Piper Jaffray, during which representatives of Gunderson Dettmer led a discussion regarding the key open issues in the draft merger agreement.
On December 11, 2016, Mr. Doyle and Mr. Newell discussed the ongoing due diligence process.

On December 12, 2016, Mr. Newell had a telephone call with representatives of Gunderson Dettmer and Piper Jaffray, during which representatives of Gunderson Dettmer led a discussion regarding the key open issues regarding the Earnout.
On December 13, 2016, members of Jiff and Castlight senior management had a telephone call to discuss various finance matters. Representatives of Piper Jaffray and Allen & Company also attended this call.
On December 13 and 17, 2016, in accordance with the directives of Jiff and Castlight, representatives of Piper Jaffray and Allen & Company discussed the agenda for a presentation from Mr. Doyle to the Jiff Board that was scheduled for December 19, 2016.
On December 14, 2016, as part of a regularly scheduled meeting of Castlight’s Board, the Special Committee received an update on key diligence findings from Castlight’s due diligence investigation of Jiff and an initial pro forma financial projection of the combined business from Mr. Doyle and other members of Castlight senior management. The Special Committee discussed the timeline, merits and potential risks of the potential acquisition of Jiff.
On December 15, 2016, Mr. Doyle and Mr. Newell discussed general impressions of the Castlight Board meeting held the prior day.
On December 15, 2016, members of Jiff and Castlight senior management met to discuss communications and public relations planning in connection with the announcement of the proposed transaction.
On December 15, 2016, Mr. Newell met with Mr. Colella to discuss Mr. Colella’s proposed role as Executive Chairman of Castlight following the proposed transaction.
On December 19, 2016, Mr. Doyle met with the Jiff Board at Gunderson Dettmer’s offices in San Francisco, California. Mr. Doyle gave a presentation to the Jiff Board regarding the merits of the proposed transaction and Mr. Newell also participated in such presentation.
On December 20, 2016, Mr. Doyle and Mr. Newell discussed the meeting with the Jiff Board on the previous day and the steps remaining to complete the transaction.
On December 20, 2016, members of Jiff and Castlight senior management had a telephone call to continue discussions regarding communications and public relations planning in connection with the announcement of the proposed transaction. Later that day, Mr. Newell met with Mr. Doyle and Vicki Ryan, Castlight’s Chief People Officer, to discuss organization and compensation structure for the combined company.
On December 21, 2016, Mr. Newell had a telephone call with representatives of Gunderson Dettmer and Piper Jaffray, during which representatives of Gunderson Dettmer led a discussion regarding the key open issues in the draft merger agreement. Later that day, Mr. Newell, representatives of Piper Jaffray and members of senior management of Castlight had a telephone call to discuss customer-related matters.
On December 28, 2016, Mr. Doyle and Mr. Newell discussed key open issues in the draft merger agreement primarily related to the Earnout.
On December 28, 2016, members of Jiff and Castlight senior management had a telephone call to continue discussions regarding communications and public relations planning in connection with the announcement of the proposed transaction.
On December 29, 2016, Mr. Doyle and Mr. Newell discussed key open issues in the draft merger agreement primarily related to the Earnout.
On December 29, 2016, members of Jiff and Castlight senior management had a telephone call to continue discussions regarding communications and messaging to employees in connection with the announcement of the proposed transaction.

On December 29, 2016, the Jiff Board held a meeting to discuss the status of the proposed acquisition of Jiff by Castlight. Mr. Newell led a discussion with the Jiff Board regarding findings from Jiff’s due diligence investigation into Castlight as well as the proposed treatment of Jiff stock options in the transaction. Representatives of Piper Jaffray reviewed with the Jiff Board recent performance of Castlight Class B common stock and an illustrative timeline for trading liquidity in Castlight shares to be received in the transaction. A representative of Gunderson Dettmer reviewed with the Jiff Board the fiduciary duties of directors in connection with the proposed acquisition of Jiff by Castlight as well as the key terms of the transaction and merger agreement, including a discussion of transaction structure and economics, indemnification, timing and closing conditions and a summary of which terms remained open and subject to further negotiation.
On December 30, 2016, Mr. Doyle and Mr. Newell discussed key open issues in the draft merger agreement.
On December 30, 2016, members of Jiff and Castlight senior management met to have a joint Q&A session regarding the proposed transaction.
On January 2, 2017, the Special Committee held a meeting, together with Castlight’s senior management and legal and financial advisors, to discuss the status of the proposed acquisition of Jiff by Castlight. Allen & Company updated the Special Committee as to the economic terms and reviewed with the Special Committee certain financial aspects of the proposed transaction. Representatives of Fenwick provided the Special Committee with an update on the key terms of the transaction and merger agreement. During the meeting, representatives of Fenwick reviewed with the Special Committee its fiduciary duties and then described to the Special Committee the terms of the proposed merger agreement with Jiff, including, among other things, the financial terms, treatment of Jiff options in the merger, the earn-out, the “no shop” covenants, closing conditions, indemnity provisions and other terms and conditions. Representatives of Fenwick also reviewed with the Special Committee the terms of the proposed stockholder agreements with Jiff equity holders.
On January 2, 2017, the Jiff Board held a meeting to discuss the status of the proposed sale of Jiff by Castlight. Representatives of Piper Jaffray provided the Jiff Board with an updated transaction summary, including a valuation of Jiff, analysis of Castlight Class B common stock trading price, financial model for the combined company and the percentage ownership of the combined company by Jiff stockholders. Representatives of Gunderson Dettmer provided the Jiff Board with an update on the key terms of the transaction and merger agreement, including resolution of open points regarding the Earnout.
On January 2 and 3, 2017, members of Jiff and Castlight senior management met multiple times to plan for the public announcement of the proposed transaction.
On January 3, 2017, the Jiff Board held a meeting to consider the proposed acquisition of Jiff by Castlight. The Jiff directors acknowledged that they had met and discussed on several occasions, both formally and informally, the chronology of events leading to the proposed sale, the negotiations with Castlight with respect to the proposed sale, the potential merits and risks to Jiff and its stockholders of the proposed sale, and the terms and conditions of the proposed sale. Representatives of Gunderson Dettmer then reviewed and discussed with the Jiff Board the proposed resolutions regarding the transaction. Following discussion and deliberation, for the reasons more fully described below under “– Jiff’s Reasons for the Merger,” the Jiff Board unanimously determined that the merger agreement and the transactions contemplated thereby were advisable and in the best interests of Jiff and its stockholders, approved the merger agreement and the transactions contemplated thereby and resolved to recommend that the Jiff stockholders adopt the merger agreement and approve the principal terms of the merger.
On January 4, 2017, the Special Committee held a telephonic meeting, together with Castlight’s senior management and legal and financial advisors, to review and discuss the proposed merger and the terms of the merger agreement. Representatives of Fenwick reviewed the terms of the proposed merger agreement with Jiff, and summarized the changes to the merger agreement since the Special Committee’s previous review on January 2, 2017, and reviewed a summary of advice previously provided to the Special Committee on January 2, 2017. Allen & Company reviewed with the Special Committee its financial analysis of the aggregate base consideration, and rendered an oral opinion, confirmed by delivery of a written opinion dated January 4, 2017, to the Special Committee to the effect that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in such opinion, the aggregate base consideration of 27,000,000 shares of Castlight Class B common stock to be paid by Castlight pursuant to the merger agreement upon the completion of the merger was fair, from a financial point of view, to Castlight. After further discussions and deliberations and taking into consideration the factors described below under “—Recommendation of the Castlight Board of

Directors and Castlight’s Reasons for the Merger” the Special Committee determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Castlight Class B common stock in the merger, were advisable and fair to, and in the best interests of Castlight and its stockholders, and approved the merger agreement.
On January 4, 2017, the merger agreement was executed by Castlight, Merger Sub and Jiff. Simultaneously with the execution of the merger agreement, Castlight and certain equity holders of Castlight and Jiff entered into stockholder agreements, support agreements and/or lockup agreements and Mr. Newell entered into an employment agreement with Castlight. For a discussion of the merger agreement, stockholder agreements, support agreements and lockup agreements, see the sections titled “The Merger Agreement,” “The Merger Agreement—Castlight Support Agreements and Lock-Up Agreements” and “The Merger Agreement—Jiff Stockholder Agreements and Lock-Up Agreements.
On January 4, 2017, Castlight and Jiff issued a joint press release announcing the signing of the merger agreement. Following this announcement, Castlight held a conference call for investors to discuss the proposed merger and related matters.
Castlight’s Reasons for the Merger; Recommendation of the Special Committee of the Castlight Board
In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Castlight Class B common stock in the merger, the Special Committee consulted with Castlight’s senior management and legal and financial advisors and, in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that Castlight’s stockholders approve the Castlight Share Issuance Proposal and the Castlight Adjournment Proposal, the Special Committee considered a number of factors, including the following material factors:

•	each of Castlight’s and Jiff’s business, operations, financial condition, asset quality, earnings and prospects;

•
the strategic fit of the businesses of the two companies, including their complementary markets, products, research and development, business lines, sales infrastructures and approaches to the wellbeing and engagement space;

•
the opportunity to leverage complementary customer bases and sales channels to more effectively market both company’s products to potential customers, and thereby increase combined company sales at a faster rate than either would expect if each company was operating on a standalone basis;

•	the amounts and timing of the cost savings, related expenses and revenue synergies expected to result from the proposed merger;

•
the expectation that the combined company would create long-term stockholder value by creating additional growth opportunities by leveraging the respective strengths of each business and expanding the combined company’s development pipeline and research and development activities;

•	the potential for expansion in the growing market for health benefit platform solutions;

•
its understanding of the current and prospective environment in which Castlight and Jiff operate, including national, state and local economic conditions, the competitive environment for companies in the health benefit platform solutions generally, and the likely effect of these factors on Castlight both with and without the proposed transaction;

•
its review and discussions with Castlight’s management concerning the due diligence investigation of Jiff, including its review of Jiff’s financial condition, results of operation, market areas, growth potential and intellectual property;

•
the opinion of Allen & Company, dated January 4, 2017, to the Special Committee as to the fairness, from a financial point of view and as of the date of the opinion, to Castlight of the aggregate base consideration of 27,000,000 shares of Castlight Class B common stock to be paid by Castlight pursuant to the merger agreement upon the completion of the merger, which opinion was based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in such opinion as more fully described below under “—Opinion of Castlight’s Financial Advisor;” and

•
the financial and other terms of the merger agreement, the portion of the total merger consideration based on future events and contingent performance measures, expected tax treatment, the no-shop covenants and prohibitions on Jiff’s ability to seek alternative acquisition proposals, the other deal protection and termination provisions, and restrictions on the conduct of Jiff’s business between the date of the merger agreement and the date of completion of the merger, which it reviewed with its outside legal advisors.

The Special Committee also considered potential risks relating to the merger and other transactions contemplated by the merger agreement, including the following:

•	Castlight management’s attention and Castlight resources may be diverted from the operation of Castlight’s business and towards the completion of the merger;

•
Castlight may not realize all of the anticipated benefits of the merger, including cost savings, maintenance of existing customer and employee relationships, and minimal disruption in the integration of the Jiff operations and sales infrastructure with Castlight;

•	the challenges and difficulties relating to integrating the operations of Jiff and Castlight;

•	the nature and amount of payments and other benefits to be received by Jiff equity holders in connection with the merger pursuant to the merger agreement;

•
the risk that because the exchange ratio is fixed, the value of the stock to be issued by Castlight in connection with the merger could fluctuate and increase between the original signing of the merger agreement and the completion of the transactions contemplated by the merger agreement;

•
the risk that the combination with Jiff might not be completed in a timely manner or at all and the attendant adverse consequences for Castlight and Jiff’s respective businesses as a result of the pendency of the combination and operational disruption; and

•	the substantial costs that Castlight will incur in connection with the merger and other transactions contemplated by the merger agreement, even if they are not consummated.
The foregoing discussion of the factors considered by the Special Committee is not intended to be exhaustive, but, rather, includes the material factors considered by the Special Committee. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Castlight Class B common stock in the merger, the Special Committee did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Special Committee considered all these factors as a whole, including discussions with Castlight's management and legal and financial advisors, and, overall, considered the factors to be favorable to, and to support, its determination.
For the reasons described above, the Special Committee unanimously recommends that the Castlight stockholders adopt the Share Issuance Proposal and approve the Adjournment Proposal.
Jiff’s Reasons for the Merger; Recommendation of the Jiff Board
In evaluating the merger agreement and the merger, the Jiff Board consulted with Jiff’s senior management, legal advisors at Gunderson Dettmer and financial advisors at Piper Jaffray and considered, analyzed and relied upon a wide and complex range of factors. Based on these consultations, considerations and analyses, the Jiff Board unanimously determined that entering into the merger agreement would yield the highest value reasonably available for the Jiff stockholders and is fair to and in the best interests of the Jiff stockholders.

In making its determination and recommendation of the merger to the Jiff stockholders, the Jiff Board considered a number of factors, including the following (which factors are not necessarily presented in order of relative importance):
Jiff’s Financial Condition and Prospects
The Jiff Board considered the current and historical financial condition and results of operations of Jiff, as well as the strategic objectives and future prospects for Jiff if it were to remain an independent company. The Jiff Board reviewed Jiff’s current financial operating plan, including the risks and uncertainties associated with executing upon and achieving the plan. The Jiff Board believes, on this basis, that the consideration offered by Castlight to the Jiff stockholders fairly reflects Jiff’s intrinsic value, including its potential for future growth in light of the risks and uncertainties faced by Jiff and other enterprise health benefits platform companies.
Strategic Alternatives
The Jiff Board considered current conditions and developments in the enterprise health benefits platform industry, Jiff’s competitive position in the industry, and strategic and financing alternatives available to Jiff. The Jiff Board discussed the possibility of remaining an independent company, as well as the possibility of raising additional financing through the sale and issuance of Jiff’s securities, other strategic partners making an offer to acquire the company or eventually consummating an initial public offering of Jiff’s securities, including the range of potential benefits to Jiff stockholders of such alternatives and the timing and likelihood of achieving the goals of such alternatives. The Jiff Board determined not to pursue those alternatives in light of its belief that the merger maximized stockholder value and represented the best alternative reasonably available to stockholders while also minimizing operational disruption and execution risk with respect to the further commercialization of Jiff’s products.
Ability to Remain Independent
The Jiff Board considered the ability of Jiff to remain independent and the risks and costs associated with doing so, including:

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Market Development. The Jiff Board considered the anticipated costs, timing and risks associated with developing the market and increasing the number of customers using Jiff’s products, and other factors potentially impacting the revenues and profitability of enterprise health benefits platform products generally.

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Cost of Additional Capital. The Jiff Board considered the need for substantial additional financing in order to fund Jiff’s operations and achieve profitability, if at all, and the associated dilution to Jiff stockholders that would result from such financing.

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Competitive Risks. The Jiff Board considered Jiff’s competitive position in the enterprise health benefits platform industry and competitive risks, including potential future competition from larger and better funded companies which might have competitive advantages from their broader commercial scope and economies of scale in pricing.

Results of Process Conducted
The Jiff Board considered the fact that Jiff had gone through discussions with potential investors and other strategic parties. The Jiff Board considered the fact that Piper Jaffray & Co. had reached out to potential strategic investors to gauge their interest in a potential investment transaction. The Jiff Board considered the possibility that Castlight might withdraw its proposal to acquire Jiff if Jiff delayed proceeding with Castlight in order to further explore strategic alternatives. The Jiff Board considered the fact that Jiff had engaged an experienced financial advisor and legal advisors to advise the Jiff Board during the process. Based on the results of that process, the Jiff Board believed that the consideration offered by Castlight represented the highest long-term value that was reasonably attainable.

Premium to Current Fair Market Value of Jiff’s Common Stock; Liquidity of Merger Consideration
The Jiff Board considered that the market price of the shares of Castlight Class B common stock to be issued by Castlight would provide the Jiff stockholders with the opportunity to receive a significant premium over the current fair market value of Jiff’s common stock set forth in the most recent valuation of Jiff for Code Section 409A purposes. The Jiff Board also considered that the issuance of Castlight Class B common stock would provide liquidity to the Jiff stockholders (subject to certain restrictions).
Stock Consideration
The Jiff Board considered that the form of consideration to be paid to Jiff stockholders in the merger was all stock and the value and liquidity (subject to certain restrictions) and potential for future appreciation associated with such stock consideration, while eliminating the effect of long-term business and execution risk.
Likelihood of Completion
The Jiff Board concluded that the merger would likely be completed in an orderly manner as a result of a number of factors, including (i) the premium over the current fair market value of Jiff common stock set forth in the most recent valuation of Jiff for Code Section 409A purposes and the liquidity of the shares of Castlight Class B common stock, (ii) the business reputation of Castlight and willingness of Castlight to consummate the merger, and (iii) the reasonable and customary nature of the conditions to the merger.
Conditions to the Completion of the Transactions
The Jiff Board considered the relatively limited conditions to Castlight’s obligation to consummate the merger and issue the consideration to the Jiff stockholders, including the condition that there not have occurred a change, event, violation, inaccuracy, circumstance or effect that would constitute a Material Adverse Effect with respect to Jiff. The Jiff Board considered the fact that specified changes, events, violations, inaccuracies, circumstances or effects would be excluded from the determination whether Jiff had experienced a Material Adverse Effect.
Appraisal Rights
The Jiff Board considered the fact that the Jiff stockholders that do not adopt the merger agreement and approve the principal terms of the merger and who properly exercise their appraisal rights under the DGCL will be entitled to such appraisal rights in connection with the merger.
Risks and Other Factors
The Jiff Board also considered a variety of risks and other potentially negative factors relating to the merger in making its determination and reaching is recommendation, including the following (which factors are not necessarily presented in order of relative importance):

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Risk of Non-Consummation. The Jiff Board considered the fact that, while Jiff expects that the merger will be completed, there can be no assurance that the conditions to the merger will be satisfied, and that as a result, the merger may not be completed. The Jiff Board considered the potential risks associated with a failure of the merger to be completed, including (i) the extensive time and effort expended by Jiff’s directors, senior management and other employees during the pendency of the merger, (ii) the significant transaction-related costs and opportunity costs incurred by Jiff, and (iii) Jiff’s business could be disrupted and negatively impacted, including loss of business partners and employees.

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Contingent Consideration. The Jiff Board considered the fact that a significant portion of the merger consideration is in the form of the Earnout Payments and hence contingent upon future events and that there were no guarantees that such future events will occur. The Jiff Board also considered the fact that the merger consideration received by Jiff stockholders could be subject to indemnification claims by Castlight and its related parties under the merger agreement.

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Restrictions on Conduct of Business. The Jiff Board considered the limitations on Jiff’s pursuit of business opportunities during the pendency of the merger due to certain covenants contained in the merger agreement requiring Jiff to operate its business in the ordinary course of business consistent with past practice and, subject to specified exceptions, to comply with certain other operating restrictions. Such restrictions could delay or prevent Jiff from pursuing business opportunities that may arise during the pendency of the merger and/or have a material adverse effect on Jiff’s ability to respond to changing market and business conditions, in a timely manner, or at all.

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Impact of Announcement on Jiff. The Jiff Board considered the impact on Jiff’s business of the public announcement of the merger, including the potentially negative effects that such announcement may have on Jiff’s business relationships and its ability to attract and retain key management and other personnel during the pendency of the merger.

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Inability to Solicit Other Takeover Proposals. The Jiff Board considered the covenant in the merger agreement prohibiting Jiff from soliciting other potential acquisition proposals, and restricting its ability to entertain other potential acquisition proposals.

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Interests of the Jiff Board. The Jiff Board considered the fact that Jiff’s directors and officers may have financial interests in the transactions contemplated by the merger agreement that may be different from or in addition to those of Jiff’s other stockholders, and the risk that these interests might influence their decision with respect to the transactions contemplated by the merger agreement.

In addition to the above, the Jiff Board considered the arrangements and possible conflicts of interest of certain Jiff directors and officers. See “Interests of Certain Jiff Persons in the Merger”.
The foregoing discussion of the Jiff Board’s reasons for its recommendation that Jiff stockholders adopt the merger agreement and approve the principal terms of the merger is not meant to be exhaustive, but addresses the material information and factors considered by the Jiff Board in consideration of its recommendation. In view of the wide variety of factors considered by the Jiff Board in connection with the evaluation of the merger and the complexity of these matters, the Jiff Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, the Jiff Board did not reach any specific conclusion with respect to any of the particular factors considered. Instead, the Jiff Board conducted an overall analysis of the factors described above and made its determinations and recommendations based on the totality of the information reviewed. The judgments of individual members of the Jiff Board may have been influenced to a greater or lesser degree by different factors. The Jiff Board ultimately concluded that, in the aggregate, the potential benefits of the merger outweighed the potential risks or negative consequences of the merger.
For the reasons described above, the Jiff Board unanimously recommends that the Jiff stockholders adopt the merger agreement and approve the principal terms of the merger.
Opinion of Castlight’s Financial Advisor
Castlight has engaged Allen & Company as its financial advisor in connection with the proposed merger. In connection with this engagement, Castlight requested that Allen & Company render an opinion to the Special Committee regarding the fairness, from a financial point of view, to Castlight of the aggregate base consideration of 27,000,000 shares of Castlight Class B common stock to be paid by Castlight pursuant to the merger agreement upon the completion of the merger. On January 4, 2017, at a meeting of the Special Committee held to evaluate the merger, Allen & Company rendered an oral opinion, which was confirmed by delivery of a written opinion dated January 4, 2017, to the Special Committee to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in its opinion, the aggregate base consideration to be paid to Castlight pursuant to the merger agreement was fair, from a financial point of view, to Castlight.
The full text of Allen & Company’s written opinion, dated January 4, 2017, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached to this joint proxy statement/prospectus/information statement as Annex B. The description of Allen & Company’s opinion set forth in this joint proxy statement/prospectus/information statement is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion was intended for the benefit and use of the Special Committee (in its capacity as such) in connection with its evaluation of the aggregate base consideration from a financial point of view to Castlight and did not address any other terms, aspects or implications of the merger. Allen & Company’s opinion did not constitute a recommendation as to the course of action that Castlight (or the Castlight Board or the Special Committee) should pursue in connection with the merger or otherwise address the merits of the underlying decision by Castlight to engage in the merger, including in comparison to other strategies or transactions that might be available to Castlight or in which Castlight might engage or consider. Allen & Company’s opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger or otherwise.
Allen & Company’s opinion reflected and gave effect to Allen & Company’s general familiarity with Castlight and Jiff as well as information that it received during the course of its assignment, including information provided by the managements of Castlight and Jiff in the course of discussions relating to the merger as more fully described below. In arriving at its opinion, Allen & Company neither conducted a physical inspection of the properties or facilities of Castlight, Jiff or any other entity nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Castlight, Jiff or any other entity, or conducted any analysis concerning the solvency or fair value of Castlight, Jiff or any other entity.
In arriving at its opinion, Allen & Company, among other things:

•	reviewed the financial terms and conditions of the merger as reflected in an execution version, provided to Allen & Company on January 4, 2017, of the merger agreement;

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reviewed certain publicly available historical business and financial information relating to Castlight and certain historical business and financial information relating to Jiff, including public filings of Castlight and historical market prices for Castlight Class B common stock;

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reviewed certain financial information relating to Castlight and Jiff, including certain internal financial forecasts, estimates and other financial and operating data relating to Castlight prepared by the management of Castlight for the fiscal years ending December 31, 2016 and December 31, 2017, and certain financial forecasts, estimates and other financial and operating data relating to Jiff prepared by the management of Jiff, as adjusted by the management of Castlight, for the fiscal years ending December 31, 2016 through December 31, 2019;

•	held discussions with the managements of Castlight and Jiff relating to the past and current operations and financial condition and prospects of Castlight and Jiff;

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held discussions with the management of Castlight as to the strategic rationale for, and certain contemplated benefits (including potential cost savings and revenue enhancements) expected by the management of Castlight to result from, the merger;

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reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that Allen & Company deemed generally relevant in evaluating Castlight and Jiff;

•	reviewed certain publicly available financial information relating to selected transactions that Allen & Company deemed generally relevant in evaluating the merger;

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reviewed the relative contributions of Castlight and Jiff to certain financial metrics of the pro forma combined company based on the internal financial forecasts, estimates and other financial and operating data of Castlight and Jiff referred to above; and

•	conducted such other financial analyses and investigations as Allen & Company deemed necessary or appropriate for purposes of its opinion.

In rendering its opinion, Allen & Company relied upon and assumed, with Castlight’s consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to Allen & Company from public sources, provided to or discussed with Allen & Company by Castlight, Jiff and/or their respective representatives or otherwise reviewed by Allen & Company. Allen & Company was advised by Jiff that certain audited financial statements relating to Jiff would be provided to Castlight prior to the completion of the merger and Allen & Company assumed, at Castlight’s direction, that such financial statements would not reflect any information that would have a meaningful impact in any respect on its analyses or opinion. With respect to the financial forecasts, estimates and other financial and operating data (as adjusted, in the case of Jiff, by the management of Castlight) that Allen & Company was directed to utilize for purposes of its analyses, Allen & Company was advised by the managements of Castlight and Jiff, and Allen & Company assumed, at Castlight’s direction, that such financial forecasts, estimates and other financial and operating data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements, as the case may be, as to the future financial and operating performance of Castlight and Jiff and the other matters covered thereby. Allen & Company also assumed, with Castlight’s consent, that the financial results reflected in the financial forecasts, estimates and other financial and operating data utilized in its analyses would be realized in the amounts and at the times projected and, consistent with such financial forecasts, estimates and other financial and operating data and at the direction of the management of Castlight, that the conditions set forth in the merger agreement with respect to earnout payments would not be satisfied and, accordingly, that no portion of such earnout payments would be made. Allen & Company assumed no responsibility for and expressed no view or opinion as to any financial forecasts, estimates or other financial or operating data or the assumptions on which they were based. Allen & Company relied, at Castlight’s direction, upon the assessments of the managements of Castlight and Jiff as to, among other things, (i) the potential impact on Castlight and Jiff of certain market, seasonal, cyclical, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the healthcare information technology solutions and services industry, (ii) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace key employees, customers, suppliers, channel partners and other commercial relationships of Castlight and Jiff, (iii) the technology and intellectual property of Castlight and Jiff (including risks related thereto) and (iv) the ability to integrate the businesses of Jiff and Castlight. Allen & Company assumed, with Castlight’s consent, that there would be no developments with respect to any such matters, or adjustments with respect to the aggregate base consideration, that would have an adverse effect on Castlight, Jiff or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion.
Further, Allen & Company’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Allen & Company as of, its date. It should be understood that subsequent developments may affect the conclusion expressed in Allen & Company’s opinion and that Allen & Company assumed no responsibility for advising any person of any change in any matter affecting its opinion or for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. As the Special Committee was aware, the credit, financial and stock markets, and the industries in which Castlight and Jiff operate, have experienced and continue to experience volatility and Allen & Company expressed no opinion or view as to any potential effects of such volatility on Castlight, Jiff or the merger (including the contemplated benefits thereof).
Allen & Company did not express any opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or consideration payable to any officers, directors or employees of any party to the merger, or any class of such persons or any other party, relative to the aggregate base consideration or otherwise. Allen & Company did not express any opinion as to the actual value of Castlight Class B common stock when issued in the merger or the prices at which Castlight Class B common stock (or any other securities of Castlight) or any securities of Jiff may trade or otherwise be transferable at any time.
In addition, Allen & Company did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, regulatory, tax or accounting matters, as to which Allen & Company understood that Castlight obtained such advice as it deemed necessary from qualified professionals. Allen & Company assumed, with Castlight’s consent, that the merger would be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers, decrees and agreements for the merger, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, would be imposed or occur that would have an adverse effect on Castlight, Jiff or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion. Allen & Company also assumed, with Castlight’s consent, that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Allen & Company further assumed, with Castlight’s consent, that the final executed merger agreement would not differ from the execution version reviewed by Allen & Company in any respect meaningful to its analyses or opinion.
Allen & Company’s opinion was limited to the fairness, from a financial point of view and as of the date of the opinion, to Castlight of the aggregate base consideration to be paid by Castlight pursuant to the merger agreement (to the extent expressly specified in the opinion). Allen & Company’s opinion did not address any other terms, aspects or implications of the merger, including, without limitation, the form or structure of the merger, the form of or any adjustments to the aggregate base consideration, any earnout payments, expense fund, indemnification or escrow arrangements or any stockholder agreement or other agreement, arrangement or understanding entered into in connection with or contemplated by the merger or otherwise.
Financial Analyses
In connection with the rendering of its opinion to the Special Committee, Allen & Company performed a variety of financial and comparative analyses which are summarized below. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Allen & Company arrived at its opinion based on the results of all analyses undertaken and assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Allen & Company believes that the financial analyses and this summary must be considered as a whole.
In performing the financial analyses, Allen & Company considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond Castlight’s and Jiff’s control. The assumptions and estimates contained in the financial analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, financial analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty.
Allen & Company was not requested to, and it did not, determine or recommend the specific consideration payable in the merger or that any given consideration constituted the only appropriate consideration in the merger. The type and amount of consideration payable in the merger were determined through negotiations between Castlight and Jiff, and the decision to effect the merger was solely that of the Special Committee and the Castlight Board. Allen & Company’s financial analyses and opinion were only one of many factors considered by the Special Committee in its evaluation of the merger and should not be viewed as determinative of the views of the Special Committee, the Castlight Board, management or any other party with respect to the merger or the aggregate base consideration.
The following is a summary of the material financial analyses presented to the Special Committee in connection with Allen & Company’s opinion, dated January 4, 2017. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Allen & Company, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Allen & Company. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may differ from those described and such differences may be material. For purposes of the financial analyses described below, the term (i) “Castlight-Jiff management forecasts” refers to the financial forecasts, estimates and other financial and operating data relating to Jiff prepared by the management of Jiff, as adjusted by the management of Castlight, for the fiscal years ending December 31, 2016 through December 31, 2019, (i) “Castlight management forecasts” refers to the internal financial forecasts, estimates and other financial and operating data relating to Castlight prepared by the management of Castlight for the fiscal years ending December 31, 2016 and December 31, 2017 and (iii) “implied aggregate base consideration” refers to the implied value of the aggregate base consideration of $126 million based on the closing price of Castlight Class B common stock of $4.95 per share on January 3, 2017 less projected net cash of Jiff at December 31, 2016 as provided by Jiff management. Implied enterprise value reference ranges reflected in the summary of the financial analyses described below were rounded to the nearest $1 million.
Jiff Financial Analyses
Selected Public Companies Analysis. Allen & Company reviewed publicly available financial and stock market information of 13 selected companies that Allen & Company considered generally relevant as publicly traded companies with operations in the healthcare information technology and enterprise software as a service industries, consisting of the following eight publicly traded high-growth healthcare information technology companies, which are referred to as the Jiff selected healthcare information technology companies, and the following five publicly traded enterprise software as a service companies with a focus on employer end markets, which are referred to as the Jiff selected enterprise SaaS companies and, together with the Jiff selected healthcare information technology companies, collectively, as the Jiff selected companies:

Jiff Selected Healthcare Information Technology Companies	Jiff Selected Enterprise SaaS Companies
• athenahealth, Inc. • Benefitfocus, Inc. • Castlight Health, Inc. • Evolent Health, Inc. • HealthEquity, Inc. • Medidata Solutions, Inc. • Teladoc, Inc. • Veeva Systems Inc.	• Cornerstone OnDemand, Inc. • ServiceNow, Inc. • The Ultimate Software Group, Inc. • WageWorks, Inc. • Workday, Inc.
Allen & Company reviewed, among other information, enterprise values, calculated as fully diluted equity values based on closing stock prices on January 3, 2017, plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents and unconsolidated assets (as applicable), as a multiple of calendar year 2017 and calendar year 2018 estimated revenue. Financial data of the Jiff selected companies were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information, with such financial data pro forma, as applicable and to the extent publicly available, for recent acquisitions. Financial data of Jiff was based on the Castlight-Jiff management forecasts.
The overall low to high calendar year 2017 and calendar year 2018 estimated revenue multiples observed for the Jiff selected companies were 3.2x to 10.7x (with a mean of 5.7x and a median of 5.3x) and 2.5x to 8.7x (with a mean of 4.7x and a median of 4.5x), respectively, with overall low to high calendar year 2017 and calendar year 2018 estimated revenue multiples observed for the Jiff selected healthcare information technology companies of 3.2x to 10.7x (with a mean of 5.4x and a median of 3.9x) and 2.5x to 8.7x (with a mean of 4.4x and a median of 3.1x), respectively, and overall low to high calendar year 2017 and calendar year 2018 estimated revenue multiples observed for the Jiff selected enterprise SaaS companies of 5.1x to 7.4x (with a mean of 6.3x and a median of 5.9x) and 4.4x to 5.8x (with a mean of 5.2x and a median of 5.2x), respectively.
Allen & Company then applied selected ranges of calendar year 2017 and calendar year 2018 estimated revenue multiples of 5.5x to 6.5x and 4.5x to 5.5x, respectively, derived from the Jiff selected companies to corresponding data of Jiff. This analysis indicated the following approximate implied enterprise value reference ranges for Jiff, as compared to the implied aggregate base consideration:

Implied Enterprise Value Reference Ranges Based On:		Implied Aggregate Base Consideration
CY2017E Revenue	CY2018E Revenue
$107 million - $127 million	$185 million - $227 million	$126 million
No company or business used in this analysis is identical to Jiff and, accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial characteristics and other factors that could affect the public trading or other values of the companies or businesses to which Jiff was compared.
Selected Precedent Transactions Analysis. Using publicly available information, Allen & Company reviewed financial data relating to the following 15 selected transactions that Allen & Company considered generally relevant as transactions involving healthcare information technology companies, enterprise software as a service companies and companies with consumer engagement platforms, which are referred to collectively as the selected transactions:

Announcement Date	Acquiror	Target
October 2016	Wolters Kluwer N.V.	Emmi Solutions, LLC
July 2016	Oracle Corporation	NetSuite Inc.
June 2016	Teladoc, Inc.	HY Holdings, Inc.
May 2016	Oracle Corporation	Opower, Inc.
April 2016	Vista Equity Partners	Cvent, Inc.
February 2016	International Business Machines Corporation	Truven Health Analytics Inc.
August 2015	adidas AG	runtastic GmbH
February 2015	Under Armour, Inc.	MyFitnessPal, Inc.
September 2014	SAP SE	Concur Technologies, Inc.
February 2014	Optum (UnitedHealth Group Incorporated)	Audax Health Solutions, Inc.
November 2013	Towers Watson & Co.	Liazon Corporation
November 2013	Under Armour, Inc.	MapMyFitness, Inc.
January 2013	athenahealth, Inc.	Epocrates, Inc.
May 2012	Towers Watson & Co.	Extend Health, Inc.
September 2011	Health Care Service Corporation/WellPoint, Inc./Blue Cross Blue Shield of Michigan	Bloom Health Corporation
Allen & Company reviewed, among other information and to the extent publicly available, transaction values of the selected transactions, calculated as the enterprise values implied for the target companies or businesses involved in the selected transactions based on the consideration paid in the relevant transactions or purchase prices paid for the fully diluted equity values of the target companies plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents and unconsolidated assets (as applicable), as a multiple, to the extent publicly available, of the applicable target company’s or business’ one-year forward estimated revenue. Financial data of the selected transactions were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information, with such financial data pro forma, as applicable and to the extent publicly available, for recent acquisitions. Financial data of Jiff was based on the Castlight-Jiff management forecasts.
The overall low to high one-year forward estimated revenue multiples observed for the selected transactions for which information was publicly available were 2.0x to 20.4x (with a mean of 8.0x and a median of 6.5x). Allen & Company then applied selected ranges of one-year forward estimated revenue multiples of 7.0x to 8.0x, derived from the selected transactions to the one-year forward (as of December 31, 2016) estimated revenue of Jiff. This analysis indicated the following approximate implied enterprise value reference range for Jiff, as compared to the implied aggregate base consideration:

Implied Enterprise Value Reference Range	Implied Aggregate Base Consideration
$136 million - $156 million	$126 million
No company, business or transaction used in this analysis is identical to Jiff or the merger and, accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics that could affect the acquisition or other values of the companies, businesses or transactions to which Jiff and the merger were compared.

Discounted Cash Flow Analysis. Allen & Company performed a discounted cash flow analysis of Jiff by calculating the estimated present value (as of December 31, 2016) of the unlevered, after-tax free cash flows that Jiff was forecasted to generate during the fiscal years ending December 31, 2017 through December 31, 2019 on a standalone basis based on the Castlight-Jiff management forecasts. For purposes of this analysis, stock-based compensation was treated as a cash expense. Terminal values for Jiff were calculated by applying to Jiff’s estimated revenue for the fiscal year ending December 31, 2019 a selected range of terminal value revenue multiples of 4.5x to 5.5x. The present values (as of December 31, 2016) of the cash flows and terminal values were then calculated using a selected range of discount rates of 15.0% to 17.0%. This analysis indicated the following approximate implied enterprise value reference range for Jiff, as compared to the implied aggregate base consideration:

Implied Enterprise Value Reference Range	Implied Aggregate Base Consideration
$119 million - $171 million	$126 million
Castlight Financial Analysis
Selected Public Companies Analysis. Allen & Company reviewed publicly available financial and stock market information of 12 selected companies that Allen & Company considered generally relevant as publicly traded companies with operations in the healthcare information technology and enterprise software as a service industries, consisting of the following seven publicly traded high-growth healthcare information technology companies, which are referred to as the Castlight selected healthcare information technology companies, and the following five publicly traded enterprise software as a service companies with a focus on employer end markets, which are referred to as the Castlight selected enterprise SaaS companies and, together with the Castlight selected healthcare information technology companies, collectively, as the Castlight selected companies:

Castlight Selected Healthcare Information Technology Companies	Castlight Selected Enterprise SaaS Companies
• athenahealth, Inc. • Benefitfocus, Inc. • Evolent Health, Inc. • HealthEquity, Inc. • Medidata Solutions, Inc. • Teladoc, Inc. • Veeva Systems Inc.	• Cornerstone OnDemand, Inc. • ServiceNow, Inc. • The Ultimate Software Group, Inc. • WageWorks, Inc. • Workday, Inc.
Allen & Company reviewed, among other information, enterprise values, calculated as fully diluted equity values based on closing stock prices on January 3, 2017, plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents and unconsolidated assets (as applicable), as a multiple of calendar year 2017 and calendar year 2018 estimated revenue. Financial data of the Castlight selected companies were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information, with such data pro forma, as applicable and to the extent publicly available, for recent acquisitions. Financial data of Castlight was based on publicly available Wall Street research analysts’ estimates.
The overall low to high calendar year 2017 and calendar year 2018 estimated revenue multiples observed for the Castlight selected companies were 3.2x to 10.7x (with a mean of 5.9x and a median of 5.5x) and 2.5x to 8.7x (with a mean of 4.9x and a median of 4.7x), respectively, with overall low to high calendar year 2017 and calendar year 2018 estimated revenue multiples observed for the Castlight selected healthcare information technology companies of 3.2x to 10.7x (with a mean of 5.7x and a median of 4.1x) and 2.5x to 8.7x (with a mean of 4.6x and a median of 3.0x), respectively, and overall low to high calendar year 2017 and calendar year 2018 estimated revenue multiples observed for the Castlight selected enterprise SaaS companies of 5.1x to 7.4x (with a mean of 6.3x and a median of 5.9x) and 4.4x to 5.8x (with a mean of 5.2x and a median of 5.2x), respectively, as compared to Castlight’s calendar year 2017 and calendar year 2018 estimated revenue multiples of 3.7x and 3.1x, respectively.
No company or business used in this analysis is identical to Castlight and, accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial characteristics and other factors that could affect the public trading or other values of the companies or businesses to which Castlight was compared.
Certain Informational Factors
Allen & Company observed certain factors that were not considered part of its financial analyses for its opinion but were referenced for informational purposes, including the following:

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historical trading prices of Castlight Class B common stock during the 52-week period ended January 3, 2017, which indicated low to high intraday prices for Castlight Class B common stock during such period of approximately $2.54 to $5.50 per share; and

•
to the extent publicly available, one-year forward stock price targets for Castlight Class B common stock as reflected in selected publicly available Wall Street research analysts’ reports and other publicly available information as of January 3, 2017, which indicated an overall low to high range of stock price targets for Castlight Class B common stock of $4.00 to $7.00 per share (with a mean of $4.91 per share and a median of $4.73 per share).

Miscellaneous
Castlight selected Allen & Company as its financial advisor in connection with the merger based on, among other things, Allen & Company’s reputation, experience and familiarity with Castlight and its business. Allen & Company, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. In the ordinary course, Allen & Company as a broker-dealer and market maker and certain of Allen & Company’s affiliates, directors and officers (including senior members of the deal team assisting in providing Allen & Company’s financial advisory services to Castlight in connection with the proposed merger) have invested or may invest, hold long or short positions and may trade, either on a discretionary or non-discretionary basis, for their own account or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of Castlight and/or its affiliates. The issuance of Allen & Company’s opinion was approved by Allen & Company’s fairness opinion committee.
For Allen & Company’s financial advisory services, Castlight has agreed to pay Allen & Company an aggregate cash fee of $1.8 million, of which a portion was payable upon delivery of Allen & Company’s opinion and $1.35 million is payable contingent upon completion of the merger. Castlight also agreed to reimburse Allen & Company’s reasonable expenses and to indemnify Allen & Company and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.
As the Special Committee was aware, Allen & Company in the past has provided, and in the future may provide, investment banking services to Castlight unrelated to the merger, for which services Allen & Company has received and/or may receive compensation.
Certain Prospective Financial Information Relating to Castlight and Jiff
Although Castlight has publicly issued limited projections concerning certain aspects of its expected financial performance, Castlight does not make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods because of, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized.
In connection with the evaluation of the merger, however, Castlight management prepared certain unaudited prospective financial information for Castlight on a standalone basis, without giving effect to the merger, as summarized in the table below entitled “Castlight Management Forecasts.” The Special Committee also reviewed certain unaudited prospective financial information for Jiff on a standalone basis, without giving effect to the merger, prepared by Jiff management, as adjusted by Castlight management, as summarized in the table below entitled “Castlight-Jiff Management Forecasts.” Castlight is electing to provide the summary unaudited prospective financial information in this section of the joint proxy statement/prospectus/

information statement to provide Castlight and Jiff stockholders access to certain non-public unaudited prospective financial information that was made available to the Special Committee for purposes of considering and evaluating the merger. This unaudited prospective financial information relating to Castlight and Jiff was also provided to Castlight’s financial advisor for its use and reliance in connection with its financial analyses and opinion as described in the section entitled “—Opinion of Castlight’s Financial Advisor.”
The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of summary unaudited prospective financial information below should not be regarded as an indication that any of Castlight, Jiff, their respective affiliates or representatives or any other recipient of this information considered, or now considers, such information to be material or to be necessarily predictive of actual future results. None of Castlight, Jiff, or their respective affiliates or representatives assume any responsibility to stockholders of Castlight or Jiff if Castlight’s or Jiff’s actual financial performance differs from this information.
The unaudited prospective financial information summarized below was not prepared for purposes of public disclosure, nor was it prepared on a basis designed to comply with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections. Neither Castlight’s or Jiff’s independent registered public accounting firms, which are listed as experts in the section entitled “Experts,” nor any other independent accountants, compiled, examined or performed any procedures with respect to the prospective financial information summarized below, and has not expressed any opinion or any other form of assurance on this information or its achievability, and assume no responsibility for, and disclaims any association with, the unaudited prospective financial information. The reports of the independent registered public accounting firms included in this joint proxy statement/prospectus/information statement relate to historical financial statements. They do not extend to any prospective financial information and should not be seen to do so.
Although presented with numerical specificity, the unaudited prospective financial information was prepared in accordance with variables, estimates, and assumptions that are inherently uncertain and may be beyond the control of Castlight, and which may not be realized. While in the view of Castlight’s management the unaudited prospective financial information was prepared on a reasonable basis, the unaudited prospective financial information is subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from the unaudited prospective financial information include risks and uncertainties relating to Castlight’s and Jiff’s businesses, industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, various risks set forth in Castlight’s reports filed with the SEC, and other factors described or referenced in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information.”
The unaudited prospective financial information also reflect assumptions that are subject to change and are susceptible to multiple interpretations and to conditions, transactions or events that may occur and were not anticipated at the time the unaudited prospective financial information was prepared. In addition, the unaudited prospective financial information do not take into account any circumstances, transactions or events occurring after the date the unaudited prospective financial information was prepared. Accordingly, actual results will likely differ, and may differ materially, from those contained in the unaudited prospective financial information. Neither Castlight nor Jiff can assure you that the financial results in the unaudited prospective financial information will be realized or that future financial results of Castlight or Jiff will not materially vary from those in the unaudited prospective financial information.
None of Castlight, Jiff, or their respective affiliates, officers, directors, or other representatives gives any stockholder of Castlight or Jiff, or any other person, any assurance that actual results will not differ materially from the unaudited prospective financial information, and, except as otherwise required by law, neither Castlight nor Jiff undertakes any obligation to update or otherwise revise or reconcile the unaudited prospective financial information to reflect circumstances after the date the unaudited prospective financial information was generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the unaudited prospective financial information may not be realized.
No one has made or makes any representation to any stockholder of Castlight or Jiff, or anyone else regarding the achievability of the unaudited prospective financial information set forth below. You are cautioned not to rely on the unaudited prospective financial information.

The unaudited prospective financial information included below covers multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. The unaudited prospective financial information should be evaluated, if at all, in conjunction with Castlight’s and Jiff’s historical financial statements included in this joint proxy statement/prospectus/information statement and other information contained in Castlight’s public filings with the SEC.
Given the forward-looking nature of the selected unaudited prospective financial information, specific quantifications of the amounts that would be required to reconcile it to GAAP measures are not available. Castlight believes that there is a degree of volatility with respect to certain GAAP measures, and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude Castlight from providing accurate forecasted non-GAAP to GAAP reconciliations.
The following tables present summary selected unaudited Castlight prospective financial information for 2016 and 2017 prepared by Castlight management and Jiff prospective financial information for 2016 through 2019 prepared by Jiff management, as adjusted by Castlight management, in connection with the Special Committee’s evaluation of the merger (in millions, except percentages):

Castlight Management Forecasts	2016E	2017E
Revenue	$102	$123
Non-GAAP Operating Loss	$(30)	$(8)

Castlight-Jiff Management Forecasts	CY2016E	CY2017E	CY2018E	CY2019E
New Bookings (Actual Contract Value)	$15	$20	$26	$32
Total New Revenue	$8	$19	$41	$66
Gross Profit	$2	$8	$25	$43
Gross Margin	20%	42%	61%	66%
Total Operating Expenses	$(29)	$(39)	$(43)	$(50)
Non-GAAP EBITDA	$(27)	$(31)	$(17)	$(7)
Operating Cash Flow	$(23)	$(33)	$(18)	$(3)
Non-GAAP operating loss is defined as GAAP operating loss, adjusted to exclude the estimated effects of stock-based compensation, charges related to reduction in workforce, litigation settlement, acquisition costs and amortization of internal use software. New Bookings (Annual Contract Value) is defined as the aggregate amount of (a) non-contingent professional services fees and subscription fees payable by any customer during the first 12 months of a 2017 Jiff contract , net of any associated third party costs for market place products and (b) contingent professional and subscription fees earned during the year. Non-GAAP EBITDA is defined as net loss, adjusted to exclude the estimated effects of depreciation and amortization, interest income (expense), net, provision for income taxes and stock-based compensation.
Interests of Certain Castlight Persons in the Merger
You should be aware that the interests of Castlight’s directors and executive officers in the merger may be different from, or in addition to, those of the Castlight stockholders generally, including, the following:

•
In connection with the completion of the merger, Giovanni Colella, Chief Executive Officer of Castlight, will become the Executive Chairman of Castlight and John C. Doyle, President and Chief Operating Officer of Castlight, will become the Chief Executive Officer of Castlight and a member of the Castlight Board. Neither Dr. Colella nor Mr. Doyle will receive any additional compensation in connection with the merger.

•
Bryan Roberts, Chairman of the Castlight Board prior to the completion of the merger, is Partner at Venrock, which beneficially owns 16,825,301 shares of Castlight Class A and Class B common stock, or approximately 16% of Castlight’s total issued and outstanding capital stock. Venrock also owns 8,040,910 shares of Jiff Capital Stock, or approximately 18% of the total issued and outstanding Jiff Capital Stock. The Castlight Board appointed a Special Committee (comprised solely of disinterested directors) to which it delegated the full and exclusive power, authority and discretion of the Castlight Board to evaluate, assess, and approve the Jiff transaction on its behalf.
Interests of Certain Jiff Persons in the Merger
In considering the recommendation of the Jiff Board to approve and adopt the merger agreement proposal, Jiff stockholders should be aware that certain of Jiff’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Jiff stockholders generally. The Jiff Board was aware of these interests and considered them, among other matters, in approving and declaring advisable the merger agreement and the transactions contemplated by the merger agreement. These interests are described below.
Executive Officers
The following table sets forth the name and position of the individuals who currently serve as the executive officers of Jiff.

Name	Position
Derek Newell	Director and Chief Executive Officer
Johnathan Hodge	Executive Vice President, Product
John Kemmerer	Vice President, Finance
Michael Leonard	Executive Vice President, Sales
Positions with the Combined Company
Derek Newell, currently a director and the Chief Executive Officer of Jiff, will be appointed to the Castlight Board upon the completion of the merger pursuant to the terms of the merger agreement. As an inducement to Castlight’s willingness to enter into the merger agreement, Mr. Newell has also entered into an employment agreement with Castlight, dated January 4, 2017 and effective on the completion of the merger, which employment agreement supersedes all employment agreements between Mr. Newell and Jiff and provides, among other things, that following the effective time, Mr. Newell will be an “at will” employee in the position of President of Castlight, as described in greater detail below in the section entitled “Employment Agreement between Derek Newell and Castlight.” Certain other executive officers of Jiff may also be hired as employees by Castlight
As of the date of this joint proxy statement/prospectus/information statement, only Derek Newell has finalized an employment agreement with Castlight. Pursuant to the terms of the merger agreement, if Mr. Hodge or Mr. Leonard continues employment with the combined company following the completion of the merger, the applicable executive will be required to execute a new employment agreement with Castlight prior to the completion of the merger that will supersede such executive’s existing employment agreement with Jiff. With respect to Messrs. Hodge and Leonard and other Jiff executive officers, employment terms with Castlight are subject to negotiations and discussions and there can be no assurance that the parties will reach agreement. Such executive officers of Jiff do, however, have existing employment agreements with Jiff.
Employment Agreement between Derek Newell and Castlight
Pursuant to his employment offer with Castlight, Mr. Newell will receive a starting base salary of $367,000. In addition, he will be eligible for incentive compensation with an annual target of 75% of his base salary, based on the achievement of performance objectives to be determined by the Castlight Board or a committee thereof.
In connection with such employment, Mr. Newell will be granted a to-be-determined number of Castlight RSUs and PSUs (performance stock units). Such time-based RSUs will vest in four equal installments based upon Mr. Newell’s continuous service with Castlight, and any such PSUs will vest in accordance with the applicable performance-based vesting schedule. Such RSUs and PSUs are intended to equalize Mr. Newell’s go-forward equity ownership with the equity ownership of Mr. Doyle, who will become Castlight’s chief executive officer in connection with the completion of the merger.

It is the intent that Mr. Newell’s total target cash and equity compensation shall be no less than that applicable to Mr. Doyle, for all relevant periods, until December 31, 2019, and that Mr. Newell shall be granted additional equity (in addition to the Castlight RSUs and PSUs described above) if and to the extent Mr. Doyle is granted such equity during the same period. If Castlight is subject to a change in control following the effective date of the merger with Jiff, 50% of the then-unvested Jiff options assumed by Castlight will vest and become exercisable.
Mr. Newell will also be eligible for benefits under the Castlight Executive Severance Agreement in the event that he is terminated without “cause” or resigns for “good reason” (each as defined in the Castlight Executive Severance Agreement and as described below). In such event, and subject to his execution and non-revocation of a general release of claims in favor of Castlight, he will receive a lump sum payment equal to 12 months of his base salary and COBRA premiums. Further, if such qualifying termination occurs during the period that is 3 months prior to, or within 12 months following, certain corporate transactions (which corporate transactions are defined in the Castlight Executive Severance Agreement and will not include the merger), and subject to his execution and non-revocation of a general release of claims in favor of Castlight, he will receive a lump sum payment equal to 24 months of his base salary and COBRA premiums, plus full vesting of all outstanding equity awards; provided, however, that Mr. Newell’s employment agreement with Castlight provides that any portion of Mr. Newell’s equity awards that vest contingent upon the achievement of milestone earnout metrics described in the merger agreement will not accelerate, but instead will be exclusively governed by their terms without regard to Castlight Executive Severance Agreement.
The Castlight Executive Severance Agreement does not provide for a gross-up payment to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 (the “Excise Tax”) of the Code. Instead, the Castlight Executive Severance Agreement provides that in the event that the payments described above would, if paid, be subject to the Excise Tax, Mr. Newell will be entitled to receive the greater of (i) the full payment that he would be entitled to under the Castlight Executive Severance Agreement, which payment will be subject to the Excise Tax or (ii) or a reduced payment, where the amount that would otherwise be payable to Mr. Newell under the Castlight Executive Severance Agreement is reduced to the extent necessary so that no portion of the payment is subject to the Excise Tax.
For purposes of the Castlight Executive Severance Agreement, “Cause” means (i) executive is convicted of, or pleads guilty or nolo contendere to, a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction); (ii) executive has engaged in acts of fraud, dishonesty or other acts of willful misconduct in the course of his duties hereunder; (iii) executive’s gross misconduct in connection with the performance of his or her duties; (iv) executive’s breach of his or her fiduciary duty to Castlight; (v) executive’s failure to cooperate with Castlight in any investigation or formal proceeding or the executive being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in his or her role; (vi) executive willfully failing to comply with reasonable directives of Castlight without a reasonable belief the failure to comply was in the best interest of Castlight; (vii) a material breach by executive of any contract executive is party to with Castlight; provided, however, that if the breach is reasonably susceptible of cure, executive shall be entitled to receive at least 30 days to cure the breach fully after receiving written notice from Castlight; or (viii) unauthorized use or disclosure by executive of any proprietary information or trade secrets of Castlight or any other party to whom executive owes an obligation of nondisclosure as a result of his or her relationship with Castlight.
For purposes of the Castlight Executive Severance Agreement, other than during the period that is 3 months prior through 12 months following a corporate transaction, “Good Reason” means (i) any reduction in executive’s rate of base salary or the target bonus amount that executive is eligible to receive, unless such reduction is consistent with a salary or bonus reduction implemented by Castlight for other similarly situated employees of Castlight; (ii) a relocation of executive’s principal office with Castlight of more than 50 miles from its current location;
For purposes of the Castlight Executive Severance Agreement, during the period that is 3 months prior through 12 months following a corporate transaction, “Good Reason” during such period means: (i) any reduction in executive’s rate of base salary or the target bonus amount that executive is eligible to receive, (ii) a relocation of executive’s principal office with Castlight of more than 50 miles from its current location; (iii) a material reduction in executive’s duties, authority, reporting relationship or responsibilities, including (1) the assignment of responsibilities, duties, reporting relationship or position that are not at least the substantial functional equivalent of executive’s position occupied immediately preceding the corporate transaction, including the assignment of responsibilities, duties, reporting relationship or position that are not in a substantive area that is consistent with executive’s experience and the position occupied prior to the corporate transaction; or (2) a material diminution in the budget and number of subordinates over which executive retains authority; (iv) a material violation by Castlight of a material term of any employment, severance, or change of control agreement between executive and Castlight; or (v) failure by a successor entity to assume the Castlight Executive Severance Agreement.
Non-Competition Agreement
As an inducement to Castlight’s willingness to enter into the merger agreement, Mr. Newell has also entered into a non-competition agreement with Castlight, dated January 3, 2017 and effective on the completion of the merger, pursuant to which Mr. Newell will be subject to (i) a non-competition covenant through the period beginning on the effective time and ending on December 31, 2019 and (ii) a non-solicitation covenant through the period beginning on the effective time and ending on the later of (A) December 31, 2019 or (B) 12 months following Mr. Newell’s termination of employment for any reason.
Pursuant to the terms of the merger agreement, if Mr. Hodge or Mr. Leonard continues employment with the combined company following the completion of the merger, the applicable executive will be required to execute a non-competition agreement with Castlight on or prior to the effective time containing the same non-competition covenants and non-solicitation covenants as are contained in Mr. Newell’s non-competition agreement.
Benefits Waiver
Pursuant to a benefits waiver entered into with Castlight, Mr. Newell has agreed to waive the vesting acceleration that would otherwise occur at the completion of the merger with respect to his outstanding Jiff options pursuant to his outstanding arrangement with Jiff. However, if Castlight is subject to a change in control following the effective date of the merger with Jiff, 50% of the then-unvested Jiff options to be assumed by Castlight will vest and become exercisable. In addition, if he is terminated without cause (substantially as defined above under his Castlight Executive Severance Agreement) or if he resigns for certain good reasons, in either case within 12 months of the completion of the merger with Castlight, then the remainder of such then-unvested assumed Jiff options will vest and become exercisable.
For purposes of this vesting acceleration benefit, “good reason” is defined as:

•	A reduction in his base salary or target bonus;

•	A relocation of his principal office by more than 50 miles;

•	A material reduction in his duties, authority, reporting relationship or responsibilities;

•	A material violation by Castlight of a material term of any employment, severance or change of control agreement with Castlight; or

•	Failure by a successor entity to Castlight to assume his vesting acceleration benefits (but only during the period that is 3 months preceding and 12 months following a change in control of Castlight).
Employment Arrangements with Jiff
Payments Upon an Involuntary Termination of Employment
Under the terms of Jiff employment agreements with each of Johnathan Hodge, John Kemmerer and Michael Leonard, if Jiff terminates the executive’s employment without cause or the executive resigns for good reason, then, subject to the executive’s execution and non-revocation of a general release of claims in favor of Jiff and certain related parties, the executive is eligible to receive a lump-sum amount equal to 6 months of his base salary and payment of his premiums under COBRA for continued medical coverage expenses for up to 6 months following the date on which his employment terminates.
Under such employment agreements, “cause” is defined as the executive’s:

•	willful failure to substantially perform his duties under his employment agreement;

•	an act or omission which constitutes gross misconduct or gross negligence;

•	violation of federal or state law or regulation applicable to Jiff’s business;

•	material violation of a written agreement, including his confidential information agreement, with Jiff or of a Jiff policy, or any misappropriation of Jiff funds or property;

•	commission or conviction of, or a plead of “guilty” or “no contest” to, a felony under federal or state law; or

•	material unauthorized use or disclosure of Jiff confidential information.
Under such employment agreements, “good reason” is defined as:

•	a material diminution in the executive’s base compensation, authorities, duties or responsibilities; or

•	a relocation of the executive’s worksite to a location more than 30 miles from its prior location.
Notwithstanding the above, the executive does not have good reason to resign if, following a change in control, there is a change in his title or reporting relationship in connection with Jiff or its assets becoming a subsidiary, unit or division of the acquiring company as long as he is retained in a position with comparable base compensation, authorities, duties or responsibilities as in effect prior to the transaction. The employment agreements not provide for a gross-up payment to offset any Excise Taxes that may be imposed on excess parachute payments under Section 4999 of the Code. Instead, the employment agreements provide that in the event that the payments described above would, if paid, be subject to the Excise Tax, the executive will be entitled to receive the greater of (i) the full payment that he would be entitled to under the employment agreement, which payment will be subject to the Excise Tax or (ii) or a reduced payment, where the amount that would otherwise be payable to the executive under the employment agreement is reduced to the extent necessary so that no portion of the payment is subject to the Excise Tax.
Pursuant to the terms of the merger agreement, if Mr. Hodge or Mr. Leonard continues employment with the combined company, he will be required to execute a new offer letter and a benefits waiver with Castlight and therefore the entitlements set forth in the Jiff employment agreements may change (and similarly, the other executive officers may also enter into new arrangements with Castlight changing the entitlements set forth above).
Equity Acceleration
Under either the option agreement evidencing an outstanding stock option or the employment agreement between Jiff and Messrs. Hodge, Kemmerer and Leonard, as applicable, if an executive is terminated without cause or resigns for good reason (each as substantially as defined under “Payments Upon an Involuntary Termination of Employees”) within 12 months after a change in control of Jiff (which will include the merger), subject to the executive’s execution and non-revocation of a release of claims in favor of Jiff, all of his then-unvested Jiff stock options will become vested. See the section entitled “—Golden Parachute Compensation.” Pursuant to the terms of the merger agreement, if Mr. Hodge or Mr. Leonard continue employment with the combined company following the effective time, he will be required to execute a benefits waiver, which benefits waiver may change these acceleration entitlements.
Ownership Interests of Jiff’s Executive Officers
As of December 31, 2016, Jiff’s executive officers as a group held options to purchase a total of 5,402,799 shares of Jiff common stock, 10,052 shares of Jiff Series B preferred stock and warrants to purchase a total of 488,739 shares of Jiff common stock. At the effective time, each outstanding Jiff stock option held by a Jiff employee who will become a Castlight employee immediately following the completion of the merger will be assumed and converted into an option to purchase Castlight Class B Common Stock. See the section entitled “The Merger Agreement—Conversion of Jiff Capital Stock—Conversion of Jiff Options and Restricted Stock Units.”

For more detailed information on Jiff’s executive officers’ beneficial ownership of Jiff Securities, see the section entitled “Security Ownership of Principal Stockholders, Directors and Management of Jiff.”
Ownership Interests of Jiff’s Non-Employee Directors
As of December 31, 2016, Jiff’s non-employee directors as a group held 31,924,383 shares of Jiff Capital Stock and warrants to purchase a total of 3,250,988 shares of Jiff common stock. For more detailed information on Jiff’s non-employee directors’ beneficial ownership of Jiff Securities, please see the section entitled “Security Ownership of Principal Stockholders, Directors and Management of Jiff.”
Golden Parachute Compensation
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Jiff’s executive officers that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section Jiff uses such term to describe any change in control‑related compensation payable to Jiff’s executive officers in connection with, or following, the merger, including, if applicable, in connection with their continuing employment with Castlight or the termination of such employment or a change in control of Castlight.
Mr. Newell will become an employee of Castlight after the merger.
Aggregate Amounts of Potential Compensation
The table below summarizes potential golden parachute compensation that the Jiff executive officers will or may be entitled to receive from Jiff, or, for individuals continuing service with Castlight (and who have finalized agreements with Castlight as of the date of this joint proxy statement/prospectus/information statement), from Castlight. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described herein. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by the executive officer may differ in material respects from the amounts set forth below.
The potential golden parachute compensation set forth below assumes that the effective time will occur on January 1, 2017 and that the individual will incur a termination of employment on the date that would entitle him to the benefits set forth in the table below, as described in greater detail in the footnotes.

		Golden Parachute Compensation
	Cash ($)	Equity ($)(3)(4)(5)	Perquisites / Benefits ($)	Total (8)
Derek Newell	734,000(1)	3,289,449	41,136(6)	4,064,585
Johnathan Hodge	117,500(2)	827,103	13,134(7)	957,737
John Kemmerer	110,000(2)	842,251	13,032(7)	965,283
Michael Leonard	115,000(2)	779,537	10,146(7)	904,683
_____________________

(1)
Represents 24 months of Mr. Newell’s base salary ($367,000 based on his initial base salary with Castlight), the maximum lump-sum cash severance payment that may be payable upon a termination of employment without cause or a resignation for good reason within the qualifying period beginning 3 months prior to, or within 12 months following, a change of control of Castlight, pursuant to Mr. Newell’s Castlight Executive Severance Agreement. Therefore, in order for Mr. Newell to be eligible for this payment, Castlight must have a change in control following the completion of the merger and Mr. Newell must have a qualifying termination within the qualifying period. Pursuant to Mr. Newell’s Castlight Executive Severance Agreement, if Mr. Newell is subject to a termination of employment without cause or if he resigns for certain good reasons outside of such qualifying period, he will only be eligible to receive a lump-sum cash severance payment equal to 12 months of his base salary. Benefits payable under the Castlight Executive Severance

Agreement are contingent on Mr. Newell’s execution and non-revocation of a general release of claims in favor of Castlight, and certain related parties. The cash severance is “double trigger” in nature, which means that payment is conditioned on a qualifying termination of employment.

(2)
Represents 6 months of the executive’s base salary, the lump-sum cash severance payment that may be payable upon a termination of employment without cause or a resignation for good reason, pursuant to the executive’s employment agreement with Jiff. Such payment is contingent on the executive’s execution and non-revocation of a general release of claims in favor of Jiff and certain related parties. The cash severance is double-trigger in nature.

(3)
Represents the aggregate payments to be made in respect of unvested Jiff options (for which the exercise price is less than $4.17) that accelerate upon a qualifying termination of employment, as described in greater detail with respect to Mr. Newell in the section above entitled “Benefits Waiver” and as described in greater detail with respect to the other executive officers in the section above entitled “Equity Acceleration.” Values in this column reflect a fair market value of Castlight Class B common stock of $4.17, the average closing market price of such shares over the five business day period ending January 11, 2017. For purposes of calculating the per share value of each share of Jiff common stock in the transaction, it has been assumed that each share of Jiff common stock will be exchanged for 0.57 shares of Castlight Class B common stock, which assumes that all contingent payments will, in fact, be paid (the “Exchange Ratio”). The product of $4.17 and the Exchange Ratio, or 2.3769, is referred to as the Per Share Value and is the estimated value of a share of Jiff common stock (assuming all contingent payments will be paid).

(4)
Represents the product of (1) the excess of (x) the Per Share Value over (y) the per share exercise price applicable to each option multiplied by (2) the number of unvested shares subject to such option as of December 31, 2016. The estimate assumes that the number of unvested shares subject to such options on the date of the executive’s termination of employment will equal the number of unvested shares subject to such options on December 31, 2016 and these numbers do not forecast any future grants or exercises that may occur between December 31, 2016 and the date of termination of employment.

(5)
Assumes acceleration of all unvested Jiff options upon a qualifying termination of employment occurring immediately following the completion of the merger, or, in the case of Mr. Newell immediately following the completion of a merger of Castlight. The acceleration for Messrs. Hodge, Kemmerer and Leonard is double trigger in nature. Fifty percent of the acceleration for Mr. Newell is single trigger in nature (with respect to a change of control of Castlight) and 50% of the acceleration for Mr. Newell is double-trigger in nature.

(6)
Represents the maximum value of 24 months of health plan continuation coverage premiums under COBRA for Mr. Newell and, if applicable, for his eligible dependents. Mr. Newell is eligible for such benefits on the same terms and conditions as described under Footnote 1 above in the event of a qualifying termination in connection with, or following, a change of control of Castlight. Outside of such qualifying window, Mr. Newell will only be eligible to receive the aggregate value of 12 months of health plan continuation coverage under COBRA for himself and, if applicable, for his eligible dependents. Such amounts have been calculated assuming a monthly premium of $10,410, the maximum premium payable under Castlight’s health plans as in effect as of January 2017. If Mr. Newell were to be eligible to receive such benefits under Jiff’s health plans as in effect as of January 2017, the monthly premium would be $1,714, for a 24 month total of $41,136.

(7)
Represents the aggregate value of 6 months of health plan continuation coverage premiums under COBRA for the executive. Such amounts have been calculated assuming a monthly premium of $2,189 for Mr. Hodge, $2,172 for Mr. Kemmerer and $1,691 for Mr. Leonard, the applicable premium under Jiff’s health plans as in effect as of January 2017.

(8)
As noted above, pursuant to the employment agreements, in the event that any payments to the executive officers would be subject to the excise tax imposed by Section 4999 of the Code (as a result of such payments being classified as parachute payments under Section 280G of the Code), then such executive officer will receive such payment as would result in the greater of (i) the total transaction-based benefits payable to the executive minus the 20% excise tax imposed by Section 4999 of the Code (i.e., paid by the relevant executive officer) or (ii) the total transaction-based benefits minus the amount necessary to avoid the 20% excise tax imposed by Section 4999 of the Code. The total amounts do not reflect any reductions to “parachute payments” under Section 280G that may be economically beneficial to executives in order to avoid the excise tax imposed on individuals receiving excess parachute payments under Sections 280G and 4999 of the Code. A definitive analysis will depend on the Effective Time, the date of termination (if any) of the executive officer and certain other assumptions used in the calculation.
Anticipated Accounting Treatment
Castlight prepares its financial statements in accordance with GAAP. The transaction will be accounted for using the acquisition method of accounting. Castlight will be treated as the acquiror for accounting purposes.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a general summary of the U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Jiff Capital Stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus/information statement and all of which are subject to change, possibly with retroactive effect. Any such change could affect the validity of this discussion.
This discussion addresses only holders of Jiff Capital Stock who hold their stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any non-income taxes or any foreign, state or local tax consequences of the merger. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of Jiff Capital Stock in light of their particular circumstances or to holders subject to special rules (including companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, financial institutions, brokers or dealers in securities, insurance companies, regulated investment companies, real estate investment trusts, persons who hold Jiff Capital Stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, persons who hold their Jiff Capital Stock as “qualified small business stock” within the meaning of Sections 1045 and/or 1202 of the Code, certain U.S. expatriates, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes or persons who acquired Jiff Capital Stock pursuant to the exercise of options or otherwise as compensation). In addition, this discussion does not address any alternative minimum tax nor does it address any tax consequences arising under the Medicare contribution tax on net investment income.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Jiff Capital Stock that is:

•	an individual citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Jiff Capital Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Jiff Capital Stock should consult their own tax advisors.
THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

General
Jiff and Castlight intend that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Neither Jiff nor Castlight intends to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code. If the IRS were to successfully challenge the “reorganization” status of the merger, the tax consequences could differ from those described in this joint proxy statement/prospectus/information statement. Further, neither Jiff nor Castlight intends to obtain an opinion of counsel regarding the tax consequences of the merger.
Under certain circumstances, Castlight could be required to be make indemnification payments to holders of Jiff Capital Stock in cash, Castlight Class B common stock, or a combination thereof. See the section entitled “The Merger Agreement—Indemnification.” In the event that such indemnification payments were made in cash in sufficient amount to cause Castlight not to acquire “control” of Jiff (within the meaning of Section 368(c) of the Code) in exchange for Castlight Class B common stock, the merger could fail to qualify as a tax-free reorganization.
U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Jiff Capital Stock
Subject to the discussion below relating to the receipt of cash in lieu of fractional shares, and assuming that the merger qualifies as a tax-free reorganization, a U.S. holder of Jiff Capital Stock that receives shares of Castlight Class B common stock in the merger:

•	will not recognize any gain or loss upon the exchange of shares of Jiff Capital Stock for shares of Castlight Class B common stock in the merger;

•
will have a tax basis in Castlight Class B common stock received in the merger (including fractional shares for which cash is received) equal to the tax basis of Jiff Capital Stock surrendered in exchange therefore; and

•
will have a holding period for shares of Castlight Class B common stock received in the merger (including fractional shares for which cash is received) that includes its holding period for its shares of Jiff Capital Stock surrendered in exchange therefore.

U.S. Holders who owned at least one percent (by vote or value) of the total outstanding stock of Jiff are required to attach a statement to their tax returns for the year in which the merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder’s tax basis in the stockholder’s Jiff Capital Stock and the fair market value of such stock.
If the merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. Holder would recognize gain or loss upon the exchange of Jiff Capital Stock for Castlight Class B common stock equal to the difference between the fair market value, at the time of the merger, of the Castlight Class B common stock received in the merger (including any cash received in lieu of a fractional share) and such U.S. Holder’s tax basis in the Jiff Capital Stock surrendered in the merger. Such gain or loss would be long-term capital gain or loss if the Jiff Capital Stock was held for more than one year at the time of the merger. In such event, the tax basis of Castlight Class B common stock received in the merger would equal its fair market value at the time of the merger and the holding period of such Castlight Class B common stock would commence the day after the merger.
Earn-Out Shares and the Escrow Amount
For U.S. federal income tax purposes, the parties intend that the Jiff stockholders will be treated as having received the shares of Castlight Class B common stock held as part of the Escrow Amount and the shares of Castlight Class B common stock deliverable pursuant to the conditions stated in the Earn-Out Annex (“Earn-Out Shares”) upon the completion of the merger. Accordingly, assuming this treatment is respected by the IRS, until the Castlight Class B common stock that is held as part of the Escrow Amount or making up the Earn-Out Shares is released to the Jiff stockholders, the interim basis of the Castlight Class B common stock received by the Jiff stockholders will be determined as though the maximum number of shares of Castlight

Class B common stock were received by the Jiff stockholders. If any Castlight Class B common stock making up the Escrow Amount or the Earn-Out Shares is returned to Castlight, then the basis attributable to such stock would generally be reapportioned to the Castlight Class B common stock actually received by the holders of Jiff Capital Stock. Generally, no gain or loss or imputed interest income will be recognized by the Jiff stockholders as a result of the release of Earn-Out Shares or Castlight Class B common stock making up the Escrow Amount to the Jiff stockholders.
Cash in Lieu of Fractional Shares
No fractional shares of Castlight Class B common stock will be distributed to Jiff stockholders in connection with the merger. A U.S. holder that receives cash in lieu of a fractional share of Castlight Class B common stock as a part of the merger will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the portion of the U.S. holder’s tax basis in the shares of Jiff Capital Stock allocable to the fractional share. Such capital gain or loss will generally be long term capital gain or loss if the holding period for such fractional shares of Castlight Class B common stock is more than one year. Long term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
U.S. holders that acquired different blocks of Jiff Capital Stock at different times or different prices should consult their tax advisor regarding the manner in which gain or loss should be determined in their specific circumstances.
Backup Withholding
Backup withholding at the applicable rate (currently 28%) may apply with respect to certain cash payments received in lieu of fractional shares unless the holder of Jiff Capital Stock receiving such payments: (i) is an exempt holder (generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who, when required, provide certification as to their status); or (ii) provides a certificate containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is exempt from backup withholding. Backup withholding does not constitute an additional tax, and any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE MERGER’S POTENTIAL TAX EFFECTS. U.S. HOLDERS OF JIFF CAPITAL STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS.
Regulatory Approvals
In the United States, Castlight must comply with applicable federal and state securities laws and the rules and regulations of the New York Stock Exchange in connection with the issuance of shares of Castlight Class B common stock and the filing of this joint proxy statement/prospectus/information statement with the SEC.
Appraisal Rights
The following is a summary of the procedures to be followed under Section 262 of the DGCL, the full text of which is attached as Annex C hereto and is incorporated herein by reference. The summary does not purport to be a complete statement of, and is qualified in its entirety by reference to, Section 262 of the DGCL and to any amendments to such section after the date of this joint proxy statement/prospectus/information statement. Failure to follow strictly any of the procedures of Section 262 of the DGCL may result in termination or waiver of appraisal rights under Section 262 of the DGCL. Jiff stockholders should assume that Jiff will take no action to perfect any appraisal rights of any Jiff stockholder. Any Jiff stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.
Only a holder of record of shares of Jiff Capital Stock who (i) has not consented in writing to the Jiff Merger Proposal or otherwise waived appraisal rights, (ii) complies with the applicable statutory procedures under Section 262 of the DGCL and (iii) does not thereafter withdraw demand for appraisal of such shares or otherwise lose appraisal rights will be entitled to receive a judicial determination of the fair value of the holder’s shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any, for shares held by such holder. Jiff stockholders should recognize that the value so determined could be higher or lower than, or the same as, the merger consideration to be received in the merger and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. In determining the fair value of such shares, the court is required to take into account all relevant factors. The demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder’s name appears on the holder’s certificates evidencing shares of Jiff Capital Stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such shares. If any Jiff stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his, her or its right to appraisal under the DGCL, such holder’s shares will thereupon be deemed to have been converted into and become exchangeable for the right to receive, as of the effective date, the applicable merger consideration for each share of such holder’s shares, without any interest thereon, in accordance with the merger agreement.
A record holder, such as a broker who holds shares of Jiff Capital Stock as a nominee for beneficial owners, some or all of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the shares held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares covered by such demand. Unless a demand for appraisal specifies a number of shares, such demand will be presumed to cover all shares held in the name of such record owner.
Under Sections 228(e) and 262(d)(2) of the DGCL, Jiff is required to mail to holders of Jiff Capital Stock who have not consented in writing to the Jiff Merger Proposal a notice of corporate action taken without a meeting and notice of availability of appraisal rights, respectively. The notice of corporate action taken without a meeting, notice of availability of appraisal rights and a copy of Section 262 of the DGCL must be delivered to the applicable Jiff stockholders by Jiff following receipt of the requisite approval of the Jiff Merger Proposal and within 10 days following the effective date of the merger. Such notice, if given on or after the effective date of the merger, must also notify the Jiff stockholders of the effective date of the merger. Any Jiff stockholder entitled to appraisal rights may, on or before 20 days after the date of mailing of the notice of corporate action taken without a meeting and notice of availability of appraisal rights, demand in writing from Jiff an appraisal of his, her or its shares of Jiff Capital Stock. Such demand will be sufficient if it reasonably informs Jiff of the identity of the Jiff stockholder and that such stockholder intends to demand an appraisal of such stockholder’s shares. Failure to make such a demand on or before the expiration of such 20-day period will foreclose a Jiff stockholder’s right to appraisal. For clarity, such 20-day period will not begin to run until the date of mailing of the notice of corporation action taken without a meeting and notice of availability of appraisal rights. If the notice of appraisal rights did not notify the Jiff stockholders of the effective date of the merger, then either (i) Jiff must send a second notice before the effective date of the merger notifying each Jiff stockholder entitled to appraisal rights of the effective date of the merger or (ii) Jiff must send such second notice to each Jiff stockholder entitled to appraisal rights on or within 10 days after the effective date of the merger, provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each of those Jiff stockholders entitled to appraisal rights and who has demanded appraisal rights of his, her or its shares in accordance with Section 262(d) of the DGCL, who has strictly complied with the applicable statutory procedures, and who has not withdrawn his, her or its demand for appraisal.

A Jiff stockholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to:
Jiff, Inc.
215 Castro Street, 2nd Floor
Mountain View, CA 94041
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
1200 Seaport Blvd.
Redwood City, CA 94063
Attention: Andrew Y. Luh
Facsimile No.: (650) 321-2800

At any time within 60 days after the effective date of the merger, any Jiff stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger. Thereafter, the written approval of Jiff will be needed for such a withdrawal. Upon valid withdrawal of a demand for appraisal, a Jiff stockholder will be entitled to receive the consideration set forth in the merger agreement in exchange for his, her or its shares of Jiff Capital Stock. Once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval, provided, however, that the foregoing shall not affect the right of any Jiff stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the Effective Time.
Within 120 days after the effective date of the merger, in compliance with Section 262 of the DGCL, Jiff and any Jiff stockholder who has properly demanded appraisal and otherwise complied with Section 262 of the DGCL and who has not withdrawn such stockholder’s demand as provided above, each have the right to file in the Delaware Court of Chancery a petition demanding a determination of the value of the shares held by all of the dissenting stockholders. If, within 120 days after the effective date of the merger, no petition has been filed as provided above, all rights to appraisal will cease and all of the dissenting stockholders who owned shares of Jiff Capital Stock will become entitled to receive the consideration set forth in the merger agreement in exchange for his, her or its shares of Jiff Capital Stock. Jiff is not obligated and does not currently intend to file a petition. Any dissenting Jiff stockholder is entitled, within 120 days after the effective date of the merger and upon written request to Jiff, to receive from Jiff a statement setting forth the aggregate number of shares not consented in writing in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Jiff Capital Stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from Jiff the statement described in the previous sentence. Such statement must be mailed within 10 days after the written request therefor has been received by Jiff or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.
Upon the filing of a petition by a dissenting Jiff stockholder, service of a copy of such a petition shall be made upon Jiff. Jiff shall be required to, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all Jiff stockholders who have demanded payment for their shares and with whom Jiff has not reached agreements as to the value of their shares. The Register in Chancery, if so ordered by the Court of Chancery, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Jiff and to all the dissenting Jiff stockholders. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication deemed advisable by the Delaware Court of Chancery. The costs relating to these notices will be borne by Jiff.
If a hearing on the petition is held, the Delaware Court of Chancery is empowered to determine which dissenting Jiff stockholders have complied with the provisions of Section 262 of the DGCL and are entitled to an appraisal of their shares. The Delaware Court of Chancery may require that dissenting Jiff stockholders submit their share certificates for notation thereon of the pendency of the appraisal proceedings. The Delaware Court of Chancery is empowered to dismiss the proceedings as to any dissenting Jiff stockholder who does not comply with such requirement. Accordingly, dissenting Jiff stockholders are cautioned to retain their share certificates pending resolution of the appraisal proceedings.
The shares will be appraised by the Delaware Court of Chancery at the fair value thereof as of the effective time exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the value, the court is to take into account all relevant factors. In Weinberger v. UOP, Inc. et al., decided February 1, 1983, the Delaware Supreme Court expanded the considerations that could be considered in determining fair value in an appraisal proceeding, stating that proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered and that fair price obviously requires consideration of all relevant factors involving the value of a Company. The Delaware Supreme Court stated, in making this determination of fair value, that the court must consider market value, asset value, dividends, earnings, prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court noted that Section 262 of the DGCL provides that fair value is to be determined exclusive of any element of value arising from the accomplishment or expectation of the merger. In Weinberger, the Delaware Supreme Court held that elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.
Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at a rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, Jiff may pay to each Jiff stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. The Delaware Court of Chancery may also (i) assess costs of the proceeding (which exclude attorney’s fees and fees and expenses of experts) among the parties as the Delaware Court of Chancery deems equitable, and (ii) upon application of a stockholder, order all or a portion of the expenses incurred by any dissenting Jiff stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware Court of Chancery are subject to appellate review by the Delaware Supreme Court.
Dissenting Jiff stockholders are generally permitted to participate in the appraisal proceedings. No appraisal proceedings in the Delaware Court of Chancery will be dismissed as to any dissenting Jiff stockholder without the approval of the Delaware Court of Chancery, and this approval may be conditioned upon terms which the Delaware Court of Chancery deems equitable; provided, however, that the foregoing shall not affect the right of any Jiff stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective time. From and after the Effective Time, dissenting Jiff stockholders will not be entitled to vote their shares for any purpose and will not be entitled to receive payment of dividends or other distributions in respect of such shares payable to Jiff stockholders of record thereafter.
Restriction on Resales of Castlight Class B Common Stock
The shares of Castlight Class B common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable, except for shares issued to any Jiff Equity Holder who may be deemed to be an “affiliate” of Castlight for purposes of Rule 144 under the Securities Act of 1933, as amended. Persons who may be deemed to be affiliates of Castlight include individuals or entities that control, are controlled by, or are under common control with, Castlight and may include the executive officers, directors and significant stockholders of Castlight.
In addition, simultaneously with the execution of the merger agreement, certain Castlight and Jiff stockholders, officers, and directors entered into lock-up agreements, pursuant to which such holders agreed not to, except in limited circumstances, sell or transfer, shares of Castlight Class B common stock received in the merger until the earlier of (i) 90 days following the completion of the merger or (ii) July 2, 2017. For further information on the terms of the lock-up agreements, see “The Merger Agreement—Castlight Support Agreements and Lock-Up Agreements” and “The Merger Agreement—Jiff Stockholder Agreements and Lock-Up Agreements.”

Listing of Castlight Class B Common Stock to be Issued in the Merger
Castlight Class B common stock currently is listed on the New York Stock Exchange under the symbol “CSLT.” Castlight will use its commercially reasonable best efforts to have authorized for listing on the New York Stock Exchange prior to the effective time of the merger, the shares of Castlight Class B common stock to be issued in the merger.

THE MERGER AGREEMENT
The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this joint proxy statement/prospectus/information statement as Annex A and is incorporated by reference into this joint proxy statement/prospectus/information statement, and Castlight and Jiff encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.
The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Castlight or Jiff.
The representations and warranties described below and included in the merger agreement were made by each of Castlight and Jiff to the other. These representations and warranties were made as of specific dates and are subject to important exceptions, limitations and supplemental information contained in the confidential disclosure letters provided by each of Castlight and Jiff to the other in connection with the signing of the merger agreement, including a contractual standard of materiality different from that generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Castlight and Jiff rather than to establish matters as facts. The merger agreement is described in this joint proxy statement/prospectus/information statement and included as Annex A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Castlight, Jiff or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Castlight or Jiff, and you should read the information provided elsewhere in this joint proxy statement/prospectus/information statement for information regarding Castlight and Jiff and their respective businesses.
Capitalized terms not otherwise defined in this joint proxy statement/prospectus/information statement shall have the meaning as set forth in the merger agreement.
Structure of the Merger
Pursuant to the terms and subject to the conditions of the merger agreement, at the effective time, Neptune Acquisition Subsidiary, Inc., a wholly owned subsidiary of Castlight (“Merger Sub”), will merge with and into Jiff, with Jiff surviving the merger as a wholly owned subsidiary of Castlight.
Merger Consideration
The merger agreement provides that at the effective time of the merger each share of issued and outstanding Jiff Capital Stock, together with each vested Jiff Option (calculated on a treasury stock basis), shall be canceled and automatically converted into the right to receive, in the aggregate, (a)(i) 27,000,000 shares of Castlight Class B common stock less (ii) a number of shares of Castlight Class B common stock equal to (1) 50% of Jiff’s transactions expenses incurred in connection with the merger divided by (2) $4.455 (the “Stock Consideration”) plus (b) for the Jiff common stock, Jiff starter stock, Jiff Series B preferred stock and Jiff Series C preferred stock and Jiff Options, their proportional share of (1) 3,000,000 shares of Castlight Class B common stock upon the achievement of $25 million in Net New Bookings, as set forth in Annex A of the merger agreement and (2) 1,000,000 shares of Castlight Class B common stock upon the achievement of $25 million in New Revenue, as set forth in Annex A of the merger agreement (the preceding clause (b), the “Earnout”).
Completion and Effectiveness of the Merger
Castlight and Jiff expect the completion of the merger to occur in the first half of 2017. The merger is subject to the satisfaction or waiver of certain agreed to closing conditions, and it is possible that factors outside the control of Castlight and Jiff could result in the merger being completed at an earlier time, a later time or not at all. If the merger has not been completed on or before September 30, 2017, either Castlight or Jiff may terminate the merger agreement unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligations under the merger agreement or a material breach of the merger agreement by such party. For more information regarding “Effective Time”, see the section entitled “The Merger Agreement—Completion and Effective Time.”

Completion and Effective Time
The completion of the merger will occur no later than the third business day after all of the conditions to the completion of the merger contained in the merger agreement have been satisfied or waived, or at such other time as Castlight and Jiff may agree. At the completion, Jiff will file a Certificate of Merger with the Secretary of State of the State of Delaware relating to the merger. The merger will become effective upon the filing of the Certificate of Merger or at such other time as Castlight and Jiff agree and specify in the Certificate of Merger.
Deposit of Merger Consideration with Exchange Agent
Castlight will deposit with the exchange agent the shares of Castlight Class B common stock issuable to holders of Jiff Capital Stock, less the shares deposited into the escrow fund and expense fund and any cash in lieu of fractional shares to which holders of such shares are entitled. It is currently contemplated that the exchange agent will be American Stock Transfer & Trust Company LLC.
Exchange of Jiff Stock Certificates
The merger agreement provides that as soon as reasonably practicable after the date of completion of the merger, to the extent not previously delivered, Castlight shall cause to be mailed a letter of transmittal together with instructions for use thereof (the “Letter of Transmittal”) to every holder of record of Jiff Capital Stock that was issued and outstanding immediately prior to the Effective Time. Upon surrender to the exchange agent of a Jiff Capital Stock certificate for exchange, together with a duly completed and validly executed letter of transmittal, and such other documents as the exchange agent may reasonably require, the record holder of the Jiff Capital Stock certificate will be entitled to receive the following:

•
the shares of Castlight Class B common stock that such holder has the right to receive pursuant to the provisions of the merger agreement, net of any amounts deposited with the escrow agent and Stockholder’s Agent (which will be in uncertificated book-entry form); and

•	any cash in lieu of fractional shares of Castlight Class B common stock to which such holder is entitled under the terms of the merger agreement.
If any Jiff Capital Stock certificates have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Castlight or the exchange agent, the posting by such person of a bond in such amount as Castlight may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will deliver in exchange for such lost, stolen or destroyed certificate shares of Castlight Class B common stock and any cash in lieu of fractional shares of Castlight Class B common stock payable in respect thereof.
Conversion of Jiff Capital Stock
Conversion of Jiff Preferred Stock
Pursuant to the terms of the merger agreement, and any applicable dissenters’ rights’ under the DGCL, the Jiff preferred stock shall convert as follows:

•
Each share of Jiff Series A preferred stock held by a Converting Holder immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive a number of shares of Castlight Class B common stock equal to the Jiff Series A preferred stock liquidation preference of $35.545 divided by $4.455 or approximately 7.98 shares of Castlight Class B common stock.

•
Each share of Jiff Series B preferred stock and Jiff Series C preferred stock held by a Converting Holder immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, a number of shares of Castlight Class B common stock equal to (a)(i)(1) the Stock Consideration less (2) the aggregate amount of Castlight Class B common stock issued to the holders of Jiff Series A preferred stock in satisfaction of their liquidation preference (as set forth above) divided by (ii) the number of shares of Jiff common stock, Jiff starter stock, Jiff Series B preferred stock and Jiff Series C preferred stock, including any such shares underlying outstanding vested Jiff Options and Jiff Warrants, which is currently estimated to be approximately 0.50 shares of Castlight Class B common stock and (ii) as and to the extent payable pursuant to the terms and conditions set forth in Annex A of the merger agreement, the right to receive a proportional share of the Earnout (collectively, the “Per Share Common Consideration”).
Conversion of Jiff Common Stock
Pursuant to the terms of the merger agreement, and any applicable dissenters’ rights’ under the DGCL, the Jiff common stock shall convert as follows:

•
Each share of Jiff common stock held by a Converting Holder immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive the Per Share Common Consideration.

Conversion of Jiff Starter Stock
Pursuant to the terms of the merger agreement, and any applicable dissenters’ rights’ under the DGCL, the Jiff starter stock shall convert as follows:

•	Each share of Jiff Starter Stock held by a Converting Holder immediately prior to the Effective Time shall be canceled and automatically converted into the right to the Per Share Common Consideration.
Fractional Shares
Fractional shares of Castlight’s Class B common stock issuable pursuant to the above shall not be issued or delivered. Instead, each holder of shares of Jiff Capital Stock who would otherwise be entitled to receive a fractional share of Castlight Class B common stock pursuant to the merger will instead be entitled to receive from Castlight an amount in cash (rounded to the nearest whole cent) equal to the product of (i) such fractional share of Castlight Class B common stock and (ii) the Castlight Stock Price.
Jiff Warrants
Jiff Warrants will not be assumed by Castlight. Each Jiff Warrant that is not exercised at or prior to the Effective Time, or automatically exercised pursuant to its terms immediately prior to the Effective Time, whether vested or unvested, shall, without any further action on the part of any holder thereof, will be canceled and extinguished and shall not be assumed by Castlight in the merger. Shares of Jiff Capital Stock received by a holder of a Jiff Warrant pursuant to any exercise or automatic exercise thereof at or prior to the Effective Time shall be canceled and automatically converted into the right to receive Castlight Class B common stock as described above.
Conversion of Jiff Options and Restricted Stock Units
Pursuant to the terms of the merger agreement, at the Effective Time, each Jiff option and Jiff RSU, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time and that is held by an employee who, immediately following the Effective Time, shall be an employee of Jiff, Castlight or any subsidiary of Castlight ( a “Continuing Employee”) shall be converted into (1) an option to purchase Castlight Class B common stock or (2) a restricted stock unit that settles for Castlight Class B common stock respectively, and, in the case of the Jiff options, subject to and conditioned upon the Continuing Employee agreeing to the terms and conditions set forth in an equity waiver, described in greater detail below (the “Equity Waiver”). All Jiff options and Jiff RSUs, whether vested or unvested, held by a non-Continuing Employee and all Jiff Options held by a Continuing Employee who did not timely execute an Equity Waiver shall be canceled at the Effective Time without the payment of any consideration.

Jiff Options
Each assumed Jiff option (each, an “Assumed Jiff Option”) shall continue to have, and be subject to, the same terms and conditions set forth in the 2010 Jiff Stock Plan and the Jiff option agreement relating thereto, except that (A) such Assumed Jiff Option shall be exercisable for that number of whole shares of Castlight Class B common stock equal to the product obtained by multiplying the number of shares of Jiff common stock that were issuable upon exercise of such Jiff option immediately prior to the Effective Time by the Equity Exchange Ratio (and as generally described below), rounded down to the nearest whole number of shares of Castlight Class B common stock; (B) the per share exercise price for the shares of Castlight Class B common stock issuable upon exercise of such Assumed Jiff Option shall be equal to the per share exercise price set forth in such Continuing Employee’s Equity Waiver (initially determined by dividing the exercise price by the initial Equity Exchange Ratio); and (C) each such Assumed Jiff Option held by a Continuing Employee shall be subject to the other terms and conditions set forth in the Equity Waiver, including the requirement that each such Assumed Jiff Option shall not be exercisable until 2018.
The Equity Exchange Ratio is generally equal to (i) the quotient of (A) the Stock Consideration less the aggregate Jiff Series A preferred stock liquidation preference (B) divided by the sum of (x) the aggregate number of shares of Jiff Capital Stock outstanding immediately prior to the Effective Time (other than shares of Jiff Series A preferred stock) and (y) the aggregate number of shares of Jiff common stock that are issuable upon the exercise of vested Jiff options (or other direct or indirect rights of acquire shares of Jiff common stock) that are “in the money” and outstanding immediately prior to the Effective Time plus, for the Jiff options only, (ii) the rights to receive the Earnout, when and if earned.
Pursuant to the terms of the Equity Waiver for Assumed Jiff Options, for purposes of determining the number of shares of Castlight Class B common stock subject to each Assumed Jiff Option and the exercise price of the Assumed Jiff Options immediately following the Effective Time, the Equity Exchange Ratio at the Effective Time will be calculated assuming that the maximum contingent consideration relating to the Earnout will be earned. This initial Equity Exchange Ratio for Jiff Assumed Options is currently estimated to be approximately 0.57. The final Equity Exchange Ratio with respect to the Assumed Jiff Options will be determined in 2018 when the achievement of the Earnout is determined and the contingent consideration is issuable. At such time, the number of shares of Castlight Class B common stock and the exercise price applicable to each Assumed Jiff Option will be adjusted to reflect the final Equity Exchange Ratio, with any such adjustments being made to the exercise prices as much as possible before adjusting the number of shares of Castlight Class B common stock applicable to such Assumed Jiff Options (with such adjustments intended to maintain the economic equivalence of the Assumed Jiff Options). The Assumed Jiff Options will not be exercisable until the final Equity Exchange Ratio, the final exercise price and the final number of shares of Castlight Class B common stock subject to the Assumed Jiff Options are determined, and the Assumed Jiff Options, to the extent vested, will remain exercisable for (i) 3 months following such date of determination (unless the original expiration date of such options occurs earlier), if the holder has ceased employment or service prior to such determination date (and, in certain circumstances, the Assumed Jiff Option may be exercisable earlier than the date of determination upon a change in control of Castlight, pursuant to the terms of the Equity Waiver) or (ii) for the remainder of the option term (subject to earlier expiration upon a termination of employment, pursuant to the terms and conditions of the Assumed Jiff Options), if the holder remains employed on such date of determination.
Jiff RSUs
Each assumed Jiff RSU, if any, shall continue to have, and be subject to, the same terms and conditions set forth in the Jiff equity plan and the restricted stock unit agreement evidencing such Jiff RSU as in effect immediately prior to the Effective Time, except that such Jiff RSUs shall settle for that number of whole shares of Castlight Class B common stock equal to the product obtained by multiplying the number of shares of Jiff common stock subject to such Jiff RSU by the Equity Exchange Ratio, rounded down to the nearest whole number of shares of Castlight Class B common stock. As noted above in the section entitled “Jiff Options,” the Equity Exchange Ratio for Jiff RSUs does not include the right to receive contingent consideration and therefore the Equity Exchange Ratio for Jiff RSUs (currently estimated to be approximately 0.50) is less than the initial Equity Exchange Ratio for Jiff Assumed Options (currently estimated to be approximately 0.57).
All Jiff Options, whether vested or unvested, and all unvested Jiff RSUs held by a non-Continuing Employee shall be canceled without the payment of any consideration at the effective time of the merger.

As of the date of this joint proxy statement/prospectus/information statement and prospectus, there were no Jiff RSUs outstanding.
Representations and Warranties
The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of Jiff with respect to, among other things: organization; enforceability and authority; capitalization; equity interests; no approvals or conflicts; financial statements; absence of certain changes or events; taxes; property; contracts; customers; suppliers; warranties and returns; claims and legal proceedings and government orders; labor and employment matters; employee benefit plans; intellectual property; corporate books and records; inventory; licenses/permits/authorizations; compliance with laws; insurance; brokers and finders; bank accounts; insider interests; and full disclosure. The merger agreement also contains customary representations and warranties of Castlight and Merger Sub, including among other things: organization; enforceability and due authority; no approvals and no conflict; SEC reports; brokers and finders; and no prior operation of Merger Sub.
The representations, warranties and covenants made by Jiff in the merger agreement are qualified by information contained in a disclosure letter delivered by Jiff to Castlight and Merger Sub in connection with the execution of the merger agreement. Certain representations and warranties were made as of a specific date, and certain representations and warranties may be subject to contractual standards of materiality, or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Castlight and Jiff stockholders are not third party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Castlight and Jiff or any of their respective affiliates.
Indemnification
Castlight will withhold 2,700,000 shares of Castlight Class B common stock (the “Escrow Fund”) from the consideration which would otherwise be delivered to holders of Jiff Capital Stock as a result of the merger and deposit these shares in escrow to be held as security for the indemnification obligations of Jiff stockholders. Generally, the Jiff stockholders are obligated to indemnify and hold harmless Castlight, Merger Sub and Jiff and their respective officers, directors, agents and employees and each Person, if any, who controls or may control Castlight within the meaning of the Securities Act (each, an “Indemnified Person”) from and against any and all losses, liabilities, damages, fees, Taxes, interest, costs and expenses, including reasonable costs of investigation, enforcement and defense and reasonable fees and expenses of counsel, experts and other professionals, directly or indirectly, whether or not due to a Third-Party Claim, arising out of, resulting from or in connection with:

•
any failure of any representation or warranty made by Jiff in the merger agreement, the Jiff Disclosure Letter, or any exhibit or schedule to the merger agreement to be true and correct as of the date of (i) the merger agreement or (ii) as of the completion of the merger, as applicable;

•
any failure of any certification, representation or warranty made by Jiff in any certificate delivered to Castlight pursuant to the merger agreement (other than the merger proceeds allocation spreadsheet and closing financial certificate regarding Jiff transaction expenses) to be true and correct as of the date such certificate is delivered to Castlight;

•
any breach of, or default in connection with, any of the covenants, agreements or obligations made by Jiff in the merger agreement or in any other agreements contemplated by the transaction documents or the merger;

•	any inaccuracies in the merger proceeds allocation spreadsheet or closing financial certificate regarding Jiff transaction expenses;

•
any issuances made with respect to dissenting shares, and any interest, costs, expenses and fees incurred by any Indemnified Person in connection with the exercise of any appraisal rights or dissenters’ rights, to the extent that such amounts, in the aggregate, exceed the value of the consideration that otherwise would have been issuable (based on the Castlight Stock Price) pursuant to the merger agreement upon the exchange of such Dissenting Shares;

•
any claims by any then-current holder of any equity interests of Jiff (including any predecessors), arising out of, resulting from or in connection with (I) the allocation of the consideration under the merger agreement or any portion thereof that differs from that specified on the merger proceeds spreadsheet, or (II) for breach of fiduciary duty by the directors and officers of Jiff in connection with the merger agreement and/or the other transactions;

•	any of the matters set forth on the Jiff disclosure letter that constitutes an exception to Jiff's representation regarding the absence of litigation;

•
any taxes for any pre-closing periods to the extent not reflected as an accrual in the applicable Jiff balance sheet, as adjusted for taxes arising in the ordinary course of business consistent with past practice through the completion of the merger; and

•	any intentional fraud, intentional misrepresentation or willful misconduct by or on behalf of Jiff in connection with the merger agreement.
The sole and exclusive remedy of an Indemnified Person for indemnification claims related to the matters listed in the first two bullets above is recovery against the Escrow Fund and the right of Castlight to reduce the Earnout by up to 10% for indemnification claims (the “Set-Off Right”), except in the case of (A) intentional fraud, intentional misrepresentation or willful misconduct by or on behalf of Jiff or such Converting Holder and (B) any failure of any of the representations and warranties made by (I) Jiff in Section 2.1(a) (Organization, Standing, Power and Subsidiaries), Section 2.2 (Capital Structure), Section 2.3(a)and (b)(ii)(A) (Authority; Non contravention), Section 2.11 (Taxes) or Section 2.17 (Transaction Fees) or (II) Jiff in any certificate delivered to Castlight pursuant to the merger agreement that are within the scope of those covered by the sections listed in the foregoing clause (B) (collectively, the “Special Representations”) to be true and correct as aforesaid. In such cases and when the underlying claim arises from any of the other bullets above, after an Indemnified Person has exhausted or made claims upon all the Escrow Fund or the Set-Off Right, each Jiff stockholder will be liable for such stockholder's pro rata portion of the amount of any damages resulting therefrom; provided, however, that such liability shall be limited to the economic value (on a Castlight Stock Price basis) of the aggregate number of shares of Castlight Class B common stock issuable to such Jiff stockholder (inclusive of the Escrow Amount and value of Set-Off Rights); provided further that any limitation of liability as described above shall not apply in the case of intentional fraud, intentional misrepresentation or willful misconduct by or on behalf of such Jiff stockholder or of which such Jiff stockholder had actual knowledge. In addition, the Indemnified Persons will not be entitled to recover from the Escrow Fund for indemnity claims involving failures of representations or warranties to be true and correct as aforesaid until their indemnity claims exceed $650,000 in the aggregate (the “Basket”), at which point they will be entitled to recover the full amount of damages, including the Basket. The Basket will not apply if the claim (a) involves intentional fraud, intentional misrepresentation or willful misconduct by or on behalf of Jiff in connection with the merger agreement or (b) results from or in connection with the failure of any of the Special Representations to be true and correct.
Employee Benefits Matters
Castlight intends to offer of employment to each employee of Jiff, except as mutually agreed to between Castlight and Jiff’s Chief Executive Officer, Mr. Newell. Prior to the completion of the merger, Jiff shall assist Castlight with its efforts to enter into an offer letter and a confidential information and assignment agreement with any such employee of Jiff who receives an offer of employment from Castlight or the Surviving Entity. Effective no later than immediately prior to the completion (or at such other time designated by Castlight), Jiff shall terminate the employment of each of those Jiff employees who (i) have not received an offer of continued employment with Castlight or the Surviving Entity or (ii) have declined an offer of continued employment with Castlight or the Surviving Entity (collectively, the “Designated Employees”), and Jiff shall require such Designated Employees to execute a Separation Agreement as a condition to the receipt of any severance paid by Jiff, and shall cause all unvested Jiff Options held by such Designated Employees to be terminated in accordance with their terms at the time of such termination.
Regulatory Filings; Antitrust Matters; Reasonable Efforts to Obtain Regulatory Approvals
Neither Castlight nor Jiff is required to make any filings or to obtain approvals or clearances from any regulatory authorities in the United States or other countries to consummate the transaction contemplated by the merger agreement. In the United States, Castlight must comply with applicable federal and state securities laws and the New York Stock Exchange rules and regulations in connection with the issuance of shares of Castlight Class B common stock in the transaction, including the filing with the SEC of this joint proxy statement/prospectus/information statement.
Pursuant to the terms of the merger agreement, as promptly as practicable after the date of the merger agreement, Castlight and Jiff shall prepare, file or otherwise submit such consents, approvals, Orders, authorizations, registrations, declarations, filings and notices required to be filed by Castlight or Jiff to any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other Government Official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, Tax Authority or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal), with respect to the transactions contemplated by the merger agreement, and to submit promptly any additional information requested by any of the foregoing.
Covenants and Agreements
Jiff has agreed that prior to the completion of the merger, its business will be conducted in the ordinary course of business consistent with past practice and it will use commercially reasonable efforts to preserve substantially intact the business organization and its assets, keep available the services of the current officers, employees and consultants of Jiff and preserve the current relationships with its customers, suppliers and other persons with which Jiff has significant business relations. Jiff has also agreed that it will not take certain other actions during the period between the execution of the merger agreement and the completion of the merger, subject to certain limited exceptions as set forth in the merger agreement, without the prior written consent of Castlight, including the following:

•	amend or otherwise change Jiff’s certificate of incorporation or bylaws or equivalent organizational documents;

•	merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

•	declare, set aside, make or pay any dividend or other distribution;

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except in the ordinary course of business, enter into, amend, waive, modify or consent to the termination of any material contract or rights thereunder, or enter into any other contract other than in the ordinary course of business consistent with past practice;

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issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of, any Jiff Voting Debt or any Equity Interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests, other than Permitted Issuances, as defined in the merger agreement;

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(i) hire, or offer to hire, any additional officers or other employees, or any consultants or independent contractors, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any employee of Jiff, (iii) enter into, amend or extend the term of any employment or consulting agreement held by, any officer, employee, consultant or independent contractor, (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by Applicable Law) or (v) add any new members to the Jiff Board;

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make any loans or advances (other than routine expense advances to employees of Jiff consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;

•	transfer or license from any Person any rights to any Intellectual Property;

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take any action regarding a patent, patent application or other Jiff Registered Intellectual Property, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business consistent with past practice;

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sell, lease, license or otherwise dispose or permit to lapse of any of its material tangible or intangible assets or enter into any Contract with respect to the foregoing, other than sales and nonexclusive licenses of Jiff Products in the ordinary course of business consistent with past practice;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness;

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pay, discharge or satisfy (i) any Liability to any Person who is an officer, director or stockholder of Jiff (other than compensation due for services as an officer or director) or (ii) any material claim or Liability arising other than in the ordinary course of business consistent with past practice, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Transaction Expenses, or accelerate payment of any accounts payable;

•	make any capital expenditures, capital additions or capital improvements in excess of $50,000 individually or $100,000 in the aggregate;

•	materially change the amount of any insurance coverage;

•	cancel, release or waive any material claims or rights held by Jiff outside of the ordinary course of business consistent with past practice;

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(i) adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, Applicable Law or as necessary to maintain the qualified status of such plan under the Code, (ii) materially amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder, except to the extent necessary to meet the requirements of such Section or Notice, (iii) pay any special bonus or special remuneration to any employee or non-employee director or consultant or (iv) increase the salaries, wage rates or fees of its employees or consultants other than in the ordinary course of business consistent with past practice;

•	grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person;

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(i) commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where Jiff in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that Jiff consults with Castlight prior to the filing of such a suit) or (C) for a breach of the merger agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;

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acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, non-competition or similar contract or arrangement;

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make, revoke or modify any material tax election, settle or compromise any tax liability, file any return other than on a basis consistent with past practice, enter into any agreement with a governmental body with respect to taxes or otherwise enter into a contract with respect to taxes;

•	change accounting methods or practices or revalue any of its assets;

•	enter into any agreement for the purchase, sale or lease of any real property;

•	place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its material properties;

•	materially change the manner in which it provides warranties, discounts or credits to customers;

•	enter into any contracts that would be deemed an Interested Party Transaction;

•	take any action that would result in Jiff having one or more subsidiaries; and

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take or agree in writing or otherwise to take, any of the action that would reasonably be expected to prevent Jiff from performing or cause Jiff not to perform one or more covenants, agreements or obligations required by the merger agreement to be performed by Jiff.

Stockholder Meeting and Written Consent; Recommendation of the Castlight Board and Jiff Board
Castlight has agreed as promptly as practicable after this Form S-4 Registration Statement is declared effective under the Securities Act to call, give notice of and hold a meeting of the holders of Castlight Class A and Class B common stock to vote on the issuance of Castlight Class B common stock in connection with the merger. Castlight may adjourn or postpone the Castlight Stockholder Meeting to a later date to the extent that Castlight believes in good faith that such adjournment or postponement is reasonably necessary (A) to ensure that any required supplement or amendment to this joint proxy statement/prospectus/information statement is provided to the holders of Castlight Class A and Class B common stock within a reasonable amount of time in advance of the Castlight Stockholders Meeting, (B) to allow reasonable additional time to solicit additional proxies necessary to obtain the affirmative vote of the holders of a majority of the voting power of Castlight Class A and Class B common stock present in person or by proxy at the Castlight Stockholders Meeting, (C) to ensure that there are sufficient shares of Castlight Class A and Class B common stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Castlight Stockholders Meeting or (D) otherwise to comply with Applicable Law; provided that the date of the Castlight Stockholders Meeting is not postponed or adjourned more than an aggregate of 20 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence.
As discussed under “Proposals Submitted to Castlight Stockholders”, the Castlight Special Committee unanimously recommends that Castlight stockholders vote “FOR” the issuance of shares of Castlight Class B common stock in connection with the merger. The Castlight Special Committee Recommendation shall not be withdrawn or modified in a manner adverse to Jiff, and no resolution by the Castlight Board or any committee thereof to withdraw the Castlight Special Committee Recommendation or modify the Castlight Special Committee Recommendation in a manner adverse to Jiff shall be adopted.
As discussed under “Proposals Submitted to Jiff Stockholders,” the Jiff Board unanimously recommends that the Jiff stockholders vote “FOR” the adoption of the merger agreement and the approval of the principal terms of the merger. The Jiff Board recommendation shall not be withdrawn or modified in a manner adverse to Castlight, and no resolution by the Jiff Board or any committee thereof to withdraw the Jiff Board recommendation or modify the Jiff Board recommendation in a manner adverse to Jiff shall be adopted.
Further, promptly following this Form S-4 Registration Statement being declared effective by the SEC, Jiff shall circulate this joint proxy statement/prospectus/information statement to the Jiff stockholders in connection with the solicitation of their signatures to a written consent (the “Written Consent”) and take all other action necessary in accordance with the merger agreement, the DGCL, Jiff’s certificate of incorporation and bylaws to obtain the requisite Jiff stockholder approval. Jiff shall use its reasonable best efforts to obtain Written Consents executed by each Jiff stockholder and to cause each such Jiff stockholder to execute or join the Joinder Agreement.
Agreement Not to Solicit Other Offers
Each of Castlight and Jiff agreed that, except as described below, Jiff will not, and Jiff will not authorize or permit any of its Representatives to, directly or indirectly:

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solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below);

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enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-

public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•	agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal;

•	enter into any letter of intent or any other Contract contemplating or otherwise relating to, or that would reasonably be expected to lead to, any Acquisition Proposal;

•	submit any Acquisition Proposal to the vote of any Jiff stockholders; or

•
enter into any other transaction or series of transactions not in the ordinary course of business consistent with past practice, the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the completion of the merger or the other transactions.

Jiff shall immediately (but in any event, within 24 hours) notify Castlight in writing after receipt by Jiff (or, to the knowledge of Jiff, by any of Jiff’s Representatives), of:

•	any Acquisition Proposal;

•	any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•	other notice that any Person is considering making an Acquisition Proposal; or

•
any request for non-public information relating to Jiff or for access to any of the properties, books or records of Jiff by any Person or Persons other than Castlight and its Representatives that would reasonably be expected to lead to, an Acquisition Proposal.

Jiff shall provide Castlight with at least 48 hours prior notice (or such lesser prior notice as is provided to the members of the Jiff Board) of any meeting of the Jiff Board at which the Jiff Board is reasonably expected to discuss any Acquisition Proposal.
An “Acquisition Proposal” means, with respect to Jiff, any agreement, offer, proposal or bona fide indication of interest (other than the merger agreement or any other offer, proposal or indication of interest by Castlight), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any acquisition or purchase from Jiff, or from Jiff Stockholders, by any Person or Group of more than a 10% interest in the total outstanding voting securities of Jiff or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of Jiff or any merger, consolidation, business combination or similar transaction involving Jiff, (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition, or disposition of more than 10% of the assets of Jiff in any single transaction or series of related transactions, (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Jiff, or any extraordinary dividend, whether of cash or other property or (iv) any other transaction outside of the ordinary course of business consistent with past practice the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the completion of the merger or the other transactions.
Conditions to Completion of the Merger
Each party’s obligation to consummation the transaction is subject to the satisfaction or waiver by each of the parties, at or prior to the transaction, of various conditions, which include the following:

•	the Jiff Stockholder approval and the Castlight Stockholder approval shall have been duly and validly obtained;

•
no Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the completion of the merger shall be in effect, and no action shall have been taken by any Governmental Entity seeking any of the foregoing, and no Applicable Law or Order shall have been enacted, entered, enforced or deemed applicable to the merger that makes the completion of the merger illegal; and

•
all filings with and approvals of any Governmental Entity required to be made or obtained in connection with the transactions shall have been made or obtained and shall be in full force and effect and the applicable waiting period under the HSR Act and other applicable Antitrust Laws shall have expired or early termination of such waiting period shall have been granted by the applicable Governmental Entity.

In addition, the obligation of Jiff to consummate the transaction is further subject to the satisfaction or waiver of the following conditions:

•
the truth and correctness of all representations and warranties of Castlight in the merger agreement on the date of the merger agreement and on the completion of the merger with the same force and effect as if made on the date on which the transaction is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except where the failure of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect. Further, the Castlight Special Representations shall be true and correct in all material respects, on and as of the date of the merger agreement and at the completion of the merger as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates).

•	Jiff shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.2(a) of the merger agreement; and

•	there shall not have occurred a Material Adverse Effect (as defined below) with respect to Castlight since the Agreement Date that is continuing.
In addition, the obligation of Castlight to consummate the transaction is further subject to the satisfaction or waiver of the following conditions:

•
the truth and correctness of all representations and warranties of Jiff in the merger agreement on the date of the merger agreement and on the completion of the merger with the same force and effect as if made on the date on which the transaction is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except where the failure of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect. Further, the Jiff Special Representations shall be true and correct in all material respects, on and as of the date of the merger agreement and at the completion of the merger as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates);

•	Castlight shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.2(b) of the merger agreement;

•
no Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting Castlight’s ownership, conduct or operation of the Jiff Business following the completion of the merger, including any Antitrust Restraint, shall be in effect, and no Legal Proceeding seeking any of the foregoing, or any other injunction, restraint or material damages in connection with the merger or the other transactions or prohibiting or limiting the consummation of the transactions, shall be threatened in writing or shall have been commenced and remain pending, in each case by a Governmental Entity of competent jurisdiction;

•
no Governmental Entity of competent jurisdiction shall have commenced or threatened in writing to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the merger or the other transactions or seeking to prohibit or limit the exercise by Castlight of any material right pertaining to ownership of Equity Interests of the Surviving Entity.

•	there shall not have occurred a Material Adverse Effect (as defined below) with respect to Jiff since the Agreement Date that is continuing;

•
the merger agreement shall have been duly and validly adopted and the merger shall have been duly and validly approved under the DGCL, Jiff’s certificate of incorporation and bylaws, each as in effect at the time of such adoption and approval, by holders of outstanding Jiff Capital Stock representing at least 90% of all shares of Jiff Capital Stock outstanding as of immediately prior to the completion of the merger (voting together as a single class and on an as converted basis); and

•	Jiff shall have delivered to Castlight the notification and evidence required by the terms of Section 280G(b)(5)(B) of the Code.
“Material Adverse Effect” with respect to Castlight or Jiff, as applicable means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes an inaccuracy in the representations or warranties made by, or a breach of the covenants, agreements or obligations of, such Person herein, (i) is, or would reasonably be likely to be or become, materially adverse in relation to the condition (financial or otherwise), assets (including intangible assets), liabilities, business, employees, operations or results of operations of such Person and its subsidiaries, taken as a whole, except to the extent that any such Effect arises or results from: (A) any adverse effect arising from, attributable to, or relating to the United States or foreign financial or securities markets or the United States or foreign economy in general or in the industry sectors in which Jiff operates in general (except that such conditions in this clause (A) will be taken into account if, and only to the extent, that they have adversely affected the business of Castlight or Jiff, as applicable, to a substantially greater degree than they have affected the businesses of other comparable companies in the same industry sectors as Castlight or Jiff, as applicable), (B) the taking of any action expressly contemplated by the merger agreement or the failure to take any action expressly prohibited by the merger agreement or any action taken or failure to take action which the other company has consented to or requested in writing, (C) any breach by the other company of the merger agreement or the associated confidentiality agreement, (D) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof (except that such conditions in this clause (D) will be taken into account if, and only to the extent, that they have adversely affected the business of Castlight or Jiff, as applicable, to a substantially greater degree than they have affected the businesses of other comparable companies in the same industry sectors as Castlight or Jiff, as applicable), (E) the taking of any action by the other company or any of its affiliates, (F) earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (G) any failure to meet financial projections, estimates or forecasts for any period (provided that the underlying cause of such failure may, to the extent applicable, be considered in determining whether there is a “ Material Adverse Effect”) or (H) the announcement or pendency of the merger or other transactions contemplated by the merger agreement.
Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after Jiff Stockholder Approval is obtained, as set forth below:

•	by mutual written consent duly authorized by the Castlight Board and the Jiff Board;

•
by either Castlight or Jiff, by written notice to the other, if the completion of the merger shall not have occurred on or before September 30, 2017 or such other date that Castlight and Jiff may agree upon in writing (the “Termination Date”); provided that the right to terminate the merger agreement under this clause shall not be available to any party whose breach of any covenant, agreement or obligation hereunder will have been the principal cause of, or will have directly resulted in, the failure of the completion of the merger to occur on or before the Termination Date;

•
by either Castlight or Jiff, by written notice to the other, if any Order of a Governmental Entity of competent authority preventing the completion of the merger shall have become final and non-appealable;

•
by Castlight, by written notice to Jiff, if (i) there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of, Jiff herein and such inaccuracy or breach shall not have been cured within 20 Business Days after receipt by Jiff of written notice of such inaccuracy or breach and, if not cured within such period and at or prior to the completion of the merger, such inaccuracy or breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 of the merger agreement to be satisfied (provided that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), (ii) there shall have been a Material Adverse Effect with respect to Jiff which shall not have been cured within 20 Business Days after receipt by Jiff of written notice of such Material Adverse Effect, (iii) Jiff shall have materially breached Section 6.1 or breached Section 6.2 of the merger agreement, or (iv) the applicable Governmental Entity shall have commenced litigation seeking the imposition of an Antitrust Restraint as a condition to the expiration or termination of any applicable waiting period under the HSR Act or other applicable Antitrust Law; or

•
by Jiff, by written notice to Castlight, if (i) there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of, Castlight herein and such inaccuracy or breach shall not have been cured within 20 Business Days after receipt by Castlight of written notice of such inaccuracy or breach and, if not cured within such period and at or prior to the completion of the merger, such breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 of the merger agreement to be satisfied (provided that no such cure period shall be available or applicable to any such inaccuracy or breach that by its nature cannot be cured) or (ii) there shall have been a Material Adverse Effect with respect to Castlight which shall not have been cured within 20 Business Days after receipt by Castlight of written notice of such Material Adverse Effect or (iii) Castlight shall have materially breached Section 4.1 or Section 4.2 of the merger agreement.

Effect of Termination
If the merger is terminated as described in the section entitled “Summary of the Merger Agreement—Termination of the Merger Agreement” above, the merger agreement will be void and there shall be no Liability on the part of Castlight, Merger Sub, Jiff or their respective officers, directors, stockholders or Affiliates, except that for certain designated provisions of the merger agreement, including with respect to confidentiality, public announcements, fees and expenses, and any related definition provisions in or referenced in Exhibit A of the merger agreement and the Confidentiality Agreement, and nothing will relieve either party from liability for any intentional misrepresentation or willful breach of the merger agreement prior to termination.
Expenses and Indebtedness
Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the Transactions shall be paid by the party incurring such expense; provided that at the completion of the merger, Castlight shall pay or cause to be paid all of Jiff’s transaction expenses that are incurred in connection with the merger but unpaid as of the completion of the merger. At, and subject to, the completion of the merger, Castlight shall repay or cause to be repaid all indebtedness of Jiff then outstanding. As of January 31, 2017, the estimated payoff amount of Jiff’s outstanding debt was $6.0 million.
Amendment, Extension and Waiver of the Merger Agreement
The merger agreement may be amended by the parties at any time, except that after the merger agreement has been adopted and approved by the stockholders of Jiff, no amendment which by law requires further approval by the stockholders of Jiff will be made without such further approval. All amendments of the merger agreement require a writing signed by the Stockholder’s Agent, Jiff, Merger Sub and Castlight in order to be effective.
No failure to exercise or delay in exercising any right under the merger agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision under the merger agreement. Any extension or waiver shall be valid only if set forth in an instrument in writing that is (I) prior to the completion of the merger with respect to Jiff and/or Jiff stockholders, signed by Jiff, (II) after the completion of the merger with respect to the Converting Holders and/or the Stockholders’ Agent, signed by the Stockholders’ Agent and (III) with respect to Castlight and/or Merger Sub, signed by Castlight.
Stockholders’ Agent; Expense Fund
At the completion of the merger, Fortis Advisors LLC shall be constituted and appointed as the Stockholders’ Agent. The Stockholders’ Agent shall be the exclusive agent and attorney-in-fact for and on behalf of the Jiff stockholders to, among other things: (i) give and receive notices, instructions and communications permitted or required under the merger agreement for and on behalf of any Jiff stockholders, to or from Castlight relating to the merger agreement, (ii) review, negotiate and agree to and authorize Castlight to cancel a number of shares of Castlight Class B common stock held in the Escrow Fund or subject to the Set-Off Right in satisfaction of indemnification claims asserted by Castlight, (iii) make and object to indemnification claims, (iv) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and comply with orders of courts with respect to, such indemnification claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating to the merger agreement by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Jiff stockholder or necessary in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing, (v) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Jiff stockholders, and (vi) consent or agree to any amendment to the merger agreement or to waive any terms and conditions of the merger agreement, in each case without having to seek or obtain the consent of any person under any circumstance.
Certain Jiff stockholders have entered into or will enter into an engagement agreement with the Stockholders’ Agent to provide direction to the Stockholders’ Agent in connection with its services under the merger agreement (the “Advisory Group”). Neither the Stockholders’ Agent nor its members, managers, directors, officers, contractors, agents and employees nor any of the foregoing Jiff stockholders (collectively, the “Stockholders’ Agent Group”) shall be liable to any Jiff stockholder for any act done or omitted as the Stockholders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Jiff stockholders shall severally but not jointly indemnify the Stockholders’ Agent Group and defend and hold it harmless against any loss, liability, claim, damage, fee, fine, judgment, amount paid in settlement or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Stockholders’ Agent and arising out of, resulting from or in connection with the acceptance or administration of its duties, including all reasonable out-of-pocket costs and expenses and legal fees and other legal and skilled professionals’ costs reasonably incurred by the Stockholders’ Agent and in connection with seeking recovery from insurers (collectively, the “Stockholders’ Agent Expenses”). If not paid directly to the Stockholders’ Agent by the Jiff stockholders, such Stockholders’ Agent Expenses may be recovered by the Stockholders’ Agent first, from the Expense Fund and second, from the portion of the Escrow Fund and/or Earnout shares otherwise distributable to the Jiff stockholders (and not distributed or distributable to an Castlight or subject to a pending indemnification claim of Castlight) on or after the Escrow release date or Earnout distribution date, as applicable, at the time of distribution, and such recovery will be made from the Jiff stockholders on a pro rata basis.
Upon the completion of the merger, Castlight shall deliver to the Stockholders’ Agent a certificate or book-entry entitlement representing 50,000 shares of Castlight Class B common stock (the “Expense Fund Amount”). The Expense Fund Amount shall be held by the Stockholders’ Agent in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Stockholders’ Agent for any Stockholders’ Agent Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Stockholders’ Agent Engagement Agreement or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”). The Converting Holders will not receive any interest on the Expense Fund and assign to the Stockholders’ Agent any such interest. Subject to Advisory Group approval, the Stockholders’ Agent may contribute funds to the Expense Fund from any consideration otherwise distributable to the Converting Holders. As soon as reasonably determined by the Stockholders’ Agent that the Expense Fund is no longer required to be withheld, the Stockholders’ Agent shall distribute the remaining Expense Fund (if any) to the Exchange Agent for further distribution to the Converting Holders.
Castlight Support Agreements and Lock-Up Agreements
As a condition and inducement to, and in consideration for Jiff’s willingness to enter into the merger agreement, certain stockholders of Castlight entered into Support Agreements pursuant to which, among other things, such parties have agreed to vote all of its shares of Castlight Capital Stock (a) in favor of (i) the approval of the issuance of shares of Castlight Class B common stock in connection with the merger; and (ii) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for approval of the issuance of shares of Castlight Class B common stock in connection with the merger; and (b) in favor of any other matter considered at any such meeting of the Castlight stockholders that the Castlight Board has (A) determined is necessary or desirable for the completion of the merger; (B) disclosed in this joint proxy statement/prospectus/information statement or other written materials distributed to all Castlight Stockholders and (C) recommended that the Castlight Stockholders adopt.
As a condition and inducement to, and in consideration for Jiff’s willingness to enter into the merger agreement, certain stockholders of Castlight entered into Lock-up Agreements pursuant to which, among other things, such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to any shares of Castlight Class B common stock or any securities exercisable or exchangeable for Castlight Class B common stock including, as applicable, until the earlier of (i) 90 days following the date of the completion of the merger or (ii) July 2, 2017.
As of January 4, 2017, the Castlight stockholders who have executed Lock-up and Support Agreements beneficially held in the aggregate approximately 45.5% of the voting power of Castlight. These Castlight stockholders are: SAP Technologies, Inc.; Oak Investment Partners XII, Limited Partnership; Venrock Associates V, L.P.; Venrock Partners V, L.P.; Venrock Entrepreneurs Fund V, L.P.; Maverick Fund, L.D.C.; Maverick Fund USA, Ltd.; Maverick Fund II, Ltd.; Maverick Long Fund, Ltd.; Maverick Long Enhanced Fund, Ltd.; Maverick Natural Levered Fund, Ltd.; and Maverick Fund Private Investments, Ltd.
Jiff Stockholder Agreements and Lock-Up Agreements
As a condition and inducement to, and in consideration for Castlight’s willingness to enter into the merger agreement, certain stockholders of Jiff entered into Stockholder Agreements with Castlight pursuant to which, among other things, each of these stockholders agreed, solely in its capacity as a stockholder, to vote all of its shares of Jiff Capital Stock in favor of the approval and adoption of the merger agreement and any other matter necessary to consummate the transactions contemplated by the merger agreement that are considered and voted upon by Jiff’s stockholders.
As a condition and inducement to, and in consideration for Castlight’s willingness to enter into the merger agreement, certain stockholders of Jiff entered into Lock-up Agreements pursuant to which, among other things, such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to any shares of Jiff Capital Stock or any securities exercisable or exchangeable for Jiff Capital Stock including, as applicable, until the earlier of (i) 90 days following the date of the completion of the merger or (ii) July 2, 2017.
As of January 4, 2017, the Jiff stockholders who have executed Lock-up and Stockholder Agreements beneficially owned in the aggregate approximately 74.3% of Jiff Capital Stock (voting together as a single voting class on an as converted basis). These Jiff stockholders are: Aberdare Ventures IV, L.P.; Aberdare Partners IV, L.P.; Transformational Healthcare Opportunity (JIFF), LLC; Rosemark I, L.P.; Venrock Associates VI, L.P.; Venrock Partners VI, L.P.; Johnson & Johnson Innovation – JJDC, Inc.; Ooga Labs LLC; Towers Watson Delaware Inc.; and CD-Ventures GmbH.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following sets forth certain unaudited pro forma condensed combined financial information giving effect to the planned merger of Castlight and Jiff. The unaudited pro forma condensed combined financial information set forth below has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.
The unaudited pro forma condensed combined balance sheet assumes that the merger took place on September 30, 2016 and combines Castlight’s September 30, 2016 consolidated balance sheet with Jiff’s September 30, 2016 balance sheet.
The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2015 assumes that the merger took place on January 1, 2015. Castlight’s audited consolidated statement of operations for the fiscal year ended December 31, 2015 has been combined with Jiff’s audited statement of operations for the fiscal year ended December 31, 2015.
The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2016 also assumes that the merger took place on January 1, 2015. Castlight’s unaudited consolidated statement of operations for the nine months ended September 30, 2016 has been combined with Jiff’s unaudited statement of operations for the nine months ended September 30, 2016.
The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger; (2) factually supportable; and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with Castlight and Jiff’s historical audited financial statements for the year ended December 31, 2015 and the unaudited financial statements for the nine months ended September 30, 2016 included elsewhere in this proxy statement.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing GAAP standards, which are subject to change and interpretation. Castlight has been treated as the acquiror in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.
The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, the costs to combine the operations of Castlight and Jiff or the costs necessary to achieve any of the foregoing cost savings, operating synergies and revenue enhancements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2015
(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Castlight	Jiff
Revenue:
Subscription	$70,350	$—	$2,641	A	$72,991
Professional services and other	4,965	—	191	A	5,156
Revenue, net	—	2,832	(2,832)	A	—
Total revenue	75,315	2,832	—		78,147
Cost of revenue:
Cost of subscription	12,417	—	3,906	A, B, C	16,323
Cost of professional services and other	21,351	—	1,838	A, C	23,189
Cost of revenue	—	3,451	(3,451)	A	—
Total cost of revenue	33,768	3,451	2,293		39,512
Gross profit (loss)	41,547	(619)	(2,293)		38,635
Operating expenses:
Sales and marketing	67,414	6,688	1,207	A,B,C,D	75,309
Research and development	30,077	11,053	764	C	41,894
General and administrative	24,274	4,078	1,185	B, C	29,537
Total operating expenses	121,765	21,819	3,156		146,740
Operating loss	(80,218)	(22,438)	(5,449)		(108,105)
Other income (expense), net	298	(63)	66	E	301
Net loss	$(79,920)	$(22,501)	$(5,383)		$(107,804)
Net loss per share, basic and diluted	$(0.85)			F	$(0.91)
Weighted-average shares used to compute basic and diluted net loss per share	93,753			F	118,260

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2016
(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Castlight	Jiff
Revenue:
Subscription	$66,859	$—	$4,337	A	$71,196
Professional services and other	4,944	—	1,030	A	5,974
Revenue, net	—	5,367	(5,367)	A	—
Total revenue	71,803	5,367	—		77,170
Cost of revenue:
Cost of subscription	12,218	—	3,841	A, B, C	16,059
Cost of professional services and other	13,941	—	2,877	A, C	16,818
Cost of revenue	—	4,765	(4,765)	A	—
Total cost of revenue	26,159	4,765	1,953		32,877
Gross profit (loss)	45,644	602	(1,953)		44,293
Operating expenses:
Sales and marketing	44,877	7,165	184	B, C, D	52,226
Research and development	30,619	10,169	297	C	41,085
General and administrative	19,902	2,350	810	B, C	23,062
Total operating expenses	95,398	19,684	1,291		116,373
Operating loss	(49,754)	(19,082)	(3,244)		(72,080)
Other income (expense), net	304	(515)	466	E	255
Net loss	$(49,450)	$(19,597)	$(2,778)		$(71,825)
Net loss per share, basic and diluted	$(0.50)			F	$(0.58)
Weighted-average shares used to compute basic and diluted net loss per share	99,734			F	124,241

Unaudited Pro Forma Condensed Combined Balance Sheet
As at September 30, 2016
(in thousands)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Castlight	Jiff
Assets
Current assets:
Cash and cash equivalents	$55,108	$16,121	$(6,037)	A	$65,192
Marketable securities	61,326	—	—		61,326
Accounts receivable, net	15,888	3,664	—		19,552
Other current assets	11,630	1,292	111	B	13,033
Total current assets	143,952	21,077	(5,926)		159,103
Property and equipment, net	5,912	574	—		6,486
Intangible assets, net	—	—	19,000	C	19,000
Goodwill	—	—	68,339	D	68,339
Other assets	9,552	1,582	—		11,134
Total assets	$159,416	$23,233	$81,413		$264,062
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,603	$1,122	$—		$4,725
Accrued expenses and other current liabilities	4,894	3,187	9,547	E	17,628
Current maturities of long-term debt	—	550	(550)	F	—
Accrued compensation	7,146	—	—		7,146
Deferred revenue	30,730	3,815	(1,965)	G	32,580
Total current liabilities	46,373	8,674	7,032		62,079
Deferred revenue, noncurrent	6,700				6,700
Long-Term debt, net of current maturities	—	4,895	(4,895)	F	—
Preferred stock warrant liability	—	108	(108)	H	—
Contingent consideration liability	—		1,346	I	1,346
Other liabilities, noncurrent	1,255	394	4,252	J	5,901
Total liabilities	54,328	14,071	7,627		76,026
Stockholders’ equity:
Preferred stock	—	4	(4)	K	—
Stockholder note receivable	—	(111)	111	B	—
Common stock	10	—	2	K	12
Additional paid-in capital	451,586	69,849	17,096	K	538,531
Accumulated other comprehensive income (loss)	38	—	—		38
Accumulated deficit	(346,546)	(60,580)	56,581	L	(350,545)
Total stockholders’ equity	105,088	9,162	73,786		188,036
Total liabilities and stockholders’ equity	$159,416	$23,233	$81,413		$264,062

1.	Description of Transaction
On January 4, 2017, Castlight entered into an Agreement and Plan of Merger and Reorganization (which is referred to as the merger agreement) with Jiff, an enterprise health benefits platform provider and, as described further below, a related party to Castlight, pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the merger agreement, that a wholly owned subsidiary of Castlight will merge with and into Jiff, with Jiff becoming a wholly-owned subsidiary of Castlight and the surviving corporation following the completion of the merger. Upon the completion of the merger, all outstanding capital stock and vested options of Jiff will be exchanged for an aggregate of approximately 27,000,000 shares, and options exercisable to purchase shares, of Castlight Class B common stock, subject to certain adjustments as set forth in the merger agreement. Additionally as part of the merger, certain shareholders and option holders have the right to receive up to 4,000,000 shares of Castlight Class B common stock or options with rights to Castlight Class B common stock, respectively, upon the achievement by the Jiff business of certain milestones in 2017. Former Jiff share and option holders will receive an aggregate of 1,000,000 shares of Castlight Class B common stock or Castlight options if the Jiff business achieves at least $25 million in revenue in 2017 and an aggregate of 3,000,000 shares of Castlight Class B common stock or Castlight options if the Jiff business achieves at least $25 million in net new bookings during 2017. All options for Jiff common stock and Jiff restricted stock units held by Jiff employees who become continuing employees of the combined company will be converted into options to purchase Castlight Class B common stock and Castlight restricted stock units, if any, respectively. As partial security for such indemnification obligations, the parties have agreed to deposit 2,700,000 shares of Castlight Class B common stock in a separate escrow fund for a period of 12 months after the completion of the merger.
Bryan Roberts, Chairman of the Board of Castlight prior to the completion of the merger, is a Partner at Venrock, which beneficially owns 16,825,301 shares of Castlight Class A and Class B common stock, or approximately 16% of Castlight’s total issued and outstanding capital stock. Accordingly, this is a related party transaction. Venrock also owns 8,040,910 shares of Jiff Capital Stock, or approximately 18% of the total issued and outstanding Jiff Capital Stock. The Castlight Board appointed a Special Committee, comprised solely of disinterested directors, to which it delegated the full and exclusive power, authority and discretion of the Castlight Board to evaluate, assess, and approve the Jiff transaction on its behalf. The Special Committee engaged its own independent legal and financial advisors to assist the Special Committee in evaluating the merger. After deliberations, the Special Committee concluded that the transaction terms were fair to Castlight and the transaction was in the best interests of Castlight and its stockholders and unanimously approved the transaction.
Upon the completion of the merger, the Castlight Board will include two members designated by Jiff. Immediately following the effective time of the merger, Castlight equity holders are expected to own approximately 80% of the outstanding capital stock of the combined company on a fully diluted basis, with Jiff stockholders owning approximately 20% of the combined company immediately following the completion of the merger.
2. Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Castlight and Jiff.
The acquisition method of accounting is based on Accounting Standards Codification (ASC) Topic 805, Business Combinations, which uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures.
ASC Topic 805 requires, among other things, that assets and liabilities acquired be recognized at their fair values as of the acquisition date. Financial statements of Castlight issued after completion of the merger will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements. The financial statements of Castlight issued after the completion of the merger will not be retroactively restated to reflect the historical financial position or results of operations of Jiff. In addition, ASC Topic 805 establishes that the consideration transferred be measured at the date of the completion of the merger at the then-current market price, which will likely result in a purchase price that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

ASC Topic 820, defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to Castlight in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Castlight may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Castlight’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
Under ASC 805, acquisition-related transaction costs incurred by Castlight (such as advisory, legal, valuation, and other professional fees) are not included as a component of consideration transferred and are excluded from the unaudited pro forma condensed combined statements of operations.
3. Accounting Policies
As part of preparing the unaudited pro forma condensed combined financial statements, Castlight conducted an initial review of the accounting policies of Jiff to determine if differences in accounting policies require adjustments or reclassification to conform to Castlight’s accounting policies and classifications. During the preparation of these unaudited pro forma condensed combined financial statements, Castlight did not become aware of any material differences between accounting policies of Castlight and Jiff except for accounting policies related to deferred commissions and certain reclassifications necessary to conform to Castlight’s financial statement presentation. The adjustments and reclassifications made in the preparation of the unaudited pro forma condensed combined financial statements are presented in Notes 6 and 7.
Upon completion of the merger, a more comprehensive review of the accounting policies of Jiff will be performed, which may identify other differences among the accounting policies of Castlight and Jiff that, when conformed, could have an impact on the unaudited pro forma condensed combined financial statements.
4. Estimate of Consideration Expected to be Transferred
The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Jiff:

(in thousands, except per share amounts)	Conversion Calculation	Estimated fair value
Jiff outstanding Series A preferred stock	231,975
Exchange ratio - Series A preferred stock	7.98
Castlight Class B common stock to be issued - Jiff Series A preferred stock	1,850,854
Jiff outstanding common and preferred stock (1)	45,450,934
Equity Exchange ratio - Jiff common stock and preferred stock	0.50
Castlight Class B common stock to be issued	22,656,128
Total Castlight Class B common stock to be issued (2)	24,506,982
Per share price of Castlight Class B common stock	$3.25
Estimated fair value of Castlight Class B common stock to be issued		$79,648
Fair value of contingent consideration (3)		1,346
Fair value of assumed Jiff options attributable to precombination services		7,299
Estimated transaction costs to be paid on behalf of Jiff		2,500
Pay off of Jiff debt		6,037
Estimated purchase price consideration (4)		$96,830

_____________________

(1)	Includes the aggregate number of shares of Jiff Series B preferred stock, Jiff Series C preferred stock, Jiff starter stock and Jiff common stock.

(2)
This represents the portion of the approximately 27,000,000 shares, in the aggregate, potentially issuable at closing to holders of Jiff Series A preferred stock, Series B preferred stock and Series C preferred stock, Jiff starter stock and Jiff common stock, and excludes options to be issued upon the assumption of vested Jiff options.

(3)
The fair value of contingent consideration to be settled in Castlight Class B common shares related to the acquisition is estimated based on the Monte Carlo Simulation Model for the revenue and booking earnouts. The fair value of the contingent consideration is calculated with numerous projected outcomes, the results of which are averaged and then discounted to estimate the present value. Some of the more significant assumptions inherent in the development of Monte Carlo Simulation from the perspective of a market participant, include asset-level volatility, stock price volatility, correlation between stock price and revenue, risk-free rate, weighted average cost of capital (“WACC”), and stock price. However, for the purposes of these unaudited pro forma condensed combined financial statements, using currently available information, such as volatility of Castlight’s revenue and bookings, volatility of Castlight Class B common stock, weighted average cost of capital for Jiff and certain other high-level assumptions, were used by Castlight management.

(4)
The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is completed. In accordance with ASC Topic 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the completion date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $3.25 closing price of Castlight Class B common stock on January 27, 2017 that is assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. Castlight believes that an increase or decrease by as much as 10% in the Castlight Class B common stock price on the completion date of the merger from the common stock price assumed in these unaudited pro forma condensed combined financial statements is reasonably possible based upon the recent history of Castlight Class B common stock price. A change in the estimated fair value of Castlight Class B common stock price of 10% would increase or decrease the consideration paid as follows, with a corresponding increase or decrease in the goodwill and other balances recorded in connection with the merger.

Percentage change in common stock price	-10%	10%
Stock price	$2.93	$3.58
Change in consideration transferred (in thousands)	$(8,933)	$8,912
5. Preliminary Purchase Price
A preliminary allocation of the total preliminary estimated purchase price, as shown above, to the acquired assets and assumed liabilities of Jiff based on the estimated fair values as of September 30, 2016 is as follows:

(in thousands)
Current assets	$21,188
Other assets	2,156
Acquired intangible assets
Customer relationships	7,100
Developed technology	10,800
Backlog	900
Other acquired intangible assets	200
Goodwill	68,339
Deferred revenue	(1,850)
Other current liabilities	(7,356)
Other noncurrent liabilities	(4,647)
Total net assets acquired	$96,830
Estimated total purchase price allocation	$96,830
The allocation of the estimated purchase price is preliminary because the proposed merger has not yet been completed. The purchase price allocation will remain preliminary until Castlight management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger and will be based on the fair values of the assets acquired and liabilities assumed as of the date of the completion of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.
The following is a discussion of Jiff’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:
Intangible assets: As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use. Based on internal assessments as well as discussions with Jiff, Castlight identified the following significant intangible assets: customer relationships, developed technology, backlog, and other acquired intangible assets.
For purposes of these unaudited pro forma condensed combined financial statements, the fair value of these intangible assets has been determined primarily through the use of the “income approach,” which requires an estimate or forecast of all the expected future cash flows through the use of either the multi-period excess earnings method or the relief-from-royalty method, which was used to determine the fair value of the developed technology intangible asset.
At this time, Castlight does not have sufficient information as to the amount, timing and risk of the estimated future cash flows needed to perform a final valuation of customer relationships, developed technology, backlog, and other acquired intangible assets. Some of the more significant assumptions inherent in the development of estimated cash flows, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of revenue, sales and marketing expenses, working capital, capital expenditures and contributory asset charges) and the discount rate selected to measure the risks inherent in the projections of future cash flows. However, for the purposes of these unaudited pro forma condensed combined financial statements, using currently available information, such as Jiff’s historical and projected revenues, customer attrition rates, cost structure and certain other high-level assumptions, the fair value of the customer relationships, developed technology, backlog, and other acquired intangible assets were estimated by Castlight management.
These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying pro forma condensed combined financial statements. Once Castlight has full access to the specifics of Jiff’s intangible assets, additional insight will be gained that could impact: (i) the estimated total value assigned to intangible assets, and (ii) the estimated useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Castlight only upon access to additional information and/or changes in such factors that may occur prior to the effective time of the merger. For each 10% change in the fair value of identifiable intangible assets, there could be an annual change in amortization expense—increase or decrease—of approximately $280 thousand or $70 thousand per quarter, assuming a weighted-average useful life of 6.7 years
Deferred revenue: Deferred revenue in the context of a business combination represents an obligation to provide future products or services to a customer when payment for such products or services has been made prior to the products being delivered or services being rendered. A certain portion of Jiff’s deferred revenue is for implementation services that have been paid by the customer but have not been delivered to the customer and have related future costs. In addition, a certain portion of deferred revenue relates to subscription fees for which payments have been collected but services have not been delivered and have related future costs. The fair value was determined based on the estimated costs to fulfill the remaining obligations plus a normal profit margin.
Other Assets/Liabilities: Adjustments to Jiff’s remaining assets and liabilities may also be necessary, however at this time Castlight has limited knowledge as to the specific details and nature of those assets and liabilities necessary in order to make adjustments to those values. However, since the majority of the remaining assets and liabilities are current assets and liabilities, Castlight believes that the current Jiff book values for these assets represent reasonable estimates of fair value or net realizable value, as applicable. Castlight does not anticipate that the actual adjustments for these assets and liabilities on the closing date will be materially different.
Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but rather subject to an annual fair value impairment test.
6. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
Pro forma adjustments are necessary to reflect the acquisition consideration exchanged and to adjust amounts related to the tangible assets and liabilities of Jiff to reflect the preliminary estimate of their fair values, and to reflect the impact on the statements of operations of the merger as if the companies had been combined during the periods presented therein. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:
(A)    The following reclassifications have been made in the presentation of the historical consolidated financial statements to conform to the combined presentation:
On its historical statements of operations, Castlight presented revenues and cost of revenues disaggregated into two categories, whereas Jiff presented one category of revenues and cost of revenues on its historical statement of operations. Due to the significance of Castlight’s subscription and professional services revenues and costs, Jiff has reclassified revenues and cost of revenues in the unaudited pro forma condensed combined income statements into two categories: Subscription; and Professional services and other.
On its historical statements of operations, Castlight classifies third-party commissions for sales of certain products in sales and marketing. In the statement of operations for the year ended December 31, 2015 Jiff had classified third-party commissions as part of cost of revenue. In order to conform with the Castlight accounting policy for presentation of third-party commission costs in sales and marketing in the statement of operations, approximately $406 thousand was reclassified from cost of revenues to sales and marketing in statement of operations for the year ended on December 31, 2015.
(B)    Intangible amortization—To reflect amortization of acquired intangible assets based on the preliminary estimated fair values and useful lives expected to be recorded as a result of the merger. For estimated intangible asset values and the estimated associated useful lives, see footnote (B) in Note 7.

	For the Twelve Months Ended December 31, 2015	For the Nine Months Ended September 30, 2016
	(in thousands)
Cost of subscription	2,623	1,877
Sales and marketing	810	533
General and administrative	33	25
(C)    Stock-based compensation expense—To eliminate the historical stock-based compensation expense related to Jiff’s existing equity awards and reflect new stock-based compensation expense based on the preliminary estimated fair values. As the exercise price of the assumed options is subject to certain adjustments based upon achieving certain Jiff business milestones in 2017, the fair value of the options reflects Castlight’s estimate of the probable outcome. The expense reflected in the pro forma statement of operations only includes amounts attributable to continuing post-combination services.
(D)    Commission expense—To eliminate Jiff’s historical sales commission expense and reflect amortization of direct and incremental deferred commissions to conform with Castlight’s accounting policies.
(E)     Historical interest expense—To eliminate historical interest expense and related debt discount amortization for Jiff's debt that will be paid off on the date of the merger.
(F)    The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted-average shares, after giving effect to the equity exchange ratio. The historical basic and diluted weighted average shares of Jiff are assumed to be replaced by the shares expected to be issued by Castlight to effect the merger as follows:

	Year ended December 31, 2015	Nine months ended September 30, 2016
	(in thousands, except per share data)
Pro Forma Weighted Average Shares (Basic)
Historical Weighted Average Shares (Basic and Diluted)	93,753	99,734
Issued ordinary shares as consideration	24,507	24,507
Pro Forma Weighted Average Shares (Basic and Diluted)	118,260	124,241
Pro Forma Net Loss per share, Basic and Diluted
Pro Forma Net Loss	$(107,804)	$(71,825)
Basic and Diluted Weighted Average Shares Outstanding	118,260	124,241
Pro Forma Net Loss per share, Basic and Diluted	$(0.91)	$(0.58)
7. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
(A)    Cash and cash equivalents—To reflect reduction in cash due to pay-off of debt.
(B)    Jiff stockholder note receivable—To reclassify stockholder note receivable into other current assets as Castlight will inherit the note.
(C)    Intangible assets—To record preliminary fair values of Jiff intangible assets acquired. These estimated fair values and useful lives are considered preliminary and are subject to change at the closing date of the merger. Changes in fair value or useful lives of the acquired intangible assets may be material. Determination of the estimated remaining useful lives of the individual categories of intangible assets was based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. The acquired finite-lived intangible assets are being amortized over the estimated useful life in proportion to the economic benefits consumed using the straight-line method, except for acquired backlog which is amortized based upon fulfillment of contracts.

	Estimated Average Useful Lives (years)	Estimated Fair Value September 30, 2016
	(in thousands, except years)
Customer relationships	10	$7,100
Developed technology	5	10,800
Backlog	2-3	900
Other acquired intangible assets	1-3	200
Total		$19,000
(D)    Goodwill—To record the preliminary estimate of goodwill for the acquisition of Jiff.
(E)    Accrued expenses and other current liabilities—To record the estimated acquisition-related costs of $9.0 million for the combined entity and other current liabilities acquired.
(F)    Long-term debt, including current maturities—To pay off Jiff’s debt.
(G)    Deferred revenue—To record the difference between the historical book value and preliminary estimated fair values of Jiff deferred revenue comprised of billings which have been collected. The pro forma statements of operations do not reflect this as a reduction in revenue as it does not have a continuing effect on the combined entity.
(H)    Preferred stock warrant liability—To eliminate historical preferred stock warrant liability of Jiff that will be extinguished at, or near, the date of the merger.
(I)    Contingent consideration liability—As part of the merger, certain shareholders have the right to receive shares of Castlight Class B common stock upon the achievement of certain Jiff business milestones in 2017. Castlight determined that the contingent consideration shares associated with the milestones are one unit of account.. Castlight classified the contingent consideration as a liability as the arrangement can be settled in a variable number of shares and is not considered fixed-for-fixed. The contingent consideration liability will be subsequently remeasured to fair value each reporting date.
(J)    Other liabilities, noncurrent—The acquisition of Jiff resulted in the recognition of a net deferred tax liability related primarily to acquired intangible assets which are not amortizable for tax purposes. The entities will join in the filing of a consolidated tax return following the acquisition, and as such, the deferred tax liabilities arising from the transaction will provide sufficient taxable income to realize a portion of Castlight's pre-existing deferred tax assets. As these deferred tax assets were previously subject to a full valuation allowance, the reversal of the valuation allowance will create an income tax benefit in the period the combination is finalized. The combined entity would recognize an income tax benefit of $4.3 million at a statutory federal and state rate of 36.3% in the period of the acquisition. A pro forma adjustment is not reflected as the income tax benefit will not have a continuing or recurring effect.

(in thousands)
Record deferred tax asset relating to assumed Jiff options	$2,653
Record deferred tax liabilities relating to acquired intangibles	(6,905)
Estimated tax benefit	$(4,252)
(K)    Jiff common stock and Jiff starter stock, additional paid-in capital, Jiff preferred stock—To eliminate Jiff preferred stock and additional paid-in capital, and to record the shares of Castlight Class B common stock issued as a portion of the merger consideration, at fair value less par, as follows:

(in thousands)
Eliminate Jiff’s additional paid-in capital	$(69,849)
Eliminate Jiff preferred stock	(4)
Issuance of Castlight Class B common stock, par value	2
Issuance of Castlight Class B common stock, additional paid-in capital	86,945
Total	$17,094
(L)    Accumulated deficit—To eliminate Jiff’s historical accumulated deficit of $60.6 million and to reflect Castlight’s estimated transaction costs of approximately $4.0 million.

DESCRIPTION OF CASTLIGHT CAPITAL STOCK
Upon completion of the merger, the stockholders of Jiff will become stockholders of Castlight, and the Castlight certificate of incorporation and the Castlight bylaws will govern the rights of former Jiff stockholders. Both Castlight and Jiff are incorporated under Delaware law and are subject to Delaware law. This summary is not intended to be a complete discussion of the respective certificates of incorporation and bylaws of Castlight and Jiff and it is qualified in its entirety by reference to the applicable Delaware law and the various documents of Castlight and Jiff that are referred to in the summaries. Castlight has filed copies of its current restated certificate of incorporation and bylaws with the SEC and will send copies of the documents referred to in this joint proxy statement/prospectus/information statement to you upon your request. Jiff will also send copies of its documents referred to in this joint proxy statement/prospectus/information statement to you upon your request.
Stockholders of Jiff and Castlight should carefully read this entire joint proxy statement/prospectus/information statement and the other documents referred to in this joint proxy statement/prospectus/information statement for a more complete understanding of the differences between being a stockholder of Castlight and being a stockholder of Jiff.
Authorized Capital Stock
Castlight is authorized to issue 200,000,000 shares of Castlight Class A common stock, $0.0001 par value per share, 800,000,000 shares of Castlight Class B common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated Castlight preferred stock, $0.0001 par value per share. The Castlight Board is authorized, without stockholder approval, to issue additional shares of Castlight capital stock.
As of [●], Castlight has outstanding [●] shares of Castlight Class A common stock, [●] shares of Castlight Class B common stock, and no shares of Castlight preferred stock.
Voting Rights
Each share of Castlight Class A and Class B common stock has one vote per share, except on the following matters (in which each share of Castlight Class A common stock has ten votes per share and each share of Castlight Class B common stock has one vote per share):

•	adoption of a merger or consolidation agreement involving Castlight;

•	a sale, lease or exchange of all or substantially all of Castlight’s property and assets;

•	a dissolution or liquidation of Castlight; or

•
every matter, if and when any individual, entity or “group” (as such term is used in Regulation 13D of the Exchange Act) has, or has publicly disclosed (through a press release or a filing with the SEC) an intent to have, beneficial ownership of 30% or more of the number of outstanding shares of Castlight Class A and Class B common stock, combined.

In addition, the approval of the holders of a majority of Castlight Class A common stock, voting as a separate class, is required for any amendment to Castlight’s certificate of incorporation, other than an amendment for the purpose of increasing the authorized number of shares of Castlight Class B common stock.
The holders of Castlight Class A and Class B common stock vote together as a single class, except as set forth above, or unless otherwise required by law. Delaware law could require either holders of Castlight Class A or Castlight Class B common stock to vote separately as a single class in the following circumstances:

•
If Castlight were to seek to amend its certificate of incorporation to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment; and

•
If Castlight were to seek to amend its restated certificate of incorporation in a manner that alters or changes the powers, preferences or rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Castlight has not provided for cumulative voting for the election of directors in its certificate of incorporation. Accordingly, holders of a majority of the shares of Castlight Class A and Class B common stock will be able to elect all of its directors, except in the circumstances specified above pursuant to which holders of Castlight Class A common stock get ten votes per share. Castlight’s certificate of incorporation establishes a classified Board, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of Castlight stockholders, with the other classes continuing for the remainder of their respective three-year terms.
Stockholders may not take action by written consent, but may only take action at annual or special meetings of Castlight’s stockholders. Special meetings of Castlight stockholders may be called only by a majority of the Castlight Board, the chairman of the Castlight Board, Castlight’s Chief Executive Officer or its President.
Dividend Rights
Subject to preferences that may apply to any shares of Castlight preferred stock outstanding at the time, the holders of Castlight Class A and Class B common stock are entitled to receive dividends out of funds legally available if the Castlight Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Castlight Board may determine.
Liquidation Rights
In the event of the liquidation, dissolution or winding-up of Castlight, the assets legally available for distribution to Castlight’s stockholders would be distributable ratably among the holders of Castlight Class A and Class B common stock and any participating Castlight preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Castlight preferred stock.
Exchange Listing
Castlight Class B common stock is currently listed on the New York Stock Exchange under the symbol “CSLT.”
Transfer Agent and Registrar
The transfer agent and registrar for Castlight Class B common stock is American Stock Transfer & Trust Company. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219. Castlight Class B common stock is issued in uncertificated form only, subject to limited circumstances.
Stock Incentive and Other Compensation Plans
Castlight 2014 Stock Plan
Castlight currently maintains the Castlight Health, Inc. 2014 Equity Incentive Plan, or the 2014 Plan, under which Castlight may grant equity awards covering shares of Castlight Class B common stock to employees, non-employee directors and consultants. Under the 2014 Plan, Castlight may issue awards in the form of stock options, restricted stock awards (RSAs), stock appreciation rights (SARs), restricted stock units (RSUs), performance awards and stock bonuses. The 2014 Plan currently is scheduled to expire in 2024, unless it is terminated earlier by the Castlight Board. The Castlight Board may amend or terminate the 2014 Plan at any time.
As of [●], Castlight had reserved [●] shares of Castlight Class B common stock for issuance under its 2014 Plan. As of [●], options to purchase [●] of these shares had been exercised (of which [●] shares have been repurchased and returned to the pool of shares reserved for issuance under the 2014 Plan), options to purchase [●] of these shares remained outstanding and [●] of these shares remained available for future grant. The number of shares reserved for issuance under the 2014 Plan will increase automatically on January 1 of each of 2015 through 2024 by the number of shares equal to 5% of the aggregate number of outstanding shares of Castlight Class A and Class B common stock as of the immediately preceding December 31. However, the Castlight Board may reduce the amount of the increase in any particular year.

Castlight 2014 Employee Stock Purchase Plan
Castlight currently maintains the Castlight Health, Inc. Employee Stock Purchase Plan, as amended, or the ESPP, under which eligible employees of Castlight may purchase shares of Castlight Class B common stock at a discount. Purchases are accomplished through participation in discrete six-month offering periods. Participating employees may purchase shares of Castlight Class B common stock pursuant to the ESPP at the lower of 85% of the lesser of the fair market value of the Class B common stock on (i) the first trading day of the applicable offering period and (ii) the last trading day of each purchase period in the applicable offering period. No participant will have the right to purchase Castlight shares in an amount, when aggregated with purchase rights under all Castlight employee stock purchase plans that are also in effect in the same calendar year(s), that has a fair market value of more than $25,000, determined as of the first day of the applicable purchase period, for each calendar year in which that right is outstanding. In addition, no participant will be permitted to purchase more than 2,000 shares during any one purchase period or such lesser amount determined by Castlight’s compensation committee. As of [●] the number of shares of Castlight Class B common stock available for sale under the ESPP was [●]. The number of shares reserved for issuance under the ESPP increases automatically on the first day of each of the first nine calendar years following the first offering date by the number of shares equal to 1% of the total outstanding shares of the aggregate number of outstanding shares of Castlight Class A and Class B common stock as of the immediately preceding December 31st (rounded down to the nearest whole share). The ESPP expires ten years from the first purchase date under the plan, unless it is terminated earlier by the Castlight Board. The Castlight Board may amend or terminate the ESPP at any time. As if the date of this joint proxy statement/prospectus/information statement, Castlight has not initiated any offering periods under the ESPP.
Amended and Restated 2008 Stock Incentive Plan
Castlight previously maintained the Castlight Health, Inc. 2008 Stock Incentive Plan, as amended, or the 2008 Plan. The 2008 Plan terminated in March 2014, and no additional awards may be granted under the 2008 Plan. Prior to its expiration, the 2008 Plan permitted Castlight to grant incentive stock options covering shares of Castlight Class B common stock to its employees, to grant non-statutory stock options covering shares of Castlight Class B common stock to its employees, directors and consultants, and to issue shares of restricted stock. Notwithstanding its expiration, the 2008 Plan will continue to govern the terms and conditions of any outstanding awards granted under it.
Undesignated Castlight Preferred Stock
Castlight’s certificate of incorporation permits Castlight to issue up to 10,000,000 shares of Castlight preferred stock in one or more series and to establish from time to time the number of shares to be included in each series, with such designations, powers, preferences, rights, qualifications, limitations or restrictions as may be fixed by the Castlight Board without any further vote or action by Castlight stockholders. The Castlight Board can also increase or decrease the number of shares of any series of Castlight preferred stock, but not below the number of shares of that series then outstanding, without any further action by its stockholders. The ability to authorize undesignated Castlight preferred stock will make it possible for the Castlight Board to issue Castlight preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Castlight Class A or Class B common stock. The issuance of Castlight preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Castlight and might adversely affect the market price of Castlight Class B common stock and the voting and other rights of the holders of Castlight Class A and Class B common stock.

COMPARISON OF RIGHTS OF HOLDERS OF CASTLIGHT COMMON STOCK AND JIFF CAPITAL STOCK

	Castlight	Jiff
Forum Selection
•    Unless Castlight consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for certain actions, including any derivative action or proceeding brought on behalf of Castlight, any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of Castlight to Castlight or Castlight’s stockholders, or any action asserting a claim against Castlight governed by the internal affairs doctrine.

•    Unless Jiff consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for certain actions, including any derivative action or proceeding brought on behalf of Jiff, any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer of Jiff to Jiff or Jiff’s stockholders, any action or proceeding asserting a claim against Jiff arising pursuant to any provision of the DGCL or Jiff’s certificate of incorporation or bylaws, or any action or proceeding asserting a claim against Jiff governed by the internal affairs doctrine.

Authorized Capital
•    Castlight is authorized to issue 1,010,000,000 shares, of which 10,000,000 are shares of Castlight preferred stock, 200,000,000 are shares of Castlight Class A common stock and 800,000,000 are shares of Castlight Class B common stock, each with a par value of $0.0001 per share. The aggregate par value of all shares of Castlight preferred stock is $1,000 and the aggregate par value of all shares of Castlight Class A and Class B common stock is $1,000.

•    Jiff is authorized to issue 111,295,077 shares, of which 41,384,061 are shares of Jiff preferred stock, 2,911,016 are shares of Jiff starter stock and 67,000,000 are shares of Jiff common stock, each with a par value of $0.0001 per share. The aggregate par value of all shares of Jiff preferred stock is $4,138.41, the aggregate value of all shares of Jiff starter stock is $291.10, and the aggregate par value of all shares of Jiff common stock is $6,700.00.

Voting Rights
•    Generally, the holders of Castlight Class A and Class B common stock are entitled to one (1) vote per share. However, holders of Castlight Class A common stock are entitled to ten (10) votes per share in certain circumstances, if submitted to a vote of Castlight stockholders, including: (i) adoption of a merger or consolidation agreement involving Castlight; (ii) a sale, lease or exchange of all or substantially all of Castlight’s property and assets; (iii) a dissolution or liquidation of Castlight; and (iv) on every matter, if and when any individual, entity or “group” (as such term is used in Regulation 13D of the Exchange Act) has, or has publicly disclosed (through a press release or a filing with the SEC) an intent to have, beneficial ownership of 30% or more of the number of outstanding shares of Castlight Class A and Class B common stock, combined.

•    The approval of the holders of a majority of Castlight Class A common stock, voting as a separate class, is required for any amendment to Castlight’s certificate of incorporation, other than an amendment for the purpose of increasing the authorized number of shares of Castlight Class B common stock.

•    Holders of shares of Castlight Class A and Class B common stock vote together as a single class on all matters submitted to a vote of Castlight stockholders, unless otherwise required by Castlight’s certificate of incorporation or bylaws.

•    The holders of Jiff Capital Stock are entitled to one (1) vote per share.

•    The approval of the holders of at least two-thirds (2/3) of the then-outstanding shares of Jiff preferred stock and Jiff starter stock (voting together as a single class on an as converted basis) is required for, among other things: (i) effecting a merger or consolidation of Jiff with any other entity, or disposing of all or substantially all of Jiff’s assets; (ii) altering or changing the rights, preferences or privileges of the preferred stock or any series thereof; and (iii) amending, altering, repealing or waiving an provision of Jiff’s certificate of incorporation or bylaws.

•    Holders of shares of Jiff Capital Stock vote together as a single class on an as converted basis on all matters submitted to a vote of Jiff stockholders, unless otherwise required by Jiff’s certificate of incorporation or bylaws.

Dividends
•    Dividends upon Castlight’s capital stock may be declared by the Castlight Board in accordance with law.

•    Castlight’s directors may set apart out of any of the Castlight funds available for dividends a reserve or reserves for any proper purpose and may abolish such reserve(s).

•    Dividends upon Jiff Capital Stock may be declared by the Jiff Board in accordance with law and Jiff’s certificate of incorporation.

•    Jiff’s directors may set apart out of any of the Jiff funds available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve(s).

Number of Directors	• The number of directors constituting the Castlight Board is permitted to be set only by a resolution adopted by a majority vote of Castlight’s entire Board.	• The number of directors constituting the Jiff Board of directors may be set only by a resolution adopted by a majority vote of Jiff’s entire Board or Jiff’s stockholders.
	• There are currently eight (8) directors serving on the Castlight Board and no vacancies.	• There are currently eight (8) directors serving on the Jiff Board of directors and one (1) vacancy.
Election of Directors
•    Directors will be elected by a plurality of the votes cast by holders of Castlight stock present in person or by proxy at each annual meeting and will hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal; stockholders are entitled to cumulative votes in respect of electing directors.

•    Directors will be elected by a plurality of the votes cast by holders of Jiff stock present in person or by proxy at each annual meeting and will hold office until such director’s successor is elected and qualified, or until such director’s earlier resignation or removal.

•    The Castlight Board consists of three classes of directors, each serving staggered three-year terms. At each annual meeting of Castlight stockholders, directors of one of the three classes will be elected for a term of three years to succeed those directors whose terms are expiring.

•    The holders of (i) Jiff Series A preferred stock are entitled to elect two (2) members of the Jiff Board; (ii) Jiff Series B preferred stock are entitled to elect one (1) member of the Jiff Board; (iii) Jiff Series C preferred stock are entitled to elect one (1) member of the Jiff Board; (iv) Jiff common stock are entitled to elect three (3) members of the Jiff Board; and (v) Jiff Capital Stock (voting together as a single class on an as converted basis) are entitled to elect two (2) members of the Jiff Board.

Removal of Directors	• Any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote on an election of directors.	• Any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote on an election of directors.
Action by Written Consent
•    Any action required or permitted to be taken at a Castlight stockholders’ meeting may be taken only upon the vote of the Castlight stockholders at such meeting, and may not be taken by written consent of the Castlight stockholders.

• Any action required or permitted to be taken at a Jiff stockholders’ meeting may be taken by written consent of the Jiff stockholders.
Advance Notice Requirements for Stockholder Nominations and Other Proposals	• For business to be properly brought before an annual meeting by a Castlight stockholder, such stockholder must give timely notice in proper written form to Castlight’s Secretary.

•    To be timely, a Castlight stockholder’s notice must be delivered to Castlight’s Secretary at the principal executive offices of Castlight not later than the close of business on the seventy-fifth (75th) day nor earlier than the close of business on the one hundred and fifth (105th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the Castlight stockholder to be timely must be so delivered (A) no earlier than the close of business on the one hundred and fifth (105th) day prior to currently proposed annual meeting and (B) no later than the close of business on the later of the seventy-fifth (75th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Castlight.

•    To be in proper written form, a Castlight stockholder’s notice will set forth (i) as to each person whom such stockholder proposes to nominate for election or reelection as a director all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors, or would be otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (ii) as to any other business that such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (iv) additional information regarding beneficial ownership and a statement regarding whether a proxy statement will be delivered.

Amendments to the Certificate of Incorporation
•    Amendments to Castlight’s certificate of incorporation may be made in the manner prescribed by Section 242 of Delaware law, which provides that such amendment requires the adoption of the holders of a majority of the outstanding Castlight stock entitled to vote thereon; provided, however, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of Castlight entitled to vote thereon, voting together as a single class, shall be required to amend or repeal any provision of Castlight’s certificate of incorporation; provided, further, that if two-thirds (2/3) of the then authorized number of directors has approved such amendment or repeal of any provisions of Castlight’s certificate of incorporation, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of Castlight entitled to vote thereon, voting together as a single class, shall be required to amend or repeal any provision of Castlight’s certificate of incorporation.

•    Amendments to Jiff’s certificate of incorporation may be made in the manner prescribed by Section 242 of the DGCL, which provides that such amendment requires the adoption of the holders of a majority of the outstanding Jiff Capital Stock entitled to vote thereon; provided, however, the affirmative vote of the holders of at two-thirds (2/3) of the then-outstanding shares of Jiff preferred stock and Jiff starter stock (voting together as a single class on an as converted basis) shall be required to amend or repeal any provision of Jiff’s certificate of incorporation.

Amendments to Bylaws	• The Castlight Board is expressly authorized to make, alter, amend or repeal Castlight’s bylaws.
•    The affirmative vote of the holders of at least two-thirds (2/3) of the then-outstanding shares of Jiff preferred stock and Jiff starter stock (voting together as a single class on an as converted basis) shall be required to amend or repeal any provision of Jiff’s bylaws.

Special Meeting of Stockholders
•    Special meetings of the Castlight stockholders may only be called by the chairperson, the chief executive officer, the president or the Castlight Board pursuant to a resolution approved by a majority of the then authorized number of directors.

•    Special meetings of the Jiff stockholders may only be called by the Jiff Board, chairperson, president or one or more stockholders of Jiff holding shares in the aggregate entitled to cast not less than 10% of the votes at such meeting. If a special meeting is called by any person or persons other than the Jiff Board, chairperson, or president, the request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted.

	• No business may be transacted at a special meeting other than that which has been brought before the meeting by or at the direction of the Castlight Board.	• No business may be transacted at a special meeting other than that which has been specified in the notice delivered in connection with such meeting.
Limitation of Personal Liability of Directors
•    To the fullest extent permitted by Delaware law, a director of Castlight will not be personally liable to Castlight or Castlight’s stockholders for monetary damages for breach of fiduciary duty as a director, and Castlight is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of Castlight (and any other persons to which Delaware law permits Castlight to provide indemnification).

• To the fullest extent permitted by the DGCL, a director of Jiff shall not be personally liable to Jiff or Jiff’s stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Directors and Officers
•    Castlight is required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Castlight to procure a judgment in its favor by reason of the fact that he is or was a director or officer of Castlight, or is or was serving at the request of Castlight as a director or officer of another corporation, partnership, joint venture; trust or other enterprise, and allow Castlight to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Castlight to procure a judgment in its favor by reason of the fact that he is or was an employee or agent of Castlight, or is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Castlight and except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to Castlight unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court will deem proper.

•    To the fullest extent permitted by applicable law, Jiff shall indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Jiff or any predecessor of Jiff, or serves or served at any other enterprise as a director or officer at the request of Jiff or any predecessor of Jiff.

•    Expenses incurred by a director or officer of Castlight in defending a civil or criminal action, suit or proceeding will be paid by Castlight in advance of the final disposition of such action, suit or proceeding and expenses incurred by an employee or agent in defending a civil or criminal action, suit or proceeding may be paid by Castlight in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it will ultimately be determined that he is not entitled to be indemnified by Castlight as authorized in Castlight’s bylaws.

•    Expenses incurred by a director or officer of Jiff in defending any action or proceeding will be paid by Jiff in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it will ultimately be determined by final judicial decision from which there is no right to appeal that he or she is not entitled to be indemnified by Jiff as authorized in Jiff’s bylaws.

INFORMATION REGARDING CASTLIGHT’S BUSINESS
Overview
Castlight offers a health benefits platform that engages employees to make better health decisions and enables employers to communicate and measure their benefit programs. Castlight provides a simple, personalized and powerful experience that engages employees and helps guide them to the right care, right provider and right program at the right time. Meanwhile, Castlight helps enable employers to understand their employees’ needs with real-time insights into employee engagement with benefits and programs. This allows benefit leaders to monitor and adjust their strategies throughout the year. Castlight’s comprehensive health benefits platform offering aggregates complex, large-scale data and applies sophisticated analytics to make health care data transparent and useful. Castlight’s products deliver strong employee engagement and enable employers to integrate disparate benefit programs into a single platform available to employees and their families. Ultimately, Castlight enables organizations and their employees to improve outcomes, lower health care costs, and increase benefits satisfaction.
U.S. health care spending is forecasted to total approximately $3.66 trillion in 2017, with $1.21 trillion of this amount to be paid by U.S. employers, according to the Centers for Medicare and Medicaid Services, or CMS. In addition, 73% of employees don’t fully understand their benefits and as a result they are not making good health decisions.
Castlight believes that controlling costs and improving quality of care for employees and thereby driving efficiency in the overall health care market can be achieved by technology solutions that are capable of addressing the scale and complexity of the U.S. health care industry.
Castlight’s health benefits platform leverages complex external data and its substantial user base to provide a single, end-to-end solution that integrates benefit programs and engages employees through personalized, timely communications. Castlight’s offering provides employers the opportunity to communicate, measure, and get more value out of their benefits and programs on a real-time basis. Castlight obtains external data from a diverse array of sources, such as health care providers, insurance companies, governmental agencies and quality-monitoring organizations, as well as internal data Castlight generates from the usage of its products. Castlight’s team of engineers, data scientists, and clinicians applies sophisticated data science techniques, including predictive modeling and epidemiological analytics that leverage its database to drive insights and provide a deeply personalized experience for its users.

Castlight believes that it is well positioned to leverage its use of large amounts of health care related data, sophisticated data analytics, strong customer portfolio and early-mover advantage to play a significant role in dramatically improving the efficiency of the U.S. health care system.
Castlight’s Opportunity
Castlight believes there is a significant opportunity to offer a comprehensive, technology-based solution to reduce the massive waste and inefficiencies associated with the approximately $1.21 trillion that employers are projected to spend on health care in the United States in 2017. By combining innovations in big data analytics, software and services delivery models and consumer-oriented web and mobile products with deep health care domain knowledge and a platform for integrating third-party data and applications, Castlight believes it is well positioned to play a central role in dramatically improving the efficiency of the U.S. health care system.
Castlight’s Solution
Castlight has developed a new category of platform that helps engage employees to make better health decisions and enables employers to communicate and measure their benefit programs.
The key components of Castlight’s health benefits platform include:
A Simple Way to Learn About and Access Benefits
Castlight simplifies the health care decision-making process for employees and their families by providing highly relevant, personalized and timely information that encourages informed choices before, during, and after receiving health care. Leveraging its robust data, analytics, and search capabilities, Castlight delivers a highly personalized and differentiated health care shopping experience that includes individualized out-of-pocket cost estimates, clinical quality, patient satisfaction and provider demographic information. Employer programs are integrated into the platform and promoted to employees in relevant situations to help drive increased utilization of valuable benefits and services such as tele-health, second opinion programs and wellness offerings. Additional features include the ability to manage a care team, personalized tips, evidence-based clinical guidelines, educational content, benefit guides and real-time spend and deductible information. By empowering employees and their families with easy-to-use information, Castlight enables them to make better, “market-based” decisions that avoid excessive prices and low quality or unnecessary care, creating significant value for both employees and employers.
Personalized Information When Employees Need It The Most
Castlight’s predictive analytics capabilities enable personalized and timely employee communications to impact behavioral change and create lasting employee engagement. Castlight’s platform identifies segments of the employee population with particular health needs and can automatically launch “one-click” campaigns to identified audiences, such as employees with back pain or diabetes. Campaigns include clinically validated and highly relevant information that has undergone rigorous testing to resonate with identified employee populations. In addition, Castlight’s platform continually responds to employee “search and use” information to provide ongoing decision support and guidance. These real-time communications guide employees to the right care and right provider at the right time to improve health care outcomes. This level of automation allows benefit leaders to concentrate their time and resources on other business priorities while meeting the health benefit needs of their employee populations.
Timely Outreach to Guide Employees When They Need It The Most
Castlight provides benefit leaders with real-time insight into employee population health needs and benefit utilization to evaluate and optimize health benefit programs year-round. Previously, benefit leaders have often relied on historic claims data, preventing them from responding to changing employee population health needs in a timely fashion. This data lag has dramatic consequences. Real-time insights into employee health needs allow employers to proactively help employees with information and appropriate care when they need it. Castlight’s engagement data also enables confidential real-time population segmentation for benefit leaders to understand the needs of specific employee populations, all while adhering to HIPAA standards. This segmentation allows benefits leaders to pilot programs to specific populations in need, such as second opinion programs for employees assessing back surgery options. Ultimately, real-time visibility helps enable Castlight’s customers to drive employee engagement and evaluate the success of their plans, programs, and vendors to optimize their benefit strategies.
Castlight is able to provide its solution in a unique way as a result of the following factors:
Trusted and Proven Market Leader
As an independent technology company in the health care industry, Castlight believes it is a trusted source of health care decision support that is available to millions of employees across the U.S. Castlight believes its impartiality is an important attribute for its relationships with its customers, as well as their employees and families, and allows Castlight to collaborate with health plans, health care providers, and broader health care stakeholders. As of December 31, 2016, 211 customers were in contract with Castlight to provide their employees with a confidential platform to help make informed health care decisions. Castlight has significant experience deploying its platform with large-scale employers. Castlight’s multi-disciplinary team of leading engineers, clinicians, developers and marketers enables Castlight to continue to innovate and bring products to its customers that help enable employees to lead healthier lives and companies to get the most from their health benefits.
Unique Data and Proprietary Analytics
The foundation of Castlight’s health benefits platform is the unique data and proprietary analytics that power its offering. Castlight’s platform integrates, organizes, and presents data from across the fragmented and complex health care landscape in an engaging, user-friendly way. Prior to Castlight’s efforts in this area, much of this data had been inaccessible to employers, employees and their families. Castlight works with all major health plans and many of the largest pharmacy benefits managers and dental carriers and has one of the broadest sets of pricing data in the industry. In addition to pricing, Castlight’s data foundation includes data from numerous validated and nationally recognized quality sources, as well as real-time employee search and benefit utilization information. With this data, Castlight’s team has developed proprietary analytic techniques to transform unstructured data from disparate sources into actionable information, including price and quality of thousands of health care products and services, population segmentation, employee engagement, and benefit performance. With real-time employee use and engagement data, Castlight employs predictive modeling to identify patients who will most benefit from early intervention and outreach. Castlight’s platform uses this analytics engine to identify patterns of inefficient behavior for large populations of employees and their families, complying to strict HIPAA parameters, thereby enabling employers to take actions intended to optimize benefit plans, reduce health care costs, and drive behavioral change.
Integrated Platform for Both Employer and Employee
By bringing a company’s entire health benefits portfolio into a single platform, Castlight helps enable both employee and employers to manage and make the most out of their health benefits. Castlight integrates its customers’ complete health benefits offerings into a single platform so that employees have easy access to all of their health benefits in one place. With this convenient and, comprehensive view, employees are better positioned to understand their benefit options and to increase engagement and utilization across all of their health benefits offerings. In addition to medical, dental, pharmacy, and behavioral health plans, Castlight’s platform also integrates with many third-party vendors and programs, including health savings accounts, tele-medicine, tele-therapy, and disease management providers to provide a comprehensive health benefits experience. As employees use Castlight, its engagement tracking capabilities, coupled with claims data, enable Castlight to segment populations of employees based on their health needs. This segment data is presented to benefit leaders as HIPAA-compliant, confidential real-time insights to enable highly personalized, automated, and relevant communications back to employees to further engage and motivate. The data exchange between employee and employer is designed to become a virtuous cycle, making the data more powerful, the experience more engaging, and the platform more robust.
Castlight’s Products
Castlight offers a health benefits platform that engages employees to make better health care decisions and enables employers to communicate and measure their benefits programs. Castlight provides a simple, integrated experience for employees that helps them understand and access their health benefits while guiding them to the right care, right provider, and right program at the right time; uses personalized, timely communications that proactively engage employees in their health and drive better decisions at their point of need; and provides real-time insight into employee engagement with benefits and programs, enabling employers to monitor and adjust their strategies throughout the year.
Castlight sells the health benefits platform through two packages. Castlight Engage represents the full power of Castlight’s platform. Castlight Connect represents Castlight’s decision support solution for medical and pharmacy health decisions as well as integration of third-party programs.
All customers purchase Castlight’s corehealth benefits technology:

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Castlight Health Benefits Platform. The functionality of the core Castlight technology is available to all of Castlight’s customers. Castlight’s core technology includes both an employee and a benefits professional experience. The employee-facing web and mobile experiences simplify health care decision making for employees and their families by providing highly relevant, personalized information for medical services that enable informed choices before, during and after receiving health care. The intuitive, natural language search experience includes personalized out-of-pocket cost estimates, clinical quality, patient satisfaction and provider demographic information. Employer programs are integrated into the platform and promoted to employees in relevant situations to drive increased utilization of valuable benefits and services like tele-health, second opinion programs and wellness offerings. Additional features include the ability to manage a tailored care team, personalized tips, evidence-based clinical guidelines, educational content, benefit guides and real-time spend and deductible information. The benefits professional experience empowers human resource leaders with real-time insights into employee engagement with the platform, benefits and programs to identify opportunities to drive better employee engagement and improved outcomes.

Customers who purchase both Castlight Connect and Castlight Engage also receive decision support around pharmacy health decisions and Castlight Rewards:

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Castlight Pharmacy. Castlight Pharmacy delivers information to guide employees and their families on how to manage their prescription drug spending. Castlight’s pharmacy product enables them to easily search for cost estimates for specific medications at convenient retail locations as well as mail order alternatives and presents multiple ways to save including using generic equivalents and therapeutic area alternatives. Additionally, Castlight Pharmacy is capable of driving improved drug compliance through prescription refill reminders and interfaces with other third-party applications to change and fulfill prescriptions.

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Castlight Rewards. Castlight Rewards is an incentive system to motivate employees to make better health care decisions. Employers can use Castlight Rewards to encourage employees to learn about their health care, engage with Castlight and a variety of other desired behaviors.

The Engage package includes Castlight Action, offering customers the full platform, in addition to the functionality offered in Castlight Connect:

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Castlight Action. Castlight Action is a fully automated solution for benefits professionals to leverage data and predictive analytics to connect employees to the right benefits and programs throughout the year, in a HIPAA-compliant manner. It surfaces insights to the benefits leader, segments and targets the relevant population using personalized, multi-channel campaigns with specific behavior change goals, and delivers real-time aggregate reporting on the impact of those campaigns to the benefits leader. Castlight Action helps enable benefits leaders to unlock the full value of their benefits strategy by bringing the power of data to enable better employee decision-making.

Additionally, all customers may purchase Castlight Elevate as a cross-sell product, and Castlight Dental is included as an add-on where available:

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Castlight Elevate. Castlight Elevate helps employees working through behavioral health conditions or triggers such as depression, anxiety, substance use disorder, insomnia, and stress. Castlight Elevate breaks down the barriers to behavioral health treatment by enabling employees to research behavioral health services, make educated treatment choices, and begin care, all through a personalized experience.

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Castlight Dental. Castlight Dental provides a comprehensive solution for employees to understand and manage their oral health and dental spend. Castlight’s dental product enables employees to search for specific dental procedures, understand the coverage and overall cost of the care, and make optimal choices. Further, Castlight Dental educates employees about common oral health conditions, driving health, productivity, and increased benefit satisfaction for employees.

Castlight’s Services
Castlight provides a range of services to help employers implement and maximize the value of its offering, including:

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Communication and Engagement Services. Castlight offers communications services to drive employee engagement with its offering that span educational presentations, email campaigns, print collateral and employer-specific media. Communications initiatives are typically run during open enrollment, time of product launch and periodically post launch, and are designed to drive employee engagement and change management. The fees for these services are included as part of Castlight’s contracts.

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Implementation Services. Castlight provides implementation services to its customers to help ensure successful deployment of its offering, including executing required data feeds, loading customer data, configuring products, integrating with third-party and other applications and comprehensive testing. The fees for these services are included as part of Castlight’s contracts.

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Customer Support. Castlight offers end user support to help ensure effective employee use of its platform. Castlight provides telephonic, live chat and email support for employees and their families in the areas of account maintenance, technical issue resolution, and navigation of online services. In addition, Castlight assists employees with finding care, understanding their benefits, and interpreting past claims, bills, and total spend. Castlight also enables employees who may have limited computer access to obtain their personalized health care information using its customer support personnel. The fees for these services are included as part of subscriptions to Castlight’s products.

Financial Information about Segments and Geographic Areas
Castlight manages its operations and allocates resources as a single reportable segment. All of Castlight’s revenue is recognized in the United States and all of its long-lived assets are located in the United States.
Customers
As of December 31, 2016, Castlight had 211 signed customers. Together, Castlight’s customers encompass millions of eligible employees and their families. Castlight’s customers consist primarily of large self-insured employers, representing a wide range of industries, such as education, manufacturing, retail, technology and government, and including some of the largest employers in the United States. Castlight also has customers in the mid-market which it defines as ‘Growth’ customers. Castlight defines a customer as a separate and distinct buying entity, such as a company, an educational or government institution, or a distinct business unit of a large corporation, which has entered into a master subscription agreement with Castlight to access its platform, including customers that are in the process of deploying its platform to employee populations.
Employees and Culture
Castlight views its employees and company culture as critical assets for its business and a source of competitive strength. Castlight’s leadership team is focused on supporting its employees and fostering its unique culture. Castlight believes this has enabled it to attract and retain some of the best minds in technology and health care to build and advance its platform.

As of December 31, 2016, Castlight had a total of 381 full-time employees. Castlight also engages contractors and consultants. None of Castlight’s employees are represented by a labor union or covered by a collective bargaining agreement. Castlight has not experienced any work stoppages, and it considers its relations with its employees to be good.
Sales and Marketing
Castlight has a hybrid sales model that leverages a national direct sales organization, supported by strong channel partner relationships. Castlight’s direct sales team comprises enterprise-focused field sales professionals who are organized by geography . Castlight’s field professionals are supported by a sales operations staff, including product technology experts, lead generation professionals and sales data experts. Castlight has also increased its focus on indirect sales through a variety of channels. Castlight is investing in its relationships with key industry participants including benefit consultants, brokers, group purchasing organizations, health plan partners and enterprise software providers. These channel partners can support Castlight’s sales efforts to varying degrees by sourcing prospects, and working in collaboration with its direct sales team during the sales process. Through these relationships, Castlight is able to reach a broader set of potential customers and leverage existing relationships to promote its health benefits platform and products and potentially accelerate its sales cycle relative to what Castlight has seen in the past.
Castlight also generates customer leads, accelerates sales opportunities and builds brand awareness through its marketing programs and strategic relationships. Castlight’s marketing programs target human resource executives and benefits leaders in addition to senior business leaders and health care and benefits channel partners. Its principal marketing programs include use of its website to provide information about the company and its software services, as well as learning opportunities for potential customers, demand generation, field marketing events, integrated marketing and direct e-mail campaigns and participation in, and sponsorship of, user conferences, industry events, trade shows and customer conferences.
Research and Development
Castlight’s ability to compete depends, in large part, on its continuous commitment to rapidly introduce new products services, technologies, features and functionality. Castlight’s research and development organization is responsible for the design, development, testing and certification of its offering. Castlight focuses its efforts on developing new products and core technologies and further enhancing the usability, engagement, perceived value, and retention and expansion of its installed base of customers.
Research and development expenses were $30.6 million, $30.1 million, and $22.9 million for the nine months ended September 30, 2016 and the years ended December 31, 2015 and 2014, respectively.
Technology and Operations
Castlight has designed its technology infrastructure to provide a highly available and secure multi-tenant cloud-based offering. Castlight’s multi-tenant platform allows it to use a common data model and consistent management practices for all customers with multiple possible configurations, while securely partitioning each customer’s application data. This approach provides significant operating leverage and improved efficiency as it helps Castlight reduce its fixed cost base and minimize unused capacity on its hardware.
The architecture, deployment and management of Castlight’s technology are focused on:

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Scalability. Castlight has developed a robust and scalable data architecture infrastructure, which allows for automated loading and normalization of numerous data sources, including billions of claim transactions in its data warehouse.

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Standardization. Castlight’s technology assimilates structured and unstructured data from disparate sources, and employs unique algorithms to convert these data into user-friendly information for its users. Additionally, Castlight operates using Services Oriented Architecture principles, with a platform of services that serve to deliver the application in a scalable and standardized way.

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Security. Castlight maintains a formal and comprehensive security program designed to ensure the security and integrity of customer data, protect against security threats or data breaches and prevent unauthorized access to its data or the data of its customers. Castlight strictly regulates and limits all access to on-demand servers and networks at its production and remote backup facilities. All users are authenticated, authorized and validated before they can access its system. Users must have a valid user ID and associated password to log on to its services. Castlight requires Transport Layer Security between the user’s browser and its servers to protect data in transit. Encrypted backup files are transmitted over secure connections to redundant storage in a secondary data center.

Castlight currently hosts its products and serves all of its customers from data centers located in Arizona and Colorado. Castlight relies on third-party vendors to provide infrastructure support for these data centers, which are designed to host computer systems that require high levels of availability and have redundant subsystems and compartmentalized security zones. Castlight utilizes commercially available hardware for its data center servers. Castlight’s data center facilities employ advanced measures to ensure physical integrity, including redundant power and cooling systems and advanced fire and flood prevention.
Castlight applies a wide variety of strategies to achieve better than 99% uptime, excluding scheduled maintenance. Castlight achieved over 99.9% uptime, excluding scheduled maintenance, over the last 12 months.
Compliance and Certifications
Castlight’s software services and data are located at independently managed facilities. Castlight requires those vendors to obtain third-party security examinations relating to security and data privacy. Statement on Standards for Attestation Engagements, SSAE, No. 16 SOC 1 or AT101 SOC 2, Reporting on Controls at a Service Organization, replaced SAS- 70 Type II examinations as the authoritative standard for reporting on service organizations. Its vendors’ examinations are conducted at least every 12 months by an independent third-party auditor, and address, among other areas, physical and environmental safeguards for production data centers, data availability and integrity procedures, change management procedures and logical security procedures. Castlight conducts a SOC 2 audit performed by a third-party, and an internal audit based upon the ISO 27001 standard and criteria that addresses, among other things, security, data privacy and operational controls, annually.
Strategic Relationships
Castlight has established a number of strategic relationships to deepen and complement its platform and products. These relationships include health care payers, consulting and implementation services provider and broader health care partners.
Data Collaborations. Castlight works with health plans, pharmacy benefit managers, or PBMs and dental plans, behavioral health plans, and HSA providers to support their mutual customers. Castlight has relationships with many national and regional health plans, PBMs, dental insurers, behavioral health plans, and health savings plans. These collaborations provide Castlight with claims, balance integrations and other data on behalf of its employer customers. Castlight has developed technologies in collaboration with several payer including real-time integrated APIs and its Castlight Protect product. The increasing number of data integrations Castlight has in place is helping to position it as a health benefits platform for its customers, and enables employers to consolidate their myriad sources of benefits information toward a single point of reference.
Channel Relationships. Castlight has relationships with channel partners, which complement its direct sales capabilities. These relationships and strategies include a focus on brokers, consultants, health plans and enterprise software providers. Through these relationships, Castlight gains the leverage to reach a broader set of potential customers and leverage existing relationships to promote its health benefits platform and products to cross-pollenate customer opportunities.
Castlight continues to take steps to expand its partnership with Anthem, Inc. to deliver greater shared value to its customers. Together, Castlight and Anthem are creating new and innovative solutions to offer enhanced technology, improved data sharing and easier, faster implementation processes for their joint customers. Castlight is also working with Anthem to roll out a broader, highly integrated mobile-first engagement platform for new and existing Anthem accounts. Additionally, Castlight has developed the base technology underlying Anthem’s core transparency offering, which Anthem is rolling out to its book of business in a phased approach.

Castlight has also entered into a strategic partnership with SAP. As part of the partnership, SAP purchased 4.76 million shares of Class B common stock in Castlight Health, resulting in SAP holding 4.7% post-issuance of the currently-outstanding common shares of Castlight, at a price per share of $3.77, for approximately $18 million in cash. SAP also received a warrant in connection with its stock purchase, under which SAP has the right to purchase an additional 1.9 million shares of Castlight Class B common stock subject to certain conditions, at $4.91 per share. In addition to the investment, SAP and Castlight intend to enter into a distribution relationship to complement the SAP Success Factors Human Capital Management (HCM) Suite with Castlight’s health benefits platform. Finally as part of the partnership, Castlight is working with the SAP Connected Health platform to help develop their presence in the healthcare space.
Content and Product Relationships. Castlight has relationships with leading content and product companies that complement its products by making specialized content and functionality available to its customers such as educational information. These include a variety of public and private data vendors and organizations. Additionally, Castlight integrates with broader health care partners to provide a more integrated and streamlined experience for its users.
Implementation Relationships. Castlight works directly with its customers to implement its offering and engages consulting firms to supplement its ability to provide customer implementation services and supply some of its communications services.
Competition
Castlight’s market is in an early stage of development, but is rapidly evolving and competitive. As Castlight’s platform continues to mature, increased functionality is pushing Castlight into direct competition with historically adjacent markets. Castlight currently faces competition from both existing and emerging vendors across a variety of categories. The three primary categories today are traditional healthcare cost and quality providers, employee benefits communications providers, and high touch advocacy/concierge services.
Traditional transparency competitors include independent third-party tool vendors, such as Change Healthcare Corporation and Healthcare Blue Book, as well as health plans or vendors selling primarily to health plans, such as Aetna Inc., Cigna Corporation, United Healthcare Group, Inc. Healthsparq Inc. and MDX Medical, Inc. doing business as Vitals.
In addition to traditional competitors, Castlight is also beginning to encounter competitive pressure during sales opportunities in which a single platform, high touch concierge services, or employee communications is the primary focus for the customer. Vendors in this category include Evive Health, Compass and Health Advocate.
Castlight expects competition to increase as other established and emerging companies enter its industry, as customer requirements evolve, and as new products and technologies are introduced.
The principal competitive factors in its industry include:

•	ability to curate complex data from multiple sources and present it through an easy to navigate user interface;

•	capability for customization through configuration, integration, security, scalability and reliability of products;

•	ease of use and rates of user engagement;

•	complimentary technology platform and high touch services;

•	breadth and depth of application functionality;

•	competitive and understandable pricing;

•	size of customer base and level of user engagement;

•	depth of access to third-party data sources;

•	ability to integrate with legacy enterprise infrastructures and third-party applications;

•	ability to innovate and respond rapidly to customer needs and regulatory changes;

•	domain expertise in benefits and health care consumerism;

•	accessibility on any browser or mobile device;

•	clearly defined implementation timeline; and

•	customer branding and styling.
While Castlight believes that it competes favorably on the basis of these factors, many of its competitors have longer operating histories, significantly greater financial, technical, marketing, distribution or other resources and greater name recognition than Castlight does. In addition, many of Castlight’s competitors have strong relationships with current and potential customers and extensive knowledge of the health care industry. As a result, Castlight may not always compare favorably with respect to certain of the above factors. It may not be able to compete successfully against current and future competitors, and its business, results of operations and financial condition may be harmed if it fails to meet these competitive pressures.
Intellectual Property
Castlight relies on a combination of patent, trademark, copyright and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect its proprietary rights. These laws, procedures and restrictions provide only limited protection and any of its intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. In addition, Castlight may not be able to prevent others from developing technology that is similar to, but not the same as its proprietary technology. Castlight generally requires employees, consultants, customers, suppliers and partners to execute confidentiality agreements with it that restrict the disclosure of its intellectual property. Castlight also requires its employees and consultants to execute invention assignment agreements with it that protect its intellectual property rights.
As of December 31, 2016, Castlight had one issued patent and three patent applications pending in the United States. Its issued patent expires on July 27, 2031. Castlight owns and uses trademarks on or in connection with its products and services, including both unregistered common law marks and issued trademark registrations in the United States. Castlight has trademark applications pending to register marks in the United States. It has also registered numerous Internet domain names. Although Castlight relies on intellectual property rights, including trade secrets, patents, copyrights and trademarks, as well as contractual protections to establish and protect its proprietary rights, Castlight believes that factors such as the technological and creative skills of its personnel, creation of new modules, features and functionality, and frequent enhancements to its products are more essential to establishing and maintaining its technology leadership position.
Despite its efforts to protect its proprietary technology and its intellectual property rights, unauthorized parties may attempt to copy or obtain and use Castlight’s technology to develop products with the same functionality as its offering. In addition, policing unauthorized use of Castlight’s technology and intellectual property rights is difficult and may not be effective.
Castlight expects that it and others in its industry may be subject to third-party infringement claims as the number of competitors grows and the functionality of products in different industry segments overlaps. Any of these third parties might make a claim of infringement against Castlight at any time. Any such claim could pose a substantial distraction to the management of the company. A successful claim of this type may be costly and could require Castlight to spend substantial time and effort in making its offering noninfringing.
Regulatory Environment
Participants in the health care industry are required to comply with extensive and complex U.S. laws and regulations at the federal and state levels. Although many regulatory and governmental requirements do not directly apply to Castlight’s business, its customers are required to comply with a variety of U.S. laws, and Castlight may be affected by these laws as a result of its contractual obligations. Castlight has attempted to structure its operations to comply with applicable legal requirements, but there can be no assurance that its operations will not be challenged or impacted by enforcement initiatives.
Healthcare Reform
Castlight’s business could be affected by changes in health care laws, including without limitation, the Patient Protection and Affordable Care Act, or ACA, which was enacted in March 2010. ACA is changing how health care services are covered, delivered and reimbursed through expanded coverage of individuals, changes in Medicare program spending and insurance market reforms.
While most of the provisions of ACA and other health care reform legislation will not be directly applicable to Castlight, they may affect the business of many of its customers, which may in turn affect its business. Although Castlight is unable to predict with any reasonable certainty or otherwise quantify the likely impact of ACA or other health care reform on its business model, financial condition, or results of operations, negative changes in the business of its customers and the number of individuals they insure may negatively impact its business.
Requirements Regarding the Privacy and Security of Personal Information
HIPAA and Other Privacy and Security Requirements. There are numerous U.S. federal and state laws and regulations related to the privacy and security of personal health information. In particular, regulations promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, collectively HIPAA, establishes privacy and security standards that limit the use and disclosure of protected health information and require the implementation of administrative, physical and technical safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form. Castlight’s health plan customers, as well as health care clearinghouses and certain providers with which Castlight may have or may establish business relationships, are covered entities that are regulated under HIPAA. The Health Information Technology for Economic and Clinical Health Act, or HITECH, which became effective on February 17, 2010, significantly expanded HIPAA’s privacy and security requirements. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates,” who are independent contractors or agents of covered entities that create, receive, maintain, or transmit protected health information in connection with providing a service for or on behalf of a covered entity. Under HIPAA and its contractual agreements with its customers, Castlight is considered a “business associate” to its customers and thus are directly subject to HIPAA’s privacy and security standards. In order to provide its covered entity customers with services that involve the use or disclosure of protected health information, HIPAA requires Castlight’s customers to enter into business associate agreements with it. Such agreements must, among other things, require Castlight to:

•	limit how Castlight will use and disclose the protected health information;

•	implement reasonable administrative, physical and technical safeguards to protect such information from misuse;

•	enter into similar agreements with its agents and subcontractors that have access to the information;

•	report security incidents, breaches and other inappropriate uses or disclosures of the information; and

•	assist the customer in question with certain duties under the privacy standards.
If Castlight is unable to properly protect the privacy and security of health information entrusted to it, Castlight’s offering may be perceived as unsecure, it may incur significant liabilities, and customers may curtail their use of or stop using its offering.
In addition to HIPAA regulations, Castlight may be subject to other state and federal privacy laws, including laws that prohibit unfair or deceptive practices and laws that place specific requirements on use of data. Castlight cannot provide assurance regarding how the various privacy and security laws will be interpreted, enforced or applied to its operations.

While Castlight has implemented a privacy and security program, any perception of its practices as unfair or deceptive, whether or not consistent with current regulations and industry practices, may subject Castlight to public criticism, private class actions, reputational harm or claims by regulators, which could disrupt its business and expose it to increased liability.
Data Protection and Breaches. In recent years, there have been a number of well-publicized data breaches involving the improper use and disclosure of individuals’ personal information. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials. In addition, under HIPAA, Castlight must report breaches of unsecured protected health information to its contractual partners within 60 days of discovery of the breach. Notification must also be made to HHS and, in certain circumstances involving large breaches, to the media.
Castlight has implemented and maintained physical, technical and administrative safeguards intended to protect all personal data, and has processes in place to assist it in complying with all applicable laws, regulations and contractual requirements regarding the protection of these data and properly responding to any security breaches or incidents. However, Castlight cannot be sure that these safeguards are adequate to protect all personal data or to assist Castlight in complying with all applicable laws and regulations regarding the privacy and security of personal data and responding to any security breaches or incidents. Furthermore, in many cases, applicable state laws, including breach notification requirements, are not preempted by the HIPAA privacy and security standards and are subject to interpretation by various courts and other governmental authorities, thereby complicating its compliance efforts. Additionally, state and federal laws regarding deceptive practices may apply to public assurances Castlight gives to individuals about the security of services Castlight provides on behalf of its contractual customers.
Other Requirements. In addition to HIPAA, numerous other U.S. state and federal laws govern the collection, dissemination, use, access to and confidentiality of individually identifiable health information and health care provider information. Some states also are considering new laws and regulations that further protect the confidentiality, privacy and security of medical records or other types of medical information. In many cases, these state laws are not preempted by the HIPAA privacy standards and may be subject to interpretation by various courts and other governmental authorities. Further, Congress and a number of states have considered or are considering prohibitions or limitations on the disclosure of medical or other information to individuals or entities located outside of the United States.
Properties
Castlight’s corporate headquarters are located in San Francisco, California, where it occupies a facility totaling approximately 32,571 square feet under a sublease which expires in 2017 and another facility totaling approximately 44,580 square feet under a lease which expires in 2022. Castlight uses these facilities for administration, sales and marketing, research and development, engineering, customer support and professional services. As of November 2015, Castlight also leased office space in Sunnyvale, California totaling 5,410 square feet under a sublease that expires in 2020. It uses this facility primarily for research and development.
Castlight believes that its existing facilities are adequate to meet its current needs, and Castlight intends to procure additional space as needed as it adds employees and expands its operations. Castlight believes that, if required, suitable additional or substitute space would be available to accommodate any such expansion of its operations.
Legal Proceedings
On April 2, April 16, April 29, and May 4, 2015, purported securities class action lawsuits were filed in the Superior Court of the State of California, County of San Mateo, against Castlight, certain of its current and former directors, executive officers, significant stockholders and underwriters associated with its initial public offering (“IPO”). The lawsuits, which were consolidated on May 13, 2015, were brought by purported stockholders of Castlight seeking to represent a class consisting of all those who purchased Castlight’s stock pursuant or traceable to the Registration Statement and Prospectus issued in connection with its IPO. A consolidated complaint (“Complaint”) was filed on July 22, 2015, alleging claims under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933. On September 22, 2015 Castlight filed a demurrer to the Complaint. After briefing and argument, the Court overruled the demurrer as to Plaintiffs’ claims under Sections 11 and 15 and granted with leave to amend, the demurrer to Plaintiff’s claims under Section 12(a)(2). Plaintiffs filed an amended consolidated complaint (“Amended Complaint”) on November 10, 2015. On December 10, 2015, Castlight filed a demurrer to the Section 12(a)(2) claim in the

Amended Complaint. On January 27, 2016, the Court again sustained the demurrer to the Section 12(a)(2) claim in the Amended Complaint. The Amended Complaint sought unspecified damages and other relief. On March 28, 2016, the parties to the consolidated actions reached a mutually acceptable resolution by way of a mediated cash settlement. The aggregate amount of the settlement under the agreement in principle is $9.5 million. The Court granted preliminary approval of the settlement on July 13, 2016, and the Court entered final approval of the settlement on October 28, 2016. As a result of the settlement Castlight recorded a net charge of $2.9 million to general and administrative expense in 2016. This amount represents the portion of settlement that was not covered by insurance and legal fees incurred in 2016 regarding this matter. Funds representing Castlight’s portion of the settlement amount were moved to escrow in the third quarter of 2016.
From time to time, Castlight may become subject to other legal proceedings, claims or litigation arising in the ordinary course of business. In addition, Castlight may receive letters alleging infringement of patents or other intellectual property rights. If an unfavorable outcome were to occur in litigation, the impact could be material to Castlight’s business, financial condition, cash flow or results of operations, depending on the specific circumstances of the outcome.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CASTLIGHT
FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus/information statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on Castlight management’s beliefs and assumptions and on information currently available to Castlight management. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “would,” “expect,” “plan,” “anticipate,” “believe,” “intend,” “estimate,” “project,” “predict,” “potential” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause Castlight’s actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Castlight discusses many of these risks, uncertainties and other factors in this joint proxy statement/prospectus/information statement in greater detail under the section titled “Risk Factors” set forth in Part II, Item 1A in this joint proxy statement/prospectus/information statement. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent Castlight’s estimates and assumptions only as of the date of this filing. You should read this joint proxy statement/prospectus/information statement completely and with the understanding that Castlight’s actual future results may be materially different from what it expects. Castlight hereby qualifies its forward-looking statements by these cautionary statements. Except as required by law, Castlight assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.
Castlight Health, Castlight, Castlight Medical, Castlight Essentials, Castlight Pharmacy, Castlight Rewards, Castlight Reference-Based Pricing, Castlight Protect, Castlight Insights, Castlight Controls, Castlight Connect, Castlight Care, Castlight Dental, Castlight Elevate and Castlight Action are trademarks and/or registered trademarks of Castlight Health, Inc. in the United States and other countries. Other company and product names may be trademarks of the respective companies with which they are associated.
Overview
Castlight offers a health benefits platform that engages employees to make better health care decisions and enables employers to communicate and measure their benefit programs. Castlight provides a simple, personalized, and powerful way for employees to shop for and manage their health care. At the same time, Castlight enables employers to understand their employees’ needs and guide them to the right care, right providers and right programs at the right time. Castlight’s comprehensive technology offering aggregates complex, large-scale data and applies sophisticated analytics to make health care data transparent and useful. Castlight’s products are designed to deliver strong employee engagement and can be used to enable employers to integrate disparate benefit programs into a single platform available to employees and their families. Ultimately, Castlight helps enable organizations and their employees to improve outcomes, lower health care costs, and increase benefits satisfaction.
Since its inception in 2008, Castlight has been committed to improving the efficiency of the U.S. health care industry. From 2008 to 2010, Castlight focused efforts on research and development to build its consumer health care database, its analytic capabilities and the initial version of its cloud-based product which constitutes its core Castlight platform. After its release in 2010, Castlight has continued to enhance that product, as well as release new products, including Castlight Pharmacy, Castlight Dental, Castlight Action, Castlight Elevate, Castlight Protect, and Castlight Rewards. These products are delivered to Castlight customers, and their employees and families, via its cloud-based offering and leverage consumer-oriented design principles that drive engagement and ease of use.
Castlight markets and sells its health benefits platform to self-insured companies in a broad range of industries and to governmental entities. Castlight sells its offering solely in the United States, and it markets to its customers and potential customers through its direct sales force, as well as through relationships with health plans, benefits consultants and other channel partners. Castlight intends to continue to invest aggressively in the success of its customers, expand its commercial operations and further develop its offering.

Key Factors Affecting its Performance
Sales of New and Additional Products. Castlight revenue growth rate and long-term profitability are affected by its ability to sell new and additional products directly to its customer base and through its channel partners. Additionally, Castlight believes that there is a significant opportunity to sell subscriptions to other products as its customers become more familiar with its offering and seek to address additional needs.
Renewals of Customer Contracts. Castlight believes that its ability to retain its customers and expand their subscription revenue growth over time will be an indicator of the stability of its revenue base and the long-term value of its customer relationships.
Implementation Timelines. Castlight’s ability to convert backlog into revenue and improve its gross margin depends on how quickly it completes customer implementations. Castlight’s implementation timelines vary from customer to customer based on the source and condition of the data Castlight receives from third parties, the configurations that it agrees to provide and the size of the customer. Castlight’s implementation timelines for its core Castlight platform are typically three to nine months after entering into an agreement with a customer. Its implementation timelines for its other products currently range from approximately three to twelve months.
Professional Services Model. Castlight believe its professional services capabilities support the adoption of its subscription offerings. As a result, its sales efforts have been focused primarily on its subscription offering, rather than the profitability of its professional services business. Castlight’s professional services are generally priced on a fixed-fee basis and the costs incurred to complete these services, which consist mainly of personnel-related costs, have been greater than the amount charged to the customer. Castlight also does not have standalone value for its implementation services for accounting purposes. Accordingly, Castlight recognizes implementation services revenue in the same manner as the associated subscription revenue. Prior to launching an individual customer, Castlight incurs significant costs associated with implementation activities, which it records as cost of revenue. Since Castlight does not recognize significant revenues from an individual customer until it launches, Castlight generates a negative gross margin at the customer level during the implementation period.
Seasonality. Castlight has historically observed seasonality related to employee benefits cycles as a significantly higher proportion of Castlight’s customers enter into new subscription agreements with it in the third and fourth quarters of the year, compared to the first and second quarters. As Castlight continues to leverage its channel relationships and expand its business there is no assurance this seasonality will continue. The impact from any seasonality in Castlight’s new customer agreements is not immediately apparent in its revenue because Castlight does not begin recognizing revenue from new customer agreements until it has implemented its offering, based on the implementation timelines discussed above.
Revenue recognized in any quarter is primarily from customer agreements entered into in prior quarters. In addition, the mix of customers paying monthly, quarterly, or annually varies from quarter to quarter and impacts its deferred revenue balance. As a result of variability in its billing and implementation timelines, the deferred revenue balance does not represent the total value of its customer contracts, nor do changes in deferred revenue serve as a reliable indicator of its future subscription revenue.
Key Business Metrics
Castlight reviews a number of operating metrics, including the following key metrics, to evaluate its business, measure its performance, identify trends affecting its business, and make strategic decisions.
Signed Annual Recurring Revenue

	As of September 30,
	2016	2015
	(in millions)
Signed Annual Recurring Revenue (ARR)	$118.1	$103.0

Revenue recognized in any quarter is largely derived from customer agreements signed in prior quarters. Accordingly, management measures sales performance and forecasts future subscription revenue based on signed Annual Recurring Revenue (“ARR”). ARR is a forward-looking metric based on contractual terms in existence as of the applicable ARR measurement date and is subject to change resulting from a number of factors including, but not limited to, addition of new customers, changes in user counts, terminations or non-renewals, renewal terms as well as upsells and cross-sells. As discussed above, Castlight begins recognizing revenue from new customer agreements when it has implemented its offering, which can take from approximately three to twelve months after entering into an agreement with a customer.
ARR represents the annualized value of subscription revenue under contract with customers at the end of a quarter, which Castlight refers to for this purpose as a measurement date. To calculate ARR, Castlight first calculates the annualized subscription value for each signed customer (whether implemented or not), as of the applicable measurement date, by multiplying the monthly contract value of the subscription services under contract by 12. Castlight excludes from this calculation any customers that have provided it with formal notice of termination or non-renewal as of the measurement date. ARR does not take into account the (i) potential for customers to terminate, or decline to renew, their agreements with Castlight, (ii) achievement of non-recurring or yet-to-be-earned performance guarantees, (iii) one-time engagement bonuses included within its customer contracts or (iv) revenues related to professional services, such as implementation and communications services. ARR is not determined in reference to GAAP.
Castlight’s ARR at September 30, 2016 was $118.1 million, compared to $103.0 million at September 30, 2015, representing an increase of approximately 15%. Castlight expects ARR to increase as it signs additional customers and cross-sell to existing customers.
Annual Net Dollar Retention Rate

	Twelve Months Ended December 31,
	2015	2014
Annual Net Dollar Retention Rate (NDR)	116%	103%
Castlight assesses its performance on customer retention by measuring its Annual Net Dollar Retention rate (“NDR”). Castlight believes that its ability to retain its customers and expand their subscription revenue growth over time will be an indicator of the stability of its revenue base and the long-term value of its customer relationships. Castlight’s NDR provides a measurement of its ability to increase revenue across its existing customer base through expansion of its additional products to existing customers, increases in user count for existing customers and customer renewals, as offset by terminations or pricing changes. Castlight observed an annual net dollar retention rate of 116% and 103% for its signed customer base, for the years ended December 31, 2015 and 2014, respectively. Castlight calculates NDR for a given period as the aggregate annualized subscription contract value as of the last day of that year from those customers that were also customers as of the last day of the prior year, divided by the aggregate annualized subscription contract value from all customers as of the last day of the prior year. In calculating NDR, Castlight excludes one-time fees. NDR does not include subscriptions by new customers contracted since the end of the most recently completed year.
Components of Results of Operations
Revenue
Castlight generates revenue from subscription fees from customers for access to the products they select, including basic customer service support. Castlight also earns revenue from professional services primarily related to the implementation of its offering, including extensive communications support to drive adoption by Castlight’s customers’ employees and their dependents. Historically, Castlight has derived a substantial majority of its subscription revenue from its core Castlight platform. Castlight’s subscription fees are based primarily on the number of employees and adult dependents that employers identify as eligible to use its offering, which typically includes all of its customers’ U.S. employees and adult dependents that receive health benefits.

Castlight recognizes subscription fees on a straight-line basis ratably over the contract term beginning when its products are implemented and ready for launch, which is based on the implementation timelines discussed above. Castlight’s customer agreements generally have a term of three years. Castlight generally invoices its customers in advance on a monthly, quarterly or annual basis. Amounts that have been invoiced are initially recorded as deferred revenue. Amounts that have not been invoiced are not reflected in its condensed consolidated financial statements. Castlight generally invoices its implementation services upon contract signing on a fixed-fee basis, which is generally when Castlight commence work.
As a result of variability in its billing terms, the deferred revenue balance does not represent the total value of its customer contracts, nor do changes in deferred revenue serve as a reliable indicator of its future subscription revenue in a given period.
Costs of Revenue
Cost of revenue consists of the cost of subscription revenue and cost of professional services revenue.
Cost of subscription revenue primarily consists of data fees, employee-related expenses (including salaries, benefits and stock-based compensation), hosting costs of Castlight’s cloud-based service, cost of subcontractors, expenses for service delivery (which includes call center support), allocated overhead, amortization of internal-use software and depreciation of owned computer equipment and software.
Cost of professional services revenue consists primarily of employee-related expenses (including salaries, bonuses, benefits and stock-based compensation) associated with these services, the cost of subcontractors and travel costs and allocated overhead. The time and costs of Castlight’s customer implementations vary based on the source and condition of the data it receives from third parties, the configurations that Castlight agrees to provide and the size of the customer.
Castlight’s cost of revenue is expensed as Castlight incurs the costs. However, the related revenue is deferred until its products are ready for use by the customer and then recognized as revenue ratably over the related contract term. Therefore, Castlight expenses the cost incurred to provide its products and services prior to the recognition of the corresponding revenue.
Operating Expenses
Operating expenses consist of sales and marketing, research and development and general and administrative expenses.
Sales and Marketing. Sales and marketing expenses consist primarily of employee-related expenses (including salaries, sales commissions and bonuses, benefits and stock-based compensation), travel-related expenses, marketing programs and allocated overhead. Commissions earned by its sales force and broker fees that can be associated specifically with the noncancelable portion of a subscription contract are deferred and amortized over the noncancelable period. Accordingly, commission expense can be materially impacted by changes in the termination provisions of customer contracts that Castlight executes in a given period compared with previous periods.
Research and Development. Research and development expenses consist primarily of employee-related expenses (including salaries, bonuses, benefits and stock-based compensation), costs associated with subcontractors and allocated overhead.
General and Administrative. General and administrative expenses consist primarily of employee-related expenses (including salaries, bonuses, benefits and stock-based compensation) for finance and accounting, legal, human resources and management information systems personnel, legal costs, professional fees, other corporate expenses and allocated overhead.
Overhead Allocation. Expenses associated with Castlight’s facilities and IT costs are allocated between cost of revenues and operating expenses based on employee headcount determined by the nature of work performed.

Results of Operations
The following tables set forth selected consolidated statements of operations data and such data as a percentage of total revenue for each of the periods indicated:

	Year ended December 31,		Nine Months Ended September 30,
	2015	2014	2016	2015
	(percentages of revenue)
Revenue:
Subscription	93%	91%	93%	93%
Professional services	7%	9%	7%	7%
Total revenue	100%	100%	100%	100%
Cost of revenue:
Cost of subscription	17%	23%	17%	16%
Cost of professional services	28%	38%	19%	29%
Total cost of revenue	45%	61%	36%	45%
Gross margin percentage	55%	39%	64%	55%
Operating expenses:
Sales and marketing	90%	136%	62%	94%
Research and development	40%	50%	43%	40%
General and administrative	32%	42%	28%	34%
Total operating expenses	162%	228%	133%	168%
Operating loss	(107)%	(189)%	(69)%	(113)%
Other income, net	—%	—%	—%	—%
Net loss	(107)%	(189)%	(69)%	(113)%
Revenue

	Year ended December 31,				Nine Months Ended September 30,
	2015	2014	% Change	$ Change	2016	2015	% Change	$ Change
	(dollars in thousands)				(dollars in thousands)
Revenue:
Subscription	$70,350	$41,602	69%	$28,748	$66,859	$50,417	33%	$16,442
Professional services	4,965	4,003	24%	962	4,944	3,583	38%	1,361
Total revenue	$75,315	$45,605	65%	$29,710	$71,803	$54,000	33%	$17,803
2015 compared to 2014
Total revenue for the year ended December 31, 2015, increased $29.7 million, or 65%. The increase in total revenue was primarily attributable to revenue from customers launched during 2015 as well as incremental revenue from customers launched in 2014. New customer launches in 2015 accounted for $15.4 million of the increase and customers launched in 2014 accounted for $14.5 million of the increase in total revenue. Castlight’s launched customer base grew more than 35% year over year.
Nine months 2016 compared to nine months 2015
Total revenue for the nine months ended September 30, 2016 increased $17.8 million, or 33%, attributable to new customer launches that occurred in the trailing twelve months ended September 30, 2016 that contributed $6.6 million of the increase in total revenue year over year, and existing customer launches of cross-sell products which contributed $11.2 million of the increase. Castlight’s launched customer base grew more than 10% year over year.
Costs and Operating Expenses

	Year ended December 31,				Nine Months Ended September 30,
	2015	2014	% Change	$ Change	2016	2015	% Change	$ Change
	(dollars in thousands)				(dollars in thousands)
Cost of revenue:
Subscription	12,417	10,472	19%	$1,945	12,218	8,532	43%	$3,686
Professional services	21,351	17,300	23%	$4,051	13,941	15,581	(11)%	(1,640)
Total cost of revenue	$33,768	$27,772	22%	$5,996	$26,159	$24,113	8%	$2,046
Gross margin (loss) percentage
Subscription	82.3%	74.8%			81.7%	83.1%
Professional services	(330)%	(332)%			(182)%	(335)%
Total gross margin percentage	55.0%	39.0%			63.6%	55.3%
Gross profit	$41,547	$17,833	133%	$23,714	$45,644	$29,887	53%	$15,757
2015 compared to 2014
Cost of subscription revenue increased $1.9 million or 19%, primarily due to a $1.1 million increase in employee-related expenses as Castlight continued to hire talent to support its growing customer base. Allocated overhead expenses accounted for $0.3 million of the increase, primarily related to an increase in headcount and rent expense attributable to new office spaces leased in the current year. This increase was offset by cost efficiencies gained from data center transition to two relatively lower cost data centers in Colorado and Arizona in mid-2014.
Cost of professional services revenue increased $4.1 million or 23%, primarily due to a $3.5 million increase in employee-related expenses as Castlight invested in people, resources and technology to enable more efficient implementations of Castlight’s existing products and to further expand its ability to work with additional data sources associated with Castlight’s newest products. In addition, allocated overhead expenses accounted for $0.7 million of the increase, primarily related to an increase in headcount and rent expense attributable to new office spaces leased in the current year.
Gross margin for the year ended December 31, 2015 improved primarily due to revenue growth of 65% compared to a 22% growth in the associated costs. Additionally, the cost of subscription revenue, as a percentage of total revenue, continued to decrease primarily due to certain fixed cost elements such as data center operations representing a smaller proportion of a growing revenue base. Castlight expects to continue to see favorable overall gross margin trends as Castlight continues to grow the number of launched customers in relation to customers in the implementation phase.
Nine months 2016 compared to nine months 2015
Cost of subscription revenue for the nine months ended September 30, 2016 increased $3.7 million, or 43%, primarily due to a $1.7 million increase in employee-related expenses as Castlight realigned its operations to support its growing customer base, a $0.7 million increase in amortization expense of internally developed software related to its newest products, a $0.3 million increase in third party service fees related to the expansion of its call center and a $0.3 million increase in data cost expense as Castlight continues to invest in data infrastructure to enable more efficient implementations. Overhead expenses allocated into cost of subscription revenue accounted for $0.3 million of the increase, primarily related to an increase in rent expense attributable to new office spaces leased in the prior year.

Cost of professional services revenue for the nine months ended September 30, 2016 decreased $1.6 million, or 11%, primarily due to a $0.9 million decrease in third party service fees as Castlight gained efficiencies in use of internal resources to launch customers and a $0.6 million decrease in employee-related expenses as a result of the reduction in workforce in the second quarter of 2016.
Gross margin for the nine months ended September 30, 2016 improved primarily due to revenue growth of 33% compared to 8% growth in associated costs. Castlight expects to continue to see favorable overall gross margin trends as Castlight continues to grow the number of launched customers in relation to customers in the implementation phase.
Sales and Marketing

	Year ended December 31,				Nine Months Ended September 30,
	2015	2014	% Change	$ Change	2016	2015	% Change	$ Change
	(dollars in thousands)				(dollars in thousands)
Sales and marketing	$67,414	$62,065	9%	$5,349	$44,877	$50,835	(12)%	$(5,958)
2015 compared to 2014
Sales and marketing increased $5.3 million or 9%, primarily attributable to a $9.1 million increase in employee-related expenses as Castlight continued to expand its sales force to address new opportunities and grow its customer base. In addition, allocated overhead expenses accounted for $1.3 million of the increase, primarily related to an increase in headcount and rent expense attributable to new office spaces leased in the current year. This increase was offset by $1.4 million in lower marketing expense due to increased efficiency in program spend and $0.3 million decrease in contractor expense. Also offsetting the increase was the non-recurrence of a $2.6 million charge related to warrants that was recorded in the first half of 2014.
Nine months 2016 compared to nine months 2015
Sales and marketing expense for the nine months ended September 30, 2016 decreased $6.0 million, or 12%, primarily due to a $3.4 million decrease in employee-related expenses due to the reduction in workforce that took place in the second quarter of 2016 and a $2.2 million decrease in marketing spend as Castlight leveraged its channel relationships.
Research and Development

	Year ended December 31,				Nine Months Ended September 30,
	2015	2014	% Change	$ Change	2016	2015	% Change	$ Change
	(dollars in thousands)				(dollars in thousands)
Research and development	$30,077	$22,917	31%	$7,160	$30,619	$21,853	40%	$8,766
2015 compared to 2014
Research and development expense increased $7.2 million or 31%, primarily attributable to a $5.6 million increase in employee-related expenses as Castlight continued to hire engineering talent to drive innovation and new products and a $1.3 million increase in expenses related to the use of sub-contractors to assist in its development efforts, such as its monthly releases of new features and functionality on existing products, development of implementation tools and portions of new products such as Castlight Action and Castlight Elevate. In addition, allocated overhead expenses accounted for $1.4 million of the increase, primarily related to an increase in headcount and rent expense attributable to new office spaces leased in the current year. Also contributing to the increase was a $0.6 million reduction in the amount of research and development spend being allocated to launch activities, relative to 2014. These increases were offset by $2.3 million capitalized as internally developed software costs.

Nine months 2016 compared to nine months 2015
Research and development expense for the nine months ended September 30, 2016 increased $8.8 million, or 40%, primarily attributable to a $6.0 million increase in employee-related expenses as Castlight continues to invest in R&D resources to drive innovation, a $1.8 million increase in expense resulting from the non-recurrence of capitalized expenditures that occurred in the prior year and a $0.5 million increase in expense related to the use of contractors to assist in its development efforts, such as the releases of new features and functionality on existing products.
General and Administrative

	Year ended December 31,				Nine Months Ended September 30,
	2015	2014	% Change	$ Change	2016	2015	% Change	$ Change
	(dollars in thousands)				(dollars in thousands)
General and administrative	$24,274	$19,009	28%	$5,265	$19,902	$18,291	9%	$1,611
2015 compared to 2014
General and administrative expense increased $5.3 million or 28%, primarily attributable to a $3.2 million increase in employee-related expenses driven by an increase in headcount, a $2.6 million increase in facilities and IT-related expenses, and a $1.8 million increase in recruiting, accounting, legal and other professional services to support the growth of Castlight’s business and public company infrastructure. Also contributing to the increase was $0.4 million in insurance fees, $0.3 million in travel and entertainment and $0.2 million in contractor expense. The increase was offset by $3.7 million in allocated overhead expenses, primarily related to an increase in headcount and rent expense attributable to new office spaces leased in the current year.
Nine months 2016 compared to nine months 2015
General and administrative expense for the nine months ended September 30, 2016 increased $1.6 million, or 9%, primarily attributable to a net charge of $2.9 million recorded in 2016 related to the settlement of a class action lawsuit. Refer to Note 8 of Castlight’s Condensed Consolidated Financial Statements for further discussion. This increase was partially offset by a $1.1 million decrease in contractor expense as Castlight gained the benefit of its systems and infrastructure investments.
Liquidity and Capital Resources

	Year ended December 31,		Nine Months Ended September 30,
	2015	2014	2016	2015
	(in thousands)
Net cash used in operating activities	$(56,868)	$(54,637)	$(35,261)	$(44,911)
Net cash provided by investing activities	54,743	(142,548)	51,407	50,071
Net cash provided by financing activities	3,850	189,456	19,812	3,086
Net increase in cash and cash equivalents	$1,725	$(7,729)	$35,958	$8,246
As of September 30, 2016, Castlight’s principal sources of liquidity were cash, cash equivalents and marketable securities totaling $116.4 million, which were held for working capital purposes. Castlight’s cash, cash equivalents and marketable securities are comprised primarily of U.S. agency obligations, U.S. treasury securities and money market funds.
Since its inception, Castlight has financed its operations primarily through sales of equity securities and, to a lesser extent, payments from its customers. Castlight believes that its existing cash, cash equivalents and marketable securities will be sufficient to meet its working capital and capital expenditure needs for at least the next 12 months. Castlight’s future capital requirements will depend on many factors including its growth rate, subscription renewal activity, the timing and extent of spending to support development efforts, its expansion of sales and marketing activities, the introduction of new and enhanced services offerings and the continuing market acceptance of its cloud-based products. Although Castlight currently is not a party to any agreement and does not have any understanding with any third parties with respect to potential investments in, or acquisitions of, businesses or technologies, Castlight may in the future enter into these types of arrangements. Castlight may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, Castlight may not be able to raise it on terms acceptable to it, or at all. If Castlight is unable to raise additional capital when desired, its business, operating results and financial condition would be adversely affected.
Operating Activities
For the year ended December 31, 2015, cash used in operating activities was $56.9 million. The negative cash flows resulted primarily from Castlight’s net loss of $79.9 million, adjusted for $24.7 million in non-cash expenses that primarily included stock-based compensation of $17.8 million and amortization of deferred commissions of $3.5 million. Working capital uses of cash included a decrease in accrued expenses of $0.5 million, primarily as a result of payout of annual bonuses to its employees, and an increase in accounts receivable of $1.7 million driven by 32% increase in billings year over year and the timing of billings and collections. Additionally, deferred revenue increased by $6.8 million, primarily attributable to an increase in the amount billed year over year as a result of increased billings for launched customers
Cash used in operating activities for the nine months ended September 30, 2016 and 2015 was $35.3 million and $44.9 million, respectively. The decrease in cash used is primarily as a result of a decrease in net loss from $60.9 million for the nine months ended September 30, 2015 to $49.5 million for the nine months ended September 30, 2016. The net loss for the nine months ended September 30, 2016 was adjusted for $22.2 million in non-cash expenses that included stock-based compensation of $16.3 million and amortization of deferred commissions of $3.2 million. Working capital uses of cash included a decrease in accrued expenses of $4.0 million, primarily as a result of payout of annual bonuses to Castlight’s employees in the first quarter of 2016 and a $2.9 million settlement charge for a class action lawsuit, recorded in 2016. These decreases were offset by an increase in accounts receivable of $3.1 million, as a result of timing of billings and collections. Additionally, deferred revenue increased by $3.3 million, primarily as a result of an increase in the amount billed year over year due to an increase in launched customers.
Investing Activities
Cash provided by (used in) investing activities for the years ended December 31, 2015, and 2014, was $54.7 million and $(142.5) million, respectively. The increase in cash provided, was primarily the result of the timing of purchases, sales and maturities of marketable securities, the net result of which was $65.2 million and $(140.8) million for the years ended December 31, 2015 and 2014, respectively. This increase was partially offset by a total investment of $4.1 million in Lyra Health, a behavioral health technology company, and $5.4 million in purchases of property, plant and equipment, which includes leasehold improvements for its new facilities.
Cash provided by investing activities for the nine months ended September 30, 2016 and 2015 was $51.4 million and $50.1 million, respectively. This increase was primarily attributable to Castlight’s investment of $4.1 million in Lyra Health, a behavioral health technology company, in the second quarter of 2015 as well as the non-recurrence of capitalized expenditures of $1.9 million. The increase in cash provided was primarily offset by the timing of purchases, sales and maturities of marketable securities, the net result of which was $53.0 million, and $58.7 million, for the nine months ended September 30, 2016, and 2015, respectively.
Financing Activities
For the year ended December 31, 2015, financing activities provided $3.9 million, primarily from cash proceeds resulting from issuance of stock under Castlight’s equity incentive plans. For the year ended December 31, 2014, financing activities provided $189.5 million primarily related to the proceeds from its initial public offering in March 2014.

Cash provided by financing activities for the nine months ended September 30, 2016 and 2015 was $19.8 million and $3.1 million, respectively. This increase was primarily related to proceeds from issuance of common stock and warrants to SAP Technologies, Inc. Refer to Note 10 of the Castlight Condensed Consolidated Financial Statements for further discussion.
Backlog
Castlight has generally signed multiple-year subscription contracts for its cloud-based subscription services. The timing of its invoices to the customer is a negotiated term and thus varies among its subscription contracts. For multiple-year agreements, it is common to invoice an initial amount at contract signing for implementation work that is deferred followed by subsequent annual, quarterly or monthly invoices, once Castlight launches a customer, which is when its product is usable by the customer. At any point in the contract term, there can be amounts that Castlight has not yet been contractually able to invoice. Until such time as these amounts are invoiced, they are not recorded in revenue, deferred revenue or elsewhere in its consolidated financial statements and are considered by Castlight to be backlog. The amount of Castlight’s total backlog for subscription and professional services contracts, which Castlight define as including both cancelable and noncancelable portions of its customer agreements that Castlight has not yet billed, was approximately $219.2 million as of December 31, 2015 and $162.0 million as of December 31, 2014. Castlight’s total backlog does not take into account contractual provisions that give customers a right to terminate their agreements with Castlight. The amount of Castlight’s backlog for subscription and professional services contracts was approximately $111.0 million at December 31, 2015 and $60.9 million as of December 31, 2014, respectively, for the noncancelable portions of Castlight’s customer agreements that it has not yet billed. Castlight fulfills backlog associated with a customer contract when the customer implementation process is complete. Castlight’s implementation timelines can vary between three and nine months for its core Castlight platform and from approximately three to twelve months for its other products, based on the source and condition of the data Castlight receives from third parties, the configurations that it agrees to provide and the size of the customer and therefore, are subject to significant uncertainties, which can have a material impact on its total backlog and noncancelable backlog that it fulfills in the current year.
Castlight expects that the amount of its backlog relative to the total value of its contracts will change from period to period for several reasons, including the amount of cash collected early in the contract term, the specific timing and duration of large customer subscription agreements, varying invoicing cycles of subscription agreements, potential customer upsells dependent on its customer agreements, the specific timing of customer renewal and changes in customer financial circumstances. Accordingly, Castlight believes that fluctuations in its backlog may not be a reliable indicator of its future revenue.
Contractual Obligations and Commitments
Castlight’s principal commitments primarily consist of obligations under leases for office space and co-location facilities for data center capacity. As of December 31, 2015, the future noncancelable minimum payments under these commitments were as follows (in thousands):

	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Operating leases for facilities(1)	$15,444	$3,369	$5,621	$2,627	$3,827
Data center costs(2)	243	243	—	—	—
Total	15,687	3,612	5,621	2,627	3,827
_____________________

(1)	Operating leases for facilities space represents Castlight’s principal commitments, which consists of obligations under leases for office space.

(2)	Data center costs represent costs associated with service agreements for Castlight’s data centers in Colorado and Arizona.
Castlight’s existing lease agreements provide it with the option to renew and generally provide for rental payments on a graduated basis.  In anticipation of the expiration of the lease in 2017, Castlight executed an amendment in September 2016 to extend the term of Castlight’s other lease to 2022 and add incremental rentable square feet (“RSF”). As a result of the amendment, Castlight’s office space increased by 8,247 RSF. As of September 30, 2016, Castlight’s future minimum payments for all leases are $18.5 million. Contractual obligations represent future cash commitments and liabilities under agreements with third parties and exclude purchase orders for goods and services. Purchase orders are not included in the table above. Castlight’s purchase orders represent authorizations to purchase rather than binding agreements. The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions and the approximate timing of the transaction. Obligations under contracts that Castlight can cancel without a significant penalty are not included in the table above.
Off-Balance Sheet Arrangements
During the periods presented, Castlight did not have, nor does Castlight currently have, any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Castlight is therefore not exposed to the financing, liquidity, market or credit risk that could arise if Castlight had engaged in those types of relationships.
Critical Accounting Policies and Estimates
Castlight’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires it to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. On an ongoing basis, Castlight evaluates its estimates and assumptions. Castlight’s actual results may differ from these estimates under different assumptions or conditions.
Castlight believes that of its significant accounting policies, which are described in Note 2 to its consolidated financial statements, involve a greater degree of judgment and complexity. Accordingly, these are the policies that Castlight believes are the most critical to aid in fully understanding and evaluating its consolidated financial condition and results of operations.
Revenue Recognition
Castlight derives its revenue from sales of cloud-based subscription service and professional services contracts. Castlight sells subscriptions to its cloud-based subscription service through contracts that are generally three years in length.
Castlight’s cloud-based subscription service contracts do not provide customers with the right to take possession of the software supporting the cloud-based service and, as a result, are accounted for as service contracts.
Castlight commences revenue recognition for its cloud-based subscription service and professional services when all of the following criteria are met:

•	there is persuasive evidence of an arrangement;

•	the service has been provided to the customer;

•	collection of the fees is reasonably assured; and

•	the amount of fees to be paid by the customer is fixed or determinable.
Castlight’s subscription and professional service arrangements do not contain refund provisions for fees earned related to services performed. Castlight does, however, have commitments under service-level agreements, as discussed under "Warranties and Indemnification" in the Notes to Consolidated Financial Statements.
Subscription Revenue. Subscription revenue recognition commences on the date that Castlight’s cloud-based service is made available to the customer, which is considered the launch date, provided all of the other criteria described above are met. Revenue is recognized based on the terms in its customer contracts, which can provide for (a) a variable periodic fee based upon the actual or contractual number of users that is recognized to revenue based on the actual or contractual number of users or (b) a fixed fee that is recognized to revenue on a straight-line basis over the contractual term of the arrangement.
Some of its cloud-based subscription arrangements include performance incentives that are generally based upon employee engagement. Fees for performance incentives are considered contingent revenue, and are recognized over the remaining term of the related subscription arrangement commencing at the time they are earned.
Professional Services Revenue. Professional services revenue is comprised of implementation services and communication related to Castlight’s cloud-based subscription service, as well as follow-on professional services to assist its customers in further adopting Castlight’s cloud-based subscription service. Nearly all of its professional services are sold on a fixed-fee basis. Castlight does not have standalone value for its implementation services. Accordingly, Castlight recognizes implementation services revenue in the same manner as the associated cloud-based subscription service, beginning on the launch date, provided all other criteria described above have been met. For follow-on professional services that are sold separately from the cloud-based subscription service, Castlight recognizes revenue as the services are delivered. Communication services revenue is recognized over the contractual term, generally one year, commencing when the revenue recognition criteria have been met.
Multiple Deliverable Arrangements. To date, Castlight has generated substantially all its revenue from multiple deliverable arrangements consisting of multi-year cloud-based subscription services and professional services, including implementation services and communication services. For arrangements with multiple deliverables, Castlight evaluates whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple deliverable arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. If the deliverables have standalone value upon delivery, Castlight accounts for each deliverable separately and revenue is recognized for the respective deliverables as they are delivered. If one or more of the deliverables do not have standalone value upon delivery, the deliverables that do not have standalone value are generally combined with Castlight’s cloud-based subscription service, and revenue for the combined unit is recognized over the remaining term of the cloud-based subscription service.
Castlight’s deliverables have standalone value if it or any other vendor sells a similar service separately. Castlight has concluded that it has standalone value for its cloud-based subscription service as Castlight sells these services separately through renewals and for its communication services as other vendors sell similar services separately. Conversely, Castlight has concluded that its implementation services do not have standalone value, as Castlight and others do not yet sell these services separately. Accordingly, Castlight considers the separate units of accounting in its multiple deliverable arrangements to be the communication services and a combined deliverable comprised of cloud-based subscription services and implementation services.
When multiple deliverables included in an arrangement are separable into different units of accounting, the arrangement consideration is allocated to the identified separate units of accounting based on their relative selling price. Multiple deliverable arrangements accounting guidance provides a hierarchy to use when determining the relative selling price for each unit of accounting. Vendor-specific objective evidence, or VSOE, of selling price, based on the price at which the item is regularly sold by the vendor on a standalone basis, should be used if it exists. If VSOE of selling price is not available, third-party evidence, or TPE, of selling price is used to establish the selling price if it exists. If TPE does not exist, Castlight estimates the best estimated selling price, or BESP. VSOE does not currently exist for any of its deliverables. Additionally, Castlight does not believe TPE is a practical alternative due to differences in its cloud-based subscription service compared to other parties and the availability of relevant third-party pricing information for Castlight’s cloud-based subscription service and its other services. Accordingly, for arrangements with multiple deliverables that can be separated into different units of accounting, Castlight allocates the arrangement fee to the separate units of accounting based on its BESP. The amount of arrangement fee allocated is limited by contingent revenue, if any.
Castlight determines BESP for its deliverables by considering its overall pricing objectives and market conditions. This includes evaluating its pricing practices, its target prices, the size of its transactions, historical sales and Castlight’s go-to-market strategy. The determination of BESP is made through consultation with and approval by management. For financial statement presentation purposes, Castlight allocates the fees from its combined units of accounting to subscription and professional services based upon their relative selling price.
Deferred Commissions

Deferred commissions are the incremental costs that are directly associated with the noncancelable portion of cloud-based subscription service contracts with customers and consist of sales commissions paid to Castlight’s direct sales force. The commissions are deferred and amortized over the noncancelable terms of the related contracts. The deferred commission amounts are recoverable through the future revenue streams under the noncancelable customer contracts. Amortization of deferred commissions is included in sales and marketing expense in the consolidated statements of operations.
Stock-Based Compensation
Compensation expense related to stock-based transactions, including employee, consultant and non-employee director stock option awards, is measured and recognized in the financial statements based on fair value. The fair value of each option award is estimated on the grant date using the Black-Scholes option-pricing model. The stock-based compensation expense, net of forfeitures, is recognized using a straight-line basis over the requisite service periods of the awards, which is generally four years. For restricted stock units, fair value is based on the closing price of Castlight Class B common stock on the grant date.
Castlight’s option-pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of its common stock, risk-free interest rates and the expected dividend yield of its common stock. The assumptions used in Castlight’s option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, Castlight’s stock-based compensation expense could be materially different in the future.
Please refer to Note 11 of the Notes to the Consolidated Financial Statements for assumptions used in Castlight’s option-pricing model.
Adoption of New and Recently Issued Accounting Pronouncements
Please refer to Note 2 of the Notes to the Consolidated Financial Statements for a discussion of adoption of new and recently issued accounting pronouncements.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK OF CASTLIGHT
Interest Rate Sensitivity
Castlight had cash, cash equivalents and marketable securities totaling $116.4 million at September 30, 2016 and $133.8 million as of December 31, 2015. This amount was invested primarily in U.S. agency obligations, U.S. treasury securities and money market funds. The cash, cash equivalents and short-term marketable securities are held for working capital and other general corporate purposes. Castlight’s investments are made for capital preservation purposes. Castlight does not enter into investments for trading or speculative purposes. All its investments are denominated in U.S. dollars.
Castlight’s cash equivalents and its portfolio of marketable securities are subject to market risk due to changes in interest rates. Fixed rate securities may have their market value adversely affected due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, Castlight’s future investment income may fall short of expectations due to changes in interest rates or Castlight may suffer losses in principal if Castlight is forced to sell securities that decline in market value due to changes in interest rates. However, because Castlight classifies its marketable securities as “available for sale”, no gains or losses are recognized due to changes in interest rates unless such securities are sold prior to maturity or declines in fair value are determined to be other-than-temporary. Castlight’s fixed-income portfolio is subject to interest rate risk.
An immediate increase of 100-basis points in interest rates would have resulted in a $0.2 million market value reduction in its investment portfolio as of September 30, 2016. All of Castlight’s investments earn less than 100-basis points and as a result, an immediate decrease of 100-basis points in interest rates would have increased the market value by $0.1 million as of September 30, 2016. This estimate is based on a sensitivity model that measures market value changes when changes in interest rates occur. Fluctuations in the value of its investment securities caused by a change in interest rates (gains or losses on the carrying value) are recorded in other comprehensive income, and are realized only if Castlight sells the underlying securities.

INFORMATION REGARDING JIFF’S BUSINESS
Overview
Jiff redefined the wellbeing industry with an exceptional, mobile-first user experience and a large ecosystem of health partnerships available in the market. Jiff serves as a central hub for wellbeing and other benefit programs, with a single point of access for employees. Jiff’s app-store approach integrates more than 50 health solutions that sync seamlessly with its back-end system. In addition, an employer can allow virtually any vendor to connect to the platform, whether or not Jiff has integrated with them in the past. Jiff then personalizes recommendations for each employee based on the most relevant tools for their health needs and preferences. This is all delivered through a user experience that brings together the latest advancements in incentive design, social theory, and game mechanics - optimizing engagement.
Jiff’s Opportunity
Historically, wellbeing and benefits solutions available to employers have been generic “one size fits all” approaches that fail to address the diverse needs of employees. More recently, a new wave of healthcare apps, devices, and technology-enabled services has emerged. Since 2014, more than $13 billion in venture capital has been invested in digital health companies, according to a 2016 Rock Health report. These services, aimed at improving wellbeing, engaging consumers, and lowering the cost of health delivery, have the potential to dramatically improve the healthcare value equation for employers. However, the digital health ecosystem remains fragmented and disconnected from employers’ benefit designs, severely limiting the value it can offer both consumers and employers. Employers face the impossible task of selecting, managing, and showing results from all of these new health solutions - plus guiding each employee to the ones that are most beneficial to them. For employees, it is nearly impossible to find and understand all of the health programs and benefits that are available for them, much less use the ones that could help them most.
Jiff’s Solution
To address the fragmentation of the digital health ecosystem and enable employers to leverage the potential of new services and solutions, Jiff has built a platform that integrates the vendors employers already have in place, and lets them choose from more than 50 pre-integrated digital health solutions. By delivering personalized incentives, real-time data analytics, and a beautifully designed experience, Jiff targets individual employee cost drivers and increases utilization of those services proven to save money. Jiff’s platform helps employees make better-informed health decisions and enables employers to provide more effective benefit programs. Jiff believes that its platform uniquely adds value across three key dimensions:
Total Wellbeing
Jiff’s offering addresses the key aspects of a total wellbeing program offered by employers, including access to traditional benefits such as biometrics, health risk assessments, and coaching, as well as new and innovative lifestyle programs related to managing activity, sleep, nutrition, and stress. Jiff’s holistic approach considers the whole employee-focusing on physical, mental, and financial aspects of wellbeing across a population. Their feature rich platform includes a highly configurable approach to incentives, offering flexible design and innovative rewards tailored to each employer’s benefits design. Because the Jiff platform is configured at the employer level, HR executives can align incentives with their program goals, choosing to focus on creating a culture of health, participation, and improved outcomes. The Jiff Reward Center offers a diverse array of incentives that employers can select and adjust over time, such as premium reductions and HSA contributions, as well as charitable contributions, digital subscriptions, and sweepstakes. Jiff’s Challenges feature offers consumer-grade, time-bound corporate challenges focused on increasing activity or building healthy habits and, because of their ecosystem approach, employees can use any of the top consumer devices and apps available in the market to participate. A complete set of social features allows employees to stay connected and engaged through the lifetime of the program.
Large and Deeply Integrated Partner Ecosystem
Jiff integrates a large, diverse ecosystem of health solutions into a seamless, industry-leading user experience. A major challenge in the health benefits space is that there are hundreds of different alternative health solutions: smoking cessation, maternal health, telemedicine, financial wellbeing, diabetes prevention, fitness tracking, and the list goes on. It’s simply not effective or efficient for employers to contract with dozens of different vendors to implement their benefits strategies, and it creates a disaggregated experience with low employee engagement when they attempt to pull together their own solution.
Jiff takes an “app-store” approach that allows employers to pick from among more than 50 pre-integrated solutions across 16 health categories that sync seamlessly with Jiff’s back-end system. In addition, an employer can allow virtually any vendor to connect to the platform - whether or not Jiff has integrated with them in the past - thus ensuring availability of solutions that work the best for their populations.
Jiff conducts comprehensive market research each quarter to identify and prioritize integrations of the best solutions across a wide range of benefits categories. This enable Jiff to provide their customers with an up-to-date selection of the best-of-breed programs they are demanding. From a technical standpoint Jiff employs a modular and scalable architecture to easily remove solutions that are not effective, and add solutions that are. Companies that use Jiff’s platform can easily add and remove programs, almost like Lego® blocks. On the employee side, Jiff synthesizes the information it receives and actively delivers improved performance on critical metrics related to employee adoption, behaviors, outcomes, and satisfaction.
Motivating User Experience to Drive Engagement
Jiff’s team has extensive experience in the consumer gaming and social networking space. Their core design principles - derived from A/B testing as well as observational studies of user behavior - drive increased user engagement and increased utilization of health benefits.
Personalization is core to driving the user experience, and Jiff does so through an engaging user-interface that motivates and incentivizes users, simplifies decision-making, and routes them to the most relevant and meaningful programs at the right time. Recommendations are made for each employee based on their unique health needs and preferences. Bringing together the latest advancements in social networking, behavioral economics, and game mechanics, Jiff serves as the central hub for wellbeing and other benefits programs, providing a unified, exceptional user experience for employees.
Jiff has invested significant efforts and resources in improving the traditional incentives model. Financial incentives, perhaps the most misused and poorly implemented of all motivational tools available to employers, are typically structured as “one-size fits all,” or the same flat dollar amount for completing a specific action once a year. In contrast, Jiff allows HR leaders to leverage their incentives budget to maximum effect. Flexible structures, personalized subsidies, configurable reward centers, and expert guidance on best practices from Jiff’s Customer Success team are some of the ways that Jiff has revolutionized incentives.
Jiff’s product design philosophy is based on the premise that the mobile experience should drive design decisions, rather than a desktop-first approach. This “mobile-first” approach creates three advantages:

•	Jiff believes that its designs create an easier to navigate, more visually appealing user experience overall, both on desktop and on mobile.

•
Jiff’s products are more engaging and useful for people who are busy and distracted by numerous forms of media and entertainment competing for their attention. Jiff’s mobile design uses bite-size chunks of content and game mechanics, such as social newsfeeds and feedback loops to keep consumers checking in daily.

•
Jiff’s products, because they are designed with a mobile-first philosophy, are more accessible at the moment users need support, wherever they are. Increasingly, the smartphone is the primary means by which people access the internet.

Jiff’s Product Packages
Jiff currently offers three product packages, each tailored to its employer customers’ specific business needs:

•
Jiff Launch Pad: Jiff’s entry-level product is a turn-key employee wellbeing platform that can be quickly and easily implemented to offer employees a fun and engaging health program. Launch Pad comes with Activity, Sleep, and Nutrition programs. In each of these programs, employees choose from a wide variety of consumer apps and devices in order to participate, including Fitbit, Garmin, Apple HealthKit, and other leading consumer wearable devices. Jiff pulls together the data from these trackers and rewards users for achieving daily goals. Employees also have access to engagement and navigation features such as Jiff’s challenges, social newsfeed, benefits resources, and notifications.

•
Jiff Total Wellbeing: Total Wellbeing is Jiff’s all-in-one employee wellbeing program, giving employees access to a comprehensive suite of tools spanning physical, mental, and financial health. The solution allows employers to plug in best-in-class direct to consumer and B2B health apps, devices, and services, across 16 categories of heath ranging from activity to biometrics to resilience and financial wellbeing. With Total Wellbeing, employers can easily run high-impact incentives programs that let employees earn points toward rewards such as premium reductions, streaming music subscriptions, sweepstakes for vacations, and more. The platform is highly configurable and is designed from the ground up to meet the unique needs of each employer.

•
Jiff Enterprise Navigator: Enterprise Navigator is Jiff’s comprehensive employee health and wellbeing platform that responds to the preferences of each individual. It comes to life for employees in a beautiful, mobile interface, and learns over time as health and benefit needs evolve. Enterprise Navigator is a definitive engagement platform - the first place employees go to get information on all of their company’s benefits and an easy way to find the programs that they need. For employers, it centralizes all of the company’s benefits into a single hub, easing vendor management and giving them real-time feedback on what is working and what is not. Enterprise Navigator is Jiff’s most comprehensive solution, offering its full range of features, programs and configurability, including integrations with all ecosystem partners and custom integrations with non-partners.

Customers
Jiff completed its first customer implementation in 2013, and as of December 31, 2016, Jiff had 39 signed customers. Jiff’s customers consist primarily of large employers, representing a wide range of industries, such as healthcare, manufacturing, retail, technology, and government, including some of the largest employers in the United States.
Employees and Culture
Jiff’s team and corporate culture are critical assets for its operations and a source of competitive strength. Jiff believes its management team and its unique corporate culture have enabled it to attract and retain some of the best talent in the technology and healthcare sectors.
As of December 31, 2016, Jiff had a total of 160 full-time employees. Jiff also engages contractors and consultants. None of Jiff’s employees are represented by a labor union or covered by a collective bargaining agreement. Jiff has not experienced any work stoppages, and it considers its relations with its employees to be good.
Competition
Jiff’s market is in an early stage of development, but is rapidly evolving and competitive. Jiff currently faces competition from both existing and emerging players across a variety of categories, but primarily competes with wellness and wellbeing providers, such as Limeade and Virgin Pulse, and health plans or vendors selling primarily to health plans, such as Welltok and Rally Health. As Jiff’s platform continues to mature, increased product functionality is pushing Jiff into direct competition with historically adjacent markets, such as the benefits communications market and benefits portals. Jiff expects competition to increase as other established and emerging companies enter its industry, as customer requirements evolve, and as new products and technologies are introduced.
The principal competitive factors in its industry include:

•	access to a wide range of third-party data sources and deep expertise in integrating with third-party vendors and legacy enterprise infrastructures;

•	ability to curate complex data from multiple sources and present it through an easy to navigate user interface;

•	flexibility and customization through configuration, integration, customer branding and styling;

•	security, scalability, reliability, and accessibility of products on any browser or mobile device;

•	breadth and depth of application functionality;

•	competitive and understandable pricing;

•	ability to innovate and respond rapidly to customer needs and regulatory changes;

•	domain expertise in benefits and healthcare consumerism;

•	clearly defined implementation timelines; and

•	size of customer base and rates of user engagement;
Intellectual Property
Jiff relies on a combination of patent, trademark, copyright and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect its intellectual property rights. These laws, procedures and restrictions provide only limited protection and any of its intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. In addition, Jiff may not be able to prevent others from developing technology that is similar to, but does not infringe its intellectual property rights. Jiff also generally requires its employees and consultants to execute invention assignment agreements that protect its intellectual property rights.
Jiff owns and uses trademarks on or in connection with its products and services, including both unregistered common law marks and issued trademark registrations in the United States. Jiff also has trademark applications pending to register marks in the United States, and has registered numerous Internet domain names.
Despite its efforts to protect its intellectual property rights, unauthorized parties may attempt to copy or obtain and use Jiff’s proprietary technology to develop products with the same or similar functionality. Policing unauthorized use of Jiff’s proprietary technology and intellectual property rights may be time consuming and expensive, and may not be effective.
Properties
Jiff’s corporate headquarters are located in Mountain View, California, where it occupies a portion of an office building totaling approximately 16,739 square feet under a lease which expires in 2022. Jiff occupies another facility in Oakland, California, totaling approximately 5,415 square feet under an office lease which expires in 2020. Jiff uses these facilities for administration, sales and marketing, research and development, engineering, customer support and professional services. Jiff believes that its existing facilities are adequate to meet its current needs, and it intends to procure additional space as needed as its operations and workforce expands.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF JIFF
You should read the following discussion and analysis of Jiff’s financial condition and results of operations together with the section entitled “Selected Historical Financial Data of Jiff” and Jiff’s financial statements and related notes included elsewhere in this joint proxy statement/prospectus/information statement. This discussion and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties, such as Jiff’s plans, objectives, expectations, intentions and beliefs. Jiff’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors—Risks Related to Jiff” included elsewhere in this joint proxy statement/prospectus/information statement.
Overview
Jiff has redefined the wellbeing industry with an exceptional, mobile-first user experience and a large ecosystem of health partnerships available in the market. Jiff serves as a central hub for wellbeing and other benefit programs, with a single point of access for employees. Jiff’s app-store approach integrates more than 50 health solutions that sync seamlessly with Jiff’s back-end system. In addition, an employer can allow virtually any vendor to connect to the platform, whether or not Jiff has integrated with them in the past. Jiff then personalizes recommendations for each employee based on the most relevant tools for their health needs and preferences. This is all delivered through a user experience that brings together the latest advancements in incentive design, social theory, and game mechanics - optimizing engagement.
Historically, wellbeing and benefits solutions available to employers have been generic “one size fits all” approaches that fail to address the diverse needs of employees. More recently, a new wave of healthcare apps, devices, and technology-enabled services has emerged. Since 2014, more than $13 billion in venture capital has been invested in digital health companies, according to a 2016 Rock Health report. These services, aimed at improving wellbeing, engaging consumers, and lowering the cost of health delivery, have the potential to dramatically improve the healthcare value equation for employers. However, the digital health ecosystem remains fragmented and disconnected from employers’ benefit designs, severely limiting the value it can offer both consumers and employers. Employers face the impossible task of selecting, managing, and showing results from all of these new health solutions - plus guiding each employee to the ones that are most beneficial to them. For employees, it is nearly impossible to find and understand all of the health programs and benefits that are available for them, much less use the ones that could help them most.
To address the fragmentation of the digital health ecosystem and enable employers to leverage the potential of new services and solutions, Jiff has built a platform that integrates the vendors employers already have in place, and lets them choose from more than 50 pre-integrated digital health solutions. By delivering personalized incentives, real-time data analytics, and a beautifully designed experience, Jiff targets individual employee cost drivers and increases utilization of those services proven to save money. Jiff’s platform helps employees make better-informed health decisions and enables employers to provide more effective benefit programs.
Critical accounting policies and estimates
Jiff’s management’s discussion and analysis of Jiff’s financial condition and results of operations is based on Jiff’s financial statements, which have been prepared in accordance with United States generally accepted accounting principles (U.S. GAAP). The preparation of these financial statements requires Jiff to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the expenses incurred during the reporting periods. Jiff’s estimates are based on Jiff’s historical experience and on various other factors that Jiff’s management believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Jiff believes that the accounting policies discussed below are critical to understanding Jiff’s historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.
Revenue Recognition
Jiff earns revenue from committed subscription fees from customers accessing Jiff’s enterprise software as well as from sales of products and services through the online market place. In addition, Jiff provides customer support. As part of the services provided to customers, Jiff will offer an online marketplace for end users to purchase services and devices to aid in the benefit programs. Jiff begins recognizing revenue when there is evidence of an arrangement, fees are fixed or determinable, the contractual service term has started and collection is probable.
Jiff has applied the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 605, Revenue Recognition to its multiple-element arrangements. Jiff enters into arrangements with customers that purchase both hosted application software services and professional services at the same time, or within close proximity of one another (referred to as non-software multiple-element arrangements). Further, Jiff’s revenue arrangements generally do not include a general right of return relative to the delivered services.
Where the aforementioned criteria for a separate unit of accounting are not met, the deliverable is combined with the undelivered element(s) and treated as a single unit of accounting for the purposes of allocation of the arrangement consideration and revenue recognition. For those units of accounting that include more than one deliverable but are treated as a single unit of accounting, Jiff generally recognizes revenue over the contractual service term. Jiff’s professional services do not meet the criteria for separate accounting and are therefore combined with the committed subscription fees for revenue recognition purposes.
Jiff recognizes subscription revenue ratably over the term of the subscription. Jiff does not sell technology or the components of the customer support that are included in the subscription on a standalone basis. Jiff’s subscription agreements are primarily based upon annual contractual terms for the services involved, for which revenue is recognized on a ratable basis over the term of the contract beginning with the month in which the contractual service term starts. Amounts billed or received in advance of service delivery are initially deferred and recognized on a ratable basis over the contractual term.
Jiff recognizes products sold through Jiff’s online market place on a net basis principally because Jiff is not the primary obligor to the end-customers.
Stock-Based Compensation
Jiff generally grants stock options to Jiff’s employees for a fixed number of shares with an exercise price equal to the fair value of the shares at date of grant. Jiff accounts for all stock option grants using the fair value method and stock-based compensation is recognized as the underlying options vest.
Stock-based compensation for options or warrants granted to non-employees is measured on the date of performance at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Stock-based compensation for options granted to non-employees is periodically re-measured as the underlying options vest.
Research and Development Costs
Research and development costs related to preliminary project stages are expensed as incurred and consist primarily of personnel costs and facility-related expenses. Research and development costs incurred during the application development stage are capitalized and amortized over their estimated useful lives. Jiff did not incur significant qualifying costs during the application development stage in any of the periods presented.
Components of Results of Operations
Revenue, Net
Jiff generates revenue from subscription fees and services fees from customers for implementation services and access to the products customers select. Jiff also makes an online marketplace available to the end users where they may purchase devices and services that are resold. This revenue is recognized net of any costs to the company for these devices or services. Jiff’s subscriptions fees, services fees and net marketplace fees are combined as revenue, net.
Subscriptions and services fees are based on the number of employees that employers identify are eligible to use Jiff’s offering, which typically includes employees that receive health benefits.

Cost of Revenue
Cost of revenue includes employee direct labor and indirect costs related to generation of revenue, such as customer implementation services, customer support, hosting of Jiff’s cloud based service and other overhead costs.
Development Cost
Development costs consist primarily of employee costs (including salaries, bonuses, benefits and stock based compensation), costs associated with subcontractors, and overhead costs.
Sales and Marketing
Sales and marketing expenses consist primarily of employee related expenses (including salaries, sales commissions, and bonuses, benefits and stock-based compensation), travel related expenses, marketing programs, third party referral fees and allocated overhead.
General and Administrative
General and administrative expenses consists primarily of employee- related expenses (including salaries, sales commissions, bonuses, benefits and stock-based compensation) for finance and accounting, legal, human resources and facilities management. General and administrative expenses also include legal costs, professional fees, and other corporate expenses and allocated overhead.
Results of operations
Comparison of the nine months ended September 30, 2016 and 2015
The following table summarizes Jiff’s results of operations for the periods indicated (in thousands):

	Nine Months ended September 30,
	2016	2015	Change
Revenue, Net	$5,367	$1,569	$3,798
Cost of revenues	$4,765	$2,252	$2,513
Gross Profit (loss)	$602	($683)	$1,285
Operating expenses:
Research and development	$10,169	$7,483	$2,686
Sales and marketing	$7,165	$4,678	$2,487
General and administrative	$2,350	$2,685	($335)
Loss from operations	($19,082)	($15,529)	($3,553)
Other income (expense)	($25)	$3	($28)
Interest expense	($466)	($28)	($438)
Income tax expense	($24)	($3)	($21)
Net loss	($19,597)	($15,557)	($4,040)
Net Revenue
Jiff’s net revenue was $5.4 million for the nine months ended September 30, 2016 compared to $1.6 million for the same period in 2015. Net revenue increased by $3.8 million in the 2016 period primarily due to the contractual service term for new customers beginning, which contributed $2.8 million and an increase in online marketplace net revenue of $0.7 million.

Cost of Revenues
Jiff’s cost of revenues was $4.8 million for the nine months ended September 30, 2016 compared to a $2.3 million for the same period in 2015. Cost of revenues increased by $2.5 million in the 2016 period primarily due to an increase of $0.9 million in employee related costs, a $0.9 million increase in consulting and contactor fees and $0.3 million in increase hosting fees. These increases were driven by the growth of Jiff’s customer base and associated costs of launching those customers.
Research and Development
Jiff’s research and development expenses were $10.2 million for the nine months ended September 30, 2016 compared to $7.5 million for the same period in 2015. Research and development expenses increased by $2.7 million in the 2016 period primarily due to a $2.5 million increase in employee related costs, $0.1 million in software subscriptions and consulting services and $0.1 in allocated overhead costs.
Sales and Marketing
Jiff’s sales and marketing expenses were $7.2 million for the nine months ended September 30, 2016 compared to $4.7 million for the same period in 2015. Sales and marketing expenses increased by $2.5 million in the 2016 period primarily due to an increase of $1.7 million in employee related costs, a $0.2 million increase in travel costs and an increase of $0.5 million in referral fees to third parties.
General and Administrative
Jiff’s general and administrative expenses were $2.4 million for the nine months ended September 30, 2016 compared to $2.7 million for the same period in 2015. General and administrative expenses decreased by $0.3 million in the 2016 period primarily due to an increase in $0.2 million in employee related costs which was offset by a decrease in consulting expenses and contractor expenses of $0.4 million.
Comparison of the years ended December 31, 2015 and 2014
The following table summarizes Jiff’s results of operations for the periods indicated (in thousands):

	Year ended December 31,
	2015	2014	Change
Revenue, Net	$2,832	$595	$2,237
Cost of revenues	$3,451	$1,337	$2,114
Gross Profit (loss)	($619)	($742)	$123
Operating expenses:
Research and development	$11,053	$4,182	$6,871
Sales and marketing	$6,688	$1,555	$5,133
General and administrative	$4,078	$1,720	$2,358
Loss from operations	($22,438)	($8,199)	($14,239)
Other income	$4	$1	$3
Interest expense	($66)	($200)	$134
Income tax expense	($1)	($5)	$4
Net loss	($22,501)	($8,403)	($14,098)

Net Revenue
Jiff’s net revenue was $2.8 million for the year ended December 31, 2015 compared to $0.6 million for the same period in 2014. Net revenue increased by $2.2 million in the 2015 period primarily due to the contractual service term for new customers beginning, which contributed $2.0 million.
Cost of Revenues
Jiff’s cost of revenues was $3.5 million for the year ended December 31, 2015 compared to $1.3 million for the same period in 2014. Cost of revenues increased by $2.1 million in the 2016 period primarily due to an increase of $1.5 million in employee related costs, a $0.3 million increase in consulting and contactor fees and $0.1 million in increased hosting fees. These increases were driven by the growth of Jiff’s customer base and associated costs of launching those customers.
Research and Development
Jiff’s research and development expenses were $11.1 million for the year ended December 31, 2015 compared to $4.2 million for the same period in 2014. Research and development expenses increased by $6.9 million in the 2015 period primarily due to a $4.3 million increase in employee related costs, a $1.3 million increase in consulting and contractor fees and $0.8 in allocated overhead costs.
Sales and Marketing
Jiff’s sales and marketing expenses were $6.7 million for the year ended December 31, 2015 compared to $1.6 million for the same period in 2014. Sales and marketing expenses increased by $5.1 million in the 2015 period primarily due to a $3.4 million increase in employee related costs, a $0.3 million increase in third party referral fees, $0.6 million increase in travel costs and $0.3 million increase in allocated overhead.
General and Administrative
Jiff’s general and administrative expenses were $4.1 million for the year ended December 31, 2015 compared to $1.8 million for the same period in 2014. General and administrative expenses increased by $2.3 million in the 2015 period primarily due to an increase in $1.0 million in employee related costs, an $0.6 million increase in professional fees, an increase of $0.3 million consulting expenses and contractor expenses, and an increase in allocated overhead of $0.3 million.

Liquidity and capital resources
Sources of Liquidity
Since Jiff’s inception in December 2010, Jiff’s operations have been financed primarily by net proceeds of $67.6 million from the sale of Jiff’s convertible preferred stock. As of September 30, 2016, Jiff had $16.1 million in cash and cash equivalents and an accumulated deficit of $60.6 million.
Off-balance Sheet Arrangements
Since Jiff’s inception, Jiff has not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Cash Flows
The following table summarizes Jiff’s cash flows for each of the periods indicated (in thousands):

	Nine months ended September 30,
	2016	2015
Net cash (used in) provided by:
Operating activities	($17,687)	($13,460)
Investing activities	($154)	($1,891)
Financing activities	$18,242	$28,390
Net increase in cash and cash equivalents:	$401	$13,039
Cash Used in Operating Activities
Cash used in operating activities was $17.7 million for the nine months ended September 30, 2016 reflecting a net loss of $19.6 million offset by non-cash items consisting primarily of stock-based compensation expense of $0.4 million and depreciation and amortization of $0.1 million. Additionally, cash used in operating activities reflected changes in net operating assets primarily due to an increase of accounts receivable of $2.8 million and $0.6 million in prepaid expenses which was offset by cash provided by operations from an increase of $2.4 million in deferred revenue, an increase of $0.5 million in accounts payable and $1.7 million in accrued expenses. The increase in accrued expenses is primarily attributed to accrued bonuses and commissions.
Cash used in operating activities was $13.5 million for the nine months ended September 30, 2015 reflecting a net loss of $15.6 million offset by non-cash items consisting primarily of stock-based compensation expense of $0.6 million. Additionally, cash used in operating activities reflected changes in net operating assets primarily due to an increase of $1.1 million in accounts receivable and an increase of $0.7 million in prepaid expenses. This was offset by cash provided by operating activities due to an increase in accounts payable of $1.1 million and increases of $0.9 million and $0.7 million in deferred revenue, accrued expenses and other current liabilities, respectively.
Cash Used in Investing Activities
Cash used in investing activities was $0.2 million and $1.9 million for the nine months ended September 30, 2016 and 2015, respectively. This decrease was primarily attributable to purchases of fixed assets of $0.3 million in each period and deposits on facilities of $1.6 million in the nine months ended September 30, 2015.
Cash Provided by Financing Activities
Net cash provided by financing activities was $18.2 million and $28.4 million for the nine months ended September 30, 2016 and 2015, respectively. Net cash provided by financing activities for the nine months ended September 30, 2016 and 2015 resulted primarily from the receipt of proceeds of $17.7 million and $23.3 million, respectively, from the issuance of Jiff’s Series C convertible preferred stock, net of issuance costs,.
The following table summarizes Jiff’s cash flows for each of the periods indicated (in thousands):

	Year ended December 31,
	2015	2014
Net cash (used in) provided by:
Operating activities	($19,561)	($7,552)
Investing activities	($1,986)	($144)
Financing activities	$28,395	$12,747
Net increase in cash and cash equivalents:	$6,848	$5,051

Cash used in Operating Activities
Cash used in operating activities was $19.6 million for year ended December 31, 2015, reflecting a net loss of $22.5 million offset by non-cash items consisting primarily of stock-based compensation expense of $0.8 million and compensation expense recognized in connection to issuance of common stock warrants of $0.2 million. Additionally, cash used in operating activities reflected changes in net operating assets primarily due to an increase of accounts receivable of $0.8 million and $0.6 million in prepaid expenses which was offset by cash provided by operating activities due to an increase of $1.3 million in accrued expenses and other current liabilities, an increase of $1.2 million in deferred revenue and $0.4 million in accounts payable.
Cash used in operating activities was $7.6 million for year ended December 31, 2014, reflecting a net loss of $8.4 million offset by non-cash items consisting primarily of stock-based compensation expense of $0.2 million and non-cash interest expense of $0.2 million. Additionally, cash provided by operating activities reflected changes in net operating assets primarily due to an increase of $0.3 million in deferred revenue and $0.1 million in accrued expenses and other current liabilities.
Cash used in Investing Activities
Cash used in investing activities was $2.0 million and $0.1 million for year ended December 31, 2015, and 2014, respectively. The decrease for the year ended December 31, 2015, was primarily attributable to purchases of fixed assets of $0.4 million and deposits on facilities of $1.5 million. The decrease for the year ended December 31, 2014, was primarily attributable to deposits on facilities of $0.1 million
Cash provided by Financing Activities
Net cash provided by financing activities was $28.4 million and $12.7 million year ended December 31, 2015, and 2014, respectively. Net cash provided by financing activities for year ended December 31, 2015, resulted primarily from the receipt of proceeds of $23.3 million from the issuance of Jiff’s Series C convertible preferred stock and proceeds from long term debt of $5.0 million. Net cash provided by financing activities for year ended December 31, 2014, resulted primarily from the receipt of proceeds of $12.1 million from the issuance of Jiff’s Series C convertible preferred stock and proceeds from long term debt of $0.6 million.
Contractual obligations and commitments
Jiff has certain contractual obligations, such as operating lease obligations, which are not recognized as liabilities in its financial statements. Additional details regarding these obligations are provided in the notes to Jiff’s financial statements.
The following table summarizes Jiff’s principal contractual obligations and commitments as of December 31, 2015 that will affect Jiff’s future liquidity (in thousands):

	Payments Due by Period
	Total	Less than	1–2	3–4	More than
		1 Year	Years	Years	5 Years
	(in thousands)
Long-Term Debt Obligations	$5,517	$1,004	$3,767	$746	$—
Operating lease obligations	$13,100	$2,086	$4,375	$4,231	$2,408
Total	$18,617	$3,090	$8,142	$4,977	$2,408
Recent accounting pronouncements
In May 2014, the FASB issued ASU No. 2014-09 regarding ASC Topic 606, Revenue from Contracts with Customers. This standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers that reflects the consideration to which the entity expects to be entitled to in exchange for those goods and services.

The standard will replace most existing revenue recognition guidance generally accepted in the United States of America. The standard is effective for Jiff as of January 1, 2018, and permits the use of either a retrospective or cumulative effect transition method. Jiff has not selected a transition method and is currently evaluating the effect ASU No. 2014-09 will have on its financial statements and related disclosures.
In March 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. ASU 2016-09 requires recognition of the income tax effects of vested or settled awards in the income statement and involves several other aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. The standard is effective for Jiff as of January 1, 2018, and permits the use of either a retrospective or cumulative effect transition method. Jiff has not selected a transition method and is currently evaluating the effect ASU 2016-09 will have on its financial statements and related disclosures.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes, as part of its Simplification Initiative. The standard is effective for Jiff as of January 1, 2018, and permits the use of either a retrospective or cumulative effect transition method. Jiff early adopted the standard in 2015 on a retrospective basis, which had no impact on the balance sheets at December 31, 2015 and 2014.
In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 requires lessees to put most leases on their balance sheet while recognizing expense in a manner similar to existing accounting. The standard is effective for Jiff as of January 1, 2020, and permits the use of modified retrospective method. Jiff has not selected a transition method and is currently evaluating the effect ASU 2016-02 will have on its financial statements and related disclosures.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK OF JIFF
Interest Rate Risk
Jiff’s cash and cash equivalents as of September 30, 2016 consisted of readily available checking and money market funds. Jiff’s primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. However, because of the short-term nature of the instruments in Jiff’s portfolio, a sudden change in market interest rates would not be expected to have a material impact on Jiff’s financial condition and/or results of operations. Jiff does not believe that its cash or cash equivalents has significant risk of default or illiquidity. While Jiff believes its cash and cash equivalents do not contain excessive risk, Jiff cannot provide absolute assurance that in the future its investments will not be subject to adverse changes in market value. In addition, Jiff maintains significant amounts of cash and cash equivalents at one or more financial institutions that are in excess of federally insured limits.
Effects of Inflation
Inflation generally affects Jiff with increased cost of labor, services and real estate costs. Jiff does not believe that inflation and changing prices had a significant impact on Jiff’s results of operations for any periods presented herein.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT OF CASTLIGHT
The following table sets forth certain information with respect to the beneficial ownership of Castlight Class A and Class B common stock as of December 31, 2016, by:

•	each person, or group of affiliated persons, known by it to be the beneficial owner of more than 5% of Castlight Class A and Class B common stock;

•	each of Castlight’s directors or director nominees;

•	each of Castlight’s named executive officers; and

•	all of Castlight’s directors and executive officers as a group.
Percentage ownership of Castlight’s common stock is based on 54,295,405 shares of Castlight Class A common stock and 50,015,518 shares of Castlight Class B common stock outstanding on December 31, 2016. Castlight has determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to Castlight’s securities. Unless otherwise indicated below, to Castlight’s knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. Castlight has deemed shares of its common stock subject to (i) options that are currently exercisable or that will vest and become exercisable within 60 days of December 31, 2016, and (ii) restricted stock units that will vest within 60 days of December 31, 2016, to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person, but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each of the individuals and entities named below that owns 5% or more of Castlight’s common stock is c/o Castlight Health, Inc., 150 Spear Street, Suite 400, San Francisco, California 94105.

	Shares Beneficially Owned
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%	% Total Voting Power(1)
5% or Greater Stockholders
Entities affiliated with FMR LLC (2)	5,342,250	9.84%	6,002,664	12.00%	10.88%
Entities affiliated with Morgan Stanley (3)	—	*	2,995,826	5.99%	2.87%
Gagnon Securities LLC and Neil Gagnon (4)	—	*	2,779,315	5.56%	2.87%
Entities affiliated with Maverick Capital Ltd. (5)	7,733,386	14.24%	1,205,261	2.41%	8.57%
Entities affiliated with Oak Investment Partners XII, Limited Partnership (6)	11,917,744	21.95%	48,437	*	11.47%
The Vanguard Group (7)	—	*	2,439,309	4.88%	2.34%
Entities affiliated with Venrock (8)	15,568,571	28.67%	1,256,730	2.51%	16.13%
Entities affiliated with SAP Technologies (9)	—	*	4,762,658	9.52%	4.57%
Directors and Named Executive Officers:
Giovanni M. Colella (10)	6,151,349	11.32%	496,168	*	6.34%
John C. Doyle (11)	870,000	1.58%	235,600	*	1.05%
John McCracken (12)	—		146,871	*
Michael Eberhard	—	*	—	*
David Ebersman (13)	260,973	*	32,812	*	*
Ann Lamont (14)	11,917,744	21.95%	48,437	*	11.47%
Ed Park (15)	28,571	*	55,032	*	*
Bryan Roberts (16)	15,568,571	28.67%	1,289,542	2.58%	16.16%
David B. Singer (17)	—	*	60,937	*	*
Kenny Van Zant	—	*	—	*	*
All current executive officers and directors as a group (13 persons) (18)	34,811,825	62.71%	2,808,706	5.49%	35.26%
_____________________

*	Represents beneficial ownership of less than 1% of Castlight’s outstanding shares of common stock.

(1)
Percentage of total voting power represents voting power with respect to all shares of Castlight’s Class A and Class B common stock, as a single class. Generally, the holders of Castlight’s Class B common stock and Class A common stock are entitled to one vote per share. However, holders of Castlight’s Class A common stock are entitled to ten votes per share in certain circumstances, if submitted to a vote of stockholders, including: (i) adoption of a merger or consolidation agreement involving the Company; (ii) a sale, lease or exchange of all or substantially all of the Company’s property and assets; (iii) a dissolution or liquidation of the Company; and (iv) on every matter, if and when any individual, entity or “group” (as such term is used in Regulation 13D of the Exchange Act) has, or has publicly disclosed (through a press release or a filing with the SEC) an intent to have, beneficial ownership of 30% or more of the number of outstanding shares of Class A common stock and Class B common stock, combined. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including those set forth in this joint proxy statement/prospectus/information statement) submitted to a vote of stockholders, unless otherwise required by Castlight’s certificate of incorporation or bylaws. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(2)
Shares owned are as of December 31, 2015, according to a Schedule 13G/A filed with the SEC on February 12, 2016. FMR LLC has sole power to vote or direct the vote of and the sole power to dispose of 5,342,250 shares of Class A common stock and 6,002,664 shares of Class B common stock. Members of the family of Abigail P. Johnson, Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other FMR LLC Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts, 00210.

(3)
Shares owned are as of December 31, 2015, according to a Schedule 13G/A filed with the SEC on February 11, 2016. These securities are owned by various individuals and institutional investors of which Morgan Stanley serves as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(F) or Morgan Stanley Investment Management Inc. serves as an investment adviser, with shared power to direct investments and sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Morgan Stanley and its subsidiaries and affiliates (collectively, “MS”) is deemed to be a beneficial owner of such securities; however, MS expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Morgan Stanley is 1585 Broadway, New York, NY 10036 and the address for Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, NY 10036.

(4)
Shares owned are as of August 9, 2016, according to a Schedule 13G filed with the SEC on August 12, 2016. These securities are owned by Neil Gagnon and by various individuals and institutional investors (the “Accounts”) of which Mr. Gagnon as managing member and principal owner of Gagnon Securities LLC is the investment manager. Mr. Gagnon has sole voting and dispositive power over 277,433 shares of the Class B common stock and Mr. Gagnon has shared voting power over 2,474,475 shares of Class B common stock and shared dispositive power over 2,501,882 shares of Class B Common Stock. Mr. Gagnon and Gagnon Securities LLC may be deemed to share voting power with respect to 1,452,560 shares of Class B common stock held in the Accounts and dispositive power with respect to 1,469,222 shares of Class B common stock held in the Accounts. Gagnon Securities LLC and Mr. Gagnon expressly disclaim beneficial ownership of all securities held in the Accounts. Mr. Gagnon is also the Chief Executive Officer of Gagnon Advisors, LLC (“Gagnon Advisors”). Mr. Gagnon and Gagnon Advisors in its role as investment manager to Gagnon Investment Associates, LLC may be deemed to share voting and dispositive power with respect to the 894,725 shares of Class B common stock held by Gagnon Investment Associates, LLC. Mr. Gagnon expressly disclaims beneficial ownership of all securities held by Gagnon Investment Associates, LLC. The address for Mr. Gagnon is 1370 Avenue of the Americas, 24th Floor, New York, NY 10019.

(5)
Shares owned are as of December 31, 2015, according to a Schedule 13G/A filed with the SEC on September 2, 2016.  Maverick Capital, Ltd. (“Maverick Capital”) is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of such Shares through the investment discretion it exercises over its clients’ accounts.  Maverick Capital Management, LLC is the General Partner of Maverick Capital.  Lee S. Ainslie III is the manager of Maverick Capital Management, LLC.  Andrew H. Warford serves as the Chairman of the Stock Committee of Maverick Capital.  The address for Maverick Capital is 300 Crescent Court, 18th Floor, Dallas, TX 75201. Also includes 28,125 shares of Class B common stock, (b) options exercisable for 25,000 shares of Class B common stock within 60 days of December 31, 2016 and (c) 7,812 shares of Class B Common Stock issuable upon the settlement of restricted stock units within 60 days of December 31, 2016. Mr. Singer is a managing director of Maverick Capital.

(6)
Shares owned are as of December 31, 2015, according to a Schedule 13G/A filed with the SEC on February 12, 2016. These securities consist of (a) 11,917,744 shares of Class A common stock held directly by Oak Investment Partners XII, Limited Partnership and (b) options exercisable for 48,437 shares of Class B Common Stock within 60 days of December 31, 2016, which may be deemed to be held by Ann Lamont on behalf of Oak Investment Partners XII, Limited Partnership. Ann Lamont, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, and Grace A. Ames collectively serve as managing members of Oak Associates XII, LLC, the General Partner of Oak Investment Partners XII, L.P. Such Managing Members have shared voting and investment control over all of the shares held by Oak

Investment Partners XII, L.P. The address of Oak Investment Partners XII, L.P. is 901 Main Avenue, Suite 600, Norwalk, CT 06851.

(7)
Shares owned are as of December 31, 2015, according to a Schedule 13G/A filed with the SEC on February 11, 2016. The Vanguard Fiduciary Trust Company is a wholly-owned subsidiary of The Vanguard Group. These securities consist of (a) 74,118 shares of Class B common stock held by the Vanguard Fiduciary Trust Company and (b) 2,365,191 shares of Class B common stock, held directly by the Vanguard Group. The address of the entities affiliated with The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(8)
These securities consist of (a) 14,047,522 shares of Class A common stock, held directly by Venrock Associates V, L.P., (b) 330,053 shares of Class A common stock, held directly by Venrock Entrepreneurs Fund V, L.P. and (c) 1,190,996 shares of Class A common stock, held directly by Venrock Partners V, L.P., (d) 1,133,948 shares of Class B common stock, held directly by Venrock Associates V, L.P., (e) 26,643 shares of Class B common stock held directly by Venrock Entrepreneurs Fund V, L.P., and 96,139. shares of Class B common stock held directly by Venrock Partners V, L.P. Dr. Roberts is a member of the general partners of Venrock Associates V, L.P., Venrock Entrepreneurs Fund V, L.P. and Venrock Partners V, LP, and as such, he may be deemed to have voting and investment power with respect to these shares. The address of the entities affiliated with Venrock is 3340 Hillview Avenue, Palo Alto, CA 94304.

(9)
Shares owned are as of May 17, 2016, according to a Schedule 13D filed with the SEC on May 27, 2016. SAP Technologies, Inc. is a wholly owned indirect subsidiary of SAP SE. SAP SE is a Societas Europaes organized in the Federal Republic of Germany.

(10)
Consists of (a) 28,430 shares of Class B common stock held directly by Mr. Colella; (b) 4,404,849 shares of Class A common stock held directly by the Giovanni and Vanessa Colella Revocable Living Trust dated 11/26/05 (the “Living Trust”), of which Dr. Colella is a co-trustee, (c) 5,426 shares of Class B common stock held directly by the Living Trust, (d) 600,000 shares of Class A common stock held directly by The Giovanni Matteo Colella 2016 Grantor Retained Annuity Trust – I, of which Dr. Colella is trustee, (e) 250,000 shares of Class A common stock held directly by The Giovanni Matteo Colella 2016 Grantor Retained Annuity Trust – II, of which Dr. Colella is trustee, (f) 600,000 shares of Class A common stock held directly by The Vanessa Stevens Colella 2016 Grantor Retained Annuity Trust I, of which Vanessa Colella is trustee, (g) 250,000 shares of Class A common stock held directly by The Vanessa Stevens Colella 2016 Grantor Retained Annuity Trust II, of which Vanessa Colella is trustee, (h) options exercisable for 46,500 shares of Class A common stock within 60 days of December 31, 2016 (i) options exercisable for 337,500 shares of Class B common stock within 60 days of December 31, 2016, and (j) 124,812 shares of Class B common stock issuable upon the settlement of restricted stock units within 60 days of December 31, 2016. Dr. Colella is trustee and sole beneficiary of The Giovanni Matteo Colella 2016 Grantor Retained Annuity Trust - I and The Giovanni Matteo Colella 2016 Grantor Retained Annuity Trust - II. Dr. Colella retains voting and investment power over shares held by The Giovanni Matteo Colella 2016 Grantor Retained Annuity Trust - I and The Giovanni Matteo Colella 2016 Grantor Retained Annuity Trust - II.

(11)
Consists of (a) 30,475 shares of Class B common stock held directly by Mr. Doyle, (b) options exercisable for 870,000 shares of Class A common stock within 60 days of December 31, 2016, (c) options exercisable for 150,000 shares of Class B common stock within 60 days of December 31, 2016 and (d) 55,125 shares of Class B common stock issuable upon the settlement of restricted stock units within 60 days of December 31, 2016.

(12)
Consists of (a) options exercisable for 79,996 shares of Class B common stock within 60 days of December 31, 2016, and (b) 66,875 shares of Class B common stock issuable upon the settlement of restricted stock units within 60 days of December 31, 2016.

(13)
Consists of (a) options exercisable for 260,973 shares of Class A common stock within 60 days of December 31, 2016, (c) options exercisable for 25,000 shares of Class B common stock within 60 days of December 31, 2016 and (d) 7,812 shares of Class B Common Stock issuable upon the settlement of restricted stock units within 60 days of December 31, 2016.

(14)
See footnote 6. Ms. Lamont is a managing member of Oak Associates XII, LLC, the General Partner of Oak Investment Partners XII, L.P. Ms. Lamont and the other managing members have shared voting and investment control over all of the shares held by Oak Investment Partners XII, L.P., and as such, she may be deemed to have voting and investment power with respect to these shares.

(15)
Consists of (a) 28,571 shares of Class A common stock held directly by Mr. Park, (b) options exercisable for 47,220 shares of Class B common stock within 60 days of December 31, 2016 and (c) 7,812 shares of Class B Common Stock issuable upon the settlement of restricted stock units within 60 days of December 31, 2016.

(16)
See Footnote 8. Dr. Roberts is a member of the general partners of Venrock Associates V, L.P., Venrock Entrepreneurs Fund V, L.P. and Venrock Partners V, LP, and as such, he may be deemed to have voting and investment power with respect to these shares. Dr. Roberts is also the beneficial holder of options exercisable for 25,000 shares of Class B common stock within 60 days of December 31, 2016 and 7,812 shares of Class B Common Stock issuable upon the settlement of restricted stock units within 60 days of December 31, 2016.

(17)
Represents 28,125 shares of Class B common stock, (b) options exercisable for 25,000 shares of Class B common stock within 60 days of December 31, 2016 and (c) 7,812 shares of Class B Common Stock issuable upon the settlement of restricted stock units within 60 days of December 31, 2016.

(18)
Consists of (a) 33,591,164 shares of Class A common stock, (b) 1,651,356 shares of Class B common stock, (c) options exercisable for 1,220,661 shares of Class A common stock within 60 days of December 31, 2016, (d) options exercisable for 785,150 shares of Class B common stock within 60 days of December 31, 2016 and (e) 372,200 shares of Class B Common Stock issuable upon the settlement of restricted stock units within 60 days of December 31, 2016.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT OF JIFF
The following table sets forth certain information with respect to the beneficial ownership of Jiff Capital Stock as of December 31, 2016, by:

•	each person, or group of affiliated persons, known by it to the beneficial owner of more than 5% of Jiff Capital Stock;

•	each of Jiff’s directors or director nominees;

•	each of Jiff’s named executed officers; and

•	all of Jiff’s directors and executive officers as a group.
The number of shares of Jiff Capital Stock beneficially owned and the percentage of Jiff Capital Stock beneficially owned below assumes, in each case, the conversion of all 231,975 shares of Jiff Series A preferred stock, all 18,502,086 shares of Jiff Series B preferred stock, all 22,196,879 shares of Jiff Series C preferred stock and all 2,911,016 shares of Jiff starter stock outstanding as of December 31, 2016 into 43,841,956 shares of Jiff common stock and 721,161 shares of Jiff common stock outstanding as of December 31, 2016, with each share of Jiff common stock entitled to one vote.
Jiff has determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to Jiff’s securities. Unless otherwise indicated below, to Jiff’s knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. Jiff has deemed shares of Jiff common stock subject to (i) options that are currently exercisable or that will vest and become exercisable within 60 days of December 31, 2016, and (ii) warrants that are currently exercisable or that will vest within 60 days of December 31, 2016, to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person, but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each of the individuals and entities named below that owns 5% or more of Jiff Capital Stock is c/o Jiff, Inc., 215 Castro Street, 2nd Floor, Mountain View, California 94041.

	Shares Beneficially Owned
	Common		Starter		Series A		Series B		Series C
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%	% Total Voting Power(1)
5% or Greater Stockholders
Entities affiliated with Aberdare Ventures(2)	8,010,968	17.73%	—	*	119,443	51.49%	4,718,091	25.50%	2,439,775	10.99%	17.73%
EVP Technology Fund III GmbH & Co. KG(3)	5,494,559	12.26%	—	*	42,200	18.19%	3,652,246	19.74%	1,540,910	6.94%	12.26%
Johnson & Johnson Innovation - JJDC, Inc.(4)	3,595,495	8.07%	—	*	—	*	—	*	3,595,495	16.20%	8.07%
Derek Newell(5)	2,654,077	5.62%	—	*	—	*	10,052	*	—	*	5.62%
Ooga Labs LLC(6)	5,184,682	11.07%	2,741,525	94.18%	—	*	25,130	*	—	*	11.07%
Rosemark I, L.P.(7)	4,848,757	10.88%	—	*	—	*	—	*	4,848,757	21.84%	10.88%
Towers Watson Delaware, Inc.(8)	3,857,059	8.60%	—	*	—	*	—	*	3,595,459	16.20%	8.60%
Entities affiliated with Venrock Associates(9)	8,040,910	18.04%	—	*	—	*	6,500,000	35.13%	1,540,910	6.94%	18.04%
Directors and Named Executive Officers:
Derek Newell(5)	2,654,077	5.62%	—	*	—	*	10,052	*	—	*	5.62%
James Currier(6)	5,184,682	11.07%	2,741,525	94.18%	—	*	25,130	*	—	*	11.07%
Stan Chudnovsky(6)	5,184,682	11.07%	2,741,525	94.18%	—	*	25,130	*	—	*	11.07%
Robert Kocher(9)	8,040,910	18.04%	—	*	—	*	6,500,000	35.13%	1,540,910	6.94%	18.04%
Chris Kuenne(7)	4,848,757	10.88%	—	*	—	*	—	*	4,848,757	21.84%	10.88%
Michael Chuisano(4)	3,595,495	8.07%	—	*	—	*	—	*	3,595,495	16.20%	8.07%
Darren Hite(2)	8,010,968	17.73%	—	*	119,443	51.49%	4,718,091	25.50%	2,439,775	10.99%	17.73%
George Rehm(3)	5,494,559	12.26%	—	*	42,200	18.19%	3,652,246	19.74%	1,540,910	6.94%	12.26%
Johnathan Hodge(10)	220,895	*	—	*	—	*	—	*	—	*	0.00%
John Kemmerer(11)	177,604	*	—	*	—	*	—	*	—	*	0.00%
Michael Leonard(12)	200,520	*	—	*	—	*	—	*	—	*	0.00%
All current executive officers and directors as a group (8 persons)(13)	38,428,467	75.27%	2,741,525	94.18%	161,643	69.68%	14,905,519	80.56%	13,965,847	62.92%	75.27%
*Represents beneficial ownership of less than 1%.

(1)
Percentage of total voting power represents voting power with respect to all shares of Jiff Capital Stock (voting together as a single class on an as converted basis). The holders of Jiff Capital Stock are entitled to one vote per share. The shares of Jiff starter stock, Jiff Series A preferred stock, Jiff Series B preferred stock and Jiff Series C preferred stock are convertible at any time by the holder into shares of Jiff common stock on a share-for-share basis.

(2)
Shares owned are as of December 31, 2016. These securities consist of (i) 733,659 warrants for Jiff common stock exercisable within 60 days of December 31, 2016 held directly by Aberdare Ventures IV, L.P., (ii) 117,106 shares of Jiff Series A preferred stock held directly by Aberdare Ventures IV, L.P., (iii) 2,337 shares of Jiff Series A preferred stock held directly by Aberdare Partners IV, L.P., (iv) 4,625,616 shares of Jiff Series B preferred stock held directly by Aberdare Ventures IV, L.P., (v) 92,475 shares of Jiff Series B preferred stock held directly by Aberdare Partners IV, L.P., (vi) 1,258,964 shares of Jiff Series C preferred stock held directly by Aberdare Ventures IV, L.P., (vii) 25,129 shares of Jiff Series C preferred stock held directly by Aberdare Partners IV, L.P. and (viii) 1,155,682 shares of Jiff Series C preferred stock held directly by Transformational Healthcare Opportunity (JIFF), LLC. Mr. Hite is a member of the general partner of Aberdare Ventures IV, L.P., Aberdare Partners IV, L.P. and Transformational Healthcare Opportunity (JIFF), LLC, and as such, he may be deemed to have voting and investment power with respect to these shares. The address of the entities affiliated with Aberdare is 235 Montgomery Street, Suite 1230, San Francisco, CA 94104.

(3)
Shares owned are as of December 31, 2016. These securities are owned directly by EVP Technology Fund III GmbH & Co. KG and consist of (i) 259,203 warrants for Jiff common stock exercisable within 60 days of December 31, 2016, (ii) 42,200 shares of Jiff Series A preferred stock, (iii) 3,652,246 shares of Jiff Series B preferred stock and (iv) 1,540,910 shares of Jiff Series C preferred stock. The address of EVP Technology Fund III GmbH & Co. KG. is Boxbergring 107, 69126 Heidelberg, Germany.

(4)
Shares owned are as of December 31, 2016. These securities are owned directly by Johnson and Johnson Innovation – JJDC, Inc. and consist of 3,595,495 shares of Jiff Series C preferred stock. The address of Johnson and Johnson Innovation – JJDC, Inc. is 410 George Street, New Brunswick, NJ 08901.

(5)
Shares owned are as of December 31, 2016. These securities are owned directly by Robert Derek Newell and consist of (i) options exercisable for 2,107,094 shares of Jiff common stock within 60 days of December 31, 2016, (ii) 488,739 warrants for Jiff common stock exercisable within 60 days of December 31, 2016 and (iii) 10,052 shares of Jiff Series B preferred stock.

(6)
Shares owned are as of December 31, 2016. These securities are owned directly by Ooga Labs LLC and consist of (i) 2,258,126 warrants for Jiff common stock exercisable within 60 days of December 31, 2016, (ii) 159,901 shares of Jiff common stock, (iii) 2,741,525 shares of Jiff starter stock and (iv) 25,130 shares of Jiff Series B preferred stock. Messrs. Currier and Chudnovsky are members of Ooga Labs LLC, and as such, they may be deemed to have voting and investment power with respect to these shares. The address of Ooga Labs LLC is 558 Hawthorne Street, Palo Alto, CA 94301.

(7)
Shares owned are as of December 31, 2016. These securities are owned directly by Rosemark I, L.P. consist of 4,848,757 shares of Jiff Series C preferred stock. The address of Rosemark I, L.P. is 90 Nassau, Princeton, NJ 08542.

(8)
Shares owned are as of December 31, 2016. These securities are owned directly by Towers Watson Delaware, Inc. and consist of (i) 261,600 warrants for Jiff common stock exercisable within 60 days of December 31, 2016 and (ii) 3,595,459 shares of Jiff Series C preferred stock. The address of Towers Watson Delaware, Inc. is 1450 Brickell Avenue, Miami, FL 33131.

(9)
Shares owned are as of December 31, 2016. These securities consist of (i) 6,026,800 shares of Jiff Series B preferred stock held directly by Venrock Associates VI, L.P., (ii) 473,200 shares of Jiff Series B preferred stock held directly by Venrock Partners VI, L.P., (iii) 1,428,732 shares of Jiff Series C preferred stock held directly by Venrock Associates VI, L.P. and (iv) 112,178 shares of Jiff Series C preferred stock held directly by Venrock Partners VI, L.P. Mr. Kocher is a member of the general partner of Venrock Associates VI, L.P. and Venrock Partners VI, L.P., and as such, he may be deemed to have voting and investment power with respect to these shares. The address of the entities affiliated with Venrock is 3340 Hillview Avenue, Palo Alto, CA 94304.

(10)	Consists of options exercisable for 220,895 shares of Jiff common stock within 60 days of December 31, 2016.

(11)	Consists of options exercisable for 177,604 shares of Jiff common stock within 60 days of December 31, 2016.

(12)	Consists of options exercisable for 200,520 shares of Jiff common stock within 60 days of December 31, 2016.

(13)
Includes (i) options exercisable for 2,754,305 shares of Jiff common stock within 60 days of December 31, 2016 and (ii) 3,739,727 warrants for Jiff common stock exercisable within 60 days of December 31, 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation,” the following is a description of transactions since January 1, 2014 to which Castlight has been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of Castlight’s directors, executive officers or holders of more than 5% of Castlight’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest or such other persons as may be required to be disclosed pursuant to Item 404 of Regulation S-K, which are collectively referred to as related parties.
Bryan Roberts, Chairman of the Castlight Board prior to the completion of the merger, is Partner at Venrock, which beneficially owns 16,825,301 shares of Castlight Class A and Class B common stock, or approximately 16% of Castlight’s total issued and outstanding capital stock. Venrock also owns 8,040,910 shares of Jiff Capital Stock, or approximately 18% of the total issued and outstanding Jiff Capital Stock. The Castlight Board appointed a Special Committee (comprised solely of disinterested directors) to which it delegated the full and exclusive power, authority and discretion of the Castlight Board to evaluate, assess, and approve the Jiff transaction on its behalf.
One of Castlight’s directors, Mr. Park, serves as Chief Operating Officer of athenahealth, Inc. athenahealth, Inc. is a customer of Castlight and Castlight billed athenahealth, Inc. approximately $161,000 in subscription and other fees relating to their use of its subscription service in 2016.
In June 2015, Castlight entered into a strategic alliance agreement (the “Alliance Agreement”) with Lyra Health, Inc. (“Lyra”), to develop and bring to market an integrated behavioral health solution. In connection with this strategic alliance, Castlight made an initial preferred stock investment in Lyra of $3.1 million. Additionally, Castlight made a subsequent preferred stock investment in Lyra of $1.0 million in August 2015. Two of Castlight’s directors, Dr. Roberts and Mr. Ebersman, serve on the Lyra board of directors and Mr. Ebersman is the Lyra chief executive officer. In connection with the alliance with Lyra, Castlight’s chief executive officer, Dr. Colella, initially joined the Lyra board of directors. In March of 2016, Castlight and Lyra amended the Alliance Agreement and in connection with this amendment, Dr. Colella ceased service on the Lyra board of directors.
Review, Approval or Ratification of Transactions with Related Parties
The charter of Castlight’s Audit Committee requires that any transaction with a related party that must be reported under applicable rules of the SEC, other than compensation related matters, must be reviewed and approved or ratified by the Castlight Audit Committee. The Castlight Audit Committee has adopted a related party transactions policy to set forth the procedures for the identification, review, consideration and approval or ratification of these transactions, and a copy of such policy is posted on Castlight’s website.
INFORMATION REGARDING DIRECTORS AND CERTAIN EXECUTIVE OFFICERS
Executive Officers and Directors
Executive Officers and Directors of the Combined Company Following the Merger
The Castlight Board is currently composed of eight directors. Pursuant to the merger agreement, Ann Lamont will resign at or prior to the effective time of the merger. As of the effective time of the merger, the Castlight Board will initially consist of the ten directors, including remaining seven directors currently serving on the Castlight Board and John C. Doyle, who will be appointed to the Castlight Board in connection with the completion of the merger. Additionally, as of the effective time of the merger, the Castlight Board will appoint two additional designees selected by Jiff who will be Derek Newell and James Currier (with such designees expected to satisfy the requisite independence requirements, as well as the sophistication and independence requirements for the required committees, pursuant to the listing standards of the New York Stock Exchange, or NYSE)
Following the merger, Giovanni Colella will become the Executive Chairman of the Castlight Board, John C. Doyle will become the Chief Executive Officer and a member of the Castlight Board and Derek Newell will become the President and a member of the Castlight Board. The following table lists the names, ages as of January 1, 2017 and positions of the individuals who are expected to serve as executive officers and directors of Castlight upon completion of the merger:

Name	Age	Position(s)
Executive Officers
John C. Doyle	48	Chief Executive Officer and Director
Derek Newell	48	President and Director
Siobhan Nolan Mangini	36	Chief Financial Officer
Priya Jain	37	Chief Accounting Officer
John McCracken	50	Chief Revenue Officer
Jonathan Rende	52	Chief Research and Development Officer

Executive Chairman
Giovanni Colella	59	Executive Chairman of the Board of Directors

Non-Employee Directors
James Currier	49	Director
Michael Eberhard	51	Director
David Ebersman	47	Director
Ed Park	41	Director
Bryan Roberts	49	Director
David B. Singer	54	Director
Kenny Van Zant	46	Director
Executive Officers
Giovanni M. Colella co-founded Castlight in 2008 and has served as its Chief Executive Officer and a director since that time. Following the merger, Giovanni Colella will transition into the role of Executive Chairman of the Castlight Board. Prior to founding Castlight, Dr. Colella served as Founder, President and Chief Executive Officer of RelayHealth Corporation, a health care technology company, from 2000 until its acquisition in 2006. Dr. Colella holds an M.D. from the Universita Degli Studi di Milano in Italy and an M.B.A. from Columbia Business School. His presence as a member of the Castlight Board brings his thorough knowledge of Castlight into the Castlight Board’s strategic and policy-making discussions. He brings his extensive experience in finance and medicine and executive roles in the health care technology industry into deliberations regarding Castlight strategy and operations.
John C. Doyle has served as Castlight’s President since July 2016 and as its Chief Operating Officer since November 2015. Following the merger, Mr. Doyle will become the Chief Executive Officer and a member of the Castlight Board. Mr. Doyle previously served as Castlight’s Chief Financial Officer, Vice President and Treasurer from November 2012 until July 2016. Previously, Mr. Doyle served as Chief Financial Officer and then Chief Operating Officer of Achaogen, Inc., a biopharmaceutical company, from August 2009 to November 2012. Prior to joining Achaogen, Mr. Doyle was Vice President, Finance and Corporate Planning at Genentech, Inc. from July 2007 to June 2009. Mr. Doyle previously served in various roles at Renovis, Inc., from 2002 to June 2007, ultimately as its Senior Vice President of Corporate Development and Chief Financial Officer. Mr. Doyle has been a member of the board of directors of Achaogen since November 2012 and a member of its compensation committee since January 2016. Mr. Doyle holds a B.S. in Business Administration from California Polytechnic State University, San Luis Obispo, and an M.B.A. from the Haas School of Business at the University of California, Berkeley. Mr. Doyle’s experience with Castlight operations and strategy make him well-suited for serving on the Castlight Board.
Priya Jain, C.P.A., has served as Castlight’s Chief Accounting Officer since July, 2016. She joined Castlight in March 2016 as its VP, Corporate Controller. Most recently, Ms. Jain was Corporate Controller at AlienVault, Inc., a cybersecurity company, from March 2015 to February 2016, where she led all accounting, reporting, tax, subsidiary operations, and treasury activities. From January 2015 to March 2015, Ms. Jain was a consultant (Interim Controller) at Couchbase, Inc., a NoSQL database company. Prior to that, she was with Guidewire Software, Inc., software provider to property and casualty insurers, from January 2009 through January 2015, where she was Corporate Controller from 2012. Prior to that, Ms. Jain was as an Assurance Manager at PricewaterhouseCoopers LLP in their technology practice, from January 2007 to January 2009. Ms. Jain holds a Master of Commerce Degree specializing in Accounting, Costing, Taxation and Audit. She is a C.P.A., licensed in California, and a Chartered Accountant from India.
John McCracken has served as Castlight’s Chief Revenue Officer since July 2016. He joined Castlight in January 2015 as Senior Vice President of Worldwide Sales. Prior to joining Castlight, Mr. McCracken was Worldwide Senior Vice President of Sales for Jive Software, Inc., a social enterprise company, from November 2008 to September 2014. Prior to joining Jive Software, Mr. McCracken served as Senior Vice President of Sales at Inovis, Inc., a business management software provider, from March 2007 to October 2008. Prior to Inovis, he served as Vice President of Sales of the Americas for IT Governance and Application Performance Solutions from 2004 to December 2007 and as Director of Sales, South Central Region, for Mercury Interactive Corporation from 2001 to 2004, and. Mr. McCracken has also held executive management positions at American Express Company, Warrantech Corporation and PC ServiceSource, Inc., and served as an advisory board member for iConclude Co. Mr. McCracken holds a B.B.A. in Marketing from The University of Texas, Austin.
Derek Newell has been the Chief Executive Officer of Jiff since January 2012. Mr. Newell has also served on the Jiff Board during the same period. Mr. Newell served on the board of Wanda, Inc. from July 2016 to January 2017. Mr. Newell is a founding director at HT3, a consulting firm focused on accelerating the adoption of digital health technology. From January 2011 to December 2011 he worked on founding HT3 and served as its managing director. He served as the President of Robert Bosch Healthcare, from January 2009 to December 2010. He served as the CEO of HealthHero Networks and a member of the board from March 2007 to December 2008 (acquired by Robert Bosch Healthcare in early 2008). From November 2006 to March 2007 he served as an advisor to the board of Health Hero Networks. He served as Chief Marketing Officer of LifeMasters Supported Healthcare from March 2004 to November 2006. Before that he was the VP of Product, Marketing & Outcomes from August 2001 to March 2004. He was the VP of Business Development for WebOS from February 2000 to July 2001. He was Director of Business Development at Brown & Toland Medical Group from May 1998 to February 1999. He was a student at Haas School of Business and the UC Berkeley School of Public Health from August 1996 to May 1999 where he earned his M.B.A. and M.P.H. degrees. Before that, Mr. Newell spent 4 years in Lesotho Southern Africa with the US Peace Corps and the World Health Organization. He received a B.S. in Molecular Biology from UC Berkeley in 1992. Mr. Newell’s experience as Jiff’s Chief Executive Officer and serving on the Jiff Board will make him a valuable resource on the Castlight Board.
Siobhan Nolan Mangini has served as Castlight’s Chief Financial Officer since July 2016. Prior to that she served as Castlight’s Vice President, Finance & Business Operations, from October 2015 to July 2016. She joined the company in February 2012 and previously served as Senior Director, Financial Planning & Business Operations, from November 2014 to September 2015, and as Director, Strategy & Business Development, from February 2012 to September 2014. Prior to joining Castlight, she worked at Bain & Company, a management consulting company, from 2009 to January 2012, working in the health care and private equity practices. Ms. Nolan Mangini holds a B.S. in Economics from The Wharton School at University of Pennsylvania, an M.B.A. from the Graduate School of Business at Stanford University, and an M.P.A. from The Kennedy School of Government at Harvard University. Ms. Nolan Mangini is a CFA charterholder.
Jonathan Rende joined Castlight in May 2015 as its Chief Research and Development Officer. Prior to joining Castlight, Mr. Rende was the Executive Vice President of Products and Marketing at Keynote, a company providing cloud-based testing, monitoring, and analytics for mobile and web applications. Mr. Rende has held senior level product engineering and management roles at Appcelerator, HP and Mercury Interactive. Mr. Rende holds a B.S. in Engineering from the University of California, Davis and an M.B.A. from Santa Clara University.
Directors
James Currier has served as Chairman and a director of Jiff since 2010 and co-founded Jiff in 2010. Mr. Currier has served as Managing Partner of NFX Guild, a startup accelerator, since March 2015. Mr. Currier previously co-founded Ooga Labs LLC, and has served as its Managing Member since January 2007. Mr. Currier previously co-founded WonderHill, the social gaming company that built the online game Dragons of Atlantis, and founded Tickle.com. Mr. Currier holds a B.A. in

Political Economics from Princeton University and an M.B.A. from Harvard Business School and is a Henry Crown Fellow at the Aspen Institute. Mr. Currier’s experience in founding and serving on the Jiff Board will make him a valuable resource on the Castlight Board.
Michael Eberhard has served as a director of Castlight since June 2016 and is the President of Concur, the world's leading provider of integrated travel and expense management solutions and services. He joined Concur in 2003 and became President in November 2016. At Concur, he has held roles including Executive Vice President, Worldwide Sales & Business Development; Executive Vice President and General Manager, Global Accounts; and Executive Vice President and General Manager, Asia Pacific. Prior to joining Concur, Mike was Vice President, Worldwide Sales at Xign; Vice President and General Manager for Ariba; and Vice President and General Manager, Education & Government at PeopleSoft. Mr. Eberhard brings to the Castlight Board deep experience in business, sales, operations and strategic planning.
David Ebersman has served as a director of Castlight since July 2011. Mr. Ebersman is currently CEO of Lyra Health, Inc., a health care information technology company focused on behavioral health. Previously, Mr. Ebersman served as the Chief Financial Officer of Facebook, Inc., from 2009 through 2014. Prior to joining Facebook, Mr. Ebersman served in various positions at Genentech, Inc., a biotechnology company, including as its Executive Vice President and Chief Financial Officer, Senior Vice President, Product Operations, and Vice President, Product Development. Prior to joining Genentech, Mr. Ebersman was a research analyst at Oppenheimer & Company, Inc., an investment company. Mr. Ebersman has been a member of the board of directors of SurveyMonkey, Inc. since June 2015. Mr. Ebersman holds an A.B. in International Relations and Economics from Brown University and was selected for a Henry Crown Fellowship in 2000. Mr. Ebersman brings to the Castlight Board over twenty years of business, operations, strategic planning and financial experience with leading companies, such as Genentech and Facebook.
Ed Park currently serves on the boards of Castlight and athenahealth and on the Massachusetts Governors Council for IT Initiatives. Prior to that, he served as Executive Vice President and COO of athenahealth, Inc. since July 2010, and as Chief Technology Officer from March 2007 to June 2010 and as Chief Software Architect from 1998 to March 2007. Prior to joining athenahealth, Inc., Mr. Park was a consultant for Viant, Inc. Mr. Park obtained a Bachelor of Arts magna cum laude from Harvard College in Computer Science. Mr. Park brings to the Castlight Board his years of experience overseeing technology and operations at a cloud-based services and mobile applications company in the health care industry which make him well suited for service on the Castlight Board.
Bryan Roberts co-founded Castlight in 2008, served as a director from 2008 until 2010 and has served as the Chairman of the Castlight Board since 2010. Dr. Roberts joined Venrock, a venture capital firm, in 1997, where he currently serves as a Partner. Dr. Roberts currently serves as the Chairman of the board of directors of Achaogen, Inc. and as a director of Ironwood Pharmaceuticals, Inc., Vitae Pharmaceuticals and Zeltiq Aethetics, Inc. as well as several private companies. Dr. Roberts previously served on the board of directors of athenahealth, Inc. from 1999 to 2009, XenoPort, Inc. from 2000 to 2007 and Sirna Therapeutics, Inc. from 2003 to 2007. From 1989 to 1992, Dr. Roberts worked in the corporate finance department of Kidder, Peabody & Co., a brokerage company. Dr. Roberts received a B.A. in Chemistry from Dartmouth College and a Ph.D. in Chemistry and Chemical Biology from Harvard University. Dr. Roberts’ experiences with facilitating the growth of health care, health care IT and biotechnology companies, together with his historical perspective of Castlight, make him uniquely qualified to serve on the Castlight Board.
David B. Singer has served on the Castlight Board since June 2010. Mr. Singer has held various positions at Maverick Capital Ltd. or its affiliates, an investment firm, since December 2004, including Managing Partner of Maverick Capital Ventures since February 2015. Previously, Mr. Singer served as the founding President and Chief Executive Officer of three health care companies. He has also served on the board of directors of Pacific Biosciences of California, Inc. from December 2006 to May 2013, Affymetrix, Inc. from 1993 to 2008, Corcept Therapeutics Incorporated from 1998 to 2008 and Oscient Pharmaceuticals Corporation from 2004 to 2006. Mr. Singer has also served as the senior financial officer of two publicly traded companies. Mr. Singer serves on the boards of several private health care companies. Mr. Singer served as a health commissioner of San Francisco and a member of the San Francisco General Hospital Joint Conference Committee from July 2013 to January 2017. Mr. Singer holds a B.A. in History from Yale University and an M.B.A. from Stanford University. Mr. Singer’s extensive executive experience and his financial and accounting experience with both public and private companies make him well suited for service on the Castlight Board.

Kenny Van Zant was the Head of Business at Asana, the creator of cloud-based SaaS project management tools, where he led all business functions, including sales, marketing, customer support and finance. Prior to his role at Asana, Van Zant was the Senior Vice President, Chief Product Strategist at SolarWinds, where he led marketing and products. He has also held business and marketing leadership roles at Motive, BroadJump and Cisco Systems. He also serves as a board member for Puppet and Idera.
There are no family relationships between any of Castlight’s executive officers or directors and any other director or executive officer of either Jiff or Castlight.
2016 Compensation of Castlight Executive Officer and Directors
Board of Directors Leadership Structure
Castlight’s Corporate Governance Guidelines provide that the Castlight Board believes that it is in the best interests of the Company for the roles of Chairperson and Chief Executive Officer to be separated. The role given to the Chairperson helps ensure a strong, independent and active Castlight Board. Castlight’s Chairperson’s duties include, among other things, the nonexclusive authority to preside over meetings of the stockholders and the Castlight Board (including non-executive directors of the Castlight Board) and to hold such other powers and carry out such other duties as are also granted to the Chairman of the Castlight Board.
In connection with the merger, the Castlight Board determined that selecting Giovanni Colella as its Executive Chairperson was in Castlight’s best interests and those of its stockholders. Maintaining separate roles of Chairperson and Chief Executive Officer provides Castlight with optimally effective leadership. Prior to Dr. Colella’s appointment, Bryan Roberts has led the Castlight Board as Chairperson since 2010. The Castlight Board believes that Dr. Colella’s historical perspective of the business and extensive experience in finance and medicine and executive roles in the health care technology industry make him well qualified to serve as Executive Chairperson.
The Castlight Nominating and Corporate Governance Committee shall periodically consider the leadership structure of the Castlight Board and make such recommendations related thereto to the Castlight Board with respect thereto as the Castlight Nominating and Corporate Governance Committee deems appropriate. Castlight’s Corporate Governance Guidelines also provide that the independent directors may, if deemed advisable, select a “Lead Independent Director.” Castlight’s independent directors have not selected a Lead Independent Director to date.
Role of the Board of Directors in Risk Oversight
One of the key functions of the Castlight Board is informed oversight of Castlight’s risk management process. The Castlight Board does not have a standing risk management committee, but rather administers this oversight function directly as a whole, as well as through various standing committees of the Castlight Board that address risks inherent in their respective areas of oversight. In particular, the Castlight Board is responsible for monitoring and assessing strategic risk exposure and the Castlight Audit Committee has the responsibility to consider and discuss Castlight’s major financial risk exposures and the steps the management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management are undertaken. The Castlight Audit Committee also monitors security management and compliance with legal and regulatory requirements. The Castlight Compensation and Talent Committee assesses and monitors whether any of Castlight’s compensation policies and programs has the potential to encourage excessive risk-taking and reviews the steps management has taken to monitor or mitigate compensation-related risk exposures.
Independence of Directors
The Castlight Board determines the independence of its directors by applying the independence principles and standards established by the NYSE. These provide that a director is independent only if the Castlight Board affirmatively determines that the director has no direct or indirect material relationship with Castlight. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, the Castlight Board annually reviews the independence of Castlight’s directors, taking into account all relevant facts and circumstances. In its most recent review, the Castlight Board considered, among other things, the relationships that each non-employee director has with Castlight and all other facts and circumstances the Castlight Board deemed relevant in determining their independence, including the beneficial ownership of Castlight capital stock by each non-employee director.
Based upon this review, the Castlight Board has determined that the following director nominee and members of the Castlight Board are currently independent as determined under the rules of the NYSE:

James Currier Michael Eberhard David Ebersman Ed Park	Bryan Roberts David B. Singer Kenny Van Zant
Committees of Castlight’s Board of Directors
The Castlight Board has established an Audit Committee, a Compensation and Talent Committee, and a Nominating and Corporate Governance Committee. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available, without charge, upon request in writing to Castlight Health, Inc., 150 Spear Street, Suite 400, San Francisco, California 94105, Attn: General Counsel or by clicking on “Corporate Governance” in the investor relations section of Castlight’s website, http://ir.castlighthealth.com/investor-relations/investors-overview/. Members serve on these committees until their resignations or until otherwise determined by the Castlight Board.
Audit Committee
Following the merger, it is expected that Castlight’s Audit Committee will be comprised of Mr. Park, Mr. Singer, and [•]. Mr. Park is the chairman of the Castlight Audit Committee. The composition of the Castlight Audit Committee meets the requirements for independence under the current NYSE and SEC rules and regulations. Each member of the Castlight Audit Committee is financially literate. In addition, the Castlight Board has determined that Mr. Singer is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on him any duties, obligations or liabilities that are greater than are generally imposed on members of the Audit Committee and the Board of Directors. The Audit Committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit Castlight’s financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, Castlight’s interim and year-end operating results;

•	establishing procedures for employees to submit, anonymously, concerns about questionable accounting or audit matters;

•	considering the adequacy of Castlight’s internal controls and internal audit function;

•	reviewing material related party transactions or those that require disclosure;

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm; and

•	monitoring security management and compliance with other legal and regulatory requirements.

Compensation and Talent Committee
Following the merger, it is expected that Castlight’s Compensation and Talent Committee will be comprised of Mr. Ebersman, Dr. Roberts, and Mr. Van Zant. Mr. Ebersman is the chairman of the Castlight Compensation and Talent Committee. The composition of the Castlight Compensation and Talent Committee meets the requirements of independence under the NYSE rules and regulations. Each member of this committee is an outside director, as defined pursuant to Section 162(m) of the Code. The Castlight Compensation and Talent Committee is responsible for, among other things:

•	reviewing and approving, or recommending that the Castlight Board approve, the compensation of Castlight’s executive officers;

•	reviewing and approving, or recommending that the Castlight Board approve, the compensation of Castlight’s directors;

•	administering Castlight’s stock and equity incentive plans;

•	reviewing and approving, or making recommendations to the Castlight Board with respect to, incentive compensation and equity plans; and

•	reviewing Castlight’s overall compensation philosophy.
Nominating and Corporate Governance Committee
Following the merger, it is expected that Castlight’s Nominating and Corporate Governance Committee will be comprised of Dr. Roberts, Mr. Singer, and Mr. Eberhard. Dr. Roberts is the chairman of the Castlight Nominating and Corporate Governance Committee. The composition of the Castlight Nominating and Corporate Governance Committee meets the requirements of independence under the NYSE rules and regulations. The committee is responsible for, among other things:

•	identifying and recommending candidates for membership on the Castlight Board;

•	reviewing and recommending Castlight’s corporate governance guidelines and policies;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	overseeing the process of evaluating the performance of the Castlight Board; and

•	assisting the Castlight Board on corporate governance matters.
The charters of the Castlight Audit, Compensation and Talent, and Nominating and Corporate Governance Committees are posted on Castlight’s website at http://ir.castlighthealth.com/investor-relations/corporate-governance/governance-documents/.
Compensation Committee Interlocks and Insider Participation
The members of Castlight’s Compensation and Talent Committee during 2016 were Castlight’s former director Mr. Steven Singh (for part of the year), Mr. Park (for part of the year), Mr. Ebersman (for part of the year), Mr. Van Zant (for part of the year), and Dr. Roberts. None of the members of the Castlight Compensation and Talent Committee in 2016 was at any time during 2016 or at any other time an officer or employee of Castlight or any of its subsidiaries, and except as disclosed below, none had or have any relationships with Castlight that are required to be disclosed under Item 404 of Regulation S-K.
Dr. Roberts is a Partner at Venrock, which holds a greater than 10% position in Jiff and as such, the merger may be considered a related party transaction for Dr. Roberts.

None of Castlight’s executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on the Castlight Board or Castlight Compensation and Talent Committee during 2016.
Director Compensation
The following table provides the total compensation for each person who served as a non-employee member of the Castlight Board during 2016, including all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2016. Dr. Colella, who is Chief Executive Officer of Castlight, receives no compensation for his service as a director, and is not included in this table. The compensation received by Dr. Colella as an employee is presented in “Summary Compensation Table” on page 182.
Director Compensation 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Michael Eberhard(2)	16,700	210,000	—	—	226,700
David Ebersman	40,667	140,000	—	—	180,667
Ann Lamont	38,000	—	53,472	—	91,472
Ed Park	42,700	140,000	—	—	182,700
Bryan Roberts	73,167	140,000	—	—	213,167
David B. Singer	58,717	140,000	—	—	198,717
Steven Singh(3)	10,000	—	—	—	10,000
Kenny Van Zant(4)	11,825	210,000	—	—	221,825
_____________________

(1)
Amounts listed under the “Stock Awards” and “Option Awards” columns represent the aggregate fair value amount computed as of the grant date of each award during 2016 in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The fair value of these awards is based on the closing price of Castlight Class B common stock on the grant date. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Castlight’s directors will only realize compensation from these stock awards to the extent that they satisfy service-based vesting conditions in the terms of the RSUs. For information regarding the number of awards held by each non-employee director as of December 31, 2016, see the table below.

(2)	Appointed on June 22, 2016.

(3)	Resigned on March 28, 2016.

(4)	Appointed on August 28, 2016.

Each person who served as a non-employee member of the Castlight Board during 2016 held the following aggregate number of shares of Castlight Class A and Class B common stock subject to outstanding stock options or restricted stock units as of December 31, 2016:

Name	Number of Securities Underlying Stock Options Held as of December 31, 2016	Number of Securities Underlying Restricted Stock Units Held as of December 31, 2016
Michael Eberhard	—	39,063
David Ebersman	285,973	15,625
Ann Lamont	56,250	—
Ed Park	50,000	15,625
Bryan Roberts	25,000	15,625
David B. Singer	25,000	15,625
Steven Singh	—	—
Kenny Van Zant	—	46,164
Annual Retainer Fees. For 2016, Castlight’s non-employee directors were compensated as follows:

•	$30,000 annual cash retainer;

•	$30,000 for the independent chair of the Castlight Board;

•	$16,000 for the chair of the Castlight Audit Committee and $8,000 for each of its other members;

•	$10,000 for the chair of the Castlight Compensation and Talent Committee and $5,000 for each of its other members; and

•	$6,000 for the chair of the Castlight Nominating and Corporate Governance Committee and $3,000 for each of its other members.
On June 22, 2016, the Castlight Board approved the following change to the non-employee director compensation:

•	$15,000 for the Lead Independent Director (if any).
Equity Awards. Castlight’s non-employee director equity compensation policy provides that each newly-elected or appointed non-employee director will be granted an initial restricted stock unit award to acquire shares of Class B common stock calculated by dividing $210,000 by the closing price of Class B common stock on the date of grant of the restricted stock unit award. Following each annual meeting of Castlight’s stockholders, each non-employee director will automatically be granted an additional annual restricted stock unit award to acquire shares of Castlight Class B common stock calculated by dividing $140,000 by the closing price of the Castlight Class B common stock on the date of grant of the restricted stock unit award. Awards granted to non-employee directors under the policy described above will accelerate and vest in full in the event of a change of control. In addition to the awards provided for above, non-employee directors are eligible to receive discretionary equity awards.
Non-employee directors receive no other form of remuneration, perquisites or benefits other than as described above, but are reimbursed for their reasonable travel expenses incurred in attending the Castlight Board and Castlight Committee meetings.
Executive Compensation
The following tables and accompanying narrative provide information about the compensation provided to the following Castlight executive officers, who are referred to collectively in this S-4 as the “named executive officers”:

•	Giovanni M. Colella, the Chief Executive Officer, Co-Founder and Director (the “CEO”);

•	John C. Doyle, the President and Chief Operating Officer; and

•	John McCracken, the Chief Revenue Officer.
2016 Summary Compensation Table
The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the Castlight Named Executive Officers for services rendered in all capacities for 2015 and 2016.

Name and Principal Position	Fiscal Year	Base Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Option Awards ($)(2)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Giovanni M. Colella	2016	300,000	—	—	1,853,800(3)	10,060(9)	2,163,860
Chief Executive Officer, Co-Founder and Director	2015	300,000	96,000	—	2,660,700(4)	3,524(10)	3,060,224
John C. Doyle	2016	350,000	—	412,673	1,950,500(5)	2,435(11)	2,715,608
Chief Financial Officer, Chief Operating Officer	2015	293,000	58,600	—	1,592,800(6)	844(12)	1,945,244
John McCracken (7)	2016	310,000	—	620,220	1,850,250(8)	314,048(13)	3,094,518
Chief Revenue Officer
_____________________

(1)
The amount reported in the Non-Equity Incentive Plan Compensation column represents the cash incentive bonus paid to Dr. Colella and Mr. Doyle under Castlight’s incentive bonus plan for executive officers. For 2015, each of Dr. Colella and Mr. Doyle was eligible to receive incentive cash bonuses, based on Castlight’s achievement of certain strategic objectives, including objectives relating to customer acquisition and retention, new product introduction and operational metrics as determined by the Castlight Compensation and Talent Committee. Dr. Colella’s target bonus was 100% of base salary and Mr. Doyle’s target bonus was 50% of base salary. Based on Castlight’s and the individuals’ achievement toward the above objectives, the Castlight Compensation and Talent Committee approved a bonus of 32% of target for Dr. Colella and a bonus of 40% of target for Mr. Doyle. For 2016, each of Dr. Colella and Mr. Doyle was eligible to receive incentive cash bonuses, based on Castlight’s achievement of certain strategic objectives, including objectives relating to customer acquisition and retention, new product introduction and operational metrics as determined by the Castlight Compensation and Talent Committee. The cash incentive bonuses for 2016 are not calculable as of the date of this filing, and are expected to be determined in the first quarter of 2017.

(2)
The amounts reported in the Stock Awards column represent the grant date fair value and re-pricing date incremental fair value of the stock options and time-based and performance-based restricted stock units, as applicable, granted to the named executive officers during 2015 and 2016 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 11 in the section entitled “Consolidated Financial Statements of Castlight—Consolidated Financial Statements—Notes to Consolidated Financial Statements.” Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the named executive officers from the options.

(3)
Represents the grant date fair market value of 305,000 time-based restricted stock unit awards and the target value of 315,000 performance-based restricted stock unit awards. See the 2016 Outstanding Equity at Fiscal-Year end Table below for details on the vesting terms of these awards. The maximum achievable value of the performance-based restricted stock unit awards, assuming 150% attainment of the performance-based award target, was $1,412,775. It was subsequently determined that the performance threshold for the attainment of the performance-based award was not met; therefore the performance-based award was canceled and no value for that award was achieved.

(4)
Represents the grant date fair market value of 147,000 time-based restricted stock unit awards and 147,000 performance-based restricted stock unit awards. See the 2016 Outstanding Equity Awards at Fiscal Year-End Table below for details on the vesting terms of these awards. The maximum achievable value of the performance-based restricted stock unit awards, assuming 150% attainment of the performance-based award target, was $3,325,875. It was subsequently determined that the performance threshold for the attainment of the performance-based award was not met; therefore the performance-based award was canceled and no value for that award was achieved.

(5)
Represents the target value of 425,000 time-based restricted stock unit awards and 125,000 performance-based restricted stock unit awards. See the 2016 Outstanding Equity at Fiscal-Year end Table below for details on the vesting terms of these awards. The maximum achievable value of the performance-based restricted stock unit awards, assuming 150% attainment of the performance-based award target, was $560,625. It was subsequently determined that the performance threshold for the attainment of the performance-based award was not met; therefore the performance-based award was canceled and no value for that award was achieved.

(6)
Represents the target value of 132,000 time-based restricted stock unit awards and 44,000 performance-based restricted stock unit awards. See the 2016 Outstanding Equity Awards at Fiscal Year-End Table below for details on the vesting terms of these awards. The maximum achievable value of the performance-based award, assuming 150% attainment, was $1,791,900. It was subsequently determined that the performance threshold for the attainment of the performance-based award was not met; therefore the performance-based award was canceled and no value for that award was achieved.

(7)	Mr. McCracken was not a named executive officer in 2015.

(8)
Represents the target value of 400,000 time-based restricted stock unit awards, 125,000 performance-based restricted stock unit awards. See the 2016 Outstanding Equity at Fiscal-Year end Table below for details on the vesting terms of these awards. The maximum achievable value of the performance-based award, assuming 150% attainment, was $560,625. It was subsequently determined that the performance threshold for the attainment of the performance-based award was not met; therefore the performance-based award was canceled and no value for that award was achieved.

(9)
The amount reported in the All Other Compensation column represents contributions to the officer’s 401(k) plan account of $3,170, plus reimbursement of $108 club membership, $1,491 for continuing education, $1,889 for dues for memberships, $1,746 for meals, $1,200 for license fee, and $457 for subscriptions.

(10)
The amounts reported in the All Other Compensation column represents reimbursement of $216 for membership for a social organization, $2,908 for subscription fees and $400 for identity theft and fraud protection.

(11)	The amount reported in the All Other Compensation column represents contributions to the officer’s 401(k) plan account.

(12)	The amounts reported in the All Other Compensation column represents reimbursement of $844 for professional membership and subscription fees.

(13)	Represents commissions earned by Mr. McCracken under his commission plan as Chief Revenue Officer.
2016 Outstanding Equity Awards at Fiscal Year-End Table
The following table presents, for each of the named executive officers, information regarding outstanding stock options and other equity awards held as of December 31, 2016.

	Option Awards						Stock Awards
Name	Grant Date	Vesting Commence-ment Date	Option Awards - Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards - Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards - Option Exercise Price ($)	Option Awards -- Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Giovanni M. Colella	7/12/12	7/12/12	46,500	—	1.09	7/11/22
	3/13/14	3/1/14	309,375	140,625(2)	16.00	3/12/24
	6/17/15	5/15/15					91,875(3)	454,781
	2/24/16	2/16/16					305,000(3)	1,509,750
	2/24/16	2/16/16							157,500(4)	779,625

John C. Doyle	2/12/13	11/5/12	870,000	—	1.12	2/11/23
	3/13/14	3/1/14	137,500	62,500(2)	16.00	3/12/24
	6/17/15	5/15/15					82,500(3)	408,375
	2/24/16	2/16/16					125,000(3)	618,750
	2/24/16	2/16/16							62,500(4)	309,375
	7/8/16	8/16/16					300,000(3)	1,485,000
	7/8/16	7/8/16	—	225,000(5)	4.01	7/7/26

John McCracken	11/17/14	11/17/14					240,000(6)	1,188,000
	2/24/16	2/24/16	66,664	333,336(7)	2.99	2/23/26
	2/24/16	2/16/16					125,000(3)	618,750
	2/24/16	2/16/16							62,500(4)	309,375
	7/8/16	8/16/16					275,000(3)	1,361,250
	7/8/16	7/8/16	—	200,000(5)	4.01	7/7/26
_____________________

(1)	Market value of the shares is based on the closing price of Castlight Class B common stock on December 30, 2016 of $4.95.

(2)
This stock option vests with respect to 2.0833% of the underlying shares of Castlight Class B common stock in forty-eight substantially equal installments upon the completion of each consecutive month of service following the vesting commencement date.

(3)
These restricted stock units vest (a) with respect to 25% of the underlying shares of Castlight Class B common stock on the one-year anniversary of the holder’s vesting commencement date, (b) with respect to the remaining underlying shares, in 12 substantially equal installments upon the completion of each additional quarter year of service thereafter.

(4)
These performance stock units could have vested between 100% and 300% of the stated threshold amount based on the achievement of certain performance factors as certified by the Castlight Compensation Committee (such number of shares, if any, referred to as the “Certified RSU Shares”). Once achievement of these performance factors was evaluated and the number of Certified RSU Shares, if any, was determined, the Certified RSU Shares underlying the award would then vest in eight substantially equal installments, beginning on February 16, 2017 and upon the completion of each additional quarter year of service thereafter. On January 13, 2017, the Compensation Committee determined that the performance threshold was not met, no Certified RSU Shares were earned and the awards were canceled. The named executive officers realized no value on these awards.

(5)
This stock option vests (a) with respect to 20% of the underlying shares of Castlight Class A common stock on the one-year anniversary of the holder’s vesting commencement date and (b) with respect to the remaining underlying shares, in 36 substantially equal installments each consisting of 2.2222% of the underlying shares of Castlight Class A common stock upon the holder’s completion of each additional consecutive month of service thereafter.

(6)
This stock option vests (a) with respect to 20% of the underlying shares of Castlight Class A common stock on the one-year anniversary of the holder’s vesting commencement date and (b) with respect to the remaining underlying shares, in 16 substantially equal installments upon the completion of each additional quarter year of service thereafter.

(7)
This stock option vests in 60 substantially equal installments each consisting of 1.6667% of the underlying shares of Castlight Class A common stock upon the holder’s completion of each additional consecutive month of service thereafter.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table includes information as of December 31, 2016 for equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	18,184,619(1)	3.71(2)	14,575,400(3)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	18,184,619	3.71	14,575,400
_____________________

(1)	Includes 10,541,666 shares subject to restricted stock units.

(2)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to restricted stock units have no exercise price.

(3)
Includes 6,000,000 shares of common stock that remain available for purchase under the 2014 Employee Stock Purchase Plan and 8,575,400 shares of common stock that remain available for purchase under Castlight’s 2014 Equity Incentive Plan. Additionally, Castlight’s 2014 Equity Incentive Plan provides for annual increases in the number of shares available for issuance under it on January 1 of each of the calendar years during the term of the Plan by 5% of the number of shares of common stock issued and outstanding on each December 31 of the immediately prior year or such lesser amount determined by the Castlight Board. Similarly, Castlight’s 2014 Employee Stock Purchase Plan provides for automatic annual increases in the number of shares available for issuance under it on January 1 of each of the calendar years during the term of the Plan by 1% of the number of shares of common stock issued and outstanding on each December 31 of the immediately prior year or such lesser amount determined by the Board of Directors.

Employment Arrangements
With the exception of its CEO, Castlight has entered into employment offer letters with each of the named executive officers in connection with his commencement of employment with us. Each of these offer letters was negotiated on Castlight’s behalf by its CEO, with the oversight and approval of the Castlight Board and, since February 2011, the Castlight Compensation and Talent Committee.
Typically, these arrangements provided for at-will employment and included the named executive officer’s initial base salary, a discretionary annual incentive bonus opportunity, and standard employee benefit plan participation. These arrangements also provided for a recommended stock option grant to be submitted to the Castlight Board, or, after February 2011, the Castlight

Compensation and Talent Committee, for approval, with an exercise price, in the case of stock options, equal to the fair market value of Castlight’s common stock on the date of grant and subject to specified vesting requirements. These offers of employment were each subject to execution of Castlight’s standard confidential information and invention assignment agreement.
Potential Payments upon Termination or Change in Control
Under the terms of Castlight’s 2008 Stock Incentive Plan and Castlight’s 2014 Equity Incentive Plan, each named executive officer who is terminated other than for cause may exercise any previously-vested stock options that he or she held at the time of termination for a period of three months following the termination date. If a named executive officer is terminated for cause, all stock options held by such officer terminate as of the date of termination. For more information about the named executive officers’ outstanding equity awards as of December 31, 2015, see “2015 Outstanding Equity Awards at Fiscal Year-End Table” above.
Castlight entered into retention agreements with each of its executive officers, including its named executive officers, which provide for the following benefits upon a qualifying termination, which means a termination by Castlight without cause or a termination by the executive for good reason (as such terms are defined in the retention agreement), outside of a change in control (as such term is defined in the retention agreement) in exchange for a customary release of claims: (i) a lump sum severance payment of 12 months of base salary to Castlight’s President and Chief Executive Officer and nine months to its other executive officers, including its other named executive officers, and (ii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for up to 12 months to Castlight’s President and Chief Executive Officer and up to nine months to its other executive officers, including its other named executive officers. If the executive officer is subject to a qualifying termination within the three months preceding a change in control (but after a legally binding and definitive agreement for a potential change of control has been executed) or within the 12 months following a change in control, the retention agreements provide the following benefits in exchange for a customary release of claims: (i) a lump sum severance payment of 24 months of base salary to Castlight’s President and Chief Executive Officer and 18 months to its other executive officers, including its other named executive officers, (ii) 100% acceleration of any then-unvested equity awards for Castlight’s executive officers, including its named executive officers, and (iv) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for up to 24 months to Castlight’s President and Chief Executive Officer and up to 18 months to its other executive officers, including its other named executive officers. Each retention agreement is in effect for three years, with automatic three-year renewals unless notice is given by Castlight to the executive officer three months prior to expiration.
The benefits under the retention agreements supersede all other cash severance and vesting acceleration arrangements.
2016 Compensation of Jiff Executive Officers and Directors
Summary Compensation Table
The following table summarizes information regarding compensation paid by Jiff to Mr. Newell during the year ended December 31, 2016.

	Summary Compensation Table
	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Derek Newell, Chief Executive Officer	2016	300,000	399,305(2)	239,850(3)	939,155
_____________________

(1)
Represents the grant date fair value of Jiff option awards granted to the officer, computed in accordance with FASB ASC Topic 718. See Note 2 to the audited financial statements included in this joint proxy statement/prospectus/information statement for a discussion of the assumptions made by Jiff in determining the grant date fair value of Jiff equity awards.

(2)
Represents an option granted on July 21, 2016 for Mr. Newell to purchase 1,090,977 shares of Jiff common stock at an exercise price of $0.67 per share. The option is subject to vesting over a four-year period, with 25% of the option shares vesting on the one-year anniversary of the grant date and 1/48th of the option shares vesting monthly thereafter, subject to Mr. Newell’s continued service with Jiff on each vesting date.

(3)	Represents a bonus to be paid in March 2017, in recognition of Mr. Newell’s 2016 performance.
Narrative to Summary Compensation Table
This section discusses the material components of the executive compensation program for Mr. Newell, who is employed as the Chief Executive Officer of Jiff pursuant to his employment agreement dated March 1, 2016. The employment agreement establishes Mr. Newell’s annual base salary, non-equity incentive plan compensation opportunity and right to receive certain broad-based employee benefits while employed in his current position with Jiff. It also provides him with certain benefits upon certain involuntary terminations of his employment with Jiff and a change in control of Jiff, as described under “Payments Upon Involuntary Termination of Employment” and “Payments Upon a Change in Control” below.
Salary
Mr. Newell receives an annual base salary to compensate him for services rendered to Jiff as Chief Executive Officer by providing a fixed cash component of compensation reflecting his skill set, experience, role and responsibilities. His base salary payable for 2016 was $300,000.
Non-Equity Incentive Plan Compensation
Pursuant to his employment agreement, Mr. Newell is eligible to earn an annual cash incentive bonus equal to up to 75% of his annual base salary. The actual amount of bonus to be paid with respect to any year is subject to the determination of the Jiff Board in its sole discretion. For the year ended December 31, 2016, he will be paid an incentive bonus of $239,850 based on a formula establishing specified target performance objectives.
Equity Compensation
Mr. Newell holds options exercisable for Jiff common stock. In January 2015, he was granted an option to purchase 2,307,000 shares of Jiff common stock with a per-share exercise price of $0.35. In July 2016, Mr. Newell was granted an option to purchase 1,090,977 shares of Jiff common stock with a per-share exercise price of $0.67. Such option vests and becomes exercisable as described below under “Outstanding Equity Awards at Fiscal Year End” and is subject to certain accelerated vesting provisions upon a change in control of Jiff and in connection with his involuntary termination of employment following such change in control, as described below under “Payments Upon a Change in Control.”
General Employee Benefits Programs
Mr. Newell is eligible to participate in Jiff’s health and welfare plans and other benefits plans available generally to salaried employees. Jiff maintains a 401(k) retirement savings plan for which he is eligible to participate on the same terms as other full-time employees.
No Tax Gross-Ups
Jiff is not obligated to and does not make gross-up payments to cover Mr. Newell’s personal income taxes that may pertain to any of the compensation or perquisites paid or provided by Jiff.

Employment Agreement
Payments Upon Involuntary Termination of Employment
Under the terms of his Jiff employment agreement, if Jiff terminates his employment without cause or he resigns for good reason, then, subject to his execution and nonrevocation of a general release of claims against Jiff and certain related parties, Mr. Newell is entitled to receive a lump-sum amount equal to six months of his base salary and payment of his premiums under COBRA for continued medical coverage for up to 6 months following the date on which his employment terminates.
Under Mr. Newell’s employment agreement, “cause” is defined as his:

•	willful failure to substantially perform his duties under his employment agreement;

•	act or omission which constitutes gross misconduct or gross negligence;

•	violation of federal or state law or regulation applicable to Jiff’s business;

•	material violation of a written agreement, including his confidential information agreement, with Jiff or of a Jiff policy, or any misappropriation of Jiff funds or property;

•	commission or conviction of, or a plea of “guilty” or “no contest” to, a felony under federal or state law; or

•	material unauthorized use or disclosure of Jiff confidential information.
Under Mr. Newell’s employment agreement, “good reason” is defined as:

•	a material diminution in his base compensation, authorities, duties or responsibilities; or

•	a relocation of his worksite to a location more than 30 miles from its prior location.
Notwithstanding the above, Mr. Newell does not have good reason to resign if, following a change in control, there is a change in his title or reporting relationship in connection with Jiff or its assets becoming a subsidiary, unit or division of the acquiring company as long as he is retained in a position with comparable base compensation, authorities, duties or responsibilities as existed prior to the transaction.
Payments Upon a Change in Control
Under his employment agreement, upon a change in control of Jiff, Mr. Newell is entitled to vesting acceleration of 50% of the then-unvested shares subject to his Jiff stock options and, if he is terminated without cause or resigns for good reason within 12 months after such change in control, then the remainder of his then-unvested Jiff stock options will become vested. For additional information regarding Mr. Newell’s arrangements related to a change in control of Jiff, including a waiver of certain of such benefits, see the section entitled “The Merger—Interests of Certain Jiff Persons in the Merger—Golden Parachute Compensation.”
Involuntary Termination Benefits
The benefits to which Mr. Newell is entitled upon an involuntary termination without cause or resignation for good reason are set forth in the table below.

	Involuntary Termination Without Cause or Resignation for Good Reason
	Cash ($) (1)	Perquisites/ Benefits ($)(2)	Total ($)
Derek Newell, Chief Executive Officer	150,000	10,285	160,285
_____________________

(1)	Represents 6 months of Mr. Newell’s current base salary of $300,000.

(2)
Represents the aggregate cost of Mr. Newell’s monthly COBRA premiums (consisting of medical and dental coverage) under Jiff’s plans for a period of 6 months following the date of termination, based on the rates in effect on December 31, 2016.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information regarding equity awards outstanding as of December 31, 2016 held by Mr. Newell.

	Option Awards
	Number of Common Shares Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Derek Newell, Chief Executive Officer	1,602,083(1)(2)	704,917	0.35	1/20/2025
	0(2)(3)	1,090,077	0.67	7/20/2026
_____________________

(1)
Option vests over four years of continuous service following October 8, 2014, with 33% of the option shares vesting on such date and the remainder vesting in 32 substantially equal monthly installments thereafter.

(2)
In addition, (i) if Jiff is subject to a change in control before Mr. Newell’s continuous service with Jiff terminates, 50% of the then-unvested option shares will vest, and (ii) if Mr. Newell’s service with Jiff is terminated by Jiff without cause or if Mr. Newell resigns for good reason within 12 months after such change in control, 100% of the then-unvested option shares will vest. However, in connection with the merger, Mr. Newell has executed a waiver of the aforementioned vesting acceleration benefits, as further described in “The Merger - Interests of Certain Jiff Persons in the Merger- Benefits Waiver.”

(3)
Option vests over four years of continuous service following the grant date of July 21, 2016, with 25% of the option shares vesting on the one-year anniversary of the grant date and 1/48th of the option shares vesting monthly thereafter.

Director Compensation
Jiff does not, and did not for the fiscal year ended December 31, 2016, have an established compensation program for its non-employee directors. Jiff provided Mr. Currier, in his capacity as a non-employee director during 2016, coverage under its medical insurance plan. He did not receive any cash compensation or any equity awards from Jiff. The table below summarizes the compensation Jiff paid to Mr. Currier for his service on the Jiff Board for the fiscal year ended December 31, 2016.

Name	All Other Compensation	Total ($)
James Currier	16,640	16,640

Transactions with Jiff Prior to the Merger
Other than compensation arrangements, Jiff has not entered into any transactions since January 1, 2016 in which Mr. Newell or Mr. Currier, or any member of their respective immediate families, was or is contemplated to be a party in which the amounts involved exceed or will exceed $120,000.

EXPERTS
The consolidated financial statements of Castlight Health, Inc. at December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, included in the Proxy Statement of Castlight Health, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Jiff at December 31, 2015 and 2014, and for each of the two years in the period ended December 31, 2015 appearing in this joint proxy statement/prospectus/information statement have been audited by Frank, Rimerman + Co. LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
STOCKHOLDER PROPOSALS
Any Castlight stockholder who intends to present a proposal for action at a forthcoming meeting must ensure that the proposal is received by the Corporate Secretary at Castlight Health, Inc., 150 Spear Street, Suite 400, San Francisco, California 94105:

•	not later than [●], if the proposal is submitted for inclusion in Castlight’s proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•
on or after [●], and on or before [●], if the proposal is submitted pursuant to Castlight’s bylaws, in which case the notice of the proposal must meet certain requirements set forth in Castlight’s bylaws and Castlight will not be required to include the proposal in Castlight’s proxy materials.

WHERE YOU CAN FIND MORE INFORMATION
Castlight files annual, quarterly and special reports, proxy statements and other information are with the SEC. You may read and copy any reports, statements or other information that Castlight files at the SEC public reference room in at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Castlight SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Castlight also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.
As of the date of this joint proxy statement/prospectus/information statement, Castlight has filed a registration statement on Form S-4 to register with the SEC the Castlight Class B common stock that Castlight will issue to Jiff stockholders in the merger. This joint proxy statement/prospectus/information statement is a part of that registration statement and constitutes a prospectus of Castlight, as well as a proxy statement of Castlight for its special meeting and an information statement for the purpose of Jiff for its written consent.
Castlight has supplied all information contained in this joint proxy statement/prospectus/information statement relating to Castlight and Jiff has supplied all information contained in this joint proxy statement/prospectus/information statement relating to Jiff.
If you would like to request documents from Castlight or Jiff, please send a request in writing or by telephone to either Castlight or Jiff at the following addresses:

Castlight Health, Inc. 150 Spear Street, Suite 400 San Francisco, California 94105 Attention: Investor Relations (415) 829-1680 ir@castlighthealth.com	Jiff, Inc. 215 Castro Street, 2nd Floor Mountain View, California 94041 Attention: Corporate Secretary

LEGAL MATTERS
Fenwick & West LLP, Mountain View, California will pass upon the validity of the shares of Castlight Class B common stock offered by this joint proxy statement/prospectus/information statement.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Castlight Health, Inc.

We have audited the accompanying balance sheets of Castlight Health, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, convertible preferred stock and shareholders’ (deficit)/equity and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Castlight Health, Inc. at December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
San Francisco, California
March 10, 2016

CASTLIGHT HEALTH, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	As of December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$19,150	$17,425
Marketable securities	101,274	175,057
Accounts receivable, net	12,751	11,097
Deferred commissions	5,438	3,675
Prepaid expenses and other current assets	3,772	3,476
Total current assets	142,385	210,730
Property and equipment, net	6,896	3,630
Marketable securities, noncurrent	13,335	6,220
Restricted cash, noncurrent	1,000	—
Deferred commissions, noncurrent	4,923	2,563
Other assets	4,735	131
Total assets	$173,274	$223,274
Liabilities, convertible preferred stock and stockholders’ equity
Current liabilities:
Accounts payable	$3,384	$3,217
Accrued expenses and other current liabilities	4,550	5,791
Accrued compensation	11,477	10,455
Deferred revenue	26,590	20,708
Total current liabilities	46,001	40,171
Deferred revenue, noncurrent	7,522	6,652
Other liabilities, noncurrent	1,397	261
Total liabilities	54,920	47,084
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of December 31, 2015 and 2014; no shares issued and outstanding as of December 31, 2015 and 2014	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized as of December 31, 2015 and 2014; 54,517,785 and 58,862,574 shares issued and outstanding as of December 31, 2015 and 2014	6	6
Class B common stock, $0.0001 par value; 800,000,000 shares authorized as of December 31, 2015 and 2014; 41,100,307 and 32,328,809 shares issued and outstanding as of December 31, 2015 and 2014	4	3
Additional paid-in capital	415,519	393,397
Accumulated other comprehensive loss	(79)	(40)
Accumulated deficit	(297,096)	(217,176)
Total stockholders’ equity	118,354	176,190
Total liabilities and stockholders’ equity	$173,274	$223,274
See Notes to Consolidated Financial Statements.

CASTLIGHT HEALTH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31,
	2015	2014	2013
Revenue:
Subscription	$70,350	$41,602	$11,655
Professional services	4,965	4,003	1,318
Total revenue	75,315	45,605	12,973
Cost of revenue:
Cost of subscription (1)	12,417	10,472	6,246
Cost of professional services (1)	21,351	17,300	11,058
Total cost of revenue	33,768	27,772	17,304
Gross profit (loss)	41,547	17,833	(4,331)
Operating expenses:
Sales and marketing (1)	67,414	62,065	33,742
Research and development (1)	30,077	22,917	15,219
General and administrative (1)	24,274	19,009	9,047
Total operating expenses	121,765	103,991	58,008
Operating loss	(80,218)	(86,158)	(62,339)
Other income, net	298	218	157
Net loss	$(79,920)	$(85,940)	$(62,182)
Net loss per share, basic and diluted	$(0.85)	$(1.16)	$(6.28)
Weighted-average shares used to compute basic and diluted net loss per share	93,753	74,381	9,895
_______________________

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,
	2015	2014	2013
Cost of revenue:
Cost of subscription	$283	$180	$5
Cost of professional services	2,175	1,220	120
Sales and marketing	7,705	5,933	919
Research and development	3,498	2,556	603
General and administrative	4,169	4,312	780
See Notes to Consolidated Financial Statements.

CASTLIGHT HEALTH, INC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)

	Year Ended December 31,
	2015	2014	2013

Net loss	$(79,920)	$(85,940)	$(62,182)
Other comprehensive loss:
Net change in unrealized loss on available-for-sale marketable securities	(39)	(40)	(34)
Reclassification adjustments for net realized gain (loss) on available-for-sale marketable securities	—	—	—
Other comprehensive loss	(39)	(40)	(34)
Comprehensive loss	$(79,959)	$(85,980)	$(62,216)

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS’ (DEFICIT)/EQUITY
(In thousands, except share data)

	Convertible Preferred Stock		Class A and B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ (Deficit)/Equity
	Shares	Amount	Shares	Amount
Balances as of December 31, 2012	64,475,633	$180,423	9,897,997	$1	$3,631	$(69,054)	$34	$(65,388)
Vesting of early exercised stock options and restricted common stock	—	—	—	—	128	—	—	128
Exercise of stock options, net	—	—	1,036,077	—	564	—	—	564
Early exercise of warrant	—	—	60,000		—	—	—	—
Stock-based compensation	—	—	—	—	2,427	—	—	2,427
Expense related to warrant	—	—	—		135	—	—	135
Comprehensive loss	—	—	—	—	—	(62,182)	(34)	(62,216)
Balances as of December 31, 2013	64,475,633	$180,423	10,994,074	$1	$6,885	$(131,236)	$—	$(124,350)
Vesting of restricted common stock	—	—	—		21	—	—	21
Exercise of stock options, net	—	—	2,956,676		3,294	—	—	3,294
Vesting of early exercised warrant issued	—	—	—		300	—	—	300
Stock-based compensation	—	—	—	—	14,215	—	—	14,215
Expense related to warrant	—	—	—	—	2,639	—	—	2,639
Conversion of preferred stock to common stock	(64,475,633)	(180,423)	64,475,633	7	180,416	—	—	180,423
Issuance of common stock upon initial public offering, net of issuance costs	—	—	12,765,000	1	185,627	—	—	185,628
Comprehensive loss	—	—	—	—	—	(85,940)	(40)	(85,980)
Balances as of December 31, 2014	—	$—	91,191,383	$9	$393,397	$(217,176)	$(40)	$176,190
Vesting of restricted stock units	—	—	295,468	—	—	—	—	—
Exercise of stock options, net	—	—	4,131,241	1	3,943	—	—	3,944
Stock-based compensation	—	—	—	—	18,179	—	—	18,179
Comprehensive loss	—	—	—	—	—	(79,920)	(39)	(79,959)
Balances as of December 31, 2015	—	$—	95,618,092	$10	$415,519	$(297,096)	$(79)	$118,354

See Notes to Consolidated Financial Statements.

CASTLIGHT HEALTH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2015	2014	2013
Operating activities:
Net loss	$(79,920)	$(85,940)	$(62,182)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,024	1,354	633
Stock-based compensation	17,830	14,201	2,427
Amortization of deferred commissions	3,510	4,092	2,541
Accretion and amortization of marketable securities	1,385	1,489	714
Expense related to warrant	—	2,639	135
Changes in operating assets and liabilities:
Accounts receivable	(1,654)	(6,032)	(2,703)
Deferred commissions	(7,633)	(4,861)	(4,959)
Prepaid expenses and other current assets	807	(1,893)	(252)
Other assets	(479)	(2)	(109)
Accounts payable	646	147	868
Accrued expenses and other current liabilities	(1,475)	1,982	2,892
Deferred revenue	6,752	15,887	7,268
Accrued compensation	1,022	2,412	2,544
Other liabilities, noncurrent	317	(112)	119
Net cash used in operating activities	(56,868)	(54,637)	(50,064)
Investing activities:
Restricted cash	(1,000)	101	—
Investment in related party	(4,125)	—	—
Purchase of property and equipment, net	(5,376)	(1,860)	(2,587)
Purchase of marketable securities	(119,867)	(230,316)	(42,288)
Sales of marketable securities	5,000	13,000	5,000
Maturities of marketable securities	180,111	76,527	72,135
Net cash provided by (used in) investing activities	54,743	(142,548)	32,260
Financing activities:
Proceeds from the exercise of stock options and warrants	3,944	3,294	864
Proceeds from initial public offering	—	189,943	—
Payments of deferred financing costs	(94)	(3,781)	(440)
Net cash provided by financing activities	3,850	189,456	424

Net increase (decrease) in cash and cash equivalents	1,725	(7,729)	(17,380)
Cash and cash equivalents at beginning of period	17,425	25,154	42,534
Cash and cash equivalents at end of period	$19,150	$17,425	$25,154
Noncash investing and financing activity:
Vesting of early exercised stock options, restricted common stock, and warrants	$—	$(321)	$(128)
Purchase of property and equipment, accrued but not paid	(165)	(600)	(122)
Deferred offering costs, accrued but not paid	—	(94)	(927)
See Notes to Consolidated Financial Statements.

Note 1. Organization and Description of Business
Description of Business
Castlight offers a health benefits platform that engages employees to make better health care decisions and enables employers to communicate and measure their benefit programs. We provide a simple, personalized, and powerful way for employees to shop for and manage their health care. At the same time, we enable employers to understand their employees’ needs and guide them to the right care, right providers and right programs at the right time. Our comprehensive technology offering aggregates complex, large-scale data and applies sophisticated analytics to make health care data transparent and useful. We were incorporated in the State of Delaware in January 2008. Our principal executive offices are located in San Francisco, California.
Initial Public Offering
On March 19, 2014, we completed our initial public offering (IPO), in which we sold 12.8 million shares of Class B common stock at a price to the public of $16.00 per share. The aggregate offering price for shares sold in the offering was approximately $204.2 million. We raised approximately $185.6 million in net proceeds from the offering, after deducting underwriter discounts and commissions of approximately $14.3 million and other offering expenses of approximately $4.3 million.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (GAAP). In the opinion of management, the information herein reflects all adjustments, consisting only of normal recurring adjustments, except as otherwise noted, considered necessary for a fair statement of results of operations, financial position and cash flows. The consolidated financial statements include the results of Castlight and its wholly owned U.S. subsidiary.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires us to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. These estimates include, but are not limited to, the determination of the relative selling prices for our services, certain assumptions used in the valuation of our equity awards, and the capitalization and estimated useful life of internal-use software development costs. Actual results could differ from those estimates, and such differences could be material to our consolidated financial position and results of operations.
Segment Information
Our chief operating decision maker, our CEO, reviews the financial information presented on a consolidated basis for purposes of allocating resources and evaluating our financial performance. Accordingly, we have determined that we operate in a single reportable segment, cloud-based products.
Revenue Recognition
We derive our revenue from sales of cloud-based subscription service and professional services contracts. We sell subscriptions to our cloud-based subscription service through contracts that are generally three years in length.
Our cloud-based subscription service contracts do not provide customers with the right to take possession of the software supporting the cloud-based service and, as a result, are accounted for as service contracts.

We commence revenue recognition for our cloud-based subscription service and professional services when all of the following criteria are met:

•	there is persuasive evidence of an arrangement;

•	the service has been provided to the customer;

•	collection of the fees is reasonably assured; and

•	the amount of fees to be paid by the customer is fixed or determinable.
Our subscription and professional service arrangements do not contain refund provisions for fees earned related to services performed. We do, however, have commitments under service-level agreements, as discussed under “Warranties and Indemnification” below.
Subscription Revenue. Subscription revenue recognition commences on the date that our cloud-based service is made available to the customer, which is considered the launch date, provided all of the other criteria described above are met. Revenue is recognized based on the terms in our customer contracts, which can provide for (a) a variable periodic fee based upon the actual or contractual number of users that is recognized to revenue based on the actual or contractual number of users or (b) a fixed fee that is recognized to revenue on a straight-line basis over the contractual term of the arrangement.
Some of our cloud-based subscription arrangements include performance incentives that are generally based upon employee engagement. Fees for performance incentives are considered contingent revenue, and are recognized over the remaining term of the related subscription arrangement commencing at the time they are earned.
Professional Services Revenue. Professional services revenue is comprised of implementation services and communication services related to our cloud-based subscription service, as well as follow-on professional services to assist our customers in further adopting our cloud-based subscription service. Nearly all of our professional services are sold on a fixed-fee basis. We do not have standalone value for our implementation services. Accordingly, we recognize implementation services revenue in the same manner as the associated cloud-based subscription service, beginning on the launch date, provided all other criteria described above have been met. For follow-on professional services that are sold separately from the cloud-based subscription service, we recognize revenue as the services are delivered. Communication services have standalone value and the associated revenue is recognized over the contractual term, generally one year, commencing when the revenue recognition criteria have been met.
Multiple Deliverable Arrangements. To date, we have generated substantially all our revenue from multiple deliverable arrangements consisting of multi-year cloud-based subscription services and professional services, including implementation services and communication services. For arrangements with multiple deliverables, we evaluate whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple deliverable arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. If the deliverables have standalone value upon delivery, we account for each deliverable separately and revenue is recognized for the respective deliverables as they are delivered. If one or more of the deliverables do not have standalone value upon delivery, the deliverables that do not have standalone value are generally combined with our cloud-based subscription service, and revenue for the combined unit is recognized over the remaining term of the cloud-based subscription service.
Our deliverables have standalone value if we or any other vendor sells a similar service separately. We have concluded that we have standalone value for our cloud-based subscription service as we sell these services separately through renewals and for our communication services as other vendors sell similar services separately. Conversely, we have concluded that our implementation services do not have standalone value, as we and others do not yet sell these services separately. Accordingly, we consider the separate units of accounting in our multiple deliverable arrangements to be the communication services and a combined deliverable comprised of cloud-based subscription services and implementation services.
When multiple deliverables included in an arrangement are separable into different units of accounting, the arrangement consideration is allocated to the identified separate units of accounting based on their relative selling price. Multiple deliverable arrangements accounting guidance provides a hierarchy to use when determining the relative selling price for each unit of accounting. Vendor-specific objective evidence, or VSOE, of selling price, based on the price at which the item is regularly sold by the vendor on a standalone basis, should be used if it exists. If VSOE of selling price is not available, third-party evidence, or TPE, of selling price is used to establish the selling price if it exists. If TPE does not exist, we estimate the best estimated selling price, or BESP. VSOE does not currently exist for any of our deliverables. Additionally, we do not believe TPE is a practical alternative due to differences in our cloud-based subscription service compared to other parties and the availability of relevant third-party pricing information for our cloud-based subscription service and our other services. Accordingly, for arrangements with multiple deliverables that can be separated into different units of accounting, we allocate the arrangement fee to the separate units of accounting based on our BESP. The amount of arrangement fee allocated is limited by contingent revenue, if any.
We determine BESP for our deliverables by considering our overall pricing objectives and market conditions. This includes evaluating our pricing practices, our target prices, the size of our transactions, historical sales and our go-to-market strategy. The determination of BESP is made through consultation with and approval by management. For financial statement presentation purposes, we allocate the fees from our combined units of accounting to subscription and professional services based upon their relative selling price.
Costs of Revenue
Cost of revenue consists of the cost of subscription revenue and cost of professional services revenue.
Cost of subscription revenue primarily consists of data fees, employee-related expenses (including salaries, benefits and stock-based compensation) related to hosting costs of our cloud-based service, cost of subcontractors, expenses for service delivery (which includes call center support), allocated overhead, the costs of data center capacity, amortization of internal-use software and depreciation of owned computer equipment and software. Amortization of internal-use software was $0.2 million for the year ended December 31, 2015.
Cost of professional services revenue consists primarily of employee-related expenses associated with these services, the cost of subcontractors and travel costs. The time and costs of our customer implementations vary based on the source and condition of the data we receive from third parties, the configurations that we agree to provide and the size of the customer.
Cash and Cash Equivalents
Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less from the date of purchase. Our cash and cash equivalents generally consist of investments in money market funds and U.S. agency obligations. Cash and cash equivalents are stated at fair value.
Marketable Securities
Our marketable securities consist of U.S. agency obligations and U.S. treasury securities, with maturities at the time of purchase of greater than three months. Marketable securities with remaining maturities in excess of one year are classified as noncurrent. We classify our marketable securities as available-for-sale at the time of purchase based on our intent and are recorded at their estimated fair value. Unrealized gains and losses for available-for-sale securities are recorded in other comprehensive loss. We evaluate our investments to assess whether those with unrealized loss positions are other than temporarily impaired. We consider impairments to be other than temporary if they are related to deterioration in credit risk or if it is likely we will sell the securities before the recovery of their cost basis. Realized gains and losses and declines in value judged to be other than temporary are determined based on the specific identification method and are reported in other income, net in the consolidated statements of operations.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts. The allowance for doubtful accounts is based on our assessment of the collectability of accounts. We regularly review the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice and the collection history of each customer to determine whether a specific allowance is appropriate. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts when identified. For all periods presented, the allowance for doubtful accounts was not significant.
Deferred Commissions
Deferred commissions are the incremental costs that are directly associated with the noncancellable portion of cloud-based subscription service contracts with customers and consist of sales commissions paid to our direct sales force. The commissions are deferred and amortized over the noncancellable terms of the related contracts. The deferred commission amounts are recoverable through the future revenue streams under the noncancellable customer contracts. Amortization of deferred commissions is included in sales and marketing expense in the consolidated statements of operations.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective asset as follows:

Software	3–5 years
Computer equipment	3 years
Furniture and equipment	5–7 years
Leasehold improvements	Shorter of the lease term or the estimated useful lives of the improvements
Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statement of operations for the period realized.
Restricted Cash
Restricted cash consists of a letter of credit related to our leased office space.
Internal-use Software
For our development costs related to our cloud-based service, we capitalize costs incurred during the application development stage. Costs related to preliminary project and post-implementation stages are expensed as incurred. Capitalized software development costs are included as part of property, plant and equipment and are amortized on a straight-line basis over the technology’s estimated useful life, which is generally three years. The amortization expense is recorded as a component of cost of subscription revenue.
We capitalized software development costs totaling $2.6 million and $0.3 million for the years ended December 31, 2015 and 2014, respectively.
Deferred Revenue
Deferred revenue consists of professional services and cloud-based subscription services that have been billed in advance of revenue being recognized. Additionally, deferred revenue consists of professional services that have been billed and delivered but the revenue is being deferred and recognized together with a cloud-based subscription contract as a single unit of accounting. We invoice our customers for our cloud-based subscription services based on the terms of the contract, which can be annual, quarterly or monthly installments. We invoice our customers for our professional services and the first year of communication services generally at contract execution. Deferred revenue that is anticipated to be recognized during the succeeding 12-month period is recorded as current deferred revenue, and the remaining portion is recorded as noncurrent.

Stock-based Compensation
All stock-based compensation to employees is measured based on the grant-date fair value of the awards and recognized in our consolidated statements of operations over the period during which the employee is required to perform services in exchange for the award (generally the vesting period of the award). We estimate the fair value of stock options granted using the Black-Scholes option valuation model. For restricted stock units, fair value is based on the closing price of our Class B common stock on the grant date. Compensation expense is recognized over the vesting period of the applicable award using the straight-line method.
Compensation expense for non-employee stock options and warrants is calculated using the Black-Scholes option-pricing model and is recorded as the options vest. Options subject to vesting are required to be periodically revalued over their service period, which is generally the same as the vesting period.
Income Taxes
We account for income taxes using the liability method, under which deferred tax assets and liabilities are determined based on the future tax consequences attributable to differences between the financial reporting carrying amounts of existing assets and liabilities and their respective tax bases and tax credit and net operating loss carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to be in effect when the differences are expected to reverse.
We assess the likelihood that deferred tax assets will be recovered from future taxable income, and a valuation allowance is established when necessary to reduce deferred tax assets to the amounts more likely than not expected to be realized.
We recognize and measure uncertain tax positions using a two-step approach. The first step is to evaluate the tax position taken or expected to be taken by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. Significant judgment is required to evaluate uncertain tax positions. We evaluate our uncertain tax positions on a regular basis. Our evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of audit and effective settlement of audit issues.
Warranties and Indemnification
Our cloud-based service is generally warranted to be performed in a professional manner and in a manner that will comply with the terms of the customer agreements.
Our arrangements generally include certain provisions for indemnifying customers against liabilities if there is a breach of a customer’s data or if our service infringes a third party’s intellectual property rights. To date, we have not incurred any material costs as a result of such indemnifications and have not accrued any liabilities related to such obligations in the financial statements. We have entered into service-level agreements with certain customers warranting defined levels of performance and response and permitting those customers to receive credits for prepaid amounts related to subscription services in the event that we fail to meet those levels. To date, we have not experienced any significant failures to meet defined levels of performance and response as a result of those agreements.
We have also agreed to indemnify our directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by us, arising out of that person’s services as our director or officer or that person’s services provided to any other company or enterprise at our request. We maintain director and officer insurance coverage that would generally enable us to recover a portion of any future amounts paid. We may also be subject to indemnification obligation by law with respect to the actions of our employees under certain circumstances and in certain jurisdictions.

Advertising Expenses
Advertising is expensed as incurred. Advertising expense was $0.4 million, $0.7 million and $0.4 million for the years ended December 31, 2015, 2014 and 2013, respectively.
Concentrations of Risk and Significant Customers
Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities and accounts receivable. Although we deposit our cash with multiple financial institutions, our deposits, at times, may exceed federally insured limits.
We serve our customers and users from outsourced data center facilities located in Colorado and Arizona. We have internal procedures to restore all of our production customer facing services in the event of disasters at the Colorado facility. Procedures utilizing currently deployed hardware, software and services at our disaster recovery location in Arizona allow our cloud-based service to be restored within 48 hours during the implementation of the procedures to restore services.
Revenue from customers representing 10% or more of total revenue for the respective years, is summarized as follows:

	Year Ended December 31,
	2015	2014	2013
Revenue:
Customer A	*	14%	16%
  * Less than 10%
During the years ended December 31, 2015, 2014 and 2013, all of our revenue was generated by customers located in the United States.
Accounts receivable from customers representing 10% or more of total accounts receivable as of the respective dates is summarized as follows:

	As of December 31,
	2015	2014
Accounts Receivable:
Customer B	*	12%
Customer C	19%	19%
 * Less than 10%
Recently Issued and Adopted Accounting Pronouncements
In November 2015, the Financial Accounting Standards Board (FASB) issued a new accounting standard that would require companies and other organizations to include lease obligations on their balance sheets. The guidance will be effective for us beginning January 1, 2019. We are evaluating the accounting, transition and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption. At this point in time, we do not intend to adopt the standard early.
In April 2015, FASB issued new accounting guidance on Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. This guidance is intended to help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement, primarily to determine whether the arrangement includes a sale or license of software. The guidance will be effective for us beginning January 1, 2016. Early adoption is permitted. We have elected not to early adopt. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

In May 2014, FASB issued ASU 2014-09 regarding ASC Topic 606, Revenue from Contracts with Customers. The standard provides principles for recognizing revenue for the transfer of promised goods or services to customers with the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, FASB deferred the effective date of the standard for all entities by one year. The standard will become effective for the annual reporting period (including interim reporting periods) beginning after December 15, 2017, and early adoption is permitted as of annual reporting periods (including interim periods) beginning after December 15, 2016. We are evaluating the accounting, transition and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption. At this point in time, we do not intend to adopt the standard early.
Note 3. Marketable Securities
At December 31, 2015 and December 31, 2014, respectively, marketable securities consisted of the following (in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2015
U.S. agency obligations	$83,763	$—	$(48)	$83,715
U.S. treasury securities	33,924	—	(31)	33,893
Money market mutual funds	1,038	—	—	1,038
	118,725	—	(79)	118,646
Included in cash and cash equivalents	4,038	—	(1)	4,037
Included in marketable securities	$101,334	$—	$(60)	$101,274
Included in marketable securities, noncurrent	$13,353	$—	$(18)	$13,335

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2014
U.S. agency obligations	$177,297	$4	$(44)	$177,257
U.S. treasury securities	5,580	1	—	5,581
Money market mutual funds	1,919	—	—	1,919
	184,796	5	(44)	184,757
Included in cash and cash equivalents	3,480	—	—	3,480
Included in marketable securities	$175,093	$5	$(41)	$175,057
Included in marketable securities, noncurrent	$6,223	$—	$(3)	$6,220
Note 4. Fair Value Measurements
We measure our financial assets and liabilities at fair value at each reporting period using a fair value hierarchy that requires that we maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:
Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2—Include other inputs that are directly or indirectly observable in the marketplace.
Level 3—Unobservable inputs that are supported by little or no market activity.

The fair value of marketable securities included in the Level 2 category is based on observable inputs, such as quoted prices for similar assets at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly. These values were obtained from a third-party pricing service and were evaluated using pricing models that vary by asset class and may incorporate available trade, bid and other market information and price quotes from well-established third party pricing vendors and broker-dealers. There have been no changes in valuation techniques in the periods presented. We have no financial assets or liabilities measured using Level 3 inputs. There were no significant transfers between Levels 1 and 2 assets as of December 31, 2015 and December 31, 2014. The following tables present information about our assets that are measured at fair value on a recurring basis using the above input categories (in thousands):

	Level 1	Level 2	Total
December 31, 2015
Cash equivalents:
Money market mutual funds	$1,038	$—	$1,038
U.S. agency obligations	—	3,000	3,000
Marketable securities:
U.S. agency obligations	—	80,715	80,715
U.S. treasury securities	—	33,893	33,893
	$1,038	$117,608	$118,646

	Level 1	Level 2	Total
December 31, 2014
Cash equivalents:
Money market mutual funds	$1,919	$—	$1,919
U.S. agency obligations	—	1,561	1,561
Marketable securities:
U.S. agency obligations	—	175,696	175,696
U.S. treasury securities	—	5,581	5,581
	$1,919	$182,838	$184,757
Gross unrealized gains and losses for cash equivalents and marketable securities as of December 31, 2015 and December 31, 2014 were not material. We do not believe the unrealized losses represent other-than-temporary impairments based on our evaluation of available evidence as of December 31, 2015.
There were no realized gains or losses for the years ended December 31, 2015 and 2014. As of December 31, 2015 and 2014 those securities with maturities at the time of purchase of greater than one year are reflected in the noncurrent portion of our consolidated balance sheets. Marketable securities on the balance sheets consist of securities with original or remaining maturities at the time of purchase of greater than three months, and the remainder of the securities is reflected in cash and cash equivalents. As of December 31, 2015, all of our marketable securities mature within one to five years.

Note 5. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):

	As of December 31,
	2015	2014
Prepaid expenses and advances	$3,033	$2,285
Security deposit	228	211
Interest receivable on marketable securities	361	537
Other current assets	150	443
Total	$3,772	$3,476
Note 6. Property and Equipment
Property and equipment consisted of the following (in thousands):

	As of December 31,
	2015	2014
Leasehold improvements	$2,046	$1,058
Computer equipment	4,345	3,247
Software	885	874
Capitalization of internal-use software	2,925	291
Furniture and equipment	853	301
Total	11,054	5,771
Accumulated depreciation	(4,158)	(2,141)
Property and equipment, net	$6,896	$3,630
Depreciation and amortization expense for the years ended December 31, 2015, 2014 and 2013 was $2.0 million, $1.4 million and $0.6 million, respectively. Depreciation is recorded on a straight-line basis.
Note 7. Related Party Transactions and Variable Interest Entity
In the second quarter of 2015, we announced a strategic alliance with Lyra Health (“Lyra”), to develop and bring to market an integrated behavioral health solution. In connection with this strategic alliance, Castlight made an initial preferred stock investment in Lyra of $3.1 million. Additionally, we made a subsequent preferred stock investment in Lyra of $1.0 million in August 2015. Lyra is considered a related party to us because two of Lyra’s co-founders serve on our board of directors, and Castlight’s chief executive officer serves on Lyra’s board. An independent committee of Castlight’s board of directors, comprised of directors without any involvement in any external behavioral health business initiatives, approved the strategic alliance with and investment in Lyra.
Lyra Health was founded in 2015 to work with employers, health plans, and providers to improve behavioral health outcomes and plans to offer a complementary behavioral health service that combines technology with active care management to improve patient outcomes. As part of the strategic alliance Lyra’s product will be integrated with Castlight Elevate for those customers who purchase both solutions. Castlight Elevate is an extension of our health benefits platform which enables employees to research behavioral health services, make educated treatment choices, and commence care.
We have evaluated both the initial and additional investment transactions and have determined that Lyra is a variable interest entity (“VIE”) for Castlight. In determining that we are not the VIE’s primary beneficiary, we considered qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the characteristics of our involvement; and the obligation or likelihood for us to provide incremental financial support. Based on our evaluation, we determined that Castlight and our related parties collectively have power and benefits of the operations of VIE; however, Castlight is not the party most closely associated to the VIE. Accordingly, we are not required to consolidate the operations of the VIE. Our maximum exposure to loss as a result of our involvement with this unconsolidated VIE is limited to our investment of $4.1 million and we are not obligated to provide incremental financial support to Lyra.
The investment in Lyra is accounted for under the cost method and is included under other assets in our consolidated financial statements. We have not estimated the fair value of our investment because there have been no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment. We assess our investment for impairment on a quarterly basis or based on facts or circumstances that may require us to reassess the fair value of our investment. Based on the facts and circumstances as of December 31, 2015, we concluded that our investment was appropriately valued.
Note 8. Accrued Compensation
Accrued compensation consisted of the following (in thousands):

	As of December 31,
	2015	2014
Accrued bonuses	$4,034	$4,728
Accrued commissions	5,212	3,035
Other benefits payable	2,231	2,692
Total	$11,477	$10,455
Note 9. Deferred Revenue
Deferred revenue consisted of the following (in thousands):

	As of December 31,
	2015	2014
Subscription	$18,029	$14,826
Professional services—implementation	5,254	2,974
Professional services—communications	3,307	2,908
Total current	26,590	20,708
Subscription	1,163	1,950
Professional services—implementation	5,367	4,327
Professional services—communications	992	375
Total noncurrent	7,522	6,652
Total	$34,112	$27,360
Note 10. Commitments and Contingencies
Leases and Contractual Obligations
We lease office space under noncancelable operating leases in San Francisco, California and Sunnyvale, California. Contractual obligations relate to our service agreements for our data centers in Colorado and Arizona and other third party service providers. As of December 31, 2015, the future minimum lease payments under noncancelable operating leases are as follows (in thousands):

	Operating Leases	Contractual Obligations
2016	$3,369	$243
2017	3,073	—
2018	2,548	—
2019	2,624	—
2020 and later	3,830	—
	$15,444	$243
Our facility lease agreements generally provide for rental payments on a graduated basis and for options to renew, which could increase future minimum lease payments if exercised. We recognize rent expense on a straight-line basis over the lease period and have accrued for rent expense incurred but not paid. Rent expense for the years ended December 31, 2015, 2014 and 2013 was $2.1 million, $1.2 million and $1.0 million, respectively.
Legal Matters
On April 2, April 16, April 29, and May 4, 2015, purported securities class action lawsuits were filed in the Superior Court of the State of California, County of San Mateo, against us, certain of our current and former directors, executive officers, significant stockholders and underwriters associated with our initial public offering (IPO). The lawsuits, which were consolidated on July 22, 2015, were brought by purported stockholders of our company seeking to represent a class consisting of all those who purchased our stock pursuant or traceable to the Registration Statement and Prospectus issued in connection with our IPO. A consolidated complaint (“Complaint”) was filed on July 23, 2015, which purports to allege claims under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933. On September 22, 2015 we filed a Demurrer to the Complaint. After briefing and argument, the Court overruled the demurrer as to Plaintiffs’ claims under Sections 11 and 15 and granted with leave amend the demurrer to Plaintiff’s claims under Section 12(a)(2). The Complaint seeks unspecified damages and other relief. Discovery in the action is ongoing. We believe that the claims are without merit and intend to defend the action vigorously.
From time to time, we may become subject to other legal proceedings, claims or litigation arising in the ordinary course of business. In addition, we may receive letters alleging infringement of patents or other intellectual property rights. We do not believe that any liability from any reasonably foreseeable disposition of these legal actions and claims, individually or in the aggregate, would have a material effect on our business, operating results, cash flows or financial condition. The lawsuits described above are still in their early stages and the final outcome, including our liability, if any, with respect to the claims in the lawsuits, is uncertain. If an unfavorable outcome were to occur in the litigation, the impact could be material to our business, financial condition, cash flow or results of operations, depending on the specific circumstances of the outcome. We cannot make a reasonable estimate of the potential loss or range of loss, if any, arising from these matters. We accrue for loss contingencies when it is both probable that we will incur the loss and when we can reasonably estimate the amount of the loss or range of loss. If we determine that a loss is reasonably possible and can reasonably estimate the range of the loss, then we will disclose the range of the possible loss.
Note 11. Stockholders’ Equity
Initial Public Offering
On March 19, 2014, we completed our IPO, in which we sold 12.8 million shares of Class B common stock at a price to the public of $16.00 per share. Upon the consummation of the IPO, all outstanding shares of convertible preferred stock were converted into shares of Class A common stock.

Employee Equity Plans
We adopted a 2014 Equity Incentive Plan (EIP) that became effective on March 12, 2014 and serves as the successor to our 2008 Stock Incentive Plan. Shares issued under the 2008 Stock Plan were Class A common stock and shares issued under the EIP are Class B common stock. Our 2014 Equity Incentive Plan authorizes the award of stock options, restricted stock awards (RSAs), stock appreciation rights (SARs), restricted stock units (RSUs), performance awards and stock bonuses. We began granting RSUs in the fourth quarter of 2014.
We adopted a 2014 Employee Stock Purchase Plan (ESPP) that became effective on March 13, 2014 that enables eligible employees to purchase shares of our Class B common stock at a discount. We have not yet established a start date of the initial purchasing period under the ESPP.
The following table summarizes activities for stock options:

	Options Outstanding
	Number of Shares Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Balance at December 31, 2014	16,392,539	$4.40	7.3	$128,541
Stock options granted	491,900	$8.95
Stock options exercised	(4,177,555)	$1.02
Stock options canceled and forfeited	(3,145,171)	$5.87
Balance at December 31, 2015	9,561,713	$5.62	6.9	$16,694
Vested or expected to vest December 31, 2015	9,022,878	$5.50	6.8	$16,149
Exercisable as of December 31, 2015	5,416,829	$3.99	6.0	$12,497
The total grant-date fair value of stock options granted during the years ended December 31, 2015, 2014 and 2013 was $2.5 million, $39.9 million and $17.0 million, respectively.
The total grant-date fair value of stock options vested during the years ended December 31, 2015, 2014 and 2013 was $10.8 million, $9.7 million and $1.7 million, respectively.
The total intrinsic value of the options exercised during the years ended December 31, 2015, 2014 and 2013, was $25.3 million, $31.1 million and $1.8 million, respectively. The intrinsic value is the difference of the current fair value of the stock and the exercise price of the stock option.
As of December 31, 2015, we had $19.0 million in unrecognized compensation cost related to non-vested stock options, which is expected to be recognized over a weighted-average period of approximately 2.4 years.

The following table summarizes activities for RSUs:

	Restricted Stock Units Outstanding
	Number of shares	Weighted Average Grant-Date Fair Value
Balance at December 31, 2014	1,398,893	$11.06
Restricted stock units granted	6,507,250	$7.24
Restricted stock units vested	(295,468)	$10.70
Restricted stock units canceled and forfeited	(925,557)	$9.06
Balance at December 31, 2015	6,685,118	$7.63
The total grant-date fair value of RSUs granted during the years ended December 31, 2015 and 2014 was $47.1 million and $15.7 million, respectively.
The total grant-date fair value of RSUs vested during the year ended December 31, 2015 was $3.2 million. No RSUs vested during the year ended December 31, 2014.
As of December 31, 2015, we had $43.6 million in unrecognized compensation cost related to non-vested RSUs, which is expected to be recognized over a weighted-average period of approximately 2.3 years.
Stock-based compensation capitalized to internal-use software for December 31, 2015 was $0.3 million.
Stock-Based Compensation to Employees
All stock-based compensation to employees is measured based on the grant-date fair value of the awards and is generally recognized in our statement of operations over the period during which the employee is required to perform services in exchange for the award (generally the vesting period of the award). We estimate the fair value of stock options granted using the Black-Scholes option-valuation model. For restricted stock units, fair value is based on the closing price of our Class B common stock on the grant date. Compensation cost is generally recognized over the vesting period of the applicable award using the straight-line method.
The assumptions used in the Black-Scholes option-valuation model were determined as follows:
Volatility. Since we do not have a trading history for our Class B common stock, the expected volatility was derived from the historical stock volatilities of peer group companies within our industry. In evaluating peer companies, we considered factors such as nature of business, customer base, service offerings and markets served.
Risk-Free Interest Rate. The risk-free rate that we used is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options.
Expected Life. The expected term represents the period that our stock-based awards are expected to be outstanding. The expected term assumptions were determined based on the vesting terms, exercise terms and contractual lives of the options.
Dividend Yield. We have never declared or paid any cash dividends and do not plan to pay cash dividends in the foreseeable future, and therefore, we use an expected dividend yield of zero.
Fair Value of Common Stock. Prior to our initial public offering in March 2014, our board of directors considered numerous objective and subjective factors to determine the fair value of our Class A common stock at each grant date. These factors included, but were not limited to, (i) contemporaneous valuations of Class A common stock performed by unrelated third-party specialists; (ii) the prices for our Preferred Stock sold to outside investors; (iii) the rights, preferences and privileges of our Preferred Stock relative to our Class A common stock; (iv) the lack of marketability of our Class A common stock;

(v) developments in the business; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of our Company, given prevailing market conditions.
Since our initial public offering, we have used the market closing price for our Class B common stock as reported on the New York Stock Exchange to determine the fair value of our common stock.
In addition to assumptions used in the Black-Scholes option-pricing model, we must also estimate a forfeiture rate to calculate the stock-based compensation for our awards. Our forfeiture rate is based on an analysis of our actual forfeitures. We use historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest.
The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-valuation model with the following assumptions and fair value per share:

	Year Ended December 31,
	2015	2014	2013
Volatility	53%	60%	57.8%-60%
Expected life (in years)	6.2	5.0-6.3	5.0-7.2
Risk-free interest rate	1.38%-1.91%	1.53%-2.05%	0.7%-1.8%
Dividend yield	—%	—%	—%
Weighted-average fair value of underlying common stock	$8.95	$14.74	$3.02
Warrants
On December 11, 2013, we issued a warrant to purchase an aggregate of 175,000 shares of Class A common stock at an exercise price of $5.00 per share to a third-party service provider. The warrant provides for an early exercise right and has a 10 year term. As of December 31, 2014, the warrants were fully vested. Expense for the warrants is calculated using the Black-Scholes option-pricing model and is recorded over the service performance period, which is the same as the vesting period. For the year ended December 31, 2014, we recorded $2.6 million in expense associated with this warrant. The expense for the year ended December 31, 2013 was immaterial.
Note 12. Income Taxes
The components of loss from continuing operations before income taxes were generated solely in the United States as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
United States	$(79,920)	$(85,940)	$(62,182)
As a result of our history of net operating losses and full valuation allowance against our deferred tax assets, there was no current or deferred income tax provision for the years ended December 31, 2015, 2014 and 2013.

Reconciliations of the statutory federal income tax rate and our effective tax rate consist of the following (in thousands):

	Year Ended December 31,
	2015	2014	2013
Tax at federal statutory rate	$(27,173)	$(29,220)	$(21,142)
State statutory rate (net of federal benefit)	(1,560)	(1,728)	(1,921)
Non-deductible stock compensation	2,334	(19)	619
Change in valuation allowance	24,332	30,571	22,184
Other	2,067	396	260
	$—	$—	$—
Significant components of our deferred tax assets and liabilities were as follows (in thousands):

	As of December 31,
Deferred tax assets:	2015	2014
Net operating loss carryforwards	$93,165	$72,984
Deferred rent	235	127
Accrued bonus	—	68
Accrued compensation	326	539
Stock-based compensation	6,224	3,266
Other reserves and accruals	4	2
Property and equipment	322	16
Deferred revenue	3,017	2,173
	103,293	79,175
Valuation allowance	(103,293)	(79,175)
Net deferred tax assets	$—	$—
We have provided a full valuation allowance for our deferred tax assets at December 31, 2015 and 2014, due to the uncertainty surrounding the future realization of such assets. Therefore, no benefit has been recognized for the net operating loss carryforwards and other deferred tax assets.
The valuation allowance increased by $24.1 million and $30.6 million during the years ended December 31, 2015 and 2014, respectively. For the years ended December 31, 2015 and 2014, we recorded no tax benefits related to stock-based compensation.
As of December 31, 2015, we have approximately $250.0 million of federal and $155.2 million of state net operating loss carryforwards available to offset future taxable income. If not utilized, the federal and state net operating loss carryforwards begin to expire in 2028 and 2017, respectively.
The deferred tax asset related to our net operating losses does not include amounts relating to the tax benefit of stock option exercises, which, when realized, will be recorded as a credit to additional paid-in capital. As of December 31, 2015, we also had approximately $4.5 million and $5.1 million of research and development tax credit carryforwards available to reduce future taxable income if any, for federal and California purposes, respectively. The federal credit carryforwards expire beginning in 2028 and the California research credits do not expire and may be carried forward indefinitely.
Our ability to utilize the net operating loss and tax credit carryforwards in the future may be subject to substantial restrictions in the event of past or future ownership changes as defined in Section 382 of the Internal Revenue Code and similar state tax laws. In the event we should experience an ownership change, as defined, utilization of our net operating loss carryforwards and tax credits could be limited.
We evaluate tax positions for recognition using a more-likely-than-not recognition threshold, and those tax positions eligible for recognition are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon the effective settlement with a taxing authority that has full knowledge of all relevant information.
A reconciliation of the beginning and ending amount of the gross unrecognized tax benefit is as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Gross unrecognized tax benefits at the beginning of the year	$7,214	$4,513	$2,445
Increases for tax positions of prior years	133	871	—
Decreases for tax positions of prior years	(346)	(831)	—
Increases for tax positions related to the current year	2,539	2,661	2,068
Gross unrecognized tax benefits at the end of the year	$9,540	$7,214	$4,513
At December 31, 2015, all unrecognized tax benefits are subject to a full valuation allowance and, if recognized, will not affect our tax rate.
There were no material changes to the unrecognized tax benefits in the year ended December 31, 2015, and we do not anticipate that the total amounts of unrecognized tax benefits will significantly increase or decrease in the next 12 months.
Our policy is to include interest and penalties related to unrecognized tax benefits within our provision for income taxes. Due to our net operating loss position, we have not recorded an accrual for interest or penalties related to uncertain tax positions for the years ended December 31, 2015, 2014 or 2013.
Note 13. Net Loss per Share
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, less the weighted-average unvested common stock subject to repurchase. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including Preferred Stock and outstanding stock options and warrants, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential shares of common stock outstanding would have been anti-dilutive.
When shares of both Class A and Class B common stock are outstanding, net loss is allocated based on the contractual participation rights of the Class A and Class B common stock as if the earnings for the year have been distributed. As the liquidation and dividend rights are identical, the net loss is allocated on a proportionate basis. As of December 31, 2013, only shares of Class A common stock were outstanding and therefore no net loss was allocated.

The following table presents the calculation of basic and diluted net loss per share for our common stock (in thousands, except per share data):

	Year Ended December 31,
	2015		2014		2013
	Class A	Class B	Class A	Class B	Class A
Net loss	$(48,116)	$(31,804)	$(67,655)	$(18,285)	$(62,182)
Weighted-average shares used to compute basic and diluted net loss per share	56,444	37,309	58,555	15,826	9,895
Basic and diluted net loss per share	$(0.85)	$(0.85)	$(1.16)	$(1.16)	$(6.28)
The following securities were excluded from the calculation of diluted net loss per share for common stock because their effect would have been anti-dilutive for the periods presented (in thousands):

	Year Ended December 31,
	2015	2014	2013
Convertible preferred stock	—	—	64,476
Stock options and restricted common stock	16,247	17,791	16,687
Warrants	115	115	175
	$16,362	$17,906	$81,338
Note 14. 401(k) Plan
We have a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code covering eligible employees. Under the plan, participating employees may defer up to 100% of their pre-tax earnings, subject to the Internal Revenue Service annual contribution limits. Effective January 1, 2015, we began matching a portion of the employee contributions. Our contribution expense in 2015 totaled $0.9 million.
Note 15. Selected Quarterly Financial Data (unaudited)
The following tables set forth selected unaudited quarterly consolidated statements of operations data for each of the eight quarters in years 2015 and 2014 (in thousands, except per share data):

	Quarter Ended
	Mar 31, 2014	Jun 30, 2014	Sept 30, 2014	Dec 31, 2014	Mar 31, 2015	Jun 30, 2015	Sept 30, 2015	Dec 31, 2015
Total revenue	8,376	10,533	12,209	14,487	15,951	18,510	19,539	21,315
Gross profit	1,793	3,116	5,054	7,870	8,779	10,256	10,852	11,660
Net loss	$(24,281)	$(21,776)	$(20,199)	$(19,684)	$(19,643)	$(21,212)	$(20,007)	$(19,058)
Net loss per share, basic and diluted	$(0.90)	$(0.24)	$(0.23)	$(0.22)	$(0.21)	$(0.23)	$(0.21)	$(0.20)
Note 16. Subsequent Events
On January 12, 2016, Castlight commenced a tender offer to eligible employees to exchange all options to purchase shares of Class A common stock and options to purchase shares of Class B common stock that were outstanding and unexercised as of that date with an exercise price of $6.76 or more per share. The exchange ratio for this offer was one (1) exchanged option for every one (1) new option granted, with the new option award vesting over five years from February 24, 2016, the replacement grant date, in 60 monthly installments, subject to the employees’ continued employment with Castlight.
This tender offer expired on February 24, 2016 and was subject to the terms and conditions set forth in the Amended and Restated Offer to Exchange Certain Outstanding Option Awards for New Option Awards, dated January 28, 2016, which was filed with the Securities Exchange Commission on January 28, 2016. There were 132 employees eligible to tender options covering an aggregate of 2,881,013 shares of our Class A and Class B common stock, of which 108 employees tendered options covering 2,685,396 shares of Class A and Class B common stock at a weighted average exercise price of $11.03, in exchange for options to purchase 2,685,396 shares of Class B common stock at an exercise price of $2.99 per share, the closing sale price reported on the New York Stock Exchange on February 24, 2016. As of February 24, 2016 the incremental expense related to this offer was 1.8 million, which will be recognized over five years.
For more information, refer to our Tender Offer Statement filed with the Securities and Exchange Commission on January 12, 2016, as amended on January 28, 2016.

CASTLIGHT HEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	As of
	September 30, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$55,108	$19,150
Marketable securities	61,326	101,274
Accounts receivable, net	15,888	12,751
Deferred commissions	7,746	5,438
Prepaid expenses and other current assets	3,884	3,772
Total current assets	143,952	142,385
Property and equipment, net	5,912	6,896
Marketable securities, noncurrent	—	13,335
Restricted cash, noncurrent	1,000	1,000
Deferred commissions, noncurrent	3,861	4,923
Other assets	4,691	4,735
Total assets	$159,416	$173,274
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,603	$3,384
Accrued expenses and other current liabilities	4,894	4,550
Accrued compensation	7,146	11,477
Deferred revenue	30,730	26,590
Total current liabilities	46,373	46,001
Deferred revenue, noncurrent	6,700	7,522
Other liabilities, noncurrent	1,255	1,397
Total liabilities	54,328	54,920
Commitments and contingencies
Stockholders’ equity:
Class A and Class B common stock	10	10
Additional paid-in capital	451,586	415,519
Accumulated other comprehensive income (loss)	38	(79)
Accumulated deficit	(346,546)	(297,096)
Total stockholders’ equity	105,088	118,354
Total liabilities and stockholders’ equity	$159,416	$173,274
See Notes to Condensed Consolidated Financial Statements.

CASTLIGHT HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue:
Subscription	$23,867	$18,233	$66,859	$50,417
Professional services	1,634	1,306	4,944	3,583
Total revenue	25,501	19,539	71,803	54,000
Cost of revenue:
Cost of subscription (1)	3,988	3,081	12,218	8,532
Cost of professional services (1)	3,978	5,606	13,941	15,581
Total cost of revenue	7,966	8,687	26,159	24,113
Gross profit	17,535	10,852	45,644	29,887
Operating expenses:
Sales and marketing (1)	13,143	16,731	44,877	50,835
Research and development (1)	10,573	7,868	30,619	21,853
General and administrative (1)	5,338	6,311	19,902	18,291
Total operating expenses	29,054	30,910	95,398	90,979
Operating loss	(11,519)	(20,058)	(49,754)	(61,092)
Other income, net	116	51	304	230
Net loss	$(11,403)	$(20,007)	$(49,450)	$(60,862)
Net loss per Class A and B share, basic and diluted	$(0.11)	$(0.21)	$(0.50)	$(0.65)
Weighted-average shares used to compute basic and diluted net loss per Class A and B share	103,147	94,409	99,734	93,343
_______________________
(1)Includes stock-based compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cost of revenue:
Cost of subscription	$139	$96	$367	$196
Cost of professional services	456	647	1,468	1,522
Sales and marketing	2,190	2,058	6,644	5,883
Research and development	1,631	981	4,300	2,344
General and administrative	1,236	1,177	3,476	3,100

See Notes to Condensed Consolidated Financial Statements.

CASTLIGHT HEALTH, INC
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net loss	$(11,403)	$(20,007)	$(49,450)	$(60,862)
Other comprehensive income:
Net change in unrealized gain (loss) on available-for-sale marketable securities	(16)	19	117	69
Reclassification adjustments for net realized gains on available-for-sale marketable securities	—	—	—	—
Other comprehensive income (loss)	(16)	19	117	69
Comprehensive loss	$(11,419)	$(19,988)	$(49,333)	$(60,793)

See Notes to Condensed Consolidated Financial Statements.

CASTLIGHT HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months Ended September 30,
	2016	2015
Operating activities:
Net loss	$(49,450)	$(60,862)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,407	1,378
Stock-based compensation	16,255	13,045
Amortization of deferred commissions	3,157	2,576
Accretion and amortization of marketable securities	406	1,126
Changes in operating assets and liabilities:
Accounts receivable	(3,137)	(2,548)
Deferred commissions	(4,403)	(3,346)
Prepaid expenses and other assets	(68)	(1,026)
Accounts payable	300	716
Accrued expenses and other liabilities	(4,046)	(1,740)
Deferred revenue	3,318	5,770
Net cash used in operating activities	(35,261)	(44,911)
Investing activities:
Restricted cash	—	(1,000)
Investment in related party	—	(4,125)
Purchase of property and equipment	(1,587)	(3,499)
Purchase of marketable securities	(73,163)	(86,324)
Sales of marketable securities	—	5,000
Maturities of marketable securities	126,157	140,019
Net cash provided by investing activities	51,407	50,071
Financing activities:
Proceeds from the exercise of stock options	2,576	3,180
Proceeds from issuance of common stock and warrants	17,358	—
Payments of issuance costs	(122)	(94)
Net cash provided by financing activities	19,812	3,086

Net increase in cash and cash equivalents	35,958	8,246
Cash and cash equivalents at beginning of period	19,150	17,425
Cash and cash equivalents at end of period	$55,108	$25,671

See Notes to Condensed Consolidated Financial Statements.

Note 1. Organization and Description of Business
Description of Business
Castlight Health Inc. (the “Company”) offers a health benefits platform that engages employees to make better health care decisions and enables employers to communicate and measure their benefit programs. The Company provides a simple, personalized, and powerful way for employees to shop for and manage their health care. At the same time, the Company enables employers to understand their employees’ needs and guide them to the right care, right providers and right programs at the right time. The Company’s comprehensive technology offering aggregates complex, large-scale data and applies sophisticated analytics to make health care data transparent and useful. The Company was incorporated in the State of Delaware in January 2008. The Company’s principal executive offices are located in San Francisco, California.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), for interim financial information and with the instructions to Form 10-Q and Article 10 of Securities and Exchange Commission (“SEC”), Regulation S-X. In the opinion of management, the information herein reflects all adjustments, consisting only of normal recurring adjustments except as otherwise noted, considered necessary for a fair statement of results of operations, financial position and cash flows. The condensed consolidated financial statements include the results of Castlight and its wholly owned U.S. subsidiary. The results for the interim periods presented are not necessarily indicative of the results expected for any future period.
The condensed consolidated balance sheet as of December 31, 2015 included herein was derived from the audited financial statements as of that date. The following information should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. There have been no changes to the Company’s significant accounting policies described in the Company’s Annual Report on Form 10-K that have had a material impact on its condensed consolidated financial statements and related notes.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires the Company to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. These estimates include, but are not limited to, the determination of the relative selling prices for the Company’s products and services, certain assumptions used in the valuation of the Company’s equity awards, annual bonus attainment and the capitalization and estimated useful life of internal-use software development costs. Actual results could differ from those estimates, and such differences could be material to the Company’s consolidated financial position and results of operations.
Recently Issued and Adopted Accounting Pronouncements
Classification of Certain Cash Receipts and Cash Payments
In August 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-1, “Classification of Certain Cash Receipts and Cash Payments.” The guidance clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows and how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. This guidance will be effective for the Company beginning January 1, 2018 and earlier adoption is permitted in any interim period. The Company is evaluating the accounting, transition and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption. At this point in time, the Company does not intend to adopt the standard early.

Credit Losses
In June 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments.” The guidance changes the impairment model for most financial assets and certain other instruments. For trade and other receivables, held-to-maturity debt securities, loans and other instruments, entities will be required to use a new forward-looking expected loss model that generally will result in the earlier recognition of allowances for losses. For available-for-sale debt securities with unrealized losses, entities will measure credit losses in a manner similar to what they do today, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. This guidance will be effective for the Company beginning January 1, 2020 and earlier adoption is permitted beginning 2019. The Company is evaluating the accounting, transition and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption. At this point in time, the Company does not intend to adopt the standard early.
Stock-based Compensation
In March 2016, the FASB issued ASU 2016-09, “Compensation-Stock Compensation: Improvements to Employee Share-Based Payment.” The guidance will change how companies account for certain aspects of share-based payments to employees. The standard is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification on the statement of cash flows and forfeitures. The standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early adoption is permitted in any interim or annual period. Accordingly, the standard is effective for the Company beginning January 1, 2017, and the Company has elected not to early adopt. Based on the Company’s evaluation, the standard will not have a material impact on its consolidated financial statements.
Leases
In February 2016, the FASB issued ASU 2016-02, “Leases.” The guidance will require lessees to put all leases on their balance sheets, whether operating or financing, while continuing to recognize the expenses on their income statements in a manner similar to current practice. The guidance states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. The guidance will be effective for the Company beginning January 1, 2019 and early adoption is permitted. The Company is evaluating the accounting, transition and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption. At this point in time, the Company does not intend to adopt the standard early.
Financial Instruments
In January 2016, the FASB issued ASU 2016-1, “Financial Instruments.” The guidance provides a new measurement alternative for equity investments that don’t have readily determinable fair values and don’t qualify for the net asset value practical expedient. Under this alternative, these investments can be measured at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment if the same issuer. This guidance will be effective for the Company beginning January 1, 2018 and earlier adoption is not permitted. The Company is evaluating the accounting, transition and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption at this point in time.
Cloud Computing Arrangements
In April 2015, the FASB issued ASU 2015-05, “Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement.” The guidance is intended to help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement, primarily to determine whether the arrangement includes a sale or license of software. The Company adopted this guidance on January 1, 2016 and it does not impact the Company’s financial statements.
Revenue Recognition
In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers.” The guidance provides principles for recognizing revenue for the transfer of promised goods or services to customers with the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB deferred the effective date of the standard for all entities by one year. The standard will become effective for the annual reporting period (including interim reporting periods) beginning after December 15, 2017, and early adoption is permitted as of annual reporting periods (including interim periods) beginning after December 15, 2016. The Company is evaluating the accounting, transition and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption. At this point in time, the Company does not intend to adopt the standard early.
Note 3. Marketable Securities
All of the Company’s cash equivalents and marketable securities are classified as “available-for-sale” securities. These securities are reported at fair value, with the related unrealized gains and losses included in accumulated other comprehensive income, a component of shareholders’ equity.
At September 30, 2016 and December 31, 2015, respectively, marketable securities consisted of the following (in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
September 30, 2016
U.S. agency obligations	$34,481	$24	$—	$34,505
U.S. treasury securities	26,807	15	(1)	26,821
Money market mutual funds	32,468	—	—	32,468
	93,756	39	(1)	93,794
Included in cash and cash equivalents	32,468	—	—	32,468
Included in marketable securities	$61,288	$39	$(1)	$61,326

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2015
U.S. agency obligations	$83,763	$—	$(48)	$83,715
U.S. treasury securities	33,924	—	(31)	33,893
Money market mutual funds	1,038	—	—	1,038
	118,725	—	(79)	118,646
Included in cash and cash equivalents	4,038	—	(1)	4,037
Included in marketable securities	$101,334	$—	$(60)	$101,274
Included in marketable securities, noncurrent	$13,353	$—	$(18)	$13,335
Note 4. Fair Value Measurements
The Company measures its financial assets and liabilities at fair value at each reporting period using a fair value hierarchy that requires that the Company maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:
Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2—Include other inputs that are directly or indirectly observable in the marketplace.
Level 3—Unobservable inputs that are supported by little or no market activity.

The fair value of marketable securities included in the Level 2 category is based on observable inputs, such as quoted prices for similar assets at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly. These values were obtained from a third-party pricing service and were evaluated using pricing models that vary by asset class and may incorporate available trade, bid and other market information and price quotes from well-established third party pricing vendors and broker-dealers. There have been no changes in valuation techniques in the periods presented. The Company has no financial assets or liabilities measured using Level 3 inputs. There were no significant transfers between Levels 1 and 2 assets as of September 30, 2016 and December 31, 2015. The following tables present information about the Company’s assets that are measured at fair value on a recurring basis using the above input categories (in thousands):

	Level 1	Level 2	Total
September 30, 2016
Cash equivalents:
Money market mutual funds	$32,468	$—	$32,468
Marketable securities:
U.S. agency obligations	—	34,505	34,505
U.S. treasury securities	—	26,821	26,821
	$32,468	$61,326	$93,794

	Level 1	Level 2	Total
December 31, 2015
Cash equivalents:
Money market mutual funds	$1,038	$—	$1,038
U.S. agency obligations	—	3,000	3,000
Marketable securities:
U.S. agency obligations	—	80,715	80,715
U.S. treasury securities	—	33,893	33,893
	$1,038	$117,608	$118,646
Gross unrealized gains and losses for cash equivalents and marketable securities as of September 30, 2016 and December 31, 2015 were not material. The Company does not believe the unrealized losses represent other-than-temporary impairments based on the Company’s evaluation of available evidence as of September 30, 2016 and December 31, 2015.
There were no realized gains or losses during the nine months ended September 30, 2016. All of the Company’s marketable securities at September 30, 2016 mature within one year. As of December 31, 2015, those securities with maturities greater than one year are reflected in the noncurrent portion of the Company’s condensed consolidated balance sheets. Marketable securities on the balance sheets consist of securities with original or remaining maturities at the time of purchase of greater than three months, and the remainder of the securities is reflected in cash and cash equivalents.
Note 5. Property and Equipment
Property and equipment consisted of the following (in thousands):

	As of
	September 30, 2016	December 31, 2015
Leasehold improvements	$2,061	$2,046
Computer equipment	5,369	4,345
Software	1,136	885
Capitalization of internal-use software	2,925	2,925
Furniture and equipment	931	853
Total	12,422	11,054
Accumulated depreciation	(6,510)	(4,158)
Property and equipment, net	$5,912	$6,896
Depreciation and amortization expense for the three months ended September 30, 2016 and 2015, was $0.8 million and $0.5 million, respectively. Depreciation and amortization expense for the nine months ended September 30, 2016 and 2015, was $2.4 million and $1.4 million, respectively. Depreciation and amortization are recorded on a straight-line basis.
Note 6. Related Party Transactions and Variable Interest Entity
In the second quarter of 2015, the Company announced a strategic alliance with Lyra Health (”Lyra”), to develop and bring to market an integrated behavioral health solution. In connection with this strategic alliance, the Company made an initial preferred stock investment in Lyra of $3.1 million and its chief executive officer, Dr. Colella, joined the Lyra board. Additionally, the Company made a subsequent preferred stock investment in Lyra of $1.0 million in August 2015. In March 2016, the Company amended the strategic alliance to modify the manner in which the Company collaborates with Lyra on the solution. In connection with this amendment, Dr. Colella ceased service on the Lyra board of directors. Lyra is considered a related party to the Company because two of the Company’s directors, Dr. Roberts and Mr. Ebersman, serve on the Lyra board of directors and Mr. Ebersman is the Lyra chief executive officer. An independent committee of the Company’s board of directors, comprised of directors without any involvement in any external behavioral health business initiatives, approved the strategic alliance with and investment in Lyra.
The Company has evaluated all its transactions with Lyra and has determined that Lyra is a variable interest entity (“VIE”) for the Company. In determining that the Company is not the VIE’s primary beneficiary, the Company considered qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the characteristics of the Company’s involvement; and the obligation or likelihood for the Company to provide incremental financial support. Based on the Company’s evaluation, the Company determined it is not required to consolidate the operations of the VIE. The Company’s maximum exposure to loss as a result of its involvement with this unconsolidated VIE is limited to its investment of $4.1 million and it is not obligated to provide incremental financial support to Lyra.
The investment in Lyra is accounted for under the cost method and is included under other assets in the Company’s consolidated financial statements. The Company has not estimated the fair value of its investment because there have been no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment. The Company assesses its investment for impairment on a quarterly basis or based on facts or circumstances that may require it to reassess the fair value of its investment. Based on the facts and circumstances as of September 30, 2016, the Company concluded that its investment was appropriately valued.

Note 7. Deferred Revenue
Deferred revenue consisted of the following (in thousands):

	As of
	September 30, 2016	December 31, 2015
Subscription	$22,152	$18,029
Professional services—implementation	5,540	5,254
Professional services—communications	3,038	3,307
Total current	30,730	26,590
Subscription	370	1,163
Professional services—implementation	4,946	5,367
Professional services—communications	1,384	992
Total noncurrent	6,700	7,522
Total	$37,430	$34,112
Note 8. Commitments and Contingencies
Legal Matters
On April 2, April 16, April 29, and May 4, 2015, purported securities class action lawsuits were filed in the Superior Court of the State of California, County of San Mateo, against the Company, certain of its current and former directors, executive officers, significant stockholders and underwriters associated with its initial public offering (“IPO”). The lawsuits, which were consolidated on July 22, 2015, were brought by purported stockholders of the Company seeking to represent a class consisting of all those who purchased the Company’s stock pursuant or traceable to the Registration Statement and Prospectus issued in connection with its IPO. A consolidated complaint (“Complaint”) was filed on July 23, 2015, alleging claims under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933. On September 22, 2015 the Company filed a demurrer to the Complaint. After briefing and argument, the Court overruled the demurrer as to Plaintiffs’ claims under Sections 11 and 15 and granted with leave to amend, the demurrer to Plaintiff’s claims under Section 12(a)(2). Plaintiffs filed an amended consolidated complaint (“Amended Complaint”) on November 10, 2015. On December 10, 2015, the Company filed a demurrer to the Section 12(a)(2) claim in the Amended Complaint. On January 28, 2016, the Court again sustained the demurrer to the Section 12(a)(2) claim in the amended Complaint. The Amended Complaint sought unspecified damages and other relief. On March 28, 2016, the parties to the consolidated actions reached a mutually acceptable resolution by way of a mediated cash settlement. The aggregate amount of the settlement under the agreement in principle is $9.5 million. The Court granted preliminary approval of the settlement on July 13, 2016, and the Court granted final approval of the settlement on October 28, 2016. As a result of the settlement the Company recorded a net charge of $2.9 million to general and administrative expense in 2016. This amount represents the portion of settlement that was not covered by insurance and legal fees incurred in 2016 regarding this matter. Funds representing the Company’s portion of the settlement amount were moved to escrow in the third quarter of 2016 and the Company expects them to be paid in the fourth quarter of 2016. While the Company believes it has meritorious defenses to the litigation, the Company is satisfied with this resolution given the risks and expenses associated with further litigation. The Company accrues for loss contingencies when it is both probable that it will incur the loss and when it can reasonably estimate the amount of the loss or range of loss.
From time to time, the Company may become subject to other legal proceedings, claims or litigation arising in the ordinary course of business. In addition, the Company may receive letters alleging infringement of patents or other intellectual property rights. If an unfavorable outcome were to occur in litigation, the impact could be material to the Company’s business, financial condition, cash flow or results of operations, depending on the specific circumstances of the outcome.

Leases and Contractual Obligations
The Company’s principal commitments primarily consist of obligations under leases for office space and co-location facilities for data center capacity. The Company’s existing lease agreements provide it with the option to renew and generally provide for rental payments on a graduated basis. The Company’s future operating lease obligations would change if it entered into additional operating lease agreements as the Company expands its operations and if it exercised these options.
The Company leases two office spaces in San Francisco, California with expirations dates in 2017 and 2021, respectively. In anticipation of the expiration of the lease in 2017, the Company executed an amendment in September 2016 to extend the term of its other lease to 2022 and add incremental rentable square feet (“RSF”). As a result of the amendment, the Company’s office space increased by 8,247 RSF. As of September 30, 2016, the Company’s future minimum payments for all leases are $18.5 million.
Other than matters discussed above there were no other material changes in the Company’s contractual obligations from those disclosed in its Annual Report on Form 10-K for the year ended December 31, 2015. Please see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” in the Company’s Annual Report on Form 10-K for a description of its contractual obligations.
Note 9. Stock Compensation
Stock Options Activity
A summary of stock option activity for the nine months ended September 30, 2016 is as follows (in thousands, except share and per share amounts):

	Options Outstanding	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Balance at December 31, 2015	9,561,713	$5.62	$16,694
Stock option grants	3,854,646	$3.16
Stock options exercised	(1,804,676)	$1.43
Stock options canceled	(3,551,388)	$9.56
Balance at September 30, 2016	8,060,295	$3.52	$14,012
The total grant-date fair value of stock options granted during the nine months ended September 30, 2016 and 2015 was $3.6 million and $2.3 million, respectively.
The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-valuation model with the following assumptions and fair value per share:

	Nine Months Ended September 30,
	2016	2015
Volatility	47%	53%
Expected life (in years)	6.12	6.17
Risk-free interest rate	1.37%	1.38%-1.91%
Dividend yield	—%	—%
As of September 30, 2016, the Company had $13.5 million in unrecognized compensation cost related to non-vested stock options, which is expected to be recognized over a weighted-average period of approximately 2.2 years.

The options granted and canceled in the nine months ended September 30, 2016 in the table above include options that were exchanged under the Company’s stock option exchange program. Pursuant to the stock option exchange program, 108 out of 132 eligible employees tendered options covering an aggregate of 2,685,396 shares of the Company’s Class A and Class B common stock at a weighted average exercise price of $11.03, in exchange for options to purchase 2,685,396 shares of its Class B common stock at an exercise price of $2.99 per share, the closing sale price reported on the New York Stock Exchange on February 24, 2016. Each new grant began a new vesting period commencing on the date of grant over five years in equal monthly installments. As of February 15, 2016 the incremental expense related to this offer was $1.8 million, which will be recognized over five years.
For more information, refer to the Company’s Tender Offer Statement filed with the Securities and Exchange Commission on January 12, 2016, as amended on January 28, 2016 and February 26, 2016.
Restricted Stock Units
A summary of restricted stock unit activity for the nine months ended September 30, 2016 is as follows:

	Number of Shares Outstanding	Weighted- Average Grant Date Fair Value
Balance at December 31, 2015	6,685,118	$7.63
Restricted Stock Units granted (1)	7,538,265	$3.62
Restricted Stock Units vested	(1,507,255)	$8.20
Restricted Stock Units forfeited/canceled (2)	(1,507,875)	$7.19
Balance at September 30, 2016	11,208,253	$4.92
(1) Includes performance stock units (“PSUs”) that were granted in 2016.
(2) Includes PSUs that were granted in the prior year, which were canceled because performance targets were not achieved.
As of September 30, 2016, there was a total of $49.0 million in unrecognized compensation cost related to restricted stock units and performance stock units, which is expected to be recognized over a weighted-average period of approximately 3.1 years.
In February 2016, the Company awarded PSUs to certain employees. The number of shares that will eventually vest depends on achievement of performance targets for 2016, as determined by the compensation committee of the Company’s board of directors, and may range from 0 to 150% of the targeted award amount. Once the performance is determined and a targeted award amount is fixed, the target number of PSUs, if any, will vest in eight quarterly installments, subject to recipients’ continued service, beginning on February 16, 2017. The compensation expense associated with the PSUs is recognized using the accelerated method. No expense has been recorded through September 30, 2016 as the Company determined the achievement of the performance targets was not probable.
Note 10. Stockholders’ Equity
Common Stock
As of September 30, 2016, the Company had 54,323,980 shares of Class A common stock and 49,368,701 shares of Class B common stock outstanding.
Transactions with SAP Technologies, Inc.
In May 2016, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with SAP Technologies, Inc. (“SAP”) pursuant to which it sold and issued to SAP 4.7 million shares (“Shares”) of its Class B Common Stock and a warrant (“Warrant”) to purchase up to 1.9 million shares of its Class B Common Stock. The net proceeds from this transaction were $17.8 million and will be used for working capital and other general corporate purposes.

The exercise price of the Warrant is $4.91 per share and will expire four years from the date the Company enters into agreements with SAP related to both SAP’s Connected Health platform (the “Platform Agreement”) and SAP’s distribution of the Company’s solutions (the “Distribution Agreement”, and together, with the Platform Agreement, the “Alliance Agreements”). The Alliance Agreements will be focused on a strategic, multi-pronged business relationship aimed at delivering integrated healthcare technologies that can help lower healthcare costs, improve outcomes and increase benefits satisfaction for customers. If the Company does not enter into the Alliance Agreements with SAP by May 17, 2017, then the Warrant will become void.
The Shares and Warrant are considered freestanding instruments from each other and are classified within stockholders’ equity. The Company preliminarily allocated the net proceeds to the Shares and Warrant and also to a customer prepayment liability classified within accrued expenses and other current liabilities that represents the future benefits of the Alliance Agreements. Additional accounting for the Warrants and the customer prepayment liability is dependent on, if and when, the Alliance Agreements are executed.
Note 11. Income Taxes
The effective tax rate for the three and nine months ended September 30, 2016 and 2015 was zero percent, primarily as a result of the estimated tax loss for the year and the change in valuation allowance. At September 30, 2016, all unrecognized tax benefits are subject to a full valuation allowance and, if recognized, will not affect the effective tax rate.
Note 12. Net Loss per Share
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including Preferred Stock and outstanding stock options and warrants, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential shares of common stock outstanding would have been anti-dilutive.
Net loss is allocated based on the contractual participation rights of the Class A and Class B common stock as if the earnings for the year have been distributed. As the liquidation and dividend rights are identical, the net loss is allocated on a proportionate basis.
The following table presents the calculation of basic and diluted net loss per share for the Company’s common stock (in thousands, except per share data):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016		2015		2016		2015
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Net loss	$(6,011)	$(5,392)	$(11,584)	$(8,423)	$(27,002)	$(22,448)	$(37,207)	$(23,655)
Weighted-average shares used to compute basic and diluted net loss per share	54,376	48,771	54,664	39,745	54,460	45,274	57,063	36,280
Basic and diluted net loss per share	$(0.11)	$(0.11)	$(0.21)	$(0.21)	$(0.50)	$(0.50)	$(0.65)	$(0.65)
The following securities were excluded from the calculation of diluted net loss per share for common stock because their effect would have been anti-dilutive for the periods presented (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Stock options and restricted stock units	21,538	17,776	21,538	17,776
Warrants*	2,020	115	2,020	115
Total	23,558	17,891	23,558	17,891
*includes 1.9 million warrants issued to SAP that are exercisable upon execution of the Alliance Agreements.
Note 13. Reduction in Workforce
On May 10, 2016, the Company’s Board of Directors committed to a program to reduce the Company’s workforce in order to reduce expenses, align its operations with evolving business needs and improve efficiencies. Under this program, the Company undertook an initiative to reduce its workforce by approximately fourteen percent. For the three and nine months ended September 30, 2016, the Company incurred charges of $0.1 million and $0.8 million, respectively, all of which were related to severance costs. As of September 30, 2016, the total has been fully paid out.

INDEPENDENT AUDITORS’ REPORT
Board of Directors
Jiff, Inc.
Mountain View, California

Report on the Financial Statements
We have audited the accompanying financial statements of Jiff, Inc. (a Delaware corporation), which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jiff, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
As discussed in Note 10 to the financial statements, the Company entered into a plan of merger agreement in January 2017 to sell all of its outstanding shares of capital stock.
/s/ Frank, Rimerman + Co. LLP
Palo Alto, California
January 18, 2017

JIFF, INC.
BALANCE SHEETS

	December 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$15,720,624	$8,872,927
Accounts receivable	853,226	71,525
Prepaid expenses and other current assets	677,344	39,926
Deposits, current portion	26,528	—
Total current assets	17,277,722	8,984,378
Property and equipment, net	428,611	66,295
Deposits, net of current portion	1,661,443	138,941
Other assets	19,164	—
Total assets	$19,386,940	$9,189,614
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$578,811	$183,802
Accrued expenses and other current liabilities	1,467,766	171,109
Deferred revenue	1,463,811	264,506
Current maturities of long-term debt	853,478	—
Total current liabilities	4,363,866	619,417
Long-term debt, net of current maturities	4,049,441	—
Preferred stock warrant liability	112,604	—
Deferred rent	202,442	—
Other liabilities	164,080	—
Total liabilities	8,892,433	619,417
Commitments (Notes 5, 8 and 10)
Stockholders’ equity
Series C convertible preferred stock, $0.0001 par value; (aggregate liquidation preference of $23,450,000)	1,204	—
Series B convertible preferred stock, $0.0001 par value; (aggregate liquidation preference of $18,502,000)	1,850	1,850
Series A convertible preferred stock, $0.0001 par value; (aggregate liquidation preference of $8,246,000)	23	23
Common stock and starter stock, $0.0001 par value	347	313
Additional paid-in capital	51,585,017	27,160,872
Stockholder note receivable	(110,779)	(110,426)
Accumulated deficit	(40,983,155)	(18,482,435)
Total stockholders’ equity	10,494,507	8,570,197
Total liabilities and stockholders’ equity	$19,386,940	$9,189,614
See Notes to Financial Statements

JIFF, INC.
STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2015	2014
Revenue, net	$2,831,910	$594,556
Cost of revenue	3,450,735	1,336,939
Gross loss	(618,825)	(742,383)
Operating expenses
Research and development	11,052,772	4,182,205
Sales and marketing	6,688,032	1,554,837
General and administrative	4,077,679	1,719,823
Total operating expenses	21,818,483	7,456,865
Loss from operations	(22,437,308)	(8,199,248)
Other income (expense)
Other income	3,742	1,170
Interest expense	(66,304)	(199,688)
Income tax expense	(850)	(4,743)
Net loss	$(22,500,720)	$(8,402,509)
See Notes to Financial Statements

JIFF, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY

					Additional	Stockholder		Total
	Convertible Preferred Stock		Common Stock and Starter Stock		Paid-In	Note	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Equity (Deficit)
Balances, December 31, 2013	231,975	$23	3,126,598	$313	$8,543,129	$(110,073)	$(10,079,926)	$(1,646,534)
Issuance of Series B convertible preferred stock and common stock warrants in exchange for cash and convertible notes payable, net of issuance costs	18,502,086	1,850	—	—	18,363,608	—	—	18,365,458
Issuance of common stock warrants for services	—	—	—	—	31,189	—	—	31,189
Vesting of early exercised stock options	—	—	—	—	27,500	—	—	27,500
Exercise of common stock options	—	—	1,000	—	11,500	—	—	11,500
Accrued interest on stockholder note receivable	—	—	—	—	—	(353)	—	(353)
Stock-based compensation	—	—	—	—	183,946	—	—	183,946
Net loss	—	—		—	—	—	(8,402,509)	(8,402,509)
Balances, December 31, 2014	18,734,061	1,873	3,127,598	313	27,160,872	(110,426)	(18,482,435)	8,570,197
Issuance of Series C convertible preferred stock in exchange for cash, net of issuance costs	12,044,787	1,204	—	—	23,294,989	—	—	23,296,193
Issuance of common stock for services	—	—	64,285	6	22,494	—	—	22,500
Issuance of common stock warrants for services	—	—	—	—	175,359	—	—	175,359
Vesting of early exercised stock options	—	—	—	—	27,500	—	—	27,500
Exercise of common stock options	—	—	281,294	28	98,425	—	—	98,453
Accrued interest on stockholder note receivable	—	—	—	—	—	(353)	—	(353)
Stock-based compensation	—	—	—	—	805,378	—	—	805,378
Net loss	—	—	—	—	—	—	(22,500,720)	(22,500,720)
Balances, December 31, 2015	30,778,848	$3,077	3,473,177	$347	$51,585,017	$(110,779)	$(40,983,155)	$10,494,507
See Notes to Financial Statements

JIFF, INC.
STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2015	2014
Cash flows from operating activities
Net loss	$(22,500,720)	$(8,402,509)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	74,366	21,279
Stock-based compensation	805,378	183,946
Accrued interest income on stockholder note receivable	(353)	(353)
Compensation expense in connection to issuance of common stock warrants	175,359	31,189
Compensation expense in connection to issuance of common stock	22,500	—
Revaluation of preferred stock warrant liability	(3,389)	—
Amortization of debt discount for long-term debt	18,912	—
Non-cash interest expense	—	199,686
Changes in operating assets and liabilities:
Accounts receivable	(781,701)	28,475
Prepaid expenses and other current assets	(637,418)	(33,995)
Other assets	(19,164)	—
Accounts payable	395,009	32,438
Accrued expenses and other current liabilities	1,324,157	122,984
Deferred rent	202,442	—
Deferred revenue	1,199,305	264,506
Other liabilities	164,080	—
Net cash used in operating activities	(19,561,237)	(7,552,354)
Cash flows from investing activities
Purchase of property and equipment	(436,682)	(46,468)
Deposits	(1,549,030)	(97,137)
Net cash used in investing activities	(1,985,712)	(143,605)
Cash flows from financing activities
Proceeds from long-term debt	5,000,000	622,343
Proceeds from issuance of convertible preferred stock, net	23,296,193	12,113,376
Proceeds from the issuance of common stock upon the exercise of stock options	98,453	11,500
Net cash provided by financing activities	28,394,646	12,747,219
Net increase in cash and cash Equivalents	6,847,697	5,051,260
Cash and cash equivalents, beginning of year	8,872,927	3,821,667
Cash and cash equivalents, end of year	$15,720,624	$8,872,927
See Notes to Financial Statements

JIFF, INC.
STATEMENTS OF CASH FLOWS
(CONTINUED)

	Years Ended December 31,
	2015	2014
Supplemental disclosure of cash flow information
Cash paid for income taxes	$850	$4,000
Cash paid for interest	$47,392	$—
Supplemental schedule of non-cash financing activity
Issuance of warrant in connection with long-term debt	$115,993	$—
Vesting of early exercised stock options	$27,500	$27,500
Accrual for termination payment fee in connection with long-term debt	$275,000	$—
Conversion of convertible notes payable into shares of convertible preferred stock	$—	$6,252,082
See Notes to Financial Statements

1. Nature of Business and Management’s Plans Regarding the Financing of Future Operations
Nature of Business
Jiff, Inc. (the Company) was incorporated in the state of Delaware on December 22, 2010. The Company redefined the wellbeing industry with an exceptional, mobile-first user experience and a large ecosystem of health partnerships available in the market. Jiff serves as a central hub for wellbeing and other benefit programs, with a single point of access for employees. Jiff’s app-store approach integrates more than 50 health solutions that sync seamlessly with its back-end system. In addition, an employer can allow virtually any vendor to connect to the platform, whether or not Jiff has integrated with them in the past. Jiff then personalizes recommendations for each employee based on the most relevant tools for their health needs and preferences. This is all delivered through a user experience that brings together the latest advancements in incentive design, social theory, and game mechanics - optimizing engagement.
Management’s Plans Regarding the Financing of Future Operations
The Company has experienced recurring operating losses and negative cash flows losses since inception, has an accumulated deficit of $40,983,155 at December 31, 2015, and may incur additional operating losses and negative cash flows in future periods. Management closely monitors expenditures and is focused on obtaining new customers and continuing to develop its services. In 2016, the Company received cash proceeds of $17,765,038 in connection with the issuance of 9,124,784 shares of Series C convertible preferred stock (Series C) (Note 10). Additionally in 2016, the Company entered into a loan and security agreement, under which the Company received cash proceeds totaling $5,500,000 from a new term note of which $4,971,970 was used to repay the outstanding principal and accrued interest of the previous loan and security agreement and final payment (Note 10). In addition, under the loan and security agreement, the Company has the ability to draw down up to $5,000,000 on a line of credit, subject to borrowing limitations under the new agreement (Note 10). As a result of these financings, the Company had sufficient resources to sustain operations through December 31, 2016. However, if the Company does not generate sufficient revenue and manage expenditures in the longer term, additional debt or equity financing may be required.
2. Significant Accounting Policies
Revenue Recognition:
The Company earns revenue from committed subscription fees from customers accessing the Company’s enterprise software as well as from sales of products and services through the online marketplace. In addition, the Company provides customer support. As part of the services provided to customers, the Company will offer an online marketplace for end users to purchase services and devices to aid in the benefit programs. The Company begins recognizing revenue when there is evidence of an arrangement, fees are fixed or determinable, the contractual service term has started, and collection is probable.
The Company has applied the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 605, Revenue Recognition to its multiple-element arrangements. The Company enters into arrangements with customers that purchase both hosted application software services and professional services at the same time, or within close proximity of one another (referred to as non-software multiple-element arrangements). Further, the Company’s revenue arrangements generally do not include a general right of return relative to the delivered services.
Where the aforementioned criteria for a separate unit of accounting are not met, the deliverable is combined with the undelivered element(s) and treated as a single unit of accounting for the purposes of allocation of the arrangement consideration and revenue recognition. For those units of accounting that include more than one deliverable but are treated as a single unit of accounting, the Company generally recognizes revenue over the contractual service term. The Company’s professional services do not meet the criteria for separate accounting and are therefore combined with the committed subscription fees for revenue recognition purposes.
The Company recognizes subscription revenue ratably over the term of the subscription. The Company does not sell technology or the components of the customer support that are included in the subscription on a standalone basis. The Company’s subscription agreements are primarily based upon annual contractual terms for the services involved, for which revenue is recognized on a ratable basis over the term of the contract beginning with the month in which the contractual service term starts. Amounts billed or received in advance of service delivery are initially deferred and recognized on a ratable basis over the contractual service term.
The Company recognizes products sold through the Company’s online market place on a net basis principally because the Company is not the primary obligor to the end-customers.
Cost of Revenue:
Cost of revenue includes employee direct labor and indirect costs related to generation of revenue, such as customer implementation services, customer support, hosting of Jiff’s cloud based service and other overhead costs.
Cash and Cash Equivalents:
The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates fair value.
Concentration of Credit Risk:
Financial instruments that potentially subject the Company to concentration of credit risk consist of accounts receivable and cash and cash equivalents. The Company sells its services primarily to large organizations in diversified industries worldwide. The Company does not require collateral or other security for accounts receivable. However, credit risk is mitigated by the Company’s ongoing evaluation of receivables and the reasonably short collection terms. The Company maintains reserves for credit losses, and such losses have been within management’s expectations. Management has determined account receivable at December 31, 2015 and 2014 to be fully collectible. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional reserves may be required. The Company maintains its cash and cash equivalents at one financial institution. The Company is exposed to credit risk in the event of default by a financial institution to the extent that cash and cash equivalents balances are in excess of the amount that is insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses on its deposits since inception.
Major Customers:
In 2015, the Company had three major customers, defined as a customer generating revenue in excess of 10% of the Company’s annual revenue (four major customers in 2014). Revenue from the major customers accounted for 47% of revenue in 2015 (84% in 2014). The Company had $317,089 of accounts receivable due from the major customers at December 31, 2015 ($27,844 at December 31, 2014). The Company does not believe it is reliant on any one customer in the long-term.
Property and Equipment:
Property and equipment are stated at cost, net of accumulated depreciation and amortization. The Company depreciates property and equipment using the straight-line method over their estimated useful lives, generally three years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the remaining lease term.
Accounting for Impairment of Long-Lived Assets:
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying cost amount or fair value less cost to sell. The Company has not recorded any expense related to asset impairment to date.
Preferred Stock Warrants:

The Company accounts for outstanding warrants exercisable into shares of the Company’s convertible preferred stock in accordance with FASB ASC Topic 480, Distinguishing Liabilities from Equity. Under Topic 480, the Company classifies warrants to purchase shares of convertible preferred stock that are puttable, redeemable, or include an anti-dilution feature as liabilities. Such warrants are measured and recognized at fair value, and subject to re-measurement at each balance sheet date. At the end of each reporting period, changes in fair value during the period are recognized as a component of other income (expense). The Company will continue to adjust the warrant liability for changes in the fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidation event, including completion of an initial public offering, at which time the warrants will be converted into warrants to purchase shares of common stock, and the liability will be reclassified to additional paid-in capital.
Fair Value Measurements:
The Company uses a three-level hierarchy, which prioritizes, within the measurement of fair value, the use of market-based information over entity-specific information for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date. Fair value focuses on an exit price and is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The inputs or methodology used for valuing financial instruments are not necessarily an indication of the risk associated with investing in those financial instruments.
The three-level hierarchy for fair value measurements is defined as follows:
Level 1: Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2: Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.
An asset or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The Company’s preferred stock warrant liability is classified within Level 3 of the fair value hierarchy at December 31, 2015.
The change in value of the preferred stock warrant liability is summarized below:

Balance, December 31, 2014	$—
Warrant issued	115,993
Change in fair value recorded as other income	(3,389)
Balance, December 31, 2015	$112,604
Income Taxes:
The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. A valuation allowance is provided against the Company’s deferred income tax assets when their realization is not reasonably assured.
In November 2015, the FASB issued Accounting Standards Update (ASU) No. 2015-17 (ASU 2015-17), Income Taxes: Balance Sheet Classification of Deferred Taxes. ASU 2015-17 simplifies the presentation of deferred income taxes by eliminating the separate classification of deferred income tax assets and liabilities into current and noncurrent amounts in the balance sheet. The standard requires all deferred tax assets and liabilities be classified as noncurrent in the balance sheet. The standard is effective for the Company as of January 1, 2018, and permits the use of either a retrospective or cumulative effect transition method. Early adoption is permitted. The Company early adopted the standard in 2015 on a retrospective basis, which had no impact on the balance sheets at December 31, 2015 and 2014.
Development Costs:
Development costs related to preliminary project implementation are expensed as incurred and consist primarily of personnel costs and facility-related expenses. Development costs incurred during the application development stage are eligible to be capitalized and amortized over their estimated useful lives. Because the Company did not incur significant qualifying costs during the application development stage, development costs have been charged to research and development expense in 2015 and 2014.
Use of Estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates. Key estimates in the financial statements include assumptions used in determining the Company’s revenue recognition, allowance for doubtful accounts, certain accrued expenses, the valuation allowance related to the deferred income tax assets and the valuation of warrants issued and of stock awards granted under the Company’s stock option plan.
Stock-Based Compensation:
The Company generally grants stock options to its employees for a fixed number of shares with an exercise price equal to the fair value of the shares at date of grant. The Company accounts for all stock option grants using the fair value method and stock-based compensation is recognized as the underlying options vest.
Stock-based compensation for options or warrants granted to non-employees is measured on the date of performance at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Stock-based compensation for options granted to non-employees is periodically remeasured as the underlying options vest.
Reverse Stock Split:
In connection with the Series B financing in October 2014, the Company executed a 50-for-1 reverse stock split of Series A convertible preferred stock (Series A) preferred and common stock, as well as a 1.18-for-1 reverse stock split of starter stock. All share and per share amounts in the financial statements related to Series A, common stock and starter stock have been retroactively adjusted for the reverse stock splits.
Risks and Uncertainties:
The Company is subject to a number of risks inherent in a business with a limited operating history, including, but not limited to, new and evolving markets, advances and trends in the development of new technology and services and regulations thereon, unfavorable economic and market conditions, competition from other companies with longer operating histories and greater financial resources, the ability to obtain adequate funding, dependence on key employees and the ability to attract and retain qualified employees.

Recent Accounting Pronouncements Not Yet Effective:
Stock-Based Compensation:
In March 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. ASU 2016-09 requires recognition of the income tax effects of vested or settled awards in the income statement and involves several other aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. The standard is effective for the Company as of January 1, 2018, and permits the use of either a retrospective or cumulative effect transition method. The Company has not selected a transition method and is currently evaluating the effect ASU 2016-09 will have on its financial statements and related disclosures.
Revenue:
In May 2014, the FASB issued ASU No. 2014-09 regarding ASC Topic 606, Revenue from Contracts with Customers. This standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers that reflects the consideration to which the entity expects to be entitled to in exchange for those goods and services.
The standard will replace most existing revenue recognition guidance generally accepted in the United States of America. The standard is effective for the Company as of January 1, 2019, and permits the use of either a retrospective or cumulative effect transition method. The Company has not selected a transition method and is currently evaluating the effect ASU 2014-09 will have on its financial statements and related disclosures.
Leases:
In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 requires lessees to put most leases on their balance sheet while recognizing expense in a manner similar to existing accounting. The standard is effective for the Company as of January 1, 2020, and permits the use of either a retrospective or cumulative effect transition method. The Company has not selected a transition method and is currently evaluating the effect ASU 2016-02 will have on its financial statements and related disclosures.

3. Property and Equipment
Property and equipment consists of the following at December 31:

	2015	2014
Computer hardware	$255,329	$104,849
Furniture and fixtures	117,435	—
Leasehold improvements	168,767	—
	541,531	104,849
Less accumulated depreciation and amortization	(112,920)	(38,554)
Property and equipment, net	$428,611	$66,295
4. Income Taxes
The Company utilizes the provisions set forth in FASB ASC Topic 740 to account for the uncertainty in income taxes. In the preparation of income tax returns in federal and state jurisdictions, the Company asserts certain income tax positions based on its understanding and interpretation of income tax laws. The taxing authorities may challenge such positions, judgments and conclusions in the preparation of its income tax returns.

Deferred income taxes result from the tax effect of transactions that are recognized in different periods for financial statement and income tax reporting purposes. At December 31, 2015, the Company had deferred income tax assets of approximately $15,100,000 ($6,529,000 at December 31, 2014). Due to the uncertainties surrounding the realization of deferred income tax assets through future taxable income, the Company has provided a full valuation allowance and, therefore, no benefit has been recognized in the financial statements for the net operating loss and income tax carryforwards and other deferred income tax assets.
At December 31, 2015, the Company has federal and state net operating loss carryforwards of approximately $37,749,000 and $26,507,000, respectively, available to reduce future taxable income which will begin to expire in 2030 for federal and 2027 for state income tax purposes ($17,114,000 and $11,999,000 at December 31, 2014, respectively). Additionally, the Company has federal and state research and development income tax credits totaling $581,000 and $419,000, respectively, ($7,000 and $0 at December 31, 2014, respectively). The federal income tax credits may be carried forward until 2031. The state tax credits may be carried forward indefinitely.
Section 382 of the Internal Revenue Code limits the use of tax carryforwards in certain situations where changes occur in the stock ownership of a company. In the event the Company has such a change in ownership, utilization of the tax carryforwards could be restricted. The Company is currently evaluating its ability to utilize its tax carryforwards in the future.
The Company operates in various tax jurisdictions and is subject to audit by various tax authorities. The Company uses the “more likely than not” criterion for recognizing the tax benefit of uncertain income tax positions and establishing measurement criteria for income tax benefits. The Company has determined it has uncertain income tax positions as of December 31, 2015 and 2014 related to research and development credits. At December 31, 2015, the reserve for uncertain income tax positions was $350,000 ($3,000 at December 31, 2014). The Company does not anticipate any significant changes in such uncertainties and judgment during the next twelve months. In the event the Company should need to recognize interest and penalties related to unrecognized tax liabilities, this amount will be recorded as an accrued liability.
The Company files income tax returns in the U.S. federal jurisdictions and various states. The tax return years 2010 through 2015 remain open to examination by the taxing jurisdictions to which the Company is subject. The Company is not currently under examination in any major jurisdictions.
Deferred tax assets consist of the following at December 31:

	2015	2014
Property and equipment	$(5,000)	$1,000
Accrued expenses	119,000	3,000
Stock-based compensation	108,000	1,000
Net operating losses and tax credit carryforwards	14,877,000	6,524,000
	15,099,000	6,529,000
Less valuation allowance	(15,099,000)	(6,529,000)
Deferred income tax assets, net	$—	$—
5. Long-Term Debt
In May 2015, the Company entered into a Loan and Security Agreement (the Agreement) with a commercial bank for borrowings up to $5,000,000. In May and July 2015, the Company borrowed $1,500,000 and $3,500,000, respectively, under the Agreement in the form of promissory notes. The notes bear interest at a rate equal to The Wall Street Journal prime rate minus 1.00% (2.50% at December 31, 2015) with interest only payments until June 2016, followed by 33 equal monthly payments of principal and interest. All borrowings under the Agreement are secured by substantially all of the Company’s assets. The Agreement includes certain financial and non-financial covenants, which management believes the Company was in compliance with at December 31, 2015. The Agreement includes a termination payment of 5.5% of the facility or $275,000 which was recorded as both an increase to the note principal balance, as well as a discount to the note on the date of issuance under the

Agreement. The debt discount is being amortized to interest expense using the effective interest method over the term of the borrowings.
In connection with the Agreement, the Company issued a warrant to purchase 103,335 shares of Series C stock at an exercise price of $1.9469 per share (Note 6). The fair value of the warrant was deemed to be $115,993 on the date of grant using the Black-Scholes option pricing model. The fair value of the warrant was recorded as a preferred stock warrant liability and as a corresponding debt discount to the carrying value of the borrowings. The debt discount is being amortized to interest expense over the term of the borrowings. The Company amortized $18,912 of the debt discount to interest expense in 2015.
Future minimum payments required under the Agreement are as follows at December 31, 2015:

Years Ending December 31:
2016	$1,004,145
2017	1,883,290
2018	1,883,290
2019	745,823
5,516,549
Less amounts attributed to interest	(241,549)
Less unamortized debt discounts	(372,081)
4,902,919
Less current maturities	853,478
Long-term debt, net of current maturities	$4,049,441
6. Capital Stock
Convertible Preferred Stock:
The Company is authorized to issue 35,334,061 shares of preferred stock at a par value of $0.0001 per share. Convertible preferred stock consists of the following at December 31, 2015:

				Aggregated
	Shares	Shares	Net	Liquidation
	Designated	Outstanding	Proceeds	Preference
Series C	16,600,000	12,044,787	23,296,000	23,450,000
Series B	18,502,086	18,502,086	18,365,000	18,502,000
Series A	231,975	231,975	7,500,000	8,246,000
	35,334,061	30,778,848	49,161,000	50,198,000
The rights, preferences, privileges and restrictions for the holders of Series C, Series B convertible preferred stock (Series B) and Series A (collectively, Preferred Stock) are as follows:
Dividends:
Holders of Preferred Stock are entitled to receive non-cumulative dividends prior to and in preference to any declaration or payment of any dividends on common stock or starter stock of the Company at the rate of $0.1558 per share for Series C, $0.08 for Series B and $0.535 for Series A, as adjusted for stock dividends, combinations, splits, recapitalizations or the like, respectively, per annum, when and if declared by the Board of Directors.

No dividends may be paid on any common stock or starter stock until all such dividends to holders of Preferred Stock as described above have been paid. No dividends have been declared or paid by the Board of Directors through December 31, 2015.
Liquidation:
In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Series C, Series B and Series A are entitled to receive, prior to and in preference to holders of common stock or starter stock, an amount equal to $1.9469, $1.00 and $35.545 per share, respectively, plus any declared but unpaid dividends, prior to any distribution to common stock and starter stock. After the distribution to Series C, Series B and Series A, all remaining available assets of the Company are distributable ratably to the holders of common stock and starter stock.
Should the Company’s legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed ratably first among the holders of Series C, followed by Series B and then Series A in proportion to their liquidation preference.
Voting:
Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which each such shares of Preferred Stock could be converted on the record date for the vote or consent of the stockholders, except as otherwise required by law, and have voting rights and powers equal to the voting rights and powers of the common stockholders. The holders of Series C, voting as a separate class, are entitled to elect one director at any election of the Board of Directors. The holders of Series B, voting as a separate class, are entitled to elect one director at any election of the Board of Directors. The holders of Series A, voting as a separate class, are entitled to elect two directors at any election of the Board of Directors. The holders of common stock and starter stock, voting as a single class, are entitled to elect three directors at any election of the Board of Directors. The holders of Preferred Stock, common stock and starter stock, voting together as a single class on an as-converted basis, are entitled to elect two directors at any election of the Board of Directors.
Protection Provisions:
As long as 100,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, combinations, recapitalizations or the like), the Company requires two-thirds approval from the holders of the then outstanding shares of Preferred Stock and starter stock, voting as a single class on an as converted basis, to: (a) effect a liquidation transaction or a liquidation, dissolution or winding up of the Company; (b) alter or change the rights, preferences or privileges of the Preferred Stock or any series thereof; (c) create, authorize or issue any debt security if the aggregate indebtedness of the Company for borrowed money following such action would exceed $500,000 individually or $1,000,000 in the aggregate; (d) redeem, purchase or otherwise acquire (or pay into or set aside funds for a sinking fund for such purpose) any share or shares of Preferred Stock, starter stock or common stock; provided, however, that this restriction will not apply to the repurchase of shares of common stock (i) from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary at no greater than cost upon termination of service or (ii) pursuant to agreements under which the Company has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal; (e) change the number of authorized directors; (f) pay or declare any dividend or make any distribution on any shares of capital stock of the Company or set aside any funds for any such distribution; (g) amend, alter, repeal or waive any provision of the Certificate of Incorporation or Bylaws of the Company; (h) increase or decrease (other than by conversion) the number of authorized shares of Preferred Stock, starter stock or common stock or any series thereof; (i) encumber all or substantially all of the assets of the Company; or (j) authorize or issue, or obligate itself to issue, any other equity security, including any security convertible into or exercisable for any equity security, by reclassification or otherwise, having a rights, preferences or privileges senior to, or on parity with, the Series C, including with respect to voting, dividends, redemption, conversion or distributions upon liquidation.
Common Stock:
The Company is authorized to issue 60,000,000 shares of common stock at a par value of $0.0001 per share. At December 31, 2015, the Company had 562,161 shares of common stock issued and outstanding.

Starter Stock:
The Company is authorized to issue 2,911,016 shares of starter stock at a par value of $0.0001 per share. At December 31, 2015, the Company had 2,911,016 shares of starter stock issued and outstanding.
Warrants:
In May 2015, in connection with the Agreement, the Company issued a warrant to purchase 103,335 shares of Series C at an exercise price of $1.9469 per share. The warrant was immediately exercisable and valued at $115,993 on the date of grant using the Black-Scholes option pricing model assuming a risk-free interest rate of 2.27%, an expected life of 10 years, expected volatility of 45% and no dividends. The warrant was remeasured at December 31, 2015 with the following assumptions: risk-free rate of 2.24%, an expected life of 9.37 years, expected volatility of 45% and no dividends. At December 31, 2015, the warrant remains outstanding.
In May 2015, the Company issued warrants to purchase 872,000 shares of common stock at $0.64 per share. The warrants were valued at $175,359 on the date of grant using the Black-Scholes option pricing model, assuming a risk-free interest rate of 2.25%, an expected life of ten years, expected volatility of 45% and no dividends. The warrants were immediately exercisable and expire in May 2025. At December 31, 2015, the warrants remain outstanding.
In October 2014, the Company issued warrants to purchase 4,392,851 shares of common stock at $10.00 per share. The warrants were valued at $31,189 on the date of grant using the Black-Scholes option pricing model, assuming a risk-free interest rate of 2.42%, an expected life of ten years, expected volatility of 43% and no dividends. The warrants were immediately exercisable and expire in October 2024. At December 31, 2015, the warrants remain outstanding.
7. Equity Incentive Plan
In 2010, the Company approved the 2010 Stock Plan (the Plan) under which it may issue stock options to purchase shares of common stock and award restricted common stock to employees, directors and consultants. The Company has reserved 9,264,945 shares of common stock for issuance under the Plan.
Under the Plan, the Board of Directors may grant incentive stock options or nonqualified stock options. Incentive stock options may only be granted to Company employees. The exercise price of incentive stock options and nonqualified stock options cannot be less than 100% of the fair value per share of the Company’s common stock on the grant date. If an individual owns stock representing more than 10% of the Company’s outstanding capital stock, the price of each share will be at least 110% of the fair value. Fair value is determined by the Board of Directors. Options generally vest over a four year period with a one year cliff. The option term cannot be no longer than five years for incentive stock options for which the grantee owns greater than 10% of the Company’s capital stock and no longer than 10 years for all other options. The Company has a repurchase option on unvested restricted stock exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason. The Company’s repurchase right lapses in accordance with the vesting terms.
The Company recognized $773,938 of employee stock-based compensation, net of estimated forfeitures, in 2015 ($183,946 in 2014). No income tax benefits have been recognized in the statements of operations for stock-based compensation arrangements and no stock-based compensation costs have been capitalized at December 31, 2015 and 2014.
Future stock-based compensation for unvested employee options granted and outstanding as of December 31, 2015 is $1,039,563, to be recognized over a weighted-average remaining requisite service period of 2.22 years.
The fair value of each award to employees in 2015 has been estimated by the Company on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: expected term of 5.70 years; risk-free interest rate of 1.12%; expected volatility of 49.82%; and no dividends during the expected term. Expected volatility is based on historical volatilities of public companies operating in the Company’s industry. The expected term of the options represents the period of time options are expected to be outstanding and is estimated considering vesting terms and employees’ historical exercise and post-vesting employment termination behavior. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. There were no options granted in 2014.

Stock option activity under the Plan is as follows:

		Options Outstanding
			Weighted-
	Options	Number	Average
	Available	of Shares	Exercise Price
Balances, December 31, 2013	7,424,681	112,886	$11.00
Authorized	1,709,945	—	—
Exercised	—	(1,000)	11.50
Canceled	6,116	(6,116)	10.77
Balances, December 31, 2014	9,140,742	105,770	11.01
Granted	(9,667,325)	9,667,325	0.46
Exercised	—	(281,294)	0.35
Canceled	1,108,438	(1,108,438)	1.46
Balances, December 31, 2015	581,856	8,383,363	$0.47
Weighted-average remaining contractual life (in years)			9.25
At December 31, 2015, there were 2,732,409 shares vested with a weighted-average exercise price of $0.35 and a weighted-average remaining contractual life of 2.64 years. The total intrinsic value of options exercised in 2015 was $61,000 ($1,000 in 2014).
The Company also uses the fair value method to value options granted to non-employees. In connection with its grant of options to non-employees, the Company recognized $31,440 of stock based compensation in 2015 (none in 2014). The fair value of each award in 2015 was estimated on the date of grant using Black-Scholes option pricing model with the following weighted- average assumptions: expected life of 9.60 years; risk-free interest rate of 2.19%; expected volatility of 54% and no dividends during the expected term. The change in fair value from period to period of non-employee awards has been immaterial to date.
8. Commitments
Lease Commitments:
The Company leases its office space under non-cancelable operating leases in California, which expire at various dates through June 2022.
In June 2015 and August 2015, the Company entered into subleases for two of its facilities to unrelated parties. For one of the subleases, the Company is receiving payments less than the Company’s lease obligations. Based upon the current real estate market conditions, the Company believes that this lease has been impaired and recognized a lease impairment liability of $21,799 at December 31, 2015. The impairment charge was calculated based on future lease commitments, net of estimated future sublease income. The leases expire in June 2017 and March 2020, respectively.
Rent expense was $900,379 in 2015, net of $704,839 in sublease income ($215,217 in 2014).
Aggregate future minimum payments under the lease are as follows:

Years Ending December 31,
2016	$2,086,434
2017	2,153,667
2018	2,221,383
2019	2,288,619
2020	1,941,918
Thereafter	2,407,931
$13,099,952
A portion of the Company’s leased space is subleased to unrelated parties under noncancelable leases that expire at various dates through March 2020. The future expected payments due to the Company under the subleases are as follows:

Years Ending December 31,
2016	$1,183,191
2017	854,551
2018	513,235
2019	531,200
2020	135,474
$3,217,651
9. Related Party Transactions
In connection with a stock option exercise, the Company received a promissory note from a related party of the Company. At December 31, 2015 and 2014, the principal of the note was $110,000. The note is 50% recourse, with the remaining balance collateralized by the shares of common stock. The note bears interest at 0.32% per annum and is payable at various triggering dates but no later than through October 2018. Interest receivable of $779 on the note is included within stockholders’ equity in the accompanying balance sheet at December 31, 2015 ($426 at December 31, 2014). The Company has recorded a repurchase liability for the unvested shares from the stock option exercise of $20,625 at December 31, 2015 ($48,125 at December 31, 2014).
During 2015, the Company paid approximately $401,000 to a consulting firm which the Company’s Chief Executive Officer is the managing director (none in 2014). At December 31, 2015, the Company owed the consulting firm $25,000 (none at December 31, 2014).
10. Subsequent Events
Series C Financing:
In 2016, the Company issued 10,152,058 shares of Series C at $1.9469 per share for cash proceeds totaling $ 19,765,038. In connection with the issuance of additional shares of Series C, the Company amended its Certificate of Incorporation to increase the designated shares of common stock to 66,000,000, increase the designated shares of preferred stock to 40,734,061, of which 22,000,000 shares are designated as Series C, and increase the common stock reserved for issuance under the Plan to 13,588,076 shares of common stock.
Debt Refinancing:
In 2016, the Company received cash proceeds totaling $5,500,000 from a term loan under a new loan and security agreement (the 2016 Agreement) of which $4,971,970 was used to repay the outstanding principal and accrued interest of the Agreement, including the termination payment. The note bears interest at a rate equal to The Wall Street Journal prime rate plus 0.75%. Interest only payments are required until June 2017, followed by 30 equal monthly payments of principal and interest.

If the Company achieves trailing three months recurring revenue of at least $3,500,000 by June 2017, the interest only payments will be extended until December 2017, followed by 24 equal monthly payments of principal and interest. Under the terms of the 2016 Agreement, the Company may borrow and additional $2,000,000 before September 30, 2017, if the Company has achieved trailing three months recurring revenue of at least $5,000,000.
Under the 2016 Agreement, the Company has the ability to draw down up to $ 5,000,000 under a revolving line of credit so long as the combined term loan balance and outstanding revolving line of credit balance does not exceed 3 times monthly recurring revenue of the previous month, as adjusted for annualized revenue retention rate as defined. Outstanding principal accrued interest at The Wall Street Journal prime rate plus 0.75%. The revolving line of credit matures in August 2018. The Company has not drawn down on the revolving line of credit at the date of the independent auditors’ report.
In connection with the 2016 Agreement, the Company issued a warrant for 144,457 shares of common stock with an exercise price of $0.67 per share. The warrant expires in August 2026.
Merger Agreement:
In January 2017, the Company entered into a plan of merger agreement to sell all of its outstanding shares of capital stock to Castlight Health, Inc. Upon closing, the Company will become a wholly-owned subsidiary of Castlight Health, Inc. The transaction is expected to close prior to June 30, 2017.
Subsequent events have been evaluated through the date of the independent auditors’ report, which is the date the financial statements were approved by the Company and available to be issued.

JIFF, INC.
BALANCE SHEETS

	September 30,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$16,121,370	$21,912,287
Accounts receivable	3,663,681	1,143,268
Prepaid expenses and other current assets	1,284,729	774,968
Deposits, current portion	7,414	57,585
Total current assets	21,077,194	23,888,108
Property and equipment, net	573,625	343,247
Deposits, net of current portion	1,563,374	1,653,331
Other assets	19,164	—
Total assets	$23,233,357	$25,884,686
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,122,362	$1,306,149
Accrued expenses and other current liabilities	3,186,831	852,584
Deferred revenue	3,814,602	1,162,545
Current maturities of long-term debt	550,063	410,230
Deferred rent
Total current liabilities	8,673,858	3,731,508
Long-term debt, net of current maturities	4,894,708	4,485,123
Preferred stock warrant liability	108,564	113,906
Deferred rent	289,856	107,514
Other liabilities	104,540	237,084
Total liabilities	14,071,526	8,675,135
Commitments (Notes 5, 8 and 10)
Stockholders’ equity
Series C convertible preferred stock, $0.0001 par value; (aggregate liquidation preference of $41,215,000)	2,116	1,204
Series B convertible preferred stock, $0.0001 par value; (aggregate liquidation preference of $18,502,000)	1,850	1,850
Series A convertible preferred stock, $0.0001 par value; (aggregate liquidation preference of $8,246,000)	23	23
Common stock and starter stock, $0.0001 par value	355	346
Additional paid-in capital	69,848,585	51,357,226
Stockholder note receivable	(111,045)	(110,690)
Accumulated deficit	(60,580,053)	(34,040,408)
Total stockholders’ equity	9,161,831	17,209,551
Total liabilities and stockholders’ equity	$23,233,357	$25,884,686
See Notes to Financial Statements

JIFF, INC.
STATEMENTS OF OPERATIONS

	Nine Months Ended September 30,
	2016	2015
Revenue, net	$5,367,048	$1,569,272
Cost of revenue	4,764,527	2,252,150
Gross profit (loss)	602,521	(682,878)
Operating expenses
Research and development	10,169,002	7,482,950
Sales and marketing	7,165,101	4,678,289
General and administrative	2,349,899	2,685,299
Total operating expenses	19,684,002	14,846,538
Loss from operations	(19,081,481)	(15,529,416)
Other income (expense)
Other income	(25,000)	2,516
Interest expense	(466,033)	(27,715)
Income tax expense	(24,384)	(3,358)
Net loss	$(19,596,898)	$(15,557,973)
See Notes to Financial Statements

JIFF, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY

					Additional	Stockholder		Total
	Convertible Preferred Stock		Common Stock and Starter Stock		Paid-In	Note	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Equity
Balances, December 31, 2014 (audited)	18,734,061	$1,873	3,127,598	$313	$27,160,872	$(110,426)	$(18,482,435)	$8,570,197
Issuance of Series C convertible preferred stock in exchange for cash, net of issuance costs	12,044,787	1,204	—	—	23,294,990	—	—	23,296,194
Issuance of common stock for services	—	—	64,285	6	22,494	—	—	22,500
Issuance of common stock warrants for services	—	—	—	—	131,519	—	—	131,519
Vesting of early exercised stock options	—	—	—	—	20,625	—	—	20,625
Exercise of common stock options	—	—	267,782	27	93,697	—	—	93,724
Accrued interest on stockholder note receivable	—	—	—	—	—	(264)	—	(264)
Stock-based compensation	—	—	—	—	633,029	—	—	633,029
Net loss	—	—	—	—	—	—	(15,557,973)	(15,557,973)
Balances, September 30, 2015	30,778,848	$3,077	3,459,665	$346	$51,357,226	$(110,690)	$(34,040,408)	$17,209,551

					Additional	Stockholder		Total
	Convertible Preferred Stock		Common Stock and Starter Stock		Paid-In	Note	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Equity
Balances, December 31, 2015 (audited)	30,778,848	$3,077	3,077	$347	$51,585,017	$(110,779)	$(40,983,155)	$10,494,507
Issuance of Series C convertible preferred stock in exchange for cash, net of issuance costs	9,124,784	912	—	—	17,701,371	—	—	17,702,283
Issuance of common stock warrants in connection with long-term debt	—	—	—	—	55,229	—	—	55,229
Vesting of early exercised stock options	—	—	—	—	20,625	—	—	20,625
Exercise of common stock options	—	—	84,000	8	39,542	—	—	39,550
Accrued interest on stockholder note receivable	—	—	—	—	—	(266)	—	(266)
Stock-based compensation	—	—	—	—	446,801	—	—	446,801
Net loss	—	—	—	—	—	—	(19,596,898)	(19,596,898)
Balances, September 30, 2016	39,903,632	$3,989	87,077	$355	$69,848,585	$(111,045)	$(60,580,053)	$9,161,831
See Notes to Financial Statements

JIFF, INC.
STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities
Net loss	$(19,596,898)	$(15,557,973)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	126,624	41,801
Stock-based compensation	446,801	633,029
Accrued interest income on stockholder note receivable	(266)	(264)
Revaluation of preferred stock warrant liability	(4,040)	(2,087)
Amortization of debt discount for long-term debt	97,081	11,346
Compensation expense in connection to issuance of common stock warrants	—	131,519
Compensation expense in connection to issuance of common stock	—	22,500
Changes in operating assets and liabilities:
Accounts receivable	(2,810,455)	(1,071,743)
Prepaid expenses and other current assets	(607,385)	(735,042)
Accounts payable	543,551	1,122,347
Accrued expenses and other current liabilities	1,739,690	702,100
Deferred rent	87,414	107,514
Deferred revenue	2,350,791	898,039
Other liabilities	(59,540)	237,084
Net cash used in operating activities	(17,686,632)	(13,459,830)
Cash flows from investing activities
Purchase of property and equipment	(271,638)	(318,753)
Deposits	117,183	(1,571,975)
Net cash used in investing activities	(154,455)	(1,890,728)
Cash flows from financing activities
Proceeds from long-term debt	500,000	5,000,000
Proceeds from issuance of convertible preferred stock, net	17,702,283	23,296,194
Proceeds from the issuance of common stock upon the exercise of stock options	39,550	93,724
Net cash provided by financing activities	18,241,833	28,389,918
Net increase in cash and cash equivalents	400,746	13,039,360
Cash and Cash Equivalents, beginning of period	15,720,624	8,872,927
Cash and Cash Equivalents, end of period	$16,121,370	$21,912,287
See Notes to Financial Statements

JIFF, INC.
STATEMENTS OF CASH FLOWS
(CONTINUED)

	Nine Months Ended September 30,
	2016	2015
Supplemental disclosure of cash flow information
Cash paid for income taxes	$24,384	$850
Cash paid for interest	$—	$16,367
Supplemental schedule of non-cash financing activity
Issuance of warrant in connection with long-term debt	$55,229	$115,993
Vesting of early exercised stock options	$20,625	$20,625
Accrual for termination payment fee in connection with long-term debt	$—	$275,000
See Notes to Financial Statements

1. Nature of Business and Management’s Plans Regarding the Financing of Future Operations
Nature of Business
The Company redefined the wellbeing industry with an exceptional, mobile-first user experience and a large ecosystem of health partnerships available in the market. Jiff serves as a central hub for wellbeing and other benefit programs, with a single point of access for employees. Jiff’s app-store approach integrates more than 50 health solutions that sync seamlessly with its back-end system. In addition, an employer can allow virtually any vendor to connect to the platform, whether or not Jiff has integrated with them in the past. Jiff then personalizes recommendations for each employee based on the most relevant tools for their health needs and preferences. This is all delivered through a user experience that brings together the latest advancements in incentive design, social theory, and game mechanics - optimizing engagement.
Management’s Plans Regarding the Financing of Future Operations
The Company has experienced recurring operating losses and negative cash flows losses since inception, has an accumulated deficit of $60,580,053 at September 30, 2016. Since inception, the Company has devoted substantial efforts to develop its technology, products and markets, and recruiting personnel. Management closely monitors expenditures and is focused on obtaining new customers and continuing to develop its services. In October 2016, the Company received cash proceeds of $2,000,000 in connection with the issuance of 1,027,274 shares of Series C convertible preferred stock (Series C) (Note 10). Management expects losses and negative cash flows to continue for the foreseeable future, primarily as a result of continued development and marketing efforts.. Management believes the Company has the ability to obtain additional funding from its stockholders and reduce headcount and marketing programs as needed, to sustain operations through at least through September 30, 2017.

However, the inability to obtain additional equity or debt financing, could adversely affect the Company’s ability to achieve its intended business objectives. These uncertainties raise substantial doubt as to the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company was unable to continue as a going concern.
2. Significant Accounting Policies
Basis of Presentation:
These interim financial statements include all adjustments management deems necessary for a fair presentation of the Company’s results of operations. Operating results for the nine month periods are not necessarily indicative of the results that may be expected for a full year.
Revenue Recognition:
The Company earns revenue from committed subscription fees from customers accessing the Company’s enterprise software as well as from sales of products and services through the online marketplace. In addition, the Company provides customer support. As part of the services provided to customers, the Company will offer an online marketplace for end users to purchase services and devices to aid in the benefit programs. The Company begins recognizing revenue when there is evidence of an arrangement, fees are fixed or determinable, the contractual service term has started, and collection is probable.
The Company has applied the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 605, Revenue Recognition to its multiple-element arrangements. The Company enters into arrangements with customers that purchase both hosted application software services and professional services at the same time, or within close proximity of one another (referred to as non-software multiple-element arrangements). Further, the Company’s revenue arrangements generally do not include a general right of return relative to the delivered services.
Where the aforementioned criteria for a separate unit of accounting are not met, the deliverable is combined with the undelivered element(s) and treated as a single unit of accounting for the purposes of allocation of the arrangement consideration and revenue recognition. For those units of accounting that include more than one deliverable but are treated as a single unit of accounting, the Company generally recognizes revenue over the contractual service term. The Company’s professional services do not meet the criteria for separate accounting and are therefore combined with the committed subscription fees for revenue recognition purposes.
The Company recognizes subscription revenue ratably over the term of the subscription. The Company does not sell technology or the components of the customer support that are included in the subscription on a stand-alone basis. The Company’s subscription agreements are primarily based upon annual contractual terms for the services involved, for which revenue is recognized on a ratable basis over the term of the contract beginning with the month in which the contractual service term starts. Amounts billed or received in advance of service delivery are initially deferred and recognized on a ratable basis over the contractual service term.
The Company recognizes products sold through the Company’s online market place on a net basis principally because the Company is not the primary obligor to the end-customers.
Cost of Revenue:
Cost of revenue includes employee direct labor and indirect costs related to generation of revenue, such as customer implementation services, customer support, hosting of Jiff’s cloud based service and other overhead costs.
Cash and Cash Equivalents:
The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates fair value.
Concentration of Credit Risk:
Financial instruments that potentially subject the Company to concentration of credit risk consist of accounts receivable and cash and cash equivalents. The Company sells its services primarily to large organizations in diversified industries worldwide. The Company does not require collateral or other security for accounts receivable. However, credit risk is mitigated by the Company’s ongoing evaluation of receivables and the reasonably short collection terms. The Company maintains reserves for credit losses, and such losses have been within management’s expectations. Management has determined account receivable at September 30, 2016 and 2015 to be fully collectible. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional reserves may be required. The Company maintains its cash and cash equivalents at one financial institution. The Company is exposed to credit risk in the event of default by a financial institution to the extent that cash and cash equivalents balances are in excess of the amount that is insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses on its deposits since inception.
Major Customers:
In the nine months ended September 30, 2016, the Company had two major customers, defined as a customer generating revenue in excess of 10% of the Company’s annual revenue (four major customers in the nine months ended September 30, 2015). Revenue from the major customers accounted for 42% of revenue in the nine months ended September 30, 2016 (54% in the nine months ended September 30, 2015). The Company had $869,766 of accounts receivable due from the major customers at September 30, 2016 ($827,688 at September 30, 2015). The Company does not believe it is reliant on any one customer in the long-term.
Property and Equipment:
Property and equipment are stated at cost, net of accumulated depreciation and amortization. The Company depreciates property and equipment using the straight-line method over their estimated useful lives, generally three years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the remaining lease term.

Accounting for Impairment of Long-Lived Assets:
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying cost amount or fair value less cost to sell. The Company has not recorded any expense related to asset impairment to date.
Preferred Stock Warrants:
The Company accounts for outstanding warrants exercisable into shares of the Company’s convertible preferred stock in accordance with FASB ASC Topic 480, Distinguishing Liabilities from Equity. Under Topic 480, the Company classifies warrants to purchase shares of convertible preferred stock that are puttable, redeemable, or include an anti-dilution feature as liabilities. Such warrants are measured and recognized at fair value, and subject to re-measurement at each balance sheet date. At the end of each reporting period, changes in fair value during the period are recognized as a component of other income (expense). The Company will continue to adjust the warrant liability for changes in the fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidation event, including completion of an initial public offering, at which time the warrants will be converted into warrants to purchase shares of common stock, and the liability will be reclassified to additional paid-in capital.
Fair Value Measurements:
The Company uses a three-level hierarchy, which prioritizes, within the measurement of fair value, the use of market-based information over entity-specific information for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date. Fair value focuses on an exit price and is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The inputs or methodology used for valuing financial instruments are not necessarily an indication of the risk associated with investing in those financial instruments.
The three-level hierarchy for fair value measurements is defined as follows:
Level 1: Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2: Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.
An asset or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The Company’s preferred stock warrant liability is classified within Level 3 of the fair value hierarchy at September 30, 3016 and 2015.
The change in value of the preferred stock warrant liability is summarized below:

Balance, December 31, 2014	$—
Warrant issued	115,993
Change in fair value recorded as other income	(2,087)
Balance, September 30, 2015	$113,906
Balance, December 31, 2015	$112,604
Change in fair value recorded as other income	(4,040)
Balance, September 30, 2016	$108,564
Income Taxes:
The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. A valuation allowance is provided against the Company’s deferred income tax assets when their realization is not reasonably assured.
In November 2015, the FASB issued Accounting Standards Update (ASU) No. 2015-17 (ASU 2015-17), Income Taxes: Balance Sheet Classification of Deferred Taxes. ASU 2015-17 simplifies the presentation of deferred income taxes by eliminating the separate classification of deferred income tax assets and liabilities into current and noncurrent amounts in the balance sheet. The standard requires all deferred tax assets and liabilities be classified as noncurrent in the balance sheet. The standard is effective for the Company as of January 1, 2018, and permits the use of either a retrospective or cumulative effect transition method. Early adoption is permitted. The Company early adopted the standard in 2015 on a retrospective basis, which had no impact on the balance sheets at September 30, 2016 and 2015.
Development Costs:
Development costs related to preliminary project and post-implementation are expensed as incurred and consist primarily of personnel costs and facility-related expenses. Development costs incurred during the application development stage are eligible to be capitalized and amortized over their estimated useful lives. Because the Company did not incur significant qualifying costs during the application development stage, development costs have been charged to research and development expense in the nine months ended September 30, 2016 and 2015.
Use of Estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates. Key estimates in the financial statements include assumptions used in determining the Company’s revenue recognition, allowance for doubtful accounts, certain accrued expenses, the valuation allowance related to the deferred income tax assets and the valuation of warrants issued and of stock awards granted under the Company’s stock option plan.
Stock-Based Compensation:
The Company generally grants stock options to its employees for a fixed number of shares with an exercise price equal to the fair value of the shares at date of grant. The Company accounts for all stock option grants using the fair value method and stock-based compensation is recognized as the underlying options vest.
Stock-based compensation for options or warrants granted to non-employees is measured on the date of performance at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Stock-based compensation for options granted to non-employees is periodically remeasured as the underlying options vest.

Risks and Uncertainties:
The Company is subject to a number of risks inherent in a business with a limited operating history, including, but not limited to, new and evolving markets, advances and trends in the development of new technology and services and regulations thereon, unfavorable economic and market conditions, competition from other companies with longer operating histories and greater financial resources, the ability to obtain adequate funding, dependence on key employees and the ability to attract and retain qualified employees.
Recent Accounting Pronouncements Not Yet Effective:
Stock-Based Compensation:
In March 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. ASU 2016-09 requires recognition of the income tax effects of vested or settled awards in the income statement and involves several other aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. The standard is effective for the Company as of January 1, 2018, and permits the use of either a retrospective or cumulative effect transition method. The Company has not selected a transition method and is currently evaluating the effect ASU 2016-09 will have on its financial statements and related disclosures.
Revenue:
In May 2014, the FASB issued ASU No. 2014-09 regarding ASC Topic 606, Revenue from Contracts with Customers. This standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers that reflects the consideration to which the entity expects to be entitled to in exchange for those goods and services.
The standard will replace most existing revenue recognition guidance generally accepted in the United States of America. The standard is effective for the Company as of January 1, 2019, and permits the use of either a retrospective or cumulative effect transition method. The Company has not selected a transition method and is currently evaluating the effect ASU 2014-09 will have on its financial statements and related disclosures.
Leases:
In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 requires lessees to put most leases on their balance sheet while recognizing expense in a manner similar to existing accounting. The standard is effective for the Company as of January 1, 2020, and permits the use of either a retrospective or cumulative effect transition method. The Company has not selected a transition method and is currently evaluating the effect ASU 2016-02 will have on its financial statements and related disclosures.
3. Property and Equipment
Property and equipment consists of the following at September 30:

	2016	2015
Computer hardware	447,787	238,246
Furniture and fixtures	195,320	67,958
Leasehold improvements	170,061	117,397
	813,168	423,601
Less accumulated depreciation and amortization	(239,543)	(80,354)
Property and equipment, net	573,625	343,247

4. Income Taxes
The Company utilizes the provisions set forth in FASB ASC Topic 740 to account for the uncertainty in income taxes. In the preparation of income tax returns in federal and state jurisdictions, the Company asserts certain income tax positions based on its understanding and interpretation of income tax laws. The taxing authorities may challenge such positions, judgments and conclusions in the preparation of its income tax returns.
Deferred income taxes result from the tax effect of transactions that are recognized in different periods for financial statement and income tax reporting purposes. At September 30, 2016, the Company had deferred income tax assets of approximately $22,487,000 ($12,470,000 at September 30, 2015). Due to the uncertainties surrounding the realization of deferred income tax assets through future taxable income, the Company has provided a full valuation allowance and, therefore, no benefit has been recognized in the financial statements for the net operating loss and income tax carryforwards and other deferred income tax assets.
At September 30, 2016, the Company has federal and state net operating loss carryforwards of approximately $56,413,000,000 and $39,570,000, respectively, available to reduce future taxable income which will begin to expire in 2030 for federal and 2027 for state income tax purposes ($31,510,000 and $22,114,000 at September 30, 2015, respectively). Additionally, at September 30, 2016, the Company has federal and state research and development income tax credits totaling $868,000 and $630,000, respectively, ($437,000 and $314,000 at September 30, 2015, respectively). The federal income tax credits may be carried forward until 2031. The state tax credits may be carried forward indefinitely.
Section 382 of the Internal Revenue Code limits the use of tax carryforwards in certain situations where changes occur in the stock ownership of a company. In the event the Company has such a change in ownership, utilization of the tax carryforwards could be restricted. The Company is currently evaluating its ability to utilize its tax carryforwards in the future.
The Company operates in various tax jurisdictions and is subject to audit by various tax authorities. The Company uses the “more likely than not” criterion for recognizing the tax benefit of uncertain income tax positions and establishing measurement criteria for income tax benefits. The Company has determined it has uncertain income tax positions as of December 31, 2015 and 2014 related to research and development credits. At September 30, 2016, the reserve for uncertain income tax positions was $524,000 ($263,000 at September 30, 2015). The Company does not anticipate any significant changes in such uncertainties and judgment during the next twelve months. In the event the Company should need to recognize interest and penalties related to unrecognized tax liabilities, this amount will be recorded as an accrued liability.
The Company files income tax returns in the U.S. federal jurisdictions and various states. The tax return years 2010 through 2015 remain open to examination by the taxing jurisdictions to which the Company is subject. The Company is not currently under examination in any major jurisdictions.
Deferred tax assets consist of the following at September 30:

	2016	2015
Property and equipment	$(5,000)	$1,000
Accrued expenses	119,000	2,000
Stock-based compensation	168,000	86,000
Net operating losses and tax credit carryforwards	22,205,000	12,381,000
	22,487,000	12,470,000
Less valuation allowance	(22,487,000)	(12,470,000)
Deferred income tax assets, net	$—	$—
5. Long-Term Debt
In May 2015, the Company entered into a Loan and Security Agreement (the Agreement) with a commercial bank for borrowings up to $5,000,000. In May and July 2015, the Company borrowed $1,500,000 and $3,500,000, respectively, under the Agreement in the form of promissory notes. The notes bore interest at a rate equal to The Wall Street Journal Prime Rate minus 1.00% with interest only payments until June 2016, followed by 33 equal monthly payments of principal and interest. All borrowings under the Agreement were secured by substantially all of the Company’s assets. The Agreement included a termination payment of 5.5% of the facility or $275,000 which was recorded as both an increase to the note principal balance, as well as a discount to the note on the date of issuance under the Agreement. The debt discount is being amortized to interest expense using the effective interest method over the term of the borrowings.
In connection with the Agreement, the Company issued a warrant to purchase 103,335 shares of Series C convertible preferred stock at an exercise price of $1.9469 per share (Note 6). The fair value of the warrant was deemed to be $115,993 on the date of grant using the Black-Scholes option pricing model. The fair value of the warrant was recorded as a preferred stock warrant liability and as a corresponding debt discount to the carrying value of the borrowings. The debt discount is being amortized to interest expense over the term of the borrowings. The Company amortized the remaining $97,081 of the debt discount to interest expense in the nine months ended September 30, 2016 ($11,346 in the nine months ended September 30, 2015). At September 30, 2016, the warrant remains outstanding.
In August 2016, the Company received cash proceeds totaling $5,500,000 from a term loan under a new loan and security agreement (the 2016 Agreement) of which $4,971,970 was used to repay the outstanding principal and accrued interest of the Agreement, including the termination payment. The note bears interest at a rate equal to The Wall Street Journal prime rate minus 1.00% (2.50% at September 30, 2016). Interest only payments are required until June 2017, followed by 30 equal monthly payments of principal and interest. If the Company achieves trailing three months recurring revenue of at least $3,500,000 by June 2017, the interest only payments will be extended until December 2017, followed by 24 equal monthly payments of principal and interest. Under the terms of the 2016 Agreement, the Company may borrow and additional $2,000,000 before September 30, 2017, if the Company has achieved trailing three months recurring revenue of at least $5,000,000. All borrowings under the 2016 Agreement are secured by substantially all of the Company’s assets. The 2016 Agreement includes a termination payment of 5.5% of the facility or $302,500 which was recorded as both an increase to the note principal balance, as well as a discount to the note on the date of issuance under the 2016 Agreement. The debt discount is being amortized to interest expense using the effective interest method over the term of the borrowings.
Under the 2016 Agreement, the Company has the ability to draw down up to $5,000,000 under a revolving line of credit so long as the combined term loan balance and outstanding revolving line of credit balance does not exceed 3 times monthly recurring revenue of the previous month, as adjusted for annualized revenue retention rate as defined. Outstanding principal accrued interest at The Wall Street Journal prime rate plus 0.75%. The revolving line of credit matures in August 2018. The Company has not drawn down on the revolving line of credit at the date of the independent accountants’ review report.
The 2016 Agreement includes certain financial and non-financial covenants, which management believes the Company was in compliance with at September 30, 2016.
In connection with the 2016 Agreement, the Company issued a warrant for 144,457 shares of common stock with an exercise price of $0.67 per share (Note 6). The fair value of the warrant was deemed to be $55,229 on the date of grant using the Black-Scholes option pricing model. The fair value of the warrant was recorded as additional paid-in capital and as a corresponding debt discount to the carrying value of the borrowings. The debt discount is being amortized to interest expense over the term of the borrowings. No amortization was recorded in the nine months ended September 30, 2016. At September 30, 2016 the warrant remains outstanding.

Future minimum payments required under the 2016 Agreement are as follows at September 30, 2016:

Years Ending September 30:
2017	$693,979
2018	2,306,351
2019	2,251,345
2020	856,742
6,108,417
Less amounts attributed to interest	305,917
Less unamortized debt discounts	357,729
5,444,771
Less current maturities	550,063
Long-term debt, net of current maturities	$4,894,708
6. Capital Stock
Convertible Preferred Stock:
The Company is authorized to issue 40,734,061 shares of preferred stock at a par value of $0.0001 per share. Convertible preferred stock consists of the following at September 30, 2016:

				Aggregated
	Shares	Shares	Net	Liquidation
	Designated	Outstanding	Proceeds	Preference
Series C	22,000,000	21,169,571	40,998,000	41,215,000
Series B	18,502,086	18,502,086	18,365,000	18,502,000
Series A	231,975	231,975	7,500,000	8,246,000
	40,734,061	39,903,632	66,863,000	67,963,000
The rights, preferences, privileges and restrictions for the holders of Series C, Series B convertible preferred stock (Series B) and Series A convertible preferred stock (Series A) (collectively, Preferred Stock) are as follows:
Dividends:
Holders of Preferred Stock are entitled to receive non-cumulative dividends prior to and in preference to any declaration or payment of any dividends on common stock or starter stock of the Company at the rate of $0.1558 per share for Series C, $0.08 for Series B and $ 0.535 for Series A, as adjusted for stock dividends, combinations, splits, recapitalizations or the like, respectively, per annum, when and if declared by the Board of Directors.
No dividends may be paid on any common stock or starter stock until all such dividends to holders of Preferred Stock as described above have been paid. No dividends have been declared or paid by the Board of Directors through September 30, 2016.
Liquidation:
In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Series C, Series B and Series A are entitled to receive, prior to and in preference to holders of common stock or starter stock, an amount equal to $1.9469, $1.00 and $35.545 per share, respectively, plus any declared but unpaid dividends, prior to any distribution to common stock and starter stock. After the distribution to Series C, Series B and Series A, all remaining available assets of the Company are distributable ratably to the holders of common stock and starter stock.
Should the Company’s legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed ratably first among the holders of Series C, followed by Series B and then Series A in proportion to their liquidation preference.
Conversion:
At the option of the holder, each share of Preferred Stock is convertible into the number of fully paid and non -assessable shares of common stock on a one-to-one basis, subject to adjustment for stock splits, stock dividends and dilution. Preferred Stock automatically converts into the number of shares of common stock into which such shares are convertible at the then applicable conversion ratio upon the closing of the sale of the Company’s common stock in a public offering with aggregate gross proceeds of at least $50,000,000.
Voting:
Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which each such shares of Preferred Stock could be converted on the record date for the vote or consent of the stockholders, except as otherwise required by law, and have voting rights and powers equal to the voting rights and powers of the common stockholders. The holders of Series C, voting as a separate class, are entitled to elect one director at any election of the Board of Directors. The holders of Series B, voting as a separate class, are entitled to elect one director at any election of the Board of Directors. The holders of Series A, voting as a separate class, are entitled to elect two directors at any election of the Board of Directors. The holders of common stock and starter stock, voting as a single class, are entitled to elect three directors at any election of the Board of Directors. The holders of Preferred Stock, common stock and starter stock, voting together as a single class on an as-converted basis, are entitled to elect two directors at any election of the Board of Directors.
Protection Provisions:
As long as 100,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, combinations, recapitalizations or the like), the Company requires two-thirds approval from the holders of the then outstanding shares of Preferred Stock and starter stock, voting as a single class on an as converted basis, to: (a) effect a liquidation transaction or a liquidation, dissolution or winding up of the Company; (b) alter or change the rights, preferences or privileges of the Preferred Stock or any series thereof; (c) create, authorize or issue any debt security if the aggregate indebtedness of the Company for borrowed money following such action would exceed $500,000 individually or $1,000,000 in the aggregate; (d) redeem, purchase or otherwise acquire (or pay into or set aside funds for a sinking fund for such purpose) any share or shares of Preferred Stock, starter stock or common stock; provided, however, that this restriction will not apply to the repurchase of shares of common stock (i) from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary at no greater than cost upon termination of service or (ii) pursuant to agreements under which the Company has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal; (e) change the number of authorized directors; (f) pay or declare any dividend or make any distribution on any shares of capital stock of the Company or set aside any funds for any such distribution; (g) amend, alter, repeal or waive any provision of the Certificate of Incorporation or Bylaws of the Company; (h) increase or decrease (other than by conversion) the number of authorized shares of Preferred Stock, starter stock or common stock or any series thereof; (i) encumber all or substantially all of the assets of the Company; or (j) authorize or issue, or obligate itself to issue, any other equity security, including any security convertible into or exercisable for any equity security, by reclassification or otherwise, having a rights, preferences or privileges senior to, or on parity with, the Series C, including with respect to voting, dividends, redemption, conversion or distributions upon liquidation.
So long as 4,300,000 shares of Series C remain outstanding, the Company cannot, without the approval, by vote or written consent, of the holders of a majority of the Series C then outstanding, voting as a separate class on an as-converted basis, disproportionately and adversely alter or change the rights, preferences, or privileges of the holders of Series C.
Common Stock:

The Company is authorized to issue 66,000,000 shares of common stock at a par value of $0.0001 per share. At September 30, 2016, the Company had 646,161 shares of common stock issued and outstanding.
Starter Stock:
The Company is authorized to issue 2,911,016 shares of starter stock at a par value of $0.0001 per share. At September 30, 2016, the Company had 2,911,016 shares of starter stock issued and outstanding.
Warrants:
In May 2015, in connection with the Agreement, the Company issued a warrant to purchase 103,335 shares of Series C at an exercise price of $1.9469 per share. The warrant was immediately exercisable and valued at $115,993 on the date of grant using the Black-Scholes option pricing model assuming a risk-free interest rate of 2.27%, an expected life of 10 years, expected volatility of 45% and no dividends. The warrant was remeasured at September 30, 2016 with the following assumptions: risk-free rate of 2.24%, an expected life of 8.62 years, expected volatility of 45% and no dividends (2.24%, an expected life of 9.62 years, expected volatility of 45% and no dividends at September 30, 2015).
In May 2015, the Company issued warrants to purchase 872,000 shares of common stock at an exercise price of $0.64 per share. The warrants were valued at $175,359 on the date of grant using the Black-Scholes option pricing model, assuming a risk-free interest rate of 2.25%, an expected life of ten years, expected volatility of 45% and no dividends. The warrants were immediately exercisable and expire in May 2025. At September 30, 2016, the warrants remain outstanding.
In October 2014, the Company issued warrants to purchase 4,392,851 shares of common stock at an exercise price of $10.00 per share. The warrants were valued at $31,189 on the date of grant using the Black-Scholes option pricing model, assuming a risk-free interest rate of 2.42%, an expected life of ten years, expected volatility of 43% and no dividends. The warrants were immediately exercisable and expire in October 2024. At September 30, 2016, the warrants remain outstanding.
In August 2016, in connection with the 2016 Agreement, the Company issued a warrant to purchase 144,457 shares of common stock with an exercise price of $0.67 per share. The warrant was valued at $55,229 on the date of grant using the Black-Scholes option pricing model, assuming a risk-free interest rate of 2.27%, an expected life of 10 years, expected volatility of 45% and no dividends. The warrant was immediately exercisable and expires in August 2026. At September 30, 2016, the warrant remains outstanding.
7. Equity Incentive Plan
In 2010, the Company approved the 2010 Stock Plan (the Plan) under which it may issue stock options to purchase shares of common stock and award restricted common stock to employees, directors and consultants. The Company has reserved 13,588,076 shares of common stock for issuance under the Plan.
Under the Plan, the Board of Directors may grant incentive stock options or nonqualified stock options. Incentive stock options may only be granted to Company employees. The exercise price of incentive stock options and nonqualified stock options cannot be less than 100% of the fair value per share of the Company’s common stock on the grant date. If an individual owns stock representing more than 10% of the Company’s outstanding capital stock, the price of each share will be at least 110% of the fair value. Fair value is determined by the Board of Directors. Options generally vest over a four year period with a one year cliff. The option term cannot be no longer than five years for incentive stock options for which the grantee owns greater than 10% of the Company’s capital stock and no longer than 10 years for all other options. The Company has a repurchase option on unvested restricted stock exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason. The Company’s repurchase right lapses in accordance with the vesting terms.
The Company recognized $410,912 of employee stock-based compensation, net of estimated forfeitures, in the nine months ended September 30, 2016 ($633,029 in the nine months ended September 30, 2015). No income tax benefits have been recognized in the statements of operations for stock-based compensation arrangements and no stock-based compensation costs have been capitalized at September 30, 2016 and 2015.

Future stock-based compensation for unvested employee options granted and outstanding as of September 30, 2016 is $1,216,734, to be recognized over a weighted-average remaining requisite service period of 2.13 years.
The fair value of each award to employees in the nine months ended September 30, 2016 has been estimated by the Company on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: expected term of 6.04 years; risk-free interest rate of 1.26%; expected volatility of 47.69%; and no dividends during the expected term (5.69 years, 1.59%, 49.98% and no dividends, respectively, in the nine months ended September 30, 2015). Expected volatility is based on historical volatilities of public companies operating in the Company’s industry. The expected term of the options represents the period of time options are expected to be outstanding and is estimated considering vesting terms and employees’ historical exercise and post-vesting employment termination behavior. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.
Stock option activity under the Plan is as follows for the nine months ended September 30, 2016:

		Options Outstanding
			Weighted-
	Options	Number	Average
	Available	of Shares	Exercise Price
Balances, December 31, 2015	581,856	8,383,363	$0.47
Authorized	4,323,131	—	—
Granted	(3,221,769)	3,221,769	0.67
Exercised	—	(84,000)	0.47
Canceled	906,469	(906,469)	0.59
Balances, September 30, 2016	2,589,697	10,614,663	$0.52
Weighted-Average Remaining Contractual Life (in years)			$8.87
Stock option activity under the Plan is as follows for the nine months ended September 30, 2015:

		Options Outstanding
			Weighted-
	Options	Number	Average
	Available	of Shares	Exercise Price
Balances, December 31, 2014	9,140,743	105,770	$11.21
Granted	(8,820,825)	8,820,825	0.44
Exercised	—	(267,782)	0.35
Canceled	1,062,063	(1,062,063)	1.50
Balances, September 30, 2015	1,381,981	7,596,750	$0.45
At September 30, 2016, there were 4,471,638 shares vested with a weighted-average exercise price of $0.41 and a weighted-average remaining contractual life of 8.40 years. The total intrinsic value of options exercised in the nine months ended September 30, 2016 was $61,000 ($1,000 in the nine months ended September 30, 2015).
The Company also uses the fair value method to value options granted to non-employees. In connection with its grant of options to non-employees, the Company recognized $35,889 of stock based compensation in the nine months ended September 30, 2016 (none in the nine months ended September 30, 2015). The fair value of each award in the nine months ended September 30, 2016 was estimated on the date of grant using Black-Scholes option pricing model with the following weighted -average assumptions: expected life of 9.01 years; risk-free interest rate of 1.50%; expected volatility of 54% and no dividends during the expected term. The change in fair value from period to period of non-employee awards has been immaterial to date.

8. Commitments
Lease Commitments:
The Company leases its office space under non-cancelable operating leases in California, which expire at various dates through June 2022.
In June 2015 and August 2015, the Company entered into subleases for two of its facilities to unrelated parties. For one of the subleases, the Company is receiving payments less than the Company’s lease obligations. Based upon the current real estate market conditions, the Company believes that this lease has been impaired and recognized a lease impairment liability of $21,799 in the nine months ended September 30, 2015 (none in nine months ended September 30, 2016). The impairment charge was calculated based on future lease commitments, net of estimated future sublease income. This lease expires in March 2020.
Rent expense was $938,308 in the nine months ended September 30, 2016, net of $882,381 in sublease income ($578,224 and $309,928, respectively, in the nine months ended September 30, 2015).
Aggregate future minimum payments under the leases are as follows:

Years Ending September 30,
2017	$2,135,954
2018	2,205,286
2019	2,271,150
2020	2,062,681
2021	1,653,124
Thereafter	1,214,247
$11,542,442
A portion of the Company’s leased space is subleased to unrelated parties under noncancelable leases that expire at various dates through March 2020. The future expected payments due to the Company under the subleases are as follows:

Years Ending September 30,
2017	$1,028,897
2018	508,810
2019	526,616
2020	270,948
$2,335,271
9. Related Party Transactions
In connection with a stock option exercise, the Company received a promissory note from a related party of the Company. At September 30, 2016 and 2015, the principal of the note was $110,000. The note is 50% recourse, with the remaining balance collateralized by the shares of common stock. The note bears interest at 0.32% per annum and is payable at various triggering dates but no later than through October 2018. Interest receivable of $1,045 on the note is included within stockholders’ equity in the accompanying balance sheet at September 30, 2016 ($690 at September 30, 2015). The Company has recorded a repurchase liability for the unvested shares from the stock option exercise of $27,500 at September 30, 2015 (none at September 30, 2016).
In the nine months ended September 30, 2016, the Company paid approximately $99,000 to a consulting firm which the Company’s Chief Executive Officer is the managing director ($312,000 in the nine months ended September 30, 2015). At September 30, 2016, the Company owed the consulting firm $7,400 ($52,550 at September 30, 2015).

10. Subsequent Events
Series C Financing:
In October 2016, the Company issued 1,027,027 shares of Series C at $1.9469 per share for cash proceeds totaling $2,000,000.
Merger Agreement:
In January 2017, the Company entered into a plan of merger agreement to sell all of its outstanding shares of capital stock to Castlight Health, Inc. Upon closing, the Company will become a wholly-owned subsidiary of Castlight Health, Inc. The transaction is expected to close prior to June 30, 2017.
Subsequent events have been evaluated through the date of the independent accountants’ review report, which is the date the financial statements were approved by the Company and available to be issued.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

CASTLIGHT HEALTH, INC.,
a Delaware corporation,
NEPTUNE ACQUISITION SUBSIDIARY, INC.,
a Delaware corporation,
JIFF, INC.,
a Delaware corporation,
and
FORTIS ADVISORS LLC as the Stockholders’ Agent

___________________________
Dated as of January, 4 2017
___________________________

Exhibits

Exhibit A	-	Definitions
Exhibit B	-	Form of Benefits Waiver
Exhibit C	-	Form of Stockholder Agreement
Exhibit D	-	Form of Non-Compete Agreement
Exhibit E	-	Form of Lock-Up Agreements
Exhibit F	-	Form of Support Agreement
Exhibit G	-	Form of Certificate of Merger
Exhibit H	-	Form of Joinder Agreements
Exhibit I-1	-	Form of FIRPTA Notice
Exhibit I-2	-	Form of FIRPTA Notification Letter
Exhibit J	-	Form of Equity Waivers
Exhibit K	-	Form of Parachute Payment Waivers
Exhibit L	-	Form of Escrow Agreement

Annexes

Annex A	-	Earnout

Schedules

Schedule A-1	-	Castlight Stockholders Executing Support Agreement
Schedule A-2	-	Castlight Stockholders Executing Lock-Up Agreements
Schedule B	-	Consenting Stockholders
Schedule C	-	Contracts to be Amended or Terminated
Schedule D	-	Key Employees
Schedule E	-	Jiff Debt
Schedule F	-	Jiff UCC Statements

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of January 4, 2017 (the “Agreement Date”), by and among Castlight Health, Inc., a Delaware corporation (“Castlight”), Neptune Acquisition Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Castlight (“Merger Sub”), Jiff, Inc., a Delaware corporation (the “Jiff”), and Fortis Advisors LLC, a Delaware limited liability company, as the stockholders’ agent (the “Stockholders’ Agent”). Certain other capitalized terms used herein are defined in Exhibit A.
RECITALS

A.
The boards of directors of each of Castlight, Merger Sub and Jiff have determined that it would be advisable, fair and in the best interests of each corporation or limited liability company and their respective stockholders or members, as applicable, that Castlight acquire Jiff through the statutory merger of Merger Sub with and into Jiff, pursuant to which Jiff would become a wholly owned subsidiary of Castlight (the “Merger”) upon the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of Applicable Law, and in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Transactions”).

B.
Pursuant to the Merger, among other things, all of the issued and outstanding shares of Jiff Capital Stock shall be converted into the right to receive shares of Castlight Class B Common Stock on the terms and subject to the conditions set forth herein.

C.
The board of directors of Jiff (the “Jiff Board”) has carefully considered the terms of this Agreement and has unanimously (1) declared this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Jiff and Jiff Stockholders, (2) approved this Agreement in accordance with Applicable Law and (3) adopted a resolution directing that the adoption of this Agreement and approval of the principal terms of the Merger be submitted to Jiff Stockholders for consideration and recommending that all of Jiff Stockholders adopt this Agreement and approve the principal terms of the Merger.

D.
The board of directors of Merger Sub has (1) declared this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Merger Sub and the stockholder of Merger Sub and (2) adopted resolutions recommending that Castlight, as the sole stockholder of Merger Sub, adopt this Agreement and approve the Merger.

E.
The special committee (the “Castlight Special Committee”) of the board of directors of Castlight (the “Castlight Board”) has carefully considered the terms of this Agreement and has (1) declared this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Castlight and the Castlight Stockholders, (2) approved this Agreement in accordance with Applicable Law and (3) adopted a resolution directing that the approval of the issuance of shares of Castlight Class B Common Stock in connection with the Merger be submitted to Castlight Stockholders for consideration and recommending that all Castlight Stockholders approve the issuance of shares of Castlight Class B Common Stock in connection with the Merger.

F.
Castlight, Merger Sub and Jiff intend that the Merger qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3.

G.
Concurrently with the execution of this Agreement, and as a condition and inducement to Castlight’s and Merger Sub’s willingness to enter into this Agreement, Derek Newell (“Mr. Newell”) (the “Named Employee”) has executed (1) an employment offer letter, together with a confidential information and invention assignment agreement (together, an “Offer Letter”) and (2) a non-competition agreement (a “Non-Competition Agreement”), each to become effective upon the Closing.

H.
Concurrently with the execution of this Agreement, and as a condition and inducement to Castlight’s and Merger Sub’s willingness to enter into this Agreement, the Named Employee is executing a benefits waiver in favor of Jiff and Castlight in substantially the form attached hereto as Exhibit B (a “Benefits Waiver”) and, between the Agreement Date and the Closing, the Key Employees that are Continuing Employees will execute a Benefits Waiver, in each case, to become effective upon the Closing.

I.
Concurrently with the execution of this Agreement, and as a condition and inducement to Jiff’s willingness to enter into this Agreement, (i) certain stockholders of Castlight identified on Schedule A-1 are executing a support agreement in favor of the Transaction, including the Merger, in substantially the form attached hereto as Exhibit F (the “Support Agreement”) and (ii) certain stockholders of Castlight identified on Schedule A-2 are executing lock-up agreements in substantially the form attached hereto as Exhibit E (a “Lock-Up Agreement”).

J.
Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Castlight’s willingness to enter into this Agreement, the Jiff Stockholders identified on Schedule B (the “Consenting Stockholders”), are executing (i) a stockholder agreement in substantially the form attached hereto as Exhibit C (the “Stockholder Agreement”), (ii) a joinder agreement in substantially the form attached hereto as Exhibit H (a “Joinder Agreement”) and (iii) Lock-Up Agreements.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
THE MERGER
1.1    The Merger.
(a)    Merger of Merger Sub into Jiff. Upon the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub shall be merged with and into Jiff in accordance with the DGCL, and the separate existence of Merger Sub shall cease. Jiff will continue as the Surviving Entity in the Merger (sometimes referred to herein as the “Surviving Entity”) and as a wholly owned subsidiary of Castlight.
(b)    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.
(c)    Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, 94041, or at such other location as Castlight and Jiff agree, at (i) 10:00 a.m. local time on a date to be agreed by Castlight and Jiff, which date shall be no later than the third Business Day following the date on which all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or (ii) such other time as Castlight and Jiff agree. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.”

(d)    Effective Time. A certificate of merger satisfying the applicable requirements of the DGCL in substantially the form attached hereto as Exhibit G (the “Certificate of Merger”) shall be duly executed by Jiff and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the filing of the Certificate of Merger with, and acceptance by, the Secretary of State of the State of Delaware or at such later time as Castlight and Jiff agree and specify in the Certificate of Merger (the “Effective Time”).
(e)    Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Castlight and Jiff prior to the Effective Time:
(i)    the certificate of incorporation of the Surviving Entity shall be amended and restated as of the Effective Time to read as set forth in the Certificate of Merger, until thereafter amended as provided by the DGCL;
(ii)    Jiff shall take all actions necessary to cause the bylaws of Jiff to be amended and restated as of the Effective Time to be identical (other than as to name) to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and
(iii)    Jiff shall take all actions necessary to cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the only directors and officers of the Surviving Entity immediately after the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Entity.
1.2    Closing Deliveries.
(a)    Castlight Deliveries. Castlight shall deliver to Jiff, at or prior to the Closing:
(i)    a certificate, dated as of the Closing Date, executed on behalf of Castlight by a duly authorized officer of Castlight to the effect that each of the conditions set forth in Section 7.2(a) and Section 7.2(c) has been satisfied;
(ii)    a certificate, dated as of the Closing Date and executed on behalf of Castlight by its Secretary, certifying (A) the certificate of incorporation of Castlight in effect as of the Closing, (B) the bylaws of Castlight in effect as of the Closing and (C) the resolutions of the Castlight Special Committee (I) declaring this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Castlight and Castlight Stockholders, (II) approving this Agreement in accordance with Applicable Law and (III) directing that the approval of the issuance of Castlight Class B Common Stock in connection with the Merger be submitted to the Castlight Stockholders for consideration and recommending that all of the Castlight Stockholders approve such issuance;
(iii)    Support Agreements executed by each of the Castlight Stockholders set forth in Schedule A-1;
(iv)    Lock-Up Agreements executed by each of the Castlight Stockholders set forth in Schedule A-2); and

(v)    a certificate from the Secretary of State of the States of Delaware and California, dated within three Business Days prior to the Closing Date, certifying that Castlight is in good standing and that all applicable Taxes and fees of Castlight through and including the Closing Date have been paid.
Receipt by Jiff of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.2(a) shall not be deemed to be an agreement by Jiff that the information or statements contained therein are true, correct or complete, and shall not diminish Jiff’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.
(b)    Jiff Deliveries. Jiff shall deliver to Castlight, at or prior to the Closing:
(i)    a certificate, dated as of the Closing Date and executed on behalf of Jiff by its Chief Executive Officer, to the effect that each of the conditions set forth in Section 7.3(a) and Section 7.3(e) has been satisfied;
(ii)    a certificate, dated as of the Closing Date and executed on behalf of Jiff by its Secretary, certifying (A) the certificate of incorporation of Jiff (the “Certificate of Incorporation”) in effect as of the Closing, (B) the bylaws of Jiff (the “Bylaws”) in effect as of the Closing and (C) the resolutions of the Jiff Board (I) declaring this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Jiff and the Jiff Stockholders, (II) approving this Agreement in accordance with Applicable Law and (III) directing that the adoption of this Agreement and approval of the principal terms of the Merger be submitted to the Jiff Stockholders for consideration and recommending that all Jiff Stockholders adopt this Agreement and approve the principal terms of the Merger;
(iii)    written acknowledgments pursuant to which any Person that is entitled to any Transaction Expenses acknowledges (A) the total amount of Transaction Expenses that (I) has been incurred and paid to such Person prior to the Closing and (II) has been incurred and remains payable to such Person as of the Closing and (B) that, upon payment of such remaining payable amount at the Closing, it shall be paid in full and shall not be owed any other amount by any of Castlight, Jiff, its Affiliates and/or the Surviving Entity;
(iv)    one or more Written Consents executed by each Consenting Stockholder and such other Jiff Stockholders as are necessary, when taken together with the Consenting Stockholders, to evidence the obtainment of Jiff Stockholder Approval and the Requisite Stockholder Approval;
(v)    the Stockholder Agreement, executed by each Consenting Stockholder and joined by each other Jiff Stockholder that has executed a Written Consent;
(vi)    Offer Letters, effective as of the Closing, executed by the Named Employee and at least 90% of the Continuing Employees;
(vii)    Non-Competition Agreements, effective as of the Closing, executed by the Named Employee and the employees set forth on Schedule D (such Persons, the “Key Employees”), in each case to the extent such Persons are Continuing Employees;
(viii)    Benefits Waivers, effective as of the Closing, executed by Jiff and each of the Named Employee and the Key Employees, in each case to the extent such Persons are Continuing Employees;

(ix)    Lock-Up Agreements duly completed and executed by 90% or more of the issued and outstanding stock of Jiff (which percentage shall include each Consenting Stockholder);
(x)    evidence reasonably satisfactory to Castlight of the resignation of each director and officer of Jiff in office immediately prior to the Closing as directors and/or officers of Jiff, effective as of, and contingent upon, the Effective Time;
(xi)    true, correct and complete copies of all election statements under Section 83(b) of the Code that are in Jiff’s possession or that Jiff can obtain through commercially reasonable efforts with respect to any unvested securities (as of the Agreement Date) issued by Jiff or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other service providers;
(xii)    unless otherwise requested by Castlight in writing no less than five Business Days prior to the Closing Date, a true, correct and complete copy of resolutions adopted by the Jiff Board or any applicable committee thereof, certified by the Secretary of Jiff, authorizing the termination of each or all of Jiff Employee Plans that are “employee benefit plans” within the meaning of ERISA, including Jiff’s 401(k) Plan (the “401(k) Plan”) and the Jiff Option Plan, with such termination to be effective as of the date immediately preceding the Closing Date and contingent upon the Closing;
(xiii)    a certificate from the Secretary of State of the States of Delaware and California and each other state or other jurisdiction in which Jiff is qualified to do business as a foreign corporation, dated within three Business Days prior to the Closing Date, certifying that Jiff is in good standing and that all applicable Taxes and fees of Jiff through and including the Closing Date have been paid;
(xiv)    evidence reasonably satisfactory to Castlight of the waiver of any rights of notice of any Jiff Securityholder with respect to any of the Transactions, effective as of, and contingent upon the Closing;
(xv)    the Spreadsheet completed to include all of the information specified in Section 6.8 in a form reasonably satisfactory to Castlight and a certificate executed by the Chief Executive Officer of Jiff, dated as of the Closing Date, certifying on behalf of Jiff that the Spreadsheet is true, correct and complete;
(xvi)    the Jiff Closing Financial Certificate;
(xvii)    FIRPTA documentation, consisting of (A) a notice to the IRS, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit I-1, dated as of the Closing Date and executed by Jiff, together with written authorization for Castlight to deliver such notice form to the IRS on behalf of Jiff after the Closing, and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit I-2, dated as of the Closing Date and executed by Jiff;
(xviii)    a separation agreement or similar document in a form reasonably satisfactory to Castlight (a “Separation Agreement”) executed by each of the Designated Employees;
(xix)    evidence reasonably satisfactory to Castlight of Jiff’s receipt of all consents, waivers, approvals, amendments or terminations listed on Schedule C, as described therein;
(xx)    the Certificate of Merger, executed by Jiff;

(xxi)    payoff letters or similar instruments in form and substance reasonably satisfactory to Castlight with respect to all Jiff Debt listed on Schedule E, which letters or instruments provide for the full payoff and discharge of all such Jiff Debt outstanding as of immediately prior to the Effective Time (including any premiums above the principal amount of such Jiff Debt or any accrued but unpaid interest, fees and other amounts payable in connection therewith) and the termination and release of all instruments providing for or related to such Jiff Debt, including the related guaranty and promissory notes, in each case together with any deliverables required under subclause (xxiii) with respect to Encumbrances related to such Jiff Debt;
(xxii)    evidence reasonably satisfactory to Castlight that all Encumbrances on assets of Jiff and the subsidiaries listed on Schedule F shall have been released prior to, or shall be released simultaneously with, the Closing, including documentation in form and substance reasonably satisfactory to Castlight executed by each Person holding a security interest created thereunder in any asset of Jiff as of the Closing Date terminating any and all such security interests and authorizing Castlight to file or record on behalf of such Person a UCC-3 termination statement or other instruments of release or discharge;
(xxiii)    an amendment, waiver and consent, in substantially the form attached hereto as Exhibit J (an “Equity Waiver”), executed by each Jiff Optionholder, in each case to the extent such Person is a Continuing Employee;
(xxiv)    Joinder Agreements from holders of 90% or more of the issued and outstanding capital stock of Jiff;
(xxv)    a parachute payment waiver, in substantially the form attached hereto as Exhibit K (the “Parachute Payment Waiver”), executed by each Person required to execute such a waiver pursuant to Section 6.14;
(xxvi)    evidence reasonably satisfactory to Castlight of (A) the exercise of Jiff Warrants prior to or as of, and contingent upon, the Closing or (B) acknowledgment that Jiff Warrants shall terminate effective upon the Effective Time;
(xxvii)    a confirmatory assignment of Intellectual Property from Stan Chudnovsky, in a form reasonably acceptable to Castlight; and
(xxviii)    (A) Jiff’s balance sheet as of the Closing prepared on a consistent basis with the Jiff Balance Sheet and (B) an itemized list of each item of Jiff Debt with a description of the nature of such Jiff Debt and the Person to whom such Jiff Debt is owed.
Receipt by Castlight of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.2(b) shall not be deemed to be an agreement by Castlight or Merger Sub that the information or statements contained therein are true, correct or complete, and shall not diminish Castlight’s or Merger Sub’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.
1.3    Effect on Capital Stock and Options.
(a)    Treatment of Jiff Capital Stock and Jiff Options and Jiff Warrants. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, any Jiff Stockholder, Jiff Optionholder or Jiff Warrantholder or any other Person:
(i)    Jiff Preferred Stock.

(A)    Each share of Jiff Series A Preferred Stock held by a Converting Holder immediately prior to the Effective Time (other than Dissenting Shares and shares that are owned by Jiff as treasury stock) shall be cancelled and automatically converted into the right to receive, subject to and in accordance with Section 1.4, a number of shares of Castlight Class B Common Stock equal to the Series A Per Share Stock Consideration.
(B)    Each share of Jiff Series B Preferred Stock held by a Converting Holder immediately prior to the Effective Time (other than Dissenting Shares and shares that are owned by Jiff as treasury stock) shall be cancelled and automatically converted into the right to receive, subject to and in accordance with Section 1.4, a number of shares of Castlight Class B Common Stock equal to the Common Per Share Stock Consideration and, as and to the extent payable pursuant to the terms and conditions set forth in Annex A, the right to receive the Applicable Contingent Payments.
(C)    Each share of Jiff Series C Preferred Stock held by a Converting Holder immediately prior to the Effective Time (other than Dissenting Shares and shares that are owned by Jiff as treasury stock) shall be cancelled and automatically converted into the right to receive, subject to and in accordance with Section 1.4, a number of shares of Castlight Class B Common Stock equal to the Common Per Share Stock Consideration and, as and to the extent payable pursuant to the terms and conditions set forth in Annex A, the right to receive the Applicable Contingent Payments.
(ii)    Jiff Common Stock. Each share of Jiff Common Stock, including any Unvested Jiff Shares, held by a Converting Holder immediately prior to the Effective Time (other than Dissenting Shares and shares that are owned by Jiff as treasury stock) shall be cancelled and automatically converted into the right to receive, subject to and in accordance with Section 1.4, a number of shares of Castlight Class B Common Stock equal to the Common Per Share Stock Consideration and, as and to the extent payable pursuant to the terms and conditions Annex A, the right to receive the Applicable Contingent Payments.
(iii)    Jiff Starter Stock. Each share of Jiff Starter Stock held by a Converting Holder immediately prior to the Effective Time (other than Dissenting Shares and shares that are owned by Jiff as treasury stock) shall be cancelled and automatically converted into the right to receive, subject to and in accordance with Section 1.4, a number of shares of Castlight Class B Common Stock equal to the Common Per Share Stock Consideration and, as and to the extent payable pursuant to the terms and conditions Annex A, the right to receive the Applicable Contingent Payments.
(iv)    Jiff Options and Employee RSUs.
(A)    On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, each Jiff Option and Employee RSU, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time and that is held by an employee who, immediately following the Effective Time, is a Continuing Employee shall be assumed by Castlight and converted into (1) an option to purchase Castlight Class B Common Stock or (2) a restricted stock unit that settles for Castlight Class B Common Stock, respectively, subject to and conditioned upon the Continuing Employee agreeing to the terms and conditions set forth in the Equity Waiver by executing and delivering the same to Jiff and Castlight. Except as otherwise set forth in this Agreement, each assumed Jiff Option (each, an “Assumed Jiff Option”) shall continue to have, and be subject to, the same terms and conditions set forth in Jiff Option Plan and Jiff Option agreement relating thereto as in effect immediately prior to the Effective Time, except that (A) such Assumed Jiff Option shall be exercisable for that number of whole shares of Castlight Class B Common Stock equal to the product obtained by multiplying the number of shares of Jiff Common Stock that were issuable upon exercise of such Jiff Option immediately prior to the

Effective Time by the Equity Exchange Ratio, rounded down to the nearest whole number of shares of Castlight Class B Common Stock, (B) the per share exercise price for the shares of Castlight Class B Common Stock issuable upon exercise of such Assumed Jiff Option shall be equal to the per share exercise price set forth in such Continuing Employee’s Equity Waiver; and (C) each such Assumed Jiff Option held by a Continuing Employee shall be subject to the terms and conditions of the Equity Waiver entered into by such Continuing Employee. Notwithstanding anything herein to the contrary, the exercise price of each Assumed Jiff Option, the number of shares of Castlight Class B Common Stock issuable pursuant to each Assumed Jiff Option and the terms and conditions of each Assumed Jiff Option shall in all events be determined in compliance with Section 409A of the Code. Except as otherwise set forth in this Agreement, each assumed Employee RSU shall continue to have, and be subject to, the same terms and conditions set forth in the 2017 Jiff Option Plan and the restricted stock unit agreement underlying such Employee RSU as in effect immediately prior to the Effective Time, except that such Employee RSUs shall settle for that number of whole shares of Castlight Class B Common Stock equal to the product obtained by multiplying the number of shares of Jiff Common Stock subject to such Employee RSU by the Common Per Share Stock Consideration, rounded down to the nearest whole number of shares of Castlight Class B Common Stock.
(B)     On the terms and subject to the conditions set forth in this Agreement, effective as of the Effective Time, each Jiff Option (or portion thereof), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time and that is (A) held by a Non-Continuing Employee or any other Person other than a Continuing Employee or (B) held by a Continuing Employee who has not executed and delivered an Equity Waiver prior to the Effective Time, shall be cancelled without the payment of any consideration.
(C)     No Jiff Option held by a Continuing Employee shall have the vesting or the lapse of any forfeiture, repurchase or similar restrictions, as applicable, accelerate, whether by the terms of Jiff Option Plan, any applicable Jiff Option agreement or grant, any applicable stock restriction agreement or other agreement related thereto, or otherwise, in connection with the execution and delivery of this Agreement or the consummation of the Merger or any of the other Transactions (either alone or in connection with any other event, contingent or otherwise).
(D)     Prior to the Effective Time, and subject to the review and approval of Castlight, Jiff shall take all actions necessary to effect the transactions contemplated by this Section 1.3(a) under Jiff Option Plan, all Jiff Option agreements, any applicable stock restriction agreement or other agreement, or any other plan or arrangement of Jiff (whether written or oral, formal or informal), and Applicable Law, including adopting all resolutions, giving all notices, obtaining consents from each holder of such Jiff Options and taking any other actions which are reasonably necessary to effectuate this Section 1.3(a). At the Effective Time, Jiff agrees to effect the termination of Jiff Option Plan, subject to the review and reasonable approval of Castlight.
(v)    Jiff Warrants. Each Jiff Warrant, whether vested or unvested, shall, without any further action on the part of any holder thereof, be cancelled and extinguished and shall not be assumed by Castlight in the Merger.
(vi)    Notwithstanding anything to the contrary contained herein, in no event shall the aggregate number of shares of Castlight Class B Common Stock to be issued by Castlight to Jiff Securityholders (including the Merger Consideration, but excluding the Employee RSUs) exceed the Total Amount, less a number of shares of Castlight Class B Common Stock (on a Castlight Stock Price basis) equal to an amount in cash equal to the 50% of Transaction Expenses.

(b)    Treatment of Jiff Capital Stock Owned by Jiff. At the Effective Time, all shares of Jiff Capital Stock that are owned by Jiff as treasury stock immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.
(c)    Treatment of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Castlight, Merger Sub or any other Person, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Entity (and the shares of the Surviving Entity into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Entity’s capital stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of a number of shares of Merger Sub capital stock will evidence ownership of such number of shares of common stock of the Surviving Entity.
(d)    Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to Jiff Capital Stock or Castlight capital stock occurring after the Agreement Date and prior to the Effective Time, and with respect to the shares of Castlight Class B Common Stock issued in the Earnout (if and when earned), occurring prior to such issuance in the Earnout, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
(e)    Appraisal Rights. Notwithstanding anything to the contrary contained herein, any Dissenting Shares shall not be converted into the right to receive the applicable portion of the Merger Consideration, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL. Each holder of Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be deemed to have converted at the Effective Time into the right to receive the applicable portion of the Merger Consideration in respect of such shares as if such shares never had been Dissenting Shares, and Castlight shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.4(a), following the satisfaction of the applicable conditions set forth in Section 1.4(a), the applicable portion of the Merger Consideration as if such shares never had been Dissenting Shares. Jiff shall provide to Castlight (i) prompt notice of any demands for appraisal or purchase received by Jiff, withdrawals of such demands and any other instruments related to such demands served pursuant to the DGCL and received by Jiff and (ii) the right to participate in all negotiations and proceedings with respect to such demands under the DGCL. Jiff shall not, except with the prior written consent of Castlight, which consent shall not be unreasonably withheld, delayed or conditioned, or as otherwise required under the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. Subject to Section 9.2, the payout of consideration under this Agreement to the Converting Holders (other than in respect of Dissenting Shares, which shall be treated as provided in this Section 1.3(e) and under the DGCL) shall not be affected by the exercise or potential exercise of appraisal rights under the DGCL by any other Jiff Stockholder.
(f)    Rights Not Transferable. The rights of Jiff Securityholders under this Agreement as of immediately prior to the Effective Time (including the right to receive any Applicable Contingent Payments) are personal to each such Jiff Securityholder and shall not be transferable for any reason, other than by operation of law, will or the laws of descent and distribution without action taken by or on behalf of such Jiff Securityholder. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.
(g)    Fractional Shares. The number of shares of Castlight Class B Common Stock into which a Converting Holder’s shares of Jiff Capital Stock are converted pursuant to this Article I shall be rounded down to the nearest whole number of shares of Castlight Class B Common Stock. In lieu of any fractional shares of Castlight Class B Common Stock to which any Converting Holder would otherwise be entitled (after aggregating, for each particular stock certificate representing Jiff Capital Stock or option grant, all fractional shares of Castlight Class B Common Stock to be received by such holder), such Converting Holder shall receive from Castlight an amount in cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Castlight Stock Price.
(h)    No Interest. Notwithstanding anything to the contrary contained herein, no interest shall accumulate on any cash payable or shares issuable in connection with the consummation of the Merger or the other Transactions.
1.4    Exchange Procedures.
(a)    Surrender of Certificates.
(i)    As soon as reasonably practicable after the Closing Date, to the extent not previously delivered, Castlight shall mail, or cause to be mailed, a letter of transmittal together with instructions for use thereof (the “Letter of Transmittal”) to every holder of record of Jiff Capital Stock that was issued and outstanding immediately prior to the Effective Time. The Letter of Transmittal shall specify that delivery of the certificates or instruments that immediately prior to the Effective Time represented issued and outstanding Jiff Capital Stock (the “Certificates”) shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt thereof by Castlight (or, in the case of any lost, stolen or destroyed Certificate, compliance with Section 1.4(a)(vi)), together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates, and shall be in such form and have such other provisions as Castlight may reasonably specify, including an agreement to be bound by the provisions of Section 1.5 and Article IX and agree to release Jiff and the Surviving Entity from any claims, rights, Liabilities and causes of action whatsoever based upon, relating to or arising out of the Certificates, the Merger and/or the other Transactions.
(ii)    As soon as reasonably practicable after the Closing, Castlight shall cause to be deposited with American Stock Transfer & Trust Company LLC or other bank or trust company as Castlight may choose in its discretion (the “Exchange Agent”) the portion of the Merger Consideration issuable to Jiff Stockholders pursuant to Section 1.3(a) in respect of their shares of Jiff Capital Stock, subject to Section 1.4(c).
(iii)    As soon as reasonably practicable after the date of delivery to the Exchange Agent of a Certificate, together with a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, (A) the holder of record of such Certificate shall be entitled to receive the number of shares of Castlight Class B Common Stock that such holder has the right to receive pursuant to Section 1.3(a) in respect of such Certificate, less such Converting Holder’s Pro Rata Share of the Escrow Amount, and (B) such Certificate shall be cancelled.
(iv)    Any certificates or book-entry entitlements representing the shares of Castlight Class B Common Stock to be issued pursuant to Section 1.3(a) and in the Escrow Fund shall, so long as such shares are in the Escrow Fund, bear the following legends to the extent applicable (along with any other legends that may be required under Applicable Law):
“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A RIGHT OF REPURCHASE AND/OR INDEMNITY AND ESCROW OBLIGATIONS AS SET FORTH IN AN AGREEMENT WITH THE COMPANY.”
It is Castlight’s current policy not to issue stock certificates representing shares of its capital stock, and all new issuances of capital stock are reflected on Castlight’s books and records in book entry only, with appropriate notations reflecting the applicable legends.
(v)    Upon receipt of written confirmation of the effectiveness of the Merger from the Secretary of State of the State of Delaware, Castlight will instruct the Exchange Agent to deliver to each Converting Holder the aggregate number of shares of Castlight Class B Common Stock issuable to such Converting Holder pursuant to Section 1.3(a), less such Converting Holder’s Pro Rata Share of the Escrow Amount other than in respect of Dissenting Shares to holders thereof, as promptly as practicable, but in any event no later than five Business Days, following the submission of a Certificate to the Exchange Agent and a duly executed Letter of Transmittal by such Converting Holder.
(vi)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such document to be lost, stolen or destroyed and, if required by Castlight or the Exchange Agent, the payment of any reasonable fees and the posting by such Person of a bond in such reasonable amounts as Castlight may direct as indemnity against any claim that may be made against it with respect to such document, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed document the applicable portion of the Merger Consideration issuable pursuant to Section 1.3(a) in respect of their shares of Jiff Capital Stock, subject to Section 1.4(c).
(b)    Escrow Amount. Notwithstanding anything to the contrary in the other provisions of this Article I, Castlight shall withhold from each Converting Holder’s applicable portion of the Merger Consideration issuable to such Converting Holder pursuant to Section 1.3(a) such Converting Holder’s Pro Rata Share of the Escrow Amount and deposit the Escrow Amount with the Escrow Agent. For each Converting Holder that holds both vested and unvested shares of Jiff Capital Stock, the shares of Castlight Class B Common Stock contributed to the Escrow Fund shall consist of vested and unvested shares of Castlight Class B Common Stock in the same ratio as such Converting Holders ratio of vested and unvested Jiff Capital Stock, and any unvested shares of Castlight Class B Common Stock in the Escrow Fund shall vest before any unvested shares of Castlight Class B Common Stock not in the Escrow Fund. The Escrow Fund and the Set-Off Right shall constitute partial security for the benefit of Castlight (on behalf of itself or any other Indemnified Person) with respect to any Indemnifiable Damages pursuant to the indemnification obligations of the Converting Holders under Article IX, and shall be held and distributed in accordance with Section 9.1. The adoption of this Agreement and the approval of the principal terms of the Merger by Jiff Stockholders shall constitute, among other things, approval of the Escrow Amount, the withholding of the Escrow Amount by Castlight and the appointment of the Stockholders’Agent.
(c)    Transfers of Ownership. If any share of Castlight Class B Common Stock issuable pursuant to Section 1.3(a) is to be issued to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that such Certificate shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Castlight or any agent designated by Castlight any transfer or other Taxes required by reason of the issuance of shares of Castlight Class B Common Stock in any name other than that of the registered holder of such Certificate, or established to the satisfaction of Castlight or any agent designated by Castlight that such Tax has been paid or is not payable.

(d)    No Liability. Notwithstanding anything to the contrary in this Section 1.4, no party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.
(e)    Unclaimed Consideration. Each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by this Section 1.4 shall look only to Castlight (subject to abandoned property, escheat and similar Applicable Law) for its claim, only as a general unsecured creditor thereof, to any portion of the Merger Consideration issuable pursuant to Section 1.3(a) in respect of such Certificate. Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered prior to the earlier of the first anniversary of the Effective Time and such date on which the applicable portion of the Merger Consideration issuable pursuant to Section 1.3(a) in respect of such Certificate would otherwise escheat to, or become the property of, any Governmental Entity, any amounts payable in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Castlight, but thereafter remaining subject to any and all claims or interests of any Person previously entitled thereto.
1.5    No Further Ownership Rights in Jiff Capital Stock, Jiff Options or Jiff Warrants. The applicable portion of the Merger Consideration issued or issuable following the surrender for exchange of the Certificates in accordance with this Agreement shall be issued or issuable in full satisfaction of all rights pertaining to the shares of Jiff Capital Stock represented by such Certificates, and there shall be no further registration of transfers on the records of the Surviving Entity of shares of Jiff Capital that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Entity for any reason, such Certificate, document or instrument (and the underlying shares of Jiff Capital Stock) shall be cancelled and exchanged as provided in this Article I.
1.6    Tax Consequences. The parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a)(1) and 368(a)(1) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3, and to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code; it being understood and agreed that neither Castlight nor the Merger Sub nor Jiff makes any representations or warranties to Jiff or to any Jiff Securityholder regarding the Tax treatment of the Merger, or any of the Tax consequences to Jiff or to any Jiff Securityholder of this Agreement, the Merger or the other Transactions or the other agreements contemplated by this Agreement. Jiff acknowledges that Jiff and the Jiff Securityholders will be relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other Transactions and the other agreements contemplated by this Agreement.
1.7    Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the applicable Jiff Securityholders when due, and each Jiff Securityholder shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.
1.8    Withholding Rights. Each of Castlight, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from any issuances of Castlight Class B Common Stock pursuant to this Agreement to any Named Employee, any Continuing Employee or any holder of any shares of Jiff Capital Stock, Jiff Options, Jiff Warrants or Certificates, such shares of Castlight Class B Common Stock as Castlight, the Surviving Entity or the Exchange Agent is required to deduct and withhold with respect to any such issuances under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so deducted or withheld and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been issued to such Persons in respect of which such deduction and withholding was made.

1.9    Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Jiff, the officers and directors of the Surviving Entity are fully authorized, in the name and on behalf of Jiff or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF JIFF
Subject to the disclosures set forth in the disclosure letter of Jiff delivered to Castlight concurrently with the execution of this Agreement (the “Jiff Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates (unless and only to the extent the applicability to other representations and warranties is reasonably apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed; provided that no such disclosure shall be deemed to be disclosed on Schedule 2.5(ii) of the Jiff Disclosure Letter unless expressly stated in Schedule 2.5(ii) of the Jiff Disclosure Letter)), Jiff represents and warrants to Castlight as follows:
2.1    Organization, Standing, Power and Subsidiaries.
(a)    Jiff is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Jiff has the corporate power to own, operate, use, distribute and lease its properties and to conduct the Jiff Business and is duly licensed or qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect with respect to Jiff. Jiff has and, since its inception has had, no Subsidiaries or any Equity Interest, whether direct or indirect, in, or any loans to, any corporation, partnership, limited liability company, joint venture or other business entity.
(b)    Schedule 2.1(b) of the Jiff Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of: (i) the names of the members of the Jiff Board (or similar body), (ii) the names of the members of each committee of the Jiff Board (or similar body) and (iii) the names and titles of the officers of Jiff.
2.2    Capital Structure.
(a)    The authorized Jiff Capital Stock consists solely of (i) 67,000,000 shares of Jiff Common Stock, (ii) 2,911,016 shares of Jiff Starter Stock, and (iii) 41,384,061 shares of Jiff Preferred Stock, 231,975 of which are designated as Jiff Series A Preferred Stock, 18,502,086 of which are designated as Jiff Series B Preferred Stock and 22,650,000 of which are designated as Jiff Series C Preferred Stock. A total of 721,161 shares of Jiff Common Stock, 2,911,016 shares of Jiff Starter Stock, 231,975 shares of Jiff Series A Preferred Stock, 18,502,086 shares of Jiff Series B Preferred Stock and 22,196,879 shares of Jiff Series C Preferred Stock are issued and outstanding as of the Agreement Date, and there are no other issued and outstanding shares of Jiff Capital Stock and no commitments or Contracts to issue any shares of Jiff Capital Stock as of the Agreement Date other than pursuant to the exercise of Jiff Options under Jiff Option Plans that are outstanding as of the Agreement Date or the exercise of Jiff Warrants that are outstanding as of the Agreement Date. Jiff holds no treasury shares. Schedule 2.2(a) of the Jiff Disclosure Letter sets forth, as of the Agreement Date, (i) a true, correct and complete list of Jiff Stockholders and the number and type of such shares so owned by such Jiff Stockholder, and any beneficial holders thereof, if applicable, (ii) the number of shares of Jiff Common Stock that would be owned by such Jiff Stockholder assuming conversion of all shares of Jiff Preferred Stock and/or shares of Jiff Starter Stock so owned by such Person after giving effect to all anti-dilution and similar adjustments and (iii) the number of such shares of Jiff Common Stock that are Unvested

Jiff Shares, including as applicable the number and type of such Unvested Jiff Shares, the per share purchase price paid for such Unvested Jiff Shares, the vesting schedule in effect for such Unvested Jiff Shares (and the terms of any acceleration thereof), the per share repurchase price payable for such Unvested Jiff Shares and the length of the repurchase period following the termination of service of the holder of such Unvested Jiff Shares. All issued and outstanding shares of Jiff Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Certificate of Incorporation, the Bylaws or any Contract to which Jiff is a party or by which Jiff or any of its assets is bound. Jiff has never declared or paid any dividends on any shares of Jiff Capital Stock. There is no Liability for dividends accrued and unpaid by Jiff. Jiff is not under any obligation to register under the Securities Act or any other Applicable Law any shares of Jiff Capital Stock, any Equity Interests or any other securities of Jiff, whether currently outstanding or that may subsequently be issued. Each share of Jiff Preferred Stock is convertible into shares of Jiff Common Stock on a one-for-one basis, and immediately prior to the Closing, all shares of Jiff Series B Preferred Stock and Series C Preferred Stock will be deemed to have converted into shares of Jiff Common Stock in accordance with the Certificate of Incorporation in effect as of the Agreement Date. All issued and outstanding shares of Jiff Capital Stock and all Jiff Options and Jiff Warrants were issued in compliance with Applicable Law and all requirements set forth in the Certificate of Incorporation, the Bylaws and any applicable Contracts to which Jiff is a party or by which Jiff or any of its assets is bound.
(b)    As of the Agreement Date, Jiff has reserved 13,588,076 shares of Jiff Common Stock for issuance to employees, non-employee directors and consultants pursuant to Jiff Option Plans, of which 11,388,804 shares are subject to outstanding and unexercised Jiff Options, and 1,740,396 shares remain available for issuance thereunder. Schedule 2.2(b) of the Jiff Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all Jiff Optionholders, and each Jiff Option, whether or not granted under Jiff Option Plan, including the number of shares of Jiff Capital Stock subject to each Jiff Option, the number of such shares that are vested or unvested, the “date of grant” of such Jiff Option (as defined under Treasury Regulation 1.409A-1(b)(5)(vi)(B)), the vesting commencement date, the vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the Tax status of such Jiff Option under Section 422 of the Code (or any applicable foreign Tax law), the term of each Jiff Option, the plan from which such Jiff Option was granted (if any) and the country and state of residence of such Jiff Optionholder. All Jiff Options listed on Schedule 2.2(b) of the Jiff Disclosure Letter that are denoted as incentive stock options under Section 422 of the Code so qualify and will continue to so qualify as of immediately prior to the consummation of the Transactions. In addition, Schedule 2.2(b) of the Jiff Disclosure Letter indicates, as of the Agreement Date, which Jiff Optionholders are Persons that are not employees of Jiff (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons), and indicating if such non-employee Jiff Optionholder is a non-employee director, consultant, advisory board member, vendor, service or provider or other similar Person. True, correct and complete copies of each Jiff Option Plan, all agreements and instruments relating to or issued under each Jiff Option Plan (including executed copies of all Contracts relating to each Jiff Option and the shares of Jiff Capital Stock purchased under such Jiff Option) have been made available to Castlight, and such Jiff Option Plans and Contracts have not been amended, modified or supplemented since being provided to Castlight, and there are no agreements, understandings or commitments to amend, modify or supplement such Jiff Option Plans or Contracts in any case from those provided to Castlight. The terms of Jiff Option Plans permit the treatment of Jiff Options as provided herein, without notice to, or the consent or approval of, Jiff Optionholders, Jiff Stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Jiff Options.
(c)    Schedule 2.2(c) of the Jiff Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all Jiff Warrantholders, including the number of shares and type of Jiff Capital Stock subject to each Jiff Warrant, the date of grant, if applicable, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share and the term of each Jiff Warrant. True, correct and complete copies of each Jiff Warrant have been made available to Castlight, and such Jiff Warrants have not been amended or supplemented since being made available to Castlight, and there are no Contracts providing for the amendment or supplement of such Jiff Warrants. The terms of Jiff Warrants permit the treatment of Jiff Warrants as provided herein, without notice to, or the consent or approval of, Jiff Warrantholders, Jiff Stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Jiff Warrants.
(d)    As of the Agreement Date, there are no authorized, issued or outstanding Equity Interests of Jiff other than shares of Jiff Capital Stock, Jiff Options and Jiff Warrants. Other than as set forth on Schedules 2.2(a), 2.2(b) and 2.2(c) of the Jiff Disclosure Letter, as of the Agreement Date, no Person has any Equity Interests of Jiff, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which Jiff is a party or by which it or its assets is bound, (i) obligating Jiff, or to the knowledge of Jiff (without inquiry or investigation of any third parties), a Jiff Securityholder, to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of Jiff or other rights to purchase or otherwise acquire any Equity Interests of Jiff, whether vested or unvested, or (ii) obligating Jiff, or to the knowledge of Jiff (without inquiry or investigation of any third parties), such Jiff Securityholder, to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Jiff Option, Jiff Warrant, call, right or Contract.
(e)    No Jiff Debt (i) granting its holder the right to vote on any matters on which any Jiff Securityholder may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of Jiff, is issued or outstanding as of the Agreement Date (collectively, “Jiff Voting Debt”).
(f)    There are no Contracts relating to voting, purchase, sale or transfer of any Jiff Capital Stock (i) between or among Jiff and any Jiff Securityholder, other than written Contracts granting Jiff the right to purchase unvested shares upon termination of employment or service, and (ii) to the knowledge of Jiff (without inquiry or investigation of any third parties), between or among any of Jiff Securityholders. Neither Jiff Option Plans nor any Contract of any character to which Jiff is a party to or by which Jiff or any of its assets is bound relating to any Jiff Options or Unvested Jiff Shares requires or otherwise provides for any accelerated vesting of any Jiff Options or Unvested Jiff Shares or the acceleration of any other benefits thereunder, in each case in connection with the Transactions or upon termination of employment or service with Jiff or Castlight, or any other event, whether before, upon or following the Effective Time or otherwise.
(g)    As of the Closing, (i) the number of shares of Jiff Capital Stock set forth in the Spreadsheet as being owned by a Person, or subject to Jiff Options owned by such Person, will constitute the entire interest of such Person in the issued and outstanding Jiff Capital Stock or any other Equity Interests of Jiff, (ii) no Person not disclosed in the Spreadsheet will have a right to acquire from Jiff any shares of Jiff Capital Stock, Jiff Options, Jiff Warrants or any other Equity Interests of Jiff and (iii) to the knowledge of Jiff (without inquiry or investigation of any third parties), the shares of Jiff Capital Stock and/or Jiff Options disclosed in the Spreadsheet will be free and clear of any Encumbrances.
(h)    Schedule 2.2(h) of the Jiff Disclosure Letter identifies each employee of Jiff or other Person with an offer letter or other Contract or Jiff Employee Plan that contemplates a grant of, or right to purchase or receive: (i) options to purchase shares of Jiff Common Stock or other equity awards with respect to Jiff Capital Stock or (ii) other securities of Jiff, that in each case, have not been issued or granted as of the Agreement Date, together with the number of such options, other equity awards or other securities and any promised terms thereof.
2.3    Authority; Non-contravention.
(a)    Subject to obtaining Jiff Stockholder Approval, Jiff has all requisite corporate power and authority to enter into this Agreement and the other Jiff Transaction Documents and to consummate the Transactions.

Subject to obtaining Jiff Stockholder Approval, the execution and delivery of this Agreement and the other Jiff Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Jiff. Each Transaction Document has been duly executed and delivered by Jiff and, assuming the due execution and delivery of such Transaction Document by the other parties hereto, constitutes the valid and binding obligation of Jiff enforceable against Jiff in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Jiff Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Jiff Board, has (i) declared that this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Jiff and Jiff Stockholders, (ii) approved this Agreement in accordance with Applicable Law and (iii) directed that the adoption of this Agreement and approval of the principal terms of the Merger be submitted to Jiff Stockholders for consideration and recommended that all of Jiff Stockholders adopt this Agreement and approve the Merger. The affirmative votes of (i) the holders of a majority of the outstanding shares of Jiff Common Stock, Jiff Preferred Stock and Jiff Starter Stock (voting together as a single voting class on an as-converted to Jiff Common Stock basis) and (ii) the holders of at least two-thirds of the outstanding shares of Jiff Preferred Stock and Jiff Starter Stock (voting together as a single voting class on an as-converted to Jiff Common Stock basis) are the only votes of the holders of Jiff Capital Stock necessary to adopt this Agreement and approve the principal terms of the Merger under the DGCL, the Certificate of Incorporation and the Bylaws, each as in effect at the time of such adoption and approval (collectively, the “Jiff Stockholder Approval”).
(b)    The execution and delivery of this Agreement and the other Jiff Transaction Documents, by Jiff does not, and the consummation of the Transactions will not, (i) result in the creation of any Encumbrance on any of the material assets of Jiff, or to the knowledge of Jiff (without inquiry or investigation of any third parties), any of the shares of Jiff Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation, the Bylaws or other equivalent organizational or governing documents of Jiff, in each case as amended to date, (B) any Material Contract or (C) any Applicable Law.
(c)    No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to Jiff in connection with the execution and delivery of this Agreement or any other Jiff Transaction Document or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger, as provided in Section 1.1(d), (ii) such filings and notifications as may be required to be made by Jiff in connection with the Merger and the other Transactions under the HSR Act and other applicable Antitrust Laws and the expiration or early termination of the applicable waiting period under the HSR Act and other applicable Antitrust Laws, and (iii) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, Jiff’s ability to perform or comply with the covenants, agreements or obligations of Jiff herein or in any other Jiff Transaction Document or to consummate the Transactions in accordance with this Agreement or any other Jiff Transaction Document and Applicable Law.
(d)    Jiff, the Jiff Board and Jiff Stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the organizational or governing documents of Jiff will not be applicable to any of Castlight, Jiff or the Surviving Entity, or to the execution, delivery, or performance of this Agreement or the Stockholder Agreement, or to the Transactions, Jiff Stockholder Approval or the Requisite Stockholder Approval.
2.4    Financial Statements; No Undisclosed Liabilities.

(a)    Jiff has made available to Castlight its audited financial statements for the year ended December 31, 2015 and its unaudited financial statements for the 10-month period ended October 31, 2016 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Jiff Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of Jiff, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present in all material respects the consolidated financial condition of Jiff at the dates therein indicated and the consolidated results of operations and cash flows of Jiff for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or will be material in amount) and (iv) were prepared in accordance with GAAP, except for the absence of footnotes in the unaudited Financial Statements, applied on a consistent basis throughout the periods involved.
(b)    Jiff has no Liabilities of any nature other than (i) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of October 31, 2016 (such date, the “Jiff Balance Sheet Date” and such balance sheet, the “Jiff Balance Sheet”), (ii) those incurred in the conduct of Jiff’s business since Jiff Balance Sheet Date in the ordinary course consistent with past practice, (iii) those incurred by Jiff in connection with the execution of this Agreement, (iv) those that are executory performance obligations arising under Contracts to which Jiff is a party or otherwise bound (that, in the case of Material Contracts, do not result from a breach or default thereunder) or (v) those that are immaterial to Jiff. Except for Liabilities reflected in the Financial Statements, Jiff has no off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by Jiff. All reserves that are set forth in or reflected in Jiff Balance Sheet have been established in accordance with GAAP consistently applied. The Financial Statements comply in all material respects with the Financial Accounting Standards Board Accounting Standards Codification 985-605. Without limiting the generality of the foregoing, Jiff has never guaranteed any debt for borrowed money of any other Person. For clarity, the mere existence of a claim, complaint or notice from a third party involving Jiff arising after the Agreement Date shall not constitute a breach of this Section 2.4(b) based solely on the theory that such claim or the matters underlying such claim (absent an underlying breach of another applicable representation, warranty or covenant) constitute a contingent, unmatured or other Liability of Jiff.
(c)    Schedule 2.4(c) of the Jiff Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all Jiff Debt, including, for each item of Jiff Debt, the agreement governing Jiff Debt and the interest rate, maturity date, any assets securing such Jiff Debt and any prepayment or other penalties payable in connection with the repayment of such Jiff Debt at the Closing.
(d)    Schedule 2.4(d) of the Jiff Disclosure Letter sets forth the names and locations of all banks and other financial institutions at which Jiff maintains accounts and the names of all Persons authorized to make withdrawals therefrom.
(e)    The accounts receivable of Jiff (the “Accounts Receivable”) as reflected on Jiff Balance Sheet and as will be reflected in Jiff Closing Financial Certificate arose in the ordinary course of business consistent with past practice and represent bona fide claims against debtors for sales and other charges, and have been collected or to the knowledge of Jiff, are collectible in the book amounts thereof within 60 days following the Agreement Date, less an amount not in excess of the allowance for doubtful accounts provided for in Jiff Balance Sheet or in Jiff Closing Financial Certificate, as the case may be. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with Jiff’s past practice and are to the knowledge of Jiff, sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. The Accounts Receivable arising after Jiff Balance Sheet Date and before the Closing Date (i) arose or shall arise in the ordinary course of business consistent with past practice, (ii) represented or shall represent bona fide claims against debtors for sales and other charges and (iii) have been collected or are to the knowledge of Jiff collectible in the book amounts thereof within 60 days following the Closing Date, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied and Jiff’s past practice that to the knowledge of Jiff, are or shall be sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. As of the Agreement Date, none of the Accounts Receivable is subject to any claim of offset, recoupment, set-off or counter-claim and, to the knowledge of Jiff, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of Accounts Receivable is contingent upon the performance by Jiff of any obligation or Contract other than normal warranty repair and replacement. No Person has any Encumbrance on any Accounts Receivable, and no agreement for deduction or discount has been made with respect to any such Accounts Receivable. Schedule 2.4(e) of the Jiff Disclosure Letter sets forth, as of the Agreement Date, an aging of the Accounts Receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns. Schedule 2.4(e) of the Jiff Disclosure Letter sets forth, as of the Agreement Date, such amounts of Accounts Receivable that are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.
(f)    Jiff has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of Jiff are being executed and made only in accordance with appropriate authorizations of management and the Jiff Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Jiff and (iv) that the amount recorded for assets on the books and records of Jiff is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of Jiff and, to the knowledge of Jiff, Jiff’s independent auditors, any current or former employee, consultant or director of Jiff, has identified or been made aware of any fraud, whether or not material, that involves Jiff’s management or other current or former employees, consultants directors of Jiff who have a role in the preparation of financial statements or the internal accounting controls utilized by Jiff, or any claim or allegation regarding any of the foregoing. None of Jiff and, to the knowledge of Jiff, any Representative of Jiff has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of Jiff or its internal accounting controls or any material inaccuracy in Jiff’s financial statements. No attorney representing Jiff, whether or not employed by Jiff, has reported to the Jiff Board or any committee thereof or to any director or officer of Jiff evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Jiff or its Representatives. There are no significant deficiencies or material weaknesses in the design or operation of Jiff’s internal controls that would reasonably be expected to adversely affect Jiff’s ability to record, process, summarize and report financial data. At Jiff Balance Sheet Date, there were no material loss contingencies (as such term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 450) that are not adequately provided for in Jiff Balance Sheet as required by such Topic 450. There has been no change in Jiff accounting policies since December 31, 2015, except as described in the Financial Statements.
2.5    Absence of Changes. Except as otherwise contemplated by this Agreement, from the Jiff Balance Sheet Date to the Agreement Date, (i) Jiff has conducted the Jiff Business only in the ordinary course of business consistent with past practice, (ii) there has not occurred any Material Adverse Effect with respect to Jiff and (iii) Jiff has not done, caused or permitted any action that would constitute a breach of Section 5.2 if such action were taken by Jiff, without the written consent of Castlight, between the Agreement Date and the earlier of the termination of this Agreement and the Effective Time.
2.6    Litigation. As of the Agreement Date, there is no Legal Proceeding to which Jiff is a party pending before any Governmental Entity, or, to the knowledge of Jiff, threatened in writing against Jiff or any of its assets or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Jiff). As of the Agreement Date, there is no Order against Jiff, any of its assets, or, to the knowledge of Jiff, any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Jiff). To the knowledge of Jiff, there is no reasonable basis for any Person to assert a claim against Jiff or any of its assets or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Jiff) based upon: (i) Jiff entering into this Agreement, any of the Transactions or the agreements contemplated by this Agreement, including a claim that such director, officer or employee breached a fiduciary duty in connection therewith or (ii) any claim that Jiff has agreed to sell or dispose of any of its assets to any party other than Castlight, whether by way of merger, consolidation, sale of assets or otherwise; provided that for clarity, this sentence will not be deemed to address general contract non-contravention (which is addressed by Section 2.3(b)(ii)(B)). As of the Agreement Date, Jiff does not have any Legal Proceeding pending against any other Person.
2.7    Restrictions on Business Activities. There is no Contract or Order addressed to and binding upon Jiff that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting, restricting or impairing any current business practice of Jiff, any acquisition of property by Jiff, or the conduct or operation of the Jiff Business or, excluding restrictions on the use of Third-Party Intellectual Property contained in the applicable written license agreement therefor, limiting the freedom of Jiff to (i) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to Jiff Products or Jiff Intellectual Property, or to make use of any Jiff Intellectual Property, including any grants by Jiff of exclusive rights or licenses or (ii) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services.
2.8    Compliance with Laws; Governmental Permits.
(a)    Jiff has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, Applicable Law.
(b)    Jiff has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which Jiff currently operates or holds any interest in any of its assets or properties or (ii) that is required for the conduct of the Jiff Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Jiff Authorizations”), and all of Jiff Authorizations are in full force and effect. As of the Agreement Date, Jiff has not received any written notice or, to the knowledge of Jiff, other communication from any Governmental Entity regarding (i) any actual or possible violation of any Jiff Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Jiff Authorization, and to the knowledge of Jiff (without inquiry or investigation of any Governmental Entity), no such notice or other communication is forthcoming. Jiff has materially complied with all of the terms of Jiff Authorizations and none of Jiff Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions.
2.9    Title to, Condition and Sufficiency of Assets; Real Property.
(a)    Jiff has good and marketable title to, or valid leasehold interest in all of its tangible properties, and interests in tangible properties and assets, real and personal, reflected on Jiff Balance Sheet or acquired after Jiff Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since Jiff Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased tangible properties and assets, valid leasehold interests in such properties and assets that afford Jiff valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances and liens securing indebtedness that is reflected on the Jiff Balance Sheet.
(b)    The tangible assets and properties owned or licensed by Jiff (i) constitute all of such assets and properties that are necessary for Jiff to conduct, operate and continue the conduct of the Jiff Business and to sell and otherwise enjoy full rights to exploitation of such assets and properties and (ii) constitute all of such assets and properties that are used in the conduct of the Jiff Business, without (A) the need for Castlight to acquire or license any other tangible asset or property or (B) the breach or violation of any Material Contract.
(c)    Schedule 2.9(c) of the Jiff Disclosure Letter identifies each parcel of real property leased by Jiff. Jiff has made available to Castlight true, correct and complete copies of all leases, subleases and other agreements under which Jiff uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. Jiff does not currently own any real property.
2.10    Intellectual Property.
(a)    As used herein, the following terms have the meanings indicated below:
(i)    “Jiff Data” means all data collected, generated, or received in connection with the marketing, delivery, or use of any Jiff Product, including Jiff-Licensed Data, Jiff-Owned Data and Personal Data.
(ii)    “Jiff Data Agreement” means any Contract involving Jiff Data to which Jiff is a party or is bound by, except for the standard terms of service entered into by users of Jiff Products (copies of which have been made available to Castlight).
(iii)    “Jiff Intellectual Property” means any and all Jiff-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to Jiff.
(iv)    “Jiff Intellectual Property Agreements” means any Contract governing any Jiff Intellectual Property to which Jiff is a party or bound by, except for Contracts for Third-Party Intellectual Property that is generally, commercially available software and (A) is not material to Jiff, (B) has not been modified or customized for Jiff and (C) is licensed for an annual fee under $1,000.
(v)    “Jiff-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by Jiff.
(vi)    “Jiff Privacy Policies” means, collectively, any and all (A) of Jiff’s data privacy and security policies, whether applicable internally, or published on Jiff Websites or otherwise made available by Jiff to any Person, (B) public representations (including representations on Jiff Websites), industry self-regulatory obligations and commitments and Contracts with third parties relating to the Processing of Jiff Data and (C) policies and obligations applicable to Jiff as a result of Jiff’s certification under the US-Switzerland Safe Harbor and the US-EU Privacy Shield Framework.
(vii)    “Jiff Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of Jiff and all products or services currently under development by Jiff.

(viii)    “Jiff Registered Intellectual Property” means the United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names and (D) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned by, Jiff.
(ix)    “Jiff Source Code” means, collectively, any software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Jiff-Owned Intellectual Property.
(x)    “Jiff Websites” means all web sites owned, operated or hosted by Jiff (including those web sites operated using the domain names listed in Schedule 2.10(c) of the Jiff Disclosure Letter), and the underlying platforms for such web sites.
(xi)    “HIPAA” means the Health Insurance Portability and Accountability Act of 1996 as amended by the HITECH Act, and as otherwise may be amended from time to time, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996, as amended by the HIPAA Omnibus Rule, issued on January 25, 2013, effective as of March 26, 2013, as applicable.
(xii)    “ICT Infrastructure” means the information and communications technology infrastructure and systems (including software, hardware, firmware, networks and Jiff Websites) that is used by Jiff in and material to the Jiff Business.
(xiii)     “Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.
(xiv)    “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing.
(xv)    “Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

(xvi)    “Personal Data” means a natural Person’s (including an end user’s or an employee’s) name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or user or account number, or any other piece of information that allows the identification of a natural Person or is otherwise considered personally identifiable information, protected health information or personal data under Applicable Law.
(xvii)    “Privacy Laws” means (A) each Applicable Law applicable to the protection or Processing or both of Personal Data, and includes rules relating to the US- Switzerland Safe Harbor, US-EU Privacy Shield Framework, HIPAA, Payment Card Industry Data Security Standards, and direct marketing, e-mails, text messages or telemarketing, (B) guidance issued by a Governmental Entity that pertains to one of the laws, rules or standards outlined in clause (A) and (C) industry self-regulatory principles applicable to the protection or Processing of Personal Data, direct marketing, e-mails, text messages or telemarketing, to the extent that such self-regulatory principles are binding on Jiff.
(xviii)    “Process” or “Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.
(xix)    “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, rights in technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists
(xx)    “Third-Party Intellectual Property” means any and all Intellectual Property owned by a third party.
(b)    Status. Jiff has full title and ownership of, or is duly licensed under or otherwise authorized to use, all Intellectual Property necessary to enable it to carry on the Jiff Business, free and clear of any Encumbrances (other than Permitted Encumbrances) and without any conflict with or infringement upon the rights of others. Jiff Intellectual Property collectively constitutes all of the Intellectual Property necessary for Castlight’s conduct of, or that are used in or held for use for, the Jiff Business without: (i) the need for Castlight to acquire or license any Intellectual Property and (ii) the breach or violation of any Contract. Jiff has not transferred ownership of, or granted any exclusive rights in, any Jiff-Owned Intellectual Property to any third party. No third party has any ownership right, title, interest, claim in or lien on any of Jiff-Owned Intellectual Property.
(c)    Jiff Registered Intellectual Property. Schedule 2.10(c) of the Jiff Disclosure Letter lists all Jiff Registered Intellectual Property, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made and all actions that are required to be taken by Jiff within 120 days following the Agreement Date in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Each item of Jiff Registered Intellectual Property is (i) subsisting and, to the knowledge of Jiff, valid (or in the case of applications, applied for), (ii) all registration, maintenance and renewal fees currently due in connection with such Jiff Registered Intellectual Property have been paid and (iii) all documents, recordations and certificates in connection with such Jiff Registered

Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Jiff Registered Intellectual Property and recording Jiff’s ownership interests therein. Jiff has made available to Castlight tangible copies of all of Jiff’s pending patent applications.
(d)    No Assistance. At no time during the conception of or reduction to practice of any of Jiff-Owned Intellectual Property was Jiff, or any developer, inventor or other contributor to such Jiff-Owned Intellectual Property (provided that with respect to third party contractors or consultants, this representation is made only as to the knowledge of Jiff), operating under any grants from any Governmental Entity, performing research sponsored by any Governmental Entity, university or private source, or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect Jiff’s rights in such Jiff-Owned Intellectual Property.
(e)    Founders. All rights in, to and under all Intellectual Property created by Jiff’s founders for or on behalf or in contemplation of Jiff (i) prior to the inception of Jiff or (ii) prior to their commencement of employment with Jiff have been duly and validly assigned to Jiff, and Jiff has no reason to believe that any such Person is unwilling to provide Castlight or Jiff with such cooperation as may reasonably be required to complete and prosecute all appropriate United States and foreign patent and copyright filings related thereto.
(f)    Invention Assignment and Confidentiality Agreement. Jiff has secured from all (i) employees, and all consultants, advisors and independent contractors who were engaged for the development of any Intellectual Property for Jiff, and (ii) named inventors of patents and patent applications owned or purported to be owned by Jiff (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property independently or jointly conceived of or reduced to practice, created or developed by, such Author in the course of or period of their employment or engagement by Jiff, and Jiff has obtained the waiver of all non-assignable rights, in each case to the maximum extent permitted by Applicable Law. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any such Intellectual Property developed by the Author for Jiff. Without limiting the foregoing, Jiff has obtained written and enforceable Intellectual Property assignments from all current and former Authors consistent with the foregoing, and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. Jiff has made available to Castlight copies of all forms of such assignment documents currently and historically used by Jiff and, in the case of patents and patent applications, Jiff has made available to Castlight copies of all such assignments.
(g)    No Violation. To the knowledge of Jiff, no current or former employee, consultant, advisor or independent contractor of Jiff: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, Jiff or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Jiff that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the execution nor delivery of this Agreement will conflict with or result in a breach by Jiff of the terms, conditions or provisions of, or constitute a default under, any Contract of the type described in clause (i).
(h)    Confidential Information. Jiff has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of Jiff (including trade secrets) or provided by any third party to Jiff (“Confidential Information”). All current and former employees and contractors of Jiff and any third party having access to Confidential Information have executed and delivered to Jiff a written legally binding agreement regarding the protection of such Confidential Information. Jiff has implemented and maintains reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and acts in compliance therewith and has tested such plans on a periodic basis, and such testing has not revealed any material deficiencies. To the knowledge of Jiff, Jiff has not experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including Personal Data in Jiff’s possession, custody or control.
(i)    Non-Infringement. To the knowledge of Jiff, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Jiff-Owned Intellectual Property by any third party. Jiff has not brought any Legal Proceeding for infringement or misappropriation of any Jiff-Owned Intellectual Property. Jiff has no Liability for infringement or misappropriation of any Third-Party Intellectual Property. The operation of the Jiff Business, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Jiff Product and/or Jiff-Owned Intellectual Property and (ii) Jiff’s use of any product, device, process or service used in the Jiff Business as previously conducted, currently conducted and as proposed to be conducted by Jiff, has not, does not and will not infringe (directly or indirectly, including via contribution or inducement), misappropriate or violate any Third-Party Intellectual Property, breach any terms of service, click-through agreement or any other agreement or rules, policies or guidelines applicable to use of such Third-Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the Applicable Law of any jurisdiction in which Jiff conducts its business or in which Jiff Products are manufactured, marketed, distributed, licensed or sold and there is no basis for any such claims. Jiff has not been sued in any Legal Proceeding or received any written communications (including any third-party reports by users) alleging that Jiff has infringed, misappropriated, or violated or, by conducting the Jiff Business, would infringe, misappropriate, or violate any Intellectual Property of any other Person or entity. No Jiff-Owned Intellectual Property is subject to any Legal Proceeding, Order, or settlement agreement that restricts in any manner the use, transfer or licensing thereof by Jiff, or that may affect the validity, use or enforceability of any Jiff-Owned Intellectual Property. Jiff has not received any written opinion of counsel that any Jiff Product or Jiff-Owned Intellectual Property or the operation of the business of Jiff, as previously or currently conducted, or as currently proposed to be conducted, infringes or misappropriates any Third-Party Intellectual Property.
(j)    Licenses; Agreements.
(i)    (A) Jiff has not granted any options or licenses of any kind relating to any Jiff-Owned Intellectual Property outside of normal nonexclusive licenses entered into by end users of Jiff Products in the ordinary course, and (B) Jiff is not bound by or a party to any option, license or agreement of any kind with respect to any of the Jiff-Owned Intellectual Property (other than (1) nondisclosure agreements entered into in the ordinary course of business, and (2) agreements with founders, employees, contractors, advisors and independent contractors with respect to the development or assignment of Jiff-Owned Intellectual Property, which agreements satisfy the requirements set forth in Section 2.10(f)).
(ii)    Jiff is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Jiff-Owned Intellectual Property.
(k)    Other Intellectual Property Agreements. With respect to Jiff Intellectual Property Agreements:
(i)    Jiff is not (and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of Jiff’s obligations under this Agreement), in breach of any Jiff

Intellectual Property Agreement and the consummation of the Transactions will not result in the modification of, or give rise to any rights of cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any Jiff Intellectual Property Agreements, or give any non-Jiff party to any Jiff Intellectual Property Agreement the right to do any of the foregoing;
(ii)    to the knowledge of Jiff, no counterparty to any Jiff Intellectual Property Agreement is in breach thereof;
(iii)    at and after the Closing, the Surviving Entity (as a wholly owned subsidiary of Castlight) will be permitted to exercise all of Jiff’s rights under Jiff Intellectual Property Agreements to the same extent Jiff would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Jiff would otherwise be required to pay;
(iv)    to the knowledge of Jiff, there are no disputes or Legal Proceedings (pending or threatened) regarding the scope of any Jiff Intellectual Property Agreements, or performance under any Jiff Intellectual Property Agreements including with respect to any payments to be made or received by Jiff thereunder;
(v)    none of Jiff Intellectual Property Agreements grants any third party exclusive rights to or under any Jiff-Owned Intellectual Property;
(vi)    none of Jiff Intellectual Property Agreements grants any third party the right to sublicense any Jiff-Owned Intellectual Property;
(vii)    Jiff has obtained valid, written licenses (sufficient for the conduct of the Jiff Business) to all Third-Party Intellectual Property that is incorporated into, integrated or bundled by Jiff with any of Jiff Products; and
(viii)    no third party that has licensed Intellectual Property Rights to Jiff has ownership or license rights to improvements or derivative works made by Jiff in the Third-Party Intellectual Property that has been licensed to Jiff.
(l)    Non-Contravention. None of the execution and performance of this Agreement, or the consummation of the Transactions will result in: (i) Castlight or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Castlight or any of its Affiliates, (ii) Castlight or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) Castlight or the Surviving Entity being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions or (iv) any right of termination of any Jiff Intellectual Property (or any material adverse impact on any Jiff-Owned Intellectual Property).
(m)    Jiff Source Code. Jiff has not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Jiff Source Code, other than disclosures to employees, contractors and consultants (i) involved in the development of Jiff Products and (ii) subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Jiff of any Jiff Source Code, other than disclosures to employees and consultants involved in the development of Jiff Products. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Jiff Source Code.
(n)    Open Source Software. Schedule 2.10(n) of the Jiff Disclosure Letter identifies all Open Source Materials incorporated or embedded in or combined with any Jiff Products, describes whether such Open Source Materials were modified and/or distributed by Jiff, identifies the licenses under which such Open Source Materials were used and discloses how Jiff’s proprietary code interacts with any open source licensed under the Affero GPL or similar “network viral” license. Jiff is in compliance with the terms and conditions of all licenses for such Open Source Materials. Jiff has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, Jiff-Owned Intellectual Property or Jiff Products, (ii) distributed Open Source Materials in conjunction with any Jiff-Owned Intellectual Property or Jiff Products or (iii) used Open Source Materials, in such a way that, with respect to clauses (i)-(iii), creates, or purports to create, obligations for Jiff with respect to any Jiff-Owned Intellectual Property or grant, or purport to grant, to any third party any rights or immunities under any Jiff-Owned Intellectual Property (including Jiff using, modifying, or distributing any Open Source Materials that require, as a condition of such use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge).
(o)    Information Technology.
(i)    Status. The arrangements relating to the ICT Infrastructure (including its operation and maintenance and any amendments or modifications thereto) will not be adversely affected by the Transactions, and the ICT Infrastructure will continue to be available for use by Jiff immediately following the consummation of the Transactions and thereafter on substantially the same terms and conditions as prevailed immediately before the Closing, without further action or payment by Castlight. Jiff is the sole legal and beneficial owner of the ICT Infrastructure and the ICT Infrastructure is used exclusively by Jiff. The ICT Infrastructure that is currently used in the Jiff Business constitutes all the information and communications technology infrastructure and systems reasonably necessary to carry on the Jiff Business as currently conducted, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Jiff Business as currently conducted with regard to information and communications technology, data processing and communications.
(ii)    No Faults. Jiff has not experienced, and to the knowledge of Jiff, no circumstances exist that are likely or expected to give rise to, any material disruption in or to the operation of the Jiff Business as a result of: (A) any substandard performance or defect in any part of the ICT Infrastructure whether caused by any viruses, bugs, worms, software bombs or otherwise, lack of capacity or otherwise or (B) a breach of security in relation to any part of the ICT Infrastructure.
(iii)    ICT Agreements. All Contracts relating to the ICT Infrastructure are valid and binding and no Contract (including any Contract for Third-Party Intellectual Property) that relates to the ICT Infrastructure has been the subject of any breach by Jiff or, to the knowledge of Jiff, any other Person, and Jiff (A) has not waived any breach thereof by any other Person, (B) has not received any notice of termination of any such Contract and (C) is not aware of any circumstances that would give rise to a breach, suspension, variation, revocation or termination of any such Contract without the consent of Jiff (other than termination in accordance with the terms of such Contract).
(p)    Privacy and Personal Data.
(i)    Jiff’s data, privacy and security practices conform, and at all times have conformed, to all of Jiff Privacy Commitments, Privacy Laws and Jiff Data Agreements. Jiff has at all times: (i) provided adequate notice and obtained any necessary consents from end users required for the Processing of Personal Data as conducted by or for Jiff and (ii) abided by any privacy choices (including opt-out preferences) of end users relating to Personal Data, in each case to the extent required by Applicable Law (such obligations along with those contained in Jiff Privacy Policies, collectively, “Jiff Privacy Commitments”). Neither the execution, delivery and performance of this Agreement nor the consummation of the Transactions will cause, constitute, or result in a breach or violation of any Privacy Laws or Jiff Privacy Commitments, any Jiff Data Agreements or standard terms of service entered into by users of Jiff Products. Copies of all current and prior Jiff Privacy Policies have been made available to Castlight and such copies are true, correct and complete.
(ii)    Jiff has established and maintains appropriate technical, physical and organizational measures and security systems and technologies in compliance with all data security requirements under Privacy Laws and Jiff Privacy Commitments that are designed to protect Jiff Data against accidental or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by Jiff and its data processors. Jiff has taken commercially reasonable steps (a) to ensure the reliability of its employees and data processors (and their employees) that have access to Jiff Data, (b) to train such employees and data processors on applicable aspects of Privacy Laws and Jiff Privacy Commitments and (c) to ensure that all employees and data processors with the right to access such data are under written obligations of confidentiality with respect to such data.
(iii)    No breach, security incident or violation of any data security policy in relation to Jiff Data has occurred or is threatened, and there has been no unauthorized or illegal Processing of any Jiff Data. No circumstance has arisen in which: (i) Privacy Laws would require Jiff to notify a Governmental Entity of a data security breach or security incident or (ii) applicable guidance or codes of practice promulgated under Privacy Laws would recommend Jiff to notify a Governmental Entity of a data security breach.
(iv)    Jiff has not received or experienced and, to the knowledge of Jiff, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Entity) that would reasonably be expected to give rise to, any Legal Proceeding, Order, written notice, written communication, warrant, regulatory opinion, audit result or written allegation from a Governmental Entity or any other Person (including an end user): (A) alleging or confirming non-compliance with a relevant requirement of Privacy Laws or Jiff Privacy Commitments, (B) requiring or requesting Jiff to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Jiff Data (except where Jiff has complied with such requirement or request), (C) permitting or mandating relevant Governmental Entities to investigate, requisition information from, or enter the premises of, Jiff in connection with Jiff’s breach or alleged breach of Privacy Laws, Jiff Privacy Commitments or any other security incident or (D) claiming compensation from Jiff with respect to Jiff’s breach or alleged breach of Privacy Laws, Jiff Privacy Commitments or any other security incident. Jiff has not been involved in any Legal Proceedings involving a breach or alleged breach of Privacy Laws or Jiff Privacy Commitments.
(v)    Schedule 2.10(p)(v) of the Jiff Disclosure Letter contains the complete list of notifications and registrations made by Jiff under Privacy Laws with relevant Governmental Entities in connection with Jiff’s Processing of Personal Data. All such notifications and registrations (including Jiff’s certification under the US-Switzerland Safe Harbor and the US-EU Privacy Shield Framework) are valid, accurate, complete and fully paid up and, to the knowledge of Jiff, the consummation of the Transactions will not invalidate such notification or registration or require such notification or registration to be amended. Other than the notifications and registrations set forth on Schedule 2.10(p)(v) of the Jiff Disclosure Letter, no other registrations or notifications under Privacy Laws with any Governmental Entity are required in connection with the Processing of Personal Data by Jiff.

(vi)    Where Jiff uses a data processor to Process Personal Data, the processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, security measures and compliance with those obligations that are sufficient for Jiff’s compliance with Privacy Laws and Jiff Privacy Commitments, and there is in existence a written Contract between Jiff and each such data processor that is sufficient for Jiff’s compliance with Privacy Laws and Jiff Privacy Commitments. Jiff has made available to Castlight true, correct and complete copies of all such Contracts. To the knowledge of Jiff, such data processors have not breached any such Contracts pertaining to Personal Data Processed by such Persons on behalf of Jiff.
(vii)    Jiff has not transferred or permitted the transfer of Personal Data originating in the EEA outside the EEA, except where such transfers have complied with the requirements placed on Jiff by Privacy Laws and Jiff Privacy Commitments, including Jiff’s certification under the US-Switzerland Safe Harbor and US-EU Privacy Shield Framework.
(viii)    Schedule 2.10(p)(viii) of the Jiff Disclosure Letter identifies and provides a high-level description of the repositories or databases containing (in whole or in part) materially all Jiff Data maintained by or for Jiff at any time (the “Jiff Databases”).
(ix)    Jiff has valid and subsisting contractual rights to Process or to have Processed (in the manner that it is Processed by or for Jiff) all third-party-owned data howsoever obtained or collected by or for Jiff (all such data, “Jiff-Licensed Data”). Jiff has all rights, and all permissions or authorizations required under Privacy Laws and relevant Contracts (including Jiff Data Agreements), to retain, produce copies, prepare derivative works, disclose, combine with other data, and grant third parties rights, as the case may be, to each of Jiff-Licensed Data as necessary for the operation of the Jiff Business as presently conducted. Jiff has been and is in compliance with all Contracts pursuant to which Jiff Processes or has Processed Jiff-Licensed Data, and the consummation of the Transactions will not conflict with, or result in any violation or breach of, or default under, any such Contract. Schedule 2.10(p)(ix) of the Jiff Disclosure Letter identifies each Contract governing any Jiff-Licensed Data to which Jiff is a party or is bound by, except the Contracts substantially on standard terms of use entered into by users of Jiff Products (copies of which standard terms have been made available to Castlight).
(x)    Jiff is the owner of all right, title and interest in and to each element of Jiff Data that Jiff purports to own (collectively, “Jiff-Owned Data”). Jiff has the right to Process all Jiff-Owned Data as necessary for the conduct of the Jiff Business as currently conducted, without obtaining any permission or authorization of any Person (other than permissions or authorizations that Jiff has obtained).
(xi)    To the knowledge of Jiff, Jiff does not Process the Personal Data of any natural Person under the age of 13 in violation of any Applicable Law.
(q)    HIPAA Compliance. Without limiting Section 2.10(p), Jiff currently is and at all times has been in compliance in all material respects with the applicable, or then applicable, requirements of HIPAA. To the extent required under HIPAA, Jiff has in effect Jiff Data Agreements that satisfy all of the requirements of 45 CFR §§ 164.504(e) and 164.314(a), and Jiff is in compliance with all such agreements in all material respects. Jiff has not received any written complaint or notice of investigation, including written communications from the Department of Health and Human Services Office for Civil Rights, from any Person, entity or governmental authority regarding Jiff’s, or any of their agents’, employees’ or independent contractors’ uses or disclosures of, or security practices or security incidents regarding, individually identifiable health-related information, nor any written complaint from any third party, from any individual regarding the improper disclosure of individually identifiable health-related health information by Jiff, or any of their representatives, and Jiff has no knowledge of receiving any of the foregoing orally. Jiff has undertaken all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments and risk analyses) of all areas of their business and operations, in each case as and to the extent required by HIPAA.
(r)    Jiff Websites. To the knowledge of Jiff, no domain names have been registered by any Person that are similar to any trademarks, service marks, domain names or business or trading names used, created or owned by Jiff. The contents of any Jiff Website and all transactions conducted over the Internet comply with Applicable Law.
2.11    Taxes.
(a)    Jiff has properly completed and timely filed (after giving effect to any valid extensions of time in which to make such filings) Tax Returns required to be filed by it prior to the Closing Date, has timely paid all Taxes required to be paid by it (whether or not shown on any such Tax Return), and has no Liability for Taxes in excess of the amounts so paid. All Tax Returns were complete and accurate and have been prepared in material compliance with Applicable Law. There is no claim for Taxes that has resulted in an Encumbrance (other than Permitted Encumbrances) against any of the assets of Jiff.
(b)    Jiff has made available to Castlight true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of Jiff for Taxable periods beginning on or after January 1, 2011.
(c)    Jiff Balance Sheet reflects all Liabilities for unpaid Taxes of Jiff for periods (or portions of periods) through Jiff Balance Sheet Date. Jiff does not have any Liability for unpaid Taxes accruing after Jiff Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice following Jiff Balance Sheet Date.
(d)    There is (i) no past or pending audit of, or Tax controversy associated with, any Tax Return of Jiff that has been or is being conducted by a Tax Authority, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Entity, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by Jiff currently in effect and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed. No claim has ever been made in writing by any Governmental Entity in a jurisdiction where Jiff does not file Tax Returns that Jiff is or may be subject to taxation by that jurisdiction.
(e)    Jiff has not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.
(f)    Jiff is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, other than commercial Contracts entered into with third parties in the ordinary course of business not primarily related to Taxes, and Jiff does not have any Liability or potential Liability to another party under any such agreement.
(g)    Jiff has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could, absent disclosure, reasonably be expected to result in the imposition of material penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Applicable Law.
(h)    Jiff has not consummated or participated in, and is not currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Jiff has not participated in, and is not currently participating in, a “Listed

Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.
(i)    Neither Jiff nor any predecessor of Jiff is or has ever been a member of a consolidated, combined, unitary or aggregate group of which Jiff or any predecessor of Jiff was not the ultimate parent corporation.
(j)    Jiff does not have any Liability for the Taxes of any Person (other than Jiff) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by operation of Applicable Law, by Contract or otherwise.
(k)    Jiff will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions (including any intercompany transaction subject to Section 367 or 482 of the Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the Code made on or prior to the Closing Date or (vi) prepaid amount received on or prior to the Closing Date.
(l)    Jiff has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.
(m)    Jiff has not received any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity).
(n)    Jiff is not a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes.
(o)    Jiff is not subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction.
(p)    Jiff has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities for which receipts have been provided or are customarily provided.
(q)    Jiff has provided or made available to Castlight all documentation relating to any applicable Tax holidays or incentives. Jiff is in substantial compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the Transactions.
(r)    Jiff is not, and it has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, and Jiff has filed with the IRS all statements, if any, that are required under Section 1.897-2(h) of the Treasury Regulations.
(s)    Jiff has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(t)    Jiff has (i) complied in all respects with all Applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any foreign law), (ii) withheld (within the time and in the manner prescribed by Applicable Law) from employee wages, consulting compensation or other compensation subject to withholding, and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date. No independent contractor was or will be considered as an employee of Jiff by an applicable Tax Authority.
(u)    Jiff does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code), or other entity the income of which is required to be included in the income of Jiff.
(v)    No Person holds, or has ever held, shares of Jiff Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code and with respect to which a valid election under Section 83(b) of the Code has not been made.
(w)    Schedule 2.11(w) of the Jiff Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which Jiff is a party. Each such nonqualified deferred compensation plan to which Jiff is a party is either exempt from, or complies with, the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. Jiff is under no obligation to gross up any Taxes under Section 409A of the Code.
(x)    The exercise price of all Jiff Options is at least equal to the fair market value of Jiff Common Stock on the date such Jiff Options were granted, and neither Jiff nor Castlight has incurred or will incur any Liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting of any Jiff Options. All Jiff Options constitute “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) with respect to the grantor thereof.
(y)    Jiff is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Jiff. The prices for any property or services (or for the use of any property) provided by or to Jiff are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.
(z)    Except as set forth on Schedule 2.11(z) of the Jiff Disclosure Letter, there is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of Jiff or any ERISA Affiliate to which Jiff is a party or by which Jiff or its assets is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Schedule 2.11(z) of Jiff Disclosure Letter lists each Person (whether United States or foreign) who as of the Closing Jiff reasonably believes will be, with respect to Jiff, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date. No securities of Jiff or any Jiff Securityholder is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) such that Jiff is ineligible to seek shareholder approval in a manner that complies with Section 280G(b)(5) of the Code. Jiff has not ever had any obligation to report, withhold or gross up any excise Taxes under Section 280G or Section 4999 of the Code.
2.12    Employee Benefit Plans and Employee Matters.
(a)    Schedule 2.12(a) of the Jiff Disclosure Letter lists, with respect to Jiff and any trade or business (whether or not incorporated) that is treated as a single employer with Jiff (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee, (iii) other than Jiff Option Plan, all stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements and (vi) all employment, individual consulting, retention, change of control or executive compensation or severance agreements, written or otherwise, as to which any unsatisfied obligations of Jiff remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of Jiff (all of the foregoing described in clauses (i) through (vi), collectively, the “Jiff Employee Plans”), provided that, solely for purposes of listing in the Jiff Disclosure Letter, at-will offer letters or consulting agreements which are terminable for convenience by Jiff without notice or Liability need not be listed, even if still constituting Jiff Employee Plans.
(b)    Jiff has made available to Castlight a true, correct and complete copy of each of Jiff Employee Plans and related plan documents. Jiff does not sponsor or maintain any self-funded employee benefit plan, including any plan to which a stop-loss policy applies. Jiff has, with respect to each Jiff Employee Plan that is subject to ERISA reporting requirements, provided to Castlight true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Jiff Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination, opinion or advisory letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the IRS for such a letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Jiff has made available to Castlight a true, correct and complete copy of the most recent IRS determination, advisory or opinion letter issued with respect to each such Jiff Employee Plan, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the Tax-qualified status of any Jiff Employee Plan subject to Section 401(a) of the Code. Jiff has made available to Castlight all registration statements and prospectuses prepared in connection with each Jiff Employee Plan. All individuals who, pursuant to the terms of any Jiff Employee Plan, are entitled to participate in any Jiff Employee Plan, are currently participating in such Jiff Employee Plan or have been offered an opportunity to do so and have declined in writing.
(c)    None of Jiff Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law and Jiff has complied with the requirements of COBRA. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Jiff Employee Plan.

Each Jiff Employee Plan has been administered, in material respects, in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), Jiff and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of Jiff Employee Plans. Neither Jiff nor any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Jiff Employee Plans. All contributions required to be made by Jiff or any ERISA Affiliate to any Jiff Employee Plan have been made on or before their due dates. In addition, with respect to each Jiff Employee Plan intended to include a Code Section 401(k) arrangement, Jiff and each of the ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Jiff Employee Plan is covered by, and neither Jiff nor ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. Each Jiff Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Castlight (other than ordinary and reasonable administrative expenses typically incurred in a termination event). With respect to each Jiff Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Jiff and any applicable ERISA Affiliate have prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and have properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Jiff Employee Plan. No suit, administrative proceeding, action, litigation or claim has been brought, or to the knowledge of Jiff, is threatened, against or with respect to any such Jiff Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor.
(d)    Since the end of the most recent full fiscal year included in the Financial Statements, there has been no amendment to, written interpretation or announcement (whether or not written) by Jiff or other ERISA Affiliate relating to, or change in participation or coverage under, any Jiff Employee Plan that would materially increase the expense of maintaining such Jiff Employee Plan above the level of expense incurred with respect to such Jiff Employee Plan for the most recent full fiscal year included in the Financial Statements.
(e)    Neither Jiff nor any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
(f)    Neither Jiff nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.
(g)    No Jiff Employee Plan is sponsored, maintained or contributed to under the law or applicable custom or rule of any jurisdiction outside of the United States.
(h)    Jiff is in compliance in all material respects with all Applicable Law respecting employment, discrimination in employment, terms and conditions of employment, employee benefits, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act and, with respect to each Jiff Employee Plan, (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder. Jiff is not engaged in any unfair labor practice. Jiff is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. Jiff has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Jiff is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against Jiff under any workers compensation plan or policy or for long term disability. Jiff does not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of Jiff, threatened, between Jiff and any of its employees, which controversies have or would reasonably be expected to result in a Legal Proceeding before any Governmental Entity.
(i)    Jiff has made available to Castlight true, correct and complete copies of each of the following: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and agreements with current consultants and/or advisory board members, (iv) all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and Jiff or any Subsidiary (and a true, correct and complete list of employees, consultants and/or others not subject thereto), (v) the most current management organization chart(s), (vi) all forms of bonus plans and any form award agreement thereunder and (vii) a schedule of bonus commitments made to employees of Jiff.
(j)    Jiff is not a party to or bound by any collective bargaining agreement, works council arrangement or other labor union Contract, no collective bargaining agreement is being negotiated by Jiff and Jiff does not have any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by Jiff. To the knowledge of Jiff, there are no activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against Jiff pending or, to the knowledge of Jiff, threatened that may interfere with the conduct of the Jiff Business. Jiff has not committed any unfair labor practice in connection with the conduct of the Jiff Business, and there is no charge or complaint against Jiff by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of Jiff, threatened.
(k)    Schedule 2.12(k) of the Jiff Disclosure Letter sets forth each non-competition agreement and non-solicitation agreement that binds any current or former employee or contractor of Jiff (other than those agreements entered into with newly hired employees of Jiff in the ordinary course of business consistent with past practice). To the knowledge of Jiff, no employee of Jiff is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Jiff because of the nature of the Jiff Business or to the use of trade secrets or proprietary information of others. To the knowledge of Jiff, no contractor of Jiff is in violation of any term of any non-competition agreement or any restrictive covenant to a former employer relating to the right of any such contractor to be providing services to Jiff because of the nature of the Jiff Business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.12(k) of the Jiff Disclosure Letter, no employee of Jiff has given notice to Jiff and, to the knowledge of Jiff, no employee of Jiff intends to terminate his or her employment with Jiff. Except as set forth on Schedule 2.12(k) of the Jiff Disclosure Letter, the employment of each of the employees of Jiff is “at will” (except for non-United States employees of Jiff located in a jurisdiction that does not recognize the “at will” employment concept) and Jiff does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. As of the Agreement Date, Jiff has not, and to the knowledge of Jiff, no other Person has, (i) entered into any Contract that obligates or purports to obligate Castlight to make an offer of employment to any present or former employee or consultant of Jiff and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of Jiff of any terms or conditions of employment with Castlight following the Effective Time.
(l)    Schedule 2.12(l)(i) of the Jiff Disclosure Letter sets forth a true, correct and complete list of all officers, directors and employees of Jiff, showing each such individual’s name, position, on-target annual remuneration, status as exempt/non-exempt and bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year. Schedule 2.12(l)(ii) of the Jiff Disclosure Letter sets forth the additional following information for each of its international employees: city/country of employment, citizenship, date of hire, manager’s name and work location, date of birth and any material special circumstances (including pregnancy, disability or military service). Schedule 2.12(l)(iii) of the Jiff Disclosure Letter sets forth a true, correct and complete list of all of its consultants, advisory board members and independent contractors and, for each, (i) such individual’s on-target compensation, (ii) such individual’s initial date of engagement, (iii) whether such engagement has been terminated by written notice by either party thereto and (iv) the notice or termination provisions applicable to the services provided by such individual.
(m)    There are no performance improvements or disciplinary actions contemplated or pending against any of Jiff’s employees.
(n)    Jiff is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local law. In the past two years, (i) Jiff has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Jiff and (iii) Jiff has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Jiff has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period immediately preceding the Agreement Date. No employee of Jiff has been dismissed in the 12 months immediately preceding the Agreement Date.
(o)    Every employee of Jiff who requires a visa, employment pass or other required permit to work in the country in which he is employed has a current employment pass or such other required permit and all necessary permission to remain in such country and perform services in that country. Jiff has obtained Forms I-9 from each employee who has provided services in the United States in the three years prior to the Agreement Date.
(p)    Except as required pursuant to or contemplated by an Offer Letter, none of the execution, delivery and performance of this Agreement, the consummation of the Transactions, any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any outstanding loans made by Jiff to any Person.
2.13    Interested-Party Transactions. None of the officers and directors of Jiff and, to the knowledge of Jiff, none of the other employees of Jiff and any Jiff Stockholders, and none of the immediate family members of any of the foregoing, (i) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, Jiff (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded), (ii) is a party to, or to the knowledge of Jiff, otherwise directly or indirectly interested in, any Contract to which Jiff is a party or by which Jiff or any of its assets is bound, except for normal compensation for services as an officer, director or employee thereof or (iii) to the knowledge of Jiff, has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Jiff Business, except for the rights of Jiff Stockholders under Applicable Law.
2.14    Insurance. Jiff maintains the policies of insurance and bonds set forth in Schedule 2.14 of the Jiff Disclosure Letter as of the Agreement Date, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 2.14 of the Jiff Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the Agreement Date as well as all material claims made under such policies and bonds since inception. Jiff has made available to Castlight true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of Jiff. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and Jiff is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and Jiff has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
2.15    Books and Records. Jiff has made available to Castlight true, correct and complete copies of each document that has been requested by Castlight in connection with Castlight’s legal and accounting review of Jiff (other than any such document that does not exist or is not in Jiff’s possession or subject to its control). Without limiting the foregoing, Jiff has made available to Castlight true, correct and complete copies of (i) all documents identified on Jiff Disclosure Letter, (ii) the Certificate of Incorporation and the Bylaws or equivalent organizational or governing documents of Jiff, each as currently in effect, (iii) the complete minute books containing records of all proceedings, consents, actions and meetings of the Jiff Board, committees of the Jiff Board and Jiff Stockholders, including any presentations and written materials provided thereto in connection with such proceedings, consents, actions and meetings, (iv) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of Jiff and (v) all currently effective permits, orders and consents issued by any regulatory agency with respect to Jiff, or any securities of Jiff, and all applications for such permits, orders and consents. The minute books of Jiff provided to Castlight contain a true, correct and complete summary of all meetings of directors and of Jiff Stockholders or actions by written consent since the time of incorporation of Jiff through the Agreement Date. The books, records and accounts of Jiff (A) are true, correct and complete in all material respects, (B) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (C) are stated in reasonable detail and accurately and fairly reflect all of the transactions and dispositions of the assets and properties of Jiff and (D) accurately and fairly reflect the basis for the Financial Statements.
2.16    Material Contracts.
(a)    Schedules 2.16 (a)(i) through (xxvi) of the Jiff Disclosure Letter set forth a list of each of the following Contracts to which Jiff is a party that are in effect on the Agreement Date (the “Material Contracts”):
(i)    any Contract with a (A) Significant Customer or (B) Significant Supplier;

(ii)    any Contract providing for payments by or to Jiff (or under which Jiff has made or received such payments) in an aggregate amount of $25,000 or more per annum;
(iii)    any (A) dealer, distributor, referral or similar agreement providing for the grant of rights to reproduce, license, market, refer or sell Jiff Products to any other Person or (B) relating to the advertising or promotion of the Jiff Business or pursuant to which any third parties advertise on any websites operated by Jiff;
(iv)    (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) any Contract that involves the payment of royalties to any other Person;
(v)    any separation agreement or severance agreement with any current or former employees under which Jiff has any actual or potential Liability;
(vi)    any Contract for or relating to the employment or service of any director, officer, employee, consultant, or beneficial owner of more than 5% of the total shares of Jiff Capital Stock or any other type of Contract with any of its officers, employees, consultants, or beneficial owners of more than 5% of the total shares of Jiff Capital Stock, as the case may be, in each case, other than employee offer letters that are terminable at will or with no more than 30 days’ notice without liability to Jiff, employee invention assignment and confidentiality agreements on Jiff’s standard form, and option grant and exercise agreements on Jiff’s standard form;
(vii)    any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of Jiff Products or Jiff Intellectual Property, (B) containing any non-competition covenants relating to Jiff Products or Jiff Intellectual Property, (C) that limits or would limit the freedom of Jiff or any of its successors or assigns or their respective Affiliates to (I) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to Jiff Products or Jiff Intellectual Property, or to make use of any Jiff Intellectual Property (excluding Permitted Encumbrances) or (II) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services or (D) containing any “take or pay,” minimum commitments or similar provisions or (E) that is set forth on Schedule 2.12(k) of the Jiff Disclosure Letter;
(viii)    any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of Jiff or assets of Jiff or otherwise seeking to influence or exercise control over Jiff;
(ix)    other than (A) “shrink wrap” and similar generally available commercial end-user licenses to software, (B) nondisclosure agreements entered into in the ordinary course of business, (C) proprietary information and invention assignment agreements with employees, and consulting agreements with consultants, in each case on substantially Jiff’s standard forms thereof, which forms have been provided to Castlight, and (D) licenses to Open Source Materials, all licenses, sublicenses and other Contracts to which Jiff is a party and pursuant to which Jiff acquired or is authorized to use any Third-Party Intellectual Property used in the development, marketing or licensing of Jiff Products;
(x)    any license, sublicense or other Contract to which Jiff is a party and pursuant to which any Person is authorized to use any Jiff-Owned Intellectual Property Rights (other than (A) agreements with employees and contractors which contain reasonable confidentiality provisions, (B) nondisclosure agreements entered into in the ordinary course of business, (C) nonexclusive licenses entered into by end users of Jiff Products in the ordinary course);
(xi)    any license, sublicense or other Contract pursuant to which Jiff has agreed to any restriction on the right of Jiff to use or enforce any Jiff-Owned Intellectual Property (excluding nonexclusive licenses entered into in the normal course of business) or pursuant to which Jiff agrees to encumber, transfer or sell rights in or with respect to any Jiff-Owned Intellectual Property;
(xii)    any Contracts relating to the membership of, or participation by, Jiff in, or the affiliation of Jiff with, any industry standards group or association;
(xiii)    any Contract providing for the development of any software, technology or Intellectual Property Rights, independently or jointly, either by or for Jiff (other than employee invention assignment agreements and consulting agreements with Authors which satisfy the requirements of Section 2.10(f), and other than support and maintenance commitments made by Jiff);
(xiv)    any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by Jiff in the ordinary course of business consistent with past practice;
(xv)    any Contract to license or authorize any third party to distribute or make available any of Jiff Products or Jiff Intellectual Property;
(xvi)    any Contract containing any indemnification, warranty, support, maintenance or service obligation on the part of Jiff (other than as may be entered into pursuant to its standard end user agreements or otherwise in the ordinary course of business);
(xvii)    any settlement agreement with respect to any Legal Proceeding;
(xviii)    any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Merger, either alone or in combination with any other event;
(xix)    any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Jiff Capital Stock or any other securities of Jiff or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the repurchase rights disclosed on Schedule 2.2(a) or Schedule 2.2(b) of the Jiff Disclosure Letter and option grant and exercise agreements on Jiff’s standard form;
(xx)    any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;
(xxi)    any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(xxii)    any Contract of guarantee, surety, indemnification (other than pursuant to its standard end user agreements or otherwise entered into in the ordinary course of business), assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person;
(xxiii)    any Contract for capital expenditures in excess of $25,000 in the aggregate;
(xxiv)    any Contract pursuant to which Jiff is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other tangible personal property;
(xxv)    any Contract pursuant to which Jiff has acquired ownership of a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any ownership interest in any other Person; and
(xxvi)    any Contract with any Governmental Entity, any Jiff Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each a “Government Contract”).
(b)    All Material Contracts are in written form. Jiff has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to Jiff or to the knowledge of Jiff, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of Jiff under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. As of the Agreement Date, Jiff has not received any written notice or other written communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. Jiff has no Liability for renegotiation of Government Contracts. True, correct and complete copies of all Material Contracts have been made available to Castlight at least 48 hours prior to the Agreement Date.
2.17    Transaction Fees. Other than Piper Jaffray Companies, no broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other similar fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions. Set forth in Schedule 2.17 of the Jiff Disclosure Letter is Jiff’s good faith estimate of all Transaction Expenses (including Transaction Expenses reasonably anticipated to be incurred in the future).
2.18    Anti-Corruption Law.
(a)    Neither Jiff nor any of its directors, employees, agents or representatives (in each case, acting in their capacities as such) has, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), (i) violated any applicable Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any

Government Official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in each case of clauses (I) through (IV), assist Jiff in obtaining or retaining business for or with, or directing business to, any Person or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage in violation of applicable Anti-Corruption Law.
(b)    Jiff (i) has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, (ii) there have been no false or fictitious entries made in the books and records of Jiff relating to any unlawful offer, payment, promise to pay or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment and (iii) Jiff has not established or maintained a secret or unrecorded fund or account.
(c)    Neither Jiff nor any of its directors or employees (acting in their capacities as such) has been convicted of violating any Anti-Corruption Law or subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud or violation of any Anti-Corruption Law.
2.19    Environmental, Health and Safety Matters.
(a)    Jiff is in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. As of the Agreement Date, there are no pending, or to the knowledge of Jiff, any threatened allegations in writing by any Person that the properties or assets of Jiff are not, or that its business has not been conducted, in compliance with all Environmental, Health and Safety Requirements. Jiff has not retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. To the knowledge of Jiff, there are no past or present facts, circumstances or conditions that would reasonably be expected to give rise to any Liability of Jiff with respect to Environmental, Health and Safety Requirements.
(b)    Jiff has made available to Castlight a copy of all studies, audits, assessments or investigations containing material information concerning compliance with, or Liability or obligations under, Environmental, Health and Safety Requirements affecting Jiff that are in the possession or control of Jiff, each of which is identified in Schedule 2.19 of the Jiff Disclosure Letter.
2.20    Export Control Laws. Jiff has conducted its export transactions in accordance in all material respects with applicable provisions of United States export and re-export controls, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State and all other applicable import/export controls in other countries in which Jiff conducts business. Without limiting the foregoing: (i) Jiff has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (ii) Jiff is in material compliance with the terms of all applicable Export Approvals, (iii) there are no pending or, to the knowledge of Jiff, threatened claims in writing against Jiff with respect to such Export Approvals, (iv) there are no actions, conditions or circumstances pertaining to Jiff’s export transactions that would reasonably be expected to give rise to any future claims and (v) no Export Approvals for the transfer of export licenses to Castlight or the Surviving Entity are required, except for such Export Approvals that can be obtained expeditiously and without material cost.

2.21    Customers. Jiff does not have any outstanding material disputes concerning any Jiff Products with any customer or distributor who, for the year ended December 31, 2016, was one of the 10 largest sources of revenues for Jiff, based on amounts paid or payable with respect to such periods (each, a “Significant Customer”), and as of the Agreement Date, to the knowledge of Jiff, there is no material dissatisfaction on the part of any Significant Customer with respect to any Jiff Products. Each Significant Customer is listed on Schedule 2.21 of the Jiff Disclosure Letter. Since January 1, 2015 to the Agreement Date, Jiff has not received any information from any Significant Customer that such Significant Customer shall not continue as a customer of Jiff after the Closing or that such Significant Customer intends to terminate or materially modify existing Contracts with Jiff. Since January 1, 2015, Jiff has not had any warranty claims pertaining to Jiff Products except for routine performance of maintenance and support obligations, consistent with past history, that have not resulted in the reversal of any revenue by Jiff. For the avoidance of doubt, nothing in this Section 2.21 is intended to be a projection or a guarantee by Jiff with respect to its future relationship with any customer.
2.22    Suppliers. Jiff does not have any outstanding material disputes concerning products and/or services provided by any supplier who, for the year ended December 31, 2016, was one of the 10 largest suppliers of products and/or services to Jiff, based on amounts paid or payable with respect to such periods (each, a “Significant Supplier”), as of the Agreement Date, there is no material dissatisfaction on the part of Jiff with respect to any Significant Supplier and, to the knowledge of Jiff, there is no material dissatisfaction on the part of any Significant Supplier with respect to Jiff. Each Significant Supplier is listed on Schedule 2.22 of the Jiff Disclosure Letter. Since January 1, 2015 to the Agreement Date, Jiff has not received any written information from any Significant Supplier that such supplier shall not continue as a supplier to Jiff after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with Jiff. Jiff has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Jiff Business. For the avoidance of doubt, nothing in this Section 2.22 is intended to be a projection or a guarantee by Jiff with respect to its future relationship with any supplier.
2.23    Information Statement. Neither the Information Statement nor any amendment or supplement thereto (other than any of the information supplied or to be supplied by Castlight for inclusion therein or in the Form S-4 Registration Statement) will contain, as of the date of the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
2.24    Representations Complete. To the knowledge of Jiff, none of the representations or warranties made by Jiff herein or in any exhibit or schedule hereto, including the Jiff Disclosure Letter, or in any certificate delivered by Jiff pursuant to Section 1.2(b), when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
2.25    Non-Reliance. Jiff acknowledges that there are assumptions inherent in making any projections or estimates, Jiff is familiar with such uncertainties and that Jiff is responsible for making its own evaluation of Castlight and is not relying on, and shall have no claim against Castlight with respect to, such projections or estimates.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CASTLIGHT AND THE MERGER SUB
Subject to (a) the Castlight SEC Documents filed with the SEC on or after March 13, 2014 and prior to the Agreement Date (other than disclosures in such Castlight SEC Documents contained under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer or any other general cautionary, predictive or forward-looking statements contained therein) or (b) the disclosures set forth in the disclosure letter of Castlight delivered to Jiff concurrently with the execution of this Agreement (the “Castlight Disclosure Letter”)

(each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), Castlight represents and warrants to Jiff as follows:
3.1    Organization and Standing. Each of Castlight and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Castlight has the corporate power to own, operate, use, distribute and lease its properties and to conduct its business and is duly licensed or qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect with respect to Castlight. Neither Castlight nor the Merger Sub is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational or governing documents.
3.2    Authority; Non-contravention.
(a)    Subject to obtaining Castlight Stockholder Approval, each of Castlight and Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the Transactions. Subject to obtaining Castlight Stockholder Approval, the execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary action on the part of Castlight and Merger Sub. This Agreement has been duly executed and delivered by each of Castlight and Merger Sub and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Castlight and Merger Sub enforceable against Castlight and Merger Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(b)    The execution and delivery of this Agreement by Castlight and Merger Sub do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Castlight and Merger Sub, in each case as amended to date, (ii) any material contract (as defined in Item 601 of Regulation S-K promulgated under the Exchange Act) to which Castlight is a party or by which its assets or properties is bound, or (iii) Applicable Law, except in the cases of clauses (ii)-(iii), where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Castlight’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.
(c)    Except for such filings and notifications as may be required to be made by Castlight in connection with the Merger and the other Transactions under the HSR Act or other applicable Antitrust Laws and the expiration or early termination of the applicable waiting period under the HSR Act or other applicable Antitrust Laws, and as required by applicable federal and state securities laws and the rules of NYSE in connection with the issuance and listing on NYSE of the shares of Castlight Class B Common Stock issuable in the Merger, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Castlight or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Transactions that, if not obtained or made, would reasonably be expected to adversely affect the ability of Castlight or Merger Sub to consummate the Merger or any of the other Transactions.

3.3    Issuance of Shares. The shares of Castlight Class B Common Stock issuable pursuant to the Merger, when issued by Castlight in accordance with this Agreement, assuming the accuracy of the representations and warranties made by Jiff, will be duly issued, fully paid and non-assessable.
3.4    Information Statement. None of the information supplied or to be supplied by Castlight for inclusion in the Information Statement or the Form S-4 Registration Statement, or any amendment or supplement to either document will contain, as of the date or the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
3.5    No Prior Operations By Merger Sub. Merger Subs was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.
3.6    Capitalization.
(a)    The authorized share capital of Castlight consists of 200,000,000 shares of Castlight Class A Common Stock, 800,000,000 shares of Castlight Class B Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Castlight Preferred Stock”). As of the close of business on December 31, 2016 (the “Castlight Capitalization Date”), there were 54,295,405 shares of Castlight Class A Common Stock issued and outstanding, 50,009,435 shares of Castlight Class B Common Stock issued and outstanding and no shares of Castlight Preferred Stock issued and outstanding.
(b)    As of the close of business on the Castlight Capitalization Date, Castlight has no shares of capital stock reserved for or otherwise subject to issuance, except for (i) 6,694,375 shares of Castlight Class A Common Stock and 11,490,244 shares of Castlight Class B Common Stock reserved for issuance pursuant to the exercise of outstanding Castlight equity incentive awards, and (ii) no shares of Castlight Class A Common Stock and 8,575,400 shares of Castlight Class B Common Stock reserved for future awards. Except as set forth in the preceding sentence, there are no outstanding subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, redemption rights, repurchase rights, preemptive rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Castlight or any of its Subsidiaries is a party or by which any of them is bound obligating Castlight or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of Castlight or securities convertible into or exchangeable for such shares or equity interests or (ii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests. From the close of business on the Castlight Capitalization Date to the date hereof, Castlight has not issued any shares of Castlight capital stock except upon the exercise or settlement of Castlight equity incentive awards outstanding as of the close of business on the Castlight Capitalization Date.
(c)    All issued and outstanding shares of Castlight Common Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.
3.7    SEC Filings.
(a)    Since its initial public offering, Castlight has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and other documents (including exhibits) required to be filed or furnished (as applicable) by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents and any other documents filed by Castlight with the SEC since its initial public offering, as have been supplemented, modified or amended since the time of filing, collectively, the “Castlight SEC Documents”).

(b)    As of their respective effective dates (in the case of the Castlight SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Castlight SEC Documents), or in each case, if amended prior to the Agreement Date, as of the date of the last such amendment, the Castlight SEC Documents complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c)    To the knowledge of Castlight, none of the Castlight SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the knowledge of Castlight, threatened, in each case regarding any accounting practices of Castlight.
3.8    NYSE Compliance. Castlight is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NYSE.
3.9    Financial Information.
(a)    Each of the consolidated financial statements of Castlight (including, in each case, any notes and schedules thereto) included in the Castlight SEC Documents (collectively, the “Castlight Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q or any successor or like form under the Exchange Act, including the absence of footnotes) and present fairly in all material respects the consolidated financial position and the consolidated results of operations, cash flows and stockholders’ equity of Castlight and the consolidated Castlight Subsidiaries as of the dates and for the periods referred to therein.
(b)    There are no Liabilities of Castlight that would be required by GAAP to be reflected or reserved against on a consolidated audited balance sheet of Castlight or disclosed in the footnotes thereto, other than those that (i) are reflected or reserved against on the Castlight Financial Statements, (ii) have been incurred in the ordinary course of business consistent with past practices since the date of the most recent balance sheet included in the Castlight Financial Statements, (iii) are permitted or contemplated by this Agreement (including Liabilities disclosed in the Castlight Disclosure Letter), (iv) have been discharged or paid off in full or (v) individually or in the aggregate, do not, and would not reasonably be expected to result in, a Material Adverse Effect with respect to Castlight.
(c)    Castlight has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Castlight (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that all information required to be disclosed by Castlight in the reports that it files or submits under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Castlight’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the Agreement Date, to Castlight’s auditors and Castlight Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Castlight’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Castlight’s internal control over financial reporting. Since March 13, 2014, none of Castlight, Castlight’s auditors, Castlight Board or the audit committee of Castlight Board has received any oral or written notification of any matter set forth in the preceding clause (A) or (B). Castlight has made available to Jiff (i) a summary of any such disclosure made by management of Castlight to its auditors and Audit Committee of the Castlight Board on or after March 13, 2014 and (ii) any material communication on or after March 13, 2014 made by management of Castlight or its auditors to the Audit Committee of the Castlight Board as required by the listing standards of NYSE, the Audit Committee’s charter or professional standards of the Public Company Accounting Oversight Board. On and after March 13, 2014, no material complaints from any source regarding accounting, internal accounting controls or auditing matters or compliance with Law, including from Castlight employees regarding questionable accounting, auditing or legal compliance matters have, to the knowledge of Castlight, been received by Castlight.
3.10    Non-Reliance. Castlight acknowledges that there are assumptions inherent in making any projections or estimates, Castlight is familiar with such uncertainties and that Castlight is responsible for making its own evaluation of Jiff and is not relying on, and shall have no claim against Jiff or its equity holders with respect to, such projections or estimates.
3.11    Transaction Fees. Other than Allen & Company LLC, no broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other similar fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.
3.12    Litigation. As of the Agreement Date, there is no litigation, action, suit, proceeding, or arbitration pending or, to the knowledge of Castlight, threatened against Castlight or Merger Sub, or to which Castlight or Merger Sub is otherwise a party, that (a) in any manner challenges or would otherwise reasonably be expected to prevent, enjoin, alter or materially delay the Merger or the other transactions contemplated by this Agreement or (b) would otherwise be disclosable with respect to Castlight and its subsidiaries, taken as a whole, according to the reporting standard set forth in Item 103 of Regulation S-K promulgated under the Exchange Act.
3.13    No Other Agreements. Except for the agreements expressly contemplated hereby, none of Castlight or any of its Affiliates has any other agreements, arrangements or understandings with any director, officer, employee, consultant, stockholder or Affiliate of Jiff in respect of the transactions contemplated hereby.
ARTICLE IV
AGREEMENTS PERTAINING TO THE CASTLIGHT CLASS B COMMON STOCK
4.1    Registration Statement; Joint Proxy Statement and Prospectus.
(a)    As promptly as practicable after the Agreement Date, Castlight and Jiff shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and Castlight shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Castlight and Jiff shall use reasonable best efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to promptly notify the other, cooperate with respect to, and respond promptly to, any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. As soon as reasonably practicable (but in any event within five Business Days) following the date on which the Form S-4 Registration Statement is declared effective under the Securities Act and the SEC staff advises that it has no further comments on the Joint Proxy Statement/Prospectus or that Jiff may commence mailing the Joint Proxy Statement/Prospectus, Castlight shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Castlight Stockholders. Each of Castlight and Jiff shall promptly furnish all information concerning the respective party and their respective subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 4.1. If any event occurs, or if Jiff or Castlight becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then such party shall promptly inform the other thereof and shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to filing such with the SEC and shall provide each other with a copy of all such filings made with the SEC and shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of Jiff or Castlight.
(b)    Prior to the Effective Time, Castlight shall use its reasonable best efforts to obtain all regulatory approvals needed to ensure that the Castlight Class B Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities laws of every state of the United States in which any registered holder of Jiff Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote on the Transactions, including the Merger.
4.2    Castlight Stockholder Meeting.
(a)    Castlight shall take all action necessary to duly call, give notice of and hold a meeting of the holders of Castlight Common Stock to vote on the issuance of Castlight Class B Common Stock in connection with the Merger (the “Castlight Stockholders Meeting”); provided that Castlight may adjourn or postpone the Castlight Stockholder Meeting to a later date to the extent that Castlight believes in good faith that such adjournment or postponement is reasonably necessary (A) to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the holders of Castlight Common Stock within a reasonable amount of time in advance of the Castlight Stockholders Meeting, (B) to allow reasonable additional time to solicit additional proxies necessary to obtain the affirmative vote of the holders of a majority of the voting power of Castlight Common Stock present in person or by proxy at the Castlight Stockholders Meeting (the “Castlight Stockholder Approval”), (C) to ensure that there are sufficient shares of Castlight Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Castlight Stockholders Meeting or (D) otherwise to comply with Applicable Law; provided that the date of the Castlight Stockholders Meeting is not postponed or adjourned more than an aggregate of 20 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence. Castlight shall use reasonable best efforts to hold the Castlight Stockholders Meeting as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Castlight shall use its reasonable best efforts to provide that all proxies solicited in connection with the Castlight Stockholders Meeting are solicited in compliance with Applicable Law.
(b)     The Joint Proxy Statement/Prospectus shall include a statement to the effect that the Castlight Special Committee recommends that the Castlight Stockholders vote to approve the issuance of Castlight Class B Common Stock in connection with the Merger (the recommendation of Castlight Special Committee that the Castlight Stockholders vote to approve the issuance of Castlight Class B Common Stock in connection with the Merger being referred to as the “Castlight Special Committee Recommendation”). The Castlight Special Committee Recommendation shall not be withdrawn or modified in a manner adverse to Jiff, and no resolution by the Castlight Board or any committee thereof to withdraw the Castlight Special Committee Recommendation or modify the Castlight Special Committee Recommendation in a manner adverse to Jiff shall be adopted.
4.3    Certain Limitations. Notwithstanding anything to the contrary in this Article IV, Castlight and Jiff acknowledge and agree that (a) nothing in this Agreement shall give Castlight, directly or indirectly, the right to control or direct Jiff’s operations for purposes of the HSR Act prior to the expiration or termination of any applicable waiting period pursuant to the HSR Act and (b) no consent of Castlight shall be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any Antitrust Law.
ARTICLE V
CONDUCT PRIOR TO THE EFFECTIVE TIME
5.1    Conduct of the Jiff Business; Notices. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, except to the extent expressly provided otherwise in this Agreement or set forth in Section 5.1 of the Jiff Disclosure Letter, as required by Applicable Law or as consented to in writing by Castlight (which consent will not be unreasonably withheld, delayed or conditioned) following reasonable advance notice from Jiff, Jiff shall:
(a)    conduct the Jiff Business in the ordinary course consistent with past practice and in compliance in all material respects with Applicable Law;
(b)    (i) pay and perform all of its undisputed debts and other obligations (including Taxes) when due, (ii) use commercially reasonable efforts consistent with past practice to collect accounts receivable promptly and when due and not extend credit outside of the ordinary course of business consistent with past practice, (iii) sell Jiff’s products and services consistent with past practice as to discounting, license, service and maintenance terms, incentive programs and revenue recognition and other terms and (iv) use its commercially reasonable efforts consistent with past practice to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall not be impaired in any material respect at the Closing;
(c)    to assure that each of its Contracts (other than with Castlight) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Transactions, and shall give reasonable advance notice to Castlight prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms;
(d)    maintain each of its leased premises in accordance in all material respects with the terms of the applicable lease;
(e)    (i) promptly notify Castlight of any notice or other communication from any Person that is a counterparty to a Material Contract alleging that the consent of such Person is required in connection with the Transactions pursuant to such Material Contract and (ii) use commercially reasonable efforts to promptly notify Castlight of any notice or other communication from any other Person alleging that the consent of such Person is required in connection with the Transactions;
(f)    promptly notify Castlight of any notice or other communication from any Governmental Entity (i) relating to the Transactions, (ii) indicating that a Jiff Authorization has been or is about to be revoked or (iii) indicating that a Jiff Authorization is required in any jurisdiction in which such Jiff Authorization has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to be material to Castlight (following the Effective Time) or Jiff;
(g)    promptly notify Castlight of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to result in a Material Adverse Effect with respect to Jiff or that would reasonably be expected to result in the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied; provided that unintentional failure to give notice under this Section 5.1(g) shall not be deemed to be a breach of covenant under this Section 5.1(g) and shall constitute only a breach of the underlying representation, warranty, covenant, agreement or condition, as the case may be.
5.2    Restrictions on Conduct of the Jiff Business. Without limiting the generality or effect of Section 5.1, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, Jiff shall not do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or set forth in Schedule 5.2 of the Jiff Disclosure Letter, as required by Applicable Law or as consented to in writing by Castlight (which consent will not be unreasonably withheld, delayed or conditioned) following reasonable advance notice from Jiff):
(a)    Charter Documents. Cause, propose or permit any amendments to the Certificate of Incorporation or the Bylaws or equivalent organizational or governing documents;
(b)    Merger, Reorganization. Merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;
(c)    Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its Equity Interests, or split, combine or reclassify any of its Equity Interests or issue or authorize the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests except for Permitted Issuances;
(d)    Material Contracts. (i) Enter into, amend or modify any (A) Contract that would (if entered into, amended or modified prior to the Agreement Date) constitute a Material Contract or (B) Material Contract requiring a novation or consent in connection with the Merger or the other Transactions (other than amendments or modifications that remove such requirement) or (ii) violate, terminate, amend or modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts or of the Stockholder Agreement or (iii) enter into, amend, modify or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (A) adversely affect Jiff (or, following consummation of the Merger, Castlight or any of its Affiliates, other than due to the operation of Contracts to which they are a party or Orders to which their assets are bound) in any material respect, (B) impair the ability of Jiff or the Stockholders’ Agent to perform their respective obligations under this Agreement or the Stockholder Agreement or (C) prevent or materially delay or impair the consummation of the Merger and the other Transactions; provided that this Section 5.2(d) shall not require Jiff to seek or obtain Castlight’s consent in order to sell products or provide services to end users in the ordinary course of business consistent with past practice, including with respect to contract terms, which shall be customary Jiff terms;
(e)    Issuance of Equity Interests. Issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of, any Jiff Voting Debt or any Equity Interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests, other than: (i) the issuance of shares of Jiff Common Stock pursuant to the exercise of Jiff Options or Jiff Warrants that are outstanding as of the Agreement Date, (ii) the issuance of Jiff Common Stock upon conversion of Jiff Preferred Stock and Jiff Starter Stock outstanding on the Agreement Date and (iii) the repurchase of any shares of Jiff Common Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service (clauses (i)-(iii), “Permitted Issuances”);
(f)    Employees; Consultants; Independent Contractors. (i) Hire, or offer to hire, any additional officers or other employees, or any consultants or independent contractors, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any employee of Jiff, (iii) enter into, amend or extend the term of any employment or consulting agreement held by, any officer, employee, consultant or independent contractor, (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by Applicable Law) or (v) add any new members to the Jiff Board;
(g)    Loans and Investments. Make any loans or advances (other than routine expense advances to employees of Jiff consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;
(h)    Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Jiff Intellectual Property (except, in each case, in the ordinary course of business consistent with past practice), or transfer or provide a copy of any Jiff Source Code to any Person (including any current or former employee or consultant of Jiff or any contractor or commercial partner of Jiff) (other than providing access to Jiff Source Code to current employees and consultants of Jiff involved in the development of Jiff Products on a need to know basis in the ordinary course of business consistent with past practice);
(i)    Patents. Take any action regarding a patent, patent application or other Jiff Registered Intellectual Property, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business consistent with past practice;
(j)    Dispositions. Sell, lease, license or otherwise dispose or permit to lapse of any of its material tangible or intangible assets or enter into any Contract with respect to the foregoing, other than sales and nonexclusive licenses of Jiff Products in the ordinary course of business consistent with past practice;
(k)    Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness;
(l)    Payment of Obligations. Pay, discharge or satisfy (i) any Liability to any Person who is an officer, director or stockholder of Jiff (other than compensation due for services as an officer or director) or (ii) any material claim or Liability arising other than in the ordinary course of business consistent with past practice, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Transaction Expenses, or accelerate payment of any accounts payable other than in the ordinary course of business consistent with past practice;
(m)    Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $50,000 individually or $100,000 in the aggregate;
(n)    Insurance. Materially change the amount of, terminate, or allow to lapse, any insurance coverage, other than to purchase tail coverage under Jiff’s existing directors’ and officers’ liability insurance policy or so as to comply with any Contract to which Jiff is or becomes a party;
(o)    Termination or Waiver. Cancel, release or waive any material claims or rights held by Jiff outside of the ordinary course of business consistent with past practice;
(p)    Employee Benefit Plans; Pay Increases. (i) Adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, Applicable Law or as necessary to maintain the qualified status of such plan under the Code, (ii) materially amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder, except to the extent necessary to meet the requirements of such Section or Notice, (iii) pay any special bonus or special remuneration to any employee or non-employee director or consultant or (iv) increase the salaries, wage rates or fees of its employees or consultants other than in the ordinary course of business consistent with past practice (other than as disclosed to Castlight and are set forth on Schedule 5.2(p) of the Jiff Disclosure Letter);
(q)    Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than payments or acceleration that have been disclosed to Castlight and are set forth on Schedule 5.2(q) of the Jiff Disclosure Letter);
(r)    Lawsuits; Settlements. (i) Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where Jiff in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that Jiff consults with Castlight prior to the filing of such a suit) or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;
(s)    Acquisitions. (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or (ii) agree to acquire any assets that are material, individually or in the aggregate, to Jiff or the Jiff Business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;
(t)    Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return without the consent of Castlight prior to filing, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, assume any Liability for the Taxes of any other Person (whether by Contract or otherwise), settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, enter into intercompany transactions giving rise to deferred gain or loss of any kind or take any other similar action other than in the ordinary course of business consistent with past practice relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax liability of Castlight or its Affiliates for any period ending after the Closing Date;
(u)    Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Castlight;
(v)    Real Property. Enter into any agreement for the purchase, sale or lease of any real property;
(w)    Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its material properties;
(x)    Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers;
(y)    Interested Party Transactions. Enter into any Contract that, if entered prior to the Agreement Date, would be required to be listed on Schedule 2.13 of the Jiff Disclosure Letter;
(z)    Subsidiaries. Take any action that would result in Jiff having one or more subsidiaries; and

(aa)    Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (z) in this Section 5.2 or any action that would reasonably be expected to prevent Jiff from performing or cause Jiff not to perform one or more covenants, agreements or obligations required hereunder to be performed by Jiff (such that the condition set forth in the second sentence of Section 7.3(a) would not be satisfied).
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1    Jiff Board Recommendation, Stockholder Approval and Information Statement.
(a)    The Jiff Board shall unanimously recommend that Jiff Stockholders vote in favor of the adoption of this Agreement and the approval of the principal terms of the Merger, and neither the Jiff Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Castlight, the unanimous recommendation of the Jiff Board that Jiff Stockholders vote in favor of the adoption of this Agreement and the approval of the principal terms of the Merger.
(b)    Promptly following the Form S-4 Registration Statement being declared effective by the SEC, Jiff shall circulate an information statement (the “Information Statement”) to the Jiff Stockholders in connection with the solicitation of their signatures to a written consent (the “Written Consent”) and take all other action necessary in accordance with this Agreement, the DGCL, the Certificate of Incorporation and the Bylaws to obtain the Requisite Stockholder Approval. Jiff’s obligation to obtain the Requisite Stockholder Approval pursuant to this Section 6.1 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Jiff of any Acquisition Proposal or the withholding, withdrawal, amendment or modification by the Jiff Board of its unanimous recommendation to Jiff Stockholders in favor of the adoption of this Agreement and the approval of the principal terms of the Merger. Jiff shall use its reasonable best efforts to obtain Written Consents executed by each Jiff Stockholder and to cause each such Jiff Stockholder to execute or join the Joinder Agreement. Upon obtaining Jiff Stockholder Approval or the Requisite Stockholder Approval, as applicable, Jiff shall promptly deliver copies of the executed Written Consents or other documents evidencing the obtainment of Jiff Stockholder Approval and the Requisite Stockholder Approval, respectively, to Castlight.
(c)    Jiff shall cause the Information Statement to contain (i) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent (only in the event that the Information Statement is not first circulated concurrently to all Jiff Stockholders) and (ii) the notice contemplated by Section 262(d)(2) of the DGCL, together with a copy of Section 262 of the DGCL. The Information Statement shall include (x) a statement to the effect that the Jiff Board had unanimously recommended that Jiff Stockholders vote in favor of the adoption of this Agreement and the approval of the principal terms of the Merger and (y) such other information as Castlight and Jiff may agree is required or advisable under the DGCL to be included therein. Prior to its mailing, the Information Statement shall have been approved by Castlight, and, following its mailing, no amendment or supplement to the Information Statement shall be made by Jiff without the approval of Castlight. Each of Castlight and Jiff agrees to provide promptly to the other such information concerning its business, financial statements and affairs as, in the reasonable judgment of Castlight or its counsel, may be required or advisable to be included under the DGCL in the Information Statement or in any amendment or supplement thereto, and Castlight and Jiff agree to cause their respective Representatives to cooperate in the preparation of the Information Statement and any amendment or supplement thereto.
(d)    As promptly as practicable after the Agreement Date, Castlight and Jiff shall prepare and make such filings as are required under applicable state securities or “blue sky” laws in connection with the Transactions, and Jiff shall assist Castlight as may be reasonably necessary to comply with such state securities or “blue sky” laws.

6.2    No Solicitation.
(a)    During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, Jiff will not, and Jiff will not authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to, or that would reasonably be expected to lead to, any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any Jiff Securityholders or (vi) enter into any other transaction or series of transactions not in the ordinary course of business consistent with past practice, the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Merger or the other Transactions. Jiff will, and will cause its Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Castlight and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to Jiff in connection with an Acquisition Proposal and request from each Person (other than Castlight and its Representatives) the prompt return or destruction of all non-public information with respect to Jiff previously provided to such Person in connection with an Acquisition Proposal. If any of Jiff’s Representatives takes any action that Jiff is obligated pursuant to this Section 6.2 not to authorize or permit such Representative to take, then Jiff shall be deemed for all purposes of this Agreement to have breached this Section 6.2.
(b)    Jiff shall immediately (but in any event, within 24 hours) notify Castlight in writing after receipt by Jiff (or, to the knowledge of Jiff, by any of Jiff’s Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or (iii) other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to Jiff or for access to any of the properties, books or records of Jiff by any Person or Persons other than Castlight and its Representatives that would reasonably be expected to lead to, an Acquisition Proposal. Such notice shall describe, to the extent not prohibited under Applicable Law or any Contract in existence as of the Agreement Date, (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. Jiff shall keep Castlight fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Castlight a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. Jiff shall provide Castlight with at least 48 hours prior notice (or such lesser prior notice as is provided to the members of the Jiff Board) of any meeting of the Jiff Board at which the Jiff Board is reasonably expected to discuss any Acquisition Proposal.
6.3    Confidentiality; Public Disclosure.
(a)    The parties hereto acknowledge that Castlight and Jiff have previously executed a non-disclosure agreement, dated as of July 19, 2016 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. At no time shall any party hereto disclose any non-public information about a party hereto to any other Person without the prior written consent of the party hereto about which such non-public information relates. The parties hereto will use commercially reasonable efforts to minimize any public disclosures regarding any indemnification dispute hereunder. Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all such information to its financial, Tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with Applicable Law and the rules of NYSE and Castlight may make such public communications as it may determine is reasonably appropriate (provided that Castlight will make good faith efforts to provide Jiff with written notice of any such disclosure and, if possible, allow Jiff the opportunity to comment on such communication. The Stockholders’ Agent hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Stockholders’ Agent were a party thereto. With respect to the Stockholders’ Agent, as used in the Confidentiality Agreement, the term “Confidential Information” shall also include non-public information relating to the Merger or this Agreement received by the Stockholders’ Agent after the Closing or relating to the period after the Closing.
(b)    Neither party hereto shall issue any press release or other public communications relating to the terms of this Agreement or the Transactions or use the other party’s name or refer to the other party directly or indirectly in connection with any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other party unless required by Applicable Law (in which event a satisfactory opinion of counsel to that effect shall be first delivered prior to any such disclosure), except to the extent such disclosures repeat information which has previously been publicly disclosed and except as reasonably necessary for Castlight to obtain Castlight Stockholder Approval and Jiff to obtain Jiff Stockholder Approval and the Requisite Stockholder Approval and the other consents and approvals of Jiff Stockholders and other third parties contemplated by this Agreement.
6.4    Reasonable Best Efforts; Regulatory Approvals.
(a)    Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including the satisfaction of the respective conditions set forth in Article VII, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other Transactions.
(b)    From the date of this Agreement, through the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, none of Castlight and the Merger Sub nor any of their controlled Affiliates shall acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or assets of, or by any other manner, any business or any Person that competes with Jiff if such acquisition would reasonably be expected to present a material risk of delaying the Effective Time or making it materially more difficult to consummate the Merger.
(c)    As promptly as practicable after Castlight and Jiff jointly determine that doing so is required, Castlight and Jiff shall execute and file, or join in the execution and filing of, any application, notification (including the provision of any required information in connection therewith) or other document that may be required under the HSR Act or any other foreign Applicable Law designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) in order to obtain the authorization, approval or consent of any Governmental Entity, or expiration or termination of the applicable waiting periods under such Antitrust Laws, that may be reasonably required, or that Castlight may reasonably request to be made, in connection with the consummation of the Merger and the other Transactions. Castlight and Jiff shall each use their respective reasonable best efforts to obtain, and to cooperate with each other to obtain promptly, all such authorizations, approvals, consents, expirations and terminations, and Castlight and Jiff shall each pay an equal share of any filing fees associated therewith.
(d)     Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that: (i) Castlight shall not have any obligation to litigate or contest any Legal Proceeding challenging any of the Transactions as violative of any Antitrust Law and (ii) Castlight shall be under no obligation to proffer, make proposals, negotiate, execute, carry out or submit to agreements or Orders providing for (A) the sale, transfer, license, divestiture, encumbrance or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets, operations or categories of operations of Castlight or any of its Affiliates or of Jiff, (B) the discontinuation of any product or service of Castlight or any of its Affiliates or of Jiff, (C) the licensing or provision of any technology, software or other Intellectual Property of Castlight or any of its Affiliates or of Jiff to any Person, (D) the imposition of any limitation or regulation on the ability of Castlight or any of its Affiliates to freely conduct their business or own their respective assets or (E) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Castlight or any of its Affiliates to exercise full rights of ownership of the shares of Company Capital Stock (any one or more of the foregoing, an “Antitrust Restraint”).
(e)     Each of Castlight and Jiff shall promptly inform the other of any material communication between such party and any Governmental Entity regarding any of the Transactions. Subject to Applicable Law relating to the exchange of information, Castlight shall have the right (i) to direct all matters with any Governmental Entity relating to the Transactions and (ii) to review in advance, and direct the revision of, any filing, application, notification or other document to be submitted by Jiff to any Governmental Entity under any Antitrust Law; provided that, to the extent practicable, Castlight shall consult with Jiff and consider in good faith the views of Jiff with respect to the information related to Jiff that appears in any such filing, application, notification or other document. If Castlight or any Affiliate of Castlight receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to any of the Transactions, then Castlight shall make or cause to be made, as soon as reasonably practicable, a response in compliance with such request. If Jiff or any Affiliate of Jiff receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to any of the Transactions, then Jiff shall make or cause to be made, a response in compliance with such request. Jiff shall not, without the prior written consent of Castlight, (A) permit any of Jiff’s Representatives to participate in any meeting with any Governmental Entity relating to the Transactions unless Jiff consults with Castlight in advance and, to the extent permitted by such Governmental Entity, grants Castlight the opportunity to attend and lead the discussions at such meeting or (B) proffer, make proposals, negotiate, execute, carry out or submit to any agreements or Orders providing for any actions that would constitute an Antitrust Restraint; provided that Jiff shall, if directed by Castlight, agree to any such action that is conditioned on the consummation of the Merger.
6.5    Third-Party Consents; Notices.
(a)    Following consultation with Castlight, Jiff shall use all reasonable efforts to obtain prior to the Closing, and deliver to Castlight at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule C of the Jiff Disclosure Letter (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(b)(ii)(B) of Jiff Disclosure Letter if entered into prior to the Agreement Date).
(b)    Jiff shall give all notices and other information required to be given to the employees of Jiff, any collective bargaining unit representing any group of employees of Jiff, and any applicable Governmental Entity under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the Transactions.

6.6    Litigation. Jiff shall (i) notify Castlight in writing promptly after learning of any Legal Proceeding initiated by or against it, or known by Jiff to be threatened against Jiff, or any of its directors, officers or employees or Jiff Stockholders in their capacity as such (a “New Litigation Claim”), (ii) notify Castlight promptly of ongoing material developments in any New Litigation Claim or any Legal Proceeding initiated by or against Jiff prior to the Agreement Date and (iii) consult in good faith with Castlight on an ongoing basis regarding the conduct of any New Litigation Claim or any Legal Proceeding initiated by or against Jiff prior to the Agreement Date.
6.7    Access to Information.
(a)    During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, (i) Jiff shall afford Castlight and its Representatives reasonable access during business hours to (A) Jiff’s properties, personnel, books, Contracts and records and (B) all other information concerning the business, properties and personnel of Jiff as Castlight may reasonably request and (ii) Jiff shall provide to Castlight and its Representatives true, correct and complete copies of Jiff’s (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which Jiff has been a party and (D) evidence of any Taxes paid to foreign Tax Authorities.
(b)    Subject to compliance with Applicable Law, from the Agreement Date until the earlier of the termination of this Agreement and the Closing, Jiff shall confer from time to time as requested by Castlight with one or more Representatives of Castlight to discuss any material changes or developments in the operational matters of Jiff and the general status of the ongoing operations of Jiff.
(c)    No information or knowledge obtained by Castlight during the pendency of the Transactions in any investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein.
6.8    Spreadsheet. Jiff shall prepare and deliver to Castlight, in accordance with Section 6.12, a spreadsheet (the “Spreadsheet”) in form and substance reasonably satisfactory to Castlight, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information, as of immediately prior to the Closing: (i) the names of all of the Converting Holders and their respective addresses and e-mail addresses, (ii) the number and type of shares of Jiff Capital Stock held by, or subject to Jiff Options held by, such Converting Holders and, in the case of outstanding shares, the respective certificate numbers, (iii) the number of shares of Jiff Capital Stock subject to and the exercise price per share in effect for each Jiff Option, (iv) the vesting status and schedule with respect to Jiff Options and Unvested Jiff Shares and terms of Jiff’s rights to repurchase such Unvested Jiff Shares (including the per share repurchase price payable with respect thereto), (v) for each Jiff Option that was early exercised, the Tax status of each such Jiff Option under Section 422 of the Code, the date of such exercise and the applicable exercise price, and for each share of Jiff Capital Stock whether (A) it was subject to a timely filed Section 83(b) election to the extent it was subject to a substantial risk of forfeiture upon issuance, (B) it was the result of an early exercise of an incentive stock option and (C) whether a new Section 83(b) election will be timely and properly made in respect of Castlight Class B Common Stock in respect thereof consistent with Revenue Ruling 2007-49, (vi) the calculation of the Fully-Diluted Jiff Common Stock and Common Per Share Stock Consideration, (vii) the calculation of aggregate shares of Castlight Class B Common Stock issuable to each such Converting Holder pursuant to Section 1.3(a)(i), Section 1.3(a)(ii) and Section 1.3(a)(iii) and (vii) the calculation of each Converting Holder’s Pro Rata Share of each of the Escrow Amount and the Expense Fund.
6.9    Expenses; Jiff Debt. Whether or not the Merger is consummated, except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the Transactions (including Transaction Expenses) shall be paid by the party incurring such expense; provided that at the Closing, Castlight shall pay or cause to be paid all Transaction Expenses that are incurred but unpaid as of the Closing. At, and subject to, the Closing, Castlight shall repay or cause to be repaid all Jiff Debt then outstanding.
6.10    Employees.
(a)    It is currently Jiff’s intent to make an offer of employment to each employee of Jiff, except as mutually agreed to between Castlight and Mr. Newell. With respect to any such employee of Jiff who receives an offer of employment from Castlight or the Surviving Entity, Jiff shall assist Castlight with its efforts to enter into an offer letter and a confidential information and assignment agreement with such employee prior to the Closing Date. With respect to matters described in this Section 6.10, Jiff will consult with Castlight (and will consider in good faith the advice of Castlight) prior to sending any notices or other communication materials to its employees. Effective no later than immediately prior to the Closing (or at such other time designated by Castlight), Jiff shall terminate the employment of each of those Jiff employees who (i) have not received an offer of continued employment with Castlight or the Surviving Entity prior to the Closing Date or (ii) have declined an offer of continued employment with Castlight or the Surviving Entity prior to the Closing Date (collectively, the “Designated Employees”), and Jiff shall require such Designated Employees to execute a Separation Agreement as a condition to the receipt of any severance paid by Jiff, and shall cause all unvested Jiff Options held by such Designated Employees to be terminated in accordance with their terms at the time of such termination.
(b)    Jiff shall ensure that there shall be no outstanding securities, commitments or agreements of Jiff immediately prior to the Effective Time that purport to obligate Jiff to issue any shares of Jiff Capital Stock or Jiff Options under any circumstances other than Permitted Issuances.
6.11     Castlight RSUs. Prior to the Closing Date, on the written request of Castlight, Jiff will grant restricted stock units to Continuing Employees from the 2017 Jiff Option Plan (“Employee RSUs”). Any such Employee RSUs shall be allocated to employees of Jiff as determined by Castlight, in consultation with Mr. Newell. All Employee RSUs shall (i) be issued solely to those Persons to whom Castlight makes an offer of employment and in the amounts set forth in such allocation, (ii) vest in four equal annual installments over a four-year period commencing on the Closing Date, (iii) be issued pursuant to a grant agreement mutually agreed to by Jiff and Castlight and (iv) be issued without consideration.
6.12    Certain Closing Certificates and Documents. Jiff shall prepare and deliver to Castlight a draft of each of Jiff Closing Financial Certificate and the Spreadsheet not later than two Business Days prior to the Closing Date and a final version of Jiff Closing Financial Certificate and the Spreadsheet to Castlight not later than the Closing Date. In the event that Castlight notifies Jiff that there are reasonably apparent errors in the drafts of Jiff Closing Financial Certificate and/or the Spreadsheet, Castlight and Jiff shall discuss such errors in good faith and Jiff shall correct such errors prior to delivering the final versions of the same in accordance with this Section 6.12. Without limiting the foregoing or Section 6.8, Jiff shall provide to Castlight, together with Jiff Closing Financial Certificate and the Spreadsheet, such supporting documentation, information and calculations as are reasonably necessary for Castlight to verify and determine the calculations, amounts and other matters set forth in Jiff Closing Financial Certificate and the Spreadsheet.
6.13    Tax Matters.
(a)    Each of Castlight, the Stockholders’ Agent, the Jiff Securityholders and Jiff shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties agree that (i) except as otherwise required by a Tax authority, each party hereto shall cause all Tax Returns relating to the Merger to be filed on the basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) none of the parties shall (and each of the parties shall cause their respective Affiliates not to) take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
(b)    Each of Castlight, the Stockholders’ Agent, Jiff Securityholders and Jiff shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Castlight, Jiff, the Stockholders’ Agent and Jiff Securityholders agree to retain all books and records with respect to Tax matters pertinent to Jiff relating to any Taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective Taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.
(c)    Jiff shall cause each Jiff Securityholder to further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).
(d)    Castlight shall prepare and file or cause to be prepared and filed all Tax Returns of Jiff any Pre-Closing Tax Period that are filed after the Closing Date and, subject to the indemnification obligations hereunder, shall pay or cause to be paid all Taxes due with respect to such Tax Returns. Castlight shall provide the Stockholders’ Agent copies of all such income and other material Tax Returns at least 20 days prior to their filing, shall permit the Stockholders’ Agent to review and comment on each such Tax Return prior to filing and shall consider in good faith and incorporate all reasonable comments made by the Stockholders’ Agent in writing.
6.14    280G Stockholder Approval. As soon as reasonably practicable, Jiff shall submit to Jiff Stockholders for approval (in a manner reasonably satisfactory to Castlight), by such number of holders of Jiff Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by Jiff and shall be subject to review and approval by Castlight, such approval not to be unreasonably withheld, conditioned or delayed), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, Jiff shall provide evidence reasonably satisfactory to Castlight that (i) a vote of the holders of Jiff Capital Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Jiff Capital Stock pursuant to this Section 6.14.
6.15    Indemnification of Officers and Directors.
(a)    Prior to or as of the Closing, Jiff will cause coverage to be extended under the directors’ and officers’ insurance policy maintained by Jiff as of the Agreement Date with respect to any actions or omissions by any current or former officers or directors of Jiff (the “D&O Indemnified Parties”) occurring prior to the Closing, by obtaining a related “tail” policy that has an effective term of six years from the Closing Date, with coverage in amount and scope at least as favorable as Jiff’s existing coverage. The cost of such tail policy will be treated as a Transaction Expense of Jiff at 150% of the actual cost thereof (such that 75% of the actual cost thereof will be deducted in the Stock Consideration calculation). Castlight will not, or will cause the Surviving Entity to not, cancel or change such insurance policies in any respect during such term.
(b)    In addition, for a period of six years following the Effective Time, Castlight and the Surviving Entity agree to indemnify and hold harmless, reimburse, exculpate from liability, and advance expenses to all D&O Indemnified Parties to the same extent and on the same terms as such persons are entitled to indemnification, reimbursement, exculpation or expense advancement by Jiff as of the Agreement Date, whether pursuant to applicable documents, individual indemnification agreements, by Applicable Law or otherwise, for acts or omissions or matters that occurred or arose at or prior to the Effective Time (regardless of whether any proceeding relating to any D&O Indemnified Party’s rights to indemnification, exculpation, or expense advancement with respect to any such matters, acts, or omissions is commenced before or after the Closing); provided that such obligation of Castlight and the Surviving Entity with respect to any such indemnification, holding harmless, reimbursement, exculpation or advancement of expenses that are pursuant to an agreement between a D&O Indemnified Party and Jiff shall only be to the extent that such agreement is set forth on Schedule 6.15(b) of the Jiff Disclosure Letter; provided, further, that no D&O Indemnified Party may seek indemnification, to be held harmless, reimbursement, exculpation or advancement of expenses from Castlight or the Surviving Entity for amounts that such D&O Indemnified Party owes or may owe to Castlight or the Surviving Entity in such D&O Indemnified Party’s capacity as a Converting Holder under the provisions set forth in Article IX. Any claims for indemnification made under this Section 6.15 on or prior to the sixth anniversary of the Effective Time shall survive until the final resolution thereof.
(c)    The Surviving Entity shall, and Castlight shall cause the Surviving Entity or its successors to, pay all costs and expenses (including reasonable attorneys’ fees) incurred by any D&O Indemnified Party (or his or her heirs, personal representatives, successors or assigns) in any legal action brought by such person that is successful to enforce the obligations of Castlight, the Surviving Entity or its successors under this Section 6.15. The obligations of Castlight, the Surviving Entity and its successors under this Section 6.15 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any D&O Indemnified Party (or his or her heirs, personal representatives, successors or assigns) without the prior written consent of such D&O Indemnified Party (or his or her heirs, personal representatives, successors or assigns, as applicable).
6.16    Director and Officer Matters. Prior to the Effective Time, Castlight shall take all such steps as may be required to cause any acquisitions of Castlight Class B Common Stock (including derivative securities with respect to Castlight Class B Common Stock) resulting from the Transactions by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Castlight to be exempt under Rule 16b-3 under the Exchange Act.
6.17    NYSE Listing. Castlight shall use commercially reasonable efforts to cause the shares of Castlight Class B Common Stock being issued in the Merger to be approved for listing in the NYSE at or prior to the Effective Time.
6.18    Certain Officer and Directors of the Combined Company. Castlight shall take all action necessary to cause two representatives from the Jiff Board to be mutually agreed by Jiff and Castlight to be appointed to the Castlight Board effective upon the Closing.
6.19    Intellectual Property. Jiff will investigate the items identified as “HUnknown License” or “HLicense Not Found” in the document loaded at 3.3.7 with file name “Open Source (Black Duck).pdf” and prepare a remediation plan with respect to such items that is reasonably acceptable to Castlight and will use commercially reasonable efforts to effect such plan prior to the Closing.
ARTICLE VII
CONDITIONS TO THE MERGER

7.1    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions:
(a)    Stockholder Approvals. The Jiff Stockholder Approval and the Castlight Stockholder Approval shall have been duly and validly obtained.
(b)    Illegality. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and no action shall have been taken by any Governmental Entity seeking any of the foregoing, and no Applicable Law or Order shall have been enacted, entered, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal.
(c)    Governmental Approvals. All filings with and approvals of any Governmental Entity required to be made or obtained in connection with the Transactions shall have been made or obtained and shall be in full force and effect and the applicable waiting period under the HSR Act and other applicable Antitrust Laws shall have expired or early termination of such waiting period shall have been granted by the applicable Governmental Entity (the “Antitrust Condition”).”
7.2    Additional Conditions to Obligations of Jiff. The obligations of Jiff to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Jiff and may be waived by Jiff in writing in its sole discretion without notice or Liability to any Person):
(a)    Representations, Warranties and Covenants. (i) The representations and warranties made by Castlight herein other than the Castlight Special Representations (disregarding any materiality qualifications contained in any such representation or warranty) shall be true and correct on and as of the Agreement Date and the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates), except for such failures that, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Material Adverse Effect with respect to Castlight and (ii) the Castlight Special Representations shall be true and correct in all material respects, on and as of the Agreement Date and the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). Castlight shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by Castlight at or prior to the Closing.
(b)    Receipt of Closing Deliveries. Jiff shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.2(a).
(c)    No Castlight Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to Castlight since the Agreement Date that is continuing.
7.3    Additional Conditions to the Obligations of Castlight. The obligations of Castlight and Merger Sub to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Castlight and Merger Sub and may be waived by Castlight (on behalf of itself and/or Merger Sub) in writing in its sole discretion without notice or Liability to any Person):

(a)    Representations, Warranties and Covenants. (i) The representations and warranties made by Jiff herein other than the Special Representations (disregarding any materiality qualifications contained in any such representation or warranty) shall be true and correct on and as of the Agreement Date and the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates), except for such failures that, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect with respect to Jiff and (ii) the Special Representations shall be true and correct in all material respects, on and as of the Agreement Date and the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). Jiff shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by Jiff at or prior to the Closing.
(b)    Receipt of Closing Deliveries. Castlight shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.2(b).
(c)    Injunctions or Restraints on Conduct of Jiff Business. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting Castlight’s ownership, conduct or operation of the Jiff Business following the Closing, including any Antitrust Restraint, shall be in effect, and no Legal Proceeding seeking any of the foregoing, or any other injunction, restraint or material damages in connection with the Merger or the other Transactions or prohibiting or limiting the consummation of the Transactions, shall be threatened in writing or shall have been commenced and remain pending, in each case by a Governmental Entity of competent jurisdiction.
(d)    No Legal Proceedings. No Governmental Entity of competent jurisdiction shall have commenced or threatened in writing to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or the other Transactions or seeking to prohibit or limit the exercise by Castlight of any material right pertaining to ownership of Equity Interests of the Surviving Entity.
(e)    No Jiff Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to Jiff since the Agreement Date that is continuing.
(f)    Employees.
(i)    (A) The Named Employee and the Key Employees, to the extent they are Continuing Employees, shall have signed an Offer Letter, a Benefits Waiver and a Non-Competition Agreement, each of which shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind any of such agreements, (B) each Offer Letter executed by a Continuing Employee shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind any of such agreements, except to the extent Jiff remains in compliance with Section 1.2(b)(vi) after such rescindment and (C) the employment of each of the Designated Employees shall have been terminated effective no later than immediately prior to the Closing.
(ii)    No fewer than 90%, excluding the Named Employee, of the employees of Jiff who have received offers of employment from Castlight or the Surviving Entity shall have remained continuously employed with Jiff from the Agreement Date through the Closing and shall become Continuing Employees pursuant to the execution of an Offer Letter, each of which shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind any of such agreements.

(g)    Requisite Stockholder Approval. This Agreement shall have been duly and validly adopted and the Merger shall have been duly and validly approved under the DGCL, the Certificate of Incorporation and the Bylaws, each as in effect at the time of such adoption and approval, by holders of outstanding Jiff Capital Stock representing at least 90% of all shares of Jiff Capital Stock outstanding as of immediately prior to the Closing and at least 90% of the voting power of all shares of Jiff Capital Stock outstanding as of immediately prior to the Closing (collectively, the “Requisite Stockholder Approval”).
(h)    Section 280G Matters. Jiff shall have delivered to Castlight the notification and evidence required by Section 6.14.
ARTICLE VIII
TERMINATION
8.1    Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party, whether before or after Jiff Stockholder Approval is obtained:
(a)    by mutual written consent duly authorized by the Castlight Board and the Jiff Board;
(b)    by either Castlight or Jiff, by written notice to the other, if the Closing shall not have occurred on or before September 30, 2017 or such other date that Castlight and Jiff may agree upon in writing (the “Termination Date”); provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of any covenant, agreement or obligation hereunder will have been the principal cause of, or will have directly resulted in, the failure of the Closing to occur on or before the Termination Date;
(c)    by either Castlight or Jiff, by written notice to the other, if any Order of a Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and non-appealable;
(d)    by Castlight, by written notice to Jiff, if (i) there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of, Jiff herein and such inaccuracy or breach shall not have been cured within 20 Business Days after receipt by Jiff of written notice of such inaccuracy or breach and, if not cured within such period and at or prior to the Closing, such inaccuracy or breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied (provided that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), (ii) there shall have been a Material Adverse Effect with respect to Jiff which shall not have been cured within 20 Business Days after receipt by Jiff of written notice of such Material Adverse Effect, (iii) Jiff shall have materially breached Section 6.1 or breached Section 6.2 or (iv) the applicable Governmental Entity shall have commenced litigation seeking the imposition of an Antitrust Restraint as a condition to the expiration or termination of any applicable waiting period under the HSR Act or other applicable Antitrust Law; or
(e)    by Jiff, by written notice to Castlight, if (i) there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of, Castlight herein and such inaccuracy or breach shall not have been cured within 20 Business Days after receipt by Castlight of written notice of such inaccuracy or breach and, if not cured within such period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied (provided that no such cure period shall be available or applicable to any such inaccuracy or breach that by its nature cannot be cured) or (ii) there shall have been a Material Adverse Effect with respect to Castlight which shall not have been cured within 20 Business Days after receipt by Castlight of written notice of such Material Adverse Effect or (iii) Castlight shall have materially breached Section 4.1 or Section 4.2.

8.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Castlight, Merger Sub, Jiff or their respective officers, directors, stockholders or Affiliates; provided that (i) Section 6.3 (Confidentiality; Public Disclosure), Section 6.9 (Expenses; Jiff Debt), this Section 8.2 (Effect of Termination), Article X (General Provisions) and any related definition provisions in or referenced in Exhibit A and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from Liability in connection with any intentional misrepresentation made by, or a willful breach of any covenant, agreement or obligation of, such party herein.
ARTICLE IX
ESCROW FUND AND INDEMNIFICATION
9.1    Escrow Fund.
(a)    At the Effective Time, Castlight shall withhold the Escrow Amount from the Merger Consideration issuable pursuant to Section 1.3(a) (the aggregate amount shares of Castlight Class B Common Stock so held by Castlight from time to time, together with any non-taxable stock dividends declared and paid in respect of such shares, the “Escrow Fund”) and deposit the Escrow Fund with U.S. Bank National Association, as the “Escrow Agent.” The Escrow Fund shall be governed by the provisions set forth herein and in the Escrow Agreement in substantially the form attached hereto as Exhibit L. The Escrow Fund and the Set-Off Right shall constitute partial security for the benefit of Castlight (on behalf of itself or any other Indemnified Person) with respect to any Indemnifiable Damages pursuant to the indemnification obligations of the Converting Holders under this Article IX. Subject to Section 9.4, the Escrow Agent shall hold the Escrow Fund until 11:59 p.m. local time on the date (the “Escrow Release Date”) that is 12 months after the Effective Time. Except to the extent there is a cancellation of shares of Castlight Class B Common Stock held in the Escrow Fund in connection with Indemnifiable Damages in accordance with the terms of this Agreement, shares of Castlight Class B Common Stock held in the Escrow Fund, including shares of Castlight Class B Common Stock issuable pursuant to Annex A hereto which are deposited into the Escrow Fund pursuant to Section 9.4, shall be treated by Castlight as issued and outstanding stock of Castlight, the Jiff Stockholders shall be shown as the registered owners of such shares on the certificate(s) evidencing such shares (if such shares are certificated) and the Jiff Stockholders shall be entitled to exercise voting rights and to receive dividends with respect to such shares (other than stock dividends, which shall be withheld by Castlight and included as part of the Escrow Fund). The Converting Holders shall not receive interest or other earnings on the shares of Castlight Class B Common Stock (other than as set forth in the immediately preceding sentence) in the Escrow Fund. Neither the Escrow Fund (including any portion thereof) nor any beneficial interest therein may be pledged, subjected to any Encumbrance, sold, assigned or transferred by any Converting Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Converting Holder, in each case prior to the distribution of the Escrow Fund to any Converting Holder in accordance with Section 9.1(b), except that each Converting Holder shall be entitled to assign such Converting Holder’s rights to such Converting Holder’s Pro Rata Share of the Escrow Fund by will, by the laws of intestacy or by other operation of law.
(b)    Within five Business Days following the Escrow Release Date, Castlight (or its agent) will distribute to each Converting Holder such Converting Holder’s Pro Rata Share of the Escrow Fund less that portion of the Escrow Fund that is determined, in the reasonable judgment of Castlight, to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate delivered to the Stockholders’ Agent on or prior to the Escrow Release Date in accordance with this Article IX, which portion shall remain in the Escrow Fund until such claims for Indemnifiable Damages have been resolved or satisfied.

9.2    Indemnification.
(a)    Subject to the limitations set forth in this Article IX, from and after the Closing, each Converting Holder shall severally (and not jointly), based on such Converting Holder’s Pro Rata Share, indemnify and hold harmless Castlight, Merger Sub and Jiff and their respective officers, directors, agents and employees and each Person, if any, who controls or may control Castlight within the meaning of the Securities Act (each, an “Indemnified Person”) from and against any and all losses, liabilities, damages, fees, Taxes, interest, costs and expenses, including reasonable costs of investigation, enforcement and defense and reasonable fees and expenses of counsel, experts and other professionals, directly or indirectly, whether or not due to a Third-Party Claim (collectively, “Indemnifiable Damages”), arising out of, resulting from or in connection with:
(i)    any failure of any representation or warranty made by Jiff herein or in Jiff Disclosure Letter (including any exhibit to or schedule of the Jiff Disclosure Letter) to be true and correct (A) as of the Agreement Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates), or (B) as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);
(ii)    any failure of any certification, representation or warranty made by Jiff in any certificate (other than the Spreadsheet and Jiff Closing Financial Certificate) delivered to Castlight pursuant to Section 1.2(b) or Section 7.3 of this Agreement to be true and correct as of the date such certificate is delivered to Castlight;
(iii)    any breach of, or default in connection with, any of the covenants, agreements or obligations made by Jiff herein or in any other agreements contemplated by the Transaction Documents or the Merger which were to be performed prior to the Closing;
(iv)    any inaccuracies in the Spreadsheet or Jiff Closing Financial Certificate;
(v)    any issuances made with respect to Dissenting Shares, and any interest, costs, expenses and fees incurred by any Indemnified Person in connection with the exercise of any appraisal rights or dissenters’ rights, to the extent that such amounts, in the aggregate, exceed the value of the consideration that otherwise would have been issuable (based on the Castlight Stock Price) pursuant to Section 1.3(a) upon the exchange of such Dissenting Shares;
(vi)    any claims by any then-current holder of any Equity Interests of Jiff (including any predecessors), arising out of, resulting from or in connection with (I) the allocation of the Merger Consideration or any portion thereof that differs from that specified on the Spreadsheet, or (II) for breach of fiduciary duty by the directors and officers of Jiff in connection with this Agreement and/or the Transactions;
(vii)    any matter set forth in Schedule 9.2(a)(vii) of the Jiff Disclosure Letter or that is or would be an exception to the representations and warranties made in the first two sentences of Section 2.6 (Litigation) as of the Agreement Date or the Closing;
(viii)    any Pre-Closing Taxes to the extent not reflected as an accrual in the Pre-Signing Jiff Balance Sheet, as adjusted for Taxes arising in the ordinary course of business consistent with past practice through the Closing Date; and

(ix)    any intentional fraud, intentional misrepresentation or willful misconduct by or on behalf of Jiff in connection with this Agreement or the Transactions.
(b)    Materiality standards and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty, covenant, agreement or obligation shall only be taken into account in determining whether an inaccuracy in such representation or warranty, or a breach of such covenant, agreement or obligation, exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such inaccuracy or breach.
9.3    Indemnifiable Damage Threshold; Other Limitations.
(a)    Notwithstanding anything to the contrary contained herein, no Indemnified Person may make a claim against the Escrow Fund or exercise the Set-Off Right in respect of any claim for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in clauses (i) or (ii) of Section 9.2(a) (other than claims arising out of, resulting from or in connection with (i) intentional fraud, intentional misrepresentation or willful misconduct by or on behalf of Jiff in connection with this Agreement or the Transactions or (ii) any failure of any of the Special Representations to be true and correct as aforesaid) unless and until a Claim Certificate (together with any other delivered Claim Certificates) describing Indemnifiable Damages in an aggregate amount greater than $650,000 (the “Basket”) has been delivered, in which case the Indemnified Person may make claims for indemnification, compensation and reimbursement and may receive shares of Castlight Class B Common Stock from the Escrow Fund or exercise the Set-Off Right for all Indemnifiable Damages (including the amount of the Basket). The Basket shall not apply to any Special Claims.
(b)    If the Merger is consummated, recovery from the Escrow Fund and the Set-Off Right shall constitute the sole and exclusive remedy for the indemnity obligations of each Converting Holder under this Agreement for Indemnifiable Damages (and not specific performance or other equitable remedies) arising out of, resulting from or in connection with the matters listed in clauses (i) and (ii) of Section 9.2(a), except (A) in the case of intentional fraud, intentional misrepresentation or willful misconduct by or on behalf of Jiff or such Converting Holder and (B) any failure of any of the representations and warranties made by (I) Jiff in Section 2.1(a) (Organization, Standing, Power and Subsidiaries), Section 2.2 (Capital Structure), Section 2.3(a)and (b)(ii)(A) (Authority; Non-contravention), Section 2.11 (Taxes) or Section 2.17 (Transaction Fees) or (II) Jiff in any certificate delivered to Castlight pursuant to this Agreement that are within the scope of those covered by the Sections listed in the foregoing clause (ii)(A) (collectively, the “Special Representations”) to be true and correct as aforesaid.
(c)    In the case of any claims for Indemnifiable Damages arising out of, resulting from or in connection with the failure of any of the Special Representations to be true and correct as aforesaid or the matters listed in clauses (iii) through (ix) of Section 9.2(a) (collectively, “Special Claims”), after Indemnified Persons have exhausted or made claims upon a number of shares of Castlight Class B Common Stock held in the Escrow Fund (after taking into account all other claims for indemnification, compensation and reimbursement from the Escrow Fund made by Indemnified Persons) and fully exercised Set-Off Rights, or following the Escrow Release Date, each Converting Holder shall have several (and not joint) liability, based on such Converting Holder’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom. Notwithstanding anything to the contrary contained herein, the total Liability of a Converting Holder under this Article IX shall be limited to the economic value (on a Castlight Stock Price basis) of the aggregate number of shares of Castlight Class B Common Stock issuable to such Converting Holder pursuant to Section 1.3(a) (inclusive of the Escrow Amount and value of Set-Off Rights) (the “Upper Cap”); provided that any limitation of Liability in this Section 9.3(c) shall not apply in the case of intentional fraud, intentional misrepresentation or willful misconduct by or on behalf of such Converting Holder or of which such Converting Holder had actual knowledge.

(d)    Following the Closing, this Article IX shall constitute the sole and exclusive remedy for recovery of monetary Indemnifiable Damages by the Indemnified Persons for all indemnifiable matters or other breaches under this Agreement (which means, for example, that the survival periods and liability limits set forth in this Article IX shall control notwithstanding any statutory or common law provisions or principles to the contrary), (ii) all applicable statutes of limitations or other claims periods with respect to claims for Indemnifiable Damages shall be shortened to the applicable claims periods and survival periods set forth herein and (iii) the Indemnified Persons irrevocably waive any and all rights they may have to make claims for monetary damages against any Converting Holder under statutory and common law as a result of any Indemnifiable Damages and any and all other monetary damages incurred by the Indemnified Persons with respect to this Agreement whether or not in excess of the maximum amounts permitted to be recovered pursuant to this Article IX.
(e)    Claims for Indemnifiable Damages that have been resolved in favor of Indemnified Persons shall be recovered, first, from the Escrow Fund, or through the exercise of the Set-Off Right and only after each of the Escrow Fund and Set-Off Right have been exhausted, then directly from the Converting Holders. However, notwithstanding anything to the contrary contained herein (but subject to the last sentence of Section 9.3(c)), the amounts that an Indemnified Person recovers from the Escrow Fund or through the exercise of the Set-Off Right pursuant to Special Claims shall not reduce the amount that an Indemnified Person may recover with respect to claims that are not Special Claims. By way of illustration and not limitation, assuming there are no other claims for indemnification, compensation or reimbursement, in the event that Indemnifiable Damages resulting from a Special Claim are first satisfied from the Escrow Fund and through the exercise of the Set-Off Right and such recovery fully depletes the Escrow Fund and Set-Off Right, the maximum amount recoverable by an Indemnified Person pursuant to a subsequent claim that is not a Special Claim shall continue to be the full dollar value of the Escrow Fund and the Set-Off Right (based on the Castlight Stock Price) irrespective of the fact that the Escrow Fund and Set-Off Right was used to satisfy such Special Claim, such that the amount recoverable for such two claims would be the same regardless of the chronological order in which they were made.
(f)    Notwithstanding anything to the contrary contained herein, (i) no Converting Holder shall have any right of indemnification, compensation, reimbursement, contribution or right of advancement from Castlight, the Surviving Entity or any other Indemnified Person (based upon such Converting Holder’s position as an officer, director, employee or agent of Jiff or otherwise) with respect to any Indemnifiable Damages claimed by any Indemnified Person or any right of subrogation against Jiff or the Surviving Entity with respect to any indemnification, compensation or reimbursement of an Indemnified Person by reason of any of the matters set forth in Section 9.2(a), (ii) the rights and remedies of the Indemnified Persons after the Effective Time shall not be limited by (x) any investigation by or on behalf of, or disclosure to (other than in Jiff Disclosure Letter with respect to clauses (i), (ii) and (x) of Section 9.2(a), subject to any limitations expressly set forth therein), any Indemnified Person at or prior to the Effective Time regarding any failure, breach or other event or circumstance or (y) any waiver of any condition to the Closing related thereto, (iii) if an Indemnified Person’s claim under this Article IX may be properly characterized in multiple ways in accordance with this Article IX such that such claim may or may not be subject to different limitations depending on such characterization, then such Indemnified Person shall have the right to characterize such claim in a manner that maximizes the recovery and time to assert such claim permitted in accordance with this Article IX and (iv) no Converting Holder shall be liable for the breach of any representation, warranty, covenant and/or agreement of another Converting Holder or any intentional fraud, intentional misrepresentation or willful misconduct by or on behalf of any Person other than Jiff or such Converting Holder; provided that nothing herein shall limit the Liability of a Converting Holder for any intentional fraud, intentional misrepresentation or willful misconduct by or on behalf of such Converting Holder.
(g)    All Indemnifiable Damages shall be calculated net of the amount of any actual recoveries actually received by an Indemnified Person prior to the Escrow Release Date under any existing insurance policies and contractual indemnification or contribution provisions (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by an Indemnified Person) incurred or paid to procure such recoveries) in respect of any Indemnifiable Damages suffered, paid, sustained or incurred by any Indemnified Person; provided that no Indemnified Person shall have any obligation to seek to obtain or continue to pursue any such recoveries. If an Indemnified Person receives any amounts under applicable insurance policies issued by insurance companies or third-party indemnification or contribution payments subsequent to its receipt of an indemnification payment by the Converting Holders, then such Indemnified Person will, without duplication, promptly reimburse the Converting Holders for any payment made by such Converting Holders, up to the amount received by the Indemnified Person.
(h)    Any claim for Indemnifiable Damages will be calculated without regard to any punitive, exemplary, special, incidental or consequential damages unless (i) any such punitive, exemplary, special, incidental or consequential damages are actually awarded to a third party by a Governmental Entity or (ii) any such special or consequential damages are otherwise reasonably foreseeable under an objective standard.
(i)    Any claim for indemnification under Article IX, and any offer to compromise or settle such claim, must be made on a pro rata basis to all Converting Holders (based on their respective Pro Rata Shares).
(j)    Notwithstanding any other provision of this Agreement, Jiff is not making and shall not be construed to have made, and the Converting Holders shall not have any liability or indemnification obligation with respect to, any representation or warranty as to the amount or availability of any net operating losses, Tax credits, or other Tax attribute. Notwithstanding any other provision of this Agreement, the Converting Holders shall not have any liability or indemnification obligation for any Taxes of Jiff resulting from any action outside of the ordinary course of business taken by Jiff on the Closing Date but after the Closing.
(k)     Any liability for indemnification under this Article IX shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach or other violation of more than one representation, warranty, covenant, agreement, certificate or certification.
(l)    Castlight acknowledges that there are assumptions inherent in making any projections or estimates, Castlight is familiar with such uncertainties and that Castlight is responsible for making its own evaluation of Jiff and is not relying on, and shall have no claim against Jiff or its equity holders with respect to, such projections or estimates.
9.4    Period for Claims. Except as otherwise set forth in this Section 9.4, the period (the “Castlight Claims Period”) during which Indemnified Persons shall have the right to bring claims for Indemnifiable Damages (i) arising out of, resulting from or in connection with the matters listed in clauses (i) and (ii) of Section 9.2(a) (other than with respect to any of the Special Representations) shall commence at the Closing and terminate at 11:59 p.m. local time on the date that is 12 months after the Effective Time and (ii) arising out of, resulting from or in connection with the Special Claims, shall commence at the Closing and terminate at 11:59 p.m. local time on the date that is the expiration date of the applicable statute of limitations with respect to the underlying subject matter of such Special Claims or three months thereafter in the case of Section 2.11 (Taxes) only (which for clarity is not the maximum claim period permitted under Section 8106 of the DGCL). Notwithstanding anything to the contrary contained herein, such portion of the Escrow Fund or the Earnout at the Escrow Release Date or the payment date for the Earnout, as applicable, as in the reasonable judgment of Castlight may be necessary to satisfy any specific unresolved or unsatisfied claims for Indemnifiable Damages specified in any Claim Certificate delivered to the Stockholders’ Agent on or prior to the Escrow Release Date shall remain in the Escrow Fund or, in the case of shares issuable pursuant to the Earnout, deposited with the Escrow Agent, until such claims for Indemnifiable Damages have been resolved or satisfied.
9.5    Claims.

(a)    From time to time during the applicable Claims Period, Castlight may deliver to the Stockholders’ Agent and the Escrow Agent one or more certificates signed by any officer of Castlight (each, a “Claim Certificate”):
(i)    stating that an Indemnified Person has incurred, paid, reserved or accrued, or reasonably believes that it will incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may reasonably raise such matter in an audit of Castlight or its subsidiaries, that could reasonably be expected to give rise to Indemnifiable Damages);
(ii)    stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably believed by Castlight to be incurred, paid, reserved, accrued or demanded by a third party); and
(iii)    specifying in reasonable detail (based upon the information then possessed by Castlight) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.
(b)    Such Claim Certificate (i) need only specify such information to the knowledge of such officer of Castlight as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Claim Certificate and (iii) may be updated and amended from time to time by Castlight by delivering any updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Certificate; provided that all claims for Indemnifiable Damages properly set forth in a Claim Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Claim Certificate within the applicable Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Stockholders’ Agent or the Converting Holders are materially prejudiced thereby.
(c)    For clarity, while Castlight may deliver a Claim Certificate with respect to a Third-Party Claim at any time within the Castlight Claims Period in order to preserve its rights and remedies hereunder, the Indemnified Persons will not be entitled to seek actual recovery from the Escrow Fund or directly from the Converting Holders with respect to such Third-Party Claim unless (i) the dispute between Castlight and the applicable third party has been resolved by either a binding settlement agreement or a final non-appealable order of a court of competent jurisdiction or (ii) Castlight and the Stockholder’s Agent agree in writing to such recovery.
(d)    In the event Castlight delivers a Claim Certificate pursuant to this Section 9.5, Castlight shall provide the Stockholders’ Agent with reasonable supporting documentation and information related to such Claim Certificate, including, reasonable access by the Stockholders’ Agent to information about Castlight, Jiff or the Surviving Entity to the extent reasonably necessary to evaluate the claims set forth in such Claim Certificate.
9.6    Resolution of Objections to Claims.
(a)    If the Stockholders’ Agent does not contest, by written notice to Castlight and the Escrow Agent, any claim or claims by Castlight made in any Claim Certificate within the 30-day period following receipt of the Claim Certificate, then Castlight may cancel a number of shares of Castlight Class B Common Stock from the Escrow Fund or the Earnout having a total value equal to the amount of the Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate; provided that the per share value of any shares of Castlight Class B Common Stock cancelled to satisfy any claims in a Claim Certificate under this Article IX shall be the Castlight Stock Price.

(b)    If the Stockholders’ Agent objects in writing to any claim or claims by Castlight made in any Claim Certificate within the 30-day period set forth in Section 9.6(a), Castlight and the Stockholders’ Agent shall attempt in good faith for 60 days after Castlight’s receipt of such written objection to resolve such objection. If Castlight and the Stockholders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both Castlight and the Stockholders’ Agent and, to the extent such memorandum is executed prior to the Escrow Release Date, delivered to the Escrow Agent. The Escrow Agent and Castlight, as applicable, shall be entitled to conclusively rely on any such memorandum and Castlight may cancel a number of shares of Castlight Class B Common Stock from the Escrow Fund or Earnout in accordance with the terms of such memorandum; provided that the per share value of any shares of Castlight Class B Common Stock cancelled to satisfy any claims pursuant to this Section 9.6(b) shall be the Castlight Stock Price.
(c)    If no such agreement can be reached during the 60-day period for good faith negotiation set forth in Section 9.6(b), but in any event upon the expiration of such 60-day period, either Castlight or the Stockholders’ Agent may bring an action in accordance with the terms of Section 10.11 to resolve the matter. The decision of an applicable court as to the validity and amount of any claim in such Claim Certificate and the amount, if determined, that constitutes Indemnifiable Damages under this Article IX for which recovery may be made shall be non-appealable, binding and conclusive upon the parties hereto and the Converting Holders, the Escrow Agent and Castlight, as applicable, shall be entitled to act in accordance with such decision and (i) if the Converting Holders are the indemnifying parties, Castlight may cancel a number of shares of Castlight Class B Common Stock in, the Escrow Fund or Earnout in accordance therewith; provided that the per share value of any shares of Castlight Class B Common Stock cancelled to satisfy any claims pursuant to this Section 9.6(c) shall be the Castlight Stock Price or (ii) if Castlight is the indemnifying party, Castlight shall issue, or cause to be issued, to the Converting Holders and holders of Jiff Options (based on their Pro Rata Share), reasonably promptly following such decision, a number of shares of Castlight Class B Common Stock in accordance therewith; provided that the per share value of any shares of Castlight Class B Common Stock issued to satisfy any claims pursuant to this Section 9.6(c) shall be the Castlight Stock Price.
(d)    For purposes of this Section 9.6(d), in any suit hereunder in which any claim or the amount thereof stated in the Claim Certificate is at issue, Castlight shall be deemed to be the prevailing party unless the applicable court determines in favor of the Stockholders’ Agent (on behalf of the Converting Holders) with respect to more than one-half of the amount in dispute, in which case the Converting Holders shall be deemed to be the prevailing party. The non-prevailing party shall pay its own fees and expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.
(e)    Any portion of the Escrow Fund and/or Earnout held following the Escrow Release Date or the payment date of the Earnout, as applicable, with respect to pending but unresolved claims for indemnification that is not awarded to Castlight upon the resolution of such claims shall be distributed by the Escrow Agent to the Converting Holders within five Business Days following resolution of such claims and in accordance with each such Converting Holder’s Pro Rata Share of such portion of the Escrow Fund or Earnout Pro Rata Share of the Earnout.
9.7    Stockholders’ Agent.
(a)    At the Closing, Fortis Advisors LLC shall be constituted and appointed as the Stockholders’ Agent. The Stockholders’ Agent shall be the exclusive agent and attorney-in-fact for and on behalf of the Converting Holders to: (i) execute, as the Stockholders’ Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the Transactions, (ii) give and receive notices, instructions and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Converting Holder, to or from Castlight (on behalf of itself or any other Indemnified Person) relating to this Agreement, the Earnout or any of the Transactions and any other matters contemplated by this Agreement or by such other agreement, document or instrument (except to the extent that this

Agreement expressly contemplates that any such notice or communication shall be given or received by each Converting Holder individually), (iii) review, negotiate and agree to and authorize Castlight to cancel a number of shares of Castlight Class B Common Stock held in the Escrow Fund or subject to the Set-Off Right in satisfaction of claims asserted by Castlight (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this Article IX, (iv) make and object to claims pursuant to Section 9.6 and Section 9.10, (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and comply with Orders of courts with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the Transactions by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Converting Holder or necessary in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Converting Holders, (vii) consent or agree to any amendment to this Agreement, including Annex A, or to waive any terms and conditions of this Agreement, including Annex A, providing rights or benefits to the Converting Holders in accordance with the terms hereof and in the manner provided herein and (viii) take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Notwithstanding the foregoing, the Stockholders’ Agent shall have no obligation to act on behalf of the Converting Holders, except as expressly provided herein, in the Escrow Agreement and in the Stockholders’ Agent Engagement Agreement, and for purposes of clarity, there are no obligations of the Stockholders’ Agent in any ancillary agreement, schedule, exhibit or the Jiff Disclosure Letter. Castlight, Merger Sub and their respective Affiliates (including after the Effective Time, the Surviving Entity) shall be entitled to rely on the appointment of Fortis Advisors LLC as the Stockholders’ Agent and treat such Stockholders’ Agent as the duly appointed attorney-in-fact of each Converting Holder and has having the duties, power and authority provided for in this Section 9.7. The Converting Holders and their successors shall be bound by all actions taken and documents executed by the Stockholders’ Agent in connection with this Article IX, and all defenses which may be available to any Converting Holder to contest, negate or disaffirm the action of the Stockholders’ Agent taken in good faith under this Agreement, the Escrow Agreement or the Stockholders’ Agent Engagement Agreement are waived. Castlight and other Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Stockholders’ Agent. The Person serving as the Stockholders’ Agent may be removed or replaced from time to time, or if such Person resigns from its position as the Stockholders’ Agent, then a successor may be appointed, by the holders of a majority in interest of the aggregate number of shares of Castlight Class B Common Stock then held in the Escrow Fund upon not less than 30 days’ prior written notice to Castlight. No bond shall be required of the Stockholders’ Agent. The powers, immunities and rights to indemnification granted to the Stockholders’ Agent Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Converting Holder and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Converting Holder of the whole or any fraction of his, her or its interest in the Escrow Fund or the Earnout Payments.
(b)    Certain Converting Holders have entered into an engagement agreement (the “Stockholders’ Agent Engagement Agreement”) with the Stockholders’ Agent to provide direction to the Stockholders’ Agent in connection with its services under this Agreement, the Escrow Agreement and the Stockholders’ Agent Engagement Agreement (such Converting Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Stockholders’ Agent nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholders’ Agent Group”) shall be liable to any Converting Holder for any act done or omitted hereunder as the Stockholders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Converting Holders shall severally but not jointly indemnify the Stockholders’ Agent Group and defend and hold it harmless against any loss, Liability, claim, damage, fee, fine, judgment, amount paid in settlement or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Stockholders’ Agent and arising out of, resulting from or in connection with the acceptance or administration of its duties hereunder, including all reasonable out-of-pocket costs and expenses and legal fees and other legal and skilled professionals’ costs reasonably incurred by the Stockholders’ Agent and in connection with seeking recovery from insurers (collectively, the “Stockholders’ Agent Expenses”). The immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Agent or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement. If not paid directly to the Stockholders’ Agent by the Converting Holders, such Stockholders’ Agent Expenses may be recovered by the Stockholders’ Agent first, from the Expense Fund and second, from the portion of the Escrow Fund and/or Earnout shares otherwise distributable to the Converting Holders (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) on or after the Escrow Release Date or Earnout distribution date, as applicable, pursuant to the terms hereof, at the time of distribution, and such recovery will be made from the Converting Holders according to their respective Pro Rata Shares of such Stockholders’ Agent Expenses. The Converting Holders acknowledge that the Stockholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby. Furthermore, the Stockholders’ Agent shall not be required to take any action unless the Stockholders’ Agent has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholders’ Agent against the costs, expenses and liabilities which may be incurred by the Stockholders’ Agent in performing such actions.
(c)    The Stockholders’ Agent shall be entitled to: (i) rely upon the Spreadsheet, (ii) rely upon any signature believed by it to be genuine and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Converting Holder or other party. After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Agent that is within the scope of the Stockholders’ Agent’s authority under Section 9.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Converting Holders and shall be final, binding and conclusive upon each such Converting Holder; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Converting Holder. Castlight, Merger Sub, the Surviving Entity and the Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Stockholders’ Agent.
(d)    The Stockholders’ Agent may retain a DVD copy of the data room contents and refer to such DVD in the course of performing its duties hereunder, subject to execution by the Stockholders’ Agent of Castlight’s standard non-disclosure agreement (or prior execution by the Stockholders’ Agent of a reasonably equivalent non-disclosure agreement in favor of Jiff that will be enforceable by the Surviving Entity).
(e)    Upon the Closing, Castlight shall deliver to the Stockholders’ Agent a certificate or book-entry entitlement representing 50,000 shares of Castlight Class B Common Stock (the “Expense Fund Amount”). The Expense Fund Amount shall be held by the Stockholders’ Agent in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Stockholders’ Agent for any Stockholders’ Agent Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Stockholders’ Agent Engagement Agreement or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”). The Stockholders’ Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholders’

Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations. The Converting Holders will not receive any interest on the Expense Fund and assign to the Stockholders’ Agent any such interest. Subject to Advisory Group approval, the Stockholders’ Agent may contribute funds to the Expense Fund from any consideration otherwise distributable to the Converting Holders. As soon as reasonably determined by the Stockholders’ Agent that the Expense Fund is no longer required to be withheld, the Stockholders’ Agent shall distribute the remaining Expense Fund (if any) to the Exchange Agent for further distribution to the Converting Holders.
9.8    Third-Party Claims. In the event that Castlight becomes aware of a claim by a third party (a “Third-Party Claim”) that Castlight in good faith believes may result in a claim for Indemnifiable Damages by or on behalf of an Indemnified Person, Castlight shall have the right in its sole discretion to conduct the defense of and to settle or resolve such Third-Party Claim (and the reasonable costs and expenses incurred by Castlight in connection with defense, enforcement, settlement or resolution (including reasonable attorneys’ fees (other than those of in-house legal counsel), other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Castlight shall be entitled to receive indemnification pursuant to a claim made hereunder, and such costs and expenses shall constitute Indemnifiable Damages subject to indemnification under Section 9.2; provided that either it is determined according to the procedures in this Article IX that the Third-Party Claim (or the matters underlying the Third-Party Claim) constitutes an indemnifiable matter under Section 9.2(a) or Castlight and the Stockholders’ Agent otherwise agree in writing that such costs and expenses shall constitute Indemnifiable Damages. The Stockholders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person (and subject to execution by the Stockholders’ Agent of Castlight’s (and, if required, such third party’s) standard non-disclosure agreement to the extent that such materials contain confidential or propriety information). However, Castlight shall have the right in its sole discretion to determine and conduct the defense of any Third-Party Claim and the settlement, adjustment or compromise of such Third-Party Claim. Unless otherwise consented to in writing in advance by Castlight in its sole discretion, the Stockholders’ Agent and its Affiliates may not participate in any Third-Party Claim or any action related to such Third-Party Claim (including any discussions or negotiations in connection with the settlement, adjustment or compromise thereof). In the event that the Stockholders’ Agent has consented to the amount of any settlement or resolution by Castlight of any such claim (which consent shall not be unreasonably withheld, conditioned or delayed (it being understood and agreed that it shall be reasonable for the Stockholders’ Agent to withhold such consent if the Stockholders’ Agent believes in good faith that there is not any underlying basis for indemnification with respect to such settlement or resolution) and which consent shall be deemed to have been given unless the Stockholders’ Agent shall have objected within 30 days after a written request therefor by Castlight), or if the Stockholders’ Agent shall have been determined to have unreasonably withheld, conditioned or delayed its consent to any such settlement or resolution, neither the Stockholders’ Agent nor any Converting Holder shall have any power or authority to object under this Article IX to the amount of any claim by or on behalf of any Indemnified Person against the Escrow Fund or Earnout for indemnity with respect to such settlement or resolution. Otherwise no settlement or resolution by Castlight of any such claim for indemnification by or on behalf of an Indemnified Person shall be determinative of the existence of or amount of Indemnifiable Damages related to such matter.
9.9    Treatment of Indemnification Payments. Castlight, the Stockholders’ Agent and the Converting Holders agree to treat (and cause their respective Affiliates to treat) any payment received by the Indemnified Persons pursuant to this Article IX as adjustments to the Merger Consideration for all Tax purposes to the maximum extent permitted by Applicable Law.
9.10    Indemnification by Castlight.

(a)    From and after the Closing until the expiration of the applicable statute of limitations (the “Jiff Claims Period” and, together with the Castlight Claims Period, the “Claims Period”), Castlight shall indemnify and hold harmless the Converting Holders and the holders of any Jiff Options as of immediately prior to the Effective Time (the “Jiff Indemnified Persons”) from and against, and shall compensate and reimburse each Jiff Indemnified Person for, any and all Indemnifiable Damages, arising out of, resulting from or in connection with:
(i)    any failure of any representation or warranty made by Castlight in Section 3.1 (Organization and Standing), Section 3.2(a) and (b)(i) (Authority), Section 3.3 (Issuance of Shares), Section 3.6(a) and Section 3.6(b) (Capitalization) (collectively, the “Castlight Special Representations”) to be true and correct as of the Agreement Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates) or as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates); and
(ii)    any failure of any certification, representation or warranty that are within the scope of the Castlight Special Representations made by Castlight in any certificate delivered to Jiff pursuant to this Agreement to be true and correct as of the date such certificate is delivered to Jiff.
(b)    Notwithstanding anything to the contrary contained herein, the total Liability of Castlight under this Section 9.10 shall be limited to the dollar value of the aggregate number of shares of Castlight Class B Common Stock or securities convertible into shares of Castlight Class B Common Stock issuable to all Converting Holders and holders of Jiff Options immediately prior to the Effective Time pursuant to Section 1.3(a); provided that any limitation of Liability in this Section 9.10(b) shall not apply in the case of intentional fraud, intentional misrepresentation or willful misconduct by or on behalf of Castlight. Castlight and the Stockholders’ Agent will cooperate in good faith to determine whether any Indemnifiable Damages for which Castlight is liable should more appropriately be paid in cash, shares of Castlight Class B Common Stock or a combination of the two.
ARTICLE X
GENERAL PROVISIONS
10.1    Survival of Representations, Warranties and Covenants. If the Merger is consummated, the representations and warranties made by Jiff herein, in Jiff Disclosure Letter (including any exhibit to or schedule of the Jiff Disclosure Letter), and in the other certificates contemplated by Section 1.2(b) of this Agreement shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the date that is 12 months following the Closing Date; provided that, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, the Special Representations will remain operative and in full force and effect until the date that is the expiration of the applicable statute of limitations for all other subject matters of the Special Representations (or three months thereafter in the case of Section 2.11 (Taxes) only) for claims against the Converting Holders that seek recovery of Indemnifiable Damages arising out of, resulting from or in connection with an inaccuracy in such Special Representations; provided, further, that (x) no right to indemnification pursuant to Article IX in respect of any claim that is set forth in a Claim Certificate delivered to the Stockholders’ Agent on or prior to the expiration of such representations and warranties shall be affected by such expiration and (y) such expiration shall not affect the rights of any Indemnified Person under Article IX or otherwise to seek recovery of Indemnifiable Damages arising out of, resulting from or in connection with any intentional fraud, intentional misrepresentation or willful misconduct by or on behalf of Jiff in connection with this Agreement or the Transactions until the expiration of the applicable statute of limitations. If the Merger is consummated, the Castlight Special Representations will remain operative and in full force and effect until the expiration of the applicable statute of limitations for the subject matter of such Castlight Special Representations. If the Merger is consummated, all covenants, agreements and obligations of the parties hereto shall expire and be of no further force or effect as of the Closing, except to the extent such covenants, agreements and obligations provide that they are to be performed after the Closing; provided that no right to indemnification pursuant to Article VIII in respect of any claim based upon any breach of a covenant, agreement or obligation shall be affected by the expiration of such covenant, agreement or obligation.
10.2    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with automated confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice); provided that with respect to notices delivered to the Stockholders’ Agent, such notices must be delivered solely via facsimile or via email:
(i)    if to Castlight or Merger Sub, to:
Castlight Health, Inc.
150 Spear Street, Suite 400
San Francisco, CA 94105
Attention: General Counsel
Email:  [E-mail]
Telephone No.:  [Telephone]
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention: Matthew Rossiter
Ken S. Myers
Facsimile No.: (650) 938-5200
Telephone No.: (650) 988-8500
(ii)    if to Jiff, to:
Jiff, Inc.
215 Castro Street, 2nd Floor
Mountain View, CA 94041
Attention: Chief Executive Officer
Telephone No.: (650) 323-3500
with a copy (which shall not constitute notice) to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
1200 Seaport Blvd
Redwood City, CA 94063
Attention: Andrew Y. Luh
Robin Stenerson

Facsimile No.: (650) 321-2800
Telephone No.: (650) 321-2400
(iii)    If to the Stockholders’ Agent, to:
Fortis Advisors LLC
Attention: Notice Department
Facsimile No.:  (858) 408-1843
Email:  notices@fortisrep.com
Any notice given as specified in this Section 10.2 (i) if delivered personally or sent by facsimile transmission shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same.
10.3    Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference shall be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or Applicable Law, such reference is to such Contract, instrument or Applicable Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any Person include the successors and permitted assigns of that person, (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (vii) the phrases “provided to” and “delivered to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided and (viii) the phrase “made available to” and phrases of similar import means, with respect to any information, document or other material of Castlight or Jiff, that such information, document or material was either (A) provided to or delivered to Jiff or Castlight, respectively, or (B) made available for review and properly indexed by Jiff or Castlight, respectively, and its Representatives in the virtual data room established by Castlight or Jiff, respectively, in connection with this Agreement at least 48 hours prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to Jiff or Castlight, respectively, or its Representatives at least 48 hours prior to the execution of this Agreement. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next succeeding Business Day, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.

10.4    Amendment. Subject to Applicable Law, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto; provided that after Jiff Stockholder Approval is obtained, no amendment shall be made to this Agreement that by Applicable Law requires further approval by Jiff Stockholders without such further approval. To the extent permitted by Applicable Law, Castlight and the Stockholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Castlight and the Stockholders’ Agent.
10.5    Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto owed to such party, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. At any time after the Closing, Castlight and the Stockholders’ Agent may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations of the other owed to such party, (B) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (C) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is (I) prior to the Closing with respect to Jiff and/or Jiff Securityholders, signed by Jiff, (II) after the Closing with respect to the Converting Holders and/or the Stockholders’ Agent, signed by the Stockholders’ Agent and (III) with respect to Castlight and/or Merger Sub, signed by Castlight. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.
10.6    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.
10.7    Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including Jiff Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Section 6.15 is intended to benefit the D&O Indemnified Parties and Article IX is intended to benefit the Indemnified Persons and Jiff Indemnified Persons). For clarity, nothing herein or in the Stockholder Agreement or Joinder Agreement will be deemed to limit the rights of Jiff Stockholders as the recipients of Castlight Class B Common Stock under the Securities Act and the rules and regulations promulgated thereunder.
10.8    Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Castlight and/or Merger Sub may assign its rights and delegate its obligations under this Agreement to any direct or indirect wholly owned subsidiary of Castlight without the prior consent of any other party hereto; provided that notwithstanding any such assignment, Castlight and/or Merger Sub, as applicable, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
10.9    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
10.10    Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. It is accordingly agreed that, subject to Section 9.3(b), the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein. For clarity, following the Closing, Section 9.3(d) will control exclusively regarding remedies for monetary damages suffered by the Indemnified Persons against the Converting Holders.
10.11    Submission to Jurisdiction; Consent to Service of Process.
(a)    The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located in the State of California, the place where this Agreement was entered and is to be performed, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the County of Santa Clara, California. A party hereto may apply either to a court of competent jurisdiction or to an arbitrator, if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim pursuant to this Section 10.11. The appointment of an arbitrator does not preclude a party hereto from seeking prejudgment remedies and emergency relief from a court of competent jurisdiction.
10.12    Governing Law. This Agreement, all acts and transactions pursuant hereto and all obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction; provided that any matters related to the effectiveness of the Merger shall be governed by the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction.

10.13    Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
10.14    Additional Agreement. If the Stockholders’ Agent so desires, acting on behalf of the Converting Holders and without the need for any consent or waiver by Company, Parent, or Sub, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP (“Gunderson”) shall be permitted to represent the Converting Holders after the Closing in connection with any matter related to the Transactions or any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Gunderson shall be permitted to represent the Converting Holders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction, or dispute (including any litigation, arbitration or other adversary proceeding) with Castlight, Jiff or any of their agents or Affiliates under or relating to this Agreement, any Transaction and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Castlight and the Surviving Entity further agree that, as to all communications among Gunderson and the Stockholders’ Agent and the Converting Holders and their respective Affiliates (individually and collectively, the “Seller Group”) that relate in any way to the Transactions, following the Effective Time, the attorney-client privilege and the exception of client confidence belongs solely to Castlight and may be controlled only by Castlight and shall not be claimed by the Seller Group; provided that Castlight shall not assert such attorney-client privilege against the Seller Group or assert any such privileged communication (or use it as evidence) in a dispute (including a dispute under Article IX) with any members of the Seller Group.
[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, Castlight, Merger Sub, Jiff and the Stockholders’ Agent have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

CASTLIGHT HEALTH, INC.

By:	/s/ John Doyle
Name:	John Doyle
Title:	President and Chief Operating Officer

NEPTUNE ACQUISITION SUBSIDIARY, INC.

By:	/s/ John Doyle
Name:	John Doyle
Title:	Chief Executive Officer, President and Secretary

IN WITNESS WHEREOF, Castlight, Merger Sub, Jiff and the Stockholders’ Agent have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

JIFF, INC.

By:	/s/ Derek Newell
Name:	Derek Newell
Title:	Chief Executive Officer

IN WITNESS WHEREOF, Castlight, Merger Sub, Jiff and the Stockholders’ Agent have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

FORTIS ADVISORS LLC AS STOCKHOLDERS’ AGENT

By:	/s/ Adam Lezack
Name:	Adam Lezack
Title:	Managing Director

EXHIBIT A
Definitions
As used herein, the following terms shall have the meanings indicated below:
“Acquisition Proposal” means, with respect to Jiff, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Castlight), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any acquisition or purchase from Jiff, or from Jiff Stockholders, by any Person or Group of more than a 10% interest in the total outstanding voting securities of Jiff or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of Jiff or any merger, consolidation, business combination or similar transaction involving Jiff, (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition, or disposition of more than 10% of the assets of Jiff in any single transaction or series of related transactions, (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Jiff, or any extraordinary dividend, whether of cash or other property or (iv) any other transaction outside of the ordinary course of business consistent with past practice the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Merger or the other Transactions.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.
“Aggregate Jiff Exercise Price Amount” means the aggregate amount of the exercise price payable for all vested Jiff Options.
“Aggregate Series A Liquidation Preference” means the product of the Series A Liquidation Preference multiplied by the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time.
“Anti-Corruption Law” means any Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, and any other Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Government Official.
“Applicable Contingent Payment” means, with respect to any Earnout Participant, such Earnout Participant’s Earnout Pro Rata Share of the Earnout Payments.
“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, legislation, resolution, ordinance, code, edict, decree, rule, directive, license, permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to and legally binding on such Person or such Person’s Affiliates or to any of their respective assets, properties or businesses.

“Bookings Earnout Payment” means 3,000,000 shares of Castlight Class B Common Stock.
“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in San Francisco, California.
“Castlight Class A Common Stock” means the Castlight Class A Common Stock, par value of $0.0001 per share.
“Castlight Class B Common Stock” means the Castlight Class B Common Stock, par value of $0.0001 per share.
“Castlight Common Stock” means the Castlight Class A Common Stock and the Castlight Class B Common Stock.
“Castlight RSUs” means restricted stock units granted under the Castlight’s 2014 Equity Incentive Plan.
“Castlight Stock Price” means $4.4550.
“Castlight Stockholders” means the holders of Castlight Common Stock and Castlight Preferred Stock.
“Closing Amount” means 27,000,000 shares of Castlight Class B Common Stock.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Per Share Stock Consideration” means a number of shares of Castlight Class B Common Stock equal to (i) the Common Stock Consideration divided by the Common Stock Equivalents plus (ii) the right to receive the Applicable Contingent Payment, when and if earned.
“Common Stock Consideration” means the Stock Consideration less the Aggregate Series A Liquidation Preference.
“Common Stock Equivalents” means the sum of (i) the aggregate number of shares of Jiff Series B Preferred Stock, Jiff Series C Preferred Stock, Jiff Starter Stock and Jiff Common Stock that are issued and outstanding immediately prior to the Effective Time and (ii) the aggregate number of shares of Jiff Common Stock that are issuable upon the exercise of vested Jiff Options or other direct or indirect rights to acquire shares of Jiff Capital Stock that are issued and outstanding immediately prior to the Effective Time other than the Employee RSUs, any such rights that are “out of the money”, and any such rights that have been exercised for capital stock counted in the preceding clause (i) effective on or prior to the Effective Time.
“Continuing Employees” means the employees of Jiff who are offered continued employment with Castlight, the Surviving Entity or one of their respective subsidiaries and who execute an Offer Letter, Benefits Waiver, and a Non-Competition Agreement, as applicable, and, in each case, who accept employment to remain employees of the Surviving Entity or become employees of Castlight or one of its subsidiaries as of immediately after the Effective Time.
“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), including all amendments, supplements, exhibits and schedules thereto then in effect at a given date.

“Converting Holders” means (i) Jiff Stockholders (other than those Jiff Stockholders all of whose shares of Jiff Capital Stock constitute Dissenting Shares), in each case as of immediately prior to the Effective Time.
“DGCL” means the General Corporation Law of the State of Delaware.
“Dissenting Shares” means any shares of Jiff Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected, and not waived, withdrawn or lost, in accordance with the DGCL in connection with the Merger.
“Earnout Participant” means holders of Jiff Series B Preferred Stock, Jiff Series C Preferred Stock, Jiff Starter Stock or Jiff Common Stock and holders of Jiff Options.
“Earnout Payments” means the Bookings Earnout Payment and the Revenue Earnout Payment.
“Earnout Pro Rata Share” means, with respect to a holder of Jiff Series B Preferred Stock, Jiff Series C Preferred Stock, Jiff Starter Stock or Jiff Common Stock or Jiff Options, a fraction, the numerator of which is the number of shares of Jiff Series B Preferred Stock, Jiff Series C Preferred Stock, Jiff Starter Stock or Jiff Common Stock or number of Jiff Options held by such holder and the denominator of which is the aggregate amount of shares of Jiff Series B Preferred Stock, Jiff Series C Preferred Stock, Jiff Starter Stock and Jiff Common Stock and Jiff Options held by all such holders.
“Encumbrance” means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use, right of first refusal, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).
“Environmental, Health and Safety Requirements” means all Applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.
“Equity Exchange Ratio” means the an amount equal to the Common Per Share Stock Consideration.
“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.
“Escrow Amount” means 2,700,000 shares of Castlight Class B Common Stock.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fully-Diluted Jiff Common Stock” means the sum, without duplication, of (i) the aggregate number of shares of Jiff Common Stock that are issued and outstanding immediately prior to the Effective Time, (ii) the aggregate number of shares of Jiff Common Stock that are issuable upon the exercise of Jiff Options or other direct or indirect rights to acquire shares of Jiff Common Stock that are issued and outstanding immediately prior to the Effective Time, (iii) the aggregate number of shares of Jiff Capital Stock that would be issuable upon the conversion of any convertible securities of Jiff outstanding immediately prior to the Effective Time and (iv) the aggregate number of shares of Jiff Capital Stock purchasable under or otherwise subject to any rights (other than Jiff Options) to acquire shares of Jiff Capital Stock (whether or not immediately exercisable) outstanding immediately prior to the Effective Time.
“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.
“Government Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party, political party official or candidate for political office, (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity or (iv) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.
“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other Government Official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, Tax Authority or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal), in each case, with the capability of legally binding Jiff or Castlight, as applicable.
“Group” has the meaning ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Jiff Business” means the business of Jiff as currently conducted by Jiff.
“Jiff Capital Stock” means, collectively, Jiff Common Stock, Jiff Starter Stock and Jiff Preferred Stock.
“Jiff Closing Financial Certificate” means a certificate executed by the Chief Financial Officer of Jiff dated as of the Closing Date, certifying, as of the Closing, the amount of any Transaction Expenses and which Transaction Expenses are unpaid.
“Jiff Common Stock” means the Common Stock, par value of $0.0001 per share, of Jiff.
“Jiff Debt” means, without duplication: (i) all outstanding payment obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of Jiff, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all deferred indebtedness of Jiff for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the ordinary course of business), (iii) all outstanding payment obligations of Jiff to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (iv) all outstanding reimbursement obligations of Jiff with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of Jiff (to the extent drawn down), (v) all obligations of Jiff under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all outstanding payment obligations secured by any Encumbrance existing on property owned by Jiff, whether or not indebtedness secured thereby will have been assumed, (vii) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the Transactions or in connection with any lender consent and (viii) all guaranties, endorsements, assumptions and other contingent obligations of Jiff in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (vii) appertaining to third parties.
“Jiff Option Plan” means, collectively, each stock option plan, program or arrangement of Jiff.
“Jiff Optionholders” means (i) with respect to any time before the Effective Time, collectively, the holders of record of Jiff Options outstanding as of such time and (ii) with respect to any time at or after the Effective Time, collectively, the holders of record of Jiff Options outstanding as of immediately prior to the Effective Time.
“Jiff Options” means options to purchase shares of Jiff Common Stock.
“Jiff Preferred Stock” means Jiff Series A Preferred Stock, Jiff Series B Preferred Stock and Jiff Series C Preferred Stock.
“Jiff Securityholders” means, collectively, Jiff Stockholders, Jiff Optionholders and Jiff Warrantholders.
“Jiff Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of Jiff.
“Jiff Series B Preferred Stock” means the Series B Preferred Stock, par value $0.0001 per share, of Jiff.
“Jiff Series C Preferred Stock” means the Series C Preferred Stock, par value $0.0001 per share, of Jiff.
“Jiff Stockholders” means (i) with respect to any time before the Effective Time, collectively, the holders of record of shares of Jiff Capital Stock outstanding as of such time and (ii) with respect to any time at or after the Effective Time, collectively, the holders of record of shares of Jiff Capital Stock outstanding as of immediately prior to the Effective Time.
“Jiff Starter Stock” means the Starter Stock, par value of $0.0001 per share, of Jiff.
“Jiff Transaction Documents” means this Agreement and each other Transaction Document to which Jiff is or will be a party.
“Jiff Warrantholders” means (i) with respect to any time before the Effective Time, collectively, the holders of record of Jiff Warrants outstanding as of such time and (ii) with respect to any time at or after the Effective Time, collectively, the holders of record of Jiff Warrants outstanding as of immediately prior to the Effective Time.
“Jiff Warrants” means warrants to purchase shares of Jiff Capital Stock.

“IRS” means the United States Internal Revenue Service.
“knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (i) an individual, if used in reference to an individual or (ii) with respect to any Person that is not an individual, the executive officers of such Person, and with respect to Jiff, Mr. Newell, John Kemmerer, Michael Leonard, Johnathan Hodge, Michelle Scanlon and Aileenn Casanave (the “Specified Individuals”); provided that any executive officer or Specified Individual, as applicable, will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge could be obtained from reasonable inquiry of such executive officer’s or Specified Individual’s direct subordinates or reports with operational responsibility for the fact or matter in question.
“Legal Proceeding” means any private or governmental action, inquiry, claim, counterclaim, proceeding, suit, hearing, litigation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.
“Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under Applicable Law or any Legal Proceeding or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.
“Material Adverse Effect” with respect to any Person means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes an inaccuracy in the representations or warranties made by, or a breach of the covenants, agreements or obligations of, such Person herein, (i) is, or would reasonably be likely to be or become, materially adverse in relation to the condition (financial or otherwise), assets (including intangible assets), liabilities, business, employees, operations or results of operations of such Person and its subsidiaries, taken as a whole, except to the extent that any such Effect arises or results from: (A) any adverse effect arising from, attributable to, or relating to the United States or foreign financial or securities markets or the United States or foreign economy in general or in the industry sectors in which Jiff operates in general (except that such conditions in this clause (A) will be taken into account if, and only to the extent, that they have adversely affected the business of Jiff to a substantially greater degree than they have affected the businesses of other comparable companies in the same industry sectors as Jiff), (B) the taking of any action expressly contemplated by this Agreement or the failure to take any action expressly prohibited by this Agreement or any action taken or failure to take action which Castlight has consented to or requested in writing, (C) any breach by Castlight or Merger Sub of this Agreement or the Confidentiality Agreement, (D) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof (except that such conditions in this clause (D) will be taken into account if, and only to the extent, that they have adversely affected the business of Jiff to a substantially greater degree than they have affected the businesses of other comparable companies in the same industry sectors as Jiff), (E) the taking of any action by Castlight or Merger Sub or any of their Affiliates, (F) earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (G) any failure to meet financial projections, estimates or forecasts for any period (provided that the underlying cause of such failure may, to the extent applicable, be considered in determining whether there is a “ Material Adverse Effect”) or (H) the announcement or pendency of the Merger or other Transactions.
“Merger Consideration” means the Stock Consideration.
“NYSE” means The New York Stock Exchange.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order or other order.
“Permitted Encumbrances” means: (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods, (vi) non-exclusive licenses of Intellectual Property by Jiff in the ordinary course of business, (vii) contractual restrictions on inbound licenses to Intellectual Property and (viii) such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.
“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.
“Pre-Closing Taxes” means any (i) Taxes of Jiff for a Taxable period (or portion thereof) ending on or prior to the Closing Date and (ii) any Taxes of any other Person for which Jiff is liable if the agreement, event or occurrence giving rise to such Liability occurred on or before the Closing Date. For clarity, Pre-Closing Taxes shall not include any payroll taxes or other Taxes of Jiff arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Transactions, whether or not such Taxes are due and payable as of the Closing Date. In the case of any Taxes of Jiff that are imposed on a periodic basis and that are payable for a Taxable period that includes (but does not end on) the Closing Date, such Taxes shall (i) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be Pre-Closing Taxes in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any other Taxes, be deemed to be Pre-Closing Taxes in an amount equal to the amount of Taxes that would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that includes (but does not end on) the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date.
“Pre-Closing Tax Period” means any Taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.
“Pro Rata Share” means with respect to a particular Converting Holder, a fraction, the numerator of which is the product of (i) the Castlight Stock Price multiplied by (ii) the aggregate number of shares of Castlight Class B Common Stock that such Converting Holder is entitled to be issued pursuant to Section 1.3(a) (which, for the avoidance of doubt, excludes any issuances in respect of Dissenting Shares) and the denominator of which is the aggregate amount of the product of (i) the Castlight Stock Price multiplied by (ii) the aggregate number of shares of Castlight Class B Common Stock that all Converting Holders are entitled to be issued pursuant to Section 1.3(a) (which, for the avoidance of doubt, excludes any issuances in respect of Dissenting Shares).
“Representatives” means, with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.

“Revenue Earnout Payment” means 1,000,000 shares of Castlight Class B Common Stock.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Series A Liquidation Preference” means a number of shares of Castlight Class B Common Stock equal to $35.545 divided by the Castlight Stock Price.
“Series A Per Share Stock Consideration” equals to the Series A Liquidation Preference.
“Set-Off Right” means Castlight’s right, from time to time, to reduce the amount to be paid to the Earnout Participants in respect of the Earnout Payments by up to (in the aggregate) the lesser of (i) the amount of any Liability payable by the Earnout Participants pursuant to Article 9 hereto, and (ii) 10% of the Earnout Payments.
“Stock Consideration” means (i) the Closing Amount minus (ii) a number of shares of Castlight Class B Common Stock equal to (A) 50% of Transaction Expenses divided by (B) the Castlight Stock Price plus (ii) a number of shares of Castlight Class B Common Stock equal to (A) the Aggregate Jiff Exercise Price Amount divided by (B) the Castlight Stock Price.
“Straddle Period” means any Taxable period beginning before the Closing Date and ending after the Closing Date. For purposes of this Agreement, the portion of any Tax that relates to the portion of any Straddle Period ending on the Closing Date shall (i) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be an amount equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any other Taxes, be an amount equal to the amount of Taxes that would be payable if the relevant Straddle Period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) other than with respect to property placed into service after the Closing, shall be allocated on a per diem basis.
“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other Person of which such Person, either alone or together with one or more subsidiaries or by one or more other subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such other Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such other Person’s board of directors or other governing body.
“Subsidiary” means any subsidiary of Castlight.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause

(i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.
“Total Amount” means the Closing Amount and the Earnout Payments, when and if earned.
“Transaction Document” means, collectively, this Agreement and each other agreement or document referred to in this Agreement or to be executed in connection with any of the Transactions.
“Transaction Expenses” means all third-party fees, costs, expenses, payments and expenditures incurred by or on behalf of Jiff in connection with the Merger, this Agreement and the Transactions, whether or not paid, billed or accrued, but only to the extent incurred upon or prior to the Closing (including (i) any fees, costs expenses, payments and expenditures of legal counsel and accountants, (ii) the maximum amount of fees costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons notwithstanding any earn-outs, escrows or other contingencies, (iii) all bonuses or severance obligations owed by Jiff to Jiff’s directors, employees and/or consultants in connection with the Merger that are unpaid as of the Closing (after giving effect to any applicable Benefits Waivers); provided that (A) any severance payable to employees to whom Castlight does not offer continued employment and (B) any retention, transaction or other bonus payment (or any Taxes and payroll charges related thereto) that is set forth in any employment agreement, consulting agreement or other payment, agreement or arrangement, which have not been authorized by the Jiff Board, with Castlight or any of its Affiliates that becomes effective on or after the Effective Time will be borne solely by Castlight and will not be counted as a Transaction Expense, (iv) representation and warranties insurance and (v) any such fees, costs, expenses, payments and expenditures incurred by Jiff Securityholders paid for or to be paid for by Jiff). In no event, however, will any costs, fees and expenses incurred by or for the account of Castlight or any of its Affiliates, or any costs, fees or expenses incurred by Jiff after the Closing, be considered Transaction Expenses. For clarity, Transaction Expenses will not cover non-contravention of contract matters.
“Unvested Jiff Shares” means shares of Jiff Common Stock that are not vested under the terms of any Contract with Jiff or subject to forfeiture or a right of repurchase by Jiff (including any stock option agreement, stock option exercise agreement or restricted stock purchase agreement).
Other capitalized terms used herein and not defined in this Exhibit A shall have the meanings assigned to such terms in the following Sections:

“280G Stockholder Approval”	6.14	“Assumed Jiff Option”	1.3(a)(iv)(A)
“401(k) Plan”	1.2(b)(xii)	“Author”	2.10(f)
“Accounts Receivable”	2.4(e)	“Basket”	9.3(a)
“Advisory Group”	9.7(b)	“Benefits Waiver”	Recitals
“Agreement”	Preamble	“Bylaws”	1.2(b)(ii)
“Agreement Date”	Preamble	“Castlight”	Preamble
“Antitrust Condition”	7.1(c)	“Castlight Board”	Recitals
“Antitrust Laws”	6.4(c)	“Castlight Board Recommendation”	4.2(b)
“Antitrust Restraint”	6.4(d)	“Castlight Capitalization Date”	3.6(a)

“Castlight Claims Period”	9.4	“ICT Infrastructure”	2.10(a)(xi)
“Castlight Disclosure Letter”	Article III	“Indemnifiable Damages”	9.2(a)
“Castlight Financial Statements”	3.9(a)	“Indemnified Person”	9.2(a)
“Castlight Preferred Stock”	3.6(a)	“Information Statement”	6.1(b)
“Castlight SEC Documents”	3.7(a)	“Intellectual Property”	2.10(a)(xiii)
“Castlight Special Committee Recommendation”	Recitals	“Intellectual Property Rights”	2.10(a)(xiv)
“Castlight Special Committee Recommendation”	4.2(b)	“Jiff”	Preamble
“Castlight Special Representation”	9.10(a)(i)	“Jiff Authorizations”	2.8(b)
“Castlight Stockholder Approval”	4.2(a)	“Jiff Balance Sheet”	2.4(b)
“Castlight Stockholders Meeting”	4.2(a)	“Jiff Balance Sheet Date”	2.4(b)
“Certificate of Incorporation”	1.2(b)(ii)	“Jiff Board”	Recitals
“Certificate of Merger”	1.1(d)	“Jiff Claims Period”	9.10(a)
“Certificates”	1.4(a)(i)	“Jiff Data”	2.10(a)(i)
“Claim Certificate”	9.5(a)	“Jiff Data Agreement”	2.10(a)(ii)
“Claims Period”	9.10(a)	“Jiff Databases”	2.1(p)(viii)
“Closing”	1.1(c)	“Jiff Disclosure Letter”	Article II
“Closing Date”	1.1(c)	“Jiff Employee Plans”	2.12(a)
“COBRA”	2.12(c)	“Jiff Indemnified Persons”	9.10(a)
“Confidential Information”	2.10(h)	“Jiff Intellectual Property”	2.10(a)(iii)
“Confidentiality Agreement”	6.3(a)	“Jiff Intellectual Property Agreements”	2.10(a)(iv)
“Consenting Stockholders”	Recitals	“Jiff-Licensed Data”	2.10(p)(ix)
“Designated Employees”	6.10(a)	“Jiff-Owned Data”	2.10(p)(x)
“Effective Time”	1.1(d)	“Jiff-Owned Intellectual Property”	2.10(a)(v)
“Employee RSUs”	6.11	“Jiff Privacy Commitments”	2.10(p)(i)
“Equity Waiver”	1.2(b)(xxiii)	“Jiff Privacy Policies”	2.10(a)(vi)
“ERISA”	2.12(a)	“Jiff Products”	2.10(a)(vii)
“ERISA Affiliate”	2.12(a)	“Jiff Registered Intellectual Property”	2.10(a)(viii)
“Escrow Agent”	9.1(a)	“Jiff Source Code”	2.10(a)(ix)
“Escrow Fund”	9.1(a)	“Jiff Stockholder Approval”	2.3(a)
“Escrow Release Date”	9.1(a)	“Jiff Voting Debt”	2.2(e)
“Exchange Agent”	1.4(a)(ii)	“Jiff Websites”	2.10(a)(x)
“Expense Fund”	9.7(e)	“Joinder Agreement”	Recitals
“Expense Fund Amount”	9.7(e)	“Key Employees”	1.2(b)(vii)
“Export Approvals”	2.2	“Letter of Transmittal”	1.4(a)(i)
“Financial Statements”	2.4(a)	“Lock-Up Agreement”	Recitals
“Government Contract”	2.16(a)(xxvi)	“Material Contracts”	2.16(a)
“Gunderson”	10.14	“Merger”	Recitals
“HIPAA”	2.10(a)(xi)	“Merger Sub”	Preamble

“Mr. Newell”	Recitals
“Named Employee”	Recitals
“New Litigation Claim”	6.6
“Non-Competition Agreement”	Recitals
“Offer Letter”	Recitals
“Open Source Materials”	2.10(a)(xv)
“Parachute Payment Waiver”	1.2(b)(xxv)
“Permitted Issuance”	5.2(e)
“Personal Data”	2.10(a)(xvi)
“Privacy Laws”	2.10(a)(xvii)
“Process” or “Processing”	2.10(a)(xviii)
“Proprietary Information and Technology”	2.10(a)(xix)
“Requisite Stockholder Approval”	7.3(g)
“Section 280G Payments”	6.14
“Seller Group”	10.14
“Separation Agreement”	1.2(b)(xviii)
“Significant Customer”	2.21
“Significant Supplier”	2.22
“Special Claims”	9.3(c)
“Special Representations”	9.3(b)
“Spreadsheet”	6.8
“Stockholder Agreement”	Recitals
“Stockholders’ Agent”	Preamble
“Stockholders’ Agent Engagement Agreement”	9.7(b)
“Stockholders’ Agent Expenses”	9.7(b)
“Stockholders’ Agent Group”	9.7(b)
“Support Agreement”	Recitals
“Surviving Entity”	1.1(a)
“Termination Date”	8.1(b)
“Third-Party Claim”	9.8
“Third-Party Intellectual Property”	2.10(a)(xx)
“Transactions”	Recitals
“Upper Cap”	9.3(c)
“WARN Act”	2.12(n)
“Written Consent”	6.1(b)

ANNEX A
Earnout
1.    Determination of Earnout Payments.

(a)	The Earnout Payments will be determined as follows:

(i)
Net New Bookings Earnout. If Final Net New Bookings for FY2017 equals or exceeds $25,000,000 (the “Net New Bookings Milestone”), the Jiff Stockholders and Jiff Optionholders will be entitled to the Bookings Earnout Payment.

(ii)
New Revenue Earnout. If Final New Revenue for FY2017 equals or exceeds $25,000,000 (the “New Revenue Milestone”), the Jiff Stockholders and Jiff Optionholders will be entitled to the Revenue Earnout Payment.

(b)
Castlight shall prepare and deliver to the Stockholders’ Agent no later than 75 calendar days after the end of FY 2017 a calculation of the Net New Bookings and New Revenue generated during such fiscal year (the “Earnout Statement”). Subject to the Stockholders’ Agent entering into a customary confidentiality agreement with Castlight, Castlight shall provide the Stockholders’ Agent with all relevant information (in electronic format, if available) that the Stockholders’ Agent may reasonably require to review the Earnout Statement, including the relevant books, records and documents Castlight, its Affiliates and/or its Representatives prepared or reviewed in preparing such Earnout Statement, subject, in every instance, to the right of Castlight to withhold any documents in order to preserve any legal privilege associated with such document, including the attorney-client privilege and the work product doctrine. In addition, Castlight shall provide the Stockholders’ Agent and its advisors with reasonable access during regular business hours to employees of Castlight and the Surviving Entity reasonably necessary to complete its review of such Earnout Statement.

(c)
Within 20 Business Days following delivery to the Stockholders’ Agent of the Earnout Statement, the Stockholders’ Agent shall deliver a notice to Castlight of any item or items that the Stockholders’ Agent wishes to dispute (the “Earnout Objection Notice”), together with supporting documentation, information and calculations, including the Stockholders’ Agent’s calculation of any disputed element of the Earnout Statement; provided that any final and binding attribution of fees pursuant to subsection (iii) of the definition of “New Bookings” or the definition of “Stipulated Value” may not be the subject of dispute, including in the Earnout Objection Notice. Any matters not expressly set forth in the Earnout Objection Notice shall be deemed to have been accepted by the Stockholders’ Agent on behalf of the Earnout Participants. If, by the expiration of such 20 Business Day period, the Earnout Objection Notice is not delivered to Castlight, or the Stockholders’ Agent has notified Castlight that there are no items that it wishes to dispute, the draft Earnout Statement shall constitute the final Earnout Statement and the amount of Net New Bookings and New Revenue set forth therein shall constitute the Final Net New Bookings and Final New Revenue.

(d)	If, in accordance with Section 1(c), the Earnout Objection Notice is delivered to Castlight:
(i)    The Stockholders’ Agent and Castlight shall attempt to agree in writing: (A) the item or items disputed by the Stockholders’ Agent in the Earnout Objection Notice and (B) within 10 Business Days following the receipt of the Earnout Objection Notice, any other item or items of which Castlight has given notice to the Stockholders’ Agent that Castlight believes are necessary to adjust as a direct consequence of the items disputed by the Stockholders’ Agent in the preceding clause (A).

(ii)    If any disputed item or items are not agreed in writing between the Stockholders’ Agent and Castlight within 20 Business Days following the delivery to Castlight of the Earnout Objection Notice, the item or items in dispute, and only such item or items (including the supporting documentation, information and calculations related thereto) shall be reviewed and determined by the Reviewing Accountant. Such determination will be (x) made in accordance with GAAP (in accordance with Castlight’s historical accounting methods, practices, policies and principles); provided that such calculation shall account for and credit Jiff with any deferred revenue lost as a result of purchase price accounting adjustments associated with the Merger that would have otherwise been recognized during FY2017 had Jiff remained a stand-alone company, and (y) with respect to any specific item, no greater than the higher amount calculated by Castlight or the Stockholders’ Agent, as the case may be, and no lower than the lower amount calculated by Castlight or the Stockholders’ Agent, as the case may be. The Stockholders’ Agent and Castlight shall cooperate in good faith to take all reasonable action to procure the prompt and effective appointment of the Reviewing Accountant, including agreeing to terms of engagement with the Reviewing Accountant.
(iii)    The draft Earnout Statement (which may be adjusted by mutual agreement of Castlight and the Stockholders’ Agent, or by the Reviewing Accountant’s final determination) as finally determined in accordance with this Section 1 shall constitute the final Earnout Statement and the amount of Net New Bookings and New Revenue set forth therein shall constitute the Final Net New Bookings and Final New Revenue.

(e)
The fees, costs and expenses of the Reviewing Accountant for any review pursuant to this Section 1 shall be paid (i) by Castlight in the event the difference between the Final Net New Bookings and/or Final New Revenue, as applicable, as determined by the Reviewing Accountant pursuant to Section 1(d)(ii) and the Net New Bookings and/or New Revenue, as applicable, set forth in the draft Earnout Statement initially provided by Castlight pursuant to Section 1(b) (such difference, the “Castlight Difference”) is greater than the difference between the Final Net New Bookings and/or Final New Revenue as determined by the Reviewing Accountant pursuant to Section 1(d)(ii) and the Net New Bookings and New Revenue set forth in the Earnout Objection Notice (such difference, the “Stockholders’ Agent’s Difference”), (ii) by the Earnout Participants if the Castlight Difference is less than the Stockholders’ Agent’s Difference or (iii) equally by Castlight on the one hand, and the Earnout Participant on the other hand, if the Castlight Difference is the same as the Stockholders’ Agent’s Difference. Payment by the Earnout Participants shall, to the maximum extent possible, be made via reduction in the Bookings Earnout Payment and Revenue Earnout Payment otherwise payable to the Earnout Participants (based on the Castlight Stock Price).

2.
Earnout Payments. Within five Business Days following the determination of Final Net New Bookings and Final New Revenue in accordance with Section 1, subject to any reductions pursuant to Castlight’s Set-Off Right in accordance with Article IX of the Agreement for Indemnifiable Damages determined to be owed to an Indemnified Person at such time pursuant to the procedures in such Article IX, Castlight shall deposit the applicable portion of the Earnout Payments, if any, payable to the Earnout Participants with the Exchange Agent and shall instruct the Exchange Agent to pay to each Earnout Participant such Earnout Participant’s Earnout Pro Rata Share of the Earnout Payments.

3.
Castlight Obligations Regarding Earnout Payments. Notwithstanding anything to the contrary contained herein, in no event will Castlight be required to operate the Jiff Business following the Effective Time in any way so as to prioritize the generation of Net New Bookings and/or New Revenue or full payout of the Earnout Payments over other activities that Castlight in its commercially reasonable business judgment believes will advance the interests of and/or increase the value of the business of Castlight, taken as a whole; provided that likewise Castlight will not intentionally discriminate in favor of its legacy business to the detriment of the Jiff Business. Subject to the requirements of the preceding sentence, Castlight shall use its commercially reasonable efforts to operate the Jiff Business in such a manner so as to achieve the Net New Bookings Milestone and the New Revenue Milestone; provided that in no case shall such efforts obligation require Castlight to take actions that Castlight management in good faith determines would be detrimental to the business of Castlight, taken as a whole. The parties hereto acknowledge and agree that Castlight may make, from time to time, such business decisions as it deems appropriate in Castlight’s sole discretion in the conduct of the Jiff Business, including actions with respect to the ownership and operation of the assets used in connection with the Jiff Business, in each case that will or may have an impact on Net New Bookings and/or New Revenue and/or the full payout of the Earnout Payments (it being understood that Castlight will not take any action with respect to Net New Bookings and/or New Revenue (x) that is not otherwise justified by Castlight’s commercially reasonable business judgment with respect to the business of Castlight, taken as a whole or (y) with the primary intent to reduce the likelihood of the full payout of the Earnout Payments, and no Earnout Participant shall have any right to claim any loss with respect to the Earnout Payments or other damages as a result of such permitted decisions. Upon the request of the Stockholders’ Agent, which request may not be made more than two times in FY 2017, Castlight shall furnish a summary of the New Bookings and New Revenues achieved for the most recently completed fiscal quarter of the Surviving Entity.

4.
Castlight Change of Control or Divestiture. To the extent there is a Castlight Change of Control or a Castlight Divestiture, the Earnout Payments will accelerate and become due and payable unless (a) Castlight or the Jiff Product or Jiff Business, as applicable, is acquired by a publicly-traded entity (the “New Acquirer”), (b) the Earnout Payments obligations are assumed by the New Acquirer and (c) if Mr. Newell is an employee of Castlight at the time of the Castlight Change of Control or Castlight Divestiture, Mr. Newell is offered an opportunity to retain operational control over the sales and marketing, professional services (including the implementations and customer success teams) and research and development organizations (the “Specified Business Functions”) with respect to the Jiff Products or Jiff Business. Castlight agrees that during FY2017 it will not agree to (or publicly announce an intention to effect) a divestiture of some, but not all, Jiff Products.

5.
Tax Treatment of the Earnout Payments. The parties agree that, for U.S. federal income Tax purposes, the Earnout Payments paid under this Annex A are intended to be treated as consideration for shares of Jiff Capital Stock. Shares of Castlight Class B Common Stock issuable pursuant to this Annex A shall be treated by Castlight as issued and outstanding stock of Castlight and the Earnout Participants shall be shown as the registered owners of such shares on the certificate(s) evidence such shares (if such shares are certificated).

6.	Certain Definitions:
“2017 Jiff Contract” means a written agreement for the sale of Jiff Products to any customer that is entered into during the 2017 calendar year (including agreements entered into by Jiff prior to the Closing, agreements entered into by Castlight or its subsidiaries after the Closing and agreements with or through a Castlight channel partner) and that remains in effect as of December 31, 2017; provided that in the event the applicable Castlight entity and a customer reach agreement on product offering, pricing and duration terms and conditions during the 2017 calendar year, but due to delays in the contract documentation process, a written agreement is not executed within 2017 but is executed within 30 days thereafter, such written agreement shall nevertheless count as a 2017 Jiff Contract (it being understood that (i) no more than $5,000,000 of New Bookings will be counted pursuant to this proviso and (ii) this proviso shall only be applicable with respect to a determination regarding the Net New Bookings Milestone and not the New Revenue Milestone).
“Castlight Change of Control” means: (a) any reorganization by way of share exchange, consolidation or merger, in one transaction or series of related transactions (each, a “combination transaction”)), in which Castlight is a constituent corporation or is a party with another entity if, as a result of such combination transaction, the voting securities of Castlight that are outstanding immediately prior to the consummation of such combination transaction (other than any such securities that are held by an “Acquiring Shareholder,” as defined below) do not represent, or are not converted into, securities of the surviving entity of such combination transaction (or such surviving entity’s parent entity if the surviving entity is owned by the parent entity) that, immediately after the consummation of such combination transaction, together possess at least 50% of the total voting power of all securities of such surviving entity (or its parent entity, if applicable) that are outstanding immediately after the consummation of such combination transaction, including securities of such surviving entity (or its parent entity, if applicable) that are held by the Acquiring Shareholder, (b) any tender or exchange offer involving Castlight that would result in any person or group acquiring or purchasing voting securities that would represent at least 50% of the total voting power of all voting securities of Castlight or (c) a sale, exclusive license or other disposition of all or substantially all of the assets of Castlight. For purposes of this definition, an “Acquiring Shareholder” means a shareholder or shareholders of Castlight that (i) merges or combines with Castlight in such combination transaction or (ii) owns or controls a majority of the voting power of another entity that merges or combines with Castlight in such combination transaction.
“Castlight Divestiture” means (a) any sale, exclusive license or other similar disposition of all Jiff Products (in one or a series of related transactions) by Castlight, any of its Affiliates or the Surviving Entity to a third party or (b) any acquisition of the Jiff Business by a third party, whether by an acquisition of all or substantially all of the capital stock of the Surviving Entity (by merger, consolidation, equity sale or otherwise) or all or substantially all of the assets used in the Jiff Business.
“Castlight Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of Castlight and all products or services under development by Castlight, each as of the Effective Date.
“Castlight CS Giveaway Contract” means a written agreement for the sale of Castlight Products to any customer that is entered into during the 2017 calendar year (including agreements with or through a Castlight channel partner) that is entered into in connection with the renewal of a contract for the purchase of Jiff Products, and under which Castlight Products are provided to the customer free of charge.
“Final Net New Bookings” means the amount of Net New Bookings set forth on the Final Earnout Statement as determined in accordance with Section 1.
“Final New Revenue” means the amount of New Revenue set forth on the Final Earnout Statement as determined in accordance with Section 1.
“FY2017” means Castlight’s fiscal year 2017 (including any portion thereof prior to the Closing).
“Jiff CS Giveaway Contract” means a 2017 Jiff Contract that is entered into in connection with the renewal of a contract for the purchase of Castlight Products, and under which Jiff Products are provided to the customer free of charge.
“Jiff Marketplace Products” means products or services provided by parties other than Jiff or its Affiliates that are sold to Jiff customers and/or their employees and dependents through online marketplaces operated by Jiff.
“Net New Bookings” means (i) the aggregate amount of New Bookings under 2017 Jiff Contracts, less (ii) the annualized subscription fees for any Prior Jiff Contracts that are cancelled, terminate or expire during the 2017 calendar year, regardless of whether or not renewed, where “annualized subscription fees” are defined as 12 times the monthly subscription fees for last full month prior to cancellation, termination or expiration, less (iii) the aggregate deemed value of Castlight CS Giveaway Contracts, where the deemed value of a Castlight CS Giveaway Contract is defined as (x) 12 times the Stipulated Value for the Castlight Products subject to the contract multiplied by (y) the number of lives eligible to use Castlight Products under such contract.
For clarity, in the event a Prior Jiff Contract is renewed or amended during 2017, the agreement entered into at renewal or the amended agreement shall be considered a 2017 Jiff Contract (and thus generate New Bookings) and the annualized subscription fees under the agreement in effect immediately prior to renewal or amendment shall be compared to those in effect immediately following such renewal or amendment when calculating Net New Bookings, such that (a) an agreement that renews or is amended at a lower subscription fee will be considered “churn” and reduce Net New Bookings by the amount of such incremental reduction while (b) an agreement that renews or is amended at a higher subscription fee will increase Net New Bookings by an amount equal to the incremental increase; provided that for purposes of the foregoing calculation any positive or negative change in the subscription fee under a particular customer contract of 10% or less will be ignored; provided, further, that any increase in annualized subscription fees that arises due to an employee census change resulting in an increase in the number of lives eligible to use the existing Jiff Products under such 2017 Jiff Contract shall not be deemed Net New Bookings; conversely, an increase in annualized subscription fees that arises due to (i) the addition of new Jiff Products to the contract, (ii) the addition of existing Jiff Products to an additional customer geography and (iii) the addition of existing Jiff Products to an additional customer business unit or division (including as a result of mergers and acquisitions activity by the customer) will be deemed Net New Bookings, unless in the cases of clauses (ii)-(iii) doing so would result in double-counting of prior bookings because such event was already contemplated under the applicable Prior Jiff Contract and previously counted in either Jiff’s 2016 bookings or New Bookings as calculated under this Annex A.
“New Bookings” means the aggregate amount of (a) non-contingent professional services fees and subscription fees payable by any customer during the first 12 months of a 2017 Jiff Contract whether or not actually paid during such 12-month period (for the sake of clarity, it being understood that any New Bookings associated with the sale of Jiff Marketplace Products will be determined on a net basis, after offsetting for amounts paid or payable by Jiff for the associated third party products) and (b) contingent professional services fees and subscription fees earned during 2017 under a Prior Jiff Contract or 2017 Jiff Contract whether or not actually paid during such 12-month period, in each case to the extent attributable to the Jiff Products. For the purposes of the foregoing, fees will be considered “contingent” if (x) they will only become payable upon the achievement of certain performance criteria or other contingencies or (y) are subject to claw-back, repayment or offsetting credit (sometimes referred to as “negative performance guarantees”) for the failure to achieve certain performance criteria or other contingencies.
For purposes of determining which fees are “attributable” to Jiff Products, the following rules shall apply:

(i)
If the customer under a 2017 Jiff Contract is purchasing only Jiff Products, then the non-contingent professional services fees and subscription fees payable during the first 12 months of such agreement shall be considered attributable to Jiff Products.

(ii)
If the customer under a 2017 Jiff Contract is purchasing both Jiff Products and Castlight Products, then regardless of any specific pricing per product set forth in such 2017 Jiff Contract, it is agreed that for purposes of calculating New Bookings under this Agreement, the non-contingent professional services fees and subscription fees payable during the first 12 months of such agreement shall be apportioned between the Jiff Products and the Castlight

Products in accordance with the relative Stipulated Value of the Jiff Products and Castlight Products purchased by the customer.

(iii)
Notwithstanding the foregoing clauses (i) and (ii), if a 2017 Jiff Contract meets the definition of a Jiff CS Giveaway Contract, then regardless of the express pricing, if any, for Jiff Products stated in such contract, the amount of New Bookings deemed attributable to such 2017 Jiff Contract will be (x) 12 times the Stipulated Value for the Jiff Products subject to the contract multiplied by (y) the number of lives eligible to use Jiff Products under such contract; provided that, unless Mr. Newell and the chief executive officer of Castlight agree otherwise in writing, for purposes of calculating New Bookings and determining the amount of Earnout Payments, no more than $2,000,000 of New Bookings shall be attributable to Jiff CS Giveaway Contracts.

In the event of any disagreement about how the foregoing rules should apply to a 2017 Jiff Contract, the applicable above rules and determination of New Bookings attributable to a 2017 Jiff Contract shall be determined, on a quarterly basis, by mutual agreement of Mr. Newell and the Castlight chief executive officer; provided that if such individuals are unable to reach mutual agreement after 30 days of discussion and the resolution of the subject of such disagreement would determine whether the Net New Bookings Milestone would be achieved or not, then the matter shall be referred to an independent pricing expert firm mutually agreed upon by Castlight and the Stockholders’ Agent, who shall make a final and binding determination regarding attribution.
“New Revenue” means the aggregate amount of revenue recognized by either Jiff or Castlight during FY 2017 (determined in accordance with GAAP in accordance with Castlight’s historical accounting methods, practices, policies and principles) that is either (i) recognized pursuant to a 2017 Jiff Contract and attributable to Jiff Products or (ii) recognized under a customer agreement entered into by Jiff prior to January 1, 2017 (“Prior Jiff Contracts”); provided that such calculation shall account for and credit Jiff with any deferred revenue lost as a result of purchase price accounting adjustments associated with the Merger that would have otherwise been recognized during FY2017 had Jiff remained a stand-alone company.
“Stipulated Value” means, with respect to a 2017 Jiff Contract that is subject to clause (ii) or (iii) of the definition of New Bookings, the undiscounted market price for the applicable Jiff Products and Castlight Products, as applicable, subject to such contract, as determined, on a quarterly basis, by mutual agreement of Mr. Newell and the Castlight chief executive officer; provided that if such individuals are unable to reach mutual agreement after 30 days of discussion and the resolution of the subject of such disagreement would determine whether the Net New Bookings Milestone would be achieved or not, then the determination of the applicable Stipulated Value shall be referred to an independent pricing expert firm mutually agreed upon by Castlight and the Stockholders’ Agent, which expert firm shall make a final and binding determination.

7.	Cross References. Unless otherwise specifically set forth herein, all section and subsection references in this Annex A shall be to sections or subsections of this Annex A.

8.	Capitalized Terms. Unless otherwise defined herein, capitalized terms shall have the meanings as set forth in the Agreement.

Opinion of Allen & Company LLC

January 4, 2017

The Special Committee of the Board of Directors
Castlight Health, Inc.
150 Spear Street, Suite 400
San Francisco, California 94105
The Special Committee of the Board of Directors:
We understand that Castlight Health, Inc., a Delaware corporation (“Castlight”), Neptune Acquisition Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Castlight (“Merger Sub”), Jiff, Inc., a Delaware corporation (“Jiff”), and Fortis Advisors LLC, a Delaware limited liability company, as stockholders’ agent, propose to enter into an Agreement and Plan of Merger and Reorganization (the “Agreement”) pursuant to which Castlight will acquire Jiff (the “Transaction”). As more fully described in the Agreement, the Transaction will be effected, among other things, through the merger of Merger Sub with and into Jiff pursuant to which Jiff will become a wholly owned subsidiary of Castlight, all outstanding equity securities of Jiff will convert into the right to receive an aggregate of 27,000,000 shares of Class B common stock, par value $0.0001 per share, of Castlight (“Castlight Class B Common Stock” and, such 27,000,000 shares, the “Aggregate Base Consideration”), subject to certain adjustments (as to which adjustments we express no opinion), and all unvested options and other equity securities will be assumed by Castlight, in each case as further described in the Agreement. The Agreement also provides for, among other things, certain earnout payments (subject to certain requirements and exceptions) of up to an aggregate of 4,000,000 shares of Castlight Class B Common Stock based on net new bookings and/or revenue attributable to Jiff’s business during the fiscal year ending December 31, 2017 as specified in the Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement.
As you know, Allen & Company LLC (“Allen & Company”) has acted as financial advisor to Castlight in connection with the proposed Transaction and has been asked to render an opinion to the Special Committee of the Board of Directors of Castlight (the “Special Committee”) as to the fairness, from a financial point of view, to Castlight of the Aggregate Base Consideration to be paid by Castlight pursuant to the Agreement. For such services, Castlight has agreed to pay to Allen & Company cash fees, of which a portion is payable upon the delivery of this opinion (the “Opinion Fee”) and the principal portion is contingent upon consummation of the Transaction. No portion of the Opinion Fee is contingent upon either the conclusion expressed in this opinion or successful consummation of the Transaction. Castlight also has agreed to reimburse Allen & Company’s reasonable expenses and to indemnify Allen & Company and related parties against certain liabilities arising out of our engagement.
Allen & Company, as part of our investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. As the Special Committee is aware, Allen & Company in the past has provided, and in the future may provide, investment banking services to Castlight unrelated to the Transaction, for which services Allen & Company has received and/or may receive compensation. In the ordinary course, Allen & Company as a broker-dealer and market maker and certain of Allen & Company’s affiliates, directors and officers (including senior members of the deal team assisting in providing Allen & Company’s financial advisory services to Castlight in connection with the proposed Transaction) have invested or may invest, hold long

The Special Committee of the Board of Directors
Castlight Health, Inc.
January 4, 2017

or short positions and may trade, either on a discretionary or non-discretionary basis, for their own account or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of Castlight and/or its affiliates. The issuance of this opinion has been approved by Allen & Company’s fairness opinion committee.
Our opinion as expressed herein reflects and gives effect to our general familiarity with Castlight and Jiff as well as information that we received during the course of this assignment, including information provided by the managements of Castlight and Jiff in the course of discussions relating to the Transaction as more fully described below. In arriving at our opinion, we neither conducted a physical inspection of the properties or facilities of Castlight, Jiff or any other entity nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Castlight, Jiff or any other entity, or conducted any analysis concerning the solvency or fair value of Castlight, Jiff or any other entity.
In arriving at our opinion, we have, among other things:

(i)	reviewed the financial terms and conditions of the Transaction as reflected in an execution version, provided to us on January 4, 2017, of the Agreement;

(ii)
reviewed certain publicly available historical business and financial information relating to Castlight and certain historical business and financial information relating to Jiff, including public filings of Castlight and historical market prices for Castlight Class B Common Stock;

(iii)
reviewed certain financial information relating to Castlight and Jiff, including certain internal financial forecasts, estimates and other financial and operating data relating to Castlight prepared by the management of Castlight for the fiscal years ending December 31, 2016 and December 31, 2017, and certain financial forecasts, estimates and other financial and operating data relating to Jiff prepared by the management of Jiff, as adjusted by the management of Castlight, for the fiscal years ending December 31, 2016 through December 31, 2019;

(iv)	held discussions with the managements of Castlight and Jiff relating to the past and current operations and financial condition and prospects of Castlight and Jiff;

(v)
held discussions with the management of Castlight as to the strategic rationale for, and certain contemplated benefits (including potential cost savings and revenue enhancements) expected by the management of Castlight to result from, the Transaction;

(vi)
reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that we deemed generally relevant in evaluating Castlight and Jiff;

(vii)	reviewed certain publicly available financial information relating to selected transactions that we deemed generally relevant in evaluating the Transaction;

(viii)
reviewed the relative contributions of Castlight and Jiff to certain financial metrics of the pro forma combined company based on the internal financial forecasts, estimates and other financial and operating data of Castlight and Jiff referred to above; and

(ix)	conducted such other financial analyses and investigations as we deemed necessary or appropriate for purposes of the opinion expressed herein.

The Special Committee of the Board of Directors
Castlight Health, Inc.
January 4, 2017

In rendering our opinion, we have relied upon and assumed, with your consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to us from public sources, provided to or discussed with us by Castlight, Jiff and/or their respective representatives or otherwise reviewed by us. We have been advised by Jiff that certain audited financial statements relating to Jiff will be provided to Castlight prior to the closing of the Transaction and we have assumed, at your direction, that such financial statements will not reflect any information that would have a meaningful impact in any respect on our analyses or opinion. With respect to the financial forecasts, estimates and other financial and operating data (as adjusted, in the case of Jiff, by the management of Castlight) that we have been directed to utilize for purposes of our analyses, we have been advised by the managements of Castlight and Jiff, and we have assumed, at your direction, that such financial forecasts, estimates and other financial and operating data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements, as the case may be, as to the future financial and operating performance of Castlight and Jiff and the other matters covered thereby. We also have assumed, with your consent, that the financial results reflected in the financial forecasts, estimates and other financial and operating data utilized in our analyses will be realized in the amounts and at the times projected and, consistent with such financial forecasts, estimates and other financial and operating data and at the direction of the management of Castlight, that the conditions set forth in the Agreement with respect to the earnout payments will not be satisfied and, accordingly, that no portion of such earnout payments will be made. We assume no responsibility for and express no view or opinion as to any financial forecasts, estimates or other financial or operating data or the assumptions on which they are based. We have relied, at your direction, upon the assessments of the managements of Castlight and Jiff as to, among other things, (i) the potential impact on Castlight and Jiff of certain market, seasonal, cyclical, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the healthcare information technology solutions and services industry, (ii) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace key employees, customers, suppliers, channel partners and other commercial relationships of Castlight and Jiff, (iii) the technology and intellectual property of Castlight and Jiff (including risks related thereto) and (iv) the ability to integrate the businesses of Jiff and Castlight. We have assumed, with your consent, that there will be no developments with respect to any such matters, or adjustments with respect to the Aggregate Base Consideration, that would have an adverse effect on Castlight, Jiff or the Transaction (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.
Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof. As you are aware, the credit, financial and stock markets, and the industries in which Castlight and Jiff operate, have experienced and continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on Castlight, Jiff or the Transaction (including the contemplated benefits thereof).
It is understood that this opinion is intended for the benefit and use of the Special Committee (in its capacity as such) in connection with its evaluation of the Aggregate Base Consideration from a financial point of view to Castlight. This opinion does not constitute a recommendation as to the course of action that Castlight (or its Board of Directors or the Special Committee) should pursue in connection with the Transaction or otherwise address the merits of the underlying decision by Castlight to engage in the Transaction, including in comparison to other strategies or transactions that might be available to Castlight or in which Castlight might engage or consider. This opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Transaction or otherwise. We do not express any opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or consideration payable to any officers,

The Special Committee of the Board of Directors
Castlight Health, Inc.
January 4, 2017

directors or employees of any party to the Transaction, or any class of such persons or any other party, relative to the Aggregate Base Consideration or otherwise. We are not expressing any opinion as to the actual value of Castlight Class B Common Stock when issued in the Transaction or the prices at which Castlight Class B Common Stock (or any other securities of Castlight) or any securities of Jiff may trade or otherwise be transferable at any time.
In addition, we do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, regulatory, tax or accounting matters, as to which we understand that Castlight obtained such advice as it deemed necessary from qualified professionals. We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers, decrees and agreements for the Transaction, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, will be imposed or occur that would have an adverse effect on Castlight, Jiff or the Transaction (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed, with your consent, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We further have assumed, with your consent, that the final executed Agreement will not differ from the execution version reviewed by us in any respect meaningful to our analyses or opinion.
Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, to Castlight of the Aggregate Base Consideration to be paid by Castlight pursuant to the Agreement (to the extent expressly specified herein). Our opinion does not address any other terms, aspects or implications of the Transaction, including, without limitation, the form or structure of the Transaction, the form of or any adjustments to the Aggregate Base Consideration, any earnout payments, expense fund, indemnification or escrow arrangements or any stockholder agreement or other agreement, arrangement or understanding entered into in connection with or contemplated by the Transaction or otherwise.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Base Consideration to be paid by Castlight pursuant to the Agreement is fair, from a financial point of view, to Castlight.

Very truly yours,

ALLEN & COMPANY LLC

Annex C
Section 262 of the Delaware General Corporation Law
§ 262 APPRAISAL RIGHTS
(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1)    Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)    In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."
(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e) and (g) of this section, shall apply as nearly as is practicable.
(d)    Appraisal rights shall be perfected as follows:
(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)    If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.
(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Officers and Directors
Section 145 of the DGCL authorizes a court to award or a corporation’s board to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Castlight’s certificate of incorporation contains a provision eliminating the personal liability of its directors to Castlight or its stockholders for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. Castlight’s bylaws provide for the mandatory indemnification of Castlight’s directors and officers to the maximum extent permitted by Delaware law. In addition, Castlight’s bylaws give it the power to indemnify its employees and agents to the maximum extent permitted by Delaware law.
Under the terms of the merger agreement, for a period of six years following the completion of the merger, Castlight will indemnify and hold harmless, reimburse, exculpate from liability, and advance expenses to all current or former directors or officers of Jiff to the same extent and on the same terms as such persons are entitled to indemnification, reimbursement, exculpation or expense advancement by Jiff as of the date of the merger agreement, whether pursuant to applicable documents, individual indemnification agreements, by applicable law or otherwise, for acts or omissions or matters that occurred or arose at or prior to the completion of the merger (regardless of whether any proceeding relating to any D&O Indemnified Party’s rights to indemnification, exculpation, or expense advancement with respect to any such matters, acts, or omissions is commenced before or after the completion of the merger). Jiff must also cause coverage to be extended under the directors’ and officers’ insurance policy maintained by Jiff as of the date of the merger agreement with respect to any actions or omissions by any current or former officers or directors of Jiff occurring prior to the completion of the merger, by obtaining a related “tail” policy that has an effective term of six years from the completion of the merger, with coverage in amount and scope at least as favorable as Jiff’s existing coverage.
Item 21. Exhibits and Financial Statement Schedules

(1)	The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Exhibit Description
2.1
Agreement and Plan of Merger and Reorganization, dated as of January 4, 2017, by and among Castlight Health, Inc., Neptune Acquisition Subsidiary, Inc. and Jiff, Inc., previously filed (included as Annex A to the joint proxy statement/prospectus/information statement forming part of this registration statement)

3.1	Restated Certificate of Incorporation of Castlight Health, Inc. (incorporated by reference to Exhibit 3.1 to Castlight Health, Inc.’s Form 10-Q filed on May 12, 2014)
3.2	Amended and Restated Bylaws of Castlight Health, Inc. (incorporated by reference to Exhibit 3.1 to Castlight Health, Inc.’s Form 10-Q filed on May 12, 2014)
5.1*	Legal opinion of Fenwick & West LLP
23.1*	Consent of Fenwick & West LLP (included as part of its opinion in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.3	Consent of Frank Rimerman + Co. LLP
24.1	Power of Attorney (included on signature page to this Registration Statement on Form S-4)
99.1*	Form of Proxy for Castlight Health, Inc.
99.2*	Form of Written Consent for Jiff, Inc.
99.3	Consent of Allen & Company LLC
99.4	Consent of John C. Doyle
99.5	Consent of Derek Newell
99.6	Consent of James Currier

* To be filed by amendment.
Item 22. Undertakings
(a) The undersigned registrant hereby undertakes as follows:
(1) That prior to any public reoffering of the securities registered hereunder through use of a proxy statement/prospectus/information statement which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering proxy statement/prospectus/information statement will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2) That every proxy statement/prospectus/information statement (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To respond to requests for information that is incorporated by reference into this proxy statement/prospectus/information statement pursuant to Item 4 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on February 1, 2017.

Castlight Health, Inc.

By:	/s/ Giovanni M. Colella
Giovanni M. Colella
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Giovanni M. Colella and Siobhan Nolan Mangini as the undersigned’s true and lawful attorney-in-fact and agent, with the powers of substitution and revocation, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act of 1933) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in order to effect the same as fully, to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Giovanni M. Colella	Chief Executive Officer and Director (Principal Executive Officer)	February 1, 2017
Giovanni M. Colella
/s/ Siobhan Nolan Mangini	Chief Financial Officer (Principal Financial Officer)	February 1, 2017
Siobhan Nolan Mangini
/s/ Priya Jain	Corporate Controller and Chief Accounting Officer (Chief Accounting Officer)	February 1, 2017
Priya Jain
/s/ Bryan Roberts	Chairman of the Board of Director and Co-Founder	February 1, 2017
Bryan Roberts
/s/ David Ebersman	Director	February 1, 2017
David Ebersman
/s/ Ann Lamont	Director	February 1, 2017
Ann Lamont
Director
Ed Park
/s/ David B. Singer	Director	February 1, 2017
David B. Singer
/s/ Michael L. Eberhard	Director	February 1, 2017
Michael L. Eberhard
Director
Kenny Van Zant

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1
Agreement and Plan of Merger and Reorganization, dated as of January 4, 2017, by and among Castlight Health, Inc., Neptune Acquisition Subsidiary, Inc. and Jiff, Inc., previously filed (included as Annex A to the joint proxy statement/prospectus/information statement forming part of this registration statement)

3.1	Restated Certificate of Incorporation of Castlight Health, Inc. (incorporated by reference to Exhibit 3.1 to Castlight Health, Inc.’s Form 10-Q filed on May 12, 2014)
3.2	Amended and Restated Bylaws of Castlight Health, Inc. (incorporated by reference to Exhibit 3.1 to Castlight Health, Inc.’s Form 10-Q filed on May 12, 2014)
5.1*	Legal opinion of Fenwick & West LLP
23.1*	Consent of Fenwick & West LLP (included as part of its opinion in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.3	Consent of Frank Rimerman + Co. LLP
24.1	Power of Attorney (included on signature page to this Registration Statement on Form S-4)
99.1*	Form of Proxy for Castlight Health, Inc.
99.2*	Form of Written Consent for Jiff, Inc.
99.3	Consent of Allen & Company LLC
99.4	Consent of John C. Doyle
99.5	Consent of Derek Newell
99.6	Consent of James Currier
* To be filed by amendment.